As filed with the Securities and Exchange Commission on November 12, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACE Convergence Acquisition Corp.*

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands* (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification Number)

1013 Centre Road, Suite 403S

Wilmington, DE 19805

Telephone: (302) 633-2102

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Behrooz Abdi

Chief Executive Officer

c/o ACE Convergence Acquisition Corp.

1013 Centre Road, Suite 403S

Wilmington, DE 19805

Telephone: (302) 633-2102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregg A. Noel Michael J. Mies Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue, Suite 1400 Palo Alto, CA 94301 (650) 470-4500	Ryan J. Maierson Thomas G. Brandt Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, TX 77002 (713) 546-5400	Patrick H. Shannon Latham & Watkins LLP 555 Eleventh Street, NW, Suite 1000 Washington, D.C. 20004 (202) 637-2200

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the Business Combination described in the enclosed proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

*         Prior to the consummation of the Merger described herein, the Registrant intends to effect a deregistration under Article 206 of the Cayman Islands Companies Act (as amended) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. All securities being registered will be issued by ACE Convergence Acquisition Corp. (after its domestication as a corporation incorporated in the State of Delaware), the continuing entity following the Domestication, which will be renamed “Tempo Automation Holdings, Inc.”

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per security		Proposed maximum aggregate offering price		Amount of registration fee
Common stock(2)(3)	28,750,000	$9.98	(4)	$286,925,000.00	(4)	$26,597.95
Redeemable Warrants(2)(5)	11,500,000	$1.23	(6)	$14,145,000.00	(6)	$1,311.24
Common stock(2)(7)	55,973,271	N/A	(8)	$186.58		$0.02
Warrants(2)(9)	3,657,529	N/A	(8)	$12.91		$0.00
Common stock(2)(10)	9,400,000	$31.08	(11)	$292,152,000.00	(11)	$27,082.49
Common stock(2)(12)	2,843,478	$32.25	(13)	$91,702,173.91		$8,500.79
Total				$684,924,372.68		$63,492.49
(1)

Immediately prior to the consummation of the Merger described in the proxy statement/prospectus forming part of this registration statement (this “proxy statement/prospectus”), ACE Convergence Acquisition Corp., a Cayman Islands exempted company (“ACE”), intends to effect a deregistration under the Cayman Islands Companies Act (as amended) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which ACE’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by ACE (after the Domestication), the continuing entity following the Domestication, which will be renamed “Tempo Automation Holdings, Inc.” (“New Tempo”), as further described in the proxy statement/prospectus. As used herein, “New Tempo” refers to ACE after the Domestication, including after such change of name.

(2)

Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

The number of shares of common stock of New Tempo being registered represents (i) the number of Class A ordinary shares of ACE (including the Class A ordinary shares of ACE that were included in the units issued in ACE’s initial public offering) that were registered pursuant to the Registration Statement on Form S-1 (333-239716) (the “IPO Registration Statement”) and offered by ACE in its initial public offering (the “ACE public shares”) and (ii) the number of Class B ordinary shares of ACE that were issued in a private placement prior to its initial public offering to ACE Convergence Acquisition LLC (the “Sponsor”) and certain directors and officers of ACE (the “ACE founder shares”). The ACE public shares and ACE founder shares automatically will be converted by operation of law into shares of common stock of New Tempo in the Domestication on a one-for-one basis (“New Tempo public shares”).

(4)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares of ACE (the company to which New Tempo will succeed following the Domestication) on The Nasdaq Stock Market LLC (“Nasdaq”) on November 9, 2021 ($9.98 per Class A ordinary share) (such date being within five business days of the date that this registration statement was first filed with the U.S. Securities and Exchange Commission (the “SEC”)). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(5)

The number of redeemable warrants to acquire shares of common stock of New Tempo being registered represents the number of redeemable warrants to acquire Class A ordinary shares of ACE that were registered pursuant to the IPO Registration Statement and offered by ACE in its initial public offering (the “ACE public warrants”). The ACE public warrants automatically will be converted by operation of law into redeemable warrants to acquire shares of common stock of New Tempo in the Domestication (“New Tempo public warrants”).

(6)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the warrants of ACE (the company to which New Tempo will succeed following the Domestication) on Nasdaq on November 8, 2021 ($1.23 per warrant) (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(7)

The number of shares of common stock of New Tempo being registered represents the sum of (a) 41,705,814 shares of New Tempo common stock expected to be issued in connection with the Merger described herein (which includes a maximum of 7,500,000 earnout shares of New Tempo common stock that may be paid to Tempo existing shareholders in certain circumstances in accordance with the Merger Agreement) and (b) 14,267,458 shares of New Tempo common stock issuable upon the exercise of the New Tempo stock options resulting from the automatic conversion of Tempo Automation, Inc. (“Tempo”) stock options into New Tempo stock options in the Merger, in each case outstanding as of November 8, 2021.

(8)

Estimated solely for purpose of calculating the registration fee. Tempo is a private company, no market exists for its securities, and it has an accumulated deficit as of June 30, 2021, the date of the latest consolidated balance sheet for Tempo in the proxy statement/prospectus included in this registration statement. Therefore, the proposed maximum aggregate offering price for these securities is one-third of the aggregate par value of the Tempo securities expected to be exchanged in the Merger, including Tempo securities issuable upon the exercise of options. This calculation is in accordance with Rule 457(f)(2) of the Securities Act.

(9)

The number of warrants to acquire shares of common stock of New Tempo being registered represents the total number of warrants to acquire common stock of Tempo that are outstanding and unexercised as of November 8, 2021 which may be assumed and converted into warrants exercisable to receive shares of common stock of New Tempo at the effective time of the Merger. Tempo will use its commercially reasonable efforts to cause the holder of each outstanding and unexercised warrant of Tempo to exercise such warrants in exchange for shares of Tempo common stock immediately prior to the effective time of the Merger.

(10)

The number of shares of common stock of New Tempo being registered represents the number of shares of common stock of New Tempo to be issued to eligible equityholders of Compass AC Holdings, Inc. (“Advanced Circuits”) pursuant to New Tempo’s acquisition of 100% of the issued and outstanding interests of Advanced Circuits equal to the sum of (a) 7,000,000 shares of New Tempo common stock expected to be issued in connection with the Merger described herein and (b) a maximum of 2,400,000 earnout shares of New Tempo common stock that may be paid in certain circumstances in accordance with the Compass AC Merger Agreement (as defined herein).

(11)

Advanced Circuits is wholly owned by Compass Group Diversified Holdings, LLC (“CODI”), which is listed on the New York Stock Exchange (“NYSE”) under the symbol “CODI.”Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the CODI stock on the NYSE on November 9, 2021 ($31.08 per share) (such date being within five business days of the date that this registration statement was first filed with the SEC. This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(12)

The number of shares of common stock of New Tempo being registered represents the number of shares of common stock of New Tempo to be issued to eligible equityholders of Whizz Systems, Inc. (“Whizz”) pursuant to New Tempo’s acquisition of 100% of the issued and outstanding interests of Whizz equal to (a) 1,800,000 shares of New Tempo common stock expected to be issued in connection with the Merger described herein and (b) a maximum of 1,043,478 earnout shares of New Tempo common stock that may be paid in certain circumstances in accordance with the Whizz Purchase Agreement (as defined herein).

(13)

Estimated solely for purpose of calculating the registration fee. Whizz is a private company and no market exists for its securities. Therefore, the proposed maximum aggregate offering price for these securities is the book value for such securities as of June 30, 2021, the date of the latest consolidated financial statements for Whizz in the proxy statement/prospectus included in this registration statement. This calculation is in accordance with Rule 457(f)(2) of the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/ prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 12, 2021

PROXY STATEMENT FOR

EXTRAORDINARY GENERAL MEETING OF

ACE CONVERGENCE ACQUISITION CORP.

(A CAYMAN ISLANDS EXEMPTED COMPANY)

PROSPECTUS FOR

96,966,750 SHARES OF COMMON STOCK AND

15,157,529 WARRANTS OF

ACE CONVERGENCE ACQUISITION CORP.

(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF

DELAWARE), THE CONTINUING ENTITY FOLLOWING THE DOMESTICATION, WHICH WILL

BE RENAMED “TEMPO AUTOMATION HOLDINGS, INC.” IN CONNECTION WITH THE

BUSINESS COMBINATION DESCRIBED HEREIN

The disinterested members of the board of directors of ACE Convergence Acquisition Corp., a Cayman Islands exempted company (“ACE”), have approved (1) the domestication of ACE as a Delaware corporation (the “Domestication” and ACE, immediately after the Domestication, “New Tempo”); (2) the merger (the “Merger” and, together with the Domestication, the “Business Combination”) of ACE Convergence Subsidiary Corp. (“Merger Sub”), a Delaware corporation and a direct wholly owned subsidiary of ACE, with and into Tempo Automation, Inc., a Delaware corporation (“Tempo”), with Tempo surviving the Merger as a wholly owned subsidiary of New Tempo, pursuant to the terms of the Agreement and Plan of Merger, dated as of October 13, 2021, by and among ACE, Merger Sub and Tempo, attached to this proxy statement/prospectus as Annex A (as amended from time to time, the “Merger Agreement”), as more fully described elsewhere in this proxy statement/prospectus; and (3) the other transactions contemplated by the Merger Agreement and documents related thereto. In connection with the Business Combination, ACE will change its name to “Tempo Automation Holdings, Inc.”

As a result of and upon the effective time of the Domestication, among other things, (1) each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of ACE (the “ACE Class A ordinary shares”), and Class B ordinary shares, par value $0.0001 per share, of ACE (the “ACE Class B ordinary shares”) will convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of New Tempo (the “New Tempo common stock”); (2) each of the then issued and outstanding redeemable warrants of ACE (the “ACE warrants”) will convert automatically into a redeemable warrant to acquire one share of New Tempo common stock (the “New Tempo warrant”); and (3) each of the then issued and outstanding units of ACE that have not been previously separated into the underlying ACE Class A ordinary shares and underlying ACE warrants upon the request of the holder thereof (the “ACE units”), will be cancelled and will entitle the holder thereof to one share of New Tempo common stock and one-half of one New Tempo warrant. Accordingly, this proxy statement/prospectus covers (1) 28,750,000 shares of New Tempo common stock to be issued in the Domestication and (2) 11,500,000 New Tempo warrants to be issued in the Domestication.

As a result of and upon the Closing (as defined below), among other things, all outstanding shares of Tempo common stock (after giving effect to the Tempo Preferred Conversion (as defined below), as more fully described elsewhere in this proxy statement/prospectus) as of immediately prior to the Closing, and outstanding options to purchase shares of Tempo common stock (“Tempo Options”) as of immediately prior to the Closing that will be converted into options to purchase shares of New Tempo common stock, will be cancelled in exchange for the right to receive (or, in the case of the Tempo Options, New Tempo stock options covering) (i) shares of New Tempo common stock and (ii) the right to receive a number of Tempo Earnout Shares (as defined below). See “Business Combination Proposal — Consideration — Treatment of Tempo Options.” Additionally, Tempo has undertaken to use its commercially reasonable efforts to cause the holder of each outstanding and unexercised warrant of Tempo to purchase shares of Tempo common stock (“Tempo warrants”) to exercise such Tempo warrant in exchange for shares of Tempo common stock immediately prior to the effective time of the Merger. Holders of Tempo warrants may elect not to exercise such Tempo warrants in exchange for shares of Tempo common stock prior to the effective time of the Merger. Any Tempo warrants that remain issued and outstanding as of immediately prior to the Effective Time will be converted into warrants to purchase shares of New Tempo common stock on substantially similar terms to the Tempo warrants.

The ACE units, ACE Class A ordinary shares and ACE warrants are currently listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “ACEVU,” “ACEV” and “ACEVW,” respectively. ACE will apply for listing, to be effective at the time of the Business Combination, of New Tempo common stock and New Tempo warrants on Nasdaq under the proposed symbols “TMPO” and “TMPOW,” respectively.

This proxy statement/prospectus provides shareholders of ACE with detailed information about the proposed business combination and other matters to be considered at the extraordinary general meeting of ACE. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 55 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated                     , 2022, and

is first being mailed to ACE’s shareholders on or about                     , 2022.

ACE CONVERGENCE ACQUISITION CORP.

A Cayman Islands Exempted Company

(Company Number 361468)

1013 Centre Road, Suite 403S

Wilmington, Delaware 19805

Dear ACE Convergence Acquisition Corp. Shareholders:

You are cordially invited to attend the extraordinary general meeting (the “extraordinary general meeting”) of ACE Convergence Acquisition Corp., a Cayman Islands exempted company (“ACE” and, after the Domestication, as described below, “New Tempo”), at            , Eastern Time, on,            2022, at the offices of      located at     , or virtually via live webcast at or at such other time, on such other date and at such other place to which the meeting may be adjourned.

At the extraordinary general meeting, ACE shareholders will be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal,” to approve and adopt the Agreement and Plan of Merger, dated as of October 13, 2021 (as the same may be amended from time to time, the “Merger Agreement”), by and among ACE, ACE Convergence Subsidiary Corp. (“Merger Sub”) and Tempo Automation, Inc. (“Tempo”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A. The Merger Agreement provides for, among other things, following the Domestication of ACE to Delaware as described below, the merger of Merger Sub with and into Tempo (the “Merger”), with Tempo surviving the Merger as a wholly owned subsidiary of New Tempo, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in the accompanying proxy statement/prospectus.

As a condition to the consummation of the Merger, the disinterested members of the board of directors of ACE have approved a change of ACE’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Merger, the “Business Combination”). As described in this proxy statement/prospectus, you will be asked to consider and vote upon a proposal to approve the Domestication (the “Domestication Proposal”). In connection with the consummation of the Business Combination, ACE will change its name to “Tempo Automation Holdings, Inc.” As used in the accompanying proxy statement/prospectus, “New Tempo” refers to ACE after the Domestication as well as after the Business Combination, including after such change of name, as applicable.

As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of ACE (the “ACE Class A ordinary shares”), will convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of New Tempo (the “New Tempo common stock”), (2) each of the then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of ACE (the “ACE Class B ordinary shares”), will convert automatically, on a one-for-one basis, into a share of New Tempo common stock, (3) each of the then issued and outstanding redeemable warrants of ACE (the “ACE warrants”) will convert automatically into a redeemable warrant to acquire one share of New Tempo common stock (the “New Tempo warrants”) pursuant to the Warrant Agreement, dated July 27, 2020, between ACE and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent, and (4) each of the then issued and outstanding units of ACE that have not been previously separated into the underlying ACE Class A ordinary shares and underlying ACE warrants upon the request of the holder thereof (the “ACE units”), will be cancelled and will entitle the holder thereof to one share of New Tempo common stock and one-half of one New Tempo warrant. As used herein, “public shares” shall mean the ACE Class A ordinary shares (including those that underlie the ACE units) that were registered pursuant to the Registration Statement on Form S-1 (333-239716) and the shares of New Tempo common stock issued as a matter of law upon the conversion thereof on the effective date of the Domestication. For further details, see “Domestication Proposal.”

You will also be asked to consider and vote upon (1) four separate proposals to approve material differences between ACE’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”) and the proposed certificate of incorporation and bylaws of New Tempo (collectively, the “Organizational Documents Proposals”), (2) a proposal to elect directors who, upon consummation of the Business Combination, will be the directors of New Tempo (the “Director Election Proposal”), (3) a proposal to approve, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of New Tempo common stock to (a) the PIPE Investors pursuant to the PIPE Investment, (b) the Tempo Stockholders pursuant to the Merger Agreement, (c) the eligible Advanced Circuits equityholders pursuant to the

Advanced Circuits Merger Agreement and (d) the eligible Whizz equityholders pursuant to the Whizz Purchase Agreement (the “Stock Issuance Proposal”), (4) a proposal to approve and adopt the Tempo Automation Holdings, Inc. 2022 Incentive Award Plan (the “Incentive Award Plan Proposal”), (5) a proposal to approve and adopt the Tempo Automation Holdings, Inc. 2022 Employee Stock Purchase Plan (the “ESPP Proposal”) and (6) a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”). The Business Combination will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the ESPP Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

As a result of and upon the closing of the Business Combination (the “Closing”), among other things, all outstanding shares of Tempo common stock (after giving effect to the Tempo Preferred Conversion, as defined below and as described elsewhere in this proxy statement/prospectus) as of immediately prior to the Closing, and, together with shares of Tempo common stock reserved in respect of outstanding options to purchase shares of Tempo common stock (“Tempo Options”) as of immediately prior to the Closing that will be converted into awards based on New Tempo common stock, will be cancelled in exchange for the right to receive, or the reservation of (in the case of the Tempo Options, if and to the extent earned and subject to their respective terms), an aggregate of approximately 53,600,000 shares of New Tempo common stock (at a deemed value of $10.00 per share) equal to the remainder of (a) the quotient obtained by dividing (i) $658,434,783 (the “Base Purchase Price”) by (ii) $10.00, less (b) the maximum aggregate number of shares of New Tempo common stock issuable as Whizz Consideration and Advanced Circuits Consideration (in each case, as defined below and as described elsewhere in this proxy statement/prospectus), including, as applicable, a number of Tempo Earnout Shares (as defined below and as described elsewhere in this proxy statement/ prospectus). Additionally, Tempo has undertaken to use its commercially reasonable efforts to cause the holder of each outstanding and unexercised warrant of Tempo to purchase shares of Tempo common stock (“Tempo warrants”) to exercise such Tempo warrant in exchange for shares of Tempo common stock immediately prior to the effective time of the Merger. Holders of Tempo warrants may elect not to exercise such Tempo warrants in exchange for shares of Tempo common stock prior to the effective time of the Merger. Any Tempo warrants that remain issued and outstanding as of immediately prior to the Effective Time will be converted into warrants to purchase shares of New Tempo common stock on substantially similar terms to the Tempo warrants.

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the date of the Closing of the Business Combination (the “Closing Date”), including (i) the Sponsor Support Agreement, (ii) the Tempo Holders Support Agreement, (iii) the Amended and Restated Registration Rights Agreement, (iv) the Lock-Up Agreements, (v) the PIPE Common Stock Subscription Agreements, (vi) the PIPE Convertible Note Subscription Agreements, and (vii) the Backstop Subscription Agreement. For additional information, see “Business Combination Proposal — Related Agreements” in the accompanying proxy statement/prospectus.

Pursuant to the Cayman Constitutional Documents, a holder of public shares (a “public shareholder”), which excludes shares held by the Sponsor, may request that ACE redeem all or a portion of such shareholder’s public shares for cash if the Business Combination is consummated. Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public shareholders may elect to redeem their public shares even if they vote “for” the Business Combination Proposal or any other Condition Precedent Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company (“Continental”), ACE’s transfer agent, New Tempo will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of New Tempo common stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of ACE — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares without the prior consent of ACE. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash without the prior consent of ACE.

The Sponsor and ACE’s directors, officers, and certain other initial shareholders have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, dated as of October 13, 2021, a copy of which is attached as Annex B to this proxy statement/prospectus (the “Sponsor Support Agreement”), and to waive their redemption rights with respect to all of the founder shares and any ordinary shares held by them in connection with the consummation of the Business Combination, subject to the terms and conditions contemplated in the letter agreement, dated as of July 27, 2020. The founder shares and ordinary shares held by the Sponsor (including ACE’s directors, officers, and such other initial shareholders) will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor (including ACE’s directors, officers, and such other initial shareholders) owns 20.0% of the issued and outstanding ordinary shares. If ACE is not able to complete the Business Combination with Tempo or another business combination by January 30, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), then the Sponsor and ACE’s directors, officers, and such other initial shareholders will be entitled to liquidating distributions from the trust account with respect to any public shares they hold.

The Merger Agreement provides that the obligations of Tempo to consummate the Merger are conditioned on, among other things, that as of the Closing, (i) the amount of cash available in the trust account, after deducting the amount required to satisfy ACE’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents (but prior to the payment of any (x) deferred underwriting commissions being held in the trust account and (y) transaction expenses of ACE and Tempo) (such amount, the “Trust Amount”), plus (ii) the PIPE Investment Amount (as defined herein) actually received by ACE prior to or substantially concurrently with the Closing Date (as defined herein), plus (iii) the Available Credit Amount (as defined herein), plus (iv) the Available Cash Amount (the sum of (i), (ii), (iii) and (iv), the “Available Acquiror Cash”), is at least equal to $320.0 million (the “Minimum Available Acquiror Cash Amount” and, such condition, the “Minimum Cash Condition”). This condition is for the sole benefit of Tempo. If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, the Merger Agreement provides that the obligations of ACE, Merger Sub and Tempo to consummate the Merger are conditioned on, among other things, that pursuant to the Cayman Constitutional Documents, in no event will ACE redeem public shares in an amount that would cause ACE’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.

The Merger Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus (including the absence of a material adverse effect on Tempo and the approval of the Merger Agreement and the transactions contemplated thereby, by the (i) affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Tempo capital stock voting as a single class and on an as-converted basis, (ii) the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Tempo Preferred Stock, voting as a single class and on an as-converted basis, and (iii) all conditions of the closing of each of the Tempo Add-On Acquisitions (as defined below) being satisfied or waived and each of the Tempo Add-On Acquisitions being prepared to be consummated immediately after the Closing). There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement.

ACE is providing the accompanying proxy statement/prospectus and accompanying proxy card to ACE’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by ACE’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of ACE’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 55 of this proxy statement/prospectus.

After careful consideration, the disinterested members of the board of directors of ACE have approved the Business Combination and recommends that shareholders vote “FOR” adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to ACE’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of ACE, you should keep in mind that ACE’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Business Combination Proposal — Interests of ACE’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

The approval of each of the Domestication Proposal and Organizational Documents Proposals requires the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Business Combination Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal and the Adjournment Proposal require the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Your vote is very important.  Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO ACE’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of ACE’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Behrooz Abdi Chief Executive Officer and Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated                   , 2022 and is first being mailed to shareholders on or about                   , 2022.

ACE CONVERGENCE ACQUISITION CORP.

A Cayman Islands Exempted Company

(Company Number 361468)

1013 Centre Road, Suite 403S

Wilmington, Delaware 19805

NOTICE OF EXTRAORDINARY GENERAL MEETING

TO BE HELD ON                   , 2022

TO THE SHAREHOLDERS OF ACE CONVERGENCE ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of ACE Convergence Acquisition Corp., a Cayman Islands exempted company, company number 361468 (“ACE”), will be held at a.m., Eastern Time, on      , 2022, at the offices of      located at      , or virtually via live webcast at      . You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

●	Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve by ordinary resolution and adopt the Agreement and Plan of Merger, dated as of October 13, 2021 (as amended from time to time, the “Merger Agreement”), by and among ACE, Merger Sub and Tempo, a copy of which is attached to this proxy statement/prospectus as Annex A. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Tempo (the “Merger”), with Tempo surviving the Merger as a wholly owned subsidiary of ACE, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus (the “Business Combination Proposal”);
●	Proposal No. 2 — The Domestication Proposal — to consider and vote upon a proposal to approve by special resolution, the change of ACE’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Merger, the “Business Combination”) (the “Domestication Proposal”);
●	Organizational Documents Proposals — to consider and vote upon the following four separate proposals (collectively, the “Organizational Documents Proposals”) to approve by special resolution, the following material differences between ACE’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”) and the proposed new certificate of incorporation (“Proposed Certificate of Incorporation”) and the proposed new bylaws (“Proposed Bylaws”) of ACE Convergence Acquisition Corp. (a corporation incorporated in the State of Delaware, each to be effective upon the Domestication and the filing with and acceptance by the Secretary of State of Delaware of the certificate of domestication in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”)), which will be renamed “Tempo Automation Holdings, Inc.” in connection with the Business Combination (ACE after the Domestication, including after such change of name, is referred to herein as “New Tempo”):
(A)

Proposal No. 3 — Organizational Documents Proposal A — to authorize the change in the authorized capital stock of ACE from 500,000,000 Class A ordinary shares, par value $0.0001 per share (the “ACE Class A ordinary shares”), 50,000,000 Class B ordinary shares, par value $0.0001 per share (the “Class B ordinary shares” and, together with the Class A ordinary shares, the “ordinary shares”), and 5,000,000 preference shares, par value $0.0001 per share (the “ACE preferred shares”), to      shares of common stock, par value $0.0001 per share, of New Tempo (the “New Tempo common stock”) and      shares of preferred stock, par value $0.0001 per share, of New Tempo (the “New Tempo preferred stock”) (“Organizational Documents Proposal A”);

(B)

Proposal No. 4 — Organizational Documents Proposal B — to authorize the board of directors of New Tempo (the “Board”) to issue any or all shares of New Tempo preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the Board and as may be permitted by the DGCL (“Organizational Documents Proposal B”);

(C)

Proposal No. 5 — Organizational Documents Proposal C — to provide that the Board be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term (“Organizational Documents Proposal C”); and

(D)

Proposal No. 6 — Organizational Documents Proposal D — to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex J and Annex K, respectively), including (1) changing the corporate name from “ACE Convergence Acquisition Corp.” to “Tempo Automation Holdings, Inc.,” (2) adopting Delaware as the exclusive forum for certain stockholder litigation, (3) removing certain provisions related to ACE’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which ACE’s board of directors believes is necessary to adequately address the needs of New Tempo after the Business Combination, (4) providing that no action shall be taken by stockholders of New Tempo, except at an annual or special meeting of stockholders, (5) removing limitations on the corporate opportunity doctrine, (6) requiring the approval of the holders of 66 2/3% of the then-outstanding capital stock of New Tempo to amend specified provisions of the Proposed Certificate of Incorporation, and (7) requiring the approval of the Board or the holders of 66 2/3% of the then-outstanding capital stock of New Tempo to amend the Proposed Bylaws (“Organizational Documents Proposal D”);

●	Proposal No. 7 — The Director Election Proposal — to consider and vote upon a proposal to approve by ordinary resolution, assuming the Business Combination Proposal, the Domestication Proposal and the Organizational Documents Proposals are approved, the election of directors who, upon consummation of the Business Combination, will be the directors of New Tempo (the “Director Election Proposal”), to be effective as of the Closing;
●	Proposal No. 8 — The Stock Issuance Proposal — to consider and vote upon a proposal to approve by ordinary resolution for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of New Tempo common stock to (a) the PIPE Investors pursuant to the PIPE Investment, (b) the Tempo Stockholders pursuant to the Merger Agreement, (c) the eligible Advanced Circuits equityholders pursuant to the Advanced Circuits Merger Agreement and (d) the eligible Whizz equityholders pursuant to the Whizz Purchase Agreement (the “Stock Issuance Proposal”), to be effective prior to or substantially concurrently with the Closing;
●	Proposal No. 9 — The Incentive Award Plan Proposal — to consider and vote upon a proposal to approve by ordinary resolution, the Tempo Automation Holdings, Inc. 2022 Incentive Award Plan (the “Incentive Award Plan Proposal”), to be effective prior to the Closing Date;
●	Proposal No. 10 — The ESPP Proposal — to consider and vote upon a proposal to approve by ordinary resolution, the Tempo Automation Holdings, Inc. 2022 Employee Stock Purchase Plan (the “ESPP Proposal”), to be effective prior to the Closing Date;
●	Proposal No. 11 — The Adjournment Proposal — to consider and vote upon a proposal to approve by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”), to be effective as of the date of the extraordinary general meeting.

Each of Proposals No. 1 through 10 is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of ordinary shares at the close of business on       , 2022 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.

This proxy statement/prospectus and accompanying proxy card is being provided to ACE’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of ACE’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 55 of this proxy statement/prospectus.

After careful consideration, the disinterested members of the board of directors of ACE have approved the Business Combination and recommends that shareholders vote “FOR” adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to ACE’s shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of ACE, you should keep in mind that ACE’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Business Combination Proposal — Interests of ACE’s Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Cayman Constitutional Documents, a holder of public shares (as defined herein) (a “public shareholder”) may request of ACE that New Tempo redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)	(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;
(ii)	submit a written request to Continental, ACE’s transfer agent, that New Tempo redeem all or a portion of your public shares for cash; and
(iii)	deliver your public shares to Continental, ACE’s transfer agent, electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                   , 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, ACE’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank.

If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, ACE’s transfer agent, New Tempo will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of New Tempo common stock that will be redeemed promptly after consummation of the Business Combination. See “Extraordinary General Meeting of ACE — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of

15% of the public shares without the prior consent of ACE. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash without the prior consent of ACE.

ACE Convergence Acquisition LLC, a Delaware limited liability company and shareholder of ACE (the “Sponsor”), and ACE’s directors, officers and certain other initial shareholders have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, subject to the terms and conditions contemplated by the Sponsor Support Agreement, dated as of October 13, 2021, a copy of which is attached to this proxy statement/prospectus as Annex B (the “Sponsor Support Agreement”) and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any founder shares and ordinary shares held by them, in each case, subject to the terms and conditions contemplated in the letter agreement, dated as of July 27, 2020. The founder shares and ordinary shares held by the Sponsor (including ACE’s directors, officers and such other initial shareholders) will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/ prospectus, the Sponsor (including ACE’s directors, officers and such other initial shareholders) owns 20.0% of the issued and outstanding ordinary shares. If ACE is not able to complete the Business Combination with Tempo or another business combination by January 30, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), then the Sponsor and ACE’s directors, officers and such other initial shareholders will be entitled to liquidating distributions from the trust account with respect to any public shares they hold.

The Merger Agreement provides that the obligations of Tempo to consummate the Merger are conditioned on, among other things, that as of the Closing, (i) the amount of cash available in the trust account, after deducting the amount required to satisfy ACE’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents (but prior to the payment of any (x) deferred underwriting commissions being held in the trust account and (y) transaction expenses of ACE and Tempo) (such amount, the “Trust Amount”), plus (ii) the PIPE Investment Amount (as defined herein) actually received by ACE prior to or substantially concurrently with the Closing Date (as defined herein), plus (iii) the Available Credit Amount (as defined herein), plus (iv) the Available Cash Amount (the sum of (i), (ii), (iii) and (iv), the “Available Acquiror Cash”), is at least equal to $320.0 million (the “Minimum Available Acquiror Cash Amount” and, such condition, the “Minimum Cash Condition”). This condition is for the sole benefit of Tempo. If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, the Merger Agreement provides that the obligations of ACE, Merger Sub and Tempo to consummate the Merger are conditioned on, among other things, that pursuant to the Cayman Constitutional Documents, in no event will ACE redeem public shares in an amount that would cause ACE’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.

The Merger Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus, including the satisfaction or waiver of all conditions of the closing of each of the Tempo Add-On Acquisitions and each of the Tempo Add-On Acquisitions being prepared to be consummated immediately after the Closing. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement.

The approval of each of the Domestication Proposal and Organizational Documents Proposals requires the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Business Combination Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal, and the Adjournment Proposal require the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Your vote is very important.  Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200 or banks and brokers can call collect at (203) 658-9400, or by emailing ACEV.info@investor.morrowsodali.com.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of ACE Convergence Acquisition Corp.,

, 2022

Behrooz Abdi
Chief Executive Officer and Chairman of the Board of Directors

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO ACE’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

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REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other publicly available information concerning ACE, without charge, by written request to Secretary at ACE Convergence Acquisition Corp., 1013 Centre Road, Suite 403S, Wilmington DE 19805, or by telephone request at (302) 633-2102; or Morrow Sodali LLC, ACE’s proxy solicitor, by calling (800) 662-5200 or banks and brokers can call collect at (203) 658-9400, or by emailing ACEV.info@investor.morrowsodali.com, or from the SEC through the SEC website at the address provided above.

In order for ACE’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of ACE to be held on           , 2022, you must request the information no later than                     , 2022, five business days prior to the date of the extraordinary general meeting.

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. ACE does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

●	“2022 Plan” are to the Tempo Automation Holdings, Inc. 2022 Incentive Award Plan;
●	“ACE” are to ACE Convergence Acquisition Corp. prior to its domestication as a corporation in the State of Delaware;
●	“ACE Class A ordinary shares” are to ACE’s Class A ordinary shares, par value $0.0001 per share (prior to the Domestication);
●	“ACE Class B ordinary shares” are to ACE’s Class B ordinary shares, par value $0.0001 per share (prior to the Domestication);
●	“ACE units” and “units” are to the units of ACE, each unit representing one ACE Class A ordinary share and one-half of one redeemable warrant to acquire one ACE Class A ordinary share, that were offered and sold by ACE in its initial public offering and registered pursuant to the IPO registration statement (less the number of units that have been separated into the underlying public shares and underlying warrants upon the request of the holder thereof);
●	“Advanced Circuits” are to Compass AC Holdings, Inc.;
●	“Advanced Circuits Closing Consideration” are to the aggregate amount of cash to be paid, and the aggregate number of shares of New Tempo common stock to be issued, in each case, to the eligible Advanced Circuits equityholders at the Closing pursuant to the Advanced Circuits Merger Agreement;
●	“Advanced Circuits Earnout Consideration” are to the aggregate number of shares of New Tempo common stock to be issued to the eligible Advanced Circuits equityholders if, when and as issuable pursuant to the Advanced Circuits Merger Agreement in the form of shares of New Tempo common stock;
●	“Advanced Circuits Merger Agreement” are to that certain Agreement and Plan of Merger, dated as of October 13, 2021, by and among Tempo, Aspen Acquisition Sub, Inc., Advanced Circuits and Compass Group Diversified Holdings LLC;
●	“Aggregate Fully Diluted Tempo Common Stock” are to (a) the aggregate number of shares of Tempo common stock that are (i) issued and outstanding immediately prior to the Effective Time (after giving effect to the Tempo Preferred Conversion) or (ii) issuable upon, or subject to, the settlement or exercise, as applicable, of Tempo Options that are issued and outstanding immediately prior to the Effective Time minus (b) the shares of Tempo common stock held in the treasury of Tempo, which treasury shares shall be cancelled as part of the Merger, outstanding immediately prior to the Effective Time;
●	“Aggregate Merger Consideration” are to the number of shares of New Tempo common stock equal to the remainder of (a) the quotient obtained by dividing (i) the Base Purchase Price by (ii) $10.00, less (b) the maximum aggregate number of shares of New Tempo common stock issuable as Whizz Consideration and Advanced Circuits Consideration;
●	“Available Acquiror Cash” are to the amount of cash calculated by adding the Trust Amount, the PIPE Investment, the Available Credit Amount and the Available Cash Amount;
●	“Available Cash Amount” are to the cash and cash equivalents of Tempo as of the Closing Date, as estimated in good faith by Tempo two (2) business days prior to the Closing Date;
●	“Available Credit Amount” are to the aggregate amount of funds available to be drawn under the Loan and Security Agreement, as estimated in good faith by Tempo two (2) business days prior to the Closing Date;
●	“Backstop Investment” are to the purchase of up to 2,500,000 shares of New Tempo common stock pursuant to the Backstop Subscription Agreement by certain related parties of ACE to backstop the Minimum Available Acquiror Cash Amount;

●	“Backstop Investor” are to the certain related party of the Sponsor who entered into the Backstop Subscription Agreement;
●	“Backstop Subscription Agreement” are to the subscription agreement pursuant to which the Backstop Investment will be consummated;
●	“Base Purchase Price” are to $658,434,783;
●	“Business Combination” are to the Domestication together with the Merger;
●	“Cayman Constitutional Documents” are to ACE’s Amended and Restated Memorandum and Articles of Association, as amended from time to time;
●	“Cayman Islands Companies Act” are to the Cayman Islands Companies Act (as amended);
●	“Closing” are to the closing of the Business Combination;
●	“Closing Date” are to the date of the Closing;
●	“Company,” “we,” “us” and “our” are to ACE prior to its domestication as a corporation in the State of Delaware and to New Tempo after its domestication as a corporation incorporated in the State of Delaware, including after its change of name to Tempo Automation Holdings, Inc.;
●	“Condition Precedent Approvals” are to approval at the extraordinary general meeting of the Condition Precedent Proposals;
●	“Condition Precedent Proposals” are to the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal and the Incentive Award Plan Proposal and the ESPP Proposal, collectively;
●	“Continental” are to Continental Stock Transfer & Trust Company;
●	“Convertible Note Investment” are to the purchase of up to $25.0 million of ACE’s 12.0% convertible senior notes due 2025 in connection with the Merger;
●	“DGCL” are to the General Corporation Law of the State of Delaware;
●	“Domestication” are to the domestication of ACE Convergence Acquisition Corp. as a corporation incorporated in the State of Delaware in accordance with Section 388 of the DGCL;
●	“Earnout Exchange Ratio” are to the quotient obtained by dividing (i) the 7,500,000 shares of New Tempo common stock to be issued in connection with the Business Combination described herein by (ii) the aggregate fully-diluted number of shares of Tempo common stock issued and outstanding immediately prior to the Business Combination;
●	“Earnout Period” are to the time period between the Closing and the five-year anniversary of the Closing;
●	“Earnout Triggering Event I” are to the first date after the Closing Date, but within the Earnout Period, on which the volume-weighted average trading sale price of one share of New Tempo common stock quoted on Nasdaq is greater than or equal to $12.50 for any twenty trading days within any thirty consecutive trading day period;
●	“Earnout Triggering Event II” are to the first date after the Closing Date, but within the Earnout Period, on which the volume-weighted average trading sale price of one share of New Tempo common stock quoted on Nasdaq is greater than or equal to $15.00 for any twenty trading days within any thirty consecutive trading day period;

●	“Earnout Triggering Event III” are to the first date after the Closing Date, but within the Earnout Period, on which the volume-weighted average trading sale price of one share of New Tempo common stock quoted on Nasdaq is greater than or equal to $18.00 for any twenty trading days within any thirty consecutive trading day period;
●	“Earnout Triggering Events” are to Earnout Triggering Event I, Earnout Triggering Event II and Earnout Triggering Event III;
●	“Effective Time” are to the date and time the Merger becomes effective;
●	“Eligible Tempo Equityholder” are to a holder of (a) a share of Tempo common stock (after giving effect to the Tempo Preferred Conversion) or (b) an unexercised Tempo Option, in each case immediately prior to the Effective Time;
●	“ESPP” are to the Tempo Automation Holdings, Inc. 2022 Employee Stock Purchase Plan;
●	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;
●	“founder shares” are to the ACE Class B ordinary shares purchased by the Sponsor in a private placement prior to the initial public offering, and the ACE Class A ordinary shares that will be issued upon the conversion thereof;
●	“GAAP” are to accounting principles generally accepted in the United States of America;
●	“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;
●	“initial public offering” or “IPO” are to ACE’s initial public offering that was consummated on July 30, 2020;
●	“IPO registration statement” are to the Registration Statement on Form S-1 (333-239716) filed by ACE in connection with its initial public offering, which was declared effective on July 27, 2020;
●	“IRS” are to the U.S. Internal Revenue Service;
●	“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;
●	“Loan and Security Agreement” are to that certain Loan and Security Agreement, dated October 13, 2021, by and among Structural Capital Investments III, LP, Series Structural DCO II, a series of Structural Capital DCO, LLC, SQN Tempo Automation, LLC, SQN Venture Income Fund II, LP, Ocean II PLO LLC and Tempo;
●	“Merger” are to the merger of Merger Sub with and into Tempo, with Tempo surviving the Merger as a wholly owned subsidiary of New Tempo;
●	“Minimum Available Acquiror Cash Amount” are to the Available Acquiror Cash being at least equal to $320.0 million;
●	“Minimum Cash Condition” are to the closing condition, for Tempo’s obligation to consummate the Merger, that the Available Acquiror Cash shall be no less than the Minimum Available Acquiror Cash Amount;
●	“Nasdaq” are to The Nasdaq Capital Market;
●	“New Tempo” are to ACE after the Closing and the closing of the Tempo Add-On Acquisitions;
●	“New Tempo common stock” are to shares of New Tempo common stock, par value $0.0001 per share;
●	“New Tempo Options” are to options to purchase shares of New Tempo common stock;

●	“ordinary shares” are to the ACE Class A ordinary shares and the ACE Class B ordinary shares, collectively;
●	“Person” are to any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;
●	“Per Share Merger Consideration” are to the quotient of (a) the remainder of (i) the Aggregate Merger Consideration minus (ii) 7,500,000 shares of New Tempo common stock, divided by (b) the Aggregate Fully Diluted Tempo Company Common Stock;
●	“PIPE Common Stock Subscription Agreements” are to the subscription agreements pursuant to which the purchase of 8,200,000 shares of New Tempo common stock by the PIPE Investors will be consummated;
●	“PIPE Convertible Note Subscription Agreements” are to the subscription agreements pursuant to which the Convertible Note Investment will be consummated;
●	“PIPE Investment” are to (a) the purchase of up to 8,200,000 shares of New Tempo common stock pursuant to the PIPE Common Stock Subscription Agreements and (b) the Convertible Note Investment;
●	“PIPE Investment Amount” are to the aggregate gross purchase price actually received by ACE prior to or substantially concurrently with Closing for the shares or the convertible senior notes, as applicable, in the PIPE Investment;
●	“PIPE Investors” are to those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements, including Third Party PIPE Investors and Sponsor Related PIPE Investors;
●	“PIPE Subscription Agreements” are to the PIPE Common Stock Subscription Agreements and the PIPE Convertible Note Subscription Agreements pursuant to which the PIPE Investment will be consummated;
●	“private placement warrants” are to the ACE private placement warrants outstanding as of the date of this proxy statement/prospectus and the warrants of New Tempo issued as a matter of law upon the conversion thereof at the time of the Domestication;
●	“pro forma” are to giving pro forma effect to the Business Combination and the other related events contemplated by the Merger Agreement;
●	“Proposed Bylaws” are to the proposed bylaws of New Tempo upon the effective date of the Domestication attached to this proxy statement/prospectus as Annex K;
●	“Proposed Certificate of Incorporation” are to the proposed certificate of incorporation of New Tempo upon the effective date of the Domestication attached to this proxy statement/prospectus as Annex J;
●	“Proposed Organizational Documents” are to the Proposed Certificate of Incorporation and the Proposed Bylaws;
●	“public shareholders” are to holders of public shares, whether acquired in ACE’s initial public offering or acquired in the secondary market;
●	“public shares” are to the ACE Class A ordinary shares (including those that underlie the units) that were offered and sold by ACE in its initial public offering and registered pursuant to the IPO registration statement or the shares of New Tempo common stock issued as a matter of law upon the conversion thereof at the time of the Domestication, as context requires;
●	“public warrants” are to the redeemable warrants (including those that underlie the units) that were offered and sold by ACE in its initial public offering and registered pursuant to the IPO registration statement or the redeemable warrants of New Tempo issued as a matter of law upon the conversion thereof at the time of the Domestication, as context requires;

●	“redemption” are to each redemption of public shares for cash pursuant to the Cayman Constitutional Documents and the Proposed Organizational Documents;
●	“Registration Rights Agreement” are to the Amended and Restated Registration Rights Agreement to be entered into at Closing, by and among New Tempo, the Sponsor, the other parties to the Sponsor Support Agreement and certain former stockholders of Tempo;
●	“Sarbanes-Oxley Act” are to the Sarbanes-Oxley Act of 2002, as amended;
●	“SEC” are to the United States Securities and Exchange Commission;
●	“Securities Act” are to the Securities Act of 1933, as amended;
●	“Sponsor” are to ACE Convergence Acquisition LLC, a Delaware limited liability company;
●	“Sponsor Related PIPE Investors” are to those certain related parties of the Sponsor participating in the PIPE Investment pursuant to the PIPE Subscription Agreements;
●	“Sponsor Support Agreement” are to that certain Support Agreement, dated October 13, 2021, by and among ACE, the Sponsor, certain of ACE’s directors, officers and initial shareholders and Tempo, as amended and modified from time to time;
●	“Tempo” are to Tempo Automation, Inc. prior to the Business Combination;
●	“Tempo Add-On Acquisitions” are to the acquisitions by Tempo of 100% of the issued and outstanding equity interests in each of Advanced Circuits pursuant to the Advanced Circuits Merger Agreement and Whizz pursuant to the Whizz Purchase Agreement, and any related transactions contemplated thereby;
●	“Tempo common stock” are to shares of Tempo common stock, par value $0.00001 per share;
●	“Tempo Earnout Shares” are to those 7,500,000 shares of New Tempo common stock, comprised of three separate tranches of 2,500,000 shares per tranche, issuable to Eligible Tempo Equityholders during the Earnout Period upon the achievement of the applicable Earnout Triggering Events;
●	“Tempo Holders Support Agreement” are to that certain Support Agreement, dated October 13, 2021, by and among ACE, Tempo and certain Tempo Stockholders, as amended and modified from time to time;
●	“Tempo Options” are to options to purchase shares of Tempo common stock granted under the Tempo Automation, Inc. 2015 Incentive Award Plan;
●	“Tempo Stockholders” are to the stockholders of Tempo and holders of Tempo Options prior to the Closing;
●	“Tempo warrant” are to the common warrants, the Series A warrants, Series B warrants and the Series C warrants of Tempo;
●	“Third Party PIPE Investors” are to those certain investors, other than the Sponsor Related PIPE Investors, participating in the PIPE Investment pursuant to the PIPE Subscription Agreements;
●	“trust account” are to the trust account established at the consummation of ACE’s initial public offering at JP Morgan Chase Bank, N.A. and maintained by Continental, acting as trustee;
●	“Trust Agreement” are to the Investment Management Trust Agreement, dated July 27, 2020, by and between ACE and Continental, as trustee;

●	“Trust Amount” are to the amount of cash available in the trust account, after deducting the amount required to satisfy ACE’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents (but prior to the payment of any (x) deferred underwriting commissions being held in the trust account and (y) transaction expenses of ACE and Tempo);
●	“warrants” are to the public warrants and the private placement warrants;
●	“Whizz” are to Whizz Systems, Inc.;
●	“Whizz Closing Consideration” are to the aggregate amount of cash to be paid, and the aggregate number of shares of New Tempo common stock to be issued, in each case to the eligible Whizz equityholders at the Closing pursuant to the Whizz Purchase Agreement;
●	“Whizz Earnout Consideration” are to the aggregate amount of cash to be paid, the aggregate number of shares of New Tempo common stock to be issued, or a combination thereof, to the eligible Whizz equityholders if, when and as payable or issuable pursuant to the Whizz Purchase Agreement; and
●	“Whizz Purchase Agreement” are to that certain Stock Purchase Agreement, dated as of August 13, 2021, by and among Tempo, Whizz and the other parties thereto.

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, all references in this proxy statement/prospectus to ACE Class A ordinary shares, shares of New Tempo common stock or warrants include such securities underlying the units.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of our and Tempo’s management for future operations, including as they relate to the potential Business Combination. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/ prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When we and Tempo discuss strategies or plans, including as they relate to the potential Business Combination, we and Tempo are making projections, forecasts or forward- looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, our and Tempo’s management.

Forward-looking statements in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus may include, for example, statements about:

●	ACE’s ability to complete the Business Combination or, if ACE does not consummate such Business Combination, any other initial business combination;
●	satisfaction or waiver (if applicable) of the conditions to the Merger, including, among other things:
●	the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of ACE and Tempo, (ii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part of, (iii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, (iv) receipt of approval for listing on Nasdaq of the shares of New Tempo common stock to be issued in connection with the Merger, (v) that ACE have at least $5,000,001 of net tangible assets upon Closing and (vi) the absence of any injunctions;
●	the satisfaction or waiver of all conditions of the closing of each of the Tempo Add-On Acquisitions and each of the Tempo Add-On Acquisitions being prepared to be consummated immediately after the Closing;
●	that the amount of cash available in the trust account, after deducting the amount required to satisfy ACE’s obligations to its shareholders (if any) that exercise their rights to redeem their ACE Class A ordinary shares pursuant to the Cayman Constitutional Documents, plus the PIPE Investment Amount, the Available Credit Amount and any applicable amount pursuant to the Backstop Investment actually received by ACE at or prior to the Closing Date, and prior to the payment of any expenses relating to the Business Combination, is at least equal to the Minimum Available Acquiror Cash Amount;
●	the occurrence of any other event, change or other circumstances that could give rise to the termination of the Merger Agreement;
●	the projected financial information, business and operating metrics, anticipated growth rate, and market opportunity of New Tempo;
●	the ability to obtain or maintain the listing of New Tempo common stock and New Tempo warrants on Nasdaq following the Business Combination;
●	our public securities’ potential liquidity and trading;
●	our ability to raise financing in the future;

●	our success in retaining or recruiting, or changes required in, officers, key employees or directors following the completion of the Business Combination;
●	ACE officers and directors allocating their time to other businesses and potentially having conflicts of interest with ACE’s business or in approving the Business Combination;
●	the use of proceeds not held in the trust account or available to us from interest income on the trust account balance;
●	the impact of the regulatory environment and complexities with compliance related to such environment;
●	the impact of the ongoing COVID-19 pandemic;
●	the success of strategic relationships with third parties;
●	Tempo’s ability to execute its business strategy;
●	Tempo’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing;
●	Tempo’s financial performance;
●	Tempo’s ability to achieve the anticipated benefits of the Tempo Add-On Acquisitions;
●	Tempo’s ability to successfully or timely integrate the operations of Whizz and Advanced Circuits with Tempo’s business;
●	The ability of New Tempo to expand or maintain its existing customer base; and
●	other factors detailed under the section titled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us or Tempo. There can be no assurance that future developments affecting us or Tempo will be those that ACE or Tempo have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond ACE’s control or the control of Tempo) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” beginning on page 55 of this proxy statement/prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. ACE and Tempo undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that “ACE believes,” “Tempo believes,” “New Tempo believes,” “we believe” and similar statements reflect our and Tempo’s beliefs and opinions on the relevant subject. These statements are based upon information available to us or Tempo, as the case may be, as of the date of this proxy statement/prospectus, and while we or Tempo, as the case may be, believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that such party has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements as predictions of future events.

Before any ACE shareholder grants its proxy or instructs how its vote should be cast or votes on the proposals to be put to the extraordinary general meeting, such stockholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/ prospectus may adversely affect us.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF ACE

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to ACE’s shareholders. ACE urges shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held at     a.m., Eastern Time, on            , 2022,      at the offices of      located at, or virtually via live webcast. To participate in the extraordinary general meeting, visit and enter the 12 digit control number included on your proxy card. You may register for the meeting as early as      , Eastern Time, on      , 2022. If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the meeting, as described in this proxy statement.

Q:	Why am I receiving this proxy statement/prospectus?
A:

ACE shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Merger Agreement and approve the Business Combination. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Tempo, with Tempo surviving the Merger as a wholly owned subsidiary of New Tempo, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus. See the section titled “Business Combination Proposal” for more detail.

A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read it in its entirety.

As a condition to the Merger, ACE will change its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the DGCL, pursuant to which ACE’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding ACE Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of New Tempo common stock; (2) each of the then issued and outstanding ACE Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of New Tempo common stock; (3) each of the then issued and outstanding ACE warrants will convert automatically into a New Tempo warrant, pursuant to the Warrant Agreement, dated as of July 27, 2020, between ACE and Continental (the “Warrant Agreement”); and (4) each of the then issued and outstanding units of ACE will be cancelled and will entitle the holder thereof to one share of New Tempo common stock and one-half of one New Tempo warrant. See “Domestication Proposal” for additional information.

The provisions of the Proposed Organizational Documents will differ materially from the Cayman Constitutional Documents. Please see “What amendments will be made to the current constitutional documents of ACE?” below.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF ACE AND TEMPO, CAREFULLY AND IN ITS ENTIRETY.

Q:	What proposals are shareholders of ACE being asked to vote upon?
A:	At the extraordinary general meeting, ACE is asking holders of ordinary shares to consider and vote upon:
●	a proposal to approve by ordinary resolution the Merger and to adopt the Merger Agreement;
●	a proposal to approve by special resolution the Domestication;

●	the following four separate proposals to approve by special resolution the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents, each to be effective upon the Domestication:
●	to authorize the change in the authorized capital stock of ACE from (i) 500,000,000 ACE Class A ordinary shares, 50,000,000 ACE Class B ordinary shares and 5,000,000 preference shares, par value $0.0001 per share, to (ii) shares of New Tempo common stock and shares of New Tempo preferred stock;
●	to authorize the Board to issue any or all shares of New Tempo preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the Board and as may be permitted by the DGCL;
●	to divide the Board into three classes with only one class of directors being elected in each year and each class serving a three-year term;
●	to authorize all other changes in connection with the replacement of the Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication, including, (1) changing the corporate name from “ACE Convergence Acquisition Corp.” to “Tempo Automation Holdings, Inc.,” (2) adopting Delaware as the exclusive forum for certain stockholder litigation, (3) removing certain provisions related to ACE’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which ACE’s board of directors believes is necessary to adequately address the needs of New Tempo after the Business Combination, (4) providing that no action shall be taken by stockholders of New Tempo, except at an annual or special meeting of stockholders, (5) removing limitations on the corporate opportunity doctrine, (6) requiring the approval of the holders of 662∕3% of the then-outstanding capital stock of New Tempo to amend specified provisions of the Proposed Certificate of Incorporation, and (7) requiring the approval of the Board or the holders of 662∕3% of the then-outstanding capital stock of New Tempo to amend the Proposed Bylaws;
●	a proposal to approve by ordinary resolution the election of directors to serve staggered terms, who, upon consummation of the Business Combination, will be the directors of New Tempo, to be effective as of the Closing;
●	a proposal to approve by ordinary resolution, for purposes of complying with applicable listing rules of Nasdaq, the issuance of shares of New Tempo common stock in connection with the Business Combination, to be effective prior to or substantially concurrently with the Closing;
●	a proposal to approve by ordinary resolution the 2022 Plan, to be effective prior to the Closing Date;
●	a proposal to approve by ordinary resolution the ESPP, to be effective prior to the Closing Date; and
●	a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting, to be effective as of the date of the extraordinary general meeting.

If ACE’s shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated. See “Business Combination Proposal,” “Domestication Proposal,” “Organizational Documents Proposals,” “Director Election Proposal,” “Stock Issuance Proposal,” “Incentive Award Plan Proposal,” “ESPP Proposal” and “Adjournment Proposal.”

ACE will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of ACE should read it carefully.

After careful consideration, ACE’s board of directors have determined that the Business Combination Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal and the Adjournment Proposal are in the best interests of ACE and its shareholders and recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of ACE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ACE and its shareholders and what he, she or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, ACE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Business Combination Proposal — Interests of ACE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	Are the proposals conditioned on one another?
A:

Yes. The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal. If our stockholders do not approve each of the proposals, the Merger may not be consummated.

Q:	Why is ACE proposing the Business Combination?
A:	ACE was organized to effect a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization, or similar business combination, with one or more businesses or entities.

Based on its due diligence investigations of Tempo and the industry in which it operates, including the financial and other information provided by Tempo in the course of ACE’s due diligence investigations, the ACE board of directors believes that the Business Combination with Tempo is in the best interests of ACE and its shareholders and presents an opportunity to increase shareholder value. However, there is no assurance of this. See “Business Combination Proposal — ACE’s Board of Directors’ Reasons for the Business Combination” for additional information.

Although ACE’s board of directors believes that the Business Combination with Tempo presents a unique business combination opportunity and is in the best interests of ACE and its shareholders, the board of directors did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the section titled “Business Combination Proposal — ACE’s Board of Director’s Reasons for the Business Combination,” as well as in the sections entitled “Risk Factors — Risks Relating to Tempo’s Business and Industry.”

Q:	What will Tempo Stockholders receive in return for ACE’s acquisition of all of the issued and outstanding equity interests of Tempo?
A:

As a result of and upon the Closing, among other things, all outstanding shares of Tempo common stock (after giving effect to the Tempo Preferred Conversion, as described elsewhere in this proxy statement/prospectus) as of immediately prior to the Closing, and, together with shares of Tempo common stock reserved in respect of Tempo Options outstanding as of immediately prior to the Closing that will be converted into awards based on New Tempo common stock, will be cancelled in exchange for the right to receive, or the reservation of (in the case of the Tempo Options, if and to the extent earned and subject to their respective terms), an aggregate of approximately 53,600,000 shares of New Tempo common stock (at a deemed value of $10.00 per share) equal to the remainder of (a) the quotient obtained by dividing (i) the Base Purchase Price by (ii) $10.00, less (b) the maximum aggregate number of shares of New Tempo common stock issuable as Whizz Consideration and Advanced Circuits Consideration (the “Aggregate Merger Consideration”). The Eligible Tempo Equityholders will also be eligible to receive a number of Tempo Earnout Shares(as defined below and as described elsewhere in this proxy statement/prospectus). For further details, see “Business Combination Proposal —  The Merger Agreement — Consideration — Aggregate Merger Consideration.” Additionally, Tempo has undertaken to use its commercially reasonable efforts to cause the holder of each outstanding and unexercised Tempo warrants to exercise such Tempo warrant in exchange for shares of Tempo common stock immediately prior to the effective time of the Merger. Holders of Tempo warrants may elect not to exercise such Tempo warrants in exchange for shares of Tempo common stock prior to the effective time of the Merger. Any Tempo warrants that remain issued and outstanding as of immediately prior to the Effective Time will be converted into warrants to purchase shares of New Tempo common stock on substantially similar terms to the Tempo warrants.

Q:	What consideration will Whizz stockholders and Advanced Circuits stockholders receive after the consummation of the Business Combination?
A:

At the closing of the Tempo Add-On Acquisitions, ACE will pay and/or issue, as applicable, (i) to each eligible Whizz equityholder their respective pro rata portion of the Whizz Closing Consideration and (A) to each eligible Advanced Circuits equityholder, their respective pro rata portion of the Advanced Circuits Closing Consideration, and, following the closing of the Tempo Add-On Acquisitions, ACE will issue to each eligible Whizz equityholder their respective pro rata portion of the Whizz Earnout Consideration (if any), and (B) to each eligible Advanced Circuits equityholder its respective pro rata portion of the Advanced Circuits Earnout Consideration (if any).

Q:	How will my Tempo Options be treated in the Business Combination?
A:

At the Effective Time, each outstanding Tempo Option, whether or not then vested and exercisable, will be converted into a New Tempo Option covering a number of shares of New Tempo common stock equal to the number of shares subject to such Tempo Option prior to the Effective Time multiplied by the Per Share Merger Consideration (rounded down to the nearest whole share), with a per share exercise price equal to the exercise price of such Tempo Option prior to the Effective Time divided by the Per Share Merger Consideration (rounded up to the nearest whole cent). In addition, following the Closing, Eligible Tempo Equityholders will be entitled to receive their pro rata share of the Tempo Earnout Shares if, during the Earnout Period, the applicable Earnout Triggering Events are attained and the applicable former holder continues to provide services to New Tempo or one of its subsidiaries at the time of such Earnout Triggering Event.

Q:	What equity stake will current shareholders hold in New Tempo immediately after the consummation of the Business Combination?
A:

As of the date of this proxy statement/prospectus, there are 28,750,000 ordinary shares issued and outstanding, which includes the 5,750,000 founder shares held by the Sponsor and certain initial shareholders and the 23,000,000 public shares. As of the date of this proxy statement/prospectus, there are 18,100,000 warrants outstanding, which include the 6,600,000 private placement warrants held by the Sponsor and certain initial shareholders and the 11,500,000 public warrants. Each whole warrant entitles the holder thereof to purchase one ACE Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New Tempo common stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination), the ACE fully diluted share capital would be 46,850,000.

Following the Business Combination, (1) ACE’s public shareholders are expected to own approximately 28.8% of the outstanding New Tempo common stock, (2) Tempo Stockholders (without taking into account any public shares held by Tempo Stockholders prior to the consummation of the Business Combination or shares of New Tempo stock issuable to holders of New Tempo Options) are expected to own approximately 42.8% of the outstanding New Tempo common stock, at a deemed value of $10.00 per share of New Tempo common stock and after giving effect to the Per Share Merger Consideration, (3) the Sponsor and related parties (including the Sponsor Related PIPE Investors) are expected to collectively own approximately 12.2% of the outstanding New Tempo common stock, (4) the Third Party PIPE Investors are expected to own approximately 5.2% of the outstanding New Tempo common stock, (5) eligible Advanced Circuits equityholders are expected to own approximately 8.7% of the outstanding New Tempo common stock and (6) eligible Whizz equityholders are expected to own approximately 2.3% of the outstanding New Tempo common stock. These percentages assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination, (ii) no exercise of the public and private warrants or options or issuance of any shares of New Tempo common stock in connection with the Tempo Earnout Shares, the Advanced Circuits Earnout Shares and the Whizz Earnout Shares, (iii) that (x) New Tempo issues or reserves for issuance 34,205,814 shares of New Tempo common stock to Tempo Stockholders as part of the Aggregate Merger Consideration pursuant to the Merger Agreement and (y) New Tempo issues 8,200,000 shares of New Tempo common stock to the PIPE Investors pursuant to the PIPE Investment, (iv) 7,000,000 shares of New Tempo common stock to eligible Advanced Circuits equityholders, (v) 1,800,000 shares of New Tempo common stock to eligible Whizz equityholders and (vi) none of the 2,500,000 additional shares of New Tempo common stock are issued pursuant to the Backstop Investment. If the actual facts are different from these assumptions, the percentage ownership retained by current ACE shareholders and Tempo Stockholders in New Tempo will be different.

The following table illustrates varying ownership levels in New Tempo immediately following the consummation of the Business Combination based on the assumptions above.

	Share Ownership in New Tempo
			Pro Forma Combined
	Pro Forma Combined		(Assuming Maximum
	(Assuming No Redemptions)		Redemptions)(1)
	Number of	%	Number of	%
	Shares	Ownership	Shares	Ownership
Tempo Stockholders(2)(3)	34,205,814	42.8%	34,205,814	46.9%
ACE’s public shareholders	23,000,000	28.8%	13,400,000	18.4%
Sponsor & related parties(4)	9,750,000	12.2%	12,250,000	16.8%
Third Party PIPE Investors	4,200,000	5.2%	4,200,000	5.8%
Advanced Circuits Stockholders(5)	7,000,000	8.7%	7,000,000	9.6%
Whizz Stockholders(6)	1,800,000	2.3%	1,800,000	2.5%
Total	79,955,814	100.0%	72,855,814	100.0%
(1)	Assumes maximum redemptions of 9,600,000 Class A public shares of ACE in connection with the Business Combination at approximately $10.00 per share based on trust account figures as of June 30, 2021 and 2,500,000 additional shares of New Tempo common stock are issued in the Backstop Investment.
(2)	Following the Closing, the Eligible Tempo Equityholders will have the right to receive up to 7,500,000 Tempo Earnout Shares in three equal tranches upon the occurrence of the Earnout Triggering Events during the Earnout Period. Because the Tempo Earnout Shares are contingently issuable based upon the share price of New Tempo reaching certain thresholds that have not yet been achieved, the pro forma New Tempo common stock issued and outstanding immediately after the Business Combination excludes the 7,500,000 Tempo Earnout Shares.
(3)	Includes an estimated 2,451,613 shares of New Tempo common stock expected to be issued to Tempo warrant holders, net of expected exercise proceeds, and excludes an estimated 14,267,458 shares of New Tempo common stock to be reserved for potential future issuance upon the exercise of New Tempo Options.
(4)	Includes 4,000,000 shares subscribed for by the Sponsor Related PIPE Investors, 5,750,000 shares beneficially owned by the directors and officers of ACE and certain initial shareholders, and, in the case assuming maximum redemptions, 2,500,000 additional shares of New Tempo common stock are issued in the Backstop Investment.
(5)	Following the Closing, New Tempo will issue 7,000,000 shares of New Tempo common stock to the eligible equityholders of Advanced Circuits pursuant to the Advanced Circuits Merger Agreement. Following the Closing, the eligible Advanced Circuits equityholders will have the right to receive up to 2,400,000 earnout shares upon the occurrence of the certain triggering events during the relevant earnout period. Because the earnout shares are contingently issuable based upon the share price of New Tempo reaching certain thresholds that have not yet been achieved, the pro forma New Tempo common stock issued and outstanding immediately after the Business Combination excludes these earnout shares.
(6)	Following the Closing, New Tempo will issue 1,800,000 shares of New Tempo common stock to the eligible equityholders of Whizz pursuant to the Whizz Purchase Agreement. Following the Closing, the eligible Whizz equityholders will have the right to receive up to 1,043,478 earnout shares upon the occurrence of the certain triggering events during the relevant earnout period. Because the earnout shares are (i) contingently issuable based upon the share price of New Tempo reaching certain thresholds and the achievement of certain operational targets, that have not yet been achieved, and (ii) are alternatively payable in cash at the Company’s option, the pro forma New Tempo common stock issued and outstanding immediately after the Business Combination excludes these earnout shares.

For further details, see “Business Combination Proposal — The Merger Agreement — Consideration — Aggregate Merger Consideration.”

Q:	How has the announcement of the Business Combination affected the trading price of the Company’s Class A common stock?
A:

On October 13, 2021, the trading date before the public announcement of the Business Combination, ACE’s public units, Class A ordinary shares and warrants closed at $10.14, $9.92 and $0.58, respectively. As of           , 2022, the record date for the extraordinary general meeting, the most recent closing price for each unit, common stock and redeemable warrant was $     , $      and $     , respectively.

Q:	Will the Company obtain new financing in connection with the Business Combination?
A:

Yes. The PIPE Investors have agreed to purchase either (i) 8,200,000 shares of New Tempo common stock or (ii) $25.0 million of ACE’s 12.0% convertible senior notes due 2025, for an aggregate of $107,000,000 of gross proceeds, in the PIPE Investment. The Backstop Investor has agreed to purchase up to an additional 2,500,000 shares of New Tempo common stock, or an aggregate amount of up to $25.0 million, to backstop the Minimum Available Acquiror Cash Amount. The PIPE Investment is contingent upon, among other things, the Closing. See “Business Combination Proposal — Related Agreements — PIPE Subscription Agreements.”

Q:	Why is ACE proposing the Domestication?
A:

Our board of directors believes that there are significant advantages to us that will arise as a result of a change of ACE’s domicile to Delaware. Further, ACE’s board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. ACE’s board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of the Company and its shareholders, including, (i) the prominence, predictability, and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors. Each of the foregoing are discussed in greater detail in the section titled “Domestication Proposal — Reasons for the Domestication.”

To effect the Domestication, ACE will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which ACE will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal is a condition to the closing of the Merger under the Merger Agreement. The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Q:	What amendments will be made to the current constitutional documents of ACE?
A:

The consummation of the Business Combination is conditioned, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, ACE’s shareholders are also being asked to consider and vote upon a proposal to approve the Domestication and replace ACE’s Cayman Constitutional Documents, in each case, under the Cayman Islands

Companies Act, with the Proposed Organizational Documents, in each case, under the DGCL, which differ materially from the Cayman Constitutional Documents in several respects, including the following:

	Cayman Constitutional Documents	Proposed Organizational Documents
Authorized Shares (Organizational Documents Proposal A)	The Cayman Constitutional Documents authorize 555,000,000 shares, consisting of 500,000,000 ACE Class A ordinary shares, 50,000,000 ACE Class B ordinary shares and 5,000,000 preference shares.	The Proposed Organizational Documents authorize shares, consisting of shares of New Tempo common stock and shares of New Tempo preferred stock.
	See paragraph 7 of the Existing Memorandum.	See Article Fourth of the Proposed Certificate of Incorporation.
Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Organizational Documents Proposal B)

The Cayman Constitutional Documents authorize the issuance of 5,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by ACE’s board of directors. Accordingly, ACE’s board of directors is empowered under the Cayman Constitutional Documents, without shareholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares (except to the extent it may affect the ability of ACE to carry out a conversion of ACE Class B ordinary shares on the Closing Date, as contemplated by the Existing Articles).

The Proposed Organizational Documents authorize the Board to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations, or restrictions thereof, as the Board may determine.

	See paragraph 7 of the Existing Memorandum and Articles 9 and 28 of the Existing Articles.	See Article Fourth, subsection (B) of the Proposed Certificate of Incorporation.
Classified Board (Organizational Documents Proposal C)	The Cayman Constitutional Documents do not contain a provision that provides the number of classes of ACE’s board of directors.

The Proposed Organizational Documents provide that the Board be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term.

See Article Fifth, subsection (A) of the Proposed Certificate of Incorporation.

Corporate Name (Organizational Documents Proposal D)	The Cayman Constitutional Documents provide that the name of the company is “ACE Convergence Acquisition Corp.”	The Proposed Organizational Documents provide that the name of the corporation will be “Tempo Automation Holdings, Inc.”
	See paragraph 1 of the Existing Memorandum.	See Article First of the Proposed Certificate of Incorporation.

	Cayman Constitutional Documents	Proposed Organizational Documents
Perpetual Existence (Organizational Documents Proposal D)

The Cayman Constitutional Documents provide that if ACE does not consummate a business combination (as defined in the Cayman Constitutional Documents) by January 30, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), ACE will cease all operations except for the purposes of winding up and will redeem the public shares and liquidate ACE’s trust account.

The Proposed Organizational Documents do not include any provisions relating to New Tempo’s ongoing existence; the default under the DGCL will make New Tempo’s existence perpetual.
	See Article 17 of the Cayman Constitutional Documents.	Default rule under the DGCL.
Exclusive Forum (Organizational Documents Proposal D)	The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation. See Article Tenth of the Proposed Certificate of Incorporation.
Takeovers by Interested Stockholders (Organizational Documents Proposal D)	The Cayman Constitutional Documents do not provide restrictions on takeovers of ACE by a related shareholder following a business combination.	The Proposed Organizational Documents will have New Tempo governed by Section 203 of the DGCL relating to takeovers by interested stockholders. Default rule under the DGCL.
Provisions Related to Status as Blank Check Company (Organizational Documents Proposal D)	The Cayman Constitutional Documents include various provisions related to ACE’s status as a blank check company prior to the consummation of a business combination.

The Proposed Organizational Documents do not include such provisions related to ACE’s status as a blank check company, which no longer will apply upon consummation of the Merger, as ACE will cease to be a blank check company at such time.

See Article 17 of the Cayman Constitutional Documents.

Q:	How will the Domestication affect my ordinary shares, warrants and units?
A:

As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding ACE Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of New Tempo common stock, (2) each of the then issued and outstanding ACE Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of New Tempo common stock; (3) each of the then issued and outstanding ACE warrants will convert automatically into a New Tempo warrant, pursuant to the Warrant Agreement and (4) each of the then issued and outstanding units of ACE will be cancelled and will entitle the holder thereof to one share of New Tempo common stock and one-half of one New Tempo warrant. See “Domestication Proposal” for additional information.

Q:	What are the U.S. federal income tax consequences of the Domestication?
A:

As discussed more fully under “U.S. Federal Income Tax Considerations,” it is intended that the Domestication will constitute a reorganization within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

Assuming that the Domestication so qualifies, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations”) will be subject to Section 367(b) of the Code and, as a result:

●	A U.S. Holder whose ACE Class A ordinary shares have a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of ACE’s earnings in income;
●	A U.S. Holder whose ACE Class A ordinary shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of ACE stock entitled to vote and less than 10% of the total value of all classes of ACE stock will generally recognize gain (but not loss) on the exchange of ACE Class A ordinary shares for New Tempo common stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its ACE Class A ordinary shares provided certain other requirements are satisfied; and
●	A U.S. Holder whose ACE Class A ordinary shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of ACE stock entitled to vote or 10% or more of the total value of all classes of ACE stock will generally be required to include in income as a deemed dividend all earnings and profits amount attributable to its ACE Class A ordinary shares.

ACE does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.

As discussed more fully under “U.S. Federal Income Tax Considerations,” ACE believes that it is likely classified as a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes. In such case, notwithstanding the foregoing U.S. federal income tax consequences of the Domestication, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, would generally require a U.S. Holder to recognize gain on the exchange of ACE Class A ordinary shares or warrants for New Tempo common stock or warrants pursuant to the Domestication. Any such gain would be taxable income with no corresponding receipt of cash in the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted and how any such Treasury Regulations would apply. Importantly, however, U.S. Holders that make or have made certain elections discussed further under “U.S. Federal Income Tax Considerations — PFIC Considerations — D. QEF Election and Mark-to-Market Election” with respect to their ACE Class A ordinary shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. Currently, there are no elections available that apply to ACE warrants, and the application of the PFIC rules to ACE warrants is unclear. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “U.S. Federal Income Tax Considerations.”

Each U.S. Holder of ACE Class A ordinary shares or warrants is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of ACE Class A ordinary shares and warrants for New Tempo common stock and warrants pursuant to the Domestication.

Additionally, the Domestication may cause non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations”) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such non-U.S. Holder’s New Tempo common stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “U.S. Federal Income Tax Considerations.”

Q:	Do I have redemption rights?
A:

If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares without the prior consent of ACE. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash without the prior consent of ACE.

The Sponsor and ACE’s directors, officers, and certain other initial shareholders have agreed to waive their redemption rights with respect to all of the founder shares and ordinary shares held by them in connection with the consummation of the Business Combination, subject to the terms and conditions contemplated in the letter agreement, dated as of July 27, 2020. The founder shares and ordinary shares held by the Sponsor (including ACE’s directors, officers, and such other initial shareholders) will be excluded from the pro rata calculation used to determine the per-share redemption price.

Q:	How do I exercise my redemption rights?
A:	If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:
(i)	(a) hold public shares, or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;
(ii)	submit a written request to Continental, ACE’s transfer agent, that New Tempo redeem all or a portion of your public shares for cash; and
(iii)	deliver your public shares to Continental, ACE’s transfer agent, electronically through the Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on           , 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

The address of Continental, ACE’s transfer agent, is listed under the question “Who can help answer my questions?” below.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, ACE’s transfer agent, directly and instruct them to do so.

Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, as of June 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. However, the proceeds deposited in the trust account could become subject to the claims of ACE’s creditors, if any, which could have priority over the claims of the public shareholders, regardless of whether such public shareholder votes or, if they do vote, irrespective of if they vote for or against the Business Combination Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, ACE’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that ACE’s transfer agent return the shares (electronically) to you. You may make such request by contacting Continental, ACE’s transfer agent, at the phone number or address listed at the end of this section. Any corrected or changed written exercise of redemption rights must be received by Continental, ACE’s transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. If you deliver your public shares for redemption to Continental and later decide prior to the extraordinary general meeting not to elect redemption, you may request that Continental return the shares (electronically). No request for redemption will be honored unless the holder’s public shares have been delivered (electronically) to Continental, ACE’s agent, at least two business days prior to the vote at the extraordinary general meeting.

If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, New Tempo will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination. The redemption will take place following the Domestication and, accordingly, it is shares of New Tempo common stock that will be redeemed immediately after consummation of the Business Combination.

If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.

Q:	If I am a holder of units, can I exercise redemption rights with respect to my units?
A:

No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, ACE’s transfer agent, directly and instruct them to do so. You are requested to cause your public shares to be separated and delivered to Continental, ACE’s transfer agent, by 5:00 p.m., Eastern Time, on           , 2022 (two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?
A:

In most circumstances, it is expected that a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations”) that exercises its redemption rights to receive cash from the trust account in exchange for its New Tempo common stock will generally be treated as selling such New Tempo common stock resulting in the recognition of capital gain or capital loss. There may be certain circumstances, however, in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of New Tempo common stock that such U.S. Holder owns or is deemed to own under certain constructive attribution rules (including through the ownership of warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations.”

Additionally, because the Domestication will occur immediately prior to the redemption of any shareholder, holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as well as potential tax consequences of the U.S. federal income tax rules relating to PFICs. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “U.S. Federal Income Tax Considerations.”

All holders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q:	What happens to the funds deposited in the trust account after consummation of the Business Combination?
A:

Following the closing of ACE’s initial public offering, an amount equal to $230.0 million ($10.00 per unit) of the net proceeds from ACE’s initial public offering and the sale of the private placement warrants was placed in the trust account. As of June 30, 2021, funds in the trust account totaled approximately $230.1 million and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the Closing), (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of ACE’s obligation to allow for redemption in connection with ACE’s initial business combination or to redeem 100% of the public shares if it does not complete a business combination by January 30, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date) or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity and (3) the redemption of all of the public shares if ACE is unable to complete a business combination by January 30, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law.

Upon consummation of the Business Combination, the funds deposited in the trust account will be released to pay holders of ACE public shares who properly exercise their redemption rights; to pay transaction fees and expenses associated with the Business Combination; and for working capital and general corporate purposes of New Tempo following the Business Combination. See “Summary of the Proxy Statement/Prospectus — Sources and Uses of Funds for the Business Combination.”

Q:	What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?
A:

Our public shareholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

The Merger Agreement provides that the obligations of Tempo to consummate the Merger are conditioned on, among other things, that as of the Closing, the Available Acquiror Cash is at least equal to the Minimum Available Cash Amount. If such conditions are not met, and such conditions are not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, in no event will we redeem public shares in an amount that would cause ACE’s net tangible assets (as determined in accordance with Rule 3a5 1-1 (g)(1) of the Exchange Act) to be less than $5,000,001.

Q:	What conditions must be satisfied to complete the Business Combination?
A:

The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of ACE and Tempo, (ii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part of, (iii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, (iv) receipt of approval for listing on Nasdaq the shares of New Tempo common stock to be issued in connection with the Merger, (v) that ACE have at least $5,000,001 of net tangible assets upon Closing and (vi) the absence of any injunctions.

In addition, immediately after the Closing, Tempo will consummate the add-on acquisitions as set forth in the Merger Agreement (the “Tempo Add-On Acquisitions”), and it is a condition to the obligations of ACE and Merger Sub to consummate the Merger that all conditions to the closing of each of the Tempo Add-On Acquisitions will be satisfied or waived and each of the Tempo Add-On Acquisitions will be prepared to be consummated immediately after the Closing.

For more information about conditions to the consummation of the Business Combination, see “Business Combination Proposal — The Merger Agreement.”

Q:	When do you expect the Business Combination to be completed?
A:

It is currently expected that the Business Combination will be consummated in the first quarter of 2022. This date depends, among other things, on the approval of the proposals to be put to ACE shareholders at the extraordinary general meeting. However, such meeting could be adjourned if the Adjournment Proposal is adopted by ACE’s shareholders at the extraordinary general meeting and ACE elects to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting. For a description of the conditions for the completion of the Business Combination, see “Business Combination Proposal — The Merger Agreement.”

Q:	What happens if the Business Combination is not consummated?
A:

ACE will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Merger Agreement. If ACE is not able to complete the Business Combination with Tempo or another business combination by January 30, 2022, in each case, as such date may be extended pursuant to the Cayman Constitutional Documents, ACE will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible, but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Q:	Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?
A:	Neither ACE’s shareholders nor ACE’s warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
Q:	What do I need to do now?
A:

ACE urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder or warrant holder. ACE’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	How do I vote?
A:

If you are a holder of record of ordinary shares on the record date for the extraordinary general meeting, you may vote in person at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. While you will be permitted to observe the proceedings of the extraordinary general meeting virtually via live webcast, you will not be able to vote via live webcast, and such virtual participation will not be counted for the purpose of establishing a quorum. You may submit your proxy by completing, signing, dating, and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A:

No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non- discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank, or other nominee as to how to vote your shares and you should instruct your broker to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Q:	When and where will the extraordinary general meeting be held?
A:	The extraordinary general meeting will be held at a.m., Eastern Time, on , 2022, at the offices of located at , or virtually via live webcast at ,unless the extraordinary general meeting is adjourned.
Q:	Who is entitled to vote at the extraordinary general meeting?
A:

ACE has fixed           , 2022 as the record date for the extraordinary general meeting. If you were a shareholder of ACE at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.

Q:	How many votes do I have?
A:

ACE shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were 28,750,000 ordinary shares issued and outstanding, of which 23,000,000 were issued and outstanding public shares.

Q:	What constitutes a quorum?
A:

A quorum of ACE shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. While ACE shareholders will be permitted to observe the proceedings of the extraordinary general meeting virtually via live webcast, such shareholders will not be able to vote via live webcast, and such virtual participation will not be counted for the purposes of establishing a quorum. As of the record date for the extraordinary general meeting, 14,375,001 ordinary shares would be required to achieve a quorum.

Q:	What vote is required to approve each proposal at the extraordinary general meeting?
A:	The following votes are required for each proposal at the extraordinary general meeting:
(i)	Business Combination Proposal: The Business Combination Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(ii)	Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iii)	Organizational Documents Proposals: The separate approval of each of the Organizational Documents Proposals requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(iv)	Director Election Proposal: The Director Election Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(v)	Stock Issuance Proposal: The Stock Issuance Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(vi)	Incentive Award Plan Proposal: The Incentive Award Plan Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(vii)	ESPP Proposal: The ESPP Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(viii)	Adjournment Proposal: The Adjournment Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
Q:	What are the recommendations of ACE’s board of directors?
A:

ACE’s board of directors believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of ACE’s shareholders and recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of ACE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ACE and its shareholders and what he, she or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, ACE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Business Combination Proposal — Interests of ACE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	How does the Sponsor intend to vote their shares?
A:

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and ACE’s directors, officers, and certain other initial shareholders have agreed to vote all the founder shares and any other public shares they may hold in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor (including ACE’s directors, officers, and such other initial shareholders) owns 20.0% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of Tempo or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of ACE’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of Tempo or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Business Combination Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) ACE’s net tangible assets (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) being at least $5,000,001.

Entering into any such arrangements may have a depressive effect on our ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination).

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. ACE will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of ACE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ACE and its shareholders and what he, she or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, ACE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Business Combination Proposal — Interests of ACE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	What happens if I sell my ACE ordinary shares before the extraordinary general meeting?
A:

The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting but the transferee, and not you, will have the ability to redeem such shares (if time permits).

Q:	May I change my vote after I have mailed my signed proxy card?
A:

Yes. Shareholders may send a later-dated, signed proxy card to ACE’s Secretary at ACE’s address set forth below so that it is received by ACE’s Secretary prior to the vote at the extraordinary general meeting (which is scheduled to take place on, 2022) or attend the extraordinary general meeting and vote in person. Shareholders also may revoke their proxy by sending a notice of revocation to ACE’s Secretary, which must be received by ACE’s Secretary prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank, or other nominee to change your vote.

Q:	What happens if I fail to take any action with respect to the extraordinary general meeting?
A:

If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder or warrant holder of New Tempo. If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder or warrant holder of ACE. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination (if time permits).

Q:	What should I do with my share certificates, warrant certificates or unit certificates?
A:	Our shareholders who exercise their redemption rights must deliver (electronically) their share certificates to Continental, ACE’s transfer agent, prior to the extraordinary general meeting.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on            , 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Our warrant holders should not submit the certificates relating to their warrants. Public shareholders who do not elect to have their public shares redeemed for the pro rata share of the trust account should not submit the certificates relating to their public shares.

Upon the Domestication, holders of ACE units, ACE Class A ordinary shares, ACE Class B ordinary shares and ACE warrants will receive shares of New Tempo common stock and warrants, as the case may be, without needing to take any action and, accordingly, such holders should not submit any certificates relating to their units, ACE Class A ordinary shares (unless such holder elects to redeem the public shares in accordance with the procedures set forth above), ACE Class B ordinary shares or ACE warrants.

Q:	What should I do if I receive more than one set of voting materials?
A:

Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?
A:

ACE will pay the cost of soliciting proxies for the extraordinary general meeting. ACE has engaged Morrow Sodali LLC (“Morrow”) to assist in the solicitation of proxies for the extraordinary general meeting. ACE has agreed to pay Morrow a fee of $25,000, plus disbursements (to be paid with non- trust account funds). ACE will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of ACE Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of ACE Class A ordinary shares and in obtaining voting instructions from those owners. ACE’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Where can I find the voting results of the extraordinary general meeting?
A:

The preliminary voting results will be expected to be announced at the extraordinary general meeting. ACE will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q:	Who can help answer my questions?
A:

If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus, any document incorporated by reference in this proxy statement/prospectus or the enclosed proxy card, you should contact:

Morrow Sodali LLC

470 West Avenue, 3rd Floor

Stamford, Connecticut 06902

Individuals call toll-free: (800) 662-5200

Banks and Brokerage Firms, please call (203) 658-9400

Email: ACEV.info@investor.morrowsodali.com

You also may obtain additional information about ACE from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (electronically) to Continental, ACE’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on            , 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, NY 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/ prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Merger Agreement is the primary legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Merger Agreement is also described in detail in this proxy statement/prospectus in the section titled “Business Combination Proposal — The Merger Agreement.”

Unless otherwise specified, all share calculations (1) assume no exercise of redemption rights by the public shareholders in connection with the Business Combination and (2) do not include any shares issuable upon the exercise of the warrants.

The Parties to the Business Combination

ACE

ACE Convergence Acquisition Corp. is a blank check company incorporated on March 31, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. ACE has neither engaged in any operations nor generated any revenue to date. Based on ACE’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On July 30, 2020, ACE consummated its initial public offering of its units, with each unit consisting of one ACE Class A ordinary share and one-half of one public warrant. Simultaneously with the closing of the initial public offering, ACE completed the private sale of 6,600,000 private placement warrants at a purchase price of $1.00 per private placement warrant, to the Sponsor generating gross proceeds to us of $6.6 million. The private placement warrants are identical to the warrants sold as part of the units in ACE’s initial public offering except that, so long as they are held by the Sponsor or its permitted transferees: (1) they will not be redeemable by the Company; (2) they (including the shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of ACE’s initial business combination; (3) they may be exercised by the holders on a cashless basis; and (4) they (including the shares issuable upon exercise of these warrants) are entitled to registration rights.

Following the closing of ACE’s initial public offering, a total of $230.0 million ($10.00 per unit) of the net proceeds from its initial public offering and the sale of the private placement warrants was placed in the trust account. The proceeds held in the trust account may be invested by the trustee only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. As of June 30, 2021, funds in the trust account totaled $230.1 million. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the Closing), (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend ACE’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”) (A) to modify the substance or timing of ACE’s obligation to allow for redemption in connection with ACE’s initial business combination or to redeem 100% of the public shares if it does not complete a business combination by January 30, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date) or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, and (3) the redemption of all of the public shares if ACE is unable to complete a business combination by January 30, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law.

The ACE units, ACE Class A ordinary shares and ACE warrants are currently listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “ACEVU,” “ACEV” and “ACEVW,” respectively.

ACE’s principal executive office is located at 1013 Centre Road, Suite 403S, Wilmington, Delaware 19805. Its telephone number is (302) 633-2102. ACE’s corporate website address is www.acev.io. ACE’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Merger Sub

ACE Convergence Subsidiary Corp. (“Merger Sub”) is a Delaware corporation and a wholly owned subsidiary of ACE. The Merger Sub does not own any material assets or operate any business.

Tempo Automation, Inc.

Tempo Automation, Inc., a Delaware corporation founded in 2013, is a leading software-accelerated electronics manufacturer that transforms the product development process for the world’s innovators. Tempo’s proprietary software platform, with AI that learns from every order, redefines the customer journey and accelerates time-to-market.

Tempo’s principal executive office is located at 2460 Alameda St., San Francisco, CA 94103. Its telephone number is (415) 320-1261. Its website is tempoautomation.com.

Combined Business Summary

Tempo is a leading software-accelerated electronics manufacturer that aims to transform the product development process for the world’s innovators. We believe that our proprietary software platform, with artificial intelligence (“AI”) that learns from every order, redefines the customer journey and accelerates time-to-market. Our profit, growth, and strong margins are unlocked by a differentiated customer experience and software-enabled efficiencies. We anticipate that our growth and data accrual will be accelerated via tech-enabled M&A in our highly fragmented industry.

Founded in 2013, Tempo is headquartered in San Francisco, California and, after the Tempo Add-On Acquisitions, New Tempo will serve more than 7,000 customers out of six manufacturing facilities.

We work with companies across industries, including space, semiconductor, aviation and defense, medical device, as well as industrials and e-commerce. Our customers include hardware engineers, engineering program managers, and procurement and supply chain personnel from businesses of a variety of sizes, ranging from Fortune 500 companies to start-ups. The electronics within their products are most often manufactured as Printed Circuit Board Assemblies (“PCBAs”). The PCBA manufacturing process typically takes two inputs: (1) semiconductor components, and (2) a Printed Circuit Board (“PCB”), which consists of pads that receive the components and traces that connect them. The assembly process typically consists of attaching the semiconductor components to the PCB using a paste (solder paste), then curing the paste in an oven such that a strong electrical and mechanical bond is formed. Given the varied requirements of different contexts, customers typically will design different, custom PCBAs for each of their products.

During the initial phases of product development, up until a product is deemed production worthy (or, in the case where production quantities are less than 1,000, through production), customers demand quick turnaround times and the highest quality from their vendors to ensure they are not slowed down in their ramp to release new products. IPC International, Inc. estimates the size of this electronics prototyping and on-demand production market in the United States to be approximately $290 billion. Yet, most of these electronics have historically been produced by small manufacturers who have been largely ignored by software and AI and therefore struggle manually to consistently satisfy customer demands.

Tempo has developed a technology-enabled manufacturing platform to streamline this electronic product realization process, thereby helping our customers bring new products to market faster. We believe that our platform offers customer benefits that are highly desired by the market and not available from alternative solutions through our:

●	Front-end customer portal, which provides frictionless quoting, ordering, and complex data ingestion via a secure cloud-based interface. Our front-end customer portal offers analysis, interpretation, and visual rendering of engineering, design, and supply chain data with minimal human involvement, which ultimately allows hardware engineers to reach a manufacturable design quickly and efficiently.

●	Back-end manufacturing software, which is a continuous, bi-directional digital thread that connects our customers to our smart factories, weaving together manufacturing processes and design data. In it, our data-experienced AI flags and prevents potential production issues. It is extendable and manageable across multiple sites and locations.
●	Connected network of smart factories, which deliver turnkey printed circuit board fabrication and assembly. Data from every build fuels the Tempo AI, increasing efficiencies and streamlining processes.

Tempo’s software platform helps companies iterate faster. In the status quo, each of quoting, manufacturability review, procurement, setup, and manufacturing are manual processes. We estimate that, on average, these production process steps collectively take approximately 20 days when executed manually. By contrast, with Tempo’s automated approach, these processes could be completed in approximately five days.

With the acquisitions of Advanced Circuits and Whizz, we expect to support our customers with an end-to-end, vertically integrated offering and accumulate additional data to fuel our platform. Advanced Circuits is a premier fabricator of PCBs, a key input to the PCBA manufacturing process. With Advanced Circuits as part of New Tempo, we expect to have increased control over PCB delivery timing and cost. Whizz brings design services and international on-demand production capabilities into our portfolio. We expect these added capabilities will allow New Tempo to seamlessly transition customers throughout their lifecycle from prototype through on-demand production. Further, by adding the data from Advanced Circuits and Whizz orders to Tempo’s platform, the platform’s models improve, which we expect to thereby enhance New Tempo’s customer experience and reduce New Tempo’s cost structure.

Proposals to be Put to the Shareholders of ACE at the Extraordinary General Meeting

The following is a summary of the proposals to be put to the extraordinary general meeting of ACE and certain transactions contemplated by the Merger Agreement. Each of the proposals below, except the Adjournment Proposal, is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.

Business Combination Proposal

As discussed in this proxy statement/prospectus, ACE is asking its shareholders to approve by ordinary resolution and adopt the Agreement and Plan of Merger, dated as of October 13, 2021, by and among ACE, Merger Sub and Tempo, as amended from time to time, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A. The Merger Agreement provides for, among other things, following the Domestication of ACE to Delaware as described below, the merger of Merger Sub with and into Tempo (the “Merger”), with Tempo surviving the Merger as a wholly owned subsidiary of New Tempo, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus. After consideration of the factors identified and discussed in the section titled “Business Combination Proposal — ACE’s Board of Directors’ Reasons for the Business Combination,” ACE’s board of directors concluded that the Business Combination met all of the requirements disclosed in the prospectus for ACE’s initial public offering, including that the business of Tempo had a fair market value equal to at least 80% of the net assets held in trust (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account). For more information about the transactions contemplated by the Merger Agreement, see “Business Combination Proposal.”

Aggregate Merger Consideration

As a result of and upon the Closing, among other things, all outstanding shares of Tempo common stock (after giving effect to the Tempo Preferred Conversion, as more fully described elsewhere in this proxy statement/prospectus) as of immediately prior to the Closing, and, together with shares of Tempo common stock reserved in respect of Tempo Options outstanding as of immediately prior to the Closing that will be converted into awards based on New Tempo common stock, will be cancelled in exchange for the right to receive, or the reservation of (in the case of the Tempo Options, if and to the extent earned and subject to their respective terms), an aggregate of approximately 53,600,000 shares of New Tempo common stock (at a deemed value of $10.00 per share) equal to the remainder of (a) the quotient obtained by dividing (i) the Base Purchase Price by (ii) $10.00, less (b) the maximum aggregate number of shares of New Tempo common stock issuable as Whizz Consideration and Advanced Circuits Consideration (the “Aggregate Merger Consideration”), including, as applicable, a number of Tempo Earnout Shares. For further details, see “Business Combination Proposal — The Merger Agreement — Consideration — Aggregate Merger Consideration.” Additionally, Tempo has undertaken to use its commercially reasonable efforts to cause the holder of each outstanding and unexercised Tempo warrants to exercise such Tempo warrant in exchange for shares of Tempo common stock immediately prior to the effective time of the Merger. Holders of Tempo warrants may elect not to exercise such Tempo warrants in exchange for shares of Tempo common stock prior to the effective time of the Merger. Any Tempo warrants that remain issued and outstanding as of immediately prior to the Effective Time will be converted into warrants to purchase shares of New Tempo common stock on substantially similar terms to the Tempo warrants.

Tempo Earnout Shares

During the Earnout Period, New Tempo may issue to Eligible Tempo Equityholders up to 7,500,000 additional shares of New Tempo common stock in the aggregate, referred to herein as the Tempo Earnout Shares, in three equal tranches upon the occurrence of each Earnout Triggering Event. For further details, see “Business Combination Proposal — The Merger Agreement — Consideration — Tempo Earnout Shares.”

Closing Conditions

The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval by ACE’s shareholders of the Business Combination and related agreements and transactions, (ii) the effectiveness of the registration statement of which this proxy statement/ prospectus forms a part, (iii) the receipt of certain regulatory approvals (including, but not limited to, approval for listing on Nasdaq of the shares of New Tempo common stock to be issued in connection with the Merger), (iv) that New Tempo has at least $5,000,001 of net tangible assets upon Closing and (v) the absence of any injunctions.

A condition to ACE’s obligations to consummate the Merger includes, among others, that all conditions of the closing of each of the Tempo Add-On Acquisitions being satisfied or waived and each of the Tempo Add-On Acquisitions being prepared to be consummated immediately after the Closing.

Other conditions to Tempo’s obligations to consummate the Merger include, among others, that as of the Closing, (i) the Domestication has been completed, and (ii) the amount of cash available in the trust account, after deducting the amount required to satisfy ACE’s obligations to its shareholders (if any) that exercise their redemption rights pursuant to the Cayman Constitutional Documents, or the Trust Amount, the PIPE Investment, the Available Credit Amount and Available Cash Amount, in the aggregate, is at least equal to $320.0 million (the “Minimum Available Acquiror Cash Amount”).

If the Available Acquiror Cash (the sum of the Trust Amount, PIPE Investment, Available Credit Amount and the Available Cash Amount) is equal to or greater than the Minimum Available Acquiror Cash Amount, then the Minimum Cash Condition will be deemed to have been satisfied. This condition is for the sole benefit of Tempo. If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, the obligations of ACE, Merger Sub and Tempo to consummate the Merger are conditioned on, among other things, that pursuant to the Cayman Constitutional Documents, in no event will ACE redeem public shares in an amount that would cause New Tempo’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.

For further details, see “Business Combination Proposal — The Merger Agreement.”

Domestication Proposal

As discussed in this proxy statement/prospectus, if the Business Combination Proposal is approved, then ACE will ask its shareholders to approve by special resolution the Domestication Proposal. As a condition to closing the Business Combination pursuant to the terms of the Merger Agreement, the disinterested members of the board of directors of ACE have approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of ACE’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while ACE is currently governed by the Cayman Islands Companies Act, upon the Domestication, New Tempo will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as the Cayman Constitutional Documents and the Proposed Organizational Documents. Accordingly, ACE encourages shareholders to carefully review the information in “Comparison of Corporate Governance and Shareholder Rights.”

As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of ACE (the “ACE Class A ordinary shares”), will convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of New Tempo (the “New Tempo common stock”), (2) each of the then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of ACE (the “ACE Class B ordinary shares”), will convert automatically, on a one-for-one basis, into a share of New Tempo common stock, (3) each of the then issued and outstanding redeemable warrants of ACE (the “ACE warrants”) will convert automatically into a redeemable warrant to acquire one share of New Tempo common stock (the “New Tempo warrants”) pursuant to the Warrant Agreement, dated July 27, 2020, between ACE and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent, and (4) each of the then issued and outstanding units of ACE that have not been previously separated into the underlying ACE Class A ordinary shares and underlying ACE warrants upon the request of the holder thereof (the “ACE units”), will be cancelled and will entitle the holder thereof to one share of New Tempo common stock and one-half of one New Tempo warrant. As used herein, “public shares” shall mean the ACE Class A ordinary shares (including those that underlie the ACE units) that were registered pursuant to the Registration Statement on Form S-1 (333-239716) and the shares of New Tempo common stock issued as a matter of law upon the conversion thereof on the effective date of the Domestication.

For further details, see “Domestication Proposal.”

Organizational Documents Proposals

If the Business Combination Proposal and the Domestication Proposal are approved, ACE will ask its shareholders to approve by special resolution four separate proposals (collectively, the “Organizational Documents Proposals”) in connection with the replacement of the Cayman Constitutional Documents, under the Cayman Islands Companies Act, with the Proposed Organizational Documents, under the DGCL, each to be effective upon the Domestication. The disinterested members of ACE’s board have approved each of the Organizational Documents Proposals and believes such proposals are necessary to adequately address the needs of New Tempo after the Business Combination. Approval of each of the Organizational Documents Proposals is a condition to the consummation of the Business Combination. A brief summary of each of the Organizational Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Organizational Documents.

(A)	Organizational Documents Proposal A — to authorize the change in the authorized capital stock of ACE from 500,000,000 Class A ordinary shares, par value $0.0001 per share (the “ACE Class A ordinary shares”), 50,000,000 Class B ordinary shares, par value $0.0001 per share (the “Class B ordinary shares” and, together with the Class A ordinary shares, the “ordinary shares”), and 5,000,000 preference shares, par value $0.0001 per share (the “ACE preferred shares”), to shares of common stock, par value $0.0001 per share, of New Tempo (the “New Tempo common stock”) and shares of preferred stock, par value $0.0001 per share, of New Tempo (the “New Tempo preferred stock”);
(B)	Organizational Documents Proposal B — to authorize the board of directors of New Tempo (the “Board”) to issue any or all shares of New Tempo preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the Board and as may be permitted by the DGCL;
(C)	Organizational Documents Proposal C — to provide that the Board be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term; and
(D)	Organizational Documents Proposal D — to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex J and Annex K, respectively), including (1) changing the corporate name from “ACE Convergence Acquisition Corp.” to “Tempo Automation Holdings, Inc.,” (2) adopting Delaware as the exclusive forum for certain stockholder litigation, (3) removing certain provisions related to ACE’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which ACE’s board of directors believes is necessary to adequately address the needs of New Tempo after the Business Combination, (4) providing that no action shall be taken by stockholders of New Tempo, except at an annual or special meeting of stockholders, (5) removing limitations on the corporate opportunity doctrine, (6) requiring the approval of the holders of 66 2/3% of the then-outstanding capital stock of New Tempo to amend specified provisions of the Proposed Certificate of Incorporation, and (7) requiring the approval of the Board or the holders of 66 2/3% of the then-outstanding capital stock of New Tempo to amend the Proposed Bylaws.

The Proposed Organizational Documents differ in certain material respects from the Cayman Constitutional Documents and ACE encourages shareholders to carefully review the information set out in the section titled “Organizational Documents Proposals” and the full text of the Proposed Organizational Documents of New Tempo.

Director Election Proposal

Assuming the Business Combination Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the ESPP Proposal are approved, ACE’s shareholders are also being asked to approve by ordinary resolution the Director Election Proposal, to be effective as of the Closing. Upon the consummation of the Business Combination, the Board will consist of up to nine directors. For additional information on the proposed directors, see “Director Election Proposal.”

Stock Issuance Proposal

Assuming the Business Combination Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Director Election Proposal and the Incentive Award Plan Proposal and the ESPP Proposal are approved, ACE’s shareholders are also being asked to approve by ordinary resolution the Stock Issuance Proposal, to be effective prior to or substantially concurrently with the Closing. For additional information, see “Stock Issuance Proposal.”

Incentive Award Plan Proposal

Assuming the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal and the Stock Issuance Proposal and the ESPP Proposal are approved, ACE’s shareholders are also being asked to approve by ordinary resolution the 2022 Plan, to be effective prior to the Closing Date, in order to comply with Nasdaq Listing Rule 5635(c) and the Internal Revenue Code. For additional information, see “Incentive Award Plan Proposal.”

ESPP Proposal

Assuming the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal and the Incentive Award Plan Proposal are approved, ACE’s shareholders are also being asked to approve by ordinary resolution the ESPP, to be effective prior to the Closing Date, in order to comply with Nasdaq Listing Rule 5635(c) and the Internal Revenue Code. For additional information, see “ESPP Proposal.”

Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize ACE to consummate the Business Combination (because any of the Condition Precedent Proposals have not been approved (including as a result of the failure of any other cross-conditioned Condition Precedent Proposals to be approved)), ACE’s board of directors may submit a proposal to be effective as of the date of the extraordinary general meeting, to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies. For additional information, see “Adjournment Proposal.”

ACE’s Board of Directors’ Reasons for the Business Combination

ACE was organized for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

In evaluating the Business Combination, the ACE board of directors consulted with ACE’s management and considered a number of factors. In particular, the ACE board of directors considered, among other things, the following factors, although not weighted or in any order of significance:

●	Tempo’s Large and Fragmented Addressable Market. Tempo aims to transform the U.S. prototyping and on-demand electronic manufacturing market with the deployment of its artificial intelligence-enhanced, software-accelerated intelligent digital manufacturing platform. This targeted market is significantly large, estimated at $290 billion, according to electronics industry association, IPC International, Inc. It is also highly fragmented: approximately 77% of the outsourced electronic manufacturing facilities in the U.S. are operated by approximately 1,100 manufacturing service providers, each with estimated annual revenues of less than $50 million. By delivering faster turnaround time and enhancing product reliability through software and AI, the ACE board of directors believes Tempo is in an advantageous position to gain market share in this large, fragmented market.
●	Attractive Entry Valuation. Tempo will have an anticipated initial pro forma enterprise value of approximately $936 million, implying an expected FY 2022 EV/Adjusted EBITDA multiple of 26.3x and an expected FY 2023 EV/Adjusted EBITDA multiple of 16.1x, which represents a meaningful discount to its peer group of digital manufacturing, advanced manufacturing, and industrial software companies. The ACE board of directors believes that this valuation is priced for appreciation.
●	Tempo’s Unique Product Offering. The ACE board of directors believes that Tempo’s software-driven offering is transformative in the U.S. prototyping and on-demand electronic manufacturing markets, where industry players have traditionally underinvested in technology, at least when compared to Tempo. The ACE board of directors believes that, by integrating its digital and data-driven intelligent manufacturing systems into the manufacturing facilities of the Tempo Add-

On Acquisitions, Tempo will enable a wider, more diverse customer base to benefit tangibly from its proposition of faster turnaround time and significantly enhanced product reliability, all the while generating and extracting significantly more manufacturing data, which in turn enriches the smartness of the digital manufacturing platform.
●	Tempo’s Readiness for the Public Market. On a pro forma basis, Tempo has a substantial revenue stream which is projected to be more than $140 million in FY 2021 and is expected to be profitable. Additionally, Tempo has senior finance leadership with extensive public company experience. This includes Ryan Benton, the Chief Financial Officer of Tempo who has in the last ten years served as Chief Financial Officer, audit committee chair, or Chief Executive Officer in four publicly traded technology companies where he was in particular involved in initial public offerings, mergers, acquisitions,trade-sales, and various other capital market transactions. Tempo’s Vice President of Business Operations and Finance, Keith Tainsky, has extensive business process, strategic planning, ERP systems experience, and one role as a Chief Financial Officer of a public company. Additionally, Tempo’s Vice President and Corporate Controller Sherry Lin, after five years in public accounting, has spent approximately twelve years in various controllership positions at several public companies. The ACE board of directors believes these factors will help Tempo successfully operate as a public company while maintaining the capabilities to execute on additional business acquisitions.
●	Tempo’s Growth Strategies. Tempo intends to deliver revenue and profit growth organically and by attaining synergy from the Tempo Add-On Acquisitions in a number of aspects, including: extracting scale benefits from deploying the software-enhanced intelligent manufacturing platform, successfully executing on a land-and-expand enterprise-oriented go-to-market strategy over a larger customer base with a broader product portfolio, and realizing the savings of a vertically integrated supply chain. Tempo also intends to pursue additional strategic acquisitions in order to accumulate additional manufacturing data, further gain market share, realize additional benefits of greater scale, acquire additional customer relationships and increase its strategic capabilities.
●	Experienced and Proven Management Team. The ACE board of directors believes that Tempo’s management team has extensive experience critical to succeeding in the industrial software and electronics manufacturing market. Tempo’s management team is led by its Chief Executive Officer, Joy Weiss, who is a seasoned semiconductor entrepreneur and, most recently, served as Vice President of Data Center with Analog Devices, Inc. Tempo’s Chief Financial Officer, Ryan Benton, has experience as Chief Financial Officer of several technology companies, most prominently at Exar Corporation, a semiconductor company, where he led major acquisitions and dispositions, and, after promotion to Chief Executive Officer, led the eventual trade-sale of Exar Corporation. Tempo’s Chief Product Officer, Jeff Kowalski, was formerly the Chief Technology Officer for over twelve years at Autodesk, Inc., a leading software corporation that makes products and provides services for the architecture, engineering, construction, manufacturing, media, education, and entertainment industries. Ralph Richart, Tempo’s Chief Technology Officer, was formerly a director of Advanced Circuits, which is the target of one of the Tempo Add-On Acquisitions. Other senior management team members include former officers and managers at leading electronic manufacturing and digital industrial technology companies, including Flex, OSISoft and Matterport. The ACE board of directors believes that under the leadership of these foregoing individuals, Tempo has built a digital manufacturing company that offers customers the proposition of faster and more reliable outcomes, capable of strong growth. The ACE board of directors expects that Tempo’s executives will continue with New Tempo following the Business Combination and that they are aligned with ACE’s culture and goal of creating post-combination value. For additional information regarding Tempo’s executive officers, see the section titled “Management of New Tempo Following the Business Combination — Executive Officers.”

For a more complete description of the ACE board of directors’ reasons for approving the Business Combination, including other factors and risks considered by the ACE board of directors, see the section titled “Business Combination Proposal — ACE’s Board of Directors’ Reasons for the Business Combination.”

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement. For additional information, see “Business Combination Proposal — Related Agreements.”

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, ACE entered into a sponsor support agreement, with the Sponsor, certain of ACE’s directors, officers and initial shareholders and Tempo, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B (the “Sponsor Support Agreement”). Pursuant to the Sponsor Support Agreement, the Sponsor and ACE’s directors, officers and initial shareholders agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. For additional information, see “Business Combination Proposal — Related Agreements — Sponsor Support Agreement.”

Tempo Holders Support Agreement

In connection with the execution of the Merger Agreement, ACE entered into a support agreement with Tempo and certain stockholders of Tempo (the “Tempo Stockholders”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex C (the “Tempo Holders Support Agreement”). Pursuant to the Tempo Holders Support Agreement, certain Tempo Stockholders agreed to, among other things, vote to adopt and approve, upon the effectiveness of the Registration Statement, the Merger Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of the Tempo Holders Support Agreement. For additional information, see “Business Combination Proposal — Related Agreements — Tempo Holders Support Agreement.”

Lock-up Agreement

Pursuant to the terms of the lock-up agreement between New Tempo, the Sponsor and certain former stockholders of Tempo and Advanced Circuits (the “Lock-Up Agreement”), each party to the agreement has agreed that it will not, without the prior written consent of New Tempo during a lock-up period of 180 days or 365 days (depending on the relevant holder), unless earlier released, and subject to customary exceptions, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position any shares of New Tempo common stock or any securities convertible into or exercisable or exchangeable for New Tempo common stock issued or issuable to such party pursuant to the Merger Agreement (collectively, the “Lock-Up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). Notwithstanding the foregoing, if at any time before 180 days or 365 days after the Closing, as applicable, (x) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the Closing results in all of the public stockholders of Tempo having the right to exchange their shares of New Tempo common stock for cash securities or other property, or (y) the closing price of the New Tempo common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any twenty trading days within any thirty-trading day period commencing at least 150 days after the Closing, then each party’s Lock-Up Shares will be automatically released from the lock-up restrictions, in the case of clause (y) above, as of the last day of such thirty-trading day period. The lock-up restrictions contain customary exceptions, including for estate planning transfers, affiliates transfers, and transfers upon death or by will. For additional information, see “Business Combination Proposal — Related Agreements — Lock-Up Agreements.”

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, New Tempo, the Sponsor, other parties to the Sponsor Support Agreement and certain former stockholders of Tempo (the “Tempo Holders”), will enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which New Tempo will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of New Tempo common stock and other equity securities of New Tempo hat are held by the parties thereto from time to time. For additional information, see “Business Combination Proposal — Related Agreements — Registration Rights Agreement.”

PIPE Subscription Agreements

In connection with the execution of the Merger Agreement, ACE entered into PIPE Subscription Agreements with the PIPE Investors pursuant to which the PIPE Investors agreed to purchase either (i) 8.2 million shares of New Tempo common stock at $10.00 per share for an aggregate commitment amount of $82.0 million or (ii) convertible debt securities of New Tempo, for an aggregate purchase price equal to $25.0 million. The obligation of the parties to consummate the purchase and sale of the shares covered by the PIPE Subscription Agreements is conditioned upon, among others, (i) there not being in force any injunction or order enjoining or prohibiting the issuance and sale of the shares covered by the PIPE Subscription Agreements and (ii) satisfaction or waiver of all conditions precedent to the Closing under the Merger Agreement. The closings under the PIPE Subscription Agreements will occur substantially concurrently with the Closing. For additional information, see “Business Combination Proposal — Related Agreements — PIPE Subscription Agreements.”

Backstop Subscription Agreement

In connection with the execution of the Merger Agreement, ACE entered into a Backstop Subscription Agreement with the Backstop Investor, pursuant to which the Backstop Investor committed to purchase up to an additional 2,500,000 shares of New Tempo common stock, for an aggregate amount of up to $25.0 million, to backstop the Minimum Available Acquiror Cash Amount. For additional information, see “Business Combination Proposal — Related Agreements — Backstop Subscription Agreement.”

Advanced Circuits Merger Agreement

On October 13, 2021 Tempo entered into that certain Agreement and Plan of Merger (as amended or otherwise modified from time to time in accordance with its terms, the “Advanced Circuits Merger Agreement”) with Aspen Acquisition Sub, Inc. (“Aspen Merger Sub”), Advanced Circuits and Compass Group Diversified Holdings LLC pursuant to which, among other things, Tempo agreed to acquire all of the outstanding securities of Advanced Circuits through a merger of Merger Sub with and into Advanced Circuits, with Advanced Circuits surviving the merger and becoming a wholly owned subsidiary of Tempo. Under the terms of the Advanced Circuits Merger Agreement, the Advanced Circuits equityholders will receive consideration in the amount of $310 million from Tempo, composed of $240 million in cash and $70 million in shares of New Tempo common stock upon the closing of the Business Combination, excluding certain working capital and other customary adjustments. In addition, the Advanced Circuits equityholders may receive 2.4 million additional shares of New Tempo common stock within five years following the closing of the Business Combination, subject to New Tempo stock price performance following the closing of the Business Combination.

The Advanced Circuits Merger Agreement contains customary representations, warranties, and covenants. The obligations of Tempo and Aspen Merger Sub, on the one hand, and Advanced Circuits, on the other hand, to consummate the transactions contemplated by the Advanced Circuits Merger Agreement are subject to certain conditions, including, but not limited to, (i) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (ii) the absence of any law or order issued by any governmental authority preventing consummation of any of the transactions contemplated by the Advanced Circuits Merger Agreement, (iii) the absence of any legal proceeding arising out of antitrust laws against any party relating to the transactions contemplated by the Advanced Circuits Merger Agreement, (iv) performance in all material respects by the other party of its covenants, (v) the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (vi) the closing of the Business Combination. Tempo and Aspen Merger Sub’s obligations to consummate the transactions contemplated by the Advanced Circuits Merger Agreement are also subject to the condition that no material adverse effect will have occurred with respect to the Advanced Circuits business prior to closing. Advanced Circuits’s obligation to consummate the transactions contemplated by the Advanced Circuits Merger Agreement are also subject to the condition that no material adverse effect will have occurred with respect to Tempo business prior to closing.

Whizz Purchase Agreement

On August 13, 2021 Tempo entered into that certain Stock Purchase Agreement (as amended or otherwise modified from time to time in accordance with its terms, the “Whizz Purchase Agreement”) with Whizz, the stockholders of Whizz (the “Whizz Sellers”) and the other parties thereto pursuant to which, among other things, Tempo agreed to acquire all of the outstanding securities of Whizz from the Whizz Sellers. Following the consummation of the transactions contemplated under the Whizz Purchase Agreement, Whizz will become a wholly owned subsidiary of Tempo. Under the terms of the Whizz Purchase Agreement, the Whizz Sellers will receive consideration in the amount of $60 million from Tempo, composed of $42 million in cash and $18 million in shares of New Tempo common stock upon the closing of the Business Combination, excluding certain working capital and other customary adjustments. In addition, the Whizz Sellers may receive up to an additional $12 million of consideration, in the form cash, shares of New Tempo common stock or a combination thereof at Tempo’s sole discretion, subject to the satisfaction by Whizz of certain sales-based milestones following the closing of the Business Combination and New Tempo stock price performance following the closing of the Business Combination.

The Whizz Purchase Agreement contains customary representations, warranties, and covenants. The obligations of each of Tempo and the Whizz Sellers to consummate the transactions contemplated by the Whizz Purchase Agreement are subject to certain conditions, including, but not limited to, (i) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (ii) the absence of any law or order issued by any governmental authority preventing consummation of any of the transactions contemplated by the Whizz Purchase Agreement, (iii) the performance in all material respects by the other party of its covenants, and (iv) the closing of the Business Combination. Tempo’s obligations to consummate the transactions contemplated by the Whizz Purchase Agreement are also subject to the condition that no material adverse effect will have occurred with respect to the Whizz business prior to closing and the absence of any legal proceeding by a governmental entity seeking to restrain or prohibit the transactions contemplated by the Whizz Purchase Agreement. The obligation of the Whizz Sellers to consummate the transactions contemplated by the Whizz Purchase Agreement are also subject to the condition that no material adverse effect will have occurred with respect to Tempo business prior to closing.

Ownership of New Tempo following Business Combination

As of the date of this proxy statement/prospectus, there are 28,750,000 ordinary shares issued and outstanding, which includes the 5,750,000 founder shares held by the Sponsor and certain initial shareholders and the 23,000,000 public shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 18,100,000 warrants, which includes the 6,600,000 private placement warrants held by the Sponsor and the 11,500,000 public warrants. Each whole warrant entitles the holder thereof to purchase one ACE Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New Tempo common stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination) the ACE fully diluted share capital would be 46,850,000.

Following the Business Combination (assuming consummation of the transactions contemplated by the Purchase Agreement), (1) ACE’s public shareholders are expected to own approximately 28.8% of the outstanding New Tempo common stock (2) Tempo Stockholders (without taking into account any public shares held by Tempo Stockholders prior to the consummation of the Business Combination or shares of New Tempo stock issuable to holders of New Tempo Options) are expected to own approximately 42.8% of the outstanding New Tempo common stock, at a deemed value of $10.00 per share of New Tempo common stock and after giving effect to the Per Share Merger Consideration, (3) the Sponsor and related parties (including the Sponsor Related PIPE Investors) are expected to collectively own approximately 12.2% of the outstanding New Tempo common stock, (4) the Third Party PIPE Investors are expected to own approximately 5.2% of the outstanding New Tempo common stock, (5) eligible Advanced Circuits equityholders are expected to own approximately 8.7% of the outstanding New Tempo common stock and (6) eligible Whizz equityholders are expected to own approximately 2.3% of the outstanding New Tempo common stock. These percentages assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination, (ii) no exercise of the public and private warrants or options or issuance of any shares of New Tempo common stock in connection with the Tempo Earnout Shares, the Advanced Circuits Earnout Shares and the Whizz Earnout Shares, (iii) that (x) New Tempo issues or reserves 34,205,814 shares of New Tempo common stock to Tempo Stockholders as part of the Aggregate Merger Consideration pursuant to the Merger Agreement and (y) New Tempo issues 8,200,000 shares of New Tempo common stock to the PIPE Investors pursuant to the PIPE Investment, (iv) New Tempo issues 7,000,00 shares of New Tempo common stock to eligible Advanced Circuits equityholders, (v) New Tempo issues 1,800,000 shares of New Tempo common stock to eligible Whizz equityholders, and (vi) none of the 2,500,000 additional shares of New Tempo common stock are issued pursuant to the Backstop Investment. If the actual facts are different from these assumptions, the percentage ownership retained by current ACE shareholders and Tempo Stockholders in New Tempo will be different.

The following table illustrates varying ownership levels in New Tempo immediately following the consummation of the Business Combination based on the assumptions above.

	Share Ownership in New Tempo
			Pro Forma Combined
	Pro Forma Combined		(Assuming Maximum
	(Assuming No Redemptions)		Redemptions)(1)
	Number of	%	Number of	%
	Shares	Ownership	Shares	Ownership
Tempo Stockholders(2)(3)	34,205,814	42.8%	34,205,814	46.9%
ACE’s public shareholders	23,000,000	28.8%	13,400,000	18.4%
Sponsor & related parties(4)	9,750,000	12.2%	12,250,000	16.8%
Third Party PIPE Investors	4,200,000	5.2%	4,200,000	5.8%
Advanced Circuits Stockholders(5)	7,000,000	8.7%	7,000,000	9.6%
Whizz Stockholders(6)	1,800,000	2.3%	1,800,000	2.5%
Total	79,955,814	100.0%	72,855,814	100.0%
(1)	Assumes maximum redemptions of 9,600,000 Class A public shares of ACE in connection with the Business Combination at approximately $10.00 per share based on trust account figures as of June 30, 2021 and 2,500,000 additional shares of New Tempo common stock are issued in the Backstop Investment.
(2)	Following the Closing, the Eligible Tempo Equityholders will have the right to receive up to 7,500,000 Tempo Earnout Shares in three equal tranches upon the occurrence of the Earnout Triggering Events during the Earnout Period. Because the Tempo Earnout Shares are contingently issuable based upon the share price of New Tempo reaching certain thresholds that have not yet been achieved, the pro forma New Tempo common stock issued and outstanding immediately after the Business Combination excludes the 7,500,000 Tempo Earnout Shares.
(3)	Includes an estimated 2,451,613 shares of New Tempo common stock expected to be issued to Tempo warrant holders, net of exercise proceeds, and excludes an estimated 14,267,458 shares of New Tempo common stock to be reserved for potential future issuance upon the exercise of New Tempo Options.
(4)	Includes 4,000,000 shares subscribed for by the Sponsor Related PIPE Investors, 5,750,000 shares beneficially owned by the directors and officers of ACE and certain initial shareholders, and, in the case assuming maximum redemptions, 2,500,000 additional shares of New Tempo common stock are issued in the Backstop Investment.
(5)	Following the Closing, New Tempo will issue 7,000,000 shares of New Tempo common stock to the eligible equityholders of Advanced Circuits pursuant to the Advanced Circuits Merger Agreement. Following the Closing, the eligible Advanced Circuits equityholders will have the right to receive up to 2,400,000 earnout shares upon the occurrence of the certain triggering events during the relevant earnout period. Because the earnout shares are contingently issuable based upon the share price of New Tempo reaching certain thresholds that have not yet been achieved, the pro forma New Tempo common stock issued and outstanding immediately after the Business Combination excludes these earnout shares.
(6)	Following the Closing, New Tempo will issue 1,800,000 shares of New Tempo common stock to the eligible equityholders of Whizz pursuant to the Whizz Purchase Agreement. Following the Closing, the eligible Whizz equityholders will have the right to receive up to 1,043,478 earnout shares upon the occurrence of the certain triggering events during the relevant earnout period. Because the earnout shares are (i) contingently issuable based upon the share price of New Tempo reaching certain thresholds and the achievement of certain operational targets, that have not yet been achieved, and (ii) are alternatively payable in cash at the Company’s option, the pro forma New Tempo common stock issued and outstanding immediately after the Business Combination excludes these earnout shares.

Date, Time and Place of Extraordinary General Meeting of ACE’s Shareholders

The extraordinary general meeting of the shareholders of ACE will be held at a.m., Eastern Time, on, 2022, at the offices of           located at or virtually via live webcast at     , to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved.

Voting Power; Record Date

ACE shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on, 2022, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. ACE warrants do not have voting rights. As of the close of business on the record date, there were 28,750,000 ordinary shares issued and outstanding, of which 23,000,000 were issued and outstanding public shares.

Quorum and Vote of ACE Shareholders

A quorum of ACE shareholders is necessary to hold a valid meeting. A quorum will be present at the ACE extraordinary general meeting if a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. While ACE shareholders will be permitted to observe the proceedings of the extraordinary general meeting virtually via live webcast, such shareholders will not be able to vote via live webcast, and such virtual participation will not be counted for the purposes of establishing a quorum. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 14,375,001 ordinary shares would be required to achieve a quorum.

The Sponsor and ACE’s directors, officers, and certain other initial shareholders have agreed to vote all of their founder shares and any other public shares held by them in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor (including ACE’s directors, officers, and such other initial shareholders) owns 20.0% of the issued and outstanding ordinary shares.

The proposals presented at the extraordinary general meeting require the following votes:

●	Business Combination Proposal: The Business Combination Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
●	Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
●	Organizational Documents Proposals: The separate approval of each of the Organizational Documents Proposals requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
●	Director Election Proposal: The Director Election Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
●	Stock Issuance Proposal: The Stock Issuance Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
●	Incentive Award Plan Proposal: The Incentive Award Plan Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

●	ESPP Proposal: The ESPP Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
●	Adjournment Proposal: The Adjournment Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Redemption Rights

Pursuant to the Cayman Constitutional Documents, a public shareholder may request of ACE that New Tempo redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

●	hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;
●	submit a written request to Continental, ACE’s transfer agent, that New Tempo redeem all or a portion of your public shares for cash; and
●	deliver your public shares to Continental, ACE’s transfer agent, electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on, 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, ACE’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, ACE’s transfer agent, New Tempo will redeem such public shares for a per- share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of New Tempo common stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of ACE — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares without the prior consent of ACE. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash without the prior consent of ACE.

The Sponsor and ACE’s directors, officers, and certain other initial shareholders have agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and ACE’s directors, officers, and such other initial shareholders have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor (including ACE’s directors, officers, and such other initial shareholders) owns 20.0% of the issued and outstanding ordinary shares.

Holders of the warrants will not have redemption rights with respect to the warrants.

Appraisal Rights

Neither ACE shareholders nor ACE warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. ACE has engaged Morrow Sodali LLC to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section titled “extraordinary general meeting of ACE — Revoking Your Proxy.”

Interests of ACE’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of ACE’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and ACE’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of ACE shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

●	If ACE does not consummate a business combination by January 30, 2022 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Act to provide for claims of creditors and the requirements of other applicable law. In such event, the 5,595,000 ACE Class B ordinary shares owned by the Sponsor and certain initial shareholders, and the 155,000 ACE Class B ordinary shares directly owned by ACE’s independent directors and certain of its officers, in aggregate, would be worthless because following the redemption of the public shares, ACE would likely have few, if any, net assets and because the Sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to the Sponsor if ACE fails to complete a business combination within the required period. The Sponsor purchased the ACE Class B ordinary shares prior to ACE’s initial public offering for approximately $0.004 per share and certain of ACE’s directors and executive officers, including Behrooz Abdi, have an economic interest in such shares. The 5,750,000 shares of New Tempo common stock that the Sponsor (including the independent directors, certain officers and certain initial shareholders of ACE, and excluding the Sponsor Related PIPE Investors) will hold following the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of approximately $57.2 million based upon the closing price of $9.95 per public share on Nasdaq on November 8, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. Given such shares of New Tempo common stock will be subject to certain restrictions, including those described above, ACE believes such shares have less value. The 6,600,000 New Tempo warrants into which the 6,600,000 private placement warrants held by the Sponsor and certain initial shareholders will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of approximately $8.1 million based upon the closing price of $1.23 per public warrant on Nasdaq on November 8, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.
●	Ryan Benton, a director of ACE, is also Chief Financial Officer of Tempo and as such is considered an interested party to the Business Combination. Mr. Benton recused himself from the ACE board of directors meetings and certain votes regarding the Merger Agreement and the Business Combination.

●	The Sponsor (including its representatives and affiliates) and ACE’s directors and officers, may, in the future, become affiliated with entities that are engaged in a similar business to ACE. The Sponsor and ACE’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to ACE completing its initial business combination (assuming ACE has entered into the Merger Agreement). Moreover, certain of ACE’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. ACE’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to ACE, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in ACE’s favor and such potential business opportunities may be presented to other entities prior to their presentation to ACE, subject to applicable fiduciary duties under Cayman Islands Companies Act and Cayman Islands common law. ACE’s Cayman Constitutional Documents provide that ACE renounces its interest in any corporate opportunity offered to any director or officer of ACE which may be an opportunity for such director, on the one hand, or ACE, on the other.
●	ACE’s existing directors and officers will be eligible for continued indemnification and continued coverage under ACE’s directors’ and officers’ liability insurance after the Merger and pursuant to the Merger Agreement.
●	The Sponsor Related PIPE Investors have subscribed for $40,000,000 of the PIPE Investment, for which they will receive up to 4,000,000 shares of New Tempo common stock. The Sponsor Related PIPE Investors have additionally subscribed for up to an additional $25.0 million of ACE’s 12.0% convertible senior notes due 2025. The 4,000,000 shares of New Tempo common stock which the Sponsor Related PIPE Investors have subscribed for in the PIPE Investment, if unrestricted and freely tradable, would have had an aggregate market value of approximately $39.8 million based upon the closing price of $9.95 per public share on Nasdaq on November 8, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. See “Certain Relationships and Related Persons Transactions — ACE’s Related Party Transactions — PIPE Subscription Agreements” for additional information.
●	The Backstop Investor has committed to purchase up to an additional 2,500,000 shares of New Tempo common stock, or an aggregate of up to $25.0 million, to backstop the Minimum Available Acquiror Cash Amount. See “Business Combination Proposal — Related Agreements — Backstop Subscription Agreement” for additional information.
●	In the event that ACE fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, ACE will be required to provide for payment of claims of creditors that were not waived that may be brought against ACE within the ten years following such redemption. In order to protect the amounts held in ACE’s trust account, the Sponsor has agreed that it will be liable to ACE if and to the extent any claims by a third party (other than ACE’s independent auditors) for services rendered or products sold to ACE, or a prospective target business with which ACE has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of ACE’s IPO against certain liabilities, including liabilities under the Securities Act.
●	In order to finance transaction costs in connection with ACE’s initial business combination (including any amounts which are currently outstanding), the Sponsor or an affiliate of the Sponsor, or certain of ACE’s officers and directors may, but are not obligated to, loan funds to ACE as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes that would each become due and payable in full, without interest, upon completion of ACE’s initial business combination, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a business combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to ACE’s private placement warrants. In the event that ACE does not complete its initial business combination within the prescribed time frame, ACE may use a portion of its working capital held outside of its trust account to repay any Working Capital Loans made to ACE, but no proceeds held in the trust account would be used to repay such Working Capital Loans, and the applicable related party lender or lenders may not be able to recover the value it or they have loaned to ACE pursuant to such Working Capital Loans. On August 12, 2020, ACE entered into a working capital facility (the “Working Capital Facility”)

with ASIA-IO Advisors Limited (“ASIA-IO”), an affiliate of the Sponsor, in the aggregate amount of $1,500,000. The funds from the Working Capital Facility will be utilized to finance transaction costs in connection with the Business Combination. The Working Capital Facility is non-interest bearing, non-convertible and due to be repaid upon the consummation of a Business Combination. In return, ACE deposited $900,000 into an account held by ASIA-IO, from which the Company may make fund withdrawals for up to $1,500,000. As part of the Working Capital Facility, ASIA-IO waived the right to convert the Working Capital Loan into private placement warrants. Any outstanding amounts deposited with ASIA-IO upon the completion of a Business Combination or dissolution of ACE, will be returned to ACE. In November 2020, the deposit amount was reduced by $850,000. As of June 30, 2021, ACE had no outstanding borrowing under the Working Capital Facility.
●	Pursuant to the Registration Rights Agreement, the Sponsor and ACE’s directors and officers will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of New Tempo’s common stock and warrants held by such parties following the consummation of the Business Combination.

The Sponsor and ACE’s directors, officers, and certain other initial shareholders have agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and ACE’s directors, officers, and such other initial shareholders have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor (including ACE’s directors, officers, and such other initial shareholders) owns 20.0% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or ACE’s securities, the Sponsor, Tempo or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of ACE’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Tempo or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Business Combination Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) ACE’s net tangible assets (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) being at least $5,000,001.

Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. ACE will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of ACE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ACE and its shareholders and what he, she or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, ACE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Business Combination Proposal — Interests of ACE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Interests of Tempo’s Directors and Executive Officers in the Business Combination

In considering the approval, and recommendation of stockholder approval, by the Tempo board of directors with respect to the Merger Agreement, Tempo stockholders should keep in mind that Tempo’s directors and officers have interests in the Business Combination that are different from, or in addition to (and that may conflict with), those of Tempo stockholders. The Tempo board of directors was aware of such interests during its deliberations on the merits of the Business Combination. These interests include, among other things, the interests listed below:

●	Certain of Tempo’s directors and executive officers are expected to become directors and/or executive officers of New Tempo upon the Closing. Specifically, the following individuals who are currently executive officers of Tempo are expected to become executive officers of New Tempo upon the Closing, serving in the offices set forth opposite their names below:

Name	Position
Joy Weiss	President, Chief Executive Officer and Director Nominee
Ryan Benton	Chief Financial Officer and Secretary

●	Ryan Benton, the Chief Financial Officer of Tempo, is also a director of ACE and as such is considered an interested party to the Business Combination. Mr. Benton recused himself from the ACE board of directors meetings and certain votes regarding the Merger Agreement and the Business Combination.
●	Upon the Closing, Joy Weiss, President and Chief Executive Officer of Tempo, and Behrooz Abdi, Chairman and Chief Executive Officer of ACE, are expected to become members of the Board. Other current members of both Tempo and ACE’s boards, as well as other parties, are being evaluated to become members of the Board upon the Closing.

Certain of Tempo’s executive officers and directors as of the date of the Merger Agreement hold Tempo Options. The treatment of such Tempo Options in connection with the Business Combination is described in “Business Combination Proposal — Consideration — Treatment of Tempo Options,” which description is incorporated by reference herein. The holding of such Tempo Options by such executive officers and directors as of November 8, 2021 is set forth in the table below.

	Tempo Options
Executive Officers and Directors	Vested	Unvested
Joy Weiss	1,752,807	1,482,329
Ryan Benton	242,220	1,066,618
Matthew Granade	37,136	268,447
Jacqueline Dee Schneider	42,969	91,857
Jeffrey McAlvay	881,297	—
Sri Chandrasekar	—	—
Zavain Dar	—	—

Recommendation to Shareholders of ACE

ACE’s board of directors believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of ACE’s shareholders and recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Stock Issuance Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of ACE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ACE and its shareholders and what he, she or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, ACE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Business Combination Proposal — Interests of ACE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination. These figures assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination or our extension proposal and (ii) that New Tempo issues or reserves for issuance 43,005,814 shares of New Tempo common stock to the Tempo Stockholders, Advanced Circuits equityholders, and Whizz equityholders as part of the Aggregate Merger Consideration, the Advanced Circuits Consideration and the Whizz Consideration, respectively, pursuant to the Merger Agreement. If the actual facts are different from these assumptions, the below figures will be different.

Sources		Uses
($ in millions)
Cash and investments held in trust account(1)	$230.0	Cash to Advanced Circuits and Whizz Equityholders	$281.0
PIPE Investment(2)	82.0	Cash to balance sheet(3)	64.8
Convertible Note Investment	25.0
Structural Capital Senior Term Debt, Net Proceeds(4)	53.8	Equity to Shareholders	549.0
Shareholder Rollover Equity	549.0	Transaction expenses(5)	45.0
Total sources	$939.8	Total uses	$939.8
(1)	Calculated as of June 30, 2021.
(2)	8.2 million shares issued in the PIPE Investment are at a deemed value of $10.00 per share.
(3)	If we assume redemptions of 9,600,000 Class A public shares of ACE in connection with the Business Combination at approximately $10.00 per share based on trust account figures as of June 30, 2021, which is the maximum redemptions scenario described under the section titled “Unaudited Pro Forma Condensed Combined Financial Information — Basis of Pro Forma Presentation,” we expect to satisfy the Minimum Available Acquiror Cash Amount required to consummate the Business Combination of at least $320.0 million, after giving effect to the PIPE Investment (including the Backstop Investment) and before giving effect to the payment of the estimated transaction costs of $45.0 million, including ACE’s deferred underwriting commissions from its IPO, incurred in connection with the Business Combination.
(4)	Proceeds received relates borrowings under the Loan and Security Agreement, net of repayment of existing debt. Excludes the $70.0 million final tranche under the Loan and Security Agreement that is available to support either future acquisitions or potential redemptions from shareholders of ACE.
(5)	Includes deferred underwriting commission of $8.05 million and estimated transaction expenses.

U.S. Federal Income Tax Considerations

For a discussion summarizing the U.S. federal income tax considerations of the Domestication and exercise of redemption rights, please see “U.S. Federal Income Tax Considerations.”

Expected Accounting Treatment

The Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of the Company as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Tempo immediately following the Domestication will be the same as those of ACE immediately prior to the Domestication.

The Business Combination

We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, ACE is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Tempo will represent a continuation of the financial statements of Tempo with the Business Combination treated as the equivalent of Tempo issuing stock for the net assets of ACE, accompanied by a recapitalization. The net assets of ACE will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Tempo in future reports of the New Tempo. See the subsection titled “The Business Combination — Expected Accounting Treatment of the Business Combination.”

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (“FTC”), certain transactions may not be consummated unless an HSR Notification and Report Form has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC by each party and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the two filings of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On October 27, 2021, ACE and Tempo filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC and requested early termination.

At any time before or after consummation of the Business Combination, notwithstanding expiration or termination of the waiting period under the HSR Act, the Antitrust Division or the FTC, or any state, foreign or other governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets or other remedies, and/or subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

ACE cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, ACE cannot assure you as to its result.

Neither ACE nor Tempo is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Emerging Growth Company

ACE is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and for so long as it remains an emerging growth company it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to,

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;
●	reduced disclosure obligations regarding executive compensation in ACE’s periodic reports, proxy statements, and registration statements;

●	exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved; and
●	an extended transition period for complying with new or revised accounting standards by allowing an emerging growth company to delay the adoption of such accounting standards until those standards would otherwise apply to private companies that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act.

We have elected to take advantage of certain of the reduced disclosure obligations in this proxy statement/prospectus and may elect to take advantage of other reduced reporting requirements in future filings and reports. Accordingly, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

We have also elected under the JOBS Act to use the extended transition period for complying with new or revised accounting standards. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of ACE’s initial public offering. If certain events occur prior to the end of such five-year period, including if (i) we become a “large accelerated filer” which means at least $700.0 million of equity securities are held by non-affiliates as of the last business day of our second fiscal quarter; our annual gross revenue exceeds $1.07 billion; or (iii) we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five- year period.

Smaller Reporting Company

ACE is also a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We will remain a smaller reporting company and may take advantage of certain scaled disclosures available to smaller reporting companies for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our equity securities held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Summary of Risk Factors

In evaluating the proposals to be presented at the ACE extraordinary general meeting, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section titled “Risk Factors.” Below are some of these risks, any one of which could adversely affect our business, financial condition, results of operations, and prospects.

●	The success of New Tempo’s business is dependent on New Tempo’s ability to keep pace with technological changes and competitive conditions in New Tempo’s industry and New Tempo’s ability to effectively adapt New Tempo’s services as New Tempo’s customers react to technological changes and competitive conditions in their respective industries. New Tempo may not timely and effectively scale and adapt New Tempo’s existing technology, processes, and infrastructure to meet the needs of New Tempo’s business.
●	New Tempo’s operating results and financial condition may fluctuate from period to period and may fall below expectations in any particular period, which could adversely affect the market price of New Tempo common stock.
●	Tempo currently competes, and New Tempo will compete, with numerous other diversified manufacturing service providers, electronic manufacturing services and design providers and others, and may face increasing competition, which could cause its operating results to suffer.

●	Because Tempo’s industry is, and New Tempo’s industry is expected to continue to be, rapidly evolving, forecasts of market growth may not be accurate, and even if these markets achieve the forecasted growth, there can be no assurance that New Tempo’s business will grow at similar rates, or at all.
●	New Tempo's gross profit and gross margin will be dependent on a number of factors, including its mix of services, market prices, labor costs and availability, acquisitions it may make and its ability to achieve cost synergies, level of capacity utilization and component, material, and other services prices.
●	Tempo purchases, and New Tempo will purchase, a significant amount of the materials and components it uses from a limited number of suppliers, and if such suppliers become unavailable or inadequate, its customer relationships, results of operations and financial condition may be adversely affected.
●	Third-party lawsuits and assertions to which New Tempo may become subject alleging its infringement of patents, trade secrets or other intellectual property rights may have a significant adverse effect on its financial condition.
●	New Tempo may be involved in legal proceedings, including intellectual property (“IP”), anti-competition and securities litigation, employee-related claims and regulatory investigations, which could, among other things, divert efforts of management and result in significant expense and loss of Tempo’s existing IP rights.
●	An inability to successfully manage the procurement, development, implementation, or execution of IT systems, or to adequately maintain these systems and their security, as well as to protect data and other confidential information, may adversely affect New Tempo’s business and reputation.
●	Tempo’s industry routinely experiences cyclical market patterns and Tempo’s services are, and New Tempo’s services are expected to be, used across different end markets, and a significant downturn in the industry or in any of these end markets could cause a meaningful reduction in demand for New Tempo’s services and harm its operating results.
●	Tempo will incur increased costs as a result of operating as a public company, and New Tempo’s management will be required to devote substantial time to new compliance and investor relations initiatives.
●	The Sponsor and ACE’s directors, officers and certain other initial shareholders have agreed to vote in favor of the Business Combination, regardless of how ACE’s public shareholders vote.
●	Since the Sponsor and ACE’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of ACE’s shareholders, a conflict of interest may have existed in determining whether the Business Combination with Tempo is appropriate as ACE’s initial business combination. Such interests include that the Sponsor will lose its entire investment in ACE if the Business Combination is not completed.
●	Following the consummation of the Business Combination, ACE’s only significant asset will be its ownership interest in Tempo and such ownership may not be sufficient to pay dividends or make distributions or loans to enable ACE to pay any dividends on New Tempo common stock or satisfy ACE’s other financial obligations.
●	ACE’s public stockholders will experience immediate dilution as a consequence of the issuance of New Tempo common stock as consideration in the Business Combination and the PIPE Investment and due to future issuances pursuant to the 2022 Plan.
●	Tempo and ACE previously identified material weaknesses in their internal control over financial reporting and may face litigation and other risks as a result of the material weakness in their internal control over financial reporting.
●	If analysts do not publish research about New Tempo’s business or if they publish inaccurate or unfavorable research, New Tempo’s stock price and trading volume could decline.

●	New Tempo’s Proposed Certificate of Incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between New Tempo and its stockholders and that the federal district courts shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, as amended, which could limit New Tempo’s stockholders’ ability to obtain a favorable judicial forum for disputes with New Tempo or New Tempo’s directors, officers or employees.
●	Tempo is an early-stage company with a history of losses. Tempo has not been profitable historically and New Tempo may not achieve or maintain profitability in the future.
●	Tempo’s limited operating history and rapid growth make evaluating Tempo's current business and New Tempo’s future prospects difficult and may increase the risk of your investment.Tempo is dependent on a limited number of customers and end markets, and a decline in revenue from, or the loss of, any significant customer, could have a material adverse effect on its financial condition and operating results.

The summary risk factors described above should be read together with the text of the full risk factors in the section titled “Risk Factors” and the other information set forth in this proxy statement/prospectus. The risks summarized above or described in full under the section titled “Risk Factors” are not the only risks that we face. Additional risks and uncertainties not precisely known to us, or that we currently deem to be immaterial may also harm our business, financial condition, results of operations and future growth prospects.

COMPARATIVE PER SHARE INFORMATION

The comparative per share information sets forth summary historical per share information for ACE and Tempo and unaudited pro forma condensed combined per share information after giving effect to the Business Combination, presented under two assumed redemption scenarios as follows:

●	Assuming No Redemptions — this scenario assumes that no public stockholders of ACE exercise their redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.
●	Assuming Maximum Redemptions — this scenario assumes 9,600,000 of the public shares are redeemed for their pro rata share of the funds in ACE’s trust account for an aggregate payment of $96.0 million, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of approximately $10.00 per share based on funds held in the trust account as of June 30, 2021 and still satisfy the Minimum Available Acquiror Cash Amount required to consummate the Business Combination of at least $320.0 million, after giving effect to the PIPE Investment and the Backstop Investment and before giving effect to the payment of the estimated transaction costs of $45.0 million, including ACE’s deferred underwriting commissions from its IPO, incurred in connection with the Business Combination.

The selected unaudited pro forma condensed combined book value information as of June 30, 2021 gives pro forma effect to the Business Combination as if it had occurred on June 30, 2021. The selected unaudited pro forma condensed combined net income (loss) per share and weighted average shares outstanding information for the six months ended June 30, 2021 and for the year ended December 31, 2020 gives pro forma effect to the Business Combination as if it had occurred on January 1, 2020.

The two alternative levels of redemptions assumed in the selected unaudited pro forma condensed combined per share information are based on the assumption that there are no adjustments for the outstanding Warrants issued in connection with the IPO as such securities are not exercisable until 30 days after the Closing. There are also no adjustments for the estimated 14,267,458 shares reserved for the potential future issuance of New Tempo common stock upon the exercise of the New Tempo Options to be issued to holders of Tempo Options upon the consummation of the Business Combination, as such events have not yet occurred.

This information is only a summary and should be read in conjunction with the historical financial statements of ACE and Tempo and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined per share information of ACE and Tempo is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma condensed combined income (loss) per share information below does not purport to represent the income (loss) per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma condensed combined book value per share information below does not purport to represent what the value of ACE and Tempo would have been had the companies been combined during the periods presented.

ACE is providing the following comparative per share information to assist you in your analysis of the financial aspects of the Business Combination.

			Pro Forma Condensed Combined
(in thousands, except share and per share data)	ACE	Tempo	No Redemptions	Max Redemptions
As of and for the year ended December 31, 2020
Book value per share	$0.22 and $0.90	$3.56	N/A	N/A
Weighted average shares outstanding – basic and diluted	23,000,000 and	9,755,174	79,955,814	72,855,815
	5,530,233
Net loss per share – basic and diluted	$0.00 and $(0.20)	$(1.96)	$(0.55)	$(0.61)
As of and for the six months ended June 30, 2021
Book value per share	$0.22 and $0.87	4.63	$3.60	$2.98
Weighted average shares outstanding – basic and diluted	23,000,000 and	9,778,360	79,955,814	72,855,815
	5,750,000
Net loss per share – basic and diluted	$0.00 and $(2.20)	$(1.40)	$(0.19)	$(0.21)

MARKET PRICE AND DIVIDEND INFORMATION

ACE units, Class A ordinary shares and public warrants are currently listed on The Nasdaq Capital Market under the symbols “ACEVU” and “ACEV” and “ACEVW,” respectively.

The most recent closing price of the units, common stock, and redeemable warrants as of October 13, 2021, the last trading day before announcement of the execution of the Merger Agreement, was $10.14, $9.92 and $0.58, respectively. As of     , 2022, the record date for the extraordinary general meeting, the most recent closing price for each unit, common stock and redeemable warrant was $         , $     and $    , respectively.

Holders of the units, public shares and public warrants should obtain current market quotations for their securities. The market price of ACE’s securities could vary at any time before the Business Combination.

Holders

As of the date of this proxy statement/prospectus there was one holder of record of ACE’s Class A ordinary shares, six holders of record of ACE’s Class B ordinary shares, one holder of record of ACE units and three holders of ACE warrants. See “Beneficial Ownership of Securities.”

Dividend Policy

ACE has not paid any cash dividends on its Class A ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of New Tempo subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of New Tempo’s board of directors. ACE’s board of directors is not currently contemplating and does not anticipate declaring stock dividends nor is it currently expected that New Tempo’s board of directors will declare any dividends in the foreseeable future. Further, the ability of New Tempo to declare dividends may be limited by the terms of financing or other agreements entered into by New Tempo or its subsidiaries from time to time.

Price Range of Tempo’s Securities

Historical market price information regarding Tempo is not provided because there is no public market for Tempo’s securities. For information regarding Tempo’s liquidity and capital resources, see “Tempo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

RISK FACTORS

ACE shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus.

Risks Relating to Tempo’s Business and Industry

The success of New Tempo’s business is dependent on New Tempo’s ability to keep pace with technological changes and competitive conditions in New Tempo’s industry, and New Tempo’s ability to effectively adapt New Tempo’s services as New Tempo’s customers react to technological changes and competitive conditions in their respective industries. New Tempo may not timely and effectively scale and adapt New Tempo’s existing technology, processes, and infrastructure to meet the needs of New Tempo’s business.

The success of New Tempo’s business is dependent on New Tempo’s ability to keep pace with technological changes and competitive conditions in New Tempo’s industry, and New Tempo’s ability to effectively adapt New Tempo’s services as New Tempo’s customers react to technological changes and competitive conditions in their respective industries. New Tempo may not timely and effectively scale and adapt New Tempo’s existing technology, processes, and infrastructure to meet the needs of New Tempo’s business. If New Tempo is unable to offer technologically advanced, high quality, quick turnaround, cost effective manufacturing services that are differentiated from New Tempo’s competition, or if New Tempo is unable to adapt those services as New Tempo’s customers’ requirements change, demand for New Tempo’s services may decline.

New Tempo’s operating results and financial condition may fluctuate from period to period and may fall below expectations in any particular period, which could adversely affect the market price of New Tempo’s common stock.

Tempo’s operating results and financial condition have historically fluctuated, and New Tempo’s operating results and financial condition are expected to continue to fluctuate, from quarter-to-quarter and year-to-year due to a number of factors, many of which will not be within New Tempo’s control.

Both Tempo’s business and the electronics manufacturing industry are changing and evolving rapidly, and Tempo’s historical operating results may not be useful in predicting New Tempo’s future operating results. If New Tempo’s operating results do not meet the guidance that it provides to the marketplace or the expectations of securities analysts or investors, the market price of New Tempo’s common stock will likely decline. Fluctuations in New Tempo’s operating results and financial condition may be due to a number of factors, including:

●	the degree of market acceptance of its services;
●	its ability to compete with competitors and new entrants into New Tempo’s markets;
●	the mix of services that it sells during any period;
●	the timing of its sales and deliveries to customers;
●	the geographic distribution of its sales;
●	changes in its pricing policies or those of its competitors, including its response to price competition;
●	changes in the amount that it spends to develop and manufacture new services or technologies;
●	changes in the amounts that it spends to promote its services;
●	changes in the cost of satisfying its warranty obligations;

●	expenses and/or liabilities resulting from litigation;
●	unforeseen liabilities or difficulties in integrating its acquisitions or newly acquired businesses;
●	disruptions to its information technology systems;
●	general economic and industry conditions that affect customer demand;
●	the impact of the COVID-19 pandemic on its customers, suppliers, manufacturers, and operations; and
●	changes in accounting rules and tax laws.

Due to the foregoing factors, and the other risks discussed in this proxy statement/prospectus, you should not rely on quarter-over-quarter and year-over-year comparisons of Tempo’s operating results as an indicator of New Tempo’s future performance.

Tempo currently competes, and New Tempo will compete, with numerous other diversified manufacturing service providers, electronic manufacturing services and design providers and others, and may face increasing competition, which could cause New Tempo’s operating results to suffer.

Tempo’s industry is, and New Tempo's industry will continue to be, highly competitive. Tempo competes, and New Tempo will compete, against numerous domestic and foreign electronic manufacturers, manufacturing service providers, and design providers. These companies could decrease their pricing, thereby increasing competitive pressures for New Tempo. Additionally, these competitors may:

●	respond more quickly to new or emerging technologies or changes in customer requirements;
●	have engineering capabilities and/or manufacturing resources that are greater than New Tempo’s;
●	have greater name recognition, critical mass, and geographic market presence;
●	be better able to take advantage of acquisition opportunities;
●	devote greater resources to the development, promotion and sale of their services and execution of their strategy;
●	be better positioned to compete on price for their services;
●	have excess capacity, and be better able to utilize such excess capacity;
●	have greater direct buying power from component suppliers, distributors, and raw material suppliers;
●	have lower cost structures as a result of their geographic location or the services they provide;
●	be willing or able to make sales or provide services at lower margins than New Tempo does;
●	have increased vertical capabilities providing them greater cost savings.

Tempo also faces, and New Tempo will continue to face, competition from the manufacturing operations of its current and potential customers, some of whom may be evaluating the merits of manufacturing products internally against the advantages of outsourcing.

The actions of competitors and current and potential customers could cause a decline New in Tempo’s sales and/or compression of New Tempo’s profits.

Customer relationships with emerging companies may present more risks than with established companies.

Customer relationships with emerging companies present special risks because Tempo does not have, and New Tempo will not have, an extensive services or customer relationship history. Tempo’s credit risk on these customers, especially in trade accounts receivable and inventories, and the risk that these customers will be unable to fulfill indemnification obligations to Tempo is potentially increased. Tempo sometimes offers these customers extended payment terms and other support and financial accommodations which may increase New Tempo’s financial exposure.

New Tempo may be adversely affected by supply chain issues, including shortages of required electronic components and raw materials.

Strategic and efficient component and materials purchasing is an aspect of Tempo’s, and will continue to be an aspect of New Tempo’s, strategy. When prices rise, they may impact New Tempo’s margins and results of operations if New Tempo is not able to pass the increases through to New Tempo’s customers or otherwise offset them. Some of the products Tempo manufactures, and New Tempo will manufacture, require one or more components that are only available from a single source. Some of these components or materials are subject to supply shortages from time to time. In some cases, supply shortages will substantially curtail production of all assemblies using a particular component. A supply shortage can also increase New Tempo’s cost of goods sold if New Tempo has to pay higher prices for components or materials in limited supply or cause New Tempo to have to reconfigure products to accommodate a substitute component or material. In the past there have been industry wide conditions, natural disasters and global events that have caused component and material shortages. New Tempo’s production of a customer’s product could be negatively impacted by any quality, reliability, or availability issues with any of New Tempo’s component s and material uppliers. The financial condition of Tempo’s or New Tempo’s suppliers could affect their ability to supply components or materials and their ability to satisfy any warranty obligations they may have, which could have a material adverse effect on New Tempo’s results of operations.

If a component or material shortage is threatened or anticipated, Tempo or New Tempo may purchase its components or materials early to avoid a delay or interruption in Tempo’s operations. Purchasing components or materials early may materially increase inventory carrying costs and may result in inventory obsolescence, which could materially adversely affect New Tempo’s results of operations. A component shortage may also require to the use of second tier vendors or the procurement of components or materials through new and untested brokers. These components or materials may be of lesser quality than those Tempo has historically purchased and could result in material costs to bring such components or materials up to necessary quality levels or to replace defective ones.

New Tempo’s gross profit and gross margin will be dependent on a number of factors, including New Tempo’s services mix, market prices, labor costs and availability, acquisitions New Tempo may make and New Tempo’s ability to achieve cost synergies, level of capacity utilization and component, material, and other services prices.

New Tempo’s gross margin will be highly dependent on service mix, which is susceptible to seasonal and other fluctuations in New Tempo’s markets. A shift in sales mix away from New Tempo’s higher margin services could adversely affect New Tempo’s future gross margin percentages. In addition, increased competition and the existence of service alternatives, more complex engineering requirements, lower demand or reductions in New Tempo’s technological lead compared to New Tempo’s competitors, and other factors may lead to further price erosion, lower revenue and lower margin.

In addition, prototype and on-demand electronics manufacturing requires significant capital investment, leading to high fixed costs, including depreciation expense. If New Tempo is unable to utilize New Tempo’s owned manufacturing facilities at a high level, the fixed costs associated with these facilities will not be fully absorbed, resulting in higher average unit costs and a lower gross margin. Furthermore, fluctuations in commodity prices could negatively impact New Tempo’s margins.

New Tempo’s gross margin may also be adversely affected if businesses or companies that Tempo acquires have different gross margin profiles and by expenses related to such acquisitions.

Many of New Tempo’s anticipated customers operate in industries that experience rapid technological change resulting in short product life cycles and as a result, if the product life cycles of its customers slow materially, and research and development expenditures are reduced, its financial condition, business and results of operations will be materially adversely affected.

Many of New Tempo’s anticipated customers compete in markets that are characterized by rapidly changing technology, evolving industry standards and continuous improvement in products and services. These conditions frequently result in short product life cycles. As professionals operating in research and development departments are expected to represent the majority of New Tempo’s net sales, the rapid development of electronic products will be a key driver of New Tempo’s sales and operating performance. Any decline in the development and introduction of new electronic products could slow the demand for New Tempo’s services and could have a material adverse effect on its financial condition, business and results of operations.

If demand for New Tempo’s services does not grow as expected, or develops more slowly than expected, New Tempo’s revenues may stagnate or decline, and New Tempo’s business may be adversely affected.

New Tempo may not be able to develop effective strategies to raise awareness among potential customers of the benefits of software-accelerated electronics manufacturing or New Tempo’s services may not address the specific needs or provide the level of functionality or economics required by potential customers to encourage the electronics market to shift towards software-accelerated electronics manufacturing. If software-accelerated electronics manufacturing technology does not gain broader market acceptance as an alternative to conventional manufacturing processes, or does so more slowly than anticipated, or if the marketplace adopts electronics manufacturing technologies that differ from New Tempo’s technologies, New Tempo may not be able to increase or sustain the level of sales of New Tempo’s services, and New Tempo’s operating results would be adversely affected as a result.

Defects in shipped products that give rise to returns or warranty or other claims could result in material expenses, diversion of management time and attention, adversely affect customer relationships, and damage to New Tempo’s reputation.

New Tempo’s printed circuit board assemblies may be complex and may contain undetected defects or errors. This could result in delayed market acceptance of services New Tempo offers or claims from customers or others, which may result in litigation, increased end user warranty, support and repair or replacement costs, damage to New Tempo’s reputation and business, or significant costs and diversion of support and engineering personnel to correct the defect or error. New Tempo may from time to time become subject to warranty claims related to product quality issues that could lead New Tempo to incur significant expenses.

Tempo attempts to include provisions in Tempo’s agreements with customers that are designed to limit Tempo’s exposure to potential liability for damages arising from defects or errors in Tempo’s products. However, it is possible that these limitations may not be effective as a result of unfavorable judicial decisions or laws enacted in the future.

The sale and support of New Tempo’s products entails the risk of product liability claims. Any product liability claim brought against Tempo or New Tempo, regardless of its merit, could result in material expense, diversion of management time and attention, damage to New Tempo’s business and reputation and brand, and cause New Tempo to fail to retain existing customers or to fail to attract new customers.

New Tempo may be involved in legal proceedings, including intellectual property (“IP”), anti-competition and securities litigation, employee-related claims, and regulatory investigations, which could, among other things, divert efforts of management and result in significant expense and loss of New Tempo’s IP rights.

New Tempo may be involved in legal proceedings, including cases involving New Tempo’s IP rights and those of others, anti-competition and commercial matters, acquisition-related suits, securities class action suits, employee-related claims and other actions. From time to time, New Tempo may also be involved or required to participate in regulatory investigations or inquiries which may evolve into legal or other administrative proceedings. Litigation or settlement of such actions, regardless of their merit, or involvement in regulatory investigations or inquiries, can be costly, lengthy, complex and time consuming, diverting the attention and energies of New Tempo’s management and technical personnel.

From time to time, third parties may assert against New Tempo and New Tempo’s customers their IP rights to technologies that are important to New Tempo’s business.

Many of New Tempo’s customer agreements and/or the laws of certain jurisdictions may require New Tempo to indemnify its customers or purchasers for third-party IP infringement claims, including costs to defend those claims, and payment of damages in the case of adverse rulings. However, New Tempo’s suppliers may or may not be required to indemnify New Tempo should New Tempo or its customers be subject to such third-party claims. Claims of this sort could also harm New Tempo’s relationships with its customers and might deter future customers from doing business with us. If any pending or future proceedings result in an adverse outcome, Tempo or New Tempo could be required to:

●	cease the sale of the infringing services, processes, or technology and/or make changes to Tempo’s or New Tempo’s services, processes or technology;
●	pay substantial damages for past, present and future use of the infringing technology, including up to treble damages if willful infringement is found;
●	pay fines or disgorge profits or other payments, and/or cease certain conduct and/or modify Tempo’s or New Tempo’s contracting or business practices, in connection with any unfavorable resolution of a governmental investigation;
●	expend significant resources to develop non-infringing technology;
●	license technology from the third-party claiming infringement, which license may not be available on commercially reasonable terms, or at all;
●	enter into cross-licenses with Tempo’ or New Tempo’s competitors, which could weaken Tempo’s or New Tempo’s overall IP portfolio and Tempo’s or New Tempo’s ability to compete in particular product categories; or
●	relinquish IP rights associated with one or more of Tempo’s Tempo’s or New patent claims.

Any of the foregoing results could have a material adverse effect on Tempo’s or New Tempo’s business, financial condition and results of operations.

In addition, New Tempo may be obligated to indemnify Tempo’s current or former directors or employees, or former directors or employees of companies that Tempo has acquired, in connection with litigation or regulatory investigations. These liabilities could be substantial and may include, among other things, the cost of defending lawsuits against these individuals, as well as stockholder derivative suits; the cost of government, law enforcement or regulatory investigations; civil or criminal fines and penalties; legal and other expenses; and expenses associated with the remedial measure, if any, which may be imposed.

New Tempo’s operations could suffer if New Tempo is unable to attract and retain key management or other key employees.

Tempo believes Tempo’s success has depended, and New Tempo’s success will continue to depend, on the efforts and talents of Tempo’s senior management and other key personnel. Tempo’s executive team is critical to the management of Tempo’s business and operations and will continue to be critical to the development New of Tempo’s strategy. Members of Tempo’s existing senior management team may resign at any time. The loss of the services of any members of Tempo’s senior management team could delay or prevent the successful implementation of New Tempo’s strategy or New Tempo’s commercialization of new services, or could otherwise adversely affect New Tempo’s ability to carry out New Tempo’s business plan. There is no assurance that if any senior executive leaves in the future, New Tempo will be able to rapidly replace him or her or them and transition smoothly towards his or her or their successor, without any adverse impact on New Tempo’s operations.

To support the continued growth of New Tempo’s business, New Tempo will also be required to effectively recruit, hire, integrate, develop, motivate, and retain additional new employees. High demand exists for senior management and other key personnel (including scientific, technical, engineering, financial, manufacturing, and sales personnel) in the prototype and on-demand electronics manufacturing industry, and there can be no assurance that New Tempo will be able to retain Tempo’s current key personnel. Tempo experiences, and New Tempo will experience, intense competition for qualified personnel. While New Tempo intends to provide competitive compensation packages to attract and retain key personnel, some of its competitors for these employees have greater resources and more experience, which may make it difficult for New Tempo to compete successfully for key personnel.

Moreover, new employees may not become as productive as New Tempo expects since New Tempo may face challenges in adequately integrating them into Tempo’s workforce and culture. Since March 2020, Tempo has had many non-manufacturing employees working remotely to protect the health and safety of Tempo’s employees, contractors, customers, and visitors. Tempo also shifted customer, industry, and other stakeholder events to virtual-only experiences, and may similarly alter, postpone, or cancel other events in the future. Given Tempo’s limited history with remote operations, the long-term impacts are uncertain.

All of Tempo’s U.S. employees are, and all of New Tempo’s U.S. employees will be, at-will employees, meaning that they may terminate their employment relationship with Tempo or New Tempo at any time, and their knowledge of Tempo’s or New Tempo’s business and industry would be extremely difficult to replace. It may be difficult for New Tempo to restrict its competitors from benefiting from the expertise that New Tempo’s former employees or consultants developed while working for Tempo or New Tempo.

The effect of COVID-19 on Tempo’s operations and the operations of Tempo’s customers, suppliers and logistics providers has had, and may continue to have, an adverse impact on Tempo’s financial condition and results of operations.

Tempo’s operations expose Tempo, and are expected to expose New Tempo, to the COVID-19 pandemic, which has had, and with respect to New Tempo may continue to have an adverse impact on employees, operations, supply chain and distribution system. While Tempo has taken numerous steps to mitigate the impact of the pandemic on its results of operations, there can be no assurance that these efforts will be successful. To date, COVID-19 has increased Tempo’s expenses, primarily related to additional labor costs and the procurement of personal protection equipment for Tempo’s employees, and has caused a reduction in factory utilization due to disruptions and restrictions. COVID-19 has now spread across the globe and is impacting worldwide economic activity, including Tempo’s manufacturing production sites. Public and private sector policies and initiatives to reduce the transmission of COVID-19, including travel restrictions and quarantines, are impacting Tempo’s operations, including affecting the ability of Tempo’s employees to get to Tempo’s facilities, reducing capacity utilization levels, causing certain facility or intermittent business closures, and interrupting the movement or increasing the cost of moving components and products through Tempo’s supply chain. If additional factory closures are required or reductions in capacity utilization levels occur, New Tempo will likely incur additional direct costs and lost revenue. If New Tempo’s suppliers experience additional closures or reductions in their capacity utilization levels in the future, New Tempo may have difficulty sourcing materials necessary to fulfill production requirements. COVID-19 has also impacted Tempo’s customers and may create unpredictable reductions or increases in demand for New Tempo’s manufacturing services. New Tempo’s ability to continue to offer manufacturing services is highly dependent on its ability to maintain the safety and health of its factory employees. The ability of New Tempo’s employees to work may be significantly impacted by individuals contracting or being exposed to COVID-19. While Tempo is, and New Tempo will be, following the requirements of governmental authorities and taking preventative and protective measures to prioritize the safety of its employees, these measures may not be successful, and Tempo or New Tempo may be required to temporarily close facilities or take other measures. In addition, responding to the continuing pandemic could divert management’s attention from New Tempo’s key strategic priorities, cause New Tempo to reduce, delay, alter or abandon initiatives that may otherwise increase New Tempo’s long-term value or otherwise disrupt New Tempo’s business operations. While Tempo is staying in close communication with its sites, employees, customers, suppliers, and logistics partners and acting to mitigate the impact of this dynamic and evolving situation, the duration and extent of the effect of COVID-19 on Tempo and New Tempo is not determinable. COVID-19 may continue to have an adverse impact on New Tempo’s consolidated financial position, results of operations, and cash flows in the near term. In addition, the impact of the COVID-19 pandemic could exacerbate the other risks that New Tempo is expected to face.

Tempo purchases, and New Tempo will purchase, a significant amount of the materials and components it uses from a limited number of suppliers and if such suppliers become unavailable or inadequate, its customer relationships, results of operations, and financial condition may be adversely affected.

Tempo’s manufacturing processes rely, and New Tempo’s manufacturing processes will rely, on many materials. Tempo purchases, and New Tempo will purchase, a significant portion of its materials, components and finished goods used in its production facilities from a few suppliers, some of which are single source suppliers. As certain materials are highly specialized, the lead time needed to identify and qualify a new supplier is typically lengthy and there is often no readily available alternative source. During fiscal year 2020, Tempo purchased approximately two-thirds of the components and materials for Tempo’s manufacturing processes from five materials suppliers. Tempo does not generally have long-term contracts with Tempo’s suppliers and substantially all of Tempo’s purchases are on a purchase order basis. Suppliers may extend lead times, limit supplies, place products on allocation or increase prices due to commodity price increases, capacity constraints or other factors and could lead to interruption of supply or increased demand in the industry. For example, due to the COVID-19 pandemic, Tempo has experienced some supply constraints, including with respect to semiconductor components. Additionally, the supply of these materials may be negatively impacted by increased trade tensions between the U.S. and its trading partners, particularly China. In the event that New Tempo cannot obtain sufficient quantities of materials in a timely manner, at reasonable prices or of sufficient quality, or if New Tempo is not able to pass on higher materials costs to its customers, New Tempo’s business, financial condition and results of operations could be adversely impacted.

New Tempo’s facilities, and its suppliers’ facilities and customers’ facilities, will be vulnerable to disruption due to natural or other disasters, public health crises, strikes and other events beyond New Tempo’s control.

A major earthquake, fire, tsunami, hurricane, cyclone or other disaster, such as a pandemic, major flood, seasonal storms, nuclear event or terrorist attack affecting New Tempo’s facilities or the areas in which they are located, or affecting those of New Tempo’s customers or third-party manufacturers or suppliers, could significantly disrupt New Tempo’s or its customers’ or suppliers’ operations and delay or prevent product shipment or installation during the time required to repair, rebuild or replace New Tempo’s damaged manufacturing facilities. These delays could be lengthy and costly. Additionally, customers may delay purchases until operations return to normal. Even if New Tempo is able to respond quickly to a disaster, the continued effects of the disaster could create uncertainty in New Tempo’s business operations. In addition, concerns about terrorism, the effects of a terrorist attack, political turmoil, labor strikes, war or the outbreak of epidemic diseases (including the outbreak of COVID-19) could have a negative effect on New Tempo’s operations and sales.

If New Tempo fails to grow its business as anticipated, its operating results will be adversely affected. If New Tempo grows as anticipated but fails to manage its operations and costs accordingly, its business may be harmed and its results of operations may suffer.

Over the past several years, Tempo has experienced rapid growth, and New Tempo is expecting to continue to grow its business substantially. To this end, Tempo has made, and New Tempo expects to continue to make, significant investments in its business, including investments in infrastructure, technology, marketing and sales efforts. These investments include dedicated facilities expansion and increased staffing, both domestic and international. If New Tempo’s business does not generate the level of revenue required to support its investment, New Tempo’s net sales and profitability will be adversely affected.

New Tempo’s ability to effectively manage its anticipated growth and expansion of its operations will also require New Tempo to enhance its operational, financial and management controls and infrastructure, as well as its human resources policies and reporting systems. These enhancements and improvements will require significant capital expenditures, investments in additional headcount and other operating expenditures and allocation of valuable management and employee resources. New Tempo’s future financial performance and its ability to execute on its business plan will depend, in part, on New Tempo’s ability to effectively manage any future growth and expansion. There are no guarantees that New Tempo will be able to do so in an efficient or timely manner, or at all.

As New Tempo acquires and invests in companies or technologies, it may not realize expected business, expected cost synergies, technological, or financial benefits. The acquisitions or investments could prove difficult to integrate, disrupt its business, dilute stockholder value and adversely affect Tempo’s business, results of operations and financial condition.

Acquisitions involve numerous risks, any of which could harm New Tempo’s business and negatively affect its financial condition and results of operations. The success of the pending acquisitions of Whizz and Advanced Circuits will depend in part on New Tempo’s ability to realize the anticipated business opportunities from combining the operations of acquired companies with Tempo’s existing business in an efficient and effective manner. These integration processes could take longer than anticipated and could result in the loss of key employees, the disruption of each company’s ongoing businesses, tax costs or inefficiencies, or inconsistencies in standards, controls, information technology systems, procedures and policies, any of which could adversely affect New Tempo’s ability to maintain relationships with customers, employees or other third parties, or New Tempo’s ability to achieve the anticipated benefits of the Tempo Add-On Acquisitions, and could harm New Tempo’s financial performance. If New Tempo is unable to successfully or timely integrate the operations of Whizz and Advanced Circuits with Tempo’s existing business, New Tempo may incur unanticipated liabilities and be unable to realize the revenue growth, synergies and other anticipated benefits resulting from the acquisitions, and New Tempo’s business, results of operations and financial condition could be materially and adversely affected.

New Tempo may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

New Tempo intends to continue to make investments to support its business growth and may require additional funds to respond to business challenges and opportunities, including the need to develop new features or enhance its services, improve its operating infrastructure or acquire complementary businesses and technologies. Accordingly, New Tempo may need to engage in equity or debt financings to secure additional funds if existing sources of cash and any funds generated from operations do not provide New Tempo with sufficient capital. If New Tempo raises additional funds through future issuances of equity or convertible debt securities, its stockholders could suffer significant dilution, and any new equity securities New Tempo issues could have rights, preferences and privileges superior to those of holders of New Tempo common stock. Any debt financing that New Tempo may secure in the future could involve restrictive covenants relating to New Tempo’s capital raising activities and other financial and operational matters, which may make it more difficult for New Tempo to obtain additional capital and to pursue business opportunities, including potential acquisitions. New Tempo may not be able to obtain additional financing on terms favorable to New Tempo, if at all. If New Tempo is unable to obtain adequate financing or financing on terms satisfactory to it when New Tempo requires it, New Tempo’s ability to continue to support its business growth and to respond to business challenges and opportunities could be significantly impaired, and its business may be adversely affected.

New Tempo could be subject to warranty and other claims involving allegedly defective products that Tempo or New Tempo supplies.

The products Tempo supplies are, and the products New Tempo supplies will be, sometimes used in potentially hazardous or critical applications, such as the assembled parts of an aircraft, medical device or automobile, that could result in death, personal injury, property damage, loss of production, punitive damages and consequential damages. While Tempo has not experienced any such claims to date, actual or claimed defects in the products Tempo or New Tempo supplies could result in Tempo or New Tempo being named as a defendant in lawsuits asserting potentially large claims.

Tempo attempts to include legal provisions in Tempo’s agreements with customers that are designed to limit Tempo’s exposure to potential liability for damages arising from defects or errors in Tempo’s products. However, it is possible that these limitations may not be effective as a result of unfavorable judicial decisions or laws enacted in the future. Any such lawsuit, regardless of merit, could result in material expense, diversion of management time and efforts and damage to New Tempo’s reputation, and could cause New Tempo to fail to retain or attract customers, which could adversely affect New Tempo’s results of operations.

Compliance or the failure to comply with current and future environmental, health and safety, product stewardship and producer responsibility laws or regulations could cause New Tempo significant expense.

New Tempo will be subject to a variety of federal, state, local and foreign environmental, health and safety, product stewardship and producer responsibility laws and regulations, including those arising from global pandemics or relating to the use, generation, storage, discharge and disposal of hazardous chemicals used during its manufacturing process, those governing worker health and safety, those requiring design changes, supply chain investigation or conformity assessments and those relating to the recycling or reuse of products it manufactures. If New Tempo fails to comply with any present or future regulations or obtain in a timely manner any needed permits, New Tempo could become subject to liabilities, and could face fines or penalties, the suspension of production, or prohibitions on services it provides. In addition, such regulations could restrict New Tempo’s ability to expand its facilities or could require it to acquire costly equipment, or to incur other significant expenses, including expenses associated with the recall of any non-compliant product or with changes in New Tempo’s operational, procurement and inventory management activities.

Certain environmental laws impose liability for the costs of investigation, removal and remediation of hazardous or toxic substances on an owner, occupier or operator of real estate, or on parties who arranged for hazardous substance treatment or disposal, even if such person or company was unaware of, or not responsible for, contamination at the affected site. Soil and groundwater contamination may have occurred at or near, or may have arisen from, some of Tempo’s facilities. From time to time Tempo investigates, remediates and monitors, and New Tempo will investigate, remediate and monitor, soil and groundwater contamination at certain of its operating sites. In certain instances where contamination existed prior to Tempo’s ownership or occupation of a site, landlords or former owners have retained some contractual responsibility for contamination and remediation. However, failure of such persons to perform those obligations could result in New Tempo being required to address such contamination. As a result, New Tempo may incur clean-up costs in such potential removal or remediation efforts. In other instances, New Tempo may be responsible for clean-up costs and other liabilities, including the possibility of claims due to health risks by both employees and non-employees, as well as other third-party claims in connection with contaminated sites.

In addition, there is an increasing governmental focus around the world on global warming and environmental impact issues, which may result in new environmental, health and safety regulations that may affect New Tempo, its suppliers, and/or its customers. This could cause New Tempo to incur additional direct costs for compliance, as well as increased indirect costs resulting from its customers, suppliers or both incurring additional compliance costs that get passed on to New Tempo. These costs may adversely impact New Tempo’s operations and financial condition.

An inability to successfully manage the procurement, development, implementation or execution of IT systems, or to adequately maintain these systems and their security, as well as to protect data and other confidential information, may adversely affect New Tempo’s business and reputation.

As a complex company, Tempo is, and New Tempo will be, heavily dependent on its IT systems to support its customers’ requirements and to successfully manage its business. Any inability to successfully manage the procurement, development, implementation, execution, or maintenance of such systems, including matters related to system and data security, cybersecurity, privacy, reliability, compliance, performance and access, as well as any inability of these systems to fulfill their intended purpose, could have an adverse effect on New Tempo’s business. See “If New Tempo experiences a significant cybersecurity breach or disruption in its information systems, New Tempo’s business could be adversely affected.” below.

Tempo is, and New Tempo will be, subject to increasing expectations and data security requirements from its customers, including those related to the U.S. Federal Acquisition Regulation, U.S. Defense Federal Acquisition Regulation Supplement, and U.S. Cybersecurity Maturity Model Certification. In addition, New Tempo will be required to comply with increasingly complex and rigorous regulatory standards enacted to protect business and personal data in various jurisdictions. For example, the European Union’s General Data Protection Regulation, and similar legislation in other jurisdictions in which New Tempo will operate, imposes additional obligations on companies regarding the handling of personal data and provide certain individual privacy rights to persons whose data is stored. Compliance with customer expectations and existing, proposed and recently enacted laws and regulations can be costly; any failure to comply with these expectations and regulatory standards could subject New Tempo to legal and reputational risks. Misuse of or failure to secure personal information could also result in violation of data privacy laws and regulations, proceedings against New Tempo by governmental entities or others, fines and penalties, damage to New Tempo’s reputation and credibility and could have a negative impact on New Tempo’s business and results of operations.

If New Tempo experiences a cybersecurity breach or disruption in its information systems, New Tempo’s business could be adversely affected.

Malicious actors may be able to penetrate New Tempo’s network and misappropriate or compromise New Tempo’s confidential information or that of third parties, create system disruptions or cause shutdowns. Malicious actors also may be able to develop and deploy viruses, worms and other malicious software programs that attack New Tempo’s platform or otherwise exploit any security vulnerabilities of New Tempo’s platform. While New Tempo will employ a number of protective measures, including firewalls, network infrastructure vulnerability scanning, anti-virus and endpoint detection and response technologies, these measures may fail to prevent or detect attacks on New Tempo’s systems due at least in part to the frequent evolving nature of cybersecurity attacks. Although these measures are designed to maintain the confidentiality, integrity and availability of New Tempo’s information and technology systems, there is no assurance that these measures will detect all threats or prevent a cybersecurity attack in the future, which could adversely affect New Tempo’s business, reputation, operations or services.

In addition, the costs to New Tempo to eliminate or mitigate cyber or other security problems, bugs, viruses, worms, malicious software programs and security vulnerabilities could be significant and, if New Tempo’s efforts to address these problems are not successful, could result in interruptions, delays, cessation of service and loss of existing or potential customers that may impede New Tempo’s sales, manufacturing, distribution or other critical functions.

Tempo relies, and New Tempo will rely, on its information technology systems to manage numerous aspects of its business and a disruption of these systems could adversely affect its business.

Tempo relies, and New Tempo will rely, on its information technology systems to manage numerous aspects of its business, including purchasing products from its suppliers, providing procurement and logistic services, shipping products to its customers, managing its accounting and financial functions (including its internal controls) and maintaining its research and development data. Tempo’s information technology systems are, and New Tempo’s information technology systems will be, an essential component of its business and any disruption could significantly limit its ability to manage and operate its business efficiently. A failure of New Tempo’s information technology systems to perform properly could disrupt New Tempo’s supply chain, product development and customer experience, which may lead to increased overhead costs and decreased sales and have an adverse effect on New Tempo’s reputation and its financial condition. The hardware and software that Tempo utilizes in Tempo’s services may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation or security of the services.

In addition, during the COVID-19 pandemic, a substantial portion of Tempo’s employees have conducted work remotely, making Tempo more dependent on potentially vulnerable communications systems and making Tempo more vulnerable to cyberattacks. Although Tempo takes, and New Tempo will take, steps and incurs significant costs to secure its information technology systems, including its computer systems, intranet and internet sites, email and other telecommunications and data networks, such security measures may not be effective and its systems may be vulnerable to damage or interruption. Disruption to New Tempo’s information technology systems could result from power outages, computer and telecommunications failures, computer viruses, cyber-attack or other security breaches, catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes, acts of war and terrorism.

Tempo’s current levels of insurance may not be adequate for Tempo’s potential liabilities.

Tempo maintains , and New Tempo will maintain, insurance to cover potential exposure for most claims and losses, including potential product and non-product related claims, lawsuits and administrative proceedings seeking damages or other remedies arising out of its commercial operations. However, Tempo’s current insurance coverage is subject to various exclusions, self-retentions and deductibles. New Tempo may be faced with types of liabilities that are not covered under Tempo’s current insurance policies, such as environmental contamination or terrorist attacks, or that exceed Tempo’s current policy limits. Even a partially uninsured claim of significant size, if successful, could have an adverse effect on New Tempo’s financial condition.

In addition, New Tempo may not be able to continue to obtain insurance coverage on commercially reasonable terms, or at all, Tempo’s existing policies may be cancelled or otherwise terminated by the insurer, and/or the companies that New Tempo acquires may not be eligible for certain types or limits of insurance. Maintaining adequate insurance and successfully accessing insurance coverage that may be due for a claim can require a significant amount of New Tempo’s management’s time, and New Tempo may be forced to spend a substantial amount of money in that process.

Because Tempo’s industry is, and New Tempo's industry is expected to continue to be, rapidly evolving, forecasts of market growth may not be accurate, and even if these markets achieve the forecasted growth, there can be no assurance that Tempo’s business will grow at similar rates, or at all.

Market opportunity estimates and growth forecasts included in this proxy statement/prospectus are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts and estimates in this proxy statement/prospectus relating to the expected size and growth of the markets for prototype and on-demand electronics manufacturing technology may prove to be inaccurate. Even if these markets experience the forecasted growth described in this proxy statement/ prospectus, New Tempo may not grow its business at similar rates, or at all. New Tempo’s future growth is subject to many factors, including market adoption of New Tempo’s services, which is subject to many risks and uncertainties. Accordingly, the forecasts and estimates of market size and growth described in this proxy statement/prospectus, including IPC International, Inc.’s estimate that New Tempo’s size of the total addressable market is approximately $290 billion, should not be taken as indicative of New Tempo’s future growth. In addition, these forecasts do not consider the impact of the current global COVID-19 pandemic, and New Tempo cannot assure you that these forecasts will not be materially and adversely affected as a result.

Global economic, political and social conditions and uncertainties in the markets that New Tempo will serve may adversely impact New Tempo’s business.

New Tempo’s performance will depend on the financial health and strength of its customers, which in turn will be dependent on the economic conditions of the markets in which New Tempo and its customers operate. A decline in the global economy, difficulties in the financial services sector and credit markets, continuing geopolitical uncertainties and other macroeconomic factors all affect the spending behavior of potential customers. The economic uncertainty in Europe, the United States, India, China and elsewhere arising out of the COVID-19 pandemic and increased monetary inflation may cause end-users to further delay or reduce technology purchases.

New Tempo may also face risks from financial difficulties or other uncertainties experienced by its suppliers, distributors or other third parties on which it relies. If third parties are unable to supply New with required materials or components or otherwise assist New Tempo in operating its business, New empo’s business could be harmed.

Tempo’s industry routinely experiences, and New Tempo’s industry is expected to experience, cyclical market patterns and Tempo’s services are, and New Tempo’s services are expected to be, used across different end markets. A significant downturn in the industry or in any of these end markets could cause a meaningful reduction in demand for New Tempo’s services and harm its operating results.

The prototype and on-demand electronics manufacturing industry is cyclical and Tempo’s financial performance has been affected by downturns in the industry. Down cycles are generally characterized by price erosion and weaker demand for Tempo’s services. Tempo attempts to identify changes in market conditions as soon as possible; however, the dynamics of the market in which Tempo operates make prediction of and timely reaction to such events difficult. Due to these and other factors, Tempo’s past results are not reliable predictors of New Tempo’s future results. Furthermore, any significant upturn in the prototype and on-demand electronics manufacturing industry could result in increased competition for access to raw materials and third-party service providers.

Additionally, Tempo’s services are, and New Tempo’s services are expected to be, used across different end markets, and demand for Tempo’s products, and demand for New Tempo’s products is expected to be, is difficult to predict and may vary within or among the various industries it serves. New Tempo’s target markets may not grow or develop as it currently expects, and demand may change in one or more of New Tempo’s end markets, which may reduce New Tempo’s revenue, lower New Tempo’s gross margin and/or affect New Tempo’s operating results. Tempo has experienced concentrations of revenue at certain customers and within certain end markets. Any deterioration in these end markets, reductions in the magnitude of revenue streams, New Tempo’s inability to meet requirements, or volatility in demand for New Tempo’s services could lead to a reduction in New Tempo’s revenue and adversely affect New Tempo’s operating results. New Tempo’s success in its end markets depends on many factors, including the strength or financial performance of the customers in such end markets, New Tempo’s ability to timely meet rapidly changing requirements, market needs, and its ability to maintain program wins across different markets and customers to dampen the effects of market volatility. The dynamics of the markets in which Tempo operates and New Tempo will operate make prediction of and timely reaction to such events difficult.

If New Tempo is unable to accomplish any of the foregoing, or to offset the volatility of cyclical changes in the semiconductor industry or its end markets through diversification into other markets, such inability could harm its business, financial condition, and operating results.

The industry experienced a significant downturn during the most recent global recession. Downturns have been characterized by diminished demand, production overcapacity, and accelerated erosion of average selling prices. Any prolonged or significant downturn in the prototype and on-demand electronics manufacturing industry could harm New Tempo’s business and reduce demand for New Tempo’s services. Any future downturns in the prototype and on-demand electronics manufacturing industry could also harm New Tempo’s business, financial condition, and results of operations. Furthermore, any significant upturn in the protoype and on-demand electronics manufacturing industry could result in increased competition for access to raw material and third-party service provider capacity. Tempo is, and New Tempo is expected to be, dependent on the availability of this capacity to offer its services and neither Tempo nor New Tempo can provide assurances that adequate capacity will be available to it in the future.

Tempo conducts , and New Tempo will conduct, a portion of its business pursuant to U.S. government contracts, which are subject to unique risks.

Contracts with the U.S. government are subject to extensive regulations, and new regulations, or changes to existing regulations, could increase New Tempo’s compliance costs, including in the form of withheld payments and/or reduced future business if New Tempo fails to comply with these requirements in the future, or otherwise have a material impact on New Tempo’s business, which could negatively impact New Tempo’s financial condition and operating results.

Contracts with the U.S. government are also subject to a variety of other requirements and risks including government reviews, audits, investigations, False Claims Act cases, suspensions and debarments as well as other legal actions and proceedings that generally do not apply to purely commercial contracts. In addition, transactions involving government contractors may be subject to government review and approvals and may require the contractor to hold certain national security clearances in order to perform them.

The U.S. government may modify, curtail or terminate one or more of Tempo’s contracts.

The U.S. government contracting party may modify, curtail or terminate its contracts with Tempo, without prior notice and either at its convenience or for default based on performance. In addition, funding pursuant to Tempo’s U.S. government contracts may be reduced or withheld as part of the U.S. Congressional appropriations process due to fiscal constraints, changes in U.S. national security strategy and/or priorities or other reasons. The U.S. government, at its discretion, may also revoke, suspend, or terminate national security clearances necessary to perform certain contracts.

Any loss or anticipated loss or reduction of expected funding and/or modification, curtailment, or termination of one or more of our U.S. government contracts could have a material adverse effect on New Tempo’s earnings, cash flow and/or financial position.

Third-party lawsuits and assertions to which New Tempo may become subject alleging its infringement of third party intellectual property rights may have a significant adverse effect on Tempo’s business and financial condition.

Third parties may own issued patents and pending patent applications that exist in fields relevant to New Tempo’s business, including those relevant to prototype and on-demand electronics manufacturing. Some of these third parties may assert that Tempo is employing their proprietary technology without authorization. Because patent applications can take many years to issue, there may be currently pending patent applications, which may later result in issued patents that New Tempo’s technologies may infringe. In addition, third parties may obtain patents in the future and claim that New Tempo’s technologies infringe upon these patents. Any third-party lawsuits or other assertion to which New Tempo is subject alleging New Tempo’s infringement of patents, trade secrets or other intellectual property rights may have a significant adverse effect on New Tempo’s business and financial condition.

Many of Tempo’s customer agreements and/or the laws of certain jurisdictions may require Tempo to indemnify Tempo’s customers or purchasers for third-party IP infringement claims, including costs to defend those claims, and payment of damages in the case of adverse rulings. However, Tempo’s suppliers may or may not be required to indemnify Tempo should Tempo or Tempo’s customers be subject to such third-party claims. Claims of this sort could also harm Tempo’s relationships with Tempo’s customers and might deter future customers from doing business with us. If any pending or future proceedings result in an adverse outcome, New Tempo could be required to:

●	cease the sale of the infringing services, processes or technology and/or make changes to New Tempo’s services, processes or technology;
●	pay substantial damages for past, present and future use of the infringing technology, including up to treble damages if willful infringement is found;
●	pay fines or disgorge profits or other payments, and/or cease certain conduct and/or modify New Tempo’s contracting or business practices, in connection with any unfavorable resolution of a governmental investigation;
●	expend significant resources to develop non-infringing technology;

●	license technology from the third-party claiming infringement, which license may not be available on commercially reasonable terms, or at all;
●	enter into cross-licenses with New Tempo’s competitors, which could weaken New Tempo’s overall IP portfolio and New Tempo’s ability to compete in particular product categories;
●	pay substantial damages to New Tempo’s direct or end customers to discontinue use or replace infringing technology with non-infringing technology; or
●	relinquish IP rights associated with one or more of New Tempo’s patent claims.

Any of the foregoing results could have a material adverse effect on New Tempo’s business, financial condition and results of operations.

If New Tempo is unable to adequately protect or enforce its intellectual property rights, such information may be used by others to compete against us.

Tempo has devoted substantial resources to the development of its technology and related intellectual property rights. New Tempo’s success and future revenue growth will depend, in part, on its ability to protect its intellectual property. Tempo relies, and New Tempo will rely, on a combination of registered and unregistered intellectual property. Tempo protects, and NewTempo will protect, its proprietary rights using patents, licenses, trademarks, trade secrets, confidentiality and assignment of invention agreements and other methods.

Despite New Tempo’s efforts to protect its proprietary rights, it is possible that competitors or other unauthorized third parties may obtain, copy, use or disclose New Tempo’s technologies, inventions, processes or improvements. New Tempo cannot assure you that any of Tempo’s existing or New Tempo’s future patents or other intellectual property rights will not be challenged, invalidated or circumvented, or will otherwise provide New Tempo with meaningful protection. New Tempo’s pending patent applications may not be granted, and New Tempo may not be able to obtain foreign patents or pending applications corresponding to Tempo’s U.S. patents. Even if foreign patents are granted, effective enforcement in foreign countries may not be available.

Tempo’s trade secrets, know-how and other unregistered proprietary rights are, and New Tempo’s trade secrets, know-how and other unregistered proprietary rights will be, a key aspect of its intellectual property portfolio. While Tempo takes, and New Tempo will take, reasonable steps to protect its trade secrets and confidential information and enter into confidentiality and invention assignment agreements intended to protect such rights, such agreements can be difficult and costly to enforce or may not provide adequate remedies if violated, and Tempo may not have entered into such agreements with all relevant parties. Such agreements may be breached, and trade secrets or confidential information may be willfully or unintentionally disclosed, including by employees who may leave Tempo or New Tempo and join one of its competitors, or Tempo’s or New Tempo’s competitors or other parties may learn of the information in some other way. The disclosure to, or independent development by, a competitor of any of New Tempo’s trade secrets, know-how or other technology not protected by a patent or other intellectual property system could materially reduce or eliminate any competitive advantage that New Tempo may have over such competitor.

If New Tempo’s patents and other intellectual property do not adequately protect New Tempo’s technology, New Tempo’s competitors may be able to offer services similar to those offered by New Tempo. New Tempo’s competitors may also be able to develop similar technology independently or design around New Tempo’s patents and other intellectual property. Any of the foregoing events would lead to increased competition and reduce New Tempo’s revenue or gross margin, which would adversely affect New Tempo’s operating results.

If New Tempo attempts enforcement of its intellectual property rights, New Tempo may be subject or party to claims, negotiations or complex, protracted litigation. Intellectual property disputes and litigation, regardless of merit, can be costly and disruptive to New Tempo’s business operations by diverting attention and energies of management and key technical personnel and by increasing New Tempo’s costs of doing business. Any of the foregoing could adversely affect New Tempo’s business and financial condition.

As part of any settlement or other compromise to avoid complex, protracted litigation, New Tempo may agree not to pursue future claims against a third party, including related to alleged infringement of New Tempo’s intellectual property rights. Part of any settlement or other compromise with another party may resolve a potentially costly dispute but may also have future repercussions on New Tempo’s ability to defend and protect its intellectual property rights, which in turn could adversely affect New Tempo’s business.

Tempo’s internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could impair New Tempo’s ability to produce timely and accurate financial statements or comply with applicable regulations and have a material adverse effect on New Tempo’s business.

Tempo has been operating as a private company. Following the Business Combination, New Tempo’s management will have significant requirements for enhanced financial reporting and internal controls as a public company. The process of designing and implementing effective internal controls is a continuous effort that will require New Tempo to anticipate and react to changes in New Tempo’s business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy New Tempo’s reporting obligations as a public company. If New Tempo is unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause New Tempo to fail to meet New Tempo’s reporting obligations on a timely basis or result in material misstatements in New Tempo’s consolidated financial statements, which could harm New Tempo’s operating results. In addition, New Tempo will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of New Tempo’s internal control over financial reporting. This assessment will need to include disclosure of any material weaknesses identified by New Tempo’s management in New Tempo’s internal control over financial reporting. The rules governing the standards that must be met for New Tempo’s management to assess New Tempo’s internal control over financial reporting are complex and require significant documentation, testing, and possible remediation. Testing and maintaining internal controls may divert management’s attention from other matters that are important to New Tempo’s business. New Tempo’s independent registered public accounting firm will be required to attest to the effectiveness of New Tempo’s internal control over financial reporting on an annual basis. However, while New Tempo remains an emerging growth company, New Tempo will not be required to include an attestation report on internal control over financial reporting issued by New Tempo’s independent registered public accounting firm. If New Tempo is not able to complete New Tempo’s initial assessment of New Tempo’s internal controls and otherwise implement the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, New Tempo’s independent registered public accounting firm may not be able to certify as to the adequacy of New Tempo’s internal controls over financial reporting.

In addition to New Tempo’s results determined in accordance with GAAP, New Tempo believes certain non-GAAP measures may be useful in evaluating New Tempo’s operating performance. New Tempo presents certain non-GAAP financial measures in this proxy statement/prospectus and intends to continue to present certain non-GAAP financial measures in future filings with the SEC and other public statements. Any failure to accurately report and present New Tempo’s non-GAAP financial measures could cause investors to lose confidence in New Tempo’s reported financial and other information, which would likely have a negative effect on the trading price of New Tempo’s common stock.

Matters impacting New Tempo’s internal controls may cause New Tempo to be unable to report New Tempo’s financial information on a timely basis and thereby subject New Tempo to adverse regulatory consequences, including sanctions by the SEC or violations of applicable stock exchange listing rules, which may result in a breach of the covenants under existing or future financing arrangements. There also could be a negative reaction in the financial markets due to a loss of investor confidence in New Tempo and the reliability of New Tempo’s financial statements. Confidence in the reliability of New Tempo’s financial statements also could suffer if New Tempo or New Tempo’s independent registered public accounting firm continue to report a material weakness in New Tempo’s internal controls over financial reporting. This could materially adversely affect New Tempo and lead to a decline in the market price of New Tempo’s common stock.

Tempo has identified material weaknesses in its internal control over financial reporting as of December 31, 2020. If the combined company fails to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in the post-combination Company.

In connection with Tempo’s financial statement close process for the year ended December 31, 2020, Tempo identified material weaknesses in its internal control over financial reporting. A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its financial statements would not be prevented or detected on a timely basis. These deficiencies could result in additional material misstatements to its consolidated financial statements that could not be prevented or detected on a timely basis. The material weaknesses resulted from a lack of controls related to sufficient and timely review of significant accounting transactions and reconciliations, specifically due to insufficient resources within the accounting function who possess an appropriate level of expertise to timely identify, select, and apply GAAP to revenue recognition and to significant financing transactions, and the absence of appropriately designed information technology general controls, specifically, insufficient segregation of duties. In preparing the financial statements for the years ended December 31, 2020 and 2019, Tempo’s internal controls failed to detect certain errors related to revenue recognition and financing transactions.

Tempo’s management is in the process of developing a remediation plan which shall include, without limitation, the hiring of additional accounting and finance personnel with technical public company accounting and financial reporting experience and implementing proper segregation of duties for information technology general controls. The material weaknesses will not be considered remediated until management designs and implements effective controls that operate for a sufficient period of time and management has concluded, through testing, that these controls are effective. The post-combination Company’s management will monitor the effectiveness of the post-combination Company’s remediation plans and will make changes management determines to be appropriate.

If not remediated, this material weakness could result in material misstatements to the post-combination Company’s annual or interim financial statements that might not be prevented or detected on a timely basis, or in delayed filing of required periodic reports. If the post-combination Company is unable to assert that its internal control over financial reporting is effective, or when required in the future, if the post-combination Company’s independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of the internal control over financial reporting, investors may lose confidence in the accuracy and completeness of the post-combination Company’s financial reports, the market price of the common stock could be adversely affected and the post-combination Company could become subject to litigation or investigations by Nasdaq, the SEC, or other regulatory authorities, which could require additional financial and management resources.

Fluctuations in the cost and availability of raw materials, equipment, labor, and transportation could cause manufacturing delays or increase New Tempo’s costs.

The price and availability of key raw materials and components used to offer New Tempo’s services may fluctuate significantly. Additionally, the cost of logistics and transportation fluctuates in large part due to the price of oil, currency fluctuations, and global demand trends. Any fluctuations in the cost and availability of any of New Tempo’s raw materials or other sourcing or transportation costs related to New Tempo’s raw materials or services could harm New Tempo’s gross margins and its ability to meet customer demand. If New Tempo is unable to successfully mitigate a significant portion of these service cost increases or fluctuations, New Tempo’s results of operations could be harmed.

Certain software Tempo uses, and New Tempo will use, is from open source code sources, which, under certain circumstances could materially adversely affect New Tempo’s business, financial condition, and operating results.

Some of the software used to execute Tempo’s services contains code from open source sources, the use of which may subject Tempo to certain conditions, including the obligation to offer such services for no cost or to make the proprietary source code involved in delivering those services publicly available. Further, although some open source vendors provide warranty and support agreements, it is common for such software to be available “as-is” with no warranty, indemnity or support. Although Tempo monitors, and New Tempo will monitor, its use of such open source code to avoid subjecting its services to unintended conditions, such use, under certain circumstances, could materially adversely affect New Tempo’s business, financial condition and operating results and cash flow, including if New Tempo is required to take remedial action that may divert resources away from New Tempo’s development efforts.

Tempo is an early-stage company with a history of losses. Tempo has not been profitable historically and New Tempo may not achieve or maintain profitability in the future.

Tempo experienced net losses in each year from Tempo’s inception, including net losses of $19,104 and $16,969 for the years ended December 31, 2020 and 2019, respectively. Tempo believes that, prior to the closing of the Tempo Add-On Acquisitions, it will continue to incur operating losses and negative cash flow as it continues to invest significantly in Tempo’s business, in particular across Tempo’s research and development efforts and sales and marketing programs. These investments may not result in increased revenue or growth in Tempo’s business.

As a newly-public company, New Tempo will incur significant additional legal, accounting and other expenses that Tempo did not incur as a private company. If New Tempo acquires and integrates other companies, New Tempo will also incur additional legal, accounting and other expenses. These increased expenditures may make it harder for New Tempo to achieve and maintain future profitability. Revenue growth and growth in New Tempo’s customer base may not be sustainable, and New Tempo may not achieve sufficient revenue to achieve or maintain profitability. New Tempo may incur significant losses in the future for a number of reasons, including due to the other risks described in this proxy statement/prospectus, and New Tempo may encounter unforeseen expenses, difficulties, complications and delays and other unknown events. As a result, New Tempo’s losses may be larger than anticipated, New Tempo may incur significant losses for the foreseeable future, and New Tempo may not achieve profitability when expected, or at all, and even if New Tempo does, New Tempo may not be able to maintain or increase profitability.

Furthermore, if New Tempo’s future growth and operating performance fail to meet investor or analyst expectations, or if New Tempo has future negative cash flow or losses resulting from New Tempo’s investment in acquiring customers or expanding Tempo’s existing operations, this could have a material adverse effect on New Tempo’s business, financial condition and results of operations.

Tempo’s limited operating history and rapid growth makes evaluating Tempo’s current business and New Tempo’s future prospects difficult and may increase the risk of your investment.

Tempo’s limited operating history may make it difficult for you to evaluate Tempo’s current business and New Tempo’s future prospects as Tempo continues to grow its business. Tempo’s ability to forecast New Tempo’s future operating results is subject to a number of uncertainties, including Tempo’s ability to plan for and model future growth. Tempo has encountered risks and uncertainties frequently experienced by growing companies in rapidly evolving industries, and New Tempo will encounter such risks and uncertainties as it continues to grow Tempo’s business. If New Tempo’s assumptions regarding these uncertainties are incorrect or change in reaction to changes in its markets, or if New Tempo does not address these risks successfully, New Tempo’s operating and financial results could differ materially from New Tempo’s expectations, New Tempo’s business could suffer, and the trading price of New Tempo’s stock may decline.

Tempo is dependent on a limited number of customers and end markets. A decline in revenue from, or the loss of, any significant customer, could have a material adverse effect on Tempo’s financial condition and operating results.

Tempo depends upon a small number of customers for a substantial portion of Tempo’s revenue. During the six months ended June 30, 2021, one customer accounted for 43% of Tempo’s total revenue. During the year ended December 31, 2020, one customer accounted for 42% of Tempo’s total revenue. During the year ended December 31, 2019, two customers accounted for 18% and 10% of Tempo’s total revenue, respectively. No other customers accounted for more than 10% of Tempo’s total revenue. A decline in revenue from, or the loss of, any significant customer could have a material adverse effect on Tempo’s financial condition and operating results. See the section titled “Tempo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosures About Market Risk — Concentrations of Credit Risk and Major Customers”. Tempo cannot assure: (i) that orders that may be completed, delayed, cancelled or reduced will be replaced with new business; (ii) that Tempo’s current customers will continue to utilize Tempo’s services consistent with historical volumes or at all; and/or (iii) that Tempo’s customers will renew their long-term manufacturing or services contracts with Tempo on acceptable terms or at all.

There can also be no assurance that Tempo’s efforts to secure new customers and programs in Tempo’s traditional or new markets, including through acquisitions, will succeed in reducing Tempo’s customer concentration. Acquisitions are also subject to integration risk, and revenues and margins could be lower than Tempo anticipates. Failure to secure business from existing or new customers in any of Tempo’s end markets would adversely impact Tempo’s operating results.

Any of the foregoing may adversely affect Tempo’s margins, cash flow, and Tempo’s ability to grow Tempo’s revenue, and may increase the variability of Tempo’s operating results from period to period. See “New Tempo’s operating results and financial condition may fluctuate from period to period and may fall below expectations in any particular period, which could adversely affect the market price of New Tempo’s common stock.”Tempo’s failure to meet Tempo’s customers’ price expectations may adversely affect Tempo’s business and results of operations.

Demand for Tempo’s service lines is sensitive to price. Tempo believes its competitive pricing has been an important factor in Tempo’s results to date. Therefore, changes in Tempo’s pricing strategies can have a significant impact on Tempo’s business and ability to generate revenue. Many factors, including Tempo’s production and personnel costs and Tempo’s competitors’ pricing and marketing strategies, can significantly impact Tempo’s pricing strategies. If Tempo fails to meet its customers’ price expectations in any given period, demand for Tempo’s services and service lines could be negatively impacted and Tempo’s business and results of operations could suffer.

Risks Related to the Business Combination and ACE

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to ACE prior to the consummation of the Business Combination.

The Sponsor and ACE’s directors, officers and certain other initial shareholders have agreed to vote in favor of the Business Combination, regardless of how ACE’s public shareholders vote.

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and ACE’s directors, officers and certain other initial shareholders have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor (including ACE’s directors, officers and such other initial shareholders) owns 20% of the issued and outstanding ordinary shares.

Neither the ACE board of directors nor any committee thereof obtained a third party valuation in determining whether or not to pursue the Business Combination.

Neither the ACE board of directors nor any committee thereof is required to obtain an opinion that the price that we are paying for Tempo is fair to us from a financial point of view. Neither the ACE board of directors nor any committee thereof obtained a third party valuation in connection with the Business Combination. In analyzing the Business Combination, the ACE board of directors and management conducted due diligence on Tempo, Whizz and Compass Advanced Circuits. The ACE board of directors reviewed comparisons of selected financial data of Tempo with its peers in the industry and the financial terms set forth in the Merger Agreement, and concluded that the Business Combination was in the best interest of ACE’s shareholders.

Accordingly, investors will be relying solely on the judgment of the ACE board of directors and management in valuing Tempo, and the ACE board of directors and management may not have properly valued such businesses. The lack of a third party valuation may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.

We may be forced to close the Business Combination even if we determined it is no longer in our shareholders’ best interest.

Our public shareholders are protected from a material adverse event of Tempo arising between the date of the Merger Agreement and the Closing primarily by the right to redeem their public shares for a pro rata portion of the funds held in the trust account, calculated as of two business days prior to the vote at the extraordinary general meeting. Accordingly, if a material adverse event were to occur after approval of the Condition Precedent Proposals at the extraordinary general meeting, we may be forced to close the Business Combination even if we determine it is no longer in our shareholders’ best interest to do so (as a result of such material adverse event) which could have a significant negative impact on our business, financial condition or results of operations.

Additionally, if we do not obtain shareholder approval at the extraordinary general meeting, Tempo can continually obligate us to hold additional extraordinary general meetings to vote on the Condition Precedent Proposals until the earlier of such shareholder approval being obtained and the Agreement End Date. This could limit our ability to seek an alternative business combination that our shareholders may prefer after such initial vote.

Since the Sponsor and ACE’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Tempo is appropriate as our initial business combination. Such interests include that Sponsor will lose its entire investment in us if our business combination is not completed.

When you consider the recommendation of ACE’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and ACE’s directors and officers have interests in such proposal that are different from, or in addition to, those of ACE shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

●	If ACE does not consummate a business combination by January 30, 2022 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Act to provide for claims of creditors and the requirements of other applicable law. In such event, the 5,595,000 ACE Class B ordinary shares owned by the Sponsor and certain initial shareholders, and the 155,000 ACE Class B ordinary shares directly owned by ACE’s independent directors and certain of its officers, in aggregate, would be worthless because following the redemption of the public shares, ACE would likely have few, if any, net assets and because the Sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to the Sponsor if ACE fails to complete a business combination within the required period. The Sponsor purchased the ACE Class B ordinary shares prior to ACE’s initial public offering for approximately $0.004 per share and certain of ACE’s directors and executive officers, including Behrooz Abdi, have an economic interest in such shares. The 5,750,000 shares of New Tempo common stock that the Sponsor (including the independent directors, certain officers and certain initial shareholders of ACE, and excluding the Sponsor Related PIPE Investors) will hold following the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of approximately $57.2 million based upon the closing price of $9.95 per public share on Nasdaq on November 8, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. Given such shares of New Tempo common stock will be subject to certain restrictions, including those described above, ACE believes such shares have less value. The 6,600,000 New Tempo warrants into which the 6,600,000 private placement warrants held by the Sponsor and certain initial shareholders will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of approximately $8.1 million based upon the closing price of $1.23 per public warrant on Nasdaq on November 8, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.
●	The Sponsor (including its representatives and affiliates) and ACE’s directors and officers may, in the future, become affiliated with entities that are engaged in a similar business to ACE. The Sponsor and ACE’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to ACE completing its initial business combination (assuming ACE has entered into the Merger Agreement). Moreover, certain of ACE’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. ACE’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to ACE, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in ACE’s favor and such potential business opportunities may be presented to other entities prior to their presentation to ACE, subject to applicable fiduciary duties under Cayman Islands Companies Act and Cayman Islands common law. ACE’s Cayman Constitutional Documents provide that ACE renounces its interest in any corporate opportunity offered to any director or officer of ACE which may be an opportunity for such director, on the one hand, or ACE, on the other.
●	ACE’s existing and former directors and officers will be eligible for continued indemnification and continued coverage under ACE’s directors’ and officers’ liability insurance after the Merger and pursuant to the Merger Agreement.

●	The Sponsor Related PIPE Investors have subscribed for $40,000,000 of the PIPE Investment, for which they will receive up to 4,000,000 shares of New Tempo common stock. The Sponsor Related PIPE Investors have additionally subscribed for up to an additional $25.0 million of ACE’s 12.0% convertible senior notes due 2025. The 4,000,000 shares of New Tempo common stock which the Sponsor Related PIPE Investors have subscribed for in the PIPE Investment, if unrestricted and freely tradable, would have had an aggregate market value of approximately $39.8 million based upon the closing price of $9.95 per public share on Nasdaq on November 8, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. See “Certain Relationships and Related Persons Transactions — ACE’s Related Party Transactions — PIPE Subscription Agreements” for additional information.
●	The Backstop Investor has committed to purchase up to an additional 2,500,000 shares of New Tempo common stock, or an aggregate of up to $25.0 million, to backstop the Minimum Available Acquiror Cash Amount. See “Business Combination Proposal — Related Agreements — Backstop Subscription Agreement” for additional information.
●	In the event that ACE fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, ACE will be required to provide for payment of claims of creditors that were not waived that may be brought against ACE within the ten years following such redemption. In order to protect the amounts held in ACE’s trust account, the Sponsor has agreed that it will be liable to ACE if and to the extent any claims by a third party (other than ACE’s independent auditors) for services rendered or products sold to ACE, or a prospective target business with which ACE has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of ACE’s initial public offering against certain liabilities, including liabilities under the Securities Act.
●	In order to finance transaction costs in connection with ACE’s initial business combination (including any amounts which are currently outstanding), the Sponsor or an affiliate of the Sponsor, or certain of ACE’s officers and directors may, but are not obligated to, loan funds to ACE as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes that would each become due and payable in full, without interest, upon completion of ACE’s initial business combination, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a business combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to ACE’s private placement warrants. In the event that ACE does not complete its initial business combination within the prescribed time frame, ACE may use a portion of its working capital held outside of its trust account to repay any Working Capital Loans made to ACE, but no proceeds held in the trust account would be used to repay such Working Capital Loans, and the applicable related party lender or lenders may not be able to recover the value it or they have loaned to ACE pursuant to such Working Capital Loans. On August 12, 2020, ACE entered into a working capital facility (the “Working Capital Facility”) with ASIA-IO Advisors Limited (“ASIA-IO”), an affiliate of the Sponsor, in the aggregate amount of $1,500,000. The funds from the Working Capital Facility will be utilized to finance transaction costs in connection with the Business Combination. The Working Capital Facility is non-interest bearing, non-convertible and due to be repaid upon the consummation of a Business Combination. In return, ACE deposited $900,000 into an account held by ASIA-IO, from which the Company may make fund withdrawals for up to $1,500,000. As part of the Working Capital Facility, ASIA-IO waived the right to convert the Working Capital Loan into private placement warrants. Any outstanding amounts deposited with ASIA-IO upon the completion of a Business Combination or dissolution of ACE, will be returned to ACE. In November 2020, the deposit amount was reduced by $850,000. As of June 30, 2021, ACE had no outstanding borrowing under the Working Capital Facility.
●	Pursuant to the Registration Rights Agreement, the Sponsor and ACE’s directors and officers will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of New Tempo common stock and warrants held by such parties following the consummation of the Business Combination.

●	Ryan Benton, a director of ACE, is also Chief Financial Officer of Tempo and as such is an interested party to the Business Combination. Mr. Benton recused himself from the ACE board of directors meetings and certain votes regarding the Merger Agreement and the Business Combination.

The existence of financial and personal interests of one or more of ACE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ACE and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ACE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “— Interests of ACE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

The personal and financial interests of the Sponsor and ACE’s directors and officers may have influenced their motivation in identifying and selecting Tempo as a business combination target, completing an initial business combination with Tempo and influencing the operation of the business following the initial business combination. In considering the recommendations of ACE’s board of directors to vote for the proposals, its shareholders should consider these interests.

The exercise of ACE’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in ACE’s shareholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require ACE to agree to amend the Merger Agreement, to consent to certain actions taken by Tempo or to waive rights that ACE is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Tempo’s business or a request by Tempo to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement. In any of such circumstances, it would be at ACE’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for ACE and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, ACE does not believe there will be any changes or waivers that ACE’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, ACE will circulate a new or amended proxy statement/prospectus and resolicit ACE’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

We and Tempo will incur significant transaction and transition costs in connection with the Business Combination.

We and Tempo have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. We and Tempo may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Merger Agreement (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by ACE at the Closing out of the funds available in the Trust Account.

The announcement of the proposed Business Combination could disrupt New Tempo’s relationships with its customers, suppliers, business partners and others, as well as its operating results and business generally.

Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on New Tempo’s business include the following:

●	its employees may experience uncertainty about their future roles, which might adversely affect New Tempo’s ability to retain and hire key personnel and other employees;

●	customers, suppliers, business partners and other parties with which New Tempo maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with New Tempo or fail to extend an existing relationship with New Tempo; and
●	New Tempo has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact New Tempo’s results of operations and cash available to fund its business.

Subsequent to consummation of the Business Combination, we may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our share price, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to Tempo, Whizz and Compass Advanced Circuits has identified all material issues or risks associated with Tempo, Whizz, Compass Advanced Circuits, their respective businesses or the industries in which they compete. Furthermore, we cannot assure you that factors outside of Tempo’s and our control will not later arise. As a result of these factors, we may be exposed to liabilities and incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or New Tempo. Additionally, we have no indemnification rights against the Tempo Stockholders under the Merger Agreement and substantially all of the purchase price consideration will be delivered at the Closing.

Accordingly, any shareholders or warrant holders of ACE who choose to remain New Tempo stockholders or warrant holders following the Business Combination could suffer a reduction in the value of their shares, warrants and units. Such shareholders or warrant holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/ prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

The historical financial results of Tempo and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what New Tempo’s actual financial position or results of operations would have been.

The historical financial results of Tempo included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows it would have achieved as a combined company during the periods presented or those New Tempo will achieve in the future. This is primarily the result of the following factors: (i) New Tempo will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and (ii) New Tempo’s capital structure will be different from that reflected in Tempo’s historical financial statements. New Tempo’s financial condition and future results of operations could be materially different from amounts reflected in its historical financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare New Tempo’s future results to historical results or to evaluate its relative performance or trends in its business.

Similarly, the unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, ACE being treated as the “acquired” company for financial reporting purposes in the Business Combination, the total debt obligations and the cash and cash equivalents of Tempo on the Closing Date and the number of ACE Class A ordinary shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of New Tempo’s future operating or financial performance. New Tempo’s actual financial condition and results of operations may vary materially from New Tempo’s pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Following the consummation of the Business Combination, our only significant asset will be our ownership interest in Tempo and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on New Tempo common stock or satisfy our other financial obligations.

Following the consummation of the Business Combination, we will have no direct operations and no significant assets other than our ownership of Tempo. We and certain investors, the Tempo Stockholders, and directors and officers of Tempo and its affiliates will become stockholders of New Tempo. We will depend on Tempo for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company and to pay any dividends with respect to New Tempo common stock. The financial condition and operating requirements of Tempo may limit our ability to obtain cash from Tempo. The earnings from, or other available assets of, Tempo may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on New Tempo common stock or satisfy our other financial obligations.

This lack of diversification may subject us to numerous economic, competitive and regulatory risks, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to our Business Combination.

We have a specified maximum redemption threshold. This redemption threshold may make it more difficult for us to complete the Business Combination as contemplated.

The Merger Agreement provides that Tempo’s obligation to consummate the Business Combination is conditioned on, among other things, that as of the Closing, (i) the amount of cash available in the trust account into which substantially all of the proceeds of our initial public offering and private placements of our warrants have been deposited for the benefit of ACE, certain of our public shareholders and the underwriters of our initial public offering (the “trust account”), after deducting the amount required to satisfy our obligations to our shareholders (if any) that exercise their rights to redeem their ACE Class A ordinary shares pursuant to the Cayman Constitutional Documents (but prior to payment of (a) any deferred underwriting commissions being held in the trust account and (b) any transaction expenses of ACE or its affiliates and Tempo) (such amount, the “Trust Amount”), plus (ii) the PIPE Investment Amount actually received by ACE prior to or substantially concurrently with the Closing, plus (iii) the Available Credit Amount, plus (iv) the Available Cash Amount (the sum of (i), (ii), (iii) and (iv), the “Available Acquiror Cash”), is at least equal to or greater than $320.0 million (the “Minimum Available Acquiror Cash Amount” and, such condition, the “Minimum Cash Condition”).

If the Available Cash is equal to or greater than $320.0 million, then the Minimum Cash Condition will be deemed to have been satisfied. This condition is for the sole benefit of Tempo. If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, the Merger Agreement provides that the obligations of ACE, Merger Sub and Tempo to consummate the Merger are conditioned on, among other things, that pursuant to the Cayman Constitutional Documents, in no event will ACE redeem public shares in an amount that would cause New Tempo’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.

There can be no assurance that Tempo could and would waive the Minimum Cash Condition. Furthermore, as provided in the Cayman Constitutional Documents, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. If such conditions are not met, and such conditions are not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated.

If such conditions are waived and the Business Combination is consummated with less than the Minimum Available Acquiror Cash Amount in the trust account, the cash held by New Tempo and its subsidiaries (including Tempo) in the aggregate, after the Closing may not be sufficient to allow us to operate and pay our bills as they become due. Furthermore, our affiliates are not obligated to make loans to us in the future (other than the Sponsor’s commitment to provide us loans in order to finance transaction costs in connection with a business combination). The additional exercise of redemption rights with respect to a large number of our public shareholders may make us unable to take such actions as may be desirable in order to optimize the capital structure of New Tempo after consummation of the Business Combination and we may not be able to raise additional financing from unaffiliated parties necessary to fund our expenses and liabilities after the Closing. Any such event in the future may negatively impact the analysis regarding our ability to continue as a going concern at such time.

The Sponsor may elect to purchase shares or warrants from public shareholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our securities.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or ACE’s securities, the Sponsor, Tempo or their directors, officers, advisors or respective affiliates may purchase public shares or warrants from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares or warrants from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or warrants or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of ACE’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Tempo or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Business Combination Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) ACE’s net tangible assets (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) being at least $5,000,001. The purpose of such purchases of public warrants would be to reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with our initial business combination.

Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares or warrants at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares or warrants by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. In addition, if such purchases are made, the public “float” of our securities and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Future resales of common stock after the consummation of the Business Combination may cause the market price of New Tempo’s securities to drop significantly, even if New Tempo’s business is doing well.

Pursuant to the Lock-Up Agreement, after the consummation of the Business Combination and subject to certain exceptions, the Sponsor and certain former stockholders of Tempo and Advanced Circuits will be contractually restricted from selling or transferring any of their shares of common stock (not including the shares of New Tempo common stock issued in the PIPE Investment pursuant to the terms of the PIPE Subscription Agreements) (the “Lock-up Shares”). Such restrictions begin at Closing and end on the earlier of (i) the date that is 180 days or 365 days (depending on the relevant holder) after Closing, (ii) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the Closing date of the Merger that results in all of the public stockholders of New Tempo having the right to exchange their shares of New Tempo common stock for cash securities or other property, (iii) the day after the date on which the closing price of the New Tempo common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any twenty trading days within any thirty-trading day period commencing at least 150 days after the closing date of the Merger or (iv) the liquidation of New Tempo.

However, following the expiration of such lockup, the Sponsor and certain former stockholders of Tempo and Advanced Circuits will not be restricted from selling shares of New Tempo’s common stock held by them, other than by applicable securities laws. Additionally, the Third Party PIPE Investors will not be restricted from selling any of their shares of our common stock following the Closing, other than by applicable securities laws. As such, sales of a substantial number of shares of New Tempo common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New Tempo common stock. Upon completion of the Business Combination, the

Sponsor and certain former stockholders of Tempo and Advanced Circuits will collectively beneficially own approximately 51.5% of the outstanding shares of New Tempo common stock (not including the shares of New Tempo common stock issued in the PIPE Investment pursuant to the terms of the PIPE Subscription Agreements), assuming that no additional public shareholders redeem their public shares in connection with the Business Combination. Assuming max redemption of 9,600,000 public shares in connection with the Business Combination, in the aggregate, the ownership of the Sponsor and certain former stockholders of Tempo and Advanced Circuits would rise to 56.6% of the outstanding shares of New Tempo common stock (not including the shares of New Tempo common stock issued to Third Party PIPE Investors in the PIPE Investment pursuant to the terms of the PIPE Subscription Agreements).

The shares held by the Sponsor and certain former stockholders of Tempo and Advanced Circuits may be sold after the expiration of the applicable lock-up period under the Lock-Up Agreement. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in New Tempo’s share price or the market price of New Tempo common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

We are not registering the shares of New Tempo common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants and causing such warrants to expire worthless.

We are not registering the shares of New Tempo common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. However, under the terms of the Warrant Agreement, we have agreed that, as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, we will use our commercially reasonable efforts to file with the SEC a registration statement covering the issuance of such shares, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of our initial business combination and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of New Tempo common stock until the warrants expire or are redeemed. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current, complete or correct or the SEC issues a stop order. If the shares issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the above requirements, we will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration is available. Notwithstanding the above, if New Tempo’s common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under applicable state securities laws and no exemption is available. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of New Tempo common stock included in the units. There may be a circumstance where an exemption from registration exists for holders of our private placement warrants to exercise their warrants while a corresponding exemption does not exist for holders of the public warrants. In such an instance, the Sponsor and its permitted transferees (which may include our directors and executive officers) would be able to exercise their warrants and sell the ordinary shares underlying their warrants while holders of our public warrants would not be able to exercise their warrants and sell the underlying ordinary shares. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of New Tempo common stock for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise their warrants.

If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price per unit in our initial public offering).

Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we have not completed our business combination within the required time period, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption.

Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per public share initially held in the trust account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent auditors) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (1) $10.00 per public share or (2) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company. The Sponsor may not have sufficient funds available to satisfy those obligations. We have not asked the Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the trust account, the funds available for our business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

If, after we distribute the proceeds in the trust account to our public shareholders, ACE files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a liquidator could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in our liquidation estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any liquidation claims deplete the trust account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing a business combination.

The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies because Tempo is not currently subject to Section 404 of the Sarbanes-Oxley Act. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of Tempo as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to New Tempo after the Business Combination. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether our internal control over financial reporting is effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of New Tempo common stock. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.

The public stockholders will experience immediate dilution as a consequence of the issuance of New Tempo common stock as consideration in the Business Combination and the PIPE Investment and due to future issuances pursuant to the 2022 Plan. Having a minority share position may reduce the influence that our current stockholders have on the management of New Tempo.

Following the Business Combination, (1) ACE’s public shareholders are expected to own approximately 28.8% of the outstanding New Tempo common stock, (2) former Tempo stockholders (without taking into account any public shares held by Tempo Stockholders prior to the consummation of the Business Combination or shares of New Tempo stock issuable to holders of New Tempo Options) are expected to own approximately 42.8% of the outstanding New Tempo common stock, at a deemed value of $10.00 per share of New Tempo common stock and after giving effect to the Per Share Merger Consideration, (3) the Sponsor and related parties (including the Sponsor Related PIPE Investors) are expected to collectively own approximately 16.8% of the outstanding New Tempo common stock, (4) the Third Party PIPE Investors (together with the Sponsor Related PIPE Investors, the “PIPE Investors”) are expected to own approximately 0.6% of the outstanding New Tempo common stock, (5) eligible Advanced Circuits equityholders are expected to own approximately 8.8% of the outstanding New Tempo common stock and (6) eligible Whizz equityholders are expected to own approximately 2.3% of the outstanding New Tempo common stock. These percentages assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination, (ii) no exercise of the public and private warrants or options or issuance of any shares of New Tempo common stock in connection with the Tempo Earnout Shares, the Advanced Circuits Earnout Shares and the Whizz Earnout Shares, (iii) that (x) New Tempo issues or reserves for issuance 34,205,814 shares of New Tempo common stock to Tempo Stockholders as part of the Aggregate Merger Consideration pursuant to the Merger Agreement and (y) New Tempo issues 8,200,000 shares of New Tempo common stock to the PIPE Investors pursuant to the PIPE Investment, (iv) 7,000,000 shares of New Tempo common stock to eligible Advanced Circuits equityholders, (v) 1,800,000 shares of New Tempo common stock to eligible Whizz equityholders and (vi) none of the 2,500,000 additional shares of New Tempo common stock are issued pursuant to the Backstop Investment. If the actual facts are different from these assumptions, the percentage ownership retained by current ACE shareholders and Tempo Stockholders in New Tempo will be different.

Certain Tempo current and former employees, directors and consultants currently hold equity awards covering Tempo common stock. In addition, after the Business Combination, New Tempo employees, consultants and directors are expected to be granted equity awards covering New Tempo common stock under the 2022 Plan and purchase rights under the ESPP. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for shares of New Tempo common stock.

The issuance of additional common stock will significantly dilute the equity interests of existing holders of ACE securities and may adversely affect prevailing market prices for our units, public shares or public warrants.

Warrants will become exercisable for New Tempo common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding private placement warrants to purchase an aggregate of 6,600,000 shares of New Tempo common stock will become exercisable in accordance with the terms of the Warrant Agreement governing those securities, and outstanding public warrants to purchase an aggregate of 11,500,000 shares of New Tempo common stock will become exercisable. These warrants will become exercisable at any time commencing on the later of 30 days after the completion of the Business Combination and 12 months from the closing of our initial public offering, except as otherwise described in this proxy statement/prospectus. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of New Tempo common stock will be issued, which will result in dilution to the holders of New Tempo common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of New Tempo common stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “— Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment.”

Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment.

The warrants were issued in registered form under a Warrant Agreement between Continental, as warrant agent, and ACE. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants and, solely with respect to any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants, 65% of the number of the then outstanding private placement warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 65% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of New Tempo common stock purchasable upon exercise of a warrant.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant if, among other things, the last reported sale price of New Tempo’s common stock for any twenty trading days within any thirty-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding warrants as described above could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, we expect would be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us so long as they are held by the Sponsor or its permitted transferees. Following the Business Combination, New Tempo currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of New Tempo’s board of directors and will depend on its financial condition, results of operations, capital requirements and future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.

Nasdaq may not list New Tempo’s securities on its exchange, and New Tempo may not be able to comply with the continued listing standards of Nasdaq, which could limit investors’ ability to make transactions in New Tempo’s securities and subject New Tempo to additional trading restrictions.

In connection with the Business Combination, in order to continue to maintain the listing of our securities on Nasdaq, we will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements. We will apply to have New Tempo’s securities listed on Nasdaq upon consummation of the Business Combination. We cannot assure you that we will be able to meet all initial listing requirements. Even if New Tempo’s securities are listed on Nasdaq, New Tempo may be unable to maintain the listing of its securities in the future.

If New Tempo fails to meet the initial listing requirements and Nasdaq does not list its securities on its exchange, Tempo would not be required to consummate the Business Combination. In the event that Tempo elected to waive this condition, and the Business Combination was consummated without New Tempo’s securities being listed on Nasdaq or on another national securities exchange, New Tempo could face significant material adverse consequences, including:

●	a limited availability of market quotations for New Tempo’s securities;
●	reduced liquidity for New Tempo’s securities;
●	a determination that New Tempo common stock is a “penny stock” which will require brokers trading in New Tempo common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New Tempo’s securities;
●	a limited amount of news and analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If New Tempo’s securities were not listed on Nasdaq, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.

ACE’s and Tempo’s ability to consummate the Business Combination, and the operations of New Tempo following the Business Combination, may be materially adversely affected by the COVID-19 pandemic.

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern.” On January 31, 2020, the U.S. Department of Health and Human Services declared a public health emergency for the United States to aid the U.S., and on March 11, 2020, the World Health Organization characterized the COVID-19 outbreak as a “pandemic.”

The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide, business operations and the conduct of commerce generally, which may delay or prevent the consummation of the Business Combination, and the business of Tempo or New Tempo following the Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19, the spread of COVID-19 variants, the duration of the outbreak and speed of vaccinations, and the actions to contain COVID-19 or treat its impact, among others.

The parties will be required to consummate the Business Combination even if Tempo, its business, financial condition and results of operations are materially affected by COVID-19. The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and if Tempo is unable to recover from business disruptions due to COVID-19 or other matters of global concern on a timely basis, Tempo’s ability to consummate the Business Combination and New Tempo’s financial condition and results of operations following the Business Combination may be materially adversely affected. Each of Tempo and New Tempo may also incur additional costs due to delays caused by COVID-19, which could adversely affect New Tempo’s financial condition and results of operations.

Risks Related to New Tempo

Concentration of ownership among New Tempo’s executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

Upon completion of the Business Combination, the stockholders of Tempo will own, directly or indirectly:

●	approximately 42.8% of New Tempo’s outstanding common stock and the executive officers, directors of New Tempo and their affiliates as a group will beneficially own approximately 12.48% of the New Tempo outstanding common stock, assuming no redemption of the ACE public shares; or
●	approximately 46.9% of New Tempo’s outstanding common stock and the executive officers, directors of New Tempo and their affiliates as a group will beneficially own approximately 16.99% of New Tempo’s outstanding common stock, assuming the max redemptions of 9,600,000 ACE public shares.

As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, appointment and removal of officers, any amendment of the amended and restated certificate of incorporation and approval of mergers and other business combination transactions requiring stockholder approval, including proposed transactions that would result in New Tempo stockholders receiving a premium price for their shares and other significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of ACE’s securities or, following the Closing, New Tempo’s securities, may decline.

If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of ACE’s securities prior to the Closing may decline. The market values of New Tempo’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which ACE’s stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of New Tempo’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Tempo’s securities. Accordingly, the valuation ascribed to Tempo may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for New Tempo’s securities develops and continues, the trading price of New Tempo’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond New Tempo’s control. Any of the factors listed below could have a negative impact on your investment in New Tempo’s securities and New Tempo’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of New Tempo’s securities may not recover and may experience a further decline.

Factors affecting the trading price of New Tempo’s securities may include:

●	actual or anticipated fluctuations in New Tempo’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;
●	changes in the market’s expectations about New Tempo’s operating results;
●	success of competitors;
●	failure to attract analyst coverage for New Tempo’s stock or one or more analysts ceasing coverage of New Tempo or failing to publish reports on New Tempo regularly;
●	New Tempo’s operating results failing to meet the expectation of securities analysts or investors in a particular period;
●	changes in financial estimates and recommendations by securities analysts concerning New Tempo or the transportation industry in general;
●	operating and share price performance of other companies that investors deem comparable to New Tempo;
●	New Tempo’s ability to market new and enhanced services and technologies on a timely basis;
●	changes in laws and regulations affecting New Tempo’s business;
●	New Tempo’s ability to meet compliance requirements;
●	commencement of, or involvement in, litigation involving New Tempo;
●	changes in New Tempo’s capital structure, such as future issuances of securities or the incurrence of debt;
●	the volume of New Tempo’s shares of common stock available for public sale;
●	any major change in New Tempo’s board of directors or management;
●	sales of substantial amounts of New Tempo’s shares of common stock by New Tempo’s directors, executive officers or significant stockholders or the perception that such sales could occur; and
●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of New Tempo’s securities irrespective of New Tempo’s operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of New Tempo’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to New Tempo could depress New Tempo’s share price regardless of New Tempo’s business, prospects, financial conditions or results of operations. A decline in the market price of New Tempo’s securities also could adversely affect New Tempo’s ability to issue additional securities and New Tempo’s ability to obtain additional financing in the future.

New Tempo’s disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Tempo designed New Tempo’s disclosure controls and procedures to reasonably assure that information New Tempo must disclose in reports New Tempo files or submits under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. Tempo believes that any disclosure controls and procedures or internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls.

Additional Risks Related to Ownership of New Tempo Common Stock Following the Business Combination and New Tempo Operating as a Public Company

The price of New Tempo’s common stock and warrants may be volatile.

Upon consummation of the Business Combination, the price of New Tempo common stock, as well as New Tempo warrants may fluctuate due to a variety of factors, including:

●	changes in the industries in which New Tempo and its customers operate;
●	developments involving New Tempo’s competitors;
●	developments involving New Tempo’s suppliers;
●	market demand and acceptance of New Tempo’s services;
●	changes in laws and regulations affecting New Tempo’s business, including export control laws;
●	variations in New Tempo’s operating performance and the performance of its competitors in general;
●	actual or anticipated fluctuations in New Tempo’s quarterly or annual operating results;
●	publication of research reports by securities analysts about New Tempo or its competitors or its industry;
●	the public’s reaction to New Tempo’s press releases, its other public announcements and its filings with the SEC;
●	actions by stockholders, including the sale by the Third Party PIPE Investors of any of their shares of New Tempo’s common stock;
●	additions and departures of key personnel;
●	commencement of, or involvement in, litigation involving New Tempo;
●	changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;
●	the volume of shares of New Tempo common stock available for public sale; and

●	general economic and political conditions, such as the effects of the COVID-19 outbreak, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism.

These market and industry factors may materially reduce the market price of New Tempo common stock and warrants regardless of the operating performance of New Tempo.

New Tempo does not intend to pay cash dividends for the foreseeable future.

Following the Business Combination, New Tempo currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of New Tempo’s board of directors and will depend on its financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.

Future resales of common stock after the consummation of the Business Combination may cause the market price of New Tempo’s securities to drop significantly, even if New Tempo’s business is doing well.

Pursuant to the Lock-Up Agreement, after the consummation of the Business Combination and subject to certain exceptions, the Sponsor and certain former stockholders of Tempo and Advanced Circuits will be contractually restricted from selling or transferring any of its shares of common stock (not including the shares of New Tempo common stock issued in the PIPE Investment pursuant to the terms of the PIPE Subscription Agreements) (the “Lock-up Shares”). Such restrictions begin at Closing and end on the earlier of (i) the date that is 180 days or 365 days (depending on the relevant holder) after Closing, (ii) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the Closing date of the Merger that results in all of the public stockholders of New Tempo having the right to exchange their shares of New Tempo common stock for cash securities or other property, (iii) the day after the date on which the closing price of the New Tempo common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any twenty trading days within any thirty-trading day period commencing at least 150 days after the closing date of the Merger or (iv) the liquidation of New Tempo.

However, following the expiration of such lockup, the Sponsor and certain former stockholders of Tempo and Advanced Circuits will not be restricted from selling shares of New Tempo’s common stock held by them, other than by applicable securities laws. Additionally, the Third Party PIPE Investors will not be restricted from selling any of their shares of our common stock following the Closing, other than by applicable securities laws. As such, sales of a substantial number of shares of New Tempo common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New Tempo common stock. Upon completion of the Business Combination, the Sponsor and certain former stockholders of Tempo and Advanced Circuits will collectively beneficially own approximately 51.5% of the outstanding shares of New Tempo common stock (not including the shares of New Tempo common stock issued in the PIPE Investment pursuant to the terms of the PIPE Subscription Agreements), assuming that no additional public shareholders redeem their public shares in connection with the Business Combination. Assuming max redemptions of 9,600,000 public shares in connection with the Business Combination, in the aggregate, the ownership of the Sponsor and certain former stockholders of Tempo and Advanced Circuits would rise to 56.6% of the outstanding shares of New Tempo common stock (not including the shares of New Tempo common stock issued in the PIPE Investment pursuant to the terms of the PIPE Subscription Agreements).

The shares held by Sponsor and certain former stockholders of Tempo and Advanced Circuits may be sold after the expiration of the applicable lock-up period under the Lock-Up Agreement. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in New Tempo’s share price or the market price of New Tempo common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Tempo will incur increased costs as a result of operating as a public company, and New Tempo’s management will be required to devote substantial time to new compliance and investor relations initiatives.

As a public company, New Tempo will incur significant legal, accounting and other expenses that Tempo did not incur as a private company. New Tempo will be subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act, as well as rules subsequently adopted by the SEC and Nasdaq to implement provisions of the Sarbanes-Oxley Act, require, among other things, that a public company establish and maintain effective disclosure and financial controls. As a result, New Tempo will incur significant legal, accounting and other expenses that Tempo did not previously incur. New Tempo’s entire management team and many of its other employees will need to devote substantial time to compliance, and may not effectively or efficiently manage its transition into a public company.

Further, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC has adopted additional rules and regulations in these areas, such as mandatory “say on pay” voting requirements that will apply to New Tempo when New Tempo ceases to be an emerging growth company. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which New Tempo operates New Tempo’s business in ways New Tempo cannot currently anticipate.

New Tempo expects the rules and regulations applicable to public companies to substantially increase New Tempo’s legal and financial compliance costs and to make some activities more time consuming and costly. If these requirements divert the attention of New Tempo’s management and personnel from other business concerns, they could have a material adverse effect on New Tempo’s business, financial condition and results of operations. The increased costs will decrease New Tempo’s net income or increase New Tempo’s net loss, and may require New Tempo to reduce costs in other areas of New Tempo’s business or increase the prices of New Tempo’s services. For example, New Tempo expects these rules and regulations to make it more difficult and more expensive for New Tempo to obtain director and officer liability insurance, and New Tempo may be required to incur substantial costs to maintain the same or similar coverage. New Tempo cannot predict or estimate the amount or timing of additional costs New Tempo may incur to respond to these requirements. The impact of these requirements could also make it more difficult for New Tempo to attract and retain qualified persons to serve on New Tempo’s board of directors, New Tempo’s board committees or as executive officers.

If New Tempo fails to maintain proper and effective internal controls over financial reporting, New Tempo’s ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in New Tempo’s financial reporting and the trading price of New Tempo’s common stock may decline.

Upon consummation of the Business Combination, New Tempo will be a public reporting company subject to the rules and regulations established from time to time by the SEC and Nasdaq. These rules and regulations will require, among other things that New Tempo establish and periodically evaluate procedures with respect to New Tempo’s internal control over financial reporting. Reporting obligations as a public company are likely to place a considerable strain on New Tempo’s financial and management systems, processes and controls, as well as on New Tempo’s personnel.

In addition, as a public company, New Tempo will be required to document and test New Tempo’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that New Tempo’s management can certify as to the effectiveness of New Tempo’s internal control over financial reporting. For additional information related to the risks and uncertainties of New Tempo’s compliance with the Sarbanes-Oxley Act, see “Risk Factors — Tempo’s internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could impair Tempo’s ability to produce timely and accurate financial statements or comply with applicable regulations and have a material adverse effect on Tempo’s business.”

Changes in accounting rules and regulations, or interpretations thereof, could result in unfavorable accounting charges or require New Tempo to change New Tempo’s compensation policies.

Accounting methods and policies for public companies are subject to review, interpretation and guidance from New Tempo’s independent registered accounting firm and relevant accounting authorities, including the SEC. Changes to accounting methods or policies, or interpretations thereof, may require New Tempo to reclassify, restate or otherwise change or revise New Tempo’s consolidated financial statements.

While we anticipate losing our emerging growth company status by the end of 2022, we are currently an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and to the extent we have taken advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

ACE is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or JOBS Act. As an emerging growth company, New Tempo will be able to follow reduced disclosure requirements and will not have to make all of the disclosures that public companies that are not emerging growth companies do. New Tempo will remain an emerging growth company until the earlier of (a) the last day of the fiscal year in which New Tempo has total annual gross revenues of $1.07 billion or more; (b) the last day of the fiscal year following the fifth anniversary of the date of the completion of the initial public offering of ACE; (c) the date on which New Tempo has issued more than $1 billion in nonconvertible debt during the previous three years; or (d) the date on which New Tempo is deemed to be a large accelerated filer under the rules of the SEC, which means the market value of New Tempo’s common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th. For so long as New Tempo remains an emerging growth company, New Tempo is permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;
●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);
●	reduced disclosure obligations regarding executive compensation in New Tempo’s periodic reports, proxy statements and registration statements; and
●	exemptions from the requirements of holding a non-binding advisory vote of stockholders on executive compensation, stockholder approval of any golden parachute payments not previously approved and having to disclose the ratio of the compensation of Tempo’s chief executive officer to the median compensation of Tempo’s employees.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. New Tempo has elected to use the extended transition period for complying with new or revised accounting standards; and as a result of this election, New Tempo’s financial statements may not be comparable to companies that comply with public company effective dates.

New Tempo may choose to take advantage of some, but not all, of the available exemptions for emerging growth companies. New Tempo cannot predict whether investors will find New Tempo’s common stock less attractive if New Tempo relies on these exemptions. If some investors find New Tempo’s common stock less attractive as a result, there may be a less active trading market for New Tempo’s common stock and New Tempo’s share price may be more volatile.

New Tempo’s proposed certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between New Tempo and New Tempo’s stockholders and that the federal district courts shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, as amended, which could limit New Tempo’s stockholders’ ability to obtain a favorable judicial forum for disputes with New Tempo or New Tempo’s directors, officers or employees.

New Tempo’s Proposed Certificate of Incorporation and Proposed Bylaws provide that, unless New Tempo consents in writing to the selection of an alternative forum, the (a) Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action, suit or proceeding brought on New Tempo’s behalf; (ii) any action, suit or proceeding asserting a claim of breach of fiduciary duty owed by any of New Tempo’s directors, officers, or stockholders to New Tempo or to New Tempo’s stockholders; (iii) any action, suit or proceeding asserting a claim arising pursuant to the DGCL, New Tempo’s Proposed Certificate of Incorporation or Proposed Bylaws; or (iv) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine; and (b) subject to the foregoing, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, such forum selection provisions shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Tempo or New Tempo’s directors, officers, or other employees, which may discourage such lawsuits against New Tempo and New Tempo’s directors, officers, and other employees. Alternatively, if a court Tempore finds the choice of forum provision contained in New Tempo’s Proposed Certificate of Incorporation to be inapplicable or unenforceable in an action, New Tempo may incur additional costs associated with resolving such action in other jurisdictions, which could harm New Tempo’s business, results of operations, and financial condition.

Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, New Tempo’s certificate of incorporation and bylaws provide that the federal district courts of the United States of America shall have jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. New Tempo’s stockholders will not be deemed to have waived New Tempo’s compliance with the federal securities laws and the rules and regulations thereunder.

Risks Related to the Consummation of the Domestication

The Domestication may result in adverse tax consequences for holders of ACE Class A ordinary shares and warrants.

U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” below) may be subject to U.S. federal income tax as a result of the Domestication. Because the Domestication will occur immediately prior to the redemption of ACE Class A ordinary shares, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication. Additionally, non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” below) may become subject to withholding tax on any amounts treated as dividends paid on New Tempo common stock after the Domestication.

A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) ACE Class A ordinary shares with a fair market value of less than $50,000 on the date of the Domestication will generally not recognize any gain or loss and will generally not be required to include any part of our earnings in income. A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) ACE Class A ordinary shares with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all classes of ACE stock entitled to vote and less than 10% or more of the total value of all classes of ACE stock, will generally recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its ACE Class A ordinary shares for New Tempo common stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the ACE Class A ordinary shares held directly by such U.S. Holder. A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of ACE stock entitled to vote or 10% or more of the total value of all classes of ACE stock, will generally be required to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations) attributable to the ACE Class A ordinary shares held directly by such U.S. Holder.

Additionally, proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging warrants for newly issued warrants in the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. Because we are a blank check company with no current active business, we believe that it is likely that ACE is classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of ACE Class A ordinary shares to recognize gain on the exchange of ACE Class A ordinary shares for New Tempo common stock pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s ACE Class A ordinary shares. Proposed Treasury Regulations, if finalized in their current form would also apply to a U.S. Holder who exchanges ACE warrants for newly issued New Tempo warrants; currently, however, the election mentioned above does not apply to ACE warrants (for discussion regarding the unclear application of the PFIC rules to ACE warrants, see “U.S. Federal Income Tax Considerations — PFIC Considerations”). Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of ACE. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply.

Upon consummation of the Business Combination, the rights of holders of New Tempo common stock arising under the DGCL as well as Proposed Organizational Documents will differ from and may be less favorable to the rights of holders of ACE Class A ordinary shares arising under the Cayman Islands Companies Act as well as our current amended and restated memorandum and articles of association.

Upon consummation of the Business Combination, the rights of holders of New Tempo common stock will arise under the Proposed Organizational Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in our current amended and restated memorandum and articles of association and the Cayman Islands Companies Act and, therefore, some rights of holders of New Tempo common stock could differ from the rights that holders of ACE Class A ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands Companies Act, such actions are generally available under the DGCL. This change could increase the likelihood that New Tempo becomes involved in costly litigation, which could have a material adverse effect on New Tempo.

In addition, there are differences between the new organizational documents of New Tempo and the current constitutional documents of ACE. For a more detailed description of the rights of holders of New Tempo common stock and how they may differ from the rights of holders of ACE Class A ordinary shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of New Tempo are attached as Annex J and Annex K, respectively, to this proxy statement/prospectus and we urge you to read them.

Delaware law and New Tempo’s Proposed Organizational Documents contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Organizational Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, and therefore depress the trading price of New Tempo common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of New Tempo’s board of directors or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Organizational Documents include provisions regarding:

●	providing for a classified board of directors with staggered, three-year terms;
●	the ability of New Tempo’s board of directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;
●	the Proposed Certificate of Incorporation does not provide for cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
●	the limitation of the liability of, and the indemnification of, New Tempo’s directors and officers;
●	the ability of New Tempo’s board of directors to amend the bylaws, which may allow New Tempo’s board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

●	advance notice procedures with which stockholders must comply to nominate candidates to New Tempo’s board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in New Tempo’s board of directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New Tempo.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in New Tempo’s board of directors or management.

Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, our board of directors will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

Our board of directors is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, our board of directors will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Risks if the Domestication and the Business Combination are not Consummated

If we are not able to complete the Business Combination with Tempo by January 30, 2022 nor able to complete another business combination by such date, in each case, as such date may be further extended pursuant to the Cayman Constitutional Documents, we would cease all operations except for the purpose of winding up and we would redeem our Class A ordinary shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

Our ability to complete our initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. For example, the outbreak of COVID-19 continues to grow in the U.S. and, while the extent of the impact of the outbreak on ACE will depend on future developments, it could limit our ability to complete our initial business combination, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable to us or at all. Additionally, the outbreak of the COVID-19 may negatively impact New Tempo’s business following the Business Combination.

If ACE is not able to complete the Business Combination with Tempo by January 30, 2022, nor able to complete another business combination by such date, in each case, as such date may be extended pursuant to ACE’s Cayman Constitutional Documents ACE will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of ACE’s remaining shareholders and its board, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares and/or public warrants, potentially at a loss.

Our public shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of (1) our completion of an initial business combination (including the Closing), and then only in connection with those public shares that such public shareholder properly elected to redeem, subject to certain limitations; (2) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents to (A) modify the substance and timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of the public shares if we do not complete a business combination by January 30, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date) or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (3) the redemption of the public shares if we have not completed an initial business combination by January 30, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of public warrants will not have any right to the proceeds held in the trust account with respect to the public warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares and/or public warrants, potentially at a loss.

If we have not completed our initial business combination or validly extended beyond the combination deadline, our public shareholders may be forced to wait until after January 30, 2022 before redemption from the trust account.

If we have not completed our initial business combination by January 30, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), we will distribute the aggregate amount then on deposit in the trust account (less up to $100,000 of the net interest to pay dissolution expenses and which interest shall be net of taxes payable), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of public shareholders from the trust account shall be affected automatically by function of the Cayman Constitutional Documents prior to any voluntary winding up. If we are required to wind-up, liquidate the trust account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Cayman Islands Companies Act. In that case, investors may be forced to wait beyond January 30, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), before the redemption proceeds of the trust account become available to them, and they receive the return of their pro rata portion of the proceeds from the trust account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Cayman Constitutional Documents and only then in cases where investors have properly sought to redeem their public shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we have not completed our initial business combination within the required time period and do not amend certain provisions of our Cayman Constitutional Documents prior thereto.

If the net proceeds of our initial public offering not being held in the trust account are insufficient to allow us to operate through to January 30, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date) and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may only receive $10.00 per share, and our warrants will expire worthless.

As of June 30, 2021, ACE had cash of $2,093 held outside the trust account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. Additionally, under the Working Capital Facility with ASIA-IO, ACE may access up to an aggregate amount of $1,500,000 to finance transaction costs in connection with the Business Combination, $900,000 of which was deposited by ACE as part of the agreement. Any outstanding amounts deposited with ASIA-IO upon the completion of a Business Combination or dissolution of ACE, will be returned to ACE. In November 2020, the deposit amount was reduced by $850,000. As of June 30, 2021, ACE had no outstanding borrowing under the Working Capital Facility.

The funds available to us outside of the trust account may not be sufficient to allow us to operate until January 30, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), assuming that our initial business combination is not completed during that time. Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.

If we are required to seek additional capital, we would need to borrow funds from Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Neither the members of our management team nor any of their affiliates are under any further obligation to advance funds to ACE in such circumstances. Any such advances would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. Consequently, our public shareholders may only receive approximately $10.00 per share on our redemption of the public shares and the public warrants will expire worthless.

General Risk Factors

New Tempo may be subject to securities litigation, which is expensive and could divert management attention.

The market price of New Tempo’s common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. New Tempo may be the target of this type of litigation in the future. Securities litigation against New Tempo could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm its business.

If analysts do not publish research about New Tempo’s business or if they publish inaccurate or unfavorable research, New Tempo’s stock price and trading volume could decline.

The trading market for the common stock of New Tempo will depend in part on the research and reports that analysts publish about its business. Tempo does not have any control over these analysts. If one or more of the analysts who cover New Tempo downgrade its common stock or publish inaccurate or unfavorable research about its business, the price of its common stock would likely decline. If few analysts cover New Tempo, demand for its common stock could decrease and its common stock price and trading volume may decline. Similar results may occur if one or more of these analysts stop covering New Tempo in the future or fail to publish reports on it regularly.

Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the Warrant Agreement governing our warrants. As a result of the SEC Statement, we reevaluated the accounting treatment of our 11,500,000 public warrants and 6,600,000 private placement warrants, and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.

As a result, included on our financial statements contained elsewhere in this proxy statement/prospectus are derivative liabilities related to embedded features contained within our warrants. Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly, based on factors which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material.

We identified a material weakness in our internal control over financial reporting as of December 31, 2020. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

Following this issuance of the SEC Statement, on May 4, 2021, as discussed with our independent registered public accounting firm, our management and our audit committee concluded that, in light of the SEC Statement, it was appropriate to restate our previously issued audited financial statements as of and for the period ended December 31, 2020 (the “Restatement”). See “— Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.” As part of such process, we identified a material weakness in our internal controls over financial reporting.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.

We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.

Following the issuance of the SEC Statement, as discussed with our independent registered public accounting firm, our management and our audit committee concluded that it was appropriate to restate our previously issued audited financial statements as of December 31, 2020 and for the period ended December 31, 2020. See “— Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.” As part of the Restatement, we identified a material weakness in our internal controls over financial reporting.

As a result of such material weakness, the Restatement, the change in accounting for the warrants, and other matters raised or that may in the future be raised by the SEC, we face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the Restatement and material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date of this proxy statement/prospectus, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition or our ability to complete a Business Combination.

We face risks and uncertainties related to litigation, regulatory actions and government investigations and inquiries.

We are subject to, and may become a party to, a variety of litigation, other claims, suits, regulatory actions and government investigations and inquiries. For example, on January 7, 2021, ACE entered into an Agreement and Plan of Merger (the “Terminated Merger Agreement”) with Achronix Semiconductor Corp., a Delaware corporation (“Achronix”), and Merger Sub. In May 2021, the SEC informed ACE that it was investigating certain disclosures made in ACE’s Form S-4, originally filed with the SEC on February 10, 2021 (as amended from time to time, the “Achronix Form S-4”). On July 11, 2021, ACE and Achronix terminated the Terminated Merger Agreement in a mutual decision not to pursue the transactions contemplated thereby. On July 13, 2021, ACE withdrew the registration statement on Achronix Form S-4. On October 27, 2021, ACE received a letter from the SEC in connection with its investigation with the following response: “We have concluded the investigation as to ACE Convergence Acquisition Corp. (“ACE”). Based on the information we have as of this date, we do not intend to recommend an enforcement action by the Commission against ACE.”

In addition, from time to time, we may also be involved in legal proceedings and investigations arising in the ordinary course of business, including those relating to employment matters, relationships with collaboration partners, intellectual property disputes, and other business matters. Any such claims or investigations may be time-consuming, costly, divert management resources, or otherwise have a material adverse effect on our business or results of operations.

The results of litigation and other legal proceedings are inherently uncertain and adverse judgments or settlements in some or all of these legal disputes may result in materially adverse monetary damages or injunctive relief against us. Any claims or litigation, even if fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or obtain adequate insurance in the future.

EXTRAORDINARY GENERAL MEETING OF ACE

General

ACE is furnishing this proxy statement/prospectus to our shareholders as part of the solicitation of proxies by our board of directors for use at the extraordinary general meeting of ACE to be held on           , 2022, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to our shareholders on or about         , 2022 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides our shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.

Date, Time and Place

The extraordinary general meeting will be held on          , 2022, at       a.m., Eastern Time, at the offices of       , located at       , or virtually via live webcast at       , unless the extraordinary general meeting is adjourned.

Purpose of the ACE Extraordinary General Meeting

At the extraordinary general meeting, ACE is asking holders of ordinary shares to:

●	consider and vote upon a proposal to approve by ordinary resolution and adopt the Merger Agreement attached to this proxy statement/prospectus as Annex A, pursuant to which, among other things, following the Domestication of ACE to Delaware, the Merger of Merger Sub with and into Tempo, with Tempo surviving the merger as a wholly owned subsidiary of New Tempo in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus (the “Business Combination Proposal”);
●	consider and vote upon a proposal to approve by special resolution, assuming the Business Combination Proposal is approved and adopted, the change of ACE’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication Proposal”);
●	consider and vote upon the following four separate proposals (collectively, the “Organizational Documents Proposals”) to approve by special resolution, assuming the Business Combination Proposal and the Domestication Proposal are approved and adopted, the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents, each to be effective upon the Domestication:
●	to authorize the change in the authorized capital stock of ACE from 500,000,000 Class A ordinary shares, par value $0.0001 per share (the “ACE Class A ordinary shares”), 50,000,000 Class B ordinary shares, par value $0.0001 per share (the “Class B ordinary shares” and, together with the Class A ordinary shares, the “ordinary shares”), and 5,000,000 preference shares, par value $0.0001 per share (the “ACE preferred shares”), to shares of common stock, par value $0.0001 per share, of New Tempo (the “New Tempo common stock”) and shares of preferred stock, par value $0.0001 per share, of New Tempo (the “New Tempo preferred stock”) (“Organizational Documents Proposal A”);
●	to authorize the board of directors of New Tempo (the “Board”) to issue any or all shares of New Tempo preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the Board and as may be permitted by the DGCL (“Organizational Documents Proposal B”);
●	to provide that the Board be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term (“Organizational Documents Proposal C”);
●	to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex J and Annex K, respectively), including (1) changing the corporate name from “ACE Convergence Acquisition Corp.” to “Tempo Automation Holdings, Inc.,” (2) adopting Delaware as the exclusive forum for certain stockholder litigation, (3) removing certain provisions related to ACE’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which ACE’s board of directors believes is necessary to adequately address the needs of New Tempo after the Business Combination, (4) providing that no action shall be taken by stockholders of New Tempo, except at an annual or special meeting of stockholders, (5) removing limitations on the corporate opportunity doctrine, (6) requiring the approval of the holders of 662∕3% of the then-outstanding capital stock of New Tempo to amend specified provisions of the Proposed Certificate of Incorporation, and (7) requiring the approval of the Board or the holders of 662∕3% of the then-outstanding capital stock of New Tempo to amend the Proposed Bylaws (“Organizational Documents Proposal D”);
●	consider and vote upon a proposal to approve by ordinary resolution, to elect directors who, upon consummation of the Business Combination, will be the directors of New Tempo (the “Director Election Proposal”), to be effective as of the Closing;
●	consider and vote upon a proposal to approve by ordinary resolution for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of New Tempo common stock to (a) the PIPE Investors pursuant to the PIPE Investment, (b) the Tempo Stockholders pursuant to the Merger Agreement, (c) the eligible Advanced Circuits equityholders pursuant to the Advanced Circuits Merger Agreement and (d) the eligible Whizz equityholders pursuant to the Whizz Purchase Agreement (the “Stock Issuance Proposal”), to be effective prior to or substantially concurrently with the Closing;
●	consider and vote upon a proposal to approve by ordinary resolution, the Tempo Automation Holdings, Inc. 2022 Incentive Award Plan (the “Incentive Award Plan Proposal” and collectively with the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Stock Issuance Proposal, the “Condition Precedent Proposals”), to be effective prior to the Closing Date;
●	consider and vote upon a proposal to approve by ordinary resolution, the Tempo Automation Holdings, Inc. 2022 Employee Stock Purchase Plan (the “ESPP Proposal” and, collectively with the Business Combination Proposal, the Domestication Proposal and the Incentive Award Plan Proposal, the “Condition Precedent Proposals”), to be effective prior to the Closing Date; and
●	consider and vote upon a proposal to approve by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”), to be effective as of the date of the extraordinary general meeting.

Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

Recommendation of ACE Board of Directors

ACE’s board of directors believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of ACE’s shareholders and recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the ESPP Proposal, “FOR” the Incentive Award Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of ACE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ACE and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ACE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Business Combination Proposal — Interests of ACE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

ACE shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on       , 2022, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. ACE warrants do not have voting rights. As of the close of business on the record date, there were 28,750,000 ordinary shares issued and outstanding, of which 23,000,000 were issued and outstanding public shares.

The Sponsor and ACE’s directors, officers and certain other initial shareholders have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any founder shares and ordinary shares held by them, subject to the terms and conditions contemplated in the letter agreement, dated as of July 27, 2020. The founder shares and any ordinary shares held by the Sponsor (including ACE’s directors, officers and such other initial shareholders) will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor (including ACE’s directors, officers and such other initial shareholders) owns 20.0% of the issued and outstanding ordinary shares. If ACE is not able to complete the Business Combination with Tempo or another business combination by January 30, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), then the Sponsor and ACE’s directors, officers and such other initial shareholders will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold.

Quorum

A quorum of ACE shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. While ACE shareholders will be permitted to observe the proceedings of the extraordinary general meeting virtually via live webcast, such shareholders will not be able to vote via live webcast, and such virtual participation will not be counted for the purposes of establishing a quorum. As of the record date for the extraordinary general meeting, 14,375,001 ordinary shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to ACE but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction.

Vote Required for Approval

The Business Combination Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Domestication Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Domestication Proposal will have no effect, even if approved by holders of ordinary shares.

The approval of each of the Organizational Documents Proposals requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Each of the Organizational Documents Proposals is conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal and the Domestication Proposal are not approved, Organizational Documents Proposal A will have no effect, even if approved by holders of ordinary shares.

The Director Election Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Director Election Proposal is conditioned on the approval of the Organizational Documents Proposals, and, therefore, also conditioned on approval of the Business Combination Proposal and the Domestication Proposal. Therefore, if the Business Combination Proposal, the Domestication Proposal and the Organizational Documents Proposals are not approved, the Director Election Proposal will have no effect, even if approved by holders of ordinary shares.

The Stock Issuance Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Stock Issuance Proposal is conditioned on the approval of the Director Election Proposal, and, therefore, also conditioned on approval of the Business Combination Proposal, the Domestication Proposal and the Organizational Documents Proposals. Therefore, if the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Director Election Proposal are not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of ordinary shares.

The Incentive Award Plan Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Incentive Award Plan Proposal is conditioned on the approval of the Stock Issuance Proposal, and, therefore, also conditioned on approval of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Director Election Proposal. Therefore, if the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal and the Stock Issuance Proposal are not approved, the Incentive Award Plan Proposal will have no effect, even if approved by holders of ordinary shares.

The ESPP Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The ESPP Proposal is conditioned on the approval of the Stock Issuance Proposal, and, therefore, also conditioned on approval of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Director Election Proposal. Therefore, if the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal and the Stock Issuance Proposal are not approved, the ESPP Proposal will have no effect, even if approved by holders of ordinary shares.

The Adjournment Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Adjournment Proposal is not conditioned upon any other proposal.

Voting Your Shares

Each ACE ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your ordinary shares at the extraordinary general meeting:

●	You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by ACE’s board “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the ESPP Proposal and

“FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.
●	You can attend the extraordinary general meeting and vote in person. You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way ACE can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are an ACE shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card with a later date;
●	you may notify ACE’s Secretary in writing before the extraordinary general meeting that you have revoked your proxy; or
●	you may attend the extraordinary general meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Morrow Sodali LLC, ACE’s proxy solicitor, by calling (800) 662-5200 or banks and brokers can call collect at (203) 658-9400, or by emailing ACEV.info@investor.morrowsodali.com.

Redemption Rights

Pursuant to the Cayman Constitutional Documents, a public shareholder may request of ACE that New Tempo redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

●	(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;
●	submit a written request to Continental, ACE’s transfer agent, that New Tempo redeem all or a portion of your public shares for cash; and
●	deliver your public shares to Continental, ACE’s transfer agent, electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on         , 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Therefore, the election to exercise redemption rights occurs prior to the Domestication and the redemption is with respect to the New Tempo public shares that an electing public shareholder holds after the Domestication. For the purposes of Article 65 of ACE’s amended and restated memorandum and articles of association and the Cayman Islands Companies Act, the exercise of redemption rights shall be treated as an election to have such public shares repurchased for cash and references in this proxy statement/prospectus to “redemption” or “redeeming” shall be interpreted accordingly. Immediately following the Domestication and the consummation of the Business Combination, New Tempo shall satisfy the exercise of redemption rights by redeeming the corresponding 23,000,000 public shares issued to the public shareholders that validly exercised their redemption rights.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, ACE’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of the public shares held by them, regardless of if or how they vote in respect of the Business Combination Proposal.

If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, ACE’s transfer agent, New Tempo will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of New Tempo common stock that will be redeemed immediately after consummation of the Business Combination.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. New Tempo public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC (deposit withdrawal at custodian) system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, ACE’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that ACE’s transfer agent return the shares (electronically) to you. You may make such request by contacting Continental, ACE’s transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, ACE’s transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (electronically) to Continental, ACE’s agent, at least two business days prior to the vote at the extraordinary general meeting.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares without the prior consent of ACE. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash without the prior consent of ACE.

The Sponsor and ACE’s directors, officers and certain other initial shareholders have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any founder shares and ordinary shares held by them. The founder shares and any ordinary shares held by the Sponsor (including ACE’s directors, officers and such other initial shareholders) will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor (including ACE’s directors, officers and such other initial shareholders) owns 20.0% of the issued and outstanding ordinary shares.

If ACE is not able to complete the Business Combination with Tempo or another business combination by January 30, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), then the Sponsor and ACE’s directors, officers and certain other initial shareholders will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold.

Holders of the warrants will not have redemption rights with respect to the warrants.

The closing price of the public shares on November 8, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, was $9.95. As of June 30, 2021, funds in the trust account totaled $230.1 and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, or approximately $10.00 per issued and outstanding public share.

Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. ACE cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal Rights

Neither ACE’s shareholders nor ACE’s warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Proxy Solicitation Costs

ACE is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. ACE and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. ACE will bear the cost of the solicitation.

ACE has hired Morrow Sodali LLC to assist in the proxy solicitation process. ACE will pay that firm a fee of $25,000 plus disbursements. Such fee will be paid with non-trust account funds.

ACE will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. ACE will reimburse them for their reasonable expenses.

ACE Initial Shareholders

As of the date of this proxy statement/prospectus, there are 28,750,000 ordinary shares issued and outstanding, which include the 5,750,000 ACE Class B ordinary shares held by the Sponsor and certain initial shareholders and the 23,000,000 public shares. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 18,100,000 warrants to acquire ordinary shares, which includes the 6,600,000 private placement warrants held by the Sponsor and certain initial shareholders and the 11,500,000 public warrants.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of Tempo or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (ii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of ACE’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of Tempo or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Business Combination Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) ACE’s net tangible assets (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) being at least $5,000,001. Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination).

Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination).

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

BUSINESS COMBINATION PROPOSAL

ACE is asking its shareholders to approve by ordinary resolution and adopt the Merger Agreement. ACE shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the subsection titled “The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

Because ACE is holding a shareholder vote on the Merger, ACE may consummate the Merger only if it is approved by the affirmative vote of the holders of a majority of ordinary shares that are voted at the extraordinary general meeting.

The Merger Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Merger.

The Merger Agreement contains representations, warranties, and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the underlying disclosure letters (the “disclosure letters”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure letters contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about ACE, Tempo, or any other matter.

Structure of the Merger

On October 13, 2021, ACE entered into the Merger Agreement with Merger Sub and Tempo, pursuant to which, among other things, following the Domestication, (i) Merger Sub will merge with and into Tempo, the separate corporate existence of Merger Sub will cease and Tempo will be the surviving corporation and a wholly owned subsidiary of ACE and (ii) ACE will change its name to Tempo Automation Holdings, Inc.

Prior to and as a condition of the Merger, pursuant to the Domestication, ACE will change its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the DGCL, pursuant to which ACE’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. For more information, see “The Domestication Proposal.”

Immediately prior to the Effective Time, each share of the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series C-1 Preferred Stock (collectively, the “Tempo Preferred Stock”) will convert into one share of Tempo common stock (together with the Tempo Preferred Stock, the “Tempo Capital Stock”) (such conversion, the “Tempo Preferred Conversion”).

Consideration

Aggregate Merger Consideration

As a result of and upon the Closing, among other things, all outstanding shares of Tempo common stock (after giving effect to the Tempo Preferred Conversion, as described above) as of immediately prior to the Closing, and, together with shares of Tempo common stock reserved in respect of Tempo Options outstanding as of immediately prior to the Closing that will be converted into awards based on New Tempo common stock, will be cancelled in exchange for the right to receive, or the reservation of (in the case of the Tempo Options, if and to the extent earned and subject to their respective terms), an aggregate of approximately 53,600,000 shares of New Tempo common stock (at a deemed value of $10.00 per share) equal to the remainder of (a) the quotient obtained by dividing (i) the Base Purchase Price by (ii) $10.00, less (b) the maximum aggregate number of shares of New Tempo common stock issuable as Whizz Consideration and Advanced Circuits Consideration (the “Aggregate Merger Consideration”), including, as applicable, a number of Tempo Earnout Shares. Additionally, Tempo has undertaken to use its commercially reasonable efforts to cause the holder of each outstanding and unexercised Tempo warrants to exercise such Tempo warrant in exchange for shares of Tempo common stock immediately prior to the effective time of the Merger. Holders of Tempo warrants may elect not to exercise such Tempo warrants in exchange for shares of Tempo common stock prior to the effective time of the Merger. Any Tempo warrants that remain issued and outstanding as of immediately prior to the Effective Time will be converted into warrants to purchase shares of New Tempo common stock on substantially similar terms to the Tempo warrants.

An additional 8,200,000 shares of New Tempo common stock will be purchased (at a price of $10.00 per share) at the Closing by certain third-party investors (“Third Party PIPE Investors”) and certain related parties of the Sponsor (the “Sponsor Related PIPE Investors” and, collectively with the Third Party PIPE Investors, the “PIPE Investors”), for a total aggregate purchase price of up to $82.0 million (the “PIPE Investment”). The Sponsor Related PIPE Investors have additionally subscribed for up to an additional $25.0 million of ACE’s 12.0% convertible senior notes due 2025. The proceeds of the PIPE Investment, together with the amounts remaining in ACE’s trust account as of immediately following the Effective Time, will be retained by New Tempo following the Closing. For additional information on the Merger Agreement, see “Business Combination Proposal — Related Agreements — Merger Agreement.”

At the closing of the Tempo Add-On Acquisitions, ACE will pay and/or issue, as applicable, (i) to each eligible Whizz equityholder their respective pro rata portion of the Whizz Closing Consideration, and (ii) to each eligible Advanced Circuits equityholder, their respective pro rata portion of the Advanced Circuits Closing Consideration, and, following the closing of the Tempo Add-On Acquisitions, ACE will issue (A) to each eligible Whizz equityholder their respective pro rata portion of the Whizz Earnout Consideration (if any), and (B) to each eligible Advanced Circuits equityholder its respective pro rata portion of the Advanced Circuits Earnout Consideration (if any).

Treatment of Tempo Options

As a result of and upon the Closing (as defined below), among other things, all options to purchase shares of Tempo common stock (“Tempo Options”) will be converted into (i) options to purchase shares of New Tempo common stock (“New Tempo Options”) and (ii) the right to receive a number of Tempo Earnout Shares.

Subject to the terms of the Merger Agreement, each New Tempo Option will relate to the number of whole shares of New Tempo common stock (rounded down to the nearest whole share) equal to the number of shares of Tempo common stock subject to the applicable Tempo Option multiplied by Per Share Merger Consideration. The exercise price for each New Tempo Option will be equal to the exercise price per share of such Tempo Option in effect immediately prior to the Effective Time, divided by the Per Share Merger Consideration (rounded up to the nearest full cent).

Tempo Earnout Shares

Under the Merger Agreement, during the Earnout Period following the Closing but within the five-year period following the Closing Date, the Eligible Tempo Equityholders will have the right to receive up to 7,500,000 Tempo Earnout Shares on a pro rata basis in three equal tranches upon the occurrence of the Earnout Triggering Events. The Tempo Earnout Shares will vest in three equal tranches of 2,500,000 shares based on the volume-weighted price per share of New Tempo common stock for at least 20 trading days in any 30-day trading period following the closing equaling or exceeding $12.50, $15.00 or $18.00.

Closing

In accordance with the terms and subject to the conditions of the Merger Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern Time, on the date that is the second business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is mutually agreed to in writing by the parties. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Representations and Warranties

The Merger Agreement contains representations and warranties of ACE, Merger Sub and Tempo, certain of which are qualified by materiality and material adverse effect (as defined below) and may be further modified and limited by the disclosure letters. See “— Material Adverse Effect” below. The representations and warranties of ACE are also qualified by information included in ACE’s public filings, filed, or submitted to the SEC on or prior to the date of the Merger Agreement (subject to certain exceptions contemplated by the Merger Agreement).

Representations and Warranties of Tempo

Tempo has made representations and warranties relating to, among other things, company organization, subsidiaries, due authorization, no conflict, governmental authorities and consents, capitalization of Tempo and its subsidiaries, financial statements, undisclosed liabilities, litigation and proceedings, legal compliance, contracts and no defaults, Tempo benefit plans, labor relations, and employees, taxes, brokers’ fees, insurance, licenses, equipment and other tangible personal property, real property, intellectual property, privacy and cybersecurity, environmental matters, absence of changes, anti-corruption compliance, sanctions and international trade compliance, information supplied, customers and vendors, government contracts and sufficiency of assets.

The representations and warranties of Tempo identified as fundamental under the terms of the Merger Agreement are those made pursuant to: (i) the first and second sentences of Section 4.1 of the Merger Agreement (Company Organization), the first and second sentences of Section 4.2 of the Merger Agreement (Subsidiaries), Section 4.3 of the Merger Agreement (Due Authorization), Section 4.6 of the Merger Agreement (Capitalization of Tempo), Section 4.7 of the Merger Agreement (Capitalization of Subsidiaries) and Section 4.16 of the Merger Agreement (Brokers’ Fees) (collectively, the “Tempo Fundamental Representations”).

Representations and Warranties of ACE and Merger Sub

ACE and Merger Sub have made representations and warranties relating to, among other things, company organization, due authorization, no conflict, litigation and proceedings, SEC filings, internal controls, listings and financial statements, governmental authorities and consents, trust account, Investment Company Act and JOBS Act, absence of changes, no undisclosed liabilities, capitalization, brokers’ fees, indebtedness, taxes, business activities, Nasdaq stock market quotation, registration statement and proxy statement and proxy/registration statement, no outside reliance and no additional representations or warranties.

Survival of Representations and Warranties

Except in the case of claims against a person in respect of such person’s actual fraud, the representations and warranties of the respective parties to the Merger Agreement generally will not survive the Closing.

Material Adverse Effect

Under the Merger Agreement, certain representations and warranties of Tempo are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Under the Merger Agreement, certain representations and warranties of ACE are qualified in whole or in part by a material adverse effect on the ability of ACE to enter into and perform its obligations under the Merger Agreement standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Merger Agreement, a material adverse effect with respect to Tempo (“Tempo Material Adverse Effect”) means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of Tempo and its subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of Tempo to consummate the Merger.

However, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Tempo Material Adverse Effect”:

(a)	any change in applicable laws or GAAP or any interpretation thereof following the date of the Merger Agreement;
(b)	any change in interest rates or economic, political, business or financial market conditions generally;
(c)	the taking of any action required by the Merger Agreement;
(d)	any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate;
(e)	any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions;
(f)	any failure of Tempo to meet any projections or forecasts (provided that this clause will not prevent a determination that any Event not otherwise excluded from this definition of Tempo Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Tempo Material Adverse Effect);
(g)	any Events generally applicable to the industries or markets in which Tempo and its subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers);
(h)	the announcement of the Merger Agreement and consummation of the transactions contemplated thereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of Tempo and its subsidiaries (it being understood that this clause will be disregarded for purposes of the representation and warranties in Section 4.4 of the Merger Agreement and the corresponding condition to Closing);
(i)	any matter set forth on Tempo’s disclosure letter (the “Tempo Disclosure Letter”);
(j)	any Events to the extent actually known by certain individuals identified in ACE’s disclosure letter on or prior to the date of the Merger Agreement; or
(k)	any action taken by, or at the request of, ACE or Merger Sub.

Any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Tempo Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of Tempo and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which Tempo and its subsidiaries conduct their respective operations (which will include the semiconductor and related technology industries generally), but only to the extent of the incremental disproportionate effect on Tempo and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which Tempo and its subsidiaries conduct their respective operations.

Covenants and Agreements

Tempo has made covenants relating to, among other things, conduct of business, inspection, preparation and delivery of certain audited and unaudited financial statements, affiliate agreements and acquisition proposals.

ACE has made covenants relating to, among other things, employee matters, trust account proceeds and related available equity, Nasdaq listing, no solicitation by ACE, ACE’s conduct of business, post-closing directors and officers of ACE, domestication, indemnification, insurance, ACE public filings, PIPE subscriptions and stockholder litigation.

Conduct of Business by Tempo

Tempo has agreed that from the date of the Merger Agreement through the earlier of the Closing or the termination of the Merger Agreement (the “Interim Period”), it will, and will cause its subsidiaries to, except as (i) otherwise explicitly contemplated by the Merger Agreement or the Ancillary Agreements (as defined below), (ii) contemplated by the Tempo Add-On Acquisitions (including under the Whizz Purchase Agreement or the Advanced Circuits Merger Agreement), (iii) required by applicable law or (iv) consented to by ACE in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), use reasonable best efforts to operate the business of Tempo in the ordinary course consistent with past practice.

During the Interim Period, Tempo has also agreed not to, and to cause its subsidiaries not to, except as otherwise contemplated by the Merger Agreement, including the Tempo Disclosure Letter thereto, as contemplated by the Merger Agreement or the Ancillary Agreements, as required by applicable law, as contemplated by the Tempo Add-On Acquisitions or as consented to by ACE in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied):

●	change or amend the governing documents of Tempo or any of Tempo’s subsidiaries or form or cause to be formed any new subsidiary of Tempo;
●	make or declare any dividend or distribution to stockholders of Tempo or make any other distributions in respect of any of Tempo’s capital stock or equity interests;
●	split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of Tempo’s or any of its subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned subsidiary of Tempo that remains a wholly owned subsidiary of Tempo after consummation of such transaction;
●	purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of Tempo or its subsidiaries, except for (i) the acquisition by Tempo or any of its subsidiaries of any shares of capital stock, membership interests or other equity interests (other than Tempo Options) of Tempo or its subsidiaries in connection with the forfeiture or cancellation of such interests, including, for the avoidance of doubt, redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities, (ii) transactions between Tempo and any wholly owned subsidiary of Tempo or between wholly owned subsidiaries of Tempo, (iii) the acquisition by Tempo of shares of Tempo common stock in connection with the surrender of shares of Tempo common stock by holders of Tempo Options in order to pay the exercise price of Tempo Options, and (iv) the withholding of shares of Tempo common stock to satisfy tax obligations with respect to Tempo Options, in each of clauses (iii) and (iv), solely to the extent in accordance with their terms as in effect as of the date of the Merger Agreement and previously disclosed to ACE;
●	enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any material contracts or any real property lease, other than in the ordinary course of business consistent with past practice or as required by law;
●	sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of Tempo or its subsidiaries, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among Tempo and its wholly-owned subsidiaries or among its wholly-owned subsidiaries and (iii) transactions in the ordinary course of business consistent with past practice;
●	acquire any ownership interest in any real property;
●	other than as required by law or an existing benefit plan, (i) grant any severance, retention, change in control or termination or similar pay, except severance or termination pay (x) granted in connection with the termination of employment of any non-officer employee of Tempo or its subsidiaries in the ordinary course of business consistent with past practice or (y) granted in connection with the hiring of the persons set forth on the Tempo Disclosure Letter, (ii) make any change in the key management structure of Tempo or any of Tempo’s subsidiaries, including the hiring of additional officers or the termination of any employees at the level of director or above (other than hiring the persons set forth on the Tempo Disclosure Letter), other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any benefit plan (or any plan that would be a benefit plan if in effect on the date of the Merger Agreement), (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except salary, wage rate or target bonus opportunity increases to non-officer employees in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by Tempo or any of Tempo’s subsidiaries or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by Tempo or any of Tempo’s subsidiaries;
●	waive the restrictive covenant obligations of any current or former director, officer, employee, or natural independent contractor of Tempo or its subsidiaries;
●	certify any labor union, labor organization, works council or group of employees of Tempo or its subsidiaries as the bargaining representative for any employees of Tempo or its subsidiaries;
●	acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;
●	(i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of Tempo or any subsidiary of Tempo or any subsidiary of Tempo or otherwise incur or assume any indebtedness, or (ii) guarantee any indebtedness of another person, in each case, other than (x) in the ordinary course of business consistent with past practice (in which case, the sum of (i) and (ii) shall not be in excess of $1,000,000 in the aggregate) or (y) as between Tempo and its subsidiaries;
●	(i) make or change any election in respect of material taxes, (ii) materially amend, modify or otherwise change any filed material tax return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (iv) enter into any closing agreement in respect of material taxes executed on or prior to the Closing Date or enter into any tax sharing or similar agreement (other than any such agreement solely between Tempo and its existing subsidiaries and customary commercial contracts (or contracts entered into in the ordinary course of business) not primarily related to taxes), (v) settle any claim or assessment in respect of material taxes or (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes or in respect to any material tax attribute;
●	take or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;
●	discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceeds $500,000, except as such obligations become due;
●	issue any additional shares of Tempo Capital Stock or securities exercisable for or convertible into Tempo Capital Stock or grant any additional Tempo Options or other equity or equity-based compensation, other than the issuance of Tempo common stock upon the exercise or settlement of Tempo Options in the ordinary course of business under the Tempo Automation, Inc. 2015 Incentive Award Plan and applicable award agreement, in each case, outstanding on the date of the Merger Agreement in accordance with their terms as in effect as of the date of the Merger Agreement;
●	adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Tempo or its subsidiaries (other than the Merger);
●	waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, action, litigation or other legal proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises only the payment of monetary damages in an amount less than $250,000 in the aggregate;
●	assign, transfer, pledge, grant to, or agree to grant to, or exclusively license to any person rights to any intellectual property that is material to Tempo and its subsidiaries, or dispose of, abandon or permit to lapse any rights to any intellectual property that is material to Tempo and its subsidiaries except for the expiration of Tempo-owned intellectual property in accordance with the applicable statutory term or for the grant of non-exclusive licenses in the ordinary course of business, consistent with past practice;
●	deliver, license or make available to any escrow agent or other person source code for any software owned by Tempo or any of its subsidiaries;
●	modify in any material respect any of the privacy policies, or any administrative, technical or physical safeguards related to privacy or cybersecurity, except (i) to remediate any security issue,
●	(ii) to enhance data security or integrity, (iii) to comply with applicable Law, or (iv) as otherwise directed or required by a governmental authority;
●	disclose or agree to disclose to any person (other than ACE or any of its representatives) any trade secret or any other material confidential or proprietary information, know-how or process of Tempo or any of its Subsidiaries other than in the ordinary course of business consistent with past practice and pursuant to obligations to maintain the confidentiality thereof;
●	make or commit to make capital expenditures in an amount greater than $2,000,000 in the aggregate;
●	manage Tempo’s and its subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;
●	terminate without replacement or fail to use reasonable efforts to maintain any license that is material to the conduct of the business of Tempo and its subsidiaries, taken as a whole;
●	(i) limit the right of Tempo or any of Tempo’s subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person or (ii) grant any exclusive or similar rights to any person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of Tempo and its subsidiaries, taken as a whole;
●	terminate without replacement or amend in a manner materially detrimental to Tempo and its subsidiaries, taken as a whole, any insurance policy insuring the business of Tempo or any of Tempo’s subsidiaries; or
●	enter into any agreement to do any action specified above.

Conduct of Business of ACE

ACE has agreed that from the date of the Merger Agreement through the earlier of the Closing or the termination of the Merger Agreement, it will, and will cause Merger Sub to, except as otherwise explicitly contemplated by the Merger Agreement (including as contemplated by the PIPE Investment), in connection with the Domestication or as consented to by Tempo in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice.

During the Interim Period, ACE has also agreed not to, and to cause Merger Sub not to, except as otherwise contemplated by the Merger Agreement (including as contemplated by the PIPE Investment or in connection with the Domestication) or the Ancillary Agreements (as defined below), as consented to by Tempo in writing (which consent will not be unreasonably conditioned, withheld, delayed, or denied) or as required by applicable law:

●	change, modify or amend the Trust Agreement or the governing documents of ACE or Merger Sub, except as otherwise contemplated by the Condition Precedent Proposals;

●	(i) make or declare any dividend or distribution to the shareholders of ACE or make any other distributions in respect of any of ACE’s common stock or Merger Sub’s Capital Stock, share capital or equity interests, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of ACE’s common stock or Merger Sub’s Capital Stock or equity interests or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of ACE or Merger Sub other than a redemption of shares of ACE Class A ordinary shares effected in connection with the Merger;
●	(i) make or change any election in respect of material taxes, (ii) amend, modify or otherwise change any filed material tax return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign law) with any Governmental Authority in respect of material Taxes or enter into any tax sharing or similar agreement, (v) settle any claim or assessment in respect of material taxes, or (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material tax attribute that would give rise to any claim or assessment in respect of material taxes;
●	take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent either the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;
●	other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or contract with an affiliate of ACE or Merger Sub (including, for the avoidance of doubt, (i) the Sponsor and (ii) any person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);
●	except as contemplated by the 2022 Plan and ESPP, (i) enter into, adopt or amend any benefit plan, or enter into any employment contract or collective bargaining agreement or (ii) hire any employee or any other individual to provide services to ACE or its subsidiaries following Closing;
●	incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Tempo or any of Tempo’s subsidiaries or guaranty any debt security of another person or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations other than (i) fees and expenses for professional services incurred in support of the transactions contemplated by the Merger Agreement and the Ancillary Agreements (as defined below) or in support of the ordinary course operations of ACE (which the parties agree shall include any indebtedness in respect of any working capital loan incurred in the ordinary course of business) or (ii) any indebtedness for borrowed money or guarantee (A) incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $100,000, and (B) incurred between ACE and Merger Sub;
●	(i) issue any securities of ACE or securities exercisable for or convertible into securities of ACE, other than the issuance of the Aggregate Merger Consideration, (ii) grant any options, warrants or other equity-based awards with respect to securities of ACE, not outstanding on the date of the Merger Agreement or (iii) amend, modify or waive any of the material terms or rights set forth in any ACE warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or
●	enter into any agreement to do any of the above actions specified above.

Covenants of ACE

Pursuant to the Merger Agreement, ACE has agreed, among other things, to:

●	prior to the Closing Date, obtain approval for and adopt the 2022 Plan and the ESPP;

●	within two business days following the expiration of the sixty-day period after ACE has filed current Form 10 information with the SEC, file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to New Tempo’s common stock issuable under the 2022 Plan and/or the ESPP and use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and the current status of the prospectus or prospectuses contained therein) for so long as awards granted thereunder remain outstanding;
●	take certain actions so that the Trust Amount will be released from the trust account and so that the trust account will terminate thereafter, in each case, pursuant to the terms and subject to the terms and conditions of the Trust Agreement;
●	during the Interim Period, ensure ACE remains listed as a public company on Nasdaq and obtain approval for the listing of New Tempo common stock on Nasdaq from and after the Effective Time;
●	during the Interim Period, not, and cause its subsidiaries not to, and instruct its and their representatives not to, initiate any negotiations or enter into any agreements for certain alternative transactions and to terminate any such negotiations ongoing as of the date of the Merger Agreement;
●	subject to the terms of ACE’s governing documents, take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:
●	the Board shall be classified into three separate classes and consist of up to directors, which shall initially be designated by Tempo (with certain input from ACE for up to two (2) directors);
●	the Board shall have a majority of “independent” directors for the purposes of Nasdaq, each of whom shall serve in such capacity in accordance with the terms of the governing documents of New Tempo following the Effective Time; and
●	the initial officers of ACE will be as set forth in the Tempo Disclosure Letter (as may be updated by Tempo prior to Closing following written notice to ACE), who will serve in such capacities in accordance with the terms of the governing documents of New Tempo following the Effective Time;
●	subject to approval of ACE’s shareholders, cause the Domestication to become effective prior to the effective time of the Merger (see “Domestication Proposal”);
●	after the Effective Time, indemnify and hold harmless each present and former director and officer of Tempo and ACE and each of their respective subsidiaries against any costs, expenses, damages or liabilities incurred in connection with any legal proceeding, to the fullest extent that would have been permitted under applicable law and the applicable governing documents to indemnify such person;
●	maintain, and cause its subsidiaries to maintain for a period of not less than six (6) years from the Effective Time (i) provisions in its governing documents and those of its subsidiaries concerning the indemnification and exoneration of its subsidiaries and their subsidiaries’ former and current officers, directors and employees and agents, no less favorable than as contemplated by the applicable governing documents of Tempo immediately prior to the Effective Time and (ii) a directors’ and officers’ liability insurance policy covering those persons who are currently covered by ACE’s, Tempo’s or their respective subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage, except that in no event will ACE be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by ACE or Tempo, as applicable, for such insurance policy for the year ended December 31, 2021
●	on the Closing Date, enter into customary indemnification agreements reasonably satisfactory to each of Tempo and ACE with the post-Closing directors and officers of New Tempo, which indemnification agreements will continue to be effective following the Closing;

●	from the date of the Merger Agreement through the Effective Time, keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable law;
●	except as otherwise approved in writing by Tempo (which approval shall not be unreasonably withheld, conditioned or delayed), not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby;
●	use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it deems to be proper or advisable to consummate the transaction contemplated by the PIPE Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the PIPE Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) ACE the applicable purchase price under each PIPE Investor’s applicable PIPE Subscription Agreement in accordance with its terms; and
●	prior to the Closing Date, promptly notify and keep Tempo reasonably informed of the status of any litigation brought or, to ACE’s knowledge, threatened in writing against ACE or its board of directors by any of ACE’s stockholders in connection with the Merger Agreement, any Ancillary Agreement or the transactions contemplated therein, and will provide Tempo with the opportunity to participate in, but not control, the defense of such litigation, give due consideration to Tempo’s advice with respect to such litigation and will not settle or any such litigation without the prior written consent of Tempo (such consent not to be unreasonably withheld, conditioned or delayed).

Covenants of Tempo

Pursuant to the Merger Agreement, Tempo has agreed, among other things, to:

●	subject to confidentiality obligations that may be applicable to information furnished to Tempo or any of its subsidiaries by third parties that may be in Tempo’s or any of its subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties will cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable law, afford ACE and its accountants, counsel and other representatives reasonable access during the Interim Period during normal business hours and with reasonable advance notice in such manner as to not materially interfere with the ordinary course of business of Tempo and its subsidiaries, to their respective properties, books, contracts, commitments, tax returns, records and appropriate officers and employees and furnish such representatives will all financial and operating data and other information concerning the affairs of Tempo and its subsidiaries that are in the possession of Tempo or its subsidiaries as such representatives may reasonably request (provided that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of Tempo or its subsidiaries without the prior written consent of Tempo;
●	provide to ACE and, if applicable, its accountants, counsel or other representatives, (i) such information and such other materials and resources relating to any legal proceeding initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of Tempo and its subsidiaries during the Interim Period, in each case, as ACE or such representative may reasonably request, (ii) prompt written notice of any material status updates in connection with any such legal proceedings or otherwise relating to any compliance and risk management matters or decisions of Tempo or its subsidiaries, and (iii) copies of any communications sent or received by Tempo or its subsidiaries in connection with such legal proceedings, matters and decisions;
●	(i) comply with the terms and conditions of the Whizz Purchase Agreement and the Advanced Circuits Merger Agreement, (ii) keep ACE informed in respect of the actions and timing of the Tempo Add-On Acquisitions and (iii) not agree to amend, waive any conditions of or otherwise modify any of the terms of the Whizz Purchase Agreement and the Advanced Circuits Merger Agreement, in each case, without the prior written consent of ACE;

●	at or prior to Closing, terminate and settle all Affiliate Agreements (as defined in the Merger Agreement) set forth in the applicable section of the Tempo Disclosure Letter without further liability to ACE, Tempo or any of its subsidiaries (other than as set forth in the applicable section of the Tempo Disclosure Letter);
●	during the Interim Period, not, and to use reasonable best efforts to cause its representatives to not, (i) initiate any negotiations with any person with respect to certain alternative transactions, (ii) enter into an agreement with respect to any such alternative transactions or proposed transactions, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (iv) otherwise knowingly facilitate any inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make a proposal with respect to any such alternative transaction; and
●	prior to the Effective Time, use its commercially reasonable efforts to cause the holder of each Tempo warrant that is outstanding and unexercised to exercise such Tempo warrant in exchange for shares of Tempo common stock.

Joint Covenants of ACE and Tempo

In addition, each of ACE and Tempo has agreed, among other things, to take certain actions set forth below.

●	Each of ACE and Tempo will (and, to the extent required, will cause its affiliates to) comply promptly after the date of the Merger Agreement, and in any event no later than ten business days after the date of the Merger Agreement, with the notification and reporting requirements of the HSR Act.
●	Each of ACE and Tempo will (and will cause their affiliates to) substantially comply with any information or document requests with respect to antitrust matters as contemplated by the Merger Agreement.
●	Each of ACE and Tempo will (and, to the extent required, will cause its affiliates to) (x) request early termination of any waiting period or periods under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period or periods under the HSR Act and (ii) prevent the entry, in any legal proceeding brought by an antitrust authority or any other person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by the Merger Agreement and (y) take certain other actions to cooperate to avoid any Governmental Order from an antitrust authority that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including sharing relevant information with the other parties thereto for such purposes and each paying one-half of any applicable antitrust filing fees (subject to, as applicable, a requirement to obtain Tempo’s prior written consent with respect to certain such actions identified above as contemplated by the Merger Agreement).
●	Each of ACE and Tempo will cooperate fully in preparing any required notifications to the U.S. Department of State, Directorate of Defense Trade Controls, and will ensure that any required notifications are filed within the timeframes specified in 22 C.F.R. § 122.4
●	ACE and Tempo will jointly prepare and ACE will file with the SEC the proxy statement/registration statement in connection with the registration under the Securities Act of (i) the shares of New Tempo common stock and warrants comprising such to be issued in connection with the Domestication and (ii) the shares of New Tempo common stock that constitute the Aggregate Merger Consideration.
●	Each of ACE and Tempo will use its reasonable best efforts to cause the proxy statement/registration statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement (as defined below) declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated by the Merger Agreement and otherwise ensure that the information contained therein contains no untrue statement of material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made (with respect to the proxy statement/prospectus), not misleading.
●	ACE will, as promptly as practicable after the registration statement is declared effective under the Securities Act, (i) disseminate proxy statement to shareholders of ACE, (ii) give notice, convene and hold a meeting of the shareholders to vote on the Condition Precedent Proposals, in each case in accordance with its governing documents then in effect and Nasdaq Listing Rule 5620(b), as applicable, for a date no later than thirty (30) business days following the date the registration statement is declared effective, (iii) solicit proxies from the holders of public shares of ACE to vote in favor of each of the Condition Precedent Proposals, and (iv) provide its shareholders (including the holders of ACE Class A ordinary shares) with the opportunity to elect to effect a Redemption.
●	Tempo will use its reasonable best efforts to obtain the requisite stockholder approval necessary to consummate the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Tempo Stockholder Approvals”), either by (i) written consent of collective holders of shares of Tempo Capital Stock sufficient to obtain Tempo Stockholder Approval promptly following the time at which the registration statement shall have been declared effective under the Securities Act and delivered or otherwise made available to stockholders or (ii) in the event Tempo is unable to obtain such written consent, by calling and holding a meeting of the stockholders of Tempo for the purpose of voting solely upon the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, as soon as reasonably practicable after the registration statement is declared effective under the Securities Act.
●	ACE and Tempo will each, and will each cause their respective subsidiaries to use reasonable best efforts to obtain all material consents and approvals of third parties that any of ACE, Tempo, or their respective affiliates are required to obtain in order to consummate the Merger.
●	If the proxy statement relating to the ACE stockholders’ meeting has not been mailed to the stockholders of ACE by November 30, 2021, then as promptly as reasonably practicable after such date, ACE and Tempo will jointly prepare and ACE will file with the SEC the proxy statement/registration statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) pursuant to which ACE will (i) seek the approval of its stockholders for proposals to amend certain documents to extend the time period for ACE to consummate its business combination from January 30, 2022 (the “Extension Approval End Date”) to the date that is twelve (12) months after the date of the Merger Agreement (such proposals, the “Extension Proposals”) and (ii) use its reasonable efforts to cause the Extension Proxy Statement to comply with the rules and regulations promulgated by the SEC and have the Extension Proxy Statement cleared by the SEC as promptly as practicable after such filing.
●	Each of ACE and Tempo will use its commercially reasonable efforts to ensure that the information contained therein contains no untrue statement of material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made (with respect to the proxy statement/prospectus), not misleading.
●	ACE will (i) as promptly as practicable after the registration statement is declared effective under the Securities Act, (A) disseminate proxy statement to shareholders of ACE, (B) give notice, convene and hold a meeting of the shareholders to vote on the Extension Proposals, in each case in accordance with its governing documents then in effect and Nasdaq Listing Rule 5620(b), as applicable, for a date no later than three (3) business days prior to the Extension Approval End Date (or such later date as Tempo and ACE will agree), and (C) solicit proxies from the holders of public shares of ACE to vote in favor of each of the Extension Proposals, and (ii) provide its shareholders (including the holders of ACE Class A ordinary shares) with the opportunity to elect to effect a Redemption.
●	Each of Tempo and ACE will, prior to the Closing, take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of shares of Tempo Capital Stock or acquisitions of shares of New Tempo common stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated by the Merger Agreement by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated thereby to be exempt under Rule B-3 promulgated under the Exchange Act.
●	Each of Tempo and ACE will each, and will each cause their respective subsidiaries and its and their representatives to, prior to the Closing, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by the Merger Agreement.

●	ACE will use its reasonable best efforts to, and will instruct its financial advisors to, keep Tempo and its financial advisors reasonably informed with respect to the PIPE Investment and the rotation of the shares of New Tempo common stock during the period commencing on the date of announcement of the Merger Agreement or the transactions contemplated thereby until the Closing Date.

Closing Conditions

The consummation of the Merger is conditioned upon the satisfaction or waiver by the applicable parties to the Merger Agreement of the conditions set forth below. Therefore, unless these conditions are waived or satisfied by the applicable parties to the Merger Agreement, the Merger may not be consummated.

There can be no assurance that the parties to the Merger Agreement would waive any such provisions of the Merger Agreement.

Minimum Cash Condition

The Merger Agreement provides that the obligations of Tempo to consummate the Merger are conditioned on, among other things, that as of the Closing, the amount of cash available in the trust account, after deducting the amount required to satisfy ACE’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents (but prior to the payment of any (i) deferred underwriting commissions being held in the trust account and (i) transaction expenses of ACE and Tempo) (such amount, the “Trust Amount”) plus the PIPE Investment and the applicable amount pursuant to the Backstop Investment actually received by ACE prior to or substantially concurrently with the Closing Date, plus the Available Credit Amount, plus the Available Cash Amount, is at least equal to $320.0 million (the “Minimum Cash Condition”). The Minimum Cash Condition is for the sole benefit of Tempo.

Conditions to the Obligations of Each Party

The obligations of each party to the Merger Agreement to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

●	the approval of the Condition Precedent Proposals by ACE’s shareholders will have been obtained (the “ACE Shareholder Approval”);
●	Tempo Stockholder Approval shall have been obtained;
●	the registration statement of which this proxy statement/prospectus forms a part (the “Registration Statement”) will have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;
●	the waiting period or periods (and any extension thereof) under the HSR Act applicable to the transactions contemplated by the Merger Agreement, the Whizz Purchase Agreement, the Advanced Circuits Merger Agreement and the (i) Sponsor Support Agreement, (ii) Tempo Holders Support Agreement, (iii) Registration Rights Agreement and (iv) Lock-Up Agreement (clauses (i), (ii), (iii) and (iv), collectively, the “Ancillary Agreements”), and any commitment to, or agreement (including any timing agreement) with, any governmental authority not to close the transactions contemplated by the Merger Agreement, the Whizz Purchase Agreement, the Advanced Circuits Merger Agreement and the Ancillary Agreements, will have expired or been terminated (the “Antitrust Approval Condition”);
●	there will not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award (entered by or with any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal (a “Governmental Order”), in each case, to the extent such governmental authority has jurisdiction over the parties with respect to the transactions contemplated by the Merger Agreement, the Whizz Purchase Agreement, the Compass AC Merger Agreement and the Ancillary Agreements) or applicable law enjoining, preventing, making unlawful or prohibiting the consummation of the transactions contemplated by the Merger Agreement, the Whizz Purchase Agreement, the Advanced Circuits Merger Agreement and the Ancillary Agreements (the “No Orders Condition”);
●	ACE will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act); and
●	the shares of New Tempo common stock to be issued in connection with the Merger will be conditionally approved for listing upon the Closing on Nasdaq subject to any requirement to have a sufficient number of round lot holders of the New Tempo common stock.

Conditions to the Obligations of ACE and Merger Sub

The obligations of ACE and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by ACE and Merger Sub:

●	the representations and warranties of Tempo pertaining to the capitalization of Tempo will be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties that speak as to an earlier date, which representations and warranties will be true and correct in all but de minimis respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement, the Whizz Purchase Agreement, the Advanced Circuits Merger Agreement or the Ancillary Agreements;
●	each of the Tempo Fundamental Representations (other than those portions of the capitalization representations referenced above) will be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement, the Whizz Purchase Agreement, the Advanced Circuits Merger Agreement or the Ancillary Agreements;
●	each of the remaining representations and warranties of Tempo contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct as of the Closing Date, except with respect to such representations and warranties that speak as to an earlier date, which representations and warranties will be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Tempo Material Adverse Effect;
●	each of the covenants of Tempo to be performed as of or prior to the Closing will have been performed in all material respects (subject to a 20-day cure period); and
●	all conditions to the closing of each of the Tempo Add-On Acquisitions will be satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing of each such transaction, but subject to the satisfaction or waiver thereof and other than the occurrence of the Effective Time) and each of the Tempo Add-On Acquisitions will be prepared to be consummated immediately after the Closing.

Conditions to the Obligations of Tempo

The obligation of Tempo to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions any one or more of which may be waived in writing by Tempo:

●	each of the representations and warranties of ACE regarding its capitalization, as provided for in the Merger Agreement, will be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties that speak as to an earlier date, which representations and warranties will be true and correct in all but de minimis respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement;

●	each of the ACE Fundamental Representations (other than those portions of the capitalization representations referenced above) will be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement or the Ancillary Agreements;
●	each of the other representations and warranties of ACE contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties that speak as to an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date, except for changes after the date of Merger Agreement which are contemplated or expressly permitted by Merger Agreement or the Ancillary Agreements;
●	each of the covenants of ACE to be performed as of or prior to the Closing will have been performed in all material respects;
●	the Domestication will have been completed as contemplated by the Merger Agreement and a time- stamped copy of the certificate issued by the Delaware Secretary of State in relation thereto will have been delivered to Tempo (for additional information, see “Domestication Proposal”); and
●	the Minimum Cash Condition. For more information, see “— Minimum Cash Condition” above.

Termination; Effectiveness

The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

●	by written consent of Tempo and ACE;
●	by Tempo or ACE if any governmental authority has enacted, issued, promulgated, enforced or entered any Governmental Order or applicable law which has become final and nonappealable and has the effect of making consummation of the transactions contemplated by the Merger Agreement, the Whizz Purchase Agreement, the Advanced Circuits Merger Agreement and the Ancillary Agreements illegal or otherwise preventing or prohibiting the consummation of the transactions contemplated by the Merger Agreement, the Whizz Purchase Agreement, the Advanced Circuits Merger Agreement and the Ancillary Agreements (provided, however, that the right to terminate the Merger Agreement under this right to terminate shall not be available to any party whose material breach of any provision of the Merger Agreement has been the primary cause of, or resulted in, the enactment, issuance, promulgation, enforcement or entry of such Governmental Order or applicable law;
●	by Tempo if the ACE Shareholder Approval will not have been obtained by reason of the failure to obtain the required vote at a meeting of ACE’s shareholders duly convened therefor or at any adjournment or postponement thereof;
●	by Tempo if there has been a modification in recommendation of the board of directors of ACE with respect to any of the Condition Precedent Proposals;
●	prior to the Closing, by written notice to Tempo from ACE in the event of certain uncured breaches on the part of Tempo, except if the breach by Tempo is curable by Tempo through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Tempo of notice from ACE of such breach, but only as long as Tempo continues to use its respective reasonable best efforts to cure such breach, such termination shall not be effective, or if the Closing has not occurred on or before January 30, 2022 or, if the Extension Proposals are approved, July 13, 2022, subject to extension at the election of Tempo to October 13, 2022 if, as of July 13, 2022, all of the conditions to the Closing have been satisfied or, if permissible, waived other than (x) the Antitrust Approval Condition or the No Orders Condition (to the extent relating to the transactions contemplated by the Whizz Purchase Agreement or the Advanced Circuits Merger Agreement) and (y) those conditions that by their nature are to be satisfied at the Closing, then Tempo shall have the right, by providing written notice to ACE prior to the such date (the latest of such dates, the “Agreement End Date”), in each case, unless ACE is in material breach of the Merger Agreement;
●	by ACE, if Tempo shall not have obtained approval from its stockholders of the Merger Agreement and the transactions contemplated within five business days after the Registration Statement has been declared effective by the SEC; or
●	prior to the Closing, by written notice to ACE from Tempo in the event of certain uncured breaches on the part of ACE or Merger Sub, except if the breach by ACE is curable by ACE through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by ACE of notice from Tempo of such breach, but only as long as ACE continues to use its respective reasonable best efforts to cure such breach, such termination shall not be effective, or if the Closing has not occurred on or before the Agreement End Date, unless Tempo is in material breach of the Merger Agreement.

In the event of the termination of the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of Tempo, ACE or Merger Sub, as the case may be, for any willful breach of the Merger Agreement occurring prior to such termination, other than with respect to certain exceptions contemplated by the Merger Agreement that will survive any termination of the Merger Agreement.

Waiver; Amendments

No provision of the Merger Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is effective. Any party to the Merger Agreement may, at any time prior to the Closing, by action taken by its board of directors, board of managers, managing member or other officers or persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in the Merger Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in the Merger Agreement, but such extension or waiver will be valid only if in writing signed by the waiving party.

The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing that is executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement.

Fees and Expenses

If the Closing does not occur, each party to the Merger Agreement will be responsible for and pay its own expenses incurred in connection with the Merger Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants. If the Closing occurs, New Tempo will, upon the consummation of the Merger and release of proceeds from the trust account, pay or cause to be paid all accrued and unpaid transaction expenses and pay or cause to be paid any transaction expenses of ACE or its affiliates and Tempo (including the Sponsor). ACE and Tempo will exchange written statements listing all accrued and unpaid transaction expenses not less than two business days prior to the Closing Date.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, ACE entered into a sponsor support agreement, with the Sponsor, certain of ACE’s directors, officers and initial shareholders and Tempo, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B (the “Sponsor Support Agreement”). Pursuant to the Sponsor Support Agreement, the Sponsor and each director of ACE agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement.

The Sponsor Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (a) the Expiration Time (as defined in the Sponsor Support Agreement), (b) the liquidation of ACE and (c) the written agreement of ACE, the Sponsor, and Tempo. Upon such termination of the Sponsor Support Agreement, all obligations of the parties under the Sponsor Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated hereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of the Sponsor Support Agreement will not relieve any party thereto from liability arising in respect of any breach of the Sponsor Support Agreement prior to such termination.

Tempo Holders Support Agreement

In connection with the execution of the Merger Agreement, ACE entered into a support agreement with Tempo and certain stockholders of Tempo (the “Tempo Stockholders”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex C (the “Tempo Holders Support Agreement”). Pursuant to the Tempo Holders Support Agreement, certain Tempo Stockholders agreed to, among other things, vote to adopt and approve, upon the effectiveness of the Registration Statement, the Merger Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of the Tempo Holders Support Agreement.

Pursuant to Tempo Holders Support Agreement, Tempo Stockholders also agreed to, among other things, (a) exercise all of Tempo Stockholders’ Tempo warrants in full on a cashless basis or terminate such warrants without exercise, as applicable, in accordance with their respective terms, (b) convert each share of Tempo Preferred Stock into one share of Tempo common stock, (c) vote, consent or approve all of such Tempo Stockholders’ subject shares held at such time in favor of Tempo’s governing documents or Tempo financing agreements or otherwise sought with respect to the Merger Agreement or the transactions contemplated thereby, and (d) vote all of such Tempo Stockholders’ subject shares against and withhold consent with respect to any merger, purchase of all or substantially all of Tempo’s assets or other business combination transaction (other than the Merger Agreements and the transactions contemplated thereby).

Tempo Holders Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (a) the Expiration Time (as defined in the Tempo Holders Support Agreement) and (b) as to each Company Stockholder (as defined in Tempo Holders Support Agreement), upon the written agreement of ACE, Tempo and such Company Stockholder. Upon such termination of Tempo Holders Support Agreement, all obligations of the parties under Tempo Holders Sponsor Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated hereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of Tempo Holders Support Agreement will not relieve any party thereto from liability arising in respect of any breach of Tempo Holders Sponsor Agreement prior to such termination.

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, New Tempo, the Sponsor, other parties to the Sponsor Support Agreement and certain former stockholders of Tempo (the “Tempo Holders”), will enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which New Tempo will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of New Tempo common stock and other equity securities of New Tempo hat are held by the parties thereto from time to time.

The Registration Rights Agreement amends and restates the registration rights agreement that was entered into by ACE, Sponsor, and the other parties thereto in connection with ACE’s initial public offering. The Registration Rights Agreement will terminate on the earlier of (a) the seven year anniversary of the date of the Registration Rights Agreement and (b) with respect to any Holder (as defined therein), on the date that such Holder no longer holds any Registrable Securities (as defined therein).

Lock-Up Agreements

Pursuant to the terms of the lock-up agreement between New Tempo, the Sponsor and certain former stockholders of Tempo and Advanced Circuits (the “Lock-Up Agreement”), each party to the agreement has agreed that it will not, without the prior written consent of New Tempo during a lock-up period of 180 days or 365 days (depending on the relevant holder), unless earlier released, and subject to customary exceptions, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position any shares of New Tempo common stock or any securities convertible into or exercisable or exchangeable for New Tempo common stock issued or issuable to such party pursuant to the Merger Agreement (collectively, the “Lock-Up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). Notwithstanding the foregoing, if at any time before 180 days or 365 days after the Closing, as applicable, (x) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the Closing results in all of the public stockholders of Tempo having the right to exchange their shares of New Tempo common stock for cash securities or other property, or (y) the closing price of the New Tempo common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any twenty trading days within any thirty-trading day period commencing at least 150 days after the Closing, then each party’s Lock-Up Shares will be automatically released from the lock-up restrictions, in the case of clause (y) above, as of the last day of such thirty-trading day period. The lock-up restrictions contain customary exceptions, including for estate planning transfers, affiliates transfers, and transfers upon death or by will.

PIPE Subscription Agreements

PIPE Common Stock Subscription Agreements

In connection with the execution of the Merger Agreement, ACE entered into PIPE Common Stock Subscription Agreements with certain PIPE Investors pursuant to which such PIPE Investors agreed to purchase an aggregate of 8.2 million shares of New Tempo common stock at $10.00 per share for an aggregate commitment amount of $82.0 million. The obligation of the parties to consummate the purchase and sale of the shares covered by the PIPE Common Stock Subscription Agreements is conditioned upon, among others, (i) there not being in force any injunction or order enjoining or prohibiting the issuance and sale of the shares covered by the PIPE Common Stock Subscription Agreements and (ii) satisfaction or waiver of all conditions precedent to the Closing under the Merger Agreement. The closings under the PIPE Common Stock Subscription Agreements will occur substantially concurrently with the Closing.

The PIPE Common Stock Subscription Agreements provide that, solely with respect to subscriptions by third-party investors, New Tempo is required to file with the SEC, within thirty (30) business days after the consummation of the transactions contemplated by the Merger Agreement, a shelf registration statement covering the resale of the shares of New Tempo Common Stock to be issued to any such third-party investor and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) the 120th day following the filing date thereof if the SEC notifies New Tempo that it will “review” such registration statement and (ii) the 10th business day after the date New Tempo is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review.

Additionally, pursuant to the PIPE Common Stock Subscription Agreements, the applicable PIPE Investors agreed to waive any claims that they may have at the Closing (as defined in the PIPE Common Stock Subscription Agreements) or in the future as a result of, or arising out of, the PIPE Common Stock Subscription Agreements against ACE, including with respect to the trust account. The PIPE Common Stock Subscription Agreements will terminate, and be of no further force and effect, upon the earlier to occur of (i) such date and time as the Merger Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of ACE and the applicable PIPE Investor, (iii) if the conditions set forth therein are not satisfied or are not capable of being satisfied prior to the Closing (as defined in the PIPE Common Stock Subscription Agreements) and, as a result thereof, the transactions contemplated therein will not be or are not consummated at the Closing (as defined in the PIPE Common Stock Subscription Agreements), and (iv) the Agreement End Date, as may be extended as described in the Merger Agreement.

PIPE Convertible Note Subscription Agreements

In connection with the execution of the Merger Agreement, ACE entered into PIPE Convertible Note Subscription Agreements with certain PIPE Investors pursuant to which, among other things, such PIPE Investors agreed to purchase ACE’s 12.0% convertible senior notes due 2025 (the “Notes”), for an aggregate purchase price equal to $25.0 million.

The Notes will be convertible into shares of New Tempo common stock (the “Underlying Shares”) at a conversion price of $11.50 per share, subject to adjustment. Conversion may be settled in cash, stock, or any combination of cash and stock at New Tempo’s election, based on a forty-trading day observation period for cash or combination settlement. If New Tempo’s common stock is trading for more than $15.00 per share for twenty or more trading days within any thirty-day period after the date of issuance, the Notes will automatically convert (and any automatic conversion will constitute a “Make-Whole Fundamental Change” (as defined in the Indenture)). The Notes will bear 9.00% cash interest and 3.00% additional PIK interest, payable semiannually in arrears and subject to 1.00% default rate increase upon the occurrence and during the continuance of an event of default under the indenture that will govern the Notes (the “Indenture”). Subject to the terms of the Indenture, the Notes will be guaranteed by each direct or indirect, current, and future domestic subsidiaries of New Tempo.

The Notes will be redeemable, in whole or in part (subject to certain limitations to be set out in the Indenture), on or after the date that is three (3) years following the date of issuance. If a fundamental change occurs prior to the maturity date, holders of the Notes may either convert their Notes (with a customary grid-based “make-whole” adjustment to the conversion rate) or cause the Notes to be redeemed for a cash amount equal to par value, plus the amount of any accrued and unpaid interest.

The obligation of the parties to consummate the purchase and sale of the Notes covered by the PIPE Convertible Note Subscription Agreements is conditioned upon, among others, (i) there not being in force any injunction or order enjoining or prohibiting the issuance and sale of the Notes covered by the PIPE Convertible Note Subscription Agreements, (ii) satisfaction or waiver of all conditions precedent to the Closing under the Merger Agreement, (iii) execution of the Indenture by the applicable parties thereto and (iv) execution of the Registration Rights Agreement (as defined in the PIPE Convertible Note Subscription Agreements) by the applicable parties thereto. The closings under the PIPE Convertible Note Subscription Agreements will occur substantially concurrently with the Closing.

Additionally, pursuant to the PIPE Convertible Note Subscription Agreements, the applicable PIPE Investors agreed to waive any claims that they may have at the Closing (as defined in the PIPE Convertible Note Subscription Agreements) or in the future as a result of, or arising out of, the PIPE Convertible Note Subscription Agreements against ACE, including with respect to the trust account. The PIPE Convertible Note Subscription Agreements will terminate, and be of no further force and effect, upon the earlier to occur of (i) such date and time as the Merger Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of ACE and the applicable PIPE Investor, (iii) if the conditions set forth therein are not satisfied or are not capable of being satisfied prior to the Closing (as defined in the PIPE Convertible Note Subscription Agreements) and, as a result thereof, the transactions contemplated therein will not be or are not consummated at the Closing (as defined in the PIPE Convertible Note Subscription Agreements), and (iv) the Agreement End Date, as may be extended as described in the Merger Agreement.

Backstop Subscription Agreement

In connection with the execution of the Merger Agreement, ACE entered into a Backstop Subscription Agreement with the Backstop Investor, pursuant to which the Backstop Investor committed to purchase up to an additional 2,500,000 shares of New Tempo common stock, for an aggregate amount of up to $25.0 million, to backstop the Minimum Available Acquiror Cash Amount. The obligation of the parties to consummate the purchase and sale of the shares covered by the Subscription Agreement is conditioned upon (i) there not being in force any injunction or order enjoining or prohibiting the issuance and sale of the shares covered by the Backstop Subscription Agreement, (ii) there not being any amendment or modification of the terms of the Merger Agreement in a manner that is materially adverse to the Backstop Investor (in its capacity as such) and (iii) the prior or substantially concurrent consummation of the transactions contemplated by the Merger Agreement. The closings under the Backstop Subscription Agreement will occur substantially concurrently with the Closing.

The Backstop Subscription Agreement provides that, solely with respect to subscription by the Backstop Investor, ACE is required to file with the SEC, within thirty (30) business days after the consummation of the transactions contemplated by the Merger Agreement, a shelf registration statement covering the resale of the shares of New Tempo common stock to be issued to any such third-party investor and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) the 120th day following the filing date thereof if the SEC notifies ACE that it will “review” such registration statement and (ii) the 10th business day after the date ACE is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review.

Additionally, pursuant to the Backstop Subscription Agreement, the Backstop Investor agreed to waive any claims that it may have at the Closing (as defined in the Backstop Subscription Agreement) or in the future as a result of, or arising out of, the Backstop Subscription Agreement against ACE, including with respect to the trust account. The Backstop Subscription Agreement will terminate, and be of no further force and effect, upon the earliest to occur of (i) such date and time as the Merger Agreement is terminated in accordance with its terms without being consummated, (ii) upon the mutual written agreement of ACE and the Backstop Investor, (iii) if the conditions set forth therein are not satisfied or are not capable of being satisfied prior to the Closing (as defined in the Backstop Subscription Agreement) and, as a result thereof, the transactions contemplated therein will not be or are not consummated at the Closing (as defined in the Backstop Subscription Agreement), and (iv) the Agreement End Date, as may be extended as described in the Merger Agreement.

Advanced Circuits Merger Agreement

On October 13, 2021 Tempo entered into the Advanced Circuits Merger Agreement with Aspen Merger Sub, Advanced Circuits and Compass Group Diversified Holdings LLC pursuant to which, among other things, Tempo agreed to acquire all of the outstanding securities of Advanced Circuits through a merger of Merger Sub with and into Advanced Circuits, with Advanced Circuits surviving the merger and becoming a wholly owned subsidiary of Tempo. Under the terms of the Advanced Circuits Merger Agreement, the Advanced Circuits equityholders will receive consideration in the amount of $310 million from Tempo, composed of $240 million in cash and $70 million in shares of New Tempo common stock upon the Closing, excluding certain working capital and other customary adjustments. In addition, the Advanced Circuits equityholders may receive 2.4 million additional shares of New Tempo common stock within five years following the Closing, subject to New Tempo stock price performance following the Closing.

The Advanced Circuits Merger Agreement contains customary representations, warranties, and covenants. The obligations of Tempo and Aspen Merger Sub, on the one hand, and Advanced Circuits, on the other hand, to consummate the transactions contemplated by the Advanced Circuits Merger Agreement are subject to certain conditions, including, but not limited to, (i) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (ii) the absence of any law or order issued by any governmental authority preventing consummation of any of the transactions contemplated by the Advanced Circuits Merger Agreement, (iii) the absence of any legal proceeding arising out of antitrust laws against any party relating to the transactions contemplated by the Advanced Circuits Merger Agreement, (iv) performance in all material respects by the other party of its covenants, (v) the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (vi) the Closing. Tempo and Aspen Merger Sub’s obligations to consummate the transactions contemplated by the Advanced Circuits Merger Agreement are also subject to the condition that no material adverse effect will have occurred with respect to the Advanced Circuits business prior to closing. Advanced Circuits’s obligation to consummate the transactions contemplated by the Advanced Circuits Merger Agreement are also subject to the condition that no material adverse effect will have occurred with respect to Tempo business prior to closing.

Whizz Purchase Agreement

On August 13, 2021 Tempo entered into the Whizz Purchase Agreement with Whizz, the Whizz Sellers, and the other parties thereto pursuant to which, among other things, Tempo agreed to acquire all of the outstanding securities of Whizz from the Whizz Sellers. Following the consummation of the transactions contemplated under the Whizz Purchase Agreement, Whizz will become a wholly owned subsidiary of Tempo. Under the terms of the Whizz Purchase Agreement, the Whizz Sellers will receive consideration in the amount of $60 million from Tempo, composed of $42 million in cash and $18 million in shares of New Tempo common stock upon the Closing, excluding certain working capital and other customary adjustments. In addition, the Whizz Sellers may receive up to an additional $12 million of consideration, in the form cash, shares of New Tempo common stock, or a combination thereof at Tempo’s sole discretion, subject to the satisfaction by Whizz of certain sales-based milestones following the closing of the Business Combination and New Tempo stock price performance following the closing of the Business Combination.

The Whizz Purchase Agreement contains customary representations, warranties, and covenants. The obligations of each of Tempo and the Whizz Sellers to consummate the transactions contemplated by the Whizz Purchase Agreement are subject to certain conditions, including, but not limited to, (i) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (ii) the absence of any law or order issued by any governmental authority preventing consummation of any of the transactions contemplated by the Whizz Purchase Agreement, (iii) the performance in all material respects by the other party of its covenants, and (iv) the Closing. Tempo’s obligations to consummate the transactions contemplated by the Whizz Purchase Agreement are also subject to the condition that no material adverse effect will have occurred with respect to the Whizz business prior to the Closing and the absence of any legal proceeding by a governmental entity seeking to restrain or prohibit the transactions contemplated by the Whizz Purchase Agreement. The obligation of the Whizz Sellers to consummate the transactions contemplated by the Whizz Purchase Agreement are also subject to the condition that no material adverse effect will have occurred with respect to Tempo business prior to closing.

Background to the Business Combination

ACE is a blank check company incorporated on March 31, 2020, as a Cayman Islands exempted company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The proposed Business Combination was the result of an extensive search for a potential transaction using the network, investing and operating experience of our management team, including our board of directors. The terms of the Merger Agreement were the result of extensive negotiations between ACE and Tempo. The following is a brief description of the background of these negotiations, the proposed Business Combination and related transactions.

On July 30, 2020, ACE completed its initial public offering of 23,000,000 units which included the issuance of 23,000,000 units, including 3,000,000 units subject to the underwriters’ over-allotment option, at a price of $10.00 per unit (the “ACE units”), generating gross proceeds of $230,000,000 before transaction costs (including deferred underwriting expenses to be paid upon the completion of ACE’s initial business combination). Each ACE unit consisted of one ACE Class A ordinary share and one-half of one public warrant. Each public warrant entitles the holder thereof to purchase one ACE Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. Simultaneously with the closing of the initial public offering, ACE completed the private sale of an aggregate of 6,600,000 private placement warrants at a price of $1.00 per warrant to the Sponsor. The private placement warrants are the same as the public warrants, except that the private placement warrants will be exercisable on a cashless basis and be non-redeemable by ACE so long as they are held by the initial purchasers or their permitted transferees. If the private placement warrants are held by someone other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by ACE and exercisable by such holders on the same basis as the public warrants. In addition, the private placement warrants and their underlying securities will not be transferable, assignable or salable until 30 days after the consummation of ACE’s initial business combination, subject to limited exceptions. In connection with ACE’s initial public offering, Cantor Fitzgerald & Co. (“Cantor”) and Northland Securities, Inc. (“Northland”) acted as capital markets advisors to ACE, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) acted as U.S. legal advisor to ACE, Walkers acted as Cayman Islands legal advisor to ACE and WithumSmith+Brown, PC (“Withum”) acted as the independent registered public accounting firm to ACE. Cantor and Northland were not engaged to render, and did not render, a fairness opinion with respect to the Business Combination. Neither Cantor nor Northland has performed any services for Tempo, nor has either received any compensation from Tempo, in each case, in the two-year period preceding the date that ACE and Tempo entered into the Merger Agreement.

Since the completion of its initial public offering, ACE considered numerous potential target businesses with the objective of consummating its initial business combination. Representatives of ACE contacted and were contacted by numerous individuals and entities who presented ideas for business combination opportunities, including financial advisors and companies in the software, telecommunications, technology hardware, semiconductor and digital manufacturing sectors. ACE considered businesses located outside of the United States and in the United States that it believed had attractive long-term growth potential, were well-positioned within their respective industries and would benefit from the substantial intellectual capital, operational experience, and network of ACE’s management team. In the process that led to identifying Tempo as an attractive investment opportunity, ACE’s management team evaluated over 120 potential business combination targets, made contact with representatives of more than 57 such potential combination targets to discuss the potential for a business combination transaction and entered into non-disclosure agreements with 8 such potential business combination targets, including Tempo, none of which contained a standstill provision or a so-called “don’t ask, don’t waive” provision. Before entering into a non-binding letter of intent with Tempo (as described below), ACE’s management team actively pursued certain of such potential business combination targets, conducting preliminary due diligence on, having management meetings with and negotiating preliminary terms of potential transactions with such potential business combination targets. During this process, ACE entered into a definitive agreement with Achronix Semiconductor Corporation (“Achronix”), which was later mutually terminated by ACE and Achronix for the reasons stated below. Following such termination of the business combination between ACE and Achronix, ACE’s management ultimately determined for the reasons stated below, and the ACE board of directors agreed, that Tempo was the most attractive business combination target.

Beginning on August 3, 2020, until November 2, 2020, weekly deal-flow meetings via teleconference were held among members of ACE’s management team (including Behrooz Abdi, Chief Executive Officer of ACE and Chairman of the ACE board of directors, Dr. Sunny Siu, then President of ACE and then a member of the ACE board of directors, and Denis Tse, Secretary of ACE and a member of the ACE board of directors), certain of ACE’s advisors, and those ACE directors who were able to attend such calls on any given occasion, as applicable, in order to discuss matters relating to ACE’s initial business combination. Initially, such meetings were intended to allow ACE management and certain of ACE’s advisors to provide updates regarding the status of the evaluation of, and outreach to, potential business combination targets. During meetings that were held from November 2020 through early January 2021 (when such weekly deal-flow meetings were discontinued as a result of exclusivity under a letter of intent with Achronix), ACE’s management and certain of ACE’s advisors provided updates regarding the status of the potential business combination transaction with Achronix.

On August 28, 2020, representatives of ACE were approached by representatives of J.P. Morgan Securities LLC on behalf of a U.S. wireless technology company (“Company A”) regarding a business combination opportunity between Company A and ACE. On October 14, 2020, following several rounds of preliminary due diligence and discussions with Company A on transaction terms, ACE entered into a non-binding letter of intent including a mutual confidentiality agreement with Company A.

In August 2020, representatives of ACE approached representatives of Achronix, a company operating in the semiconductor industry. Over the course of the next few months, the parties engaged in discussions related to a potential business combination, including discussions with representatives of Achronix on transaction terms and on the diligence conducted by ACE’s legal, financial and other advisors. ACE and Achronix executed a merger agreement on January 7, 2021.

On December 5, 2020, Ryan Benton first formally informed ACE’s management that he had been appointed as Chief Financial Officer of Tempo.

On February 10, 2021, ACE filed a registration statement on Form S-4 for the business combination with Achronix (the “Achronix S-4”), and thereafter amended the Achronix S-4 on March 19, 2021, April 9, 2021, and May 6, 2021.

On March 7, 2021, Mr. Benton, as CFO of Tempo, informed ACE’s management team that Tempo intended to pursue a business combination with a SPAC. Given that ACE was working towards consummating its business combination with Achronix, ACE noted the information with no further action at the time.

In its Form 10-Q for the quarter ended March 31, 2021, ACE disclosed that, among other things, the SEC informed ACE that it was investigating certain disclosures made in the Achronix S-4, and that ACE and Achronix were fully cooperating with the SEC to provide all required information. On July 8, 2021, the Chairman and CEO of Achronix and Mr. Abdi met and mutually agreed to seek termination of the business combination between ACE and Achronix and to permit each party to begin searching for alternative transactions. This mutual decision was effectuated on July 11, 2021, pursuant to a Termination and Release Agreement between ACE and Achronix, terminating their merger agreement and their business combination. Such termination was announced by ACE and Achronix on July 12, 2021, including in a Current Report on Form 8-K filed by ACE. On July 13, 2021, ACE withdrew the Achronix S-4 by filing a Form RW with the SEC. On October 27, 2021, the SEC notified ACE that they had concluded their investigation and did not intend to recommend an enforcement action against ACE, and ACE furnished such information on a Form 8-K on October 28, 2021.

On May 25, 2021 representatives of Tempo presented on Tempo’s business, operations and finances to a representative of Firsthand Capital Management.

On July 8, 2021, following the mutual decision to seek termination of the transaction with Achronix, Mr. Abdi reached out to Mr. Benton, in his capacity as CFO of Tempo, to inquire about the status of Tempo’s search for a SPAC partner with which to complete a business combination, and received Tempo’s pre-NDA presentation. During this call, Mr. Benton noted that Tempo was preparing to select such a SPAC partner.

Also on July 8, 2021, representatives of Tempo presented on Tempo’s business, operations and finances to representatives of ACE, and, subsequently, ACE executed a mutual NDA with Tempo and received a letter of intent template and a financial model from Tempo. Tempo also introduced its financial adviser, Citigroup Global Markets Inc. (“Citi”), to ACE, and later that day, Mr. Abdi informed the disinterested members of the ACE board of directors of ACE’s discussions with Tempo.

On July 9, 2021, Tempo provided ACE with a list of trading comparables and representatives of ACE, Tempo, Citi and Cooley, Tempo’s legal counsel, convened a call, during which representatives of ACE presented to Tempo a preliminary letter of intent based on the information it had received, and discussed the terms therein. On July 11, 2021, with input from representatives of Cooley, representatives of Tempo provided comments to ACE’s draft of the letter of intent.

On July 10, 2021, Tempo opened a Virtual Data Room to ACE and disclosed to ACE its financial model, capitalization table and financial statements, and certain letters of intent, rationale, and due diligence findings related to Advanced Circuit and Whizz, two companies that Tempo was considering acquiring via the Tempo Add-On Acquisitions.

On July 11, 2021, representatives of ACE communicated to representatives of Jefferies LLC (“Jefferies”) ACE’s intention to continue with their engagement as ACE’s M&A Advisor, and representatives of ACE notified Skadden of the opportunity to pursue a business combination with Tempo. Additionally, Tempo commenced its export compliance screening process with ACE and its consultants.

On July 12, 2021, following the ACE board of directors’ approval of the termination of the business combination with Achronix and the filing of the applicable documents with the SEC, ACE’s management team presented Tempo and three other viable candidates for evaluation as a replacement business combination target. The ACE team also presented on progress made on a letter of intent with Tempo, which ACE’s management considered as the strongest candidate due to the reasonableness of the valuation, dilution impact and deal readiness. Mr. Benton, in his capacity as CFO to Tempo, provided the ACE board of directors with a summary of Tempo and the proposed transaction. Mr. Benton also stated he would recuse himself from any discussions with the ACE board of directors held in connection with considering a business combination opportunity with Tempo due to potential conflicts of interest arising from his services as CFO to Tempo and as a member of the ACE board of directors. Mr. Benton then recused himself, and the disinterested members of the ACE board of directors resolved that ACE should enter into a non-binding letter of intent with Tempo. Further negotiations of such letter of intent took place over the next few days, including at a meeting on July 13, 2021, between representatives of ACE, Tempo and Citi.

On July 15, 2021, the principals of ACE, together with ACE directors Omid Tahernia and Kenneth Klein, participated in a due diligence session with Tempo to examine the company’s operation and software technology, with Behrooz Abdi and Omid Tahernia participating on-site. On the same day, representatives of ACE reengaged Withum to assist with financial due diligence with respect to Tempo and sent representatives of Withum an outline of the financial due diligence requirements.

On July 16, 2021, ACE convened a board meeting updating the directors on the due diligence findings with respect to Tempo. With Mr. Benton recused due to potential conflicts of interest arising from his services as Chief Financial Officer to Tempo and as a member of the ACE board of directors, the disinterested members of the ACE board of directors also approved the execution of the final letter of intent with Tempo (the “Final LOI”).

On July 17, 2021, ACE and Tempo executed the Final LOI valuing the company, together with the Tempo Add-On Acquisitions, at $972 million in pre-money equity value. The Final LOI contemplated financing through a combination of a PIPE investment providing for at least $110 million in proceeds, and a convertible debt offering of $50 million. The Final LOI also contemplated a minimum acquirer cash commitment of $350 million, for which ACE Equity Partners LLC, together with its affiliates and limited partners, would underwrite no less than $40 million to the PIPE and debt investments and would provide up to $50 million to backstop any equity redemption. The Final LOI also contemplated a commitment of no less than $15 million to the PIPE from Tempo’s existing shareholders and their affiliates.

On July 19, 2021, representatives of ACE proposed to representatives of Tempo preliminary terms for the convertible note issuance to be consummated simultaneously with the closing of the Business Combination.

On July 20, 2021, representatives of ACE reached out to representatives of Skadden regarding legal due diligence of Tempo, and from July 20, 2021, to October 13, 2021, representatives of Skadden conducted legal due diligence of Tempo documents. Representatives of Skadden and ACE held numerous legal due diligence calls to discuss Skadden’s findings, including an interim update call on August 4, 2021.

On July 21, 2021, Tempo advised ACE that it had retained Blueshirt Capital Advisors L.L.C. as Investor Relations consultant for the transaction. On the same day, representatives of ACE, Tempo, Citi, Jefferies and Cooley met to discuss the PIPE fundraising strategy and discussed the first iteration of the PIPE investor presentation.

On July 22, 2021, then director Sunny Siu and directors Omid Tahernia and Kenneth Klein met with Jeff Kowalski, Chief Product Officer of Tempo, for a product demonstration. Representatives of ACE held a meeting to discuss this technology due diligence meeting on July 26, 2021.

On July 26, 2021, representatives of ACE, Tempo, Citi and Jefferies met and continued to discuss the PIPE investor presentation, during which representatives of Tempo also shared an updated financial model. Jefferies was formally engaged as ACE’s placement agent for the PIPE and convertible note investments on August 2, 2021, and Citi was engaged as ACE’s placement agent for the PIPE and convertible note investments on August 11, 2021. On August 2, 2021, representatives of Tempo circulated a revised PIPE investor presentation to representatives of ACE, and on August 5, 2021, representatives of ACE, Tempo, Citi and Jefferies met to discuss the PIPE investor presentation and wall-cross script. The next day, on August 6, 2021, representatives of Latham circulated an updated iteration of the PIPE investor presentation, which incorporated comments from representatives of both Latham and Skadden.

On July 28, 2021, representatives of ACE reviewed Tempo’s sales forecast and assumptions and held a financial due diligence kick-off call with representatives of Withum.

Also on July 28, 2021, representatives of Skadden sent representatives of Tempo an initial supplementary legal due diligence request list. Representatives of Skadden sent additional sets of supplemental legal due diligence requests to representatives of Latham on August 27, 2021, and September 28, 2021. On July 29, 2021, ACE’s and Tempo’s senior management conducted a due diligence session dedicated to the Tempo Add-On Acquisitions and discussed the cost and expense assumptions in Tempo’s financial model. Additionally, on August 11, 2021, a legal due diligence call took place between representatives of Skadden, Latham, ACE, Tempo, and Tempo’s compliance consultant BPE Global to discuss certain due diligence findings and supplemental due diligence questions and requests.

On July 29, 2021, representatives of Withum were granted access to the Virtual Data Room and Tempo provided Withum with financial analysis and information that had previously been provided to representatives of ACE.

On July 30, 2021, Tempo formally engaged Latham & Watkins LLP (“Latham”) as their M&A legal counsel.

Also on July 30, 2021, representatives of ACE, Tempo and Citi discussed a convertible note and debt funding strategy for the transaction, and on August 4, 2021, representatives of ACE and Tempo agreed to reduce the debt security offering to an aggregate amount of $25 million (from a previously agreed amount of $50 million as set forth in the Final LOI).

On August 4, 2021, Tempo was provided with an initial request list by Withum. On August 5, 2021 representatives of ACE, Tempo, Citi, and Withum met to discuss the financial due diligence findings and supplemental due diligence questions and requests. As part of Withum’s continuing financial due diligence, representatives of Withum sent representatives of Tempo a set of follow-up information requests on August 13, 2021. Tempo and Withum had due diligence calls on August 23, 2021 and September 2, 2021. Tempo provided Withum with additional follow-up information through September 17, 2021.

On August 13, 2021, representatives of Tempo circulated an updated iteration of the PIPE investor presentation. On the same day, representatives of ACE, Tempo, Citi and Jefferies met to discuss the auditor-approved financial forecast and the set of trade comparables to be used in the PIPE investor presentation, and the next day, representatives of Jefferies circulated trade comparables for the business combination with Tempo. On August 15, 2021, Paul Hastings LLP, counsel to the PIPE placement agents, circulated its comments to the investor presentation and on August 16, 2021, the PIPE wall-cross scripts were agreed to by all relevant parties. The next day, on August 17, 2021, the PIPE investor presentation was posted in a virtual data room created for wall-crossed investors, and representatives of Citi and Jefferies began wall-crossing prospective PIPE investors.

On August 18, 2021, Mr. Abdi and Mr. Tse conducted an on-site factory visit at Tempo, and, with the Tempo senior management team, participated in the first wall-crossed investor presentation.

Also on August 18, 2021, representatives of Skadden were granted access to the virtual data rooms related to the Tempo Add-On Acquisitions. Between August 18, 2021, and September 8, 2021, representatives of Skadden conducted legal due diligence on each of Advanced Circuits and Whizz. On September 7, 2021, representatives of Skadden sent representatives of ACE a high-level summary of Skadden’s preliminary due diligence findings with respect to Tempo, Advanced Circuits and Whizz, and on October 8, 2021, representatives of Skadden sent an updated legal due diligence report to representatives of ACE containing a high-level summary of additional due diligence findings. Representatives of ACE and Skadden discussed various due diligence findings over the next few days.

On August 20, 2021, representatives of ACE held a due diligence session with representatives of Tempo regarding the assumptions in Tempo’s financial model. Representatives of ACE and Tempo held a follow-up discussion on September 4, 2021, regarding the impact of introduction of a manufacturing technology, which was presented as a significant growth driver of the business economics of Tempo in the financial model in the outer forecast years.

On August 23, 2021, representatives of Withum held a due diligence meeting with representatives of Tempo, and on September 3, 2021, representatives of Withum reported interim key findings on its financial due diligence to ACE’s management team. Additionally, on September 16, 2021, representatives of Withum presented Withum’s Phase 1 financial due diligence report on the business combination with Tempo.

On August 31, 2021, BDO USA, LLP (“BDO”) issued its audit report on Tempo for FY 2019 and FY 2020. Between September 18, 2021, and September 20, 2021, representatives of ACE and Withum executed a non-reliance access letter from BDO to enable Withum to conduct financial due diligence on Tempo’s audit binders of FY 2019 and FY 2020. On October 3, 2021, representatives of ACE received a preliminary report that analyzed the quality of earnings of Tempo from Withum as part of its financial due diligence, and on October 6, 2021, representatives of ACE received the full tax and financial due diligence report from Withum.

Also on August 31, 2021, representatives of Tempo, SQN Ventures, and Structural Capital met to discuss SQN Ventures and Structural providing Tempo with an expanded debt facility.

On September 2, 2021, Behrooz Abdi held a conference call with a representative of the parent company of Advanced Circuits, to discuss the transactions between ACE and Tempo, and between Tempo and Advanced Circuits. The parties also discussed the process and timeline of the Business Combination, potential risks to the transaction and mitigation plans, and the PIPE. On September 4, 2021, Mr. Abdi met with the CEO of Advanced Circuits, Inc. to communicate ACE’s commitment to the transaction between ACE and Tempo and ACE’s support of the transaction between Tempo and Advanced Circuits.

On September 3, 2021, representatives of ACE, Tempo, Citi and Jefferies met to discuss the PIPE fundraising strategy, at which time representatives of Citi and Jefferies presented an expanded outreach list.

On September 7, 2021, representatives of ACE sent the first draft of the Merger Agreement to representatives of Latham. Over the next few weeks, certain terms of the merger were negotiated and drafts of the Merger Agreement were exchanged between ACE and Tempo through their respective legal counsels, Skadden and Latham, including on September 24, 2021, October 1, 2021, October 5, 2021, October 7, 2021, October 9, 2021, and throughout the following days preceding the execution of the Merger Agreement on October 13, 2021.

On September 8, 2021, a representative of Tempo provided Structural Capital with financial statements, financial model, financial analysis, and sales and cost presentations. Also on September 8, 2021, representatives of Tempo provided representatives of ACE with an update on the debt investment fundraising.

On September 9, 2021, representatives of Tempo received a proposal from Structure Capital and SQN Ventures for a $150.0 Million Growth Credit, of which up to $20.0 Million would be the rollover of an existing SQN Ventures credit facility outstanding with Tempo. On September 10, 2021 representatives of Tempo, SQN Ventures, and Structural Capital met to discuss the proposal.

On September 13, 2021, representatives of ACE and Tempo discussed mitigation of integration risks related to the Tempo Add-On Acquisitions.

On September 15, 2021, representatives of ACE, Tempo, Citi and Jefferies met to discuss progress fundraising updates.

On September 16, 2021, ACE Equity Partners LLC presented its intent to purchase $25 million of convertible notes and 4 million shares of New Tempo Common Stock in the PIPE Investment for the Business Combination, and to commit up to $25 million to backstop the Minimum Cash Condition, conditioned upon a revised valuation adjusted for reduction and earnout deferral. This was discussed at a meeting between representatives of ACE, Tempo, Citi and Jefferies the same evening. Representatives of Jefferies then circulated a formalized convertible note termsheet reflecting ACE Equity Partners LLC’s terms.

Also on September 16, 2021, representatives of Tempo, SQN Ventures, and Structural Capital met to discuss the proposal.

On September 17, 2021, representatives of Tempo received an updated proposal from SQN Ventures and Structural Capital and as well as a due diligence request list.

On September 19, 2021, representatives of Tempo received an updated proposal from SQN Ventures and Structural Capital.

On September 20, 2021, representatives of ACE, Tempo, Citi and Jefferies met to discuss updates to the PIPE Investment. On the same day, representatives of ACE and Tempo met to discuss the parties’ fundraising strategy and reiterated the targeted announcement timing and ACE Equity Partners LLC’s commitment.

On September 21, 2021, representatives of Tempo sent an updated proposal to SQN Ventures and Structural Capital and on the same day representatives of Tempo, SQN Ventures, and Structural Capital signed the proposal. On the same day representatives of Tempo and SQN Ventures and Structural conducted a due diligence session.

On September 22, 2021, representatives of ACE, Tempo, Citi and Jefferies met to discuss progress and fundraising updates.

On September 24, 2021, representatives of ACE, Tempo, Citi and Jefferies met to discuss progress and fundraising updates.

Also on September 24, 2021, a representative of Premier Counsel sent a draft credit agreement and ancillary documents to representatives of Tempo and Cooley, and subsequently Tempo provided to ACE.

On September 28, 2021, representatives of Tempo responded to the terms of the convertible note proposed by representatives of ACE in light of the latest update on senior debt from SQN Ventures and Structural Capital.

On September 29, 2021, representatives of ACE, Tempo, Citi and Jefferies met to discuss progress and fundraising updates.

On September 30, 2021 representatives of ACE, Tempo, Citi and Jefferies met to discuss progress and fundraising updates.

On October 1, 2021 representatives of Tempo and Structural capital met at Tempo’s facility to tour the facility and continue due diligence discussions.

Also on October 1, 2021, the Tempo board of directors held a meeting via teleconference, with representatives of Tempo management and representatives of Latham & Watkins LLP in attendance, at which the Tempo board approved Tempo’s agreement in principle to a revised post-transaction equity valuation of $919 million, with a potential add-back of up to $75 million through an earn-out by Tempo shareholders at three trigger points, based on the volume-weighted price per share of New Tempo Common Stock for at least 20 trading days in any 30-day trading period following the Effective Time equaling or exceeding $12.50, $15.00 or $18.00.

On October 4, 2021, representatives of Tempo and Cooley provided to representatives of Premier Counsel, SQN Ventures, and Structural capital a revised credit agreement and ancillary documents. On that same day, a representative of Premier Counsel returned a revised credit agreement.

On October 5, 2021, representatives of Tempo and Cooley provided to representatives of Premier Counsel, SQN Ventures, and Structural capital a revised credit agreement and ancillary documents. On October 6, a representative of Premier Counsel returned a revised credit agreement.

Also on October 5, 2021, representatives of ACE, Tempo, Citi and Jefferies met to discuss progress and fundraising updates. Representatives of ACE and Tempo agreed to an amended convertible note termsheet of 9% coupon, 3% PIK, with conversion at

$12.50 and mandatory conversion at $14.50, and DTC eligibility of the convertible notes. Representatives of ACE also confirmed $25 million of equity backstop toward a minimum cash requirement of $320 million. The parties also sought other financing sources, including convertible debt funding from another financing source via discussions that took place over the next few days. The parties ultimately determined that the terms negotiated with such convertible debt funding source were not beneficial to the transaction.

On October 6, 2021, representatives of ACE, Tempo, Citi and Jefferies met to discuss progress and fundraising updates.

Also on October 6, 2021, representatives of Tempo and Structural Capital met to discuss progress.

Also on October 6, 2021, ACE convened a board meeting to update the disinterested members of the ACE board of directors about the business combination with Tempo and to convey the target announcement date of October 11, 2021.

On October 7, 2021, a representative of Premier Counsel provided to Tempo and Cooley a revised credit facility ancillary document. Later that same day, representatives of Tempo, Premier Counsel, SQN Ventures, and Structural capital met to discuss and negotiate terms of the credit agreement. After the meeting, a representative of Premier Counsel provide a revised credit agreement to Tempo and Cooley.

Also on October 7, 2021, representatives of Tempo and Firsthand Capital discussed Firsthand participation in the financing.

On October 8, 2021, representatives of Tempo made introductions to representatives of Citi and Firsthand Capital Management.

On October 11, 2021, representatives of Citi met with representatives of Firsthand Capital Management to discuss participation in the PIPE and subsequently, on October 13, 2021, a representative of the Firsthand Capital Management executed a PIPE subscription agreement.

On October 13, 2021, representatives of Tempo, Premier Counsel, SQN Ventures, and Structural capital met to discuss and negotiate terms of the credit agreement. After the meeting, a representative of Premier Counsel provided a revised credit agreement to Tempo and Cooley, and subsequently Tempo provided to ACE.

From September 21, 2021, to October 13, 2021, representatives of Skadden, ACE, Latham and Tempo discussed the terms of the Sponsor Support Agreement, pursuant to which the Sponsor and each director and officer of ACE agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. Multiple drafts of the Sponsor Support Agreement were exchanged prior to the execution of the agreed form thereof by the parties thereto on October 13, 2021. See “Business Combination Proposal — Related Agreements — Sponsor Support Agreement” for additional information.

Also From September 21, 2021 to October 13, 2021, representatives of Skadden, ACE, Latham and Tempo discussed the terms of the Amended and Restated Registration Rights Agreement, pursuant to which ACE will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of New Tempo Common Stock and other equity securities of ACE that are held by the parties thereto from time to time. Multiple drafts of the Amended and Restated Registration Rights Agreement were exchanged prior to the finalization of the agreed form thereof on October 13, 2021. See “Business Combination Proposal — Related Agreements — Registration Rights Agreement” for additional information.

From September 28, 2021, to October 13, 2021, representatives of Skadden, ACE, Latham and Tempo discussed the terms of the PIPE Common Stock Subscription Agreements, including with respect to certain conditions to closing and the registration rights set forth therein, among other terms and conditions. Multiple drafts of the PIPE Common Stock Subscription Agreements were exchanged prior to the execution of the agreed forms thereof by the parties thereto on October 13, 2021. Pursuant to the final versions of the PIPE Common Stock Subscription Agreements, certain of the PIPE Investors subscribed for 8,200,000 shares of New Tempo Common Stock for an aggregate purchase price equal to $82,000,000, including 4 million shares committed from an affiliate of the Sponsor. See “Business Combination Proposal — Related Agreements — PIPE Subscription Agreements” for additional information.

From October 3, 2021, to October 13, 2021, representatives of Skadden, ACE, Latham and Tempo discussed the terms of the Backstop Subscription Agreement, pursuant to which an affiliate of the Sponsor committed to purchase, following the Domestication and prior to or substantially concurrently with the closing of the Business Combination, up to 2,500,000 shares of New Tempo

Common Stock in a private placement for a purchase price of $10.00 per share and an aggregate purchase price of up to $25,000,000, to backstop the Minimum Cash Condition. Multiple drafts of the Backstop Subscription Agreement were exchanged prior to the execution of the agreed form thereof by the parties thereto on October 13, 2021. See “Business Combination Proposal — Related Agreements — Backstop Subscription Agreement” for additional information.

From October 5, 2021, to October 13, 2021, representatives of Skadden, ACE, Latham and Tempo discussed the terms of the PIPE Convertible Note Subscription Agreement, pursuant to which, among other things, an affiliate of the Sponsor committed to purchase no less than $25,000,000 of ACE’s 12% convertible senior notes due 2025. Multiple drafts of the PIPE Convertible Note Subscription Agreement were exchanged prior to the execution of the agreed form thereof by the parties thereto on October 13, 2021. See “Business Combination Proposal — Related Agreements — PIPE Subscription Agreements” for additional information.

From October 7, 2021, to October 13, 2021, representatives of Skadden, ACE, Latham and Tempo discussed the terms of the Tempo Holders Support Agreement, pursuant to which certain shareholders of Tempo agreed to, among other things, vote to adopt and approve, upon the effectiveness of the registration statement of which this proxy statement/prospectus is a part, the Merger Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of Tempo Holders Support Agreement, and to vote against any alternative merger, purchase of assets or proposals that would impede, frustrate, prevent or nullify any provision of the Merger, the Merger Agreement or the Tempo Holders Support Agreement or result in a breach of any covenant, representation, warranty or any other obligation or agreement thereunder. Multiple drafts of the Tempo Holders Support Agreement were exchanged prior to the execution of the agreed form thereof by the parties thereto on October 13, 2021. See “Business Combination Proposal — Related Agreements — Tempo Holders Support Agreement” for additional information.

From October 6, 2021, to October 13, 2021, representatives of Skadden, ACE, Latham and Tempo discussed the terms of the proposed Lock-Up Agreement between the Sponsor and certain former stockholders of Tempo and Advanced Circuits, in each case, restricting the transfer of New Tempo Common Stock from and after the closing of the Business Combination. The restrictions under the Lock-Up Agreement begin at the closing of the Business Combination and end on, among other things, in the case of the Sponsor and certain former stockholders of Tempo, the date that is 365 days after the closing of the Business Combination, and in the case of certain former stockholders of Advanced Circuits, the date that is 180 days after the closing of the Business Combination, or (in each case) upon the stock price of New Tempo reaching $12.00 (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the closing date of the Business Combination. Multiple drafts of the Lock-Up Agreement were exchanged prior to the finalization of the agreed form thereof on October 13, 2021. See “Business Combination Proposal — Related Agreements — Lock-Up Agreements” for additional information.

On October 10, 2021, the Tempo board of directors, held a meeting via teleconference, with representatives of Tempo management, Citi, Latham and Cooley in attendance. At the meeting, the members of the Tempo board of directors reviewed and discussed the Merger Agreement and the transactions contemplated thereby. Representatives of Latham provided an overview of fiduciary duties of the members of the Tempo board of directors with respect to the potential business combination and the terms of the Merger Agreement. The members of the Tempo board of directors also reviewed and discussed (i) the Sponsor Support Agreement, (ii) the Tempo Holders Support Agreement, (iii) the PIPE Common Stock Subscription Agreements and the PIPE Convertible Note Subscription Agreement, (iv) the Backstop Subscription Agreement, (v) the proposed Amended and Restated Registration Rights Agreement (to be entered into in connection with the consummation of the Business Combination) and (vi) the proposed Lock-Up Agreement (to be entered into in connection with the consummation of the Business Combination).

On October 13, 2021, prior to the meeting of the ACE board of directors (described below), Sunny Siu resigned from the ACE board of directors and as President of ACE. ACE filed a Form 8-K on October 14, 2021, announcing Mr. Siu’s resignation.

Also on October 13, 2021, the ACE board of directors, with Mr. Benton (a member of the ACE board of directors) absent due to potential conflicts of interest arising from his services as Chief Financial Officer to Tempo, held a meeting via teleconference, with representatives of Skadden in attendance. At the meeting, the disinterested members of the ACE board of directors, consisting of Behrooz Abdi, Denis Tse, Kenneth Klein, Raquel Chmielewski and Omid Tahernia, reviewed and discussed the Merger Agreement and the transactions contemplated thereby. Representatives of Skadden provided an overview of the terms of the Merger Agreement and the relevant updates to the terms thereof since the prior board meeting where the Merger Agreement was discussed. The disinterested members of the ACE board of directors also reviewed and discussed (i) the Sponsor Support Agreement, (ii) the Tempo Holders Support Agreement, (iii) the PIPE Common Stock Subscription Agreements and the PIPE Convertible Note Subscription

Agreement, (iv) the Backstop Subscription Agreement, (v) the proposed Amended and Restated Registration Rights Agreement (to be entered into in connection with the consummation of the Business Combination), (vi) the proposed lock-up agreement (to be entered into in connection with the consummation of the Business Combination) and (vii) the proposed certificate of incorporation and bylaws of ACE as of immediately following the consummation of the Domestication, in each case substantially in the form(s) presented to the ACE board of directors (the documents in (i) through (vii), together with the Merger Agreement, the “ACE Approved Documents”). The disinterested members of the ACE board of directors discussed Tempo as the proposed business combination target, the potential benefits of, and risks relating to, the proposed business combination and the reasons for entering into the Merger Agreement. See “Business Combination Proposal — ACE’s Board of Directors’ Reasons for the Business Combination” for additional information related to the factors considered by the ACE board of directors in approving the Business Combination. At the meeting, the disinterested members of the ACE board of directors determined that the Merger Agreement and the agreements and transactions contemplated thereby are just, equitable and fair as to ACE and that it is in the best interests of ACE and the stockholders of ACE to enter into the Merger Agreement subject to the terms and conditions agreed upon by the parties thereto. The disinterested members of the ACE board of directors also determined that each of the other Approved Documents are fair to, advisable and in the best interests of ACE and that it is advisable for ACE to enter into each of the ACE Approved Documents and to consummate the transactions contemplated thereby, and approved the form, terms and provisions of each of the ACE Approved Documents.

Also on October 13, 2021, the Tempo board of directors, held a meeting via teleconference, with representatives of Tempo management, Citi, Latham and Cooley in attendance. At the meeting, the members of the Tempo board of directors reviewed and discussed the Merger Agreement and the transactions contemplated thereby. Representatives of Latham provided an overview of the terms of the Merger Agreement and the relevant updates to the terms thereof since the prior board meeting where the Merger Agreement was discussed. The members of the Tempo board of directors also reviewed and discussed (i) the Sponsor Support Agreement, (ii) the Tempo Holders Support Agreement, (iii) the PIPE Common Stock Subscription Agreements and the PIPE Convertible Note Subscription Agreement, (iv) the Backstop Subscription Agreement, (v) the proposed Amended and Restated Registration Rights Agreement (to be entered into in connection with the consummation of the Business Combination), (vi) the proposed lock-up agreement (to be entered into in connection with the consummation of the Business Combination) and (vii) the credit agreement with SQN Ventures and Structural, in each case substantially in the form(s) presented to the Tempo board of directors (the documents in (i) through (vii), together with the Merger Agreement, the “Tempo Approved Documents”). The members of the Tempo board of directors discussed the potential benefits of, and risks relating to, the proposed business combination and the reasons for entering into the Merger Agreement. At the meeting, the members of the Tempo board of directors determined that the Merger Agreement, the Approved Documents and the respective agreements and transactions contemplated thereby were advisable and in the best interests of Tempo and the stockholders of Tempo.

Also on October 13, 2021, the applicable parties finalized the Merger Agreement, the PIPE Common Stock Subscription Agreements, the PIPE Convertible Note Subscription Agreement, the Backstop Subscription Agreement, the Sponsor Support Agreement and the Tempo Holders Support Agreement, in each case including the respective exhibits thereto, based on the terms agreed upon by the parties and approved by their respective boards of directors. On the same day, ACE, Merger Sub and Tempo executed the Merger Agreement. Concurrently, ACE executed: (i) the PIPE Common Stock Subscription Agreements with each of Acme Heights Limited (an affiliate of ACE Equity Partners), Lux Ventures IV, L.P., Firsthand Technology Opportunities Fund and Point72 Ventures Investments, LLC; (ii) the PIPE Convertible Note Subscription Agreement with ACE SO3 SPV Limited (“ACE SO3”), an affiliate of ACE Equity Partners; and (iii) the Backstop Subscription Agreement with ACE SO3. Additionally, ACE, Tempo, the Sponsor and certain additional parties thereto executed the Sponsor Support Agreement, and ACE, Tempo and certain Tempo shareholders executed the Tempo Holders Support Agreement. Representatives of Tempo, SQN Ventures, and Structural capital also executed the credit facility on such date. See “Business Combination Proposal — Related Agreements” for additional information about these agreements.

On October 14, 2021, ACE and Tempo issued a joint press release announcing the execution of the Merger Agreement, which ACE filed with a Current Report on Form 8-K along with the PIPE investor presentation, executed versions of the Merger Agreement, the Sponsor Support Agreement and the Tempo Holders Support Agreement, and the forms of each of the PIPE Common Stock Subscription Agreement, the PIPE Convertible Note Subscription Agreement and the Backstop Subscription Agreement.

ACE’s Board of Directors’ Reasons for the Business Combination

On October 13, 2021, the disinterested members of the ACE board of directors (i) approved the Merger Agreement and related transaction agreements and the transactions contemplated thereby, (ii) determined that the Business Combination is in the best interests of ACE and its shareholders, and (iii) recommended that ACE’s shareholders approve and adopt the Business Combination. In evaluating the Business Combination and making these determinations and this recommendation, the ACE board of directors consulted with ACE’s senior management and considered a number of factors.

The ACE board of directors and management also considered the general criteria and guidelines that ACE believed would be important in evaluating prospective target businesses as described in the prospectus for ACE’s initial public offering. The ACE board of directors also considered that they could enter into a business combination with a target business that does not meet those criteria and guidelines. In the prospectus for its initial public offering, ACE stated that it intended to focus primarily on acquiring a company or companies with the following criteria and guidelines in part:

(i)	the business has a market capitalization of at least $500 million;
(ii)	the business operates in industries in which ACE’s management team have technical, strategic and operational expertise to impart significant value;
(iii)	the company’s existing product portfolio already commands certain leading position in a well-defined subset of the market, where the company sustains certain competitive advantage over its competitors;
(iv)	the business proposition of the target can be clearly communicated to the capital market, with value-drivers that can be articulated clearly for the public market to monitor;
(v)	the business presents a multi-year value-creation opportunity for which the expansionary funding from the business combination can be a powerful catalyst;
(vi)	the business is positioned in a market with under-addressed growth opportunities, or the business presents opportunities for strategic re-positioning through changes in its product portfolio, sales model, customer and contract priorities, quality of cash flow and capital structure and its geographical resource allocation, etc.;
(vii)	particularly with the funding from the business combination and the immediate value- enhancement initiatives provided by our management team, the target business should demonstrate a clear short-term potential to achieve positive cashflow as demanded by the public market; and
(viii)	the business must have a governance and control system in place, and a management team that is mentally prepared, to live up to the standards of a US listed company.

In considering the Business Combination, the ACE board of directors determined that the Business Combination was an attractive business opportunity that met the vast majority of the criteria and guidelines above, although not weighted or in any order of significance.

ACE’s board of directors considered a wide variety of factors in connection with their respective evaluations of the Business Combination. In light of the complexity of those factors, ACE’s board of directors as a whole did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching their respective decisions. Individual members of ACE’s board of directors may have given different weight to different factors. This explanation of ACE’s reasons for the board of directors’ approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

In particular, the ACE board of directors considered the following factors:

●	Tempo and the Business Combination. The ACE board of directors considered the following factors related to Tempo and the Business Combination:
●	Tempo’s Large and Fragmented Addressable Market. Tempo aims to transform the U.S. prototyping and on-demand electronic manufacturing market with the deployment of its artificial intelligence-enhanced, software-accelerated intelligent digital manufacturing platform. This targeted market is significantly large, estimated at $290 billion, according to electronics industry association, IPC International, Inc. It is also highly fragmented: approximately 77% of the outsourced electronic manufacturing facilities in the U.S. are operated by approximately 1,100 manufacturing service providers, each with estimated annual revenues of less than $50 million. By delivering faster turnaround time and enhancing product reliability through software and AI, the ACE board of directors believes Tempo is in an advantageous position to gain market share in this large, fragmented market.
●	Attractive Entry Valuation. Tempo will have an anticipated initial pro forma enterprise value of approximately $936 million, implying an expected FY 2022 EV/Adjusted EBITDA multiple of 26.3x and an expected FY 2023 EV/Adjusted EBITDA multiple of 16.1x, which represents a meaningful discount to its peer group of digital manufacturing, advanced manufacturing, and industrial software companies. The ACE board of directors believes that this valuation is priced for appreciation.
●	Tempo’s Unique Product Offering. The ACE board of directors believes that Tempo’s software-driven offering is transformative in the U.S. prototyping and on-demand electronic manufacturing markets, where industry players have traditionally underinvested in technology, at least when compared to Tempo. The ACE board of directors believes that, by integrating its digital and data-driven intelligent manufacturing systems into the manufacturing facilities of the Tempo Add-On Acquisitions, Tempo will enable a wider, more diverse customer base to benefit tangibly from its proposition of faster turnaround time and significantly enhanced product reliability, all the while generating and extracting significantly more manufacturing data, which in turn enriches the smartness of the digital manufacturing platform.
●	Tempo’s Readiness for the Public Market. On a pro forma basis, Tempo has a substantial revenue stream which is projected to be more than $140 million in FY 2021 and is expected to be profitable. Additionally, Tempo has senior finance leadership with extensive public company experience. This includes Ryan Benton, the Chief Financial Officer of Tempo who has in the last ten years served as Chief Financial Officer, audit committee chair, or Chief Executive Officer in four publicly traded technology companies where he was in particular involved in initial public offerings, mergers, acquisitions,trade-sales, and various other capital market transactions. Tempo’s Vice President of Business Operations and Finance, Keith Tainsky, has extensive business process, strategic planning, ERP systems experience, and one role as a Chief Financial Officer of a public company. Additionally, Tempo’s Vice President and Corporate Controller Sherry Lin, after five years in public accounting, has spent approximately twelve years in various controllership positions at several public companies. The ACE board of directors believes these factors will help Tempo successfully operate as a public company while maintaining the capabilities to execute on additional business acquisitions.
●	Tempo’s Growth Strategies. Tempo intends to deliver revenue and profit growth organically and by attaining synergy from the Tempo Add-On Acquisitions in a number of aspects, including: extracting scale benefits from deploying the software-enhanced intelligent manufacturing platform, successfully executing on a land-and-expand enterprise-oriented go-to-market strategy over a larger customer base with a broader product portfolio, and realizing the savings of a vertically integrated supply chain. Tempo also intends to pursue additional strategic acquisitions in order to accumulate additional manufacturing data, further gain market share, realize additional benefits of greater scale, acquire additional customer relationships, and increase its strategic capabilities.
●	Experienced and Proven Management Team. The ACE board of directors believes that Tempo’s management team has extensive experience critical to succeeding in the industrial software and electronics manufacturing market. Tempo’s management team is led by its Chief Executive Officer, Joy Weiss, who is a seasoned semiconductor entrepreneur and, most recently, served as Vice President of Data Center with Analog Devices, Inc. Tempo’s Chief Financial Officer, Ryan Benton, has experience as Chief Financial Officer of several technology companies, most prominently at Exar Corporation, a semiconductor company, where he led major acquisitions and dispositions, and, after promotion to Chief Executive Officer, led the eventual trade-sale of Exar Corporation. Tempo’s Chief Product Officer, Jeff Kowalski, was formerly the Chief Technology Officer for over twelve years at Autodesk, Inc., a leading software corporation that makes products and provides services for the architecture, engineering, construction, manufacturing, media, education, and entertainment industries. Ralph Richart, Tempo’s Chief Technology Officer, was formerly a director of Advanced Circuits, which is the target of one of the Tempo Add-On Acquisitions. Other senior management team members include former officers and managers at leading electronic manufacturing and digital industrial technology companies, including Flex, OSISoft, and Matterport. The ACE board of directors believes that under the leadership of these foregoing individuals, Tempo has built a digital manufacturing company that offers customers the proposition of faster and more reliable outcomes, capable of strong growth. The ACE board of directors expects that Tempo’s executives will continue with New Tempo following the Business Combination and that they are aligned with ACE’s culture and goal of creating post-combination value. For additional information regarding Tempo’s executive officers, see the section titled “Management of New Tempo Following the Business Combination — Executive Officers.”
●	Best Available Opportunity. The ACE board of directors determined, after a thorough review of other business combination opportunities reasonably available to ACE, that the proposed Business Combination represents the best potential business combination for ACE based upon the process utilized to evaluate and assess other potential acquisition targets and the ACE board of directors’ belief that such processes had not presented a better alternative.
●	Continued Ownership By Sellers. The ACE board of directors considered that Tempo’s existing equityholders would be receiving a significant amount of New Tempo’s common stock as consideration and that 100% of the existing equityholders of Tempo are “rolling over” their existing equity interests into equity interests in New Tempo, which would represent approximately 42.8% of the pro forma beneficial ownership of New Tempo after Closing before earn-out, or approximately 53.8%, if including the rolled over equityholders of the Tempo Add-On Acquisitions. These percentages assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination, (ii) no exercise of the public and private warrants or options or issuance of any shares of New Tempo common stock in connection with the Tempo, Advanced Circuits, and Whizz Earnout Shares, (iii) that (x) New Tempo issues or reserves for issuance 34,205,814 shares of New Tempo common stock to Tempo Stockholders as part of the Aggregate Merger Consideration pursuant to the Merger Agreement and (y) New Tempo issues 8,200,000 shares of New Tempo common stock to the PIPE Investors pursuant to the PIPE Investment, (iv) 7,000,000 shares of New Tempo common stock to eligible Advanced Circuits equityholders, (v) 1,800,000 shares of New Tempo common stock to eligible Whizz equityholders and (vi) none of the 2,500,000 additional shares of New Tempo common stock are issued pursuant to the Backstop Investment. If the actual facts are different from these assumptions, the percentage ownership retained by current ACE shareholders and Tempo Stockholders in New Tempo will be different.

If the actual facts are different from these assumptions, the percentage ownership retained by Tempo’s existing equityholders in New Tempo will be different.

Further, all of the proceeds to be delivered to New Tempo in connection with the Business Combination (including those from ACE’s trust account, proceeds from the PIPE Investment, and if applicable, the Backstop Investment, less the payments of redemptions and any expenses relating to the Business Combination), are expected to remain on the balance sheet of New Tempo after Closing in order to fund Tempo’s existing operations and support new and existing growth initiatives, and are not anticipated to be used to effect any additional repurchase, redemption or other acquisition of outstanding shares of ACE’s common stock for at least the first six months after Closing. The ACE board of directors considered this as a strong sign of confidence in New Tempo following the Business Combination and the benefits to be realized as a result of the Business Combination.

●	Investment by Affiliates and Third Parties. The ACE board of directors considered that certain related parties of the Sponsor (“Sponsor Related PIPE Investors”) are investing $65.0 million of PIPE Investment in New Tempo, and that certain third parties, including top-tier institutional investors (“Third Party PIPE Investors”), are also investing an additional $42.0 million of PIPE Investment in New Tempo. The ACE board of directors considered this another strong sign of confidence in New Tempo following the Business Combination and the benefits to be realized as a result of the Business Combination.
●	Results of Due Diligence. The ACE board of directors considered the scope of the due diligence investigation conducted by ACE’s senior management and outside advisors and evaluated the results thereof and information available to it related to Tempo, including:
a.	extensive virtual meetings and calls with Tempo’s management team regarding its operations, projections, and the proposed transaction; and

b.	review of materials related to Tempo and its Tempo Add-On Acquisitions and their business, made available by Tempo, including financial statements, material contracts, key metrics and performance indicators, benefit plans, employee compensation and labor matters, intellectual property matters, real property matters, information technology, privacy and personal data, litigation information, environmental matters, and other regulatory and compliance matters, and other legal and business diligence.
●	Terms of the Merger Agreement. The ACE board of directors reviewed and considered the terms of the Merger Agreement and the related agreements including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate such agreements. See “Business Combination Proposal” for detailed discussions of the terms and conditions of these agreements.
●	The Role of the Independent Directors. In connection with the Business Combination, ACE’s independent directors, Kenneth Klein, Omid Tahernia and Raquel Chmielewski, evaluated the proposed terms of the Business Combination, including the Merger Agreement and the related agreements, and approved, as disinterested members of the ACE board of directors, the Merger Agreement and the related agreement and the transactions contemplated thereby, including the Business Combination. Ryan Benton, the Chief Financial Officer of Tempo, recused himself from all board deliberations in connection with the Business Combination.

The ACE board of directors also identified and considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:

●	Potential Inability to Complete the Merger. The ACE board of directors considered the possibility that the Business Combination may not be completed and the potential adverse consequences to ACE if the Business Combination is not completed, in particular, the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction. They considered the uncertainty related to the Closing, including due to closing conditions primarily outside of the control of the parties to the transaction (such as the need for stockholder and antitrust approval). The Merger Agreement and the Sponsor Support Agreement each also include exclusivity provisions that prohibit ACE, the Sponsor, and certain of their respective affiliates from soliciting other initial business combination proposals on behalf of ACE, which restricts ACE’s ability to consider other potential initial business combinations until the earlier of the termination of the Merger Agreement or the consummation of the Business Combination.

In addition, the ACE board of directors considered the risk that the current public shareholders of ACE would redeem their public shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash available to New Tempo following the consummation of the Business Combination. The ACE board of directors notes that the consummation of the Merger is conditioned upon satisfaction of the Minimum Cash Condition, which may not be satisfied at Closing under substantial exercise by ACE’s current public shareholders of their redemption rights, based on the size of PIPE Investment, Backstop Commitments, and Debt Commitments as of the filing date of this registration statement. Further, the ACE board of directors considered the risk that current public shareholders would exercise their redemption rights is mitigated because Tempo will be acquired at an attractive aggregate purchase price.

●	Tempo’s Business Risks. The ACE board of directors considered that ACE shareholders would be subject to the execution risks associated with New Tempo if they retained their public shares following the Closing, which were different from the risks related to holding public shares of ACE prior to the Closing. In this regard, the ACE board of directors considered that there were risks associated with successful implementation of New Tempo’s long term business plan and strategy and New Tempo realizing the anticipated benefits of the Business Combination on the timeline expected, or at all, including due to factors outside of the parties’ control such as the potential negative impact, including the potential impact of the ongoing COVID-19 pandemic and related macroeconomic uncertainty. The ACE board of directors considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that ACE shareholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination. For additional description of these risks, please see “Risk Factors.”
●	Post-Business Combination Corporate Governance. The ACE board of directors considered the corporate governance provisions of the Merger Agreement and the Proposed Organizational Documents and the effect of those provisions on the governance of the Company following the Closing. In particular, they considered that the parties have not entered into any agreement in respect of the composition of the Board after the Closing, except for the parties’ respective rights to designate the initial director nominees. See “Business Combination Proposal — Merger Agreement” for detailed discussions of the terms and conditions of the Merger Agreement.

Given that the existing equityholders of Tempo will collectively control shares representing a large portion of New Tempo’s total outstanding shares of common stock upon completion of the Business Combination, and that the Board will be classified following the Closing pursuant to the terms of the Proposed Organizational Documents, the existing equityholders of Tempo may be able to elect future directors and make other decisions (including approving certain transactions involving New Tempo and other corporate actions) without the consent or approval of any of ACE’s current shareholders, directors or management team. See “Organizational Documents Proposals” for detailed discussions of the terms and conditions of the Proposed Organizational Documents.

●	Limitations of Review. The ACE board of directors considered that they were not obtaining an opinion from any independent investment banking or accounting firm that the price ACE is paying to acquire Tempo is fair to ACE or its shareholders from a financial point of view. In addition, the ACE senior management and ACE’s outside counsel reviewed only certain materials in connection with their due diligence review of Tempo. Accordingly, the ACE board of directors considered that ACE may not have properly valued such business.
●	No Survival of Remedies for Breach of Representations, Warranties or Covenants of Tempo. The ACE board of directors considered that the terms of the Merger Agreement provide that ACE will not have any surviving remedies against Tempo or its equityholders after the Closing to recover for losses as a result of any inaccuracies or breaches of the Tempo representations, warranties or covenants set forth in the Merger Agreement. As a result, ACE shareholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of Tempo prior to the Closing, whether determined before or after the Closing, without any ability to reduce the number of shares to be issued in the Business Combination or recover for the amount of any damages. The ACE board of directors determined that this structure was appropriate and customary in light of the fact that several similar transactions include similar terms and the current equityholders of Tempo will be, collectively, the majority equityholders in New Tempo.
●	Litigation. The ACE board of directors considered the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could enjoin consummation of the Business Combination.
●	Fees and Expenses. The ACE board of directors considered the fees and expenses associated with completing the Business Combination.
●	Diversion of Management. The ACE board of directors considered the potential for diversion of management and employee attention during the period prior to the completion of the Business Combination, and the potential negative effects on Tempo’s business.

In addition to considering the factors described above, the ACE board of directors also considered:

●	Interests of ACE’s Directors and Executive Officers. ACE’s directors and executive officers may have interests in the Business Combination as individuals that are in addition to, and may be different from, the interests of ACE’s shareholders, as described in the section titled “Business Combination Proposal — Interests of ACE’s Directors and Executive Officers in the Business Combination.” However, ACE’s board of directors concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for ACE’s initial public offering and are included in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by ACE with any other target business or businesses, and (iii) ACE’s directors and executive officers hold equity interests in ACE with value that, after the Closing, will be based on the future performance of New Tempo’s common stock. In addition, ACE’s independent directors, with the recuse of Ryan Benton, reviewed and considered these interests during their evaluation of the Business Combination and in approving, as disinterested members of the ACE Board of directors, the Merger Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.

Based on its review of the forgoing considerations, the ACE board of directors concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects ACE shareholders will receive as a result of the Business Combination. The ACE board of directors realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

The preceding discussion of the information and factors considered by the ACE board of directors is not intended to be exhaustive but includes the material factors considered by the ACE board of directors. In view of the complexity and wide variety of factors considered by the ACE board of directors in connection with its evaluation of the Business Combination, the ACE board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the different factors that it considered in reaching its decision. In addition, in considering the factors described above, individual members of the ACE board of directors may have given different weight to different factors. The ACE board of directors considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations.

This explanation of the ACE board of directors’ reasons for its approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

Projected Financial Information

Tempo provided ACE with its internally prepared forecasts for each of the years in the five year period ending December 31, 2025. Tempo does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of their future performance, revenue, financial condition, or other results. However, in connection with the proposed Business Combination, management of Tempo prepared the financial projections set forth below to present key elements of the forecasts provided to ACE. The Tempo forecasts were prepared solely for internal use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projected financial information. In the view of Tempo’s management, the financial projections were prepared on a reasonable basis reflecting management’s currently available estimates and judgments.

The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that ACE, our board of directors, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections may be materially different than actual results. We will not refer back to the financial projections in our future periodic reports filed under the Exchange Act.

The financial projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions, and other future events, as well as matters specific to Tempo’s business, all of which are difficult to predict and many of which are beyond Tempo’s and ACE’s control. The financial projections are forward looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Tempo’s control. The various risks and uncertainties include those set forth in the “Risk Factors,” “Tempo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Statement Regarding Forward-Looking Statements” sections of this proxy statement/prospectus, respectively. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

The financial projections do not take into account any circumstances or events occurring after the date they were prepared and have been prepared by, and are the responsibility of, Tempo’s management. None of Tempo’s independent registered accounting firm, ACE’s independent registered accounting firm, or any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. The projected financial information was prepared solely for internal use and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projected financial information. The projected financial information was prepared by Tempo. Information provided by Tempo does not constitute any representation, estimate or projection of any other party. The projected financial information included in this document has been prepared by, and is the responsibility of, Tempo’s management.

The projected financial information set forth herein includes Non-GAAP Gross Profit and Adjusted EBITDA, which are non-GAAP financial measures. Due to the forward-looking nature of this information, specific quantifications of the amounts that would be required to reconcile such projections to GAAP measures are not available and Tempo and Ace believe that it is not feasible to provide accurate forecasted non-GAAP reconciliations. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used or reviewed by Tempo and Ace may not be comparable to similarly titled amounts used by other companies.

BDO and Withum have not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying projected financial information and, accordingly, BDO and Withum do not express an opinion or any other form of assurance with respect thereto. The report of BDO included in this document relates to the historical financial statements of Tempo as of December 31, 2020 and 2019 and the years then ended. The report of Withum included in this document relates to the previously issued historical financial statements of ACE. The reports of BDO and Withum do not extend to the projected financial information and should not be read to do so. Furthermore, the projected financial information does not take into account any circumstances or events occurring after the date they were prepared. Nonetheless, a summary of the projected financial information is provided in this proxy statement/prospectus because the projected financial information was made available to ACE. No person has made or makes any representation or warranty to any ACE shareholder regarding the information included in the projected financial information. The projected financial information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on this information. The projected financial information should not be viewed as public guidance.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR TEMPO, ACE UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

The key elements of the most recent projections provided by management of Tempo to ACE are summarized in the table below:

($ in millions)	2021E	2022E	2023E	2024E	2025E
Total Revenue	$146.3	$178.4	$220.1	$271.9	$331.0
Non-GAAP Gross Profit(1)(3)	61.7	85.9	112.8	150.3	194.8
Adjusted EBITDA(2)(3)	18.0	35.6	58.1	82.3	110.1
(1)	Tempo defines Non-GAAP Gross Profit, a non-U.S. GAAP financial measure, Gross Profit, adjusted to exclude the effects of stock-based compensation expense, depreciation and amortization of intangibles (including purchase intangibles), and other one-time or non-recurring charges. Non-U.S. GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and may not be comparable to similarly titled measures used by other companies.
(2)	Tempo defines Adjusted EBITDA, a non-U.S. GAAP financial measure, as net income (loss), adjusted to exclude the effects of stock-based compensation expense, total other income (expense) including fair value change of warrant liabilities and forgiveness of PPP loan, net and provision for income taxes, depreciation and amortization of intangibles (including purchase intangibles), transaction related costs associated with the business combination or Tempo Add-On Acquisitions, and other one-time or non-recurring charges. Adjusted EBITDA should not be considered as an alternative to net loss or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.
(3)	Non-U.S. GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA should not be considered as an alternative to net loss or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

The Tempo projected financial information was prepared using a number of assumptions, including the following assumptions that Tempo’s management believed to be material:

●	projected revenue and gross profit are based on a variety of operational assumptions, including continued growth in the prototyping and on-demand electronic manufacturing market industry, commercialization timing for new products under development, growth in amount of sales to existing customers, ability to integrate and achieve anticipated revenue synergies of the Tempo Add-On Acquisitions, ability to source semiconductor components and direct materials, and the ability to attract and retain key personnel;
●	other key assumptions impacting profitability projections include headcount, the estimates of costs associated with public company operations and compliance; and
●	are forecasted assuming the close of the Busines Combination as of December 31, 2021.

In making the foregoing assumptions, which imply a revenue compound annual growth rate of 23% between 2021 and 2025, Tempo’s management relied on a number of factors, including:

●	its experience in the electronics and related industries;
●	its best estimates of the timing for new product releases and overall product development process; and
●	third party forecasts for industry growth.

Satisfaction of 80% Test

It is a requirement under the Nasdaq listing requirements that any business acquired by ACE have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the execution of a definitive agreement for an initial business combination. Based on the pre-money valuation of $872.0 million for Tempo compared to the $230 million in the trust account, the ACE board of directors determined that this requirement was met. The board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, were fair to and in the best interests of ACE and its shareholders and appropriately reflected Tempo’s value. In reaching this determination, the board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships and technical skills, as well as quantitative factors such as its potential for future growth in revenue and profits. ACE’s board of directors believes that the financial skills and background of its members qualify it to conclude that the acquisition of Tempo met this requirement.

Interests of ACE’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of ACE’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and ACE’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of ACE shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

●	Prior to ACE’s initial public offering, the Sponsor purchased 5,750,000 ACE Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.004 per share, and transferred an aggregate of 155,000 of such shares to Mr. Klein, Mr. Tahernia, Mr. Benton, Ms. Chmielewski and Ms. Park at their original per-share purchase price. If ACE does not consummate a business combination by January 30, 2022 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Act to provide for claims of creditors and the requirements of other applicable law. In such event, the 5,750,000 ACE Class B ordinary shares collectively owned by the Sponsor, ACE’s directors and officers and certain initial shareholders would be worthless because following the redemption of the public shares, ACE would likely have few, if any, net assets and because the Sponsor and ACE’s directors and officers have agreed to waive their respective rights to liquidating distributions from the trust account in respect of any ACE Class B ordinary shares held by it or them, as applicable, if ACE fails to complete a business combination within the required period (although they will be entitled to liquidating distributions from the trust account with respect to any ACE Class A ordinary shares they hold if ACE fails to complete its initial business combination within the prescribed time frame. Additionally, in such event, the 6,600,000 private placement warrants held by the Sponsor and certain initial shareholders will also expire worthless. Certain of ACE’s directors and executive officers, including Behrooz Abdi, also have an indirect economic interest in such private placement warrants and in the 5,595,000 ACE Class B ordinary shares owned by the Sponsor and certain initial shareholders. The 5,750,000 shares of New Tempo common stock into which the 5,750,000 ACE Class B ordinary shares collectively held by the Sponsor, certain of ACE’s directors and officers and certain initial shareholders, will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of approximately $57.2 based upon the closing price of $9.95 per public share on Nasdaq on November 8, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such shares of New Tempo common stock will be subject to certain restrictions, including those described above, ACE believes such shares have less value. The 6,600,000 New Tempo warrants into which the 6,600,000 private placement warrants held by the Sponsor and certain initial shareholders will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of approximately $8.1 million based upon the closing price of $1.23 per public warrant on Nasdaq on November 8, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.
●	The Sponsor (including its representatives and affiliates) and ACE’s directors and officers may, in the future, become affiliated with entities that are engaged in a similar business to ACE. The Sponsor and ACE’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to ACE completing its initial business combination (assuming ACE has entered into the Merger Agreement). Moreover, certain of ACE’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. ACE’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to ACE, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in ACE’s favor and such potential business opportunities may be presented to other entities prior to their presentation to ACE, subject to applicable fiduciary duties under Cayman Islands Companies Act and Cayman Islands common law. ACE’s Cayman Constitutional Documents provide that ACE renounces its interest in any corporate opportunity offered to any director or officer of ACE which may be an opportunity for such director, on the one hand, or ACE, on the other.
●	ACE’s existing directors and officers will be eligible for continued indemnification and continued coverage under ACE’s directors’ and officers’ liability insurance after the Merger and pursuant to the Merger Agreement.
●	The Sponsor Related PIPE Investors have subscribed for $40,000,000 of the PIPE Investment, for which they will receive up to 4,000,000 shares of New Tempo common stock. The Sponsor Related PIPE Investors have additionally subscribed for up to an additional $25.0 million of ACE’s 12.0% convertible senior notes due 2025. The 4,000,000 shares of New Tempo common stock which the Sponsor Related PIPE Investors have subscribed for in the PIPE Investment, if unrestricted and freely tradable, would have had an aggregate market value of approximately $39.8 million based upon the closing price of $9.95 per public share on Nasdaq on November 8, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. See “Certain Relationships and Related Persons Transactions — ACE’s Related Party Transactions — PIPE Subscription Agreements” for additional information.
●	The Backstop Investor has committed to purchase up to an additional 2,500,000 shares of New Tempo common stock, or an aggregate of up to $25.0 million, to backstop the Minimum Available Acquiror Cash Amount. See “Business Combination Proposal — Related Agreements — Backstop Subscription Agreement” for additional information.

●	In the event that ACE fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, ACE will be required to provide for payment of claims of creditors that were not waived that may be brought against ACE within the ten years following such redemption. In order to protect the amounts held in ACE’s trust account, the Sponsor has agreed that it will be liable to ACE if and to the extent any claims by a third party (other than ACE’s independent auditors) for services rendered or products sold to ACE, or a prospective target business with which ACE has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of ACE’s initial public offering against certain liabilities, including liabilities under the Securities Act.
●	In order to finance transaction costs in connection with ACE’s initial business combination (including any amounts which are currently outstanding), the Sponsor or an affiliate of the Sponsor, or certain of ACE’s officers and directors may, but are not obligated to, loan funds to ACE as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes that would each become due and payable in full, without interest, upon completion of ACE’s initial business combination, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a business combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to ACE’s private placement warrants. In the event that ACE does not complete its initial business combination within the prescribed time frame, ACE may use a portion of its working capital held outside of its trust account to repay any Working Capital Loans made to ACE, but no proceeds held in the trust account would be used to repay such Working Capital Loans, and the applicable related party lender or lenders may not be able to recover the value it or they have loaned to ACE pursuant to such Working Capital Loans. On August 12, 2020, ACE entered into a working capital facility (the “Working Capital Facility”) with ASIA-IO Advisors Limited (“ASIA-IO”), an affiliate of the Sponsor, in the aggregate amount of $1,500,000. The funds from the Working Capital Facility will be utilized to finance transaction costs in connection with the Business Combination. The Working Capital Facility is non-interest bearing, non-convertible and due to be repaid upon the consummation of a Business Combination. In return, ACE deposited $900,000 into an account held by ASIA-IO, from which the Company may make fund withdrawals for up to $1,500,000. As part of the Working Capital Facility, ASIA-IO waived the right to convert the Working Capital Loan into private placement warrants. Any outstanding amounts deposited with ASIA-IO upon the completion of a Business Combination or dissolution of ACE, will be returned to ACE. In November 2020, the deposit amount was reduced by $850,000. As of June 30, 2021, ACE had no outstanding borrowing under the Working Capital Facility.
●	Pursuant to the Registration Rights Agreement, the Sponsor and ACE’s directors and officers will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of New Tempo common stock and warrants held by such parties following the consummation of the Business Combination.
●	Ryan Benton, a director of ACE, is also Chief Financial Officer of Tempo and as such is an interested party to the Business Combination. Mr. Benton recused himself from the ACE board of directors meetings and certain votes regarding the Merger Agreement and the Business Combination.

The Sponsor and each director and officer of ACE have agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and each director and officer of ACE have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor (including ACE’s directors, its officers, and such other initial shareholders) owns 20.0% of the issued and outstanding ordinary shares of ACE.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of Tempo or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (ii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of ACE’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of Tempo or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to (x) increase the likelihood of approving the Condition Precedent Proposals and (y) limit the number of public shares electing to redeem, including to satisfy any redemption threshold.

Entering into any such arrangements may have a depressive effect on our common stock (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. ACE will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of ACE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ACE and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ACE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.

Interests of Tempo’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of ACE’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that Tempo’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of ACE shareholders and Tempo’s stockholders generally. The Tempo board of directors was aware of such interests during its deliberations on the merits of the Business Combination. These interests include, among other things, the interests listed below:

Certain of Tempo’s directors and executive officers are expected to become directors and/or executive officers of New Tempo upon the Closing. Specifically, the following individuals who are currently executive officers of Tempo are expected to become executive officers of New Tempo upon the Closing, serving in the offices set forth opposite their names below:

Name	Position
Joy Weiss	President, Chief Executive Officer and Director Nominee
Ryan Benton	Chief Financial Officer and Secretary

●	Ryan Benton, the Chief Financial Officer of Tempo, is also a director of ACE and as such is an interested party to the Business Combination. Mr. Benton recused himself from the ACE board of directors meetings and certain votes regarding the Merger Agreement and the Business Combination.
●	Upon the Closing, Joy Weiss, President and Chief Executive Officer of Tempo, and Behrooz Abdi, Chairman and Chief Executive Officer of ACE, are expected to become members of the Board. Other current members of both Tempo and ACE’s boards, as well as other parties, are being evaluated to become members of the Board upon the Closing.

Certain of Tempo’s executive officers and directors as of the date of the Merger Agreement hold Tempo Options. The treatment of such Tempo Options in connection with the Business Combination is described in “Business Combination Proposal —

Consideration — Treatment of Tempo Options,” which description is incorporated by reference herein. The holding of such Tempo Options by such executive officers and directors as of November 8, 2021 is set forth in the table below.

	Tempo Options
Executive Officers and Directors	Vested	Unvested
Joy Weiss	1,752,807	1,482,329
Ryan Benton	242,220	1,066,618
Matthew Granade	37,136	268,447
Jacqueline Dee Schneider	42,969	91,857
Jeffrey McAlvay	881,297	—
Sri Chandrasekar	—	—
Zavain Dar	—	—

Expected Accounting Treatment of the Business Combination

We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, ACE is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Tempo will represent a continuation of the financial statements of Tempo with the Business Combination treated as the equivalent of Tempo issuing stock for the net assets of ACE, accompanied by a recapitalization. The net assets of ACE will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Tempo in future reports of New Tempo.

Tempo has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no and maximum redemption scenarios:

●	Tempo Stockholders will have a relative majority of the voting power of New Tempo;
●	The board of directors of New Tempo will have up to nine members, and Tempo will have the ability to nominate the majority of the members of the board of directors;
●	Tempo’s senior management will comprise the senior management roles of New Tempo and be responsible for the day-to-day operations;
●	The combined entity will assume the name Tempo Automation Holdings, Inc.; and
●	The intended strategy and operations of New Tempo will continue Tempo’s current strategy and operations.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (“FTC”), certain transactions may not be consummated unless an HSR Notification and Report Form has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC by each party and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the two filings of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On October 27, 2021, ACE and Tempo filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC and requested early termination.

At any time before or after consummation of the Business Combination, notwithstanding expiration or termination of the waiting period under the HSR Act, the Antitrust Division or the FTC, or any state, foreign or other governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets or other remedies, and/or subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. ACE cannot assure you that the

Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, ACE cannot assure you as to its result.

None of ACE nor Tempo are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

The Business Combination Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Business Combination Proposal will have no effect, even if approved by holders of ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Company’s entry into the Merger Agreement, dated as of October 13, 2021 (the “Merger Agreement”), by and among ACE, ACE Convergence Subsidiary Corp., a Delaware corporation and subsidiary of ACE (“Merger Sub”), and Tempo Automation, Inc., a Delaware corporation (“Tempo”) (a copy of which is attached to the proxy statement/prospectus as Annex A), pursuant to which, among other things, following the Domestication of ACE to Delaware as described below, the merger of Merger Sub with and into Tempo (the “Merger”), with Tempo surviving the Merger as a wholly owned subsidiary of New Tempo, in accordance with the terms and subject to the conditions of the Merger Agreement, be approved, ratified and confirmed in all respects.”

Recommendation of ACE’s Board of Directors

THE ACE BOARD OF DIRECTORS RECOMMENDS THAT THE ACE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of ACE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ACE and its shareholders and what he, she or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, ACE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Business Combination Proposal — Interests of ACE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, if the Business Combination Proposal is approved, then ACE is asking its shareholders to approve the Domestication Proposal. Under the Merger Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Merger. If, however, the Domestication Proposal is approved, but the Business Combination Proposal is not approved, then neither the Domestication nor the Merger will be consummated.

As a condition to Closing the Merger, the disinterested members of the board of directors of ACE have approved a change of ACE’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. In accordance with ACE’s Plan of Domestication (included as an exhibit to the registration statement of which this proxy statement/prospectus is a part), to effect the Domestication, ACE will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which ACE will be domesticated and continue as a Delaware corporation.

As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding ACE Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of New Tempo common stock, (2) each of the then issued and outstanding ACE Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of New Tempo common stock, (3) each of the then issued and outstanding ACE warrants will convert automatically into a New Tempo warrant, pursuant to the Warrant Agreement and (4) each ACE unit will be cancelled and will entitle the holder thereof to one share of New Tempo common stock and one-half of one New Tempo warrant.

The Domestication Proposal, if approved, will approve a change of ACE’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while ACE is currently governed by the Cayman Islands Companies Act, upon the Domestication, New Tempo will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then ACE will also ask its shareholders to approve the Organizational Documents Proposals (discussed below), which, if approved, will replace ACE’s current memorandum and articles of association under the Cayman Islands Companies Act with a new certificate of incorporation and bylaws of New Tempo under the DGCL. The Proposed Organizational Documents differ in certain material respects from the Cayman Constitutional Documents and we encourage shareholders to carefully consult the information set out below under “Organizational Documents Proposals,” the Cayman Constitutional Documents of ACE, attached hereto as Annex I and the Proposed Organizational Documents of New Tempo, attached hereto as Annex J and Annex K.

Reasons for the Domestication

Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation.

The board of directors of ACE believes that there are several reasons why a reincorporation in Delaware is in the best interests of ACE and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

●	Prominence, Predictability, and Flexibility of Delaware Law. For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

●	Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to New Tempo, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New Tempo’s stockholders from possible abuses by directors and officers.
●	Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. New Tempo’s incorporation in Delaware may make New Tempo more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable New Tempo to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.

Expected Accounting Treatment of the Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of the Company as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Tempo immediately following the Domestication will be the same as those of ACE immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

The Domestication Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Domestication Proposal will have no effect, even if approved by holders of ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the Company be de-registered in the Cayman Islands pursuant to Article 175 of the Amended and Restated Articles of Association of the Company (as amended) and be registered by way of continuation as a corporation in the State of Delaware.”

Recommendation of the ACE Board of Directors

THE ACE BOARD OF DIRECTORS RECOMMENDS THAT ACE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of ACE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ACE and its shareholders and what he, she or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, ACE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Business Combination Proposal — Interests of ACE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSALS

If the Domestication Proposal is approved and the Business Combination is to be consummated, ACE will replace the current Amended and Restated Memorandum of Association of ACE under the Cayman Islands Companies Act (the “Existing Memorandum”) and the current Amended and Restated Articles of Association of ACE (as may be amended from time to time) (the “Existing Articles” and, together with the Existing Memorandum, the “Cayman Constitutional Documents”), in each case, under the Cayman Islands Companies Act, with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) of New Tempo, in each case, under the DGCL.

ACE’s shareholders are asked to consider and vote upon and to approve by special resolution four separate proposals (collectively, the “Organizational Documents Proposals”) in connection with the replacement of the Cayman Constitutional Documents with the Proposed Organizational Documents, each to be effective upon the Domestication. The Organizational Documents Proposals are conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal and the Domestication Proposal are not approved, the Organizational Documents Proposals will have no effect, even if approved by holders of ordinary shares.

The Proposed Organizational Documents differ materially from the Cayman Constitutional Documents.

The following table sets forth a summary of the principal changes proposed between the Existing Memorandum and the Existing Articles and the Proposed Certificate of Incorporation and Proposed Bylaws for New Tempo. This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of ACE, attached to this proxy statement/prospectus as Annex I, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/ prospectus as Annex J and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex K. All shareholders are encouraged to read each of the Proposed Organizational Documents in its entirety for a more complete description of its terms. Additionally, as the Cayman Constitutional Documents are governed by the Cayman Islands Companies Act and the Proposed Organizational Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

	Cayman Constitutional Documents	Proposed Organizational Documents
Authorized Shares (Organizational Documents Proposal A)

The Cayman Constitutional Documents authorize 555,000,000 shares, consisting of 500,000,000 ACE Class A ordinary shares, 50,000,000 ACE Class B ordinary shares and 5,000,000 preference shares.

See paragraph 7 of the Existing Memorandum.

The Proposed Organizational Documents authorize shares, consisting of shares of New Tempo common stock and shares of New Tempo preferred stock.

See Article Fourth of the Proposed Certificate of Incorporation.

Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Organizational Documents Proposal B)

The Cayman Constitutional Documents authorize the issuance of 5,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by ACE’s board of directors. Accordingly, ACE’s board of directors is empowered under the Cayman Constitutional Documents, without shareholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares (except to the extent it may affect the ability

The Proposed Organizational Documents authorize the Board to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as the Board may determine.

See Article Fourth, subsection (B) of the Proposed Certificate of Incorporation.

	Cayman Constitutional Documents	Proposed Organizational Documents

of ACE to carry out a conversion of ACE Class B ordinary shares on the Closing Date, as contemplated by the Existing Articles).

See paragraph 7 of the Existing Memorandum and Articles 9 and 28 of the Existing Articles.

Classified Board (Organizational Documents Proposal C)	The Cayman Constitutional Documents do not contain a provision that provides the number of classes of ACE’s board of directors.

The Proposed Organizational Documents provide that the Board be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term.

See Article Fifth, subsection (A) of the Proposed Certificate of Incorporation.

Corporate Name (Organizational Documents Proposal D)	The Cayman Constitutional Documents provide that the name of the company is “ACE Convergence Acquisition Corp.” See paragraph 1 of the Existing Memorandum.	The Proposed Organizational Documents provide that the name of the corporation will be “Tempo Automation Holdings, Inc.” See Article First of the Proposed Certificate of Incorporation.
Perpetual Existence (Organizational Documents Proposal D)

The Cayman Constitutional Documents provide that if ACE does not consummate a business combination (as defined in the Cayman Constitutional Documents) by January 30, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), ACE will cease all operations except for the purposes of winding up and will redeem the public shares and liquidate ACE’s trust account. See Article 17 of the Cayman Constitutional Documents.

The Proposed Organizational Documents do not include any provisions relating to New Tempo’s ongoing existence; the default under the DGCL will make New Tempo’s existence perpetual.

Default rule under the DGCL.

Exclusive Forum (Organizational Documents Proposal D)	The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation. See Article Tenth of the Proposed Certificate of Incorporation.
Takeovers by Interested Stockholders (Organizational Documents Proposal D)	The Cayman Constitutional Documents do not provide restrictions on takeovers of ACE by a related shareholder following a business combination.	The Proposed Organizational Documents will have New Tempo governed by Section 203 of the DGCL relating to takeovers by interested stockholders. Default rule under the DGCL.
Provisions Related to Status as Blank Check Company (Organizational Documents Proposal D)

The Cayman Constitutional Documents include various provisions related to ACE’s status as a blank check company prior to the consummation of a business combination.

See Article 17 of the Cayman Constitutional Documents.

The Proposed Organizational Documents do not include such provisions related to ACE’s status as a blank check company, which no longer will apply upon consummation of the Merger, as ACE will cease to be a blank check company at such time.

Resolution

The full text of the resolution to be passed in connection with the replacement of the Cayman Constitutional Documents with the Proposed Organizational Documents is as follows:

“RESOLVED, as a special resolution, that the Cayman constitutional documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed Bylaws (copies of which are attached to the proxy statement/ prospectus as Annex J and Annex K, respectively), with such principal changes as described in organizational documents proposals A-D.”

ORGANIZATIONAL DOCUMENTS PROPOSAL A — APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED CAPITAL STOCK, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS

Overview

Organizational Documents Proposal A — to authorize the change in the authorized capital stock of ACE from (i) 500,000,000 ACE Class A ordinary shares, 50,000,000 ACE Class B ordinary shares and 5,000,000 preference shares, par value $0.0001 per share, of ACE (the “ACE Preferred Shares”) to (ii)           shares of New Tempo common stock and                 shares of New Tempo preferred stock.

As of the date of this proxy statement/prospectus, there are (i) 23,000,000 ACE Class A ordinary shares issued and outstanding, (ii) 5,750,000 ACE Class B ordinary shares issued and outstanding and (iii) no ACE Preferred Shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there is an aggregate of (x) 11,500,000 public warrants and 6,600,000 private placement warrants of ACE, in each case, issued and outstanding. Subject to the terms and conditions of the Warrant Agreement, the ACE warrants will be exercisable after giving effect to the Merger for one share of New Tempo common stock at an exercise price of $11.50 per share. No ACE warrants are exercisable until the later of 30 days after the Closing or July 30, 2021.

Pursuant to the Merger Agreement, New Tempo will issue or, as applicable, reserve for issuance (a) 45,149,292 shares of New Tempo common stock (which includes a maximum of 10,943,478 earn-out shares of New Tempo common stock that may be paid in certain circumstances) and (b) 14,267,458 shares of New Tempo common stock issuable upon the exercise of the New Tempo Options resulting from the automatic conversion of Tempo Options into New Tempo Options, and (c) pursuant to the PIPE Investment, New Tempo will issue 8,200,000 shares of New Tempo common stock to the PIPE Investors (assuming no redemptions of public shares). In addition, pursuant to the Advanced Circuits Merger Agreement, New Tempo will issue, as applicable, 7,000,000 shares of New Tempo common stock to eligible Advanced Circuit equityholders (excluding shares of New Tempo common stock issuable pursuant to certain conditions set forth in the Advanced Circuits Merger Agreement). Pursuant to the Whizz Purchase Agreement, New Tempo will issue, as applicable, 1,800,000 shares of New Tempo common stock to eligible Whizz equityholders (excluding shares of New Tempo common stock issuable pursuant to certain conditions set forth in the Whizz Purchase Agreement)

In order to ensure that New Tempo has sufficient authorized capital for future issuances, the disinterested members of ACE’s board of directors have approved, subject to stockholder approval, that the Proposed Organizational Documents of New Tempo change the authorized capital stock of ACE from (i) 500,000,000 ACE Class A ordinary shares, 50,000,000 ACE Class B ordinary shares and 5,000,000 ACE Preferred Shares to (ii)                 shares of New Tempo common stock and                 shares of New Tempo preferred stock.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of New Tempo, copies of which are attached to this proxy statement/prospectus as Annex J and Annex K. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

The principal purpose of this proposal is to provide for an authorized capital structure of New Tempo that will enable it to continue as an operating company governed by the DGCL. Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs.

Vote Required for Approval

The approval of Organizational Documents Proposal A requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Organizational Documents Proposal A is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Organizational Documents Proposal A will have no effect, even if approved by holders of ordinary shares.

Recommendation of the ACE Board of Directors

THE ACE BOARD OF DIRECTORS RECOMMENDS THAT ACE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL A.

The existence of financial and personal interests of one or more of ACE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ACE and its shareholders and what he, she or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, ACE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Business Combination Proposal — Interests of ACE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL B — APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF NEW TEMPO AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS

Overview

Organizational Documents Proposal B — to authorize the Board to issue any or all shares of New Tempo preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by New Tempo’s board of directors and as may be permitted by the DGCL.

Assuming the Business Combination Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal B, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Tempo after the Business Combination.

If Organizational Documents Proposal A is approved, the number of authorized shares of preferred stock of New Tempo will be                 shares. Approval of this Organizational Documents Proposal B will allow for issuance of any or all of these shares of preferred stock from time to time at the discretion of the board of directors, as may be permitted by the DGCL, and without further stockholder action. The shares of preferred stock would be issuable for any proper corporate purpose, including, among other things, future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers, and directors, and in certain instances may be used as an antitakeover defense.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of New Tempo, copies of which are attached to this proxy statement/prospectus as Annex J and Annex K. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

Our board of directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Authorized but unissued preferred stock may enable the board of directors to render it more difficult or to discourage an attempt to obtain control of New Tempo and thereby protect continuity of or entrench its management, which may adversely affect the market price of New Tempo and its securities. If, in the due exercise of its fiduciary obligations, for example, the board of directors was to determine that a takeover proposal was not in the best interests of New Tempo, such preferred stock could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing New Tempo’s board of directors to issue the authorized preferred stock on its own volition will enable New Tempo to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. New Tempo currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.

Vote Required for Approval

The approval of Organizational Documents Proposal B requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Organizational Documents Proposal B is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Organizational Documents Proposal B will have no effect, even if approved by holders of ordinary shares.

Recommendation of the ACE Board of Directors

THE ACE BOARD OF DIRECTORS RECOMMENDS THAT ACE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL B.

The existence of financial and personal interests of one or more of ACE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ACE and its shareholders and what he, she or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, ACE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Business Combination Proposal — Interests of ACE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL C — APPROVAL OF PROPOSAL REGARDING ESTABLISHMENT OF A CLASSIFIED BOARD OF DIRECTORS

Overview

Organizational Documents Proposal C — to provide that New Tempo’s board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term.

Assuming the Business Combination Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal C, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Tempo after the Business Combination.

If Organizational Documents Proposal C is approved, New Tempo’s board of directors would reclassify. The term of office of the Class I directors will expire at the first annual meeting of stockholders following the initial classification of the board of directors and Class I directors will be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors will expire and Class II directors will be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors will expire and Class III directors will be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Subject to any limitations imposed by applicable law and subject to the special rights of the holders of any series of preferred stock to elect directors, any vacancy occurring in New Tempo for any reason, and any newly created directorship resulting from any increase in the authorized number of directors, will be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of New Tempo preferred stock), and not by the stockholders.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of New Tempo, copies of which are attached to this proxy statement/prospectus as Annex J and Annex K. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

Our board of directors believes that a classified board of directors in the best interest of New Tempo because it is designed to assure the continuity and stability of New Tempo’s leadership and policies by ensuring that at any given time a majority of the directors will have prior experience with New Tempo and, therefore, will be familiar with our business and operations. Our board of directors also believes that this classification will assist New Tempo in protecting the interests of stockholders in the event of an unsolicited offer for New Tempo by encouraging any potential acquirer to negotiate directly with New Tempo’s board of directors.

This proposal may increase the amount of time required for a takeover bidder to obtain control of New Tempo without the cooperation of New Tempo’s board of directors, even if the takeover bidder were to acquire a majority of the voting power of New Tempo’s outstanding voting stock. Without the ability to obtain immediate control of New Tempo’s board of directors, a takeover bidder will not be able to take action to remove other impediments to its acquisition of New Tempo. Thus, this amendment could discourage certain takeover attempts, perhaps including some takeovers that stockholders may feel would be in their best interests. Further, this amendment will make it more difficult for stockholders to change the majority composition of New Tempo’s board of directors, even if the stockholders believe such a change would be desirable. Because of the additional time required to change the control of New Tempo’s board of directors, this amendment could be viewed as tending to perpetuate present management.

Although this proposal could make it more difficult for a hostile bidder to acquire control over New Tempo, our board of directors believes that by forcing potential bidders to negotiate with New Tempo’s board of directors for a change of control transaction, New Tempo’s board of directors will be better able to maximize stockholder value in any change of control transaction.

Our board of directors is not aware of any present or threatened third-party plans to gain control of New Tempo, and this proposal is not being recommended in response to any such plan or threat. Rather, our board of directors is recommending this proposal as part of its review of New Tempo’s key governance mechanisms in connection with the Business Combination and to assist in assuring fair and equitable treatment for all of New Tempo’s stockholders in hostile takeover situations. The ACE board of directors has no present intention of soliciting a stockholder vote on any other proposals relating to a possible takeover of New Tempo.

Vote Required for Approval

The approval of Organizational Documents Proposal C requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Organizational Documents Proposal C is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Organizational Documents Proposal C will have no effect, even if approved by holders of ordinary shares.

Recommendation of the ACE Board of Directors

THE ACE BOARD OF DIRECTORS RECOMMENDS THAT ACE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL C.

The existence of financial and personal interests of one or more of ACE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ACE and its shareholders and what he, she or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, ACE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Business Combination Proposal — Interests of ACE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL D — APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED ORGANIZATIONAL DOCUMENTS

Overview

Organizational Documents Proposal D — to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex J and Annex K, respectively), including (1) changing the corporate name from “ACE Convergence Acquisition Corp.” to “Tempo Automation Holdings, Inc.,” (2) making New Tempo’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, (4) removing certain provisions related to ACE’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which ACE’s board of directors believes is necessary to adequately address the needs of New Tempo after the Business Combination, (5) providing that no action shall be taken by stockholders of New Tempo, except at an annual or special meeting of stockholders, (6) removing limitations on the corporate opportunity doctrine, (7) requiring the approval of the holders of 662∕3% of the then-outstanding capital stock of New Tempo to amend specified provisions of the Proposed Certificate of Incorporation, and (8) requiring the approval of the Board or the holders of 662∕3% of the then-outstanding capital stock of New Tempo to amend the Proposed Bylaws.

Assuming the Business Combination Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal D, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Tempo after the Business Combination.

The Proposed Organizational Documents stipulate that the Court of Chancery for the State of Delaware, which we refer to as the “Court of Chancery,” be the sole and exclusive forum (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) for any stockholder (including a beneficial owner) to bring (i) any derivative action, suit or proceeding brought on New Tempo’s behalf, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of New Tempo to New Tempo or New Tempo’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery, or (v) any action, suit or proceeding asserting a claim against New Tempo or any current or former director, officer or stockholder governed by the internal affairs doctrine. Notwithstanding the foregoing, this choice of forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, or the Securities Act. The Proposed Certificate of Incorporation further provides that, unless New Tempo consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

The Proposed Organizational Documents will not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of ACE’s operations should ACE not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Cayman Constitutional Documents) because following the consummation of the Merger, New Tempo will not be a blank check company.

Approval of each of the Organizational Documents Proposals, assuming approval of each of the other Condition Precedent Proposals, will result, upon the Domestication, in the wholesale replacement of the Cayman Constitutional Documents with New Tempo’s Proposed Organizational Documents. While certain material changes between the Cayman Constitutional Documents and the Proposed Organizational Documents have been unbundled into distinct organizational documents proposals or otherwise identified in this Organizational Documents Proposal D, there are other differences between the Cayman Constitutional Documents and Proposed Organizational Documents (arising from, among other things, differences between the Cayman Islands Companies Act and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval of the aforementioned related proposals and consummation of the Business Combination) if our shareholders approve this Organizational Documents Proposal D. Accordingly, we encourage shareholders to carefully review the terms of the Proposed Organizational Documents of New Tempo, attached hereto as Annex J and Annex K as well as the information provided in the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

Reasons for the Amendments

Corporate Name

Our board of directors believes that changing the post-business combination corporate name from “ACE Convergence Acquisition Corp.” to “Tempo Automation Holdings, Inc.” is desirable to reflect the Business Combination with Tempo and to clearly identify New Tempo as the publicly traded entity.

Perpetual Existence

Our board of directors believes that making New Tempo’s corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and our board of directors believes that it is the most appropriate period for New Tempo following the Business Combination.

Exclusive Forum

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New Tempo in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Our board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, New Tempo will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions; provided that these exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. The Proposed Certificate of Incorporation provides that, unless New Tempo consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. Due to the concurrent jurisdiction for federal and state courts created by Section 22 of the Securities Act over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce the exclusive forum provision. Investors also cannot waive compliance with the federal securities laws and the rules and regulations thereunder. See “Risk Factors — Additional Risks Related to Ownership of New Tempo Common Stock Following the Business Combination and New Tempo Operating as a Public Company — The Proposed Certificate of Incorporation will designate the Court of Chancery of the State of Delaware and the federal district courts of the United States of America as the exclusive forums for certain disputes between New Tempo and its stockholders, which will restrict such stockholders’ ability to choose the judicial forum for disputes with New Tempo or its directors, officers, or employees”.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the post-combination company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Charter and Bylaw Amendments

The Proposed Organizational Documents require the approval by affirmative vote of holders of at least 662∕3% of the voting power of New Tempo’s then-outstanding shares of capital stock entitled to vote in an election of directors to make any amendment to New Tempo’s bylaws not approved by the Board. The Proposed Organizational Documents require the approval by affirmative vote of holders of at least 662∕3% of the voting power of New Tempo’s then-outstanding shares of capital stock entitled to vote in an election of directors to make any amendment to certain provisions of New Tempo’s Proposed Certificate of Incorporation.

These provisions are intended to protect key provisions of the Proposed Bylaws and Proposed Certificate of Incorporation from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Stockholder Action by Written Consent

Permitting stockholder action by written consent would circumvent the usual process of allowing deliberation at a meeting of stockholders, would be contrary to principles of openness and good governance, and would have the potential to inappropriately disenfranchise stockholders, potentially permitting a small group of short-term, special interest or self-interested stockholders, who together hold a threshold amount of shares, and who do not owe any fiduciary responsibilities to other stockholders, to take important actions without the involvement of, and with little or no advance notice to, New Tempo or other stockholders. Allowing stockholder action by written consent would also deny all stockholders the right to receive accurate and complete information on a proposal in advance and to present their opinions and consider presentation of the opinions of New Tempo’s board of directors and other stockholders on a proposal before voting on a proposed action. The ACE board of directors believes that a meeting of stockholders, which provides all stockholders an opportunity to deliberate about a proposed action and vote their shares, is the most appropriate forum for stockholder action.

Corporate Opportunity Doctrine

The “corporate opportunity” doctrine provides that directors and officers of a corporation, as part of their duty of loyalty to the corporation and its stockholders, generally have a fiduciary duty to disclose opportunities to the corporation that are related to its business and are prohibited from pursuing those opportunities unless the corporation determines that it is not going to pursue them. Section 122(17) of the DGCL expressly permits Delaware corporations, such as New Tempo, to renounce any interest or expectancy of the corporation in certain business opportunities. ACE’s Cayman Constitutional Documents currently provide that certain business opportunities are not subject to the “corporate opportunity” doctrine. The Proposed Certificate of Incorporation will be silent on the issue of the application of the doctrine of corporate opportunity.

Provisions Related to Status as Blank Check Company

The elimination of certain provisions related to ACE’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Organizational Documents do not include the requirement to dissolve New Tempo and the default under the DGCL allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and ACE’s board of directors believes it is the most appropriate period for New Tempo following the Business Combination. In addition, certain other provisions in ACE’s current certificate require that proceeds from ACE’s initial public offering be held in the trust account until a business combination or liquidation of ACE has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Organizational Documents.

Vote Required for Approval

The approval of Organizational Documents Proposal D requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Organizational Documents Proposal D is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Organizational Documents Proposal D will have no effect, even if approved by holders of ordinary shares.

Recommendation of the ACE Board of Directors

THE ACE BOARD OF DIRECTORS RECOMMENDS THAT ACE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL D.

The existence of financial and personal interests of one or more of ACE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ACE and its shareholders and what he, she or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, ACE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Business Combination Proposal — Interests of ACE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DIRECTOR ELECTION PROPOSAL

Overview

The Director Election Proposal — to consider and vote upon a proposal, assuming the Business Combination Proposal, the Domestication Proposal and the Organizational Documents Proposals are approved, to elect directors who, upon consummation of the Business Combination, will be the directors of New Tempo (the “Director Election Proposal”). Under the Merger Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination.

Assuming the Business Combination Proposal, the Domestication Proposal and each of the Organizational Documents Proposals are approved, ACE’s shareholders are also being asked to approve, by ordinary resolution, the Director Election Proposal, to be effective as of the Closing.

Nominees

As contemplated by the Merger Agreement, the Board of New Tempo following consummation of the transaction will consist of up to nine directors, which will initially consist of seven directors that have been designated by Tempo (Joy Weiss,         ,          ,,,and) and two directors that have been designated by ACE (Behrooz Abdi and), and the members of which will thereafter be designated, nominated and elected as contemplated by the Proposed Organizational Documents.

Accordingly, Tempo’s board of directors has nominated each of Joy Weiss, Behrooz Abdi,       ,      ,      ,       , and       to serve as directors on the Board upon the consummation of the Business Combination, with Behrooz Abdi      to serve as the Chairperson of the Board, in each case, in accordance with the terms and subject to the conditions of the Proposed Organizational Documents. For more information on the experience of each of these director nominees, please see the section titled “Management of New Tempo Following the Business Combination” of this proxy statement/prospectus.

Under the Proposed Certificate of Incorporation, we expect to have a classified Board following the Business Combination, with three directors in Class I (expected to be      ,      and      ), three directors in Class II I (expected to be      ,      and      ) and three directors in Class III I (expected to be      ,      and      ).

Vote Required for Approval

The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

The Director Election Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Director Election Proposal will have no effect, even if approved by holders of ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the persons named below be elected to serve on New Tempo’s Board upon the consummation of the Business Combination.”

Name of Director

Recommendation of the ACE Board of Directors

THE ACE BOARD OF DIRECTORS RECOMMENDS THAT ACE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.

The existence of financial and personal interests of one or more of ACE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ACE and its shareholders and what he, she or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, ACE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Business Combination Proposal — Interests of ACE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

STOCK ISSUANCE PROPOSAL

Overview

The Stock Issuance Proposal — to consider and vote upon a proposal to approve by ordinary resolution, assuming the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Director Election Proposal are approved, for the purposes of complying with the applicable provisions of Rule 5635(a) of The Nasdaq Stock Market Listing Rules, the issuance, or reservation for future issuance, of shares of New Tempo common stock to (a) the PIPE Investors pursuant to the PIPE Investment, (b) the Tempo Stockholders pursuant to the Merger Agreement, (c) the eligible Advanced Circuits equityholders pursuant to the Advanced Circuits Merger Agreement and (d) the eligible Whizz equityholders pursuant to the Whizz Purchase Agreement (the “Stock Issuance Proposal”).

Assuming the Business Combination Proposal, the Domestication Proposal, each of the Organizational Documents Proposals and the Director Election Proposal are approved, ACE’s shareholders are also being asked to approve, by ordinary resolution, the Stock Issuance Proposal, to be effective prior to or substantially concurrently with the Closing.

Reasons for the Approval for Purposes of Nasdaq Listing Rule 5635

Under Nasdaq Listing Rule 5635(a)(1), shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Additionally, under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), The Nasdaq Stock Market has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lesser of the official Nasdaq closing price immediately before signing of the binding agreement and the average official Nasdaq closing price for the five trading days immediately preceding the signing of the binding agreement of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. If the Business Combination is completed pursuant to the Merger Agreement, ACE currently expects to issue an estimated 51,205,814 shares of New Tempo common stock (assuming that none of ACE’s outstanding public shares are redeemed), which includes (a) 34,205,814 shares of New Tempo common stock in connection with the Business Combination, (b) 7,000,000 shares of New Tempo common stock issued to eligible Advanced Circuits equityholders, (c) 1,800,000 shares of New Tempo common stock issuable to eligible Whizz equityholders and (d) 8,200,000 shares of New Tempo common stock issuable in connection with the PIPE Investment. This amount excludes the Tempo Earnout Shares and any earnout shares issuable to Advanced Circuits equityholders pursuant to the Advanced Circuits Merger Agreement and Whizz equityholders pursuant to the Whizz Purchase Agreement, respectively). For further details, see “Business Combination Proposal — The Merger Agreement — Consideration — Aggregate Merger Consideration.”

Additionally, pursuant to Nasdaq Listing Rule 5635(a)(2), when a Nasdaq-listed company proposes to issue securities in connection with the acquisition of the stock or assets of another company, shareholder approval is required if any director, officer or substantial shareholder of such company has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock (or securities convertible into or exercisable for common stock) could result in an increase in outstanding shares of common stock or voting power of 5% or more. Nasdaq Listing Rule 5635(e)(3) defines a substantial stockholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a Nasdaq-listed company. Because the Sponsor currently owns greater than 5% of ACE’s ordinary shares, the Sponsor is considered a substantial shareholder of

ACE under Nasdaq Listing Rule 5635(e)(3). For this reason, ACE is seeking the approval of ACE shareholders for the issuance of shares of New Tempo common stock pursuant in connection with the PIPE Investment.

In the event that this proposal is not approved by ACE shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by ACE shareholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of New Tempo common stock pursuant to the Merger Agreement, the PIPE Investment, the Advanced Circuits Merger Agreement and the Whizz Purchase Agreement, such shares of New Tempo common stock will not be issued.

Vote Required for Approval

The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

The Stock Issuance Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of Rule 5635 of the Nasdaq Rules, the issuance of shares of New Tempo common stock pursuant to the Merger Agreement, the PIPE Investment, Advanced Circuits Merger Agreement and Whizz Purchase Agreement, including to Tempo Stockholders, the PIPE Investors, the eligible Advanced Circuits equityholders and the eligible Whizz equityholders be approved in all respects.”

Recommendation of the ACE Board of Directors

THE ACE BOARD OF DIRECTORS RECOMMENDS THAT ACE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.

The existence of financial and personal interests of one or more of ACE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ACE and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ACE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Business Combination Proposal — Interests of ACE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

INCENTIVE AWARD PLAN PROPOSAL

Overview

The Incentive Award Plan Proposal — to consider and vote upon a proposal, assuming the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal and the Stock Issuance Proposal are approved, to approve the Tempo Automation Holdings, Inc. 2022 Incentive Award Plan (the “2022 Plan”) and the material terms thereunder (the “Incentive Award Plan Proposal”). Our board of directors approved and adopted the 2022 Plan, subject to stockholder approval. The 2022 Plan will become effective as of the date on which it is approved by our stockholders.

Assuming the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal and the Stock Issuance Proposal are approved, ACE’s shareholders are also being asked to approve, by ordinary resolution, the Incentive Award Plan Proposal.

Purpose of the 2022 Plan

The purpose of the 2022 Plan is to enhance New Tempo’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of stockholders by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in our company and providing a means of recognizing their contributions to the New Tempo’s success. Our board of directors believes that equity ownership opportunities and/or equity-linked compensatory opportunities are necessary to remain competitive in its industry and are essential to recruiting and retaining the highly qualified employees who help us meet our goals.

Summary of the 2022 Plan

The following summarizes the material terms of the 2022 Plan.

Administration.  The 2022 Plan administrator will be our board of directors, or any committee to whom the board of directors delegates such power or authority. The plan administrator has full authority to take all actions and to make all determinations required or provided for under the 2022 Plan and any award granted thereunder. The plan administrator also has full authority to determine who may receive awards under the 2022 Plan, the type, terms, and conditions of an award, the number of shares of common stock subject to the award or to which an award relates, and to make any other determination and take any other action that the plan administrator deems necessary or desirable for the administration of the 2022 Plan.

Share Reserve.  The initial number of shares of our common stock that may be issued pursuant to awards granted under the 2022 Plan will be of our fully-diluted shares of common stock as of the effective date of the Business Combination. Based on New Tempo’s anticipated common stock upon closing, this will be approximately       shares of New Tempo common stock, assuming no redemptions, or       shares of New Tempo common stock if all public shares are redeemed. In addition, on the first day of each calendar year beginning on January 1, 2023 and ending on (and including) January 1, 2032, the number of shares available for issuance under the 2021 Plan will be increased by a number of shares equal to the lesser of (i) of the aggregate shares outstanding as of December 31 of the immediately preceding calendar year, and such lesser number of shares as is determined by the board of directors, subject to adjustment by the plan administrator in the event of certain changes in our corporate structure, as described below. The maximum number of shares that may be granted with respect to incentive stock options (“ISOs”), under the 2022 Plan will be shares of common stock.

If an award under the 2022 Plan is forfeited, expires, is settled for cash or is repurchased at or below the price paid by the participant for such shares, any shares subject to such award may, to the extent of such forfeiture, expiration, cash settlement or repurchase, be used again or become available (as applicable) for new grants under the 2022 Plan. In addition, shares tendered or withheld to satisfy the exercise price or tax withholding obligation for any award granted under the 2022 Plan will again be or will become (as applicable) available for grants under the 2022 Plan. The payment of dividend equivalents in cash in conjunction with any awards under the 2022 Plan will not reduce the shares available for grant under the 2022 Plan. However, the following shares may not be used again for grant under the 2022 Plan: (i) shares subject to stock appreciation rights (“SARs”), that are not issued in connection with the stock settlement of the SAR on exercise, and (ii) shares purchased on the open market with the cash proceeds from the exercise of options.

Awards granted under the 2022 Plan upon the assumption of, or in substitution for, awards granted by an entity that merges or consolidates with us or our subsidiaries prior to such merger or consolidation will not reduce the shares available for grant under the 2022 Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.

The 2022 Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year may not exceed .

Eligibility.   Our directors, employees and consultants, and employees and consultants of our subsidiaries, will be eligible to receive awards under the 2022 Plan; however, ISOs may only be granted to employees of us or our parent or subsidiary corporations. Following the Closing, the New Tempo is expected to have approximately 5 directors, 656 employees and 5 consultants who will be eligible to receive awards under the 2022 Plan.

Types of Awards.   The 2022 Plan allows for the grant of awards in the form of: (i) ISOs; (ii) non-qualified stock options (“NSOs”); (iii) SARs; (iv) restricted stock; (v) restricted stock units (“RSUs”); (vi) dividend equivalents; and (vii) other stock and cash based awards.

●	Stock Options and SARs. The plan administrator may determine the number of shares to be covered by each option and/or SAR, the exercise price and such other terms, conditions, and limitations applicable to the vesting, exercise, term, and forfeiture of each option and/or SAR as it deems necessary or advisable. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. Options granted under the 2022 Plan may be either ISOs or NSOs. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of an option or SAR is determined by the plan administrator at the time of grant but shall not be less than 100% of the fair market value, or in the case of an employee who owns more than 10% of the Company, 110% of the fair market value on the day of such grant. Stock options and SARs may have a maximum term of ten years, or, in the case of ISOs, five years from the date of grant.
●	Restricted Stock. Restricted stock is an award of nontransferable shares of our common stock that are subject to certain vesting conditions and other restrictions. The plan administrator may determine the terms and conditions of restricted stock awards, including the number of shares awarded, the purchase price, if any, to be paid by the recipient, the time, if any, at which such restricted stock may be subject to forfeiture, the vesting schedule, if any, and any rights to acceleration thereof.
●	RSUs. RSUs are contractual promises to deliver cash or shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. The terms and conditions applicable to RSUs are determined by the plan administrator, subject to the conditions and limitations contained in the 2022 Plan.
●	Other Stock or Cash Based Awards. Other stock or cash based awards are awards of cash, fully vested shares of our common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.

●	Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Adjustments; Corporate Transactions.   In the event of certain changes in our corporate structure, including any dividend, distribution, combination, merger, recapitalization or other corporate transaction, the plan administrator may make appropriate adjustments to the terms and conditions of outstanding awards under the 2022 Plan to prevent dilution or enlargement of the benefits or intended benefits under the 2022 Plan, to facilitate the transaction or event or to give effect to applicable changes in law or accounting standards. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2022 Plan and outstanding awards granted thereunder. In the event of a change in control (as defined in the 2022 Plan), to the extent that the surviving entity declines to continue, convert, assume, or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction.

No Repricing.   Stockholder approval will not be required to reduce the exercise price of any stock option or SAR, cancel any stock option or SAR with an exercise price that is less than the fair market value of a share of common stock in exchange for cash, or cancel any stock option or SAR in exchange for options, SARs or other awards with an exercise price per share that is less than the exercise price per share of the stock options or SARs for which such new stock options or SARS are exchanged.

Amendment and Termination.   The board of directors may amend, suspend, or terminate the 2022 Plan at any time; provided that no amendment (other than an amendment that increases the number of shares reserved for issuance under the 2022 Plan) may materially and adversely affect any outstanding awards under the 2022 Plan without the affected participant’s consent. Stockholder approval will be required for any amendment to the 2022 Plan to increase the aggregate number of shares of common stock that may be issued under the 2022 Plan (other than due to adjustments as a result of corporate transactions), to the extent necessary to comply with applicable laws or for any amendment to increase the director limit. An ISO may not be granted under the 2022 Plan after ten (10) years from the earlier of the date the board of directors adopted the 2022 Plan or the date on which our shareholders approve the 2022 Plan.

Foreign Participants, Claw-Back Provisions and Transferability.   The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to any company claw-back policy as set forth in such claw-back policy or the applicable award agreement. Awards under the 2022 Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the 2022 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes, and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Non-Qualified Stock Options.   If an optionee is granted an NSO under the 2022 Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in our common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Incentive Stock Options.   A participant receiving ISOs should not recognize taxable income upon grant or at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We and our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

Other Awards.   The current federal income tax consequences of other awards authorized under the 2022 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Code Section 83(b) election); RSUs, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. We and our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Section 409A of the Code

Certain types of awards under the 2022 Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the 2022 Plan and awards granted under the 2022 Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the 2022 Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

New Plan Benefits

The benefits or amounts that may be received or allocated to participants under the 2022 Plan will be determined at the discretion of the plan administrator and are not currently determinable. The closing price of our Class A ordinary shares as of November 8, 2021 was $9.95 per share.

Interests of ACE’s Directors and Officers in the Incentive Award Plan Proposal

When you consider the recommendation of the ACE board of directors in favor of approval of the 2022 Plan, you should keep in mind that certain of ACE’s directors and executive officers have interests in the 2022 Plan that are different from, or in addition to, your interests as a shareholder. For more information about the interests of ACE’s directors and executive officers in the Business Combination, see the section titled “Business Combination Proposal — Interests of ACE’s Directors and Executive Officers in the Business Combination.”

Vote Required for Approval

The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

The Incentive Award Plan Proposal is conditioned on the approval and adoption of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Incentive Award Plan Proposal will have no effect, even if approved by holders of ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the 2022 Plan, including the authorization of the initial share reserve under the 2022 Plan, be approved in all respects.”

Recommendation of the ACE Board of Directors

THE ACE BOARD OF DIRECTORS RECOMMENDS THAT ACE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE AWARD PLAN PROPOSAL.

The existence of financial and personal interests of one or more of ACE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ACE and its shareholders and what he, she or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, ACE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Business Combination Proposal — Interests of ACE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ESPP PROPOSAL

Overview

The ESPP Proposal — to consider and vote upon a proposal, assuming the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal and the Stock Issuance Proposal are approved, to approve the Tempo Automation Holdings, Inc. 2022 Employee Stock Purchase Plan (the “ESPP”), and the material terms thereunder (the “ESPP Proposal”). Our board of directors approved and adopted the ESPP, subject to shareholder approval. The ESPP will become effective as of the date on which it is approved by our shareholders.

Assuming the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal and the Stock Issuance Proposal are approved, ACE’s shareholders are also being asked to approve, by ordinary resolution, the ESPP Proposal.

Purpose of the ESPP

The purpose of the ESPP is to provide New Tempo’s employees with the opportunity to purchase our common stock through accumulated payroll deductions. We believe that the ESPP is a key factor in retaining our existing employees, recruiting, and retaining new employees and aligning the interests of our employees with those of our stockholders.

Summary of the ESPP

The following summarizes the material terms of the ESPP.

The ESPP is comprised of two distinct components in order to provide increased flexibility to grant purchase rights under the ESPP to U.S. and to non-U.S. employees. Specifically, the ESPP authorizes (1) the grant of purchase rights to U.S. employees that are intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Code (the “Section 423 Component”), and (2) the grant of purchase rights that are not intended to be tax-qualified under Section 423 of the Code to facilitate participation for employees located outside of the United States who do not benefit from favorable U.S. tax treatment and to provide flexibility to comply with non-U.S. law and other considerations (the “Non-Section 423 Component”). Where possible under local law and custom, we expect that the Non-Section 423 Component generally will be operated and administered on terms and conditions similar to the Section 423 Component.

Administration.  The compensation committee of our board of directors, or any other committee to whom the board of directors delegates such power or authority, will serve as the administrator of the ESPP. The plan administrator may delegate administrative tasks under the ESPP to agents or employees to assist in the administration of the ESPP. Subject to the terms and conditions of the ESPP, the plan administrator has the authority to determine when rights to purchase shares will be offered and the provisions of each offering under the ESPP, to determine which subsidiaries will participate as “designated subsidiaries” in the ESPP (including in the Non-Section 423 and the Section 423 Components), and to make all other determinations and to take all other actions necessary or advisable for the administration of the ESPP. The plan administrator is also authorized to establish, amend, or revoke rules relating to administration of the ESPP and to adopt annexes or sub-plans that apply to certain participating subsidiaries or jurisdictions.

Share Reserve.  The initial number of shares of our common stock that may be issued pursuant to rights granted under the ESPP will equal % of our fully-diluted shares of common stock as of the effective date of the Business Combination. Based on New Tempo’s anticipated common stock upon the Closing, this will be approximately shares of New Tempo common stock, assuming no redemptions, or shares of New Tempo common stock if all public shares are redeemed. In addition, on the first day of each calendar year beginning on January 1, 2023 and ending on (and including) January 1, 2032, the number of shares available for issuance under the ESPP will be increased by a number of shares equal to the lesser of (i)  % of the shares outstanding (on an as-converted basis) on the final day of the immediately preceding calendar year, and (ii) such smaller number of shares as determined by the board of directors. If any right granted under the ESPP terminates for any reason without having been exercised, the shares subject thereto that are not purchased under such right will again be available for issuance under the ESPP. Notwithstanding the foregoing, no more than shares of common stock may be issued under the Section 423 Component of the ESPP.

Eligible Employees.  Employees eligible to participate in the ESPP for a given offering generally include employees who are employed by us or one of our designated subsidiaries on the first trading day of the offering period, or the enrollment date. However, an employee who owns (or is deemed to own through attribution) 5% or more of the combined voting power or value of all classes of our or one of our subsidiaries’ stock will not be allowed to participate in the ESPP (unless otherwise required under applicable law). In addition, the plan administrator may provide that an employee may not be eligible to participate in an offering under the Section 423 Component if the employee is a citizen or resident of a non-U.S. jurisdiction and the grant of a right to purchase shares would be prohibited under applicable law or would cause the Section 423 Component (or any offering thereunder) to violate the requirements of Section 423 of the Code. Additionally, the plan administrator may provide that certain highly compensated, seasonal and/or part-time employees may not be eligible to participate in an offering or, with respect to offerings under the Non-Section 423 Component, that only certain employees are eligible to participate in such offerings (regardless of the foregoing rules).

Following the Closing, New Tempo is expected to have approximately 660 employees who are eligible to participate in the ESPP.

Participation.  Employees may become participants in the ESPP for an offering period by completing a subscription agreement prior to the enrollment date of the applicable offering period, which will designate a whole percentage or fixed dollar amount of the employee’s compensation to be withheld by us as payroll deductions under the ESPP during the offering period.

Offerings; Purchase Periods

●	Offerings; Purchase Periods. Under the ESPP, participants are offered the right to purchase shares of our common stock at a discount during a series of offering periods. The length of the offering periods under the ESPP will be determined by the plan administrator and may be up to twenty-seven (27) months long. Accumulated employee payroll deductions will be used to purchase shares of our common stock on each purchase date during an offering period. The number of purchase periods within, and purchase dates during, each offering will be established by the plan administrator, but in no event will any purchase period exceed six (6) months. Offering periods under the ESPP will commence when determined by the plan administrator. The plan administrator may, in its discretion, modify the terms of future offerings.
●	Enrollment and Contributions. The ESPP permits participants to purchase our common stock through payroll deductions of a whole percentage of their eligible compensation, which may not be less than 1% and may be up to a maximum percentage determined by the plan administrator (which, in the absence of a contrary designation, will be % of eligible compensation). The plan administrator will establish a maximum number of shares that may be purchased by a participant during any offering period or purchase period, which, in the absence of a contrary designation, will be shares for an offering period and shares for a purchase period. In addition, a participant may not, with respect to the Section 423 Component, subscribe for more than worth of shares under the ESPP per calendar year in which such rights to purchase stock are outstanding (considered together with any other ESPP maintained by us or certain parent or subsidiary entities) based on the fair market value of the shares at the time the purchase right is granted.
●	Purchase Rights. On the first trading day of each offering period, each participant will automatically be granted an option to purchase shares of our common stock. Unless a participant has previously withdrawn his or her participation in, or has otherwise become ineligible to participate in, the ESPP prior to any applicable purchase date, the option will be exercised on the applicable purchase date(s) during the offering period to the extent of the payroll deductions accumulated during the offering period. The participant will purchase the maximum number of whole shares of our common stock that his or her accumulated payroll deductions will buy at the purchase price, subject to the participation limitations described above, and any fractional shares will be credited to the participant’s account and carried forward and applied toward the purchase of whole shares on the next purchase date.

●	Purchase Price. The purchase price for each offering period will be designated by the plan administrator in the applicable offering document (which purchase price, for purposes of the Section 423 Component, will not be less than % of the closing trading price of a share of our common stock on the enrollment date or purchase date of the applicable offering period, whichever is lower) or, in the absence of a designation by the plan administrator, the purchase price will be the lower of % of the closing trading price per share of our common stock on the enrollment date of the applicable offering period or % of the closing trading price per share on the applicable purchase date, which will be the last trading day of each purchase period.
●	Payroll Deduction Changes; Withdrawals; Terminations of Employment. A participant may decrease his or her payroll deduction elections once during any purchase period, and to suspend his or her payroll deductions twice during any purchase period. In addition, a participant may withdraw his or her participation from the ESPP at any time by submitting written notice to us at least two calendar weeks prior to the end of the then-current purchase period for the offering in which such participant is enrolled. Upon any withdrawal, the participant will receive a refund of the participant’s account balance in cash, and his or her payroll deductions shall cease. Participation in the ESPP ends automatically upon a participant’s termination of employment.

Transfer Restrictions.   A participant may not transfer (other than by will or the laws of descent and distribution) any right granted under the ESPP and, during a participant’s lifetime, purchase rights granted under the ESPP shall be exercisable only by such participant.

Adjustments; Changes in Capitalization.  In the event of certain transactions or events affecting our common stock, such as any stock dividend or other distribution, change in control, reorganization, merger, consolidation, or other corporate transaction, the ESPP administrator will make equitable adjustments to the ESPP and outstanding rights. In addition, in the event of the foregoing transactions or events or certain significant transactions, including a change in control or change in applicable law or accounting principles, the plan administrator may, in order to prevent the dilution of enlargement of intended benefits under the ESPP or facilitate or give effect to such transactions, events or changes, provide for one or more of the following: (i) either the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for cash, (ii) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, (iii) the adjustment in the number and type of shares of stock subject to outstanding rights, (iv) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (v) the termination of all outstanding rights.

Amendment and Termination.  The plan administrator may amend, suspend, or terminate the ESPP at any time, subject to stockholder approval to increase the number (or change the type) of securities that may be issued under the ESPP or as otherwise required under Section 423 of the Code.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to participation in the ESPP. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Section 423 Component.   The Section 423 Component of the ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.

For federal income tax purposes, a participant in the Section 423 Component of the ESPP generally will not recognize taxable income on the grant of an option under the ESPP, nor will we be entitled to any deduction at that time. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise.

If stock acquired upon exercise of an option acquired under the Section 423 Component of the ESPP is held for a minimum of two years from the date of grant and one year from the date of exercise, the participant (or the participant’s estate) will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition (or death) over the purchase price or (ii) the excess of the fair market value of the shares on the date the option was granted over the purchase price. Any additional gain will be treated as long-term capital gain.

If the holding period requirements are not met, the participant will recognize ordinary income at the time of the disposition equal to the excess of the fair market value of the shares on the date the option is exercised over the purchase price, with any remaining gain or loss being treated as capital gain or capital loss. However, if the holding period requirements are not met and the amount realized at the time of disposition is less than the fair market value of the shares at the time of exercise, the participant will recognize ordinary income to the extent of the excess of the fair market value of such shares on the date the option was exercised over the purchase price for such shares, and a capital loss to the extent the fair market value of such shares on the exercise date exceeds the amount realized upon disposition.

We or our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an option or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

Non-Section 423 Component.   The Non-Section 423 Component of the ESPP is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Accordingly, certain tax benefits available to participants in a Section 423 plan are not available under the Non-Section 423 Component of the ESPP.

For federal income tax purposes, a participant in the Non-Section 423 Component of the ESPP generally will not recognize taxable income on the grant of an option under the ESPP, nor will we be entitled to any deduction at that time. Upon the exercise of an ESPP option, a participant will recognize ordinary income, and we will be entitled to a corresponding deduction, in an amount equal to the difference between the fair market value of the shares of our common stock on the exercise date and the purchase price paid for the shares. A participant’s basis in shares of our common stock received on exercise, for purposes of determining the participant’s gain or loss on subsequent disposition of such shares of our common stock, generally, will be the fair market value of the shares of our common stock on the date the participant exercises his or her option.

Upon the subsequent sale of the shares acquired upon the exercise of an option acquired under the Non-Section 423 Component of the ESPP, the participant will recognize capital gain or loss (long-term or short-term, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them).

We or our subsidiaries or affiliates will generally be entitled to a federal income tax deduction upon the exercise of the option to the extent that the participant recognizes ordinary income.

New Plan Benefits

Because the number of shares that may be purchased under the ESPP will depend on each employee’s voluntary election to participate and on the fair market value of our common stock at various future dates, the actual number of shares that may be purchased by any individual cannot be determined in advance. The closing price of our Class A ordinary shares as of , 2022 was $ per share.

Vote Required for Approval

The approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

The ESPP Proposal is conditioned on the approval and adoption of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the ESPP Proposal will have no effect, even if approved by holders of ordinary shares.

Interests of ACE’s Directors and Officers in the ESPP Proposal

When you consider the recommendation of the ACE board of directors in favor of approval of the ESPP, you should keep in mind that certain of ACE’s directors and executive officers have interests in the ESPP that are different from, or in addition to, your interests as a shareholder. For more information about the interests of ACE’s directors and executive officers in the Business Combination, see the section titled “Business Combination Proposal — Interests of ACE’s Directors and Executive Officers in the Business Combination.”

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the ESPP, including the authorization of the initial share reserve under the ESPP, be approved in all respects.”

Recommendation of the ACE Board of Directors

THE ACE BOARD OF DIRECTORS RECOMMENDS THAT ACE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

The existence of financial and personal interests of one or more of ACE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ACE and its shareholders and what he, she or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, ACE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Business Combination Proposal — Interests of ACE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADJOURNMENT PROPOSAL

The Adjournment Proposal allows ACE’s board of directors to submit a proposal, to be effective as of the date of the extraordinary general meeting, to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the Sponsor and New Tempo and their respective stockholders to make purchases of ordinary shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the extraordinary general meeting. See “Business Combination Proposal — Interests of ACE’s Directors and Executive Officers in the Business Combination.”

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, ACE’s board of directors may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

The Adjournment Proposal is not conditioned upon any other proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting be approved.”

Recommendation of the ACE Board of Directors

THE ACE BOARD OF DIRECTORS RECOMMENDS THAT ACE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of ACE’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ACE and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, ACE’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Business Combination Proposal — Interests of ACE’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of U.S. federal income tax considerations generally applicable to holders of ACE Class A ordinary shares and warrants of the Domestication and exercise of redemption rights. This section applies only to ACE shareholders that hold their ACE Class A ordinary shares or warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status including:

●	financial institutions or financial services entities;
●	broker-dealers;
●	taxpayers that are subject to the mark-to-market accounting rules;
●	tax-exempt entities;
●	governments or agencies or instrumentalities thereof;
●	insurance companies;
●	regulated investment companies or real estate investment trusts;
●	expatriates or former long-term residents of the United States;
●	persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares, except as specifically discussed under the caption heading “— Effects of Section 367 to U.S. Holders”;
●	persons that acquired our securities pursuant to an exercise of employee share options or upon payout of a restricted stock unit, in connection with employee share incentive plans or otherwise as compensation;
●	persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;
●	persons whose functional currency is not the U.S. dollar;
●	controlled foreign corporations; or
●	passive foreign investment companies.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

We have not and do not intend to seek any rulings from the IRS regarding the Domestication or an exercise of redemption rights. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds ACE Class A ordinary shares or warrants, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any ACE Class A ordinary shares or warrants and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Domestication and an exercise of redemption rights to them.

EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS AND THE MERGER, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. HOLDERS

As used herein, a “U.S. Holder” is a beneficial owner of ACE Class A ordinary shares or warrants who or that is, for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States,
●	a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia,
●	an estate whose income is subject to U.S. federal income tax regardless of its source, or
●	a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Effects of the Domestication to U.S. Holders

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, ACE will change its jurisdiction of incorporation from the Cayman Islands to Delaware.

It is intended that the Domestication qualify as an F Reorganization. Assuming the Domestication qualifies as an F Reorganization, U.S. Holders of ACE Class A ordinary shares or warrants will generally not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided below under the caption headings “— Effects of Section 367 to U.S. Holders” and “— PFIC Considerations,” and the Domestication will generally be treated for U.S. federal income tax purposes as if ACE (i) transferred all of its assets and liabilities to New Tempo in exchange for all of the outstanding common stock and warrants of New Tempo; and (ii) then distributed the common stock and warrants of New Tempo the holders of securities of ACE in liquidation of ACE. The taxable year of ACE will be deemed to end on the date of the Domestication. The remaining discussion under this section assumes that the Domestication qualifies as an F Reorganization.

Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to ACE Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All holders considering exercising redemption rights with respect to their public shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

Basis and Holding Period Considerations

Assuming the Domestication qualifies as an F Reorganization: (i) the tax basis of a share of New Tempo common stock or warrant received by a U.S. Holder in the Domestication will generally equal the U.S. Holder’s tax basis in the ACE Class A ordinary share or warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of

Section 367 of the Code (as discussed below) and (ii) the holding period for a share of New Tempo common stock or warrant received by a U.S. Holder will generally include such U.S. Holder’s holding period for the ACE Class A ordinary share or warrant surrendered in exchange therefor.

Effects of Section 367 to U.S. Holders

Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in an F Reorganization. Section 367 of the Code imposes United States federal income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur immediately prior to the redemption of holders that exercise redemption rights with respect to ACE Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication.

A. “U.S. Shareholders” of ACE

A U.S. Holder who, on the date of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of ACE stock entitled to vote or 10% or more of the total value of all classes of ACE stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the ACE Class A ordinary shares it directly owns, within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of ACE warrants will be taken into account in determining whether such U.S. Holder is a U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A U.S. Shareholder’s all earnings and profits amount with respect to its ACE Class A ordinary shares is the net positive earnings and profits of ACE (as determined under Treasury Regulations under Section 367) attributable to such ACE Class A ordinary shares (as determined under Treasury Regulations under Section 367) but without regard to any gain that would be realized on a sale or exchange of such ACE Class A ordinary shares. Treasury Regulations under Section 367 provide that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

ACE does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If ACE’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a U.S. Holder should not be required to include in gross income an all earnings and profits amount with respect to its ACE Class A ordinary shares. It is possible, however, that the amount of ACE’s cumulative net earnings and profits may be greater than expected through the date of the Domestication in which case a U.S. Shareholder would be required to include all of its earnings and profits amount in income as a deemed dividend under Treasury Regulations under Section 367 as a result of the Domestication.

B. U.S. Holders that Own Less Than 10 Percent of ACE

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) ACE Class A ordinary shares with a fair market value of $50,000 or more and is not a U.S. Shareholder will recognize gain (but not loss) with respect to its Class A ordinary shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such holder’s ACE Class A ordinary shares as described below.

Unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to New Tempo common stock received in the Domestication in an amount equal to the excess of the fair market value of such New Tempo common stock over the U.S. Holder’s adjusted tax basis in the ACE Class A ordinary shares deemed surrendered in exchange therefor.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the all earnings and profits amount attributable to its ACE Class A ordinary shares under Section 367(b). There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)	a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);
(ii)	a complete description of the Domestication;
(iii)	a description of any stock, securities or other consideration transferred or received in the Domestication;
(iv)	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;
(v)	a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from ACE establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s ACE Class A ordinary shares and (B) a representation that the U.S. Holder has notified ACE (or New Tempo) that the U.S. Holder is making the election; and
(vi)	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to ACE or New Tempo no later than the date such tax return is filed. In connection with this election, ACE intends to provide each U.S. Holder eligible to make such an election with information regarding ACE’s earnings and profits upon request.

ACE does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that ACE had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an all earnings and profits amount with respect to its ACE Class A ordinary shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Domestication.

EACH U.S. HOLDER IS URGED TO CONSULT THEIR TAX ADVISOR REGARDING WHEN AND WHETHER TO MAKE THIS ELECTION AND, IF THE ELECTION IS DETERMINED TO BE ADVISABLE, THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO THIS ELECTION AND THE CONSEQUENCES TO THEM OF MAKING AN ELECTION.

C. U.S. Holders that Own ACE Class A Ordinary Shares with a Fair Market Value of Less Than $50,000

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) ACE Class A ordinary shares with a fair market value less than $50,000 will generally not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication, and will generally not be required to include any part of the all earnings and profits amount in income.

Tax Consequences for U.S. Holders of Warrants

Subject to the considerations described above relating to a U.S. Holder’s ownership of warrants being taken into account in determining whether such U.S. Holder is a U.S. Shareholder for purposes of

Section 367(b) of the Code, and the considerations described below relating to PFIC considerations, a U.S. Holder of warrants should not be subject to U.S. federal income tax with respect to the exchange of warrants for newly issued warrants in the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

PFIC Considerations

In addition to the discussion under the heading “— Effects of Section 367 to U.S. Holders” above, the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.

A. Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year) are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, interest income earned by ACE would be considered to be passive income and cash held by ACE would be considered to be a passive asset.

B. PFIC Status of ACE

Based upon the composition of its income and assets, and upon a review of its financial statements, ACE believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2020 and will likely be considered a PFIC for its current taxable year which ends as a result of the Domestication.

C. Effects of PFIC Rules on the Domestication

As discussed above, ACE believes that it is likely classified as a PFIC for U.S. federal income tax purposes. Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person who disposes of stock of a PFIC (including for this purpose exchanging warrants for newly issued warrants in the Domestication) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of ACE Class A ordinary shares and warrants upon the Domestication if:

(i)	ACE was classified as a PFIC at any time during such U.S. Holder’s holding period in such ACE Class A ordinary shares or warrants, and
(ii)	the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such ACE Class A ordinary shares or in which ACE was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) a mark-to- market election (as defined below) with respect to such ACE Class A ordinary shares. Generally, regulations provide that neither election applies to warrants. The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of ACE.

Under these rules:

●	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s ACE Class A ordinary shares or warrants;
●	the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which ACE was a PFIC, will be taxed as ordinary income;

●	the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and
●	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

Any “all earnings and profits amount” included in income by a U.S. Holder as a result of the Domestication (discussed under the heading “— Effects of Section 367 to U.S. Holders” above) would generally be treated as gain subject to these rules.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply. Therefore, U.S. Holders of ACE Class A ordinary shares that have not made a timely QEF Election (or a QEF Election along with a purging election) or a mark-to-market election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their ACE Class A ordinary shares and warrants under the PFIC rules in the manner set forth above. An Electing Shareholder (as defined below) would generally not be subject to the adverse PFIC rules discussed above with respect to their ACE Class A ordinary shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of ACE, whether or not such amounts are actually distributed.

The application of the PFIC rules to ACE warrants is unclear. A proposed Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include an ACE warrant) to acquire the stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under the PFIC rules provides that the QEF Election does not apply to options and no mark-to-market election (as defined below) is currently available with respect to options. Therefore, it is possible that the proposed Treasury Regulations if finalized in their current form would apply to cause gain recognition on the exchange of ACE warrants for New Tempo warrants pursuant to the Domestication.

Any gain recognized by a U.S. Holder of ACE Class A ordinary shares or warrants as a result of the Domestication pursuant to PFIC rules would be taxable income to such U.S. Holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

D. QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of ACE Class A ordinary shares (but not warrants) will depend on whether the U.S. Holder has made a timely and effective election to treat ACE as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of ACE Class A ordinary shares during which ACE qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the U.S. Holder’s ACE Class A ordinary shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. Holder would have a new basis and holding period in its ACE Class A ordinary shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

A U.S. Holder’s ability to make a QEF Election (or a QEF Election along with a purging election) with respect to ACE is contingent upon, among other things, the provision by ACE of a “PFIC Annual Information Statement” to such U.S. Holder. If ACE determines that it is a PFIC for any taxable year, it will endeavor to provide PFIC Annual Information Statements to U.S. Holders of ACE Class A ordinary shares, upon request. There is no assurance, however, that ACE will timely provide such information. A U.S. Holder that made a QEF Election (or a QEF Election along with a purging election) may be referred to as an “Electing Shareholder” and a U.S. Holder that did not make a QEF Election may be referred to as a “Non-Electing Shareholder.” As discussed further above, a U.S. Holder is not able to make a QEF Election with respect to ACE warrants.

The impact of the PFIC rules on a U.S. Holder of ACE Class A ordinary shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value (a “mark-to-market election”). No assurance can be given that the ACE Class A ordinary shares are considered to be marketable stock for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of its holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to Class A ordinary shares. A mark-to-market election is not available with respect to warrants.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Effects to U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a U.S. Holder of ACE Class A ordinary shares (which were exchanged for New Tempo common stock in the Domestication) that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its New Tempo common stock will depend on whether the redemption qualifies as a sale of New Tempo’s common stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s New Tempo common stock redeemed, such U.S. Holder will generally recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in New Tempo’s common stock redeemed.

The redemption of New Tempo common stock will generally qualify as a sale of New Tempo’s common stock redeemed if such redemption (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.

For purposes of such tests, a U.S. Holder takes into account not only New Tempo common stock actually owned by such U.S. Holder, but also shares of New Tempo common stock that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to New Tempo common stock owned directly, New Tempo common stock owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any New Tempo common stock such U.S. Holder has a right to acquire by exercise of an option, which would generally include New Tempo common stock which could be acquired pursuant to the exercise of the warrants.

The redemption of New Tempo common stock will generally be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of New Tempo outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of New Tempo outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption. There will be a complete termination of such U.S. Holder’s interest if either (i) all of New Tempo’s common stock actually or constructively owned by such U.S. Holder is redeemed or (ii) all of New Tempo’s common stock actually owned by such U.S. Holder is redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of New Tempo’s common stock owned by certain family members and such U.S. Holder does not constructively own any other New Tempo shares. The redemption of New Tempo common stock will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in New Tempo. Whether the redemption will result in a meaningful reduction in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to New Tempo’s common stock. Such distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of New Tempo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of any such earnings and profits will generally be applied against and reduce the U.S. Holder’s basis in its other New Tempo common stock (but not below zero) and, to the extent in excess of such basis, will be treated as capital gain from the sale or exchange of such redeemed shares. After the application of those rules, any remaining tax basis of the U.S. Holder in New Tempo’s common stock redeemed will generally be added to the U.S. Holder’s adjusted tax basis in its remaining New Tempo common stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its warrants or possibly in other New Tempo common stock constructively owned by such U.S. Holder.

Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication (discussed further above).

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR NEW TEMPO COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

NON-U.S. HOLDERS

As used herein, a “non-U.S. Holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of public shares or warrants that is not a U.S. Holder.

Effects of the Domestication to Non-U.S. Holders

We do not expect the Domestication to result in any U.S. federal income tax consequences to non-U.S. Holders of New Tempo common stock and warrants.

The following describes U.S. federal income tax considerations relating to the ownership and disposition of New Tempo common stock and warrants by a non-U.S. Holder after the Domestication.

Distributions

In general, any distributions made to a non-U.S. Holder with respect to New Tempo common stock, to the extent paid out of New Tempo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its New Tempo common stock and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such New Tempo common stock, which will be treated as described under “— Sale, Exchange or Other Disposition of New Tempo common stock and Warrants” below.

Dividends paid by New Tempo to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Sale, Exchange or Other Disposition of New Tempo common stock and Warrants

A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of New Tempo common stock or warrants unless:

(i)	such non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;
(ii)	the gain is effectively connected with a trade or business of such non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and any such gain of a non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or
(iii)	New Tempo is or has been a U.S. real property holding corporation at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period and either (A) New Tempo’s common stock has ceased to be regularly traded on an established securities market or (B) such non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period, more than 5% of outstanding New Tempo common stock.

If the third bullet point above applies to a non-U.S. Holder, gain recognized by such non-U.S. holder on the sale, exchange or other disposition of New Tempo common stock or warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such New Tempo common stock or warrants from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a U.S. real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. New Tempo does not expect to be classified as a U.S. real property holding corporation immediately following the Business Combination. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether New Tempo will be a U.S. real property holding corporation with respect to a non-U.S. holder following the Business Combination or at any future time.

Effects to Non-U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a non-U.S. Holder of New Tempo common stock that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its New Tempo common stock will depend on whether the redemption qualifies as a sale of New Tempo’s common stock redeemed, as described above under “U.S. Holders — Effects to U.S. Holders of Exercising Redemption Rights.” If such a redemption qualifies as a sale of New Tempo common stock, the U.S. federal income tax consequences to the non-U.S. Holder will be as described above under “Non-U.S. Holders — Sale, Exchange or Other Disposition of New Tempo common stock and Warrants.” If such a redemption does not qualify as a sale of New Tempo common stock, the non-U.S. Holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described above under “Non-U.S. Holders — Distributions.” Because the treatment of a redemption may not be certain or determinable at the time of redemption, redeemed non-U.S. Holders may be subject to withholding tax on the gross amount received in such redemption. Non-U.S. Holders may be exempt from such withholding tax if they are able to properly certify that they meet the requirements of an applicable exemption (e.g., because such non-U.S. Holders are not treated as receiving a dividend under the Section 302 tests described above under “U.S. Holders — Effects to U.S. Holders of Exercising Redemption Rights”).

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of securities (including New Tempo common stock or warrants) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which New Tempo common stock or warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of New Tempo common stock or warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in New Tempo common stock or warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the Final Rule, Release No. 33-10786, “Amendments to the Financial Disclosures about Acquired and Disposed Businesses.” The unaudited pro forma condensed combined financial information presents the pro forma effects of the Business Combination, which includes:

●	The Domestication of ACE as a Delaware corporation; and
●	The Merger, including:
●	The Tempo Add-On Acquisitions
●	The PIPE Investment
●	The Convertible Note Investment and Other Financing

ACE is a blank check company incorporated as a Cayman Islands exempted company in March 2020. The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On July 30, 2020, the Company consummated its IPO generating gross proceeds of $230.0 million. Simultaneously with the closing of the IPO, the Company consummated the sale of 6,600,000 private placement warrants at a purchase price of $1.00 per private placement warrant in a private placement to the Company’s sponsor, ACE Convergence Acquisition LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of $6.6 million.

Tempo, incorporated in the State of Delaware in 2013, is a leading software-accelerated electronics manufacturer that aims to transform the product development process for the world’s innovators. The Company is primarily concerned with applying software to the printed circuit board assembly process.

Advanced Circuits was incorporated in the State of Delaware in 2005, and includes the wholly owned subsidiaries, Advanced Circuits, Inc., Circuit Express, Inc. (“CEI”) and Universal Circuits, LLC. Advanced Circuits is a subsidiary of Compass Group Diversified Holdings, LLC (“CODI”), which is listed on the New York Stock Exchange under the symbol “CODI.” Advanced Circuits’ principal business activity is the marketing, sales and manufacturing of printed circuit boards within the United States.

Whizz was formed in 1999 and is a premier manufacturer of prototype and on-demand printed circuit board assemblies (“PCBA”), as well as a provider of engineering design services. Whizz supports customers throughout their entire product development process.

Description of the Business Combination

The Domestication — As part of the Business Combination, subject to the approval of ACE’s shareholders, ACE will effect a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the DGCL (the “Domestication” and ACE, immediately after the Domestication, “Domesticated ACE”).

In connection with the Domestication, (i) each then issued and outstanding Class A ordinary share of ACE will convert automatically, on a one-for-one basis, into one share of common stock of Domesticated ACE, (ii) each then issued and outstanding Class B ordinary share of ACE, par value $0.0001 per share, will convert automatically, on a one-for-one basis, into one share of common stock of Domesticated ACE; (iii) each then issued and outstanding ACE warrants will convert automatically into a warrant to purchase shares of common stock of Domesticated ACE and (iv) each then issued and outstanding unit of ACE will be cancelled and will entitle the holder thereof to one share of common stock of Domesticated ACE and one-half of one Domesticated ACE warrant. Upon effectiveness of the Domestication, ACE will change its name to “Tempo Automation Holdings, Inc.”

The Merger — On October 13, 2021, Tempo entered into an agreement and plan of merger with ACE and Merger Sub. Merger Sub will merge with and into Tempo following which the separate corporate existence of Merger Sub will cease, and Tempo will be the surviving corporation and a wholly owned subsidiary of New Tempo. As a consequence of the Merger, or as a condition to closing of the Merger, the following is anticipated to occur

●	Tempo Add-On Acquisitions — On August 13, 2021, Tempo entered into the Whizz Purchase Agreement, and on October 13, 2021, Tempo entered into the Advanced Circuits Merger Agreement, pursuant to which, and on the terms and subject to the conditions of which, Tempo will acquire all of the outstanding shares of capital stock of each of Whizz and Advanced Circuits immediately following the Closing, such acquisitions being the “Tempo Add-On Acquisitions.” In exchange, ACE will pay or issue to eligible Whizz equityholders and Advanced Circuits equityholders their respective pro rata portion of the Whizz Consideration or the Advanced Circuits Consideration, as defined in the Merger Agreement.

The equity exchange and financing related matters associated with the Business Combination is summarized as follows:

i.	Prior to or as of the Closing, each share of Tempo Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock will convert into one share of Tempo common stock.
ii.	Prior to the Closing, Tempo will use its commercially reasonable efforts to cause the holder of each outstanding and unexercised warrant of Tempo to exercise such warrants in exchange for shares of Tempo common stock, and, at Closing, each Tempo warrant that remains outstanding and unexercised will be converted into a New Tempo warrant, with the number of shares of New Tempo common stock subject to each assumed former Tempo warrant to equal the sum of (1) the product of (i) the number of shares of New Tempo common stock issuable upon exercise of the New Tempo warrant, multiplied by (ii) the Per Share Merger Consideration, rounding the resulting number down to the nearest whole number of shares of New Tempo common stock, plus (2) (i) the number of shares of New Tempo common stock issuable upon exercise of the New Tempo warrant, multiplied by (ii) the Earnout Exchange Ratio, rounding the resulting number down to the nearest whole number of shares of New Tempo common stock.
iii.	At the Closing (after giving effect to the Tempo Preferred Conversion), each share of Tempo common stock issued and outstanding immediately prior to the Closing will be canceled and exchanged into an aggregate of approximately 53,600,000 shares of New Tempo common stock (at a deemed value of $10.00 per share) equal to the remainder of (a) the quotient obtained by dividing (i) the Base Purchase Price by (ii) $10.00, less (b) the maximum aggregate number of shares of New Tempo common stock issuable as Whizz Consideration and Advanced Circuits Consideration (the “Aggregate Merger Consideration”).
iv.	At the Closing, each Tempo Option granted under the 2015 Equity Incentive Plan will be converted into (i) the right to receive a number of Tempo Earnout Shares and (ii) a New Tempo Option, upon substantially the same terms and conditions as in effect with respect to the corresponding Tempo Option.
v.	Following the Closing but within the five-year period following the Closing Date, Eligible Tempo Equityholders will be entitled to receive Tempo Earnout Shares promptly after the occurrence of three separate Earnout Triggering Events. The Tempo Earnout Shares will vest in three equal tranches of 2,500,000 shares based on the volume-weighted price per share of New Tempo common stock for at least 20 trading days in any 30-day trading period following the closing equaling or exceeding $12.50, $15.00 or $18.00.
vi.	On or prior to the execution of the Merger Agreement, ACE entered into PIPE Subscription Agreements with certain investors (collectively, the “PIPE Investors”), pursuant to which PIPE Investors have collectively subscribed for 8,200,000 shares of the New Tempo common stock for an aggregate purchase price equal to $82.0 million.
vii.	On or prior to the execution of the Merger Agreement, ACE entered into PIPE Convertible Note Subscription Agreement with an affiliate of the Sponsor has committed to purchase no less than $25,000,000 of ACE’s 12.0% convertible senior notes due 2025, for an aggregate purchase price equal to $25.0 million.

viii.	Concurrently with the execution of the Merger Agreement, an affiliate of the Sponsor (such affiliate, the “Backstop Investor”) entered into a Backstop Subscription Agreement with ACE, pursuant to which the Backstop Investor has committed to purchase up to an additional 2,500,000 shares of New Tempo common stock for an aggregate amount of up to $25.0 million, to backstop the Minimum Available Acquiror Cash Amount.
ix.	Concurrently with the execution of the Merger Agreement, Tempo entered into a loan and security agreement with Structural Capital Investments III, LP, Series Structural DCO II, a series of Structural Capital DCO, LLC, SQN Tempo Automation, LLC, SQN Venture Income Fund II, LP and Ocean II PLO LLC. Upon closing of the Merger, Tempo may borrow up to $130.0 million under such facility, up to $70.0 million of which is available at the time of the Merger to backstop redemptions.
x.	At the Closing and prior to the payment of consideration related to the Tempo Add-On Acquisitions, New Tempo will be entitled to the sum of (1) the amount of cash available in the trust account into which substantially all of the proceeds of ACE’s initial public offering and private placements of its warrants have been deposited, after deducting the amount required to satisfy ACE’s obligations to its shareholders (if any) that exercise their rights to redeem their ACE Class A ordinary shares pursuant to the Cayman Constitutional Documents (but prior to payment of (a) any deferred underwriting commissions being held in the trust account and (b) any transaction expenses of ACE and its affiliates), plus (2) the PIPE Investment Amount actually received by ACE prior to or substantially concurrently with the Closing Date, plus (3) the Available Credit Amount, plus (4) the Available Cash Amount, being at least equal to $320.0 million.

Accounting for the Business Combination

This unaudited pro forma condensed combined financial information should be read together with the historical financial statements and related notes of Tempo, ACE, Advanced Circuits and Whizz, and other financial information included elsewhere in this proxy statement/prospectus.

Tempo has been determined to be the accounting acquirer of ACE, Advanced Circuits and Whizz based on the following facts and circumstances:

●	Tempo’s existing shareholders will have the greatest voting interest in the combined entity, excluding option holders, under the no and maximum redemption scenarios with approximately 42.8% and 46.9% voting interest, respectively.
●	Tempo’s existing shareholders will have the ability to control decisions regarding election and removal of the majority of the combined entity’s executive board of directors.
●	Tempo’s senior management will be the senior management of the combined entity.
●	The combined company name will be Tempo Automation Holdings, Inc, i.e. the combined entity will assume Tempo’s name.

The preponderance of evidence as described above is indicative that Tempo is the accounting acquirer of ACE, Advanced Circuits and Whizz. Accordingly, the merger between Tempo and ACE will be accounted for as a reverse recapitalization, with ACE being treated as the “acquired” company for financial reporting purposes. For accounting purposes, the reverse recapitalization will be the equivalent of Tempo issuing stock for the net assets of ACE, accompanied by a recapitalization. The net assets of ACE will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the reverse recapitalization will be those of Tempo.

The Tempo Add-On Acquisitions of Advanced Circuits and Whizz will be treated as business combinations for accounting purposes and will be accounted for using the acquisition method of accounting. Tempo will record the fair value of assets acquired and liabilities assumed from Advanced Circuits and Whizz.

Basis of Pro Forma Presentation

The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information of New Tempo upon consummation of the Business Combination and other events contemplated by the Merger Agreement. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated. Any additional Business Combination proceeds remaining after the payment of the cash consideration associated with the Tempo Add-On Acquisitions and payment of transaction costs related to the Merger are expected to be used for other general corporate purposes. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of New Tempo following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. Other than certain ordinary course of business sale and purchase transactions between Advanced Circuits and Tempo, the companies of ACE, Tempo, Advanced Circuits and Whizz have not had any historical relationship prior to the transactions.

The unaudited pro forma condensed combined financial information contained herein assumes that ACE’s shareholders approve the proposed Business Combination. ACE public shareholders may elect to redeem their public shares for cash, and ACE cannot predict how many of its public shareholders will exercise their right to have their Class A ordinary shares redeemed for cash. As a result, New Tempo has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios, which produce different allocations of total Tempo Automation Holdings, Inc. equity between equity holders of Tempo Automation Holdings, Inc. These redemption scenarios are as follows:

●	Assuming No Redemption: This presentation assumes that no ACE public stockholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in ACE’s trust account.
●	Assuming Maximum Redemption: Assumes maximum redemptions of 9,600,000 Class A public shares of ACE in connection with the Business Combination at approximately $10.00 per share based on trust account figures as of June 30, 2021 and 2,500,000 additional shares of New Tempo common stock are issued in the Backstop Investment.

The following summarizes the pro forma Tempo Automation Holdings, Inc. common stock issued and outstanding immediately after the Business Combination and the related ownership percentages, presented under the two scenarios listed above.

	Assuming No Redemptions		Assuming Maximum Redemptions
	(Shares)		(Shares)
		Percentage of
	Number	Outstanding	Number of		Percentage of
(in millions)	of Shares	Shares	Shares		Outstanding Shares
Tempo shareholders		34,205,814	42.8%	34,205,814	46.9%
ACE’s public shareholders		23,000,000	28.8%	13,400,000	18.4%
Sponsor and related parties		9,750,000	12.2%	12,250,000	16.8%
Third Party PIPE Investors		4,200,000	5.2%	4,200,000	5.8%
Advanced Circuits Stockholders		7,000,000	8.7%	7,000,000	9.6%
Whizz Stockholders		1,800,000	2.3%	1,800,000	2.5%
Pro Forma Outstanding Shares		79,955,814	100.0%	72,855,814	100.0%

The actual results will be within the parameters described by the two scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results. The table above excludes New Tempo shares associated with (i) the Convertible Note Investment, (ii) private placement and public warrants of New Tempo, (iii) New Tempo options, or (iv) any potential Tempo Earnout Shares.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(in thousands)

							As of June 30,	Additional		As of June 30,
	As of June 30, 2021				Transaction		2021	Accounting		2021
					Accounting		Transaction	Adjustments		Pro Forma
					Adjustments		Pro Forma	(Assuming		Combined
					(Assuming No		Combined	Maximum		(Assuming
	Tempo	ACE	Compass AC	Whizz	Redemptions)		(Assuming No	Redemptions)		Maximum
	(Historical)	(Historical)	(Historical)	(Historical)	(Note 3)		Redemptions)	(Note 3)		Redemptions)
ASSETS
Current assets
Cash and cash equivalents	$25,078	$2	$3,752	$6,764	$230,147	[A]	$85,577	$(70,946)	[M]	$14,631
					82,000	[B]
					25,000	[C]
					53,800	[D]
					(8,050)	[E]
					(38,938)	[F]
					(293,978)	[K]
Accounts receivable, net	4,607	—	9,413	3,338	—		17,358	—		17,358
Unbilled receivables	—	—	—	14,003	—		14,003	—		14,003
Inventory	1,549	—	3,337	11,026	—		15,912	—		15,912
Prepaid expenses and other current assets	1,942	236	300	221	—		2,699	—		2,699
Total current assets	33,176	238	16,802	35,352	49,981		135,549	(70,946)		64,603
Marketable securities held in Trust Account	—	230,147	—	—	(230,147)	[A]	—	—		—
Property and equipment, net	9,623	—	8,926	1,607	—		20,156	—		20,156
Operating lease right-of-use assets	1,727	—	7,382	—	501	[K]	9,610	—		9,610
Restricted cash, noncurrent	320	—	—	—	—		320	—		320
Other noncurrent assets	418	—	230	—	(33)	[K]	615	—		615
Acquisition related intangible assets	—	—	—	—	135,299	[K]	135,299	—		135,299
Goodwill	—	—	58,030	—	214,548	[K]	272,578	—		272,578
Total assets	$45,264	$230,385	$91,370	$36,959	$170,149		$574,127	$(71,000)		$503,181
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	2,403	2,010	4,191	2,316	—		10,920	—		10,920
Accrued expenses and other current liabilities	5,058	—	5,203	1,465	(929)	[F]	9,341	—		9,341
					(1,456)	[O]
Operating lease liabilities, current	1,047	—	1,478	—	—		2,525	—		2,525
Finance lease, current	993	—	—	—	—		993	—		993
Loan payable, current	4,368	—	—	—	—		4,368	—		4,368
Note payable – related party		90	2,775	—	(2,775)	[J]	90	—		90
Total current liabilities	13,869	2,100	13,647	3,781	(5,160)		28,237	—		28,237
Other noncurrent liabilities	1,155	—	—	—	—		1,155	—		1,155
Warrant liabilities	—	35,972	—	—	—		35,972	—		35,972
Earn-out share derivative liability	—	—	—	—	35,997	[L]	63,265	—		63,265
					27,268	[K]
Deferred underwriting commissions	—	8,050	—	—	(8,050)	[E]	—	—		—
Operating lease liabilities, long-term	1,121	—	6,404	—	—		7,525	—		7,525

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET – (continued)

(in thousands)

							As of June 30,	Additional		As of June 30,
	As of June 30, 2021				Transaction		2021	Accounting		2021
					Accounting		Transaction	Adjustments		Pro Forma
					Adjustments		Pro Forma	(Assuming		Combined
					(Assuming No		Combined	Maximum		(Assuming
	Tempo	ACE	Compass AC	Whizz	Redemptions)		(Assuming No	Redemptions)		Maximum
	(Historical)	(Historical)	(Historical)	(Historical)	(Note 3)		Redemption)	(Note 3)		Redemptions)
Finance lease, long-term	2,175	—	—	—	—		2,175	—		2,175
Note payable – related party, noncurrent	—	—	85,870	—	(85,870)	[J]	—	—		—
Loan payable, noncurrent	20,100	—	—	928	53,800	[D]	74,828	—		74,828
Convertible note	—	—	—	—	25,000	[C]	23,339	—		23,339
					(1,661)	[F]
Deferred tax liability	—	—	13,702	—	(15,235)	[O]	32,178	—		32,178
					33,711	[k]
Total liabilities	$38,420	$46,122	$119,623	$4,709	$59,800		$268,674	$—		$268,674
Commitments and Contingencies
Convertible preferred stock	75,684	—	—	—	(75,684)	[H]	—	—		—
Class A ordinary shares subject to possible redemption	—	179,262	—	—	(179,262)	[G]	—	—		—
Stockholder’s (Deficit) Equity
ACE Convergence Acquisition Corp. Class A Ordinary	—	1	—	—	(1)	[G]	—	—		—
ACE Convergence Acquisition Corp. Class B Ordinary	—	1	—	—	(1)	[G]	—	—		—
Tempo Automation Holdings, Inc. common stock	—	—	—	—	1	[B]	9	—		9
					2	[G]
					5	[H]
					1	[K]
Compass AC Holdings, Inc. common stock	—	—	14	—	(14)	[K]	—	—		—
Whizz Systems, Inc. common stock	—	—	—	10	(10)	[K]	—	—		—
Additional paid-in capital	5,111	26,754	43,865	—	81,999	[B]	374,743	(70,946)	[M]	303,797
					(25,110)	[F]
					179,262	[G]
					75,679	[H]
					(21,755)	[I]
					88,645	[J]
					(35,997)	[L]
					44,511	[K]
					801	[N]
Treasury stock	—	—	(5,310)	—	5,310	[K]	—	—		—
Accumulated deficit	(73,951)	(21,755)	—	—	21,755	[I]	(69,299)	—		(69,299)
					(11,238)	[F]
					(801)	[N]
					16,691	[O]
Retained earnings (acquired entities)	—	—	(66,822)	32,240	34,582	[K]	—	—		—
Total stockholder’s (deficit) equity	68,840	5,001	(28,253)	32,250	365,295		305,453	(70,946)		234,507
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)	$45,264	$230,385	$91,370	$36,959	$170,149		$574,127	$(70,946)		$503,181

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(in thousands, except per share amounts)

					Transaction		Year Ended
	Year Ended December 31, 2020				Accounting		December 31, 2020
					Adjustments		Pro Forma
					(Assuming No and		Combined
					Maximum		(Assuming No and
	Tempo	ACE	Compass AC	Whizz	Redemptions		Maximum
	(Historical)	(Historical)	(Historical)	(Historical)	(Note 3)		Redemption)
Revenue	$18,724	—	$88,075	$35,703	$(158)	[FF]	$142,344
Cost of revenue	14,098	—	50,378	20,472	1,194	[DD]	86,122
					138	[EE]
					(158)	[FF]
Gross profit	4,626	—	37,697	15,231	(1,332)		56,222
Operating expenses
Research and development	6,690	—	—	—	1,617	[DD]	8,445
					138	[EE]
Sales and marketing	7,892	—	253	—	1,696	[DD]	27,680
					17,839	[HH]
General and administrative	8,613	1,125	14,707	9,390	4,984	[DD]	50,582
	—	—	—	—	525	[EE]	—
					1,598	[AA]
					9,640	[KK]
Total operating expenses	23,195	1,125	14,960	9,390	38,037		86,707
Loss from operations	(18,569)	(1,125)	22,737	5,841	(39,369)		(30,485)
Interest income	49	—	—	—	—		49
Change in fair value of warrant liability	47	(7,487)	—	—	—		(7,440)
Offering costs allocated to warrant liability	—	(667)	—	—	—		(667)
Interest earned on marketable securities held in Trust	—	91	—	—	(91)	[BB]	—
Account
Interest expense	(630)	—	(6,136)	—	(3,000)	[CC]	(17,597)
					(7,277)	[GG]
					(554)	[JJ]
Other expense, net	—	—	—	(18)	—		(18)
(Loss) income before income Taxes	(19,103)	(9,188)	16,601	5,823	(50,291)		(56,158)
Income tax (provision) benefit	(1)	—	(3,341)	504	12,028	[II]	9,100
Net (loss) income	$(19,104)	$(9,188)	$13,170	$6,327	$(38,263)		$(47,058)

			Pro Forma
			Combined
	Tempo	ACE	(Assuming No
	(Historical)	(Historical)	Redemptions)
Net loss per common share – basic and diluted	$(1.96)		$(0.59)
Basic and diluted weighted average common shares outstanding	9,755,174		79,955,814
Net loss per share, Class A redeemable ordinary Shares – basic and diluted		$—
Weighted average shares outstanding of Class A redeemable ordinary shares		23,000,000
Net loss per share, Class B non-redeemable ordinary shares – basic and diluted		$(1.68)
Weighted average shares outstanding of Class B non- redeemable ordinary shares		5,529,817

Pro Forma
Combined
(Assuming
Maximum
Redemptions)
Net loss per common share – basic and diluted	$(0.65)
Basic and diluted weighted average common shares outstanding	72,855,814

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS – (continued)

(in thousands, except per share amounts)

					Transaction		Six Months Ended
	Six Months Ended June 30, 2021				Accounting		June 30,2021
					Adjustments		Pro Forma
					(Assuming No and		Combined
					Maximum		(Assuming No
	Tempo	ACE	Compass AC	Whizz	Redemptions)		and Maximum
	(Historical)	(Historical)	(Historical)	(Historical)	(Note 3)		Redemptions)
Revenue	$7,917	—	$44,027	$20,724	$(329)	[FF]	$72,339
Cost of revenue	5,551	—	25,004	8,064	255	[DD]	38,545
					(329)	[FF]
Gross profit	2,366	—	19,023	12,660	(255)		33,794
Operating expenses
Research and development	3,879	—	—	—	345	[DD]	4,224
Sales and marketing	3,835	—	20	—	362	[DD]	13,136
					8,919	[HH]
General and administrative	7,309	2,139	7,252	4,923	1,063	[DD]	22,686
Total operating expenses	15,023	2,139	7,272	4,923	10,689		40,046
Loss from operations	(12,657)	(2,139)	11,751	7,737	(10,944)		(6,252)
Interest income	1	—	—	—	—		1
Fair value adjustments for warrant liability	(115)	(10,483)	—	—	—		10,049
Interest earned on marketable securities held in Trust Account	—	55	—	—	(55)	[BB]	—
Interest expense	(881)	—	(3,753)	—	(1,500)	[CC]	(10,054)
					(3,639)	[GG]
					(277)	[JJ]
Other income, net	—	—	—	937	—		937
(Loss) income before income taxes	(13,652)	(12,567)	7,998	8,674	(16,415)		(25,962)
Income tax (provision) benefit	—	—	(1,454)	(1360	4,663	[II]	3,073
Net (loss) income	$(13,652)	$(12,567)	$6,544	$8,538	$(11,752)		$(22,889)

			Pro Forma
			Combined
	Tempo	ACE	(Assuming No
	(Historical)	(Historical)	Redemptions)
Net loss per common share, basic and diluted	$(1.40)		$(0.29)
Basic and diluted weighted average common shares outstanding	9,778,360		79,955,814
Net loss per share, Class A redeemable ordinary shares – basic and diluted		$—
Weighted average shares outstanding of Class A redeemable ordinary shares		23,000,000
Basic and diluted net loss per share, Class B non-redeemable ordinary shares		$(2.20)
Weighted average shares outstanding of Class B non-redeemable ordinary shares		5,750,000

Pro Forma
Combined
(Assuming
Maximum
Redemptions)
$(0.31)
Basic and diluted weighted average common shares outstanding	72,855,814

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Basis of Presentation

The merger between Tempo and ACE will be accounted for as a reverse recapitalization, with ACE being treated as the “acquired” company for financial reporting purposes. For accounting purposes, the reverse recapitalization will be the equivalent of Tempo issuing stock for the net assets of ACE, accompanied by a recapitalization. The net assets of ACE will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the reverse recapitalization will be those of Tempo.

The Tempo Add-On Acquisitions will be treated as business combinations and will be accounted for using the acquisition method of accounting. Tempo will record the fair value of assets acquired and liabilities assumed from Advanced Circuits and Whizz.

The unaudited pro forma condensed combined balance sheet of New Tempo as of June 30, 2021 assumes that the transactions occurred on June 30, 2021. The unaudited pro forma condensed combined statement of operations of New Tempo for the year ended December 31, 2020 and for the six months ended June 30, 2021 presents pro forma effect to the transactions as if it had been completed on January 1, 2020.

The unaudited pro forma combined balance sheet as of June 30, 2021 and unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 has been prepared using, and should be read in conjunction with, the following:

●	unaudited condensed financial statements of ACE for the six-months ended June 30, 2021 and the related notes, included elsewhere in this proxy statement/prospectus;
●	unaudited condensed financial statements of Tempo for the six-months ended June 30, 2021 and the related notes, included elsewhere in this proxy statement/prospectus;
●	unaudited condensed consolidated financial statements of Advanced Circuits for the six-months ended June 30, 2021 and the related notes, included elsewhere in this proxy statement/prospectus; and
●	unaudited condensed financial statements of Whizz for the six-months ended June 30, 2021 and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

●	audited financial statements of ACE for the period from March 31, 2020 (inception) through December 31, 2020 and the related notes, included elsewhere in this proxy statement/prospectus;
●	audited financial statements of Tempo for the year ended December 31, 2020 and the related notes, included elsewhere in this proxy statement/prospectus;
●	audited consolidated financial statements of Advanced Circuits for the year ended December 31, 2020 and the related notes, included elsewhere in this proxy statement/prospectus; and
●	audited financial statements of Whizz for the year ended December 31, 2020 and the related notes, included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments (“Transaction Accounting Adjustments”). As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and

Disposed Businesses.” The pro forma adjustments reflecting the Closing with ACE and the Tempo Add-On Acquisitions of Advanced Circuits and Whizz are based on certain currently available information and certain assumptions and methodologies that ACE believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible such differences may be material. ACE believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination, including Tempo’s acquisitions of Advanced Circuits and Whizz.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of New Tempo. They should be read in conjunction with the historical financial statements and notes thereto of ACE, Tempo, Advanced Circuits and Whizz.

Note 2 — Accounting Policies

Upon completion of the Business Combination, management will perform a comprehensive review of ACE’s, Advanced Circuits’s and Whizz’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the companies which, when conformed, could have a material impact on the combined financial statements. Based on its initial analysis, management has not identified any material differences in accounting policies that would have a material impact on the unaudited pro forma condensed combined financial information.

Note 3 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Article 11 of Regulation S-X allows for the presentation of reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). ACE has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only.

The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had New Tempo filed consolidated income tax returns during the periods presented.

The unaudited pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of New Tempo shares outstanding, assuming the Business Combination occurred on January 1, 2020.

Adjustments to Unaudited Pro Forma Combined Balance Sheet

The pro forma Transaction Accounting Adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

(A)	Reflects the reclassification of cash and cash equivalents held in ACE’s trust account that becomes available upon completion of the Business Combination, under the no redemption scenario.
(B)	Reflects the proceeds of $82.0 million from the issuance and sale of 8.2 million shares of New Tempo common stock, with a per share par value of $0.001, at $10.00 per share pursuant to the PIPE Investment. The unaudited pro forma condensed balance sheet reflects a corresponding increase of $82.0 million to additional paid in-capital and an increase of less than $0.1 million to New Tempo common stock.
(C)	Represents the proceeds from the issuance of $25.0 million of convertible notes in the Convertible Note Investment.
(D)	Represents the proceeds from borrowings under the loan and security agreement with Structural Capital Investments III, LP, Series Structural DCO II, a series of Structural Capital DCO, LLC, SQN Tempo Automation, LLC (“SQNTA”), SQN Venture Income Fund II, LP, and Ocean II PLO LLC. Upon closing of the Merger the Company anticipates increasing outstanding borrowings by $53.8 million amount to fund, in part, the consummation of the Add-On Acquisitions.
(E)	Reflects the settlement of deferred underwriting fees incurred during ACE’s IPO due upon completion of the Business Combination.
(F)	Reflects the transaction costs incurred by Tempo, ACE, Advanced Circuits and Whizz in connection with the Business Combination. The transaction costs include:
●	The payment for expenses incurred by Tempo in conjunction with the Business Combination are reflected as corresponding adjustment of $0.1 million to accrued expenses for amounts which had been incurred prior to and unpaid as of June 30, 2021. The remaining payment of $21.0 million, representing estimated expenses to be incurred subsequent to June 30, 2021, is reflected as an adjustment to additional paid-in capital.
●	The payment of $9.6 million, representing estimated expenses to be incurred by Ace subsequent to June 30, 2021, is as an expense of the pre-combination entity and reflected as an adjustment to accumulated deficit. The unaudited pro forma condensed combined statement of operations reflect the impact of these expenses at (KK).
●	The payment for estimated expenses to be incurred subsequent to June 30, 2021 in conjunction with the PIPE Investment are reflected as a corresponding adjustment of $4.1 million to additional paid-in capital.
●	The payment for estimated expenses to be incurred subsequent to June 30, 2021 in conjunction with the Convertible Note Investment are reflected as a corresponding adjustment of $1.7 million against debt.
●	The payment for expenses incurred by Tempo, Advanced Circuits and Whizz in conjunction with the Tempo Add-On Acquisitions are reflected as a corresponding adjustment of $0.9 million to accrued expenses for amounts which had been incurred prior to and unpaid as of June 30, 2021. The remaining payment of $1.6 million, representing estimated expenses to be incurred subsequent to June 30, 2021, is reflected as an adjustment to accumulated deficit. The unaudited pro forma condensed combined statement of operations reflect the impact of these expenses at (AA).
(G)	Represents the following transactions related to ACE’s equity:
●	The reclassification of ACE’s Class A ordinary shares subject to possible redemption from temporary equity into permanent equity.
●	In conjunction with the Domestication, (i) each then issued and outstanding Class A ordinary share of ACE will convert automatically, on a one-for-one basis, into a share of common stock of New Tempo, (ii) each then issued and outstanding Class B ordinary share ACE will convert automatically, on a one-for-one basis, into a share of common stock of New Tempo,

(iii) each then issued and outstanding warrant of ACE will convert automatically into a warrant to acquire one share of common stock of New Tempo, and (iv) each then issued and outstanding unit of ACE will be cancelled and will entitle the holder thereof to one share of New Tempo common stock and one-half of one New Tempo warrant.

(H)	Represents recapitalization of Tempo’s equity, including:
●	Conversion of 6,963,183 shares of Tempo Preferred Series A stock, 1,528,501 shares of Tempo Preferred Series A-1 stock, 1,541,170 shares of Tempo Preferred Series A-2 stock, 7,320,385 shares of Tempo Preferred Series B stock, 10,669,200 shares of Tempo Preferred Series C stock and 1,497,748 shares of Tempo Preferred Series C-1 stock into 29,520,187 shares of common stock of Tempo.
●	Prior to the closing, Tempo will use its commercially reasonable efforts to cause the holder of each outstanding and unexercised warrant of Tempo to exercise such warrants in exchange for shares of Tempo common stock, and, at closing, each Tempo warrant that remains outstanding and unexercised will be converted into a New Tempo warrant. The exercise of such warrants would result in the issuance of an additional 3,042,660 Tempo common shares upon settlement of Tempo warrants.
●	Issuance of 34,205,814 shares of New Tempo common stock in exchange for 42,452,823 outstanding shares of Tempo common stock (following the conversion of preferred stock to common stock of Tempo).
(I)	Reflects the reclassification of ACE’s historical accumulated deficit to additional paid-in capital in connection with the consummation of the Business Combination.
(J)

Reflects the extinguishment of the related party note payable held by Advanced Circuits, which was due to its parent company, CODI. As part of the acquisition of Advanced Circuits by Tempo, CODI and Advanced Circuits agreed to forgive the amount outstanding prior to the acquisition of Advanced Circuits by Tempo. Such settlement was treated as a capital transaction between Advanced Circuits and CODI.

Purchase Price Allocation Adjustments (PPA)

(K)	The estimated purchase consideration is as follows (in thousands):

Estimated Consideration	Whizz	Advanced Circuits	Total
Cash Consideration(1)	$49,498	$244,480	$293,978
Share Consideration(2)	18,000	70,000	88,000
Earnout Consideration(3)	6,268	21,000	27,268
Total estimated consideration	$73,766	$335,480	$409,246
(1)	Amount includes cash payments to Whizz and Advanced Circuits of $42.0 million and $240.0 million each, as adjusted for certain working capital adjustments as required under the acquisition agreements with the former owners of Whizz and Advanced Circuits.
(2)	Share consideration consists of 1.8 million shares of New Tempo common stock to be issued to former shareholders of Whizz common stock at closing and 7.0 million shares of New Tempo to be issued to the former shareholders of Advanced Circuits at closing.
(3)	Earnout consideration consists of 1,043,478 shares of New Tempo common stock, or the equivalent value in monetary consideration to be decided at the discretion of New Tempo, to be issued/paid to the former shareholders of Whizz and 2,400,000 shares of New Tempo common stock to be issued to the former shareholders of Advanced Circuits. For further discussion see note 5.

Under the acquisition method of accounting, the identifiable assets acquired, and liabilities assumed of Whizz and Advanced Circuits are recorded at the acquisition date fair values. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Whizz and Advanced Circuits acquisitions.

For all assets acquired and liabilities assumed other than identified intangible assets and goodwill, unless otherwise noted, the carrying value was estimated to equal fair value. The final determination of the fair value of certain assets and liabilities will be completed within the one-year measurement period as required by FASB ASC 805. Any potential adjustments made could be material in relation to the preliminary values presented.

Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair values set forth below.

The following table sets forth a preliminary allocation of the estimated consideration for the Whizz and Advanced Circuits acquisitions to the identifiable tangible and intangible assets acquired and liabilities assumed of such entities at June 30, 2021 balance sheet, with the excess recorded as goodwill (in thousands):

	Whizz	Advanced Circuits	Total
Cash	6,764	3,752	10,516
Accounts receivable	3,338	9,413	12,751
Unbilled receivable	14,003		14,003
Inventory	11,026	3,337	14,363
Prepaid expenses and other current assets	221	300	521
Property and equipment, net	1,607	8,926	10,533
Operating lease right of use assets		7,883	7,883
Intangible assets	30,515	104,784	135,299
Other assets		198	198
Total assets	67,474	138,593	206,067
Accounts payable	2,316	4,191	6,507
Accrued expenses	1,465	5,203	6,668
Operating lease liabilities		7,883	7,883
Loan payable, noncurrent	928		928
Deferred tax liabilities	7,752	39,661	47,413
Total liabilities	12,461	56,938	69,399
Net identifiable assets acquired (a)	55,013	81,655	136,668
Estimated purchase consideration (b)	73,766	335,480	409,246
Estimated goodwill (b) – (a)	18,753	253,825	272,578

In accordance with FASB ASC 350, goodwill will not be amortized but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event management determines that the value of goodwill has become impaired, an accounting charge for the amount of impairment during the quarter in which the determination is made may be recognized. Goodwill recognized is not expected to be deductible for tax purposes.

Total consideration was calculated based on a $10.00 share price. In the event that the share price increases or decreases by 10%, the impact on total consideration and goodwill would be as follows (in thousands except for stock price):

Change in Stock Price	Stock Price	Estimated Consideration	Goodwill
Decrease of 10%	$9.00	$400,447	$233,595
Increase of 10%	$11.00	$418,047	$244,139

The table below indicates the estimated fair value of each of the identifiable intangible assets in Whizz acquisition (in thousands, except for useful life):

			Pro Forma
	Preliminary		Amortization Expense
	Estimated Asset	Average Useful	For the Six Months	For the Year Ended
	Fair Value	Life (Years)	Ended June 30,2021	December 31, 2020
Tradenames	415	3	69	138
Customer relationships	29,062	8	1,816	3,632
Non-compete agreements	1,038	3	173	346

The table below indicates the estimated fair value of each of the identifiable intangible assets in Advanced Circuits acquisition (in thousands, except for useful life):

			Pro Forma
	Preliminary		Amortization Expense
	Estimated Asset	Average Useful	For the Six Months	For the Year Ended
	Fair Value	Life (Years)	Ended June 30,2021	December 31, 2020
Tradenames	4,990	4	624	1,247
Customer relationships	99,795	8	6,237	12,474

These preliminary estimates of fair value and estimated useful lives will likely differ from final amounts that will be calculated after completing a detailed valuation analysis, and the difference could be material relative to the preliminary values presented. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill of $13.5 million and annual amortization expense of approximately $1.8 million, assuming an overall weighted average useful life of approximately 7 years.

The Whizz and Advanced Circuits acquisitions resulted in the recognition of deferred tax. Following the Business Combination, New Tempo will file a consolidated U.S. federal and various state tax returns.

(L)	Reflects the preliminary estimated fair value of Tempo Equityholders’ Earn-Out Shares recorded as a liability as of June 30, 2021. For further information, see Note 5.
(M)

Represents the amount paid to public stockholders who are assumed to exercise redemption rights under the maximum redemption scenario. Additionally, the Backstop Investor has committed to purchase up to 2,500,000 shares of New Tempo common stock, in a private placement for a purchase price of $10.00 per share and an aggregate purchase price of up to $25,000,000, to backstop certain redemptions by ACE shareholders, accordingly the maximum redemptions is net of such backstop investment.

(N)

Reflects the recognition of $0.8 million thousand of stock-based compensation expense associated with equity awards that immediately vest upon the successful completion of a Business Combination. As there are no future service conditions, the estimated fair value of the award is recognized upon closing of the Business Combination as a non-recurring expense.

(O)

The adjustment primarily represents the release of the valuation allowance on existing Tempo deferred tax assets, which are expected to be available to and utilized by the combined group upon combination.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020, and the six months ended June 30, 2021 are as follows:

(AA)

Reflects certain non-recurring transaction costs incurred by Tempo, ACE, Whizz and Advanced Circuits subsequent to June 30, 2021, principally related to the Add-On Acquisitions. A further $1.6 million of transaction costs are included in the unaudited pro forma condensed statement of operations for the year ended December 31, 2020.

(BB)	Reflects the elimination of historical investment income earned on ACE’s Trust Account.
(CC)	Reflects the incremental interest expense related to the issuance of the convertible notes under the PIPE Convertible Note Subscription Agreement.
(DD)

Represents the estimated stock-based compensation measured as of the closing date for the portion of the Earn-Out Shares issuable to existing option holders with continuing service requirements, and assuming no forfeitures (see Note 5).

(EE)

Represents incremental stock-based compensation expense associated with $0.8 million Tempo Options granted to employees which vest upon satisfaction of both a service condition and liquidity condition, which will be satisfied upon completion of the Business Combination. The liquidity event has not been deemed probable for expense recognition in the historical unaudited condensed consolidated statement of operations and the triggering event only becomes probable upon a liquidity event, in this case, the Business Combination.

(FF)

Represents the elimination of certain revenues and expenses between Advanced Circuits and Tempo, which would have been intercompany revenues had the Business Combination occurred as of January 1, 2020.

(GG)	Reflects the incremental interest expense related to the $53.8 million of additional debt borrowed under the Loan and Security Agreement.

Purchase Price Allocation Adjustments (PPA)

(HH)

Reflects the approximately $17.8 million and $8.9 million increases in the intangible assets amortization expense resulting from the fair value adjustments recognized for intangible assets acquired with the acquisitions of Whizz and Advanced Circuits for the year ended December 31, 2020 and for the six months ended June 30, 2021, respectively.

(II)

Reflects adjustments for the tax impact of the combined entity that considers the effective tax rates and tax attributes available to that entity in the year ended December 31, 2020 and for the six months ended June 30, 2021 resulting from the Merger. The effective tax rate of the combined company could be significantly different than what is presented within the unaudited pro forma condensed combined financial information based on several factors including geographic mix of our taxable income or legal entity structure, among others.

(JJ)	Reflects the amortization of debt issuance costs associated with the issuance of convertible notes under the PIPE Convertible Note Subscription Agreement.
(KK)

Reflects certain non-recurring transaction costs incurred by ACE subsequent to June 30, 2021, principally related to the Merger. A further $9.6 million of transaction costs are included in the unaudited pro forma statement of operations for the year ended December 31, 2020.

Note 5 — Earnouts

Whizz Earnout Company Shares

Following the closing, New Tempo shall issue, or cause to be issued to each eligible Whizz equityholder its respective pro rata portion of the earnout consideration (any such shares, the “Whizz Earnout Shares”), if, when and as payable pursuant to the Whizz Purchase Agreement. Pursuant to the Whizz Purchase Agreement, Tempo entered into the Whizz Company Earnout Shares arrangement with the following terms:

●	The initial earnout period is the twelve-month period following the close of the transaction with Tempo to acquire Whizz. If Whizz achieves $22.0 million in net sales with a specified customer, as described in the Whizz Purchase Agreement, during this period, the shareholders will receive an amount equal to $6 million. If net sales of less than $16.0 million are achieved, then no consideration is earned. If net sales between $16.0 million and $22.0 million are achieved, then shareholders will earn an amount calculated on a straight-line basis between zero and $6.0 million.

●	The second earnout period is between January 1, 2022 and December 31, 2022. The terms of the second earnout period are consistent with the initial earnout period with the exception that the range of net sales with the specified customer is between $35.0 million and $44.0 million. The total amount eligible to be earned is $3.0 million.
●	The third earnout period is during the first consecutive six-month period following the initial earnout period. The terms of the third earnout period are consistent with the initial earnout period and the second earnout period, with the exception that the range of net sales with the specified customer is between $8.0 million and $12.0 million. The total amount eligible to be earned is $3.0 million.
●	All of the earnout periods are also subject to certain conditions which much be met:
●	The gross margin on net sales in all periods must be greater than 35% or no consideration will be earned.
●	New Tempo’s stock price must reach $11.50 per share for at least 20 of any 30 consecutive trading day period beginning at the start of the initial earnout period through the end of the third earnout period.
●	Tempo has the sole discretion to issue monetary consideration or New Tempo common stock as payment to Whizz shareholders. The stock consideration is calculated as the earnout value divided by the 30-day volume of weight average price of the SPAC Shares as of the last trading day of the relevant earnout period.

Advanced Circuits Earnout Company Shares

Following the closing, the combined company shall issue, or cause to be issued to each eligible Advanced Circuits equityholder its respective pro rata portion of the Advanced Circuits Earnout Consideration, if, when and as payable pursuant to the Advanced Circuits Merger Agreement. Pursuant to the Advanced Circuits Merger Agreement, Tempo entered into the Advanced Circuits Company Earnout Shares arrangement with the following terms:

●	The earnout consideration provides for the issuance of 2.4 million shares of New Tempo common stock.
●	In order to earn the shares, the volume weighted average closing price of the shares, following the Closing, must be at least $12.50 per share during at least twenty (20) of any thirty (30) consecutive trading day period. The earnout period during which the SPAC Share Performance Requirement may be met begins on the close of the transaction through its fifth anniversary.
●	If a change of control occurs during the earnout period, the AC Company Earnout Shares shall automatically become due to the former Advanced Circuits shareholders.

Tempo Earnout Company Shares

Following the Closing, the Eligible Tempo Equityholders will have the right to receive up to 7,500,000 Tempo Earnout Shares in three equal tranches upon the occurrence of the Earnout Triggering Events during the Earnout Period.

●	upon the occurrence of Triggering Event I, a one-time aggregate issuance of two million five hundred thousand (2,500,000) Company Earnout Shares. Triggering Event I means the first date after the closing date, but within the Earnout Period, on which the stock price level is greater than or equal to twelve dollars and fifty cents ($12.50) for twenty (20) days in any thirty (30) consecutive trading day period;
●	upon the occurrence of Triggering Event II, a one-time aggregate issuance of two million five hundred thousand (2,500,000) Company Earnout Shares. Triggering Event II means the first date after the closing date, but within the Earnout Period, on which the stock price level is greater than or equal to fifteen dollars ($15.00) for twenty (20) days in any thirty (30) consecutive trading day period; and

●	upon the occurrence of Triggering Event III, a one-time aggregate issuance of two million five hundred thousand (2,500,000) Company Earnout Shares. Triggering Event III means the first date after the closing date, but within the Earnout Period, on which the stock price level is greater than or equal to eighteen dollars ($18.00) for twenty (20) days in any thirty (30) consecutive trading day period.

Earnout shares issuable to any eligible recipient in respect of Tempo options held by such recipient as of immediately prior to the closing shall be issued to such recipient only if such recipient continues to provide services (whether as an employee, director or individual independent contractor) to New Tempo or one of its subsidiaries through the date of the occurrence of the corresponding Triggering Event.

Earnout Shares Issued to Tempo, Advanced Circuits and Whizz Equityholders

The earnout shares to be issued to Tempo, Advanced Circuits and Whizz equityholders were evaluated under ASC Topic 480, Distinguishing Liabilities from Equity, to determine if the earnout award agreements should be classified as a liability. As part of that analysis, it was determined that the earnout shares are freestanding and not liability classified. It was next evaluated whether the earnout shares represented a derivative instrument pursuant to ASC Topic 815, Derivatives and Hedging. Paragraph ASC 815-10-15-74(a) states that a reporting entity shall not consider contracts that are both (a) indexed to an entity’s own stock and (b) classified in stockholders’ equity in its statement of financial position to be derivative instruments. In order to conclude that the earnout shares meet this scope exception and whether they should be accounted for as equity under ASC 815-40, it was evaluated whether the earnout shares meet both of these requirements. The earnout shares under the three separate arrangements resulted in liability classification pursuant to ASC 815-40.

The preliminary estimated fair value of the earnout liability for earnout shares to be issued to Tempo, Advanced Circuits and Whizz equityholders in the form of earnout award agreements was $63.3 million as of the Closing Date in the unaudited pro forma condensed combined balance asset as of June 30, 2021. The earnout liability will be remeasured at each reporting date with changes in the fair value recorded to earnings.

Earnout Shares Issued to Holders of Tempo Stock Options

The grant of Tempo Earnout Shares to existing holders of stock options is considered a compensatory award and accounted for under ASC 718, Share-Based Compensation as the Tempo Earnout Shares are subject to forfeiture based on the satisfaction of certain service conditions. Under this guidance, the award is measured at fair value at the grant (or issue) date and expense is recognized over the derived service period of 2.3 years.

The preliminary estimated fair value of the Tempo Earnout Shares was $13.2 million, assuming the service conditions were met and assuming no forfeitures. The amount recorded as stock-based compensation expense in the unaudited pro forma condensed combined statements of operations was $2.0 million for the six months ended June 30, 2021 and $9.5 million for the year ended December 31, 2020.

Fair Value of Earnout Shares

The fair value of all earnout shares was determined to be $63.3 million based on the use of a Monte Carlo simulation valuation model that utilized a distribution of potential outcomes on a monthly basis over the earn-out period using the most reliable information available. The preliminary fair values of the earn-out shares are subject to change as additional information becomes available and additional analyses are performed. Such changes could be material once the final valuation is determined at the Closing. Assumptions used in the preliminary valuation, which are subject to change at the closing, include:

●	Current stock price — The current stock price was set at the deemed value of $10.00 per share New Tempo common stock.
●	Expected volatility — The volatility rate was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to our business corresponding to the expected term of the awards.
●	Risk-free interest rate — The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of issuance for zero-coupon U.S. Treasury notes with maturities corresponding to the earn-out period.

●	Expected term — The expected term is the earn-out period.
●	Expected dividend yield — The expected dividend yield is zero, as we have never declared or paid cash dividends and have no current plans to do so during the expected term.

Note 6 — Net Loss Per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination, and other related events, assuming such additional shares were outstanding since January 1, 2020. As the Business Combination and other related are being reflected as if they had occurred as of January 1, 2020, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes the shares issued in connection with the Business Combination, other related events have been outstanding for the entire periods presented. Under the maximum redemption scenario, the shares of New Tempo common stock assumed to be redeemed by ACE public shareholders are eliminated as of January 1, 2020.

	For the six months		For the year ended
	ended June 30, 2021		December 31, 2020
		Assuming		Assuming
	Assuming No	Maximum	Assuming No	Maximum
(in thousands, except share and per share data)	Redemption	Redemption	Redemption	Redemption
Pro forma loss attributable to common stockholders – New Tempo	$(22,889)	$(22,889)	$(47,058)	$(47,058)
New Tempo common stock
Weighted average shares outstanding – basic and diluted	79,955,814	72,855,814	79,955,814	72,855,814
Net loss per share – basic and diluted	$(0.29)	$(0.31)	$(0.59)	$(0.65)

The following summarizes the number of shares of New Tempo common stock outstanding under the two redemption scenarios for both the six months ended June 30, 2021 and year ended December 31, 2020:

		Assuming
	Assuming No	Maximum
	Redemption	Redemption
Tempo Stockholders(1)	34,205,814	34,205,814
ACE’s public shareholders	23,000,000	13,400,000
Sponsor and related parties(2)	9,750,000	12,250,000
Third-Party PIPE Investors	4,200,000	4,200,000
Advanced Circuits Stockholders	7,000,000	7,000,000
Whizz Stockholders	1,800,000	1,800,000
Pro forma weighted average shares outstanding – basic and diluted	79,955,814	72,855,814
(1)	Excludes approximately 14.3 million shares of New Tempo common stock which remain reserved for options outstanding. At the Closing, Tempo Options will be converted into New Tempo Options, upon substantially the same terms and conditions as in effect with respect to the corresponding Tempo Option. Also, the amount includes approximately 2.5 million shares of New Tempo common stock reserved for Tempo warrants, net of expected exercise proceeds, that are assumed to be exercised prior to closing. Tempo will use its commercially reasonable efforts to cause the holder of each outstanding and unexercised warrant of Tempo to exercise their Tempo warrants in exchange for shares of Tempo common stock, and, at the Closing, each Tempo warrant that remains outstanding and exercised will be converted into a New Tempo warrant, exercisable for a number of shares of New Tempo common stock.
(2)	Includes 4.0 million shares to be purchased by Sponsor Related PIPE Investors as part of the PIPE Investment and 5.75 million Class B ordinary shares held by the Sponsor which will convert automatically, on a one-for-one basis, into a share of New Tempo common stock.

The following potential outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive or issuance of such shares is contingent upon the satisfaction of certain conditions which are not satisfied as of the period end for pro forma presentation purposes.

		Assuming
	Assuming No	Maximum
	Redemption	Redemption
Shares associated with Convertible Notes	2,173,913	2,173,913
Public warrants and private placement warrants	18,100,000	18,100,000
New Tempo options	14,267,458	14,267,458
Tempo Earnout shares	7,500,000	7,500,000
Advanced Circuits Earnout shares	2,400,000	2,400,000
Whizz Earnout shares	1,043,478	1,043,478

INFORMATION ABOUT ACE

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to ACE prior to the consummation of the Business Combination.

General

ACE is a blank check company incorporated on March 31, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although ACE is not limited to a particular industry or sector for purposes of consummating a business combination, ACE focuses on businesses in the technology industries primarily located in the United States. ACE has neither engaged in any operations nor generated any revenue to date. Based on ACE’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On July 30, 2020, ACE consummated its initial public offering of its units, with each unit consisting of one ACE Class A ordinary share and one-half of one public warrant, which included the full exercise by the underwriters of the over-allotment option. Simultaneously with the closing of the initial public offering, ACE completed the private sale of 6,600,000 private placement warrants at a purchase price of $1.00 per private placement warrant, to the Sponsor generating gross proceeds to us of $6.6 million. The private placement warrants are identical to the warrants sold as part of the units in ACE’s initial public offering except that, so long as they are held by the Sponsor or its permitted transferees: (1) they will not be redeemable by the Company; (2) they (including the shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of ACE’s initial business combination; (3) they may be exercised by the holders on a cashless basis; and (4) they (including the shares issuable upon exercise of these warrants) are entitled to registration rights.

Following the closing of ACE’s initial public offering, a total of $230.0 million ($10.00 per unit) of the net proceeds from its initial public offering and the sale of the private placement warrants were placed in the trust account. The proceeds held in the trust account may be invested by the trustee only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasury securities and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended. As of June 30, 2021, funds in the trust account totaled approximately $230.1 million. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the Closing), (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of ACE’s obligation to allow for redemption in connection with ACE’s initial public business combination or to redeem 100% of the public shares if it does not complete a business combination by January 30, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date) or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, and (3) the redemption of all of the public shares if ACE is unable to complete a business combination by January 30, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law.

Effecting ACE’s Initial Business Combination

Fair Market Value of Target Business

Nasdaq listing rules require that ACE’s Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account). ACE’s board of directors determined that this test was met in connection with the proposed Business Combination.

Shareholder Approval of Business Combination

ACE is seeking stockholder approval of the Business Combination at the extraordinary general meeting, at which shareholders may elect to redeem their shares, regardless of if or how they vote in respect of the Business Combination Proposal, into their pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). ACE will consummate the Business Combination only if we have net tangible assets of at least $5,000,001 upon such consummation and the Condition

Precedent Proposals are approved. Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares without the prior consent of ACE. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares held by them, then any such shares in excess of that 15% limit would not be redeemed for cash without the prior consent of ACE.

The Sponsor and ACE’s directors, officers and certain other initial shareholders have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any founder shares and ordinary shares held by them, subject to the terms and conditions contemplated in the letter agreement, dated as of July 27, 2020. The founder shares and any ordinary shares held by the Sponsor (including ACE’s directors, officers and such other initial shareholders) will be excluded from the pro rata calculation used to determine the per-share redemption price.

As of the date of the accompanying proxy statement/prospectus, the Sponsor (including ACE’s directors, officers and such other initial shareholders) owns 20.0% of the issued and outstanding ordinary shares. If ACE is not able to complete the Business Combination with Tempo or another business combination by January 30, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), then the Sponsor and ACE’s directors, officers and such other initial shareholders will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or ACE’s securities, the Sponsor, New Tempo or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of ACE’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, New Tempo or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Business Combination Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) satisfaction of the requirement that the Minimum Cash Condition is satisfied, (4) otherwise limiting the number of public shares electing to redeem and (5) New Tempo’s net tangible assets (as determined in accordance with Rule 3a5 1(g)(1) of the Exchange Act) being at least $5,000,001.

Liquidation if No Business Combination

If ACE has not completed the Business Combination with Tempo by January 30, 2022 and has not completed another business combination by such date, in each case, as such date may be extended pursuant to ACE’s Cayman Constitutional Documents, ACE will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem all of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of ACE’s remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Sponsor and ACE’s directors, officers and certain other initial shareholders have entered into a letter agreement with ACE, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to their ACE Class B ordinary shares if ACE fails to complete its business combination within the required time period. However, if Sponsor (including ACE’s directors, officers and such other initial shareholders) or any of its respective affiliates owns any public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if ACE fails to complete its business combination within the allotted time period.

The Sponsor and ACE’s directors, officers and certain other initial shareholders have agreed, pursuant to a written agreement with ACE, that they will not propose any amendment to the Cayman Constitutional Documents (A) to modify the substance or timing of ACE’s obligation to allow for redemption in connection with ACE’s initial business combination or to redeem 100% of its public shares if it does not complete its business combination by January 30, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date) or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless ACE provides its public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest will be net of taxes payable), divided by the number of then outstanding public shares. However, ACE may not redeem its public shares in an amount that would cause our net tangible assets to be less than $5,000,001 following such redemptions.

ACE expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the trust account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing ACE’s plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes, ACE may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

The proceeds deposited in the trust account could, however, become subject to the claims of ACE’s creditors which would have higher priority than the claims of ACE’s public shareholders. ACE cannot assure you that the actual per-share redemption amount received by public shareholders will not be substantially less than $10.00. See “Risk Factors — Risks Related to the Business Combination and ACE — If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering)” and other risk factors contained herein. While ACE intends to pay such amounts, if any, ACE cannot assure you that ACE will have funds sufficient to pay or provide for all creditors’ claims.

Although ACE will seek to have all vendors, service providers (other than ACE’s independent auditors), prospective target businesses and other entities with which ACE does business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of ACE’s public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against ACE’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, ACE’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where ACE may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where ACE is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of ACE’s public shares, if ACE has not completed ACE’s initial business combination within the required time period, or upon the exercise of a redemption right in connection with ACE’s initial business combination, ACE will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. In order to protect the amounts held in the trust account, Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than ACE’s independent auditors) for services rendered or products sold to us, or a prospective target business with which ACE has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under ACE’s indemnity of the underwriters of ACE’s initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. ACE has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and ACE believes that the Sponsor’s only assets are securities of ACE and, therefore, the Sponsor may not be able to satisfy those obligations. None of ACE’s other directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, ACE’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While ACE currently expects that ACE’s independent directors would take legal action on ACE’s behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that ACE’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, ACE cannot assure you that due to claims of creditors the actual value of the per- share redemption price will not be substantially less than $10.00 per share. See “Risk Factors — Risks Related to the Business Combination and ACE — If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering)” and other risk factors contained herein.

ACE will seek to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (other than ACE’s independent auditors), prospective target businesses and other entities with which ACE does business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under ACE’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act.

If ACE files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in ACE’s insolvency estate and subject to the claims of third parties with priority over the claims of ACE’s shareholders. To the extent any insolvency claims deplete the trust account, ACE cannot assure you ACE will be able to return $10.00 per share to ACE’s public shareholders. Additionally, if ACE files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a bankruptcy court could seek to recover some or all amounts received by ACE’s shareholders.

Furthermore, ACE’s board of directors may be viewed as having breached its fiduciary duty to ACE’s creditors or may have acted in bad faith, and thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. ACE cannot assure you that claims will not be brought against us for these reasons. See “Risk Factors — Risks Related to the Business Combination and ACE — If, after we distribute the proceeds in the trust account to our public shareholders, ACE files a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.”

ACE’s public shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of: (1) ACE’s completion of an initial business combination, and then only in connection with those ACE Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein; (2) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of ACE’s obligation to allow redemption in connection with ACE’s initial business combination or to redeem 100% of the public shares if ACE does not complete ACE’s initial business combination by January 30, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date) or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (3) the redemption of the public shares if ACE has not completed an initial business combination by January 30, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of ACE warrants will not have any right to the proceeds held in the trust account with respect to the ACE warrants.

Facilities

ACE currently maintains its executive offices at 1013 Centre Road, Suite 403S, Wilmington DE 19805. ACE considers its current office space, adequate for ACE’s current operations.

Upon consummation of the Business Combination, the principal executive offices of New Tempo will be located at 2460 Alameda St, San Francisco, CA 94103.

Employees

ACE currently has three officers. Members of ACE’s management team are not obligated to devote any specific number of hours to ACE’s matters but they intend to devote as much of their time as they deem necessary to ACE’s affairs until ACE has completed ACE’s initial business combination. The amount of time that any members of ACE’s management team will devote in any time period will vary based on whether a target business has been selected for ACE’s business combination and the current stage of the business combination process.

Competition

If ACE succeeds in effecting the Business Combination, there will be, in all likelihood, significant competition from their competitors. ACE cannot assure you that, subsequent to the Business Combination, New Tempo will have the resources or ability to compete effectively. Information regarding New Tempo’s competition is set forth in the sections entitled “Information about Tempo — Competition.”

Directors and Executive Officers

ACE’s current directors and officers are as follows:

Name	Age	Position
Behrooz Abdi	59	Chief Executive Officer and Chairman of the Board of Directors
Denis Tse	45	Secretary and Director
Minyoung Park	31	Chief Financial Officer
Kenneth Klein	61	Director
Omid Tahernia	60	Director
Ryan Benton	51	Director
Raquel Chmielewski	42	Director

Behrooz Abdi has been our Chief Executive Officer since May 2020 and has been the Chairman of our board of directors since July 2020. Mr. Abdi is currently a Strategic Advisor for the Sensor System Business Company of TDK Corporation, a multinational electronics company, a position he has held since April 2020. Prior to this, from 2012 to March 2020, he was Chief Executive Officer of InvenSense, a consumer electronics company. He was previously Chief Executive Officer and President of network processor company, RMI, from 2007 to 2009, and Executive Vice President of RMI’s acquirer, NetLogic, from 2009 to 2011. From 2004 until 2007, Mr. Abdi served as Senior Vice President and General Manager of QCT at Qualcomm. Prior to this, Mr. Abdi worked at Motorola Inc. for 18 years, from 1985 to 2003, where his last role was Vice President and General Manager in charge of the mobile radio frequency and mixed-signal integrated circuits product lines. Mr. Abdi received a bachelors’ degree in electrical engineering from the Montana State University-Bozeman and a master’s degree in electrical engineering from the Georgia Institute of Technology.

Denis Tse has been our Secretary since May 2020 and a director since April 2020. Currently, Mr. Tse is the Chief Executive Officer of ACE Equity Partners International Pte Ltd., the international subsidiary of ACE Equity Partners, and Founder and Managing Partner of its affiliate, ASIA-IO Advisors Limited. Prior to this, Mr. Tse served as Head of Private Investments — Asia at Lockheed Martin Investment Management Company from 2009 to 2015. Mr. Tse received a B.S. in policy studies and economics from Northwestern University and an M.B.A. from INSEAD.

Minyoung Park has been our Chief Financial Officer since May 2020. Currently, Ms. Park serves as the Compliance Officer of ACE Equity Partners, a position she has held since March 2020. Previously, she was with the financial due diligence team of the cross-border deal advisory department at KPMG from December 2017 to February 2020. Prior to that, Ms. Park was responsible for accounting and finance at CJ 4DPlex America, Inc., a movie theater technology company, from April 2016 to August 2017 and a CPA with ABC CPAs from 2013 to 2016. Ms. Park is a licensed CPA, which license is currently delinquent, and received a Bachelor of Science in Management Science from University of California — San Diego.

Kenneth Klein has been a director of ACE since July 2020. He is currently Chief Executive Officer and co-founder of Praisidio, Inc. a venture capital-backed AI software company in the Enterprise Risk Management space. He has also served as an independent director of MobileIron, Inc. since 2016. Prior to Praisidio, Mr. Klein served as the Chairman and Chief Executive Officer of Tintri, Inc. (“Tintri”), an intelligent infrastructure provider, from 2013 until March 2018. Previously, he was with Wind River Systems, Inc. (“Wind River”), an embedded software company, where he served as a director from July 2003 and as Chair of the Board, President and Chief Executive Officer from 2004 until Wind River’s acquisition by Intel Corp. in 2009. Mr. Klein continued as President of Wind River after it became an Intel subsidiary until 2013. Prior to joining Wind River, Mr. Klein was with Mercury Interactive Corporation (“Mercury Interactive”), a software company focused on business technology optimization, where he served as Chief Operating Officer and as a director on their Board from 2000 until 2003. Mr. Klein held other management positions at Mercury Interactive from 1992 through 1999, including President of North American Operations and Vice President of North American Sales. Mr. Klein received a B.S. in electrical engineering and biomedical engineering from the University of Southern California. He is a USC Distinguished Alumnus, a member of the USC Viterbi School of Engineering Board of Councilors, the founder of USC’s Klein Institute for Undergraduate Engineering Life, and a USC Trustee.

Mr. Klein became Chief Executive Officer of Tintri in October 2013 and resigned in March 2018. Tintri consummated its initial public offering in June 2017 and later filed for bankruptcy in July 2018. Shortly thereafter, Tintri was acquired by DataDirect Networks Inc. Mr. Klein, as well as other officers and directors of Tintri, are currently defendants in an ongoing class action lawsuit related to the foregoing.

Omid Tahernia has been a director of ACE since July 2020. Mr. Tahernia is the founder and Chief Executive Officer of SERNAI Networks, Inc., a developer of high-speed communication and intelligence- based interconnect solutions since 2018. From 2012 to 2015, Mr. Tahernia served as the Chief Executive Officer of Ikanos Communications (Nasdaq: IKAN), which was acquired by Qualcomm in 2015. Prior to that, he was the President and Chief Executive Officer of Tilera Corporation from 2007 to 2011, and had spent more than 3 years with Xilinx, most recently as Corporate Vice President & General Manager of its Processing Solutions Group.

Mr. Tahernia is a 20-year veteran with Motorola from 1984 to 2004, with the most recent leadership role being Vice President and Director, Strategy and Business Development at Motorola Semiconductors. He received an MSEE degree from Georgia Institute of Technology and a BSEE degree from Virginia Tech.

Ryan Benton has been a director of ACE since July 2020. He currently serves as Chief Financial Officer of Tempo, a role he has held since July 2020. Previously, from September 2018 to October 2020, Mr. Benton served as Chief Financial Officer and Senior Vice President of Revasum, Inc., a publicly listed semiconductor capital equipment company (“Revasum”), and currently sits on Revasum’s board of directors. Since 2015, Mr. Benton also has served as an independent board member for Pivotal Systems, a publicly listed semiconductor component company, where he chairs the Audit & Risk Management Committee and serves as a member of the Remuneration & Nomination Committee. Prior to joining Revasum, from 2017 to 2018, Mr. Benton served as Senior Vice President and Chief Financial Officer for BrainChip Holdings Ltd., a publicly listed AI software and chip solution provider and developer of neuromorphic circuits. From 2012 to 2017, Mr. Benton was at Exar Corporation, a fabless semiconductor chip manufacturer (“Exar”), as Senior Vice President and Chief Financial Officer. In 2016, he became Chief Executive Officer and Executive Board Member until the sale of Exar to Maxlinear, Inc. in 2017. From 1993 to 2012, Mr. Benton worked at several technology companies. He started his career as an auditor at Arthur Andersen & Company in 1991. Mr. Benton received a B.A. of Business Administration in Accounting from the University of Texas at Austin and he passed the State of Texas Certified Public Accountancy exam.

Raquel Chmielewski has been a director of ACE since July 2020. She is currently Director of Investments at Council on Foreign Relations, a United States nonprofit and non-partisan think tank specializing in U.S. foreign policy and international affairs. Prior to this, she was an Investment Officer at the pension of the International Monetary Fund, and a private markets investor at Lockheed

Martin Investment Management Company from 2009 to 2017. Ms. Chmielewski was with Stark Investments as an Investment Analyst for a short period in 2008 and was a Private Equity/Venture Capital Associate at Columbia Capital, LLC from 2004 to 2007. Ms. Chmielewski received a B.A. and M.A. in Economics from Boston University and an M.B.A. from The Wharton School at the University of Pennsylvania.

Number, Terms of Office and Appointment of Directors and Officers

ACE’s board of directors currently consists of six members. The provisions of our Cayman Constitutional Documents may only be amended by a special resolution passed by a majority of at least two-thirds of our ordinary shares attending and voting in a general meeting. Each of ACE’s directors hold office for a two-year term.

Subject to any other special rights applicable to the shareholders, any vacancies on ACE’s board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of ACE’s board of directors or by a majority of the holders of ACE’s ordinary shares (or, prior to ACE’s initial business combination, holders of ACE’s founder shares).

ACE’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. ACE’s board of directors is authorized to appoint persons to the offices set forth in the Cayman Constitutional Documents, as it deems appropriate. The Cayman Constitutional Documents provide that ACE’s officers may consist of a Chairman, a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the board of directors.

Director Independence

Nasdaq listing standards require that a majority of ACE’s board of directors be independent. An “independent director” is defined generally as a person who is not an executive officer or employee of the company and who, in the board’s opinion, has no relationship which would “interfere with the exercise of independent judgment” in carrying out director responsibilities.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act, and the listing standards of Nasdaq. In addition, members of ACE’s compensation committee and nominating and corporate governance committee must also satisfy the independence criteria set forth under the listing standards of Nasdaq.

ACE’s board has determined that each of Kenneth Klein, Omid Tahernia, Ryan Benton and Raquel Chmielewski is an “independent director” under applicable SEC and Nasdaq rules.

ACE’s independent directors have regularly scheduled meetings at which only independent directors are present.

Ryan Benton is also Chief Financial Officer at Tempo, and Ryan introduced ACE to Tempo during a process in which the Tempo board of directors, with advice of its financial advisor considered many potential SPAC partnerships. Both boards of directors were made fully aware of Mr. Benton’s role as Chief Financial Officer of Tempo and his status as a member of the board of ACE from the outset and Mr. Benton recused himself from all deliberations and approvals of the ACE board relating to the business combination transaction with Tempo.

Executive Officer and Director Compensation

None of ACE’s directors or executive officers have received any cash compensation for services rendered to ACE. Between July 2020 and June 2021, ACE accrued an obligation to the Sponsor a total of $10,000 per month for office space, administrative and support services. The Sponsor, directors and executive officers, or any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. ACE’s audit committee reviews on a quarterly basis all payments that were made by ACE to the Sponsor, directors, executive officers or ACE or any of their affiliates. In May 2020, the Sponsor transferred 40,000 founder shares to Kenneth Klein, 35,000 founder shares to each of Omid Tahernia, Ryan Benton and Raquel Chmielewski and 10,000 founder shares to Minyoung Park, at their original per-share purchase price.

ACE is not party to any agreements with its directors or officers that provide for benefits upon termination of employment. The existence or terms of any such employment or consulting arrangements may influence ACE’s management’s motivation in identifying or selecting a target business and ACE does not believe that the ability of its management to remain with it after the consummation of its initial business combination should be a determining factor in its decision to proceed with any business combination.

Legal Proceedings

As disclosed in ACE’s Quarterly Report on Form 10-Q for the period ended June 30, 2021, on January 7, 2021, ACE entered into an Agreement and Plan of Merger with Achronix Semiconductor Corp., a Delaware corporation (“Achronix”), and Merger Sub. In May 2021, the SEC informed ACE that it was investigating certain disclosures made in ACE’s Registration Statement on Form S-4 initially filed with the SEC on February 10, 2021 (as amended from time to time, the “Achronix Form S-4”). On July 11, 2021, ACE and Achronix terminated their Agreement and Plan of Merger in a mutual decision not to pursue their business combination. On July 13, 2021, ACE withdrew the Achronix Form S-4. On October 27, 2021, ACE received a letter from the SEC in connection with its investigation with the following response: “We have concluded the investigation as to ACE Convergence Acquisition Corp. (“ACE”). Based on the information we have as of this date, we do not intend to recommend an enforcement action by the Commission against ACE.”

Periodic Reporting and Audited Financial Statements

ACE has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, ACE’s annual reports contain financial statements audited and reported on by ACE’s independent registered public accounting firm. ACE has most recently filed with the SEC its Quarterly Report on Form 10-Q covering the six months ended June 30, 2021.

ACE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “we,” “us,” “our”, the “Company” or “ACE” refer to ACE prior to the consummation of the Business Combination. The following discussion and analysis of ACE’s financial condition and results of operations should be read in conjunction with ACE’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus.

Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. ACE’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Statement Regarding Forward- Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Overview

We are a blank check company incorporated on March 31, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into a business combination with an operating business, and entered into the Merger Agreement on October 13, 2021. We intend to finance the Business Combination through shares of New Tempo common stock issued to Tempo Stockholders and shares of common stock and certain convertible debt securities issued to the PIPE Investors.

The issuance of additional shares in a business combination:

●	may significantly dilute the equity interest of investors, which dilution would increase if the anti- dilution provisions in the ACE Class B ordinary shares resulted in the issuance of ACE Class A ordinary shares on a greater than one-to-one basis upon conversion of the ACE Class B ordinary shares;
●	may subordinate the rights of holders of ordinary shares if preferred shares are issued with rights senior to those afforded our ordinary shares;
●	could cause a change of control if a substantial number of our ordinary shares is issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present directors and officers;
●	may have the effect of delaying or preventing a change of control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us;
●	may adversely affect prevailing market prices for our units, ordinary shares and/or warrants; and
●	may not result in adjustment to the exercise price of our warrants.

Similarly, if we issue debt securities or otherwise incur significant indebtedness, it could result in:

●	default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;
●	acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;
●	our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

●	our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt is outstanding;
●	our inability to pay dividends on our ordinary shares;
●	using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our ordinary shares if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;
●	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;
●	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and
●	limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

We have incurred, and expect to incur, significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to raise capital or to complete a business combination will be successful.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from inception to June 30, 2021 were organizational activities, those necessary to prepare for the initial public offering, described below, and, after the initial public offering, identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our Business Combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing a business combination.

For the three months ended June 30, 2021, we had a net loss of $1,042,594, which consists of the change in the fair value of the warrant liability of $171,825 and operating costs of $885,864, offset by interest income on marketable securities held in the Trust Account of $15,095.

For the six months ended June 30, 2021, we had a net loss of $12,567,023, which consists of the change in the fair value of the warrant liability of $10,483,385 and operating costs of $2,138,846 offset by interest income on marketable securities held in the Trust Account of $55,208.

For the period from March 31, 2020 (inception) through June 30, 2020, we had a net loss of $4,734, which consists of formation and operating costs of $4,734.

Liquidity and Capital Resources

Until the consummation of the initial public offering, the Company’s only source of liquidity was an initial purchase of Class B ordinary shares by the Sponsor and loans from the Sponsor.

On July 30, 2020, we consummated the initial public offering of 23,000,000 ACE units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 ACE units, at $10.00 per unit, generating gross proceeds of $230,000,000. Simultaneously with the closing of the initial public offering, we consummated the sale of an aggregate of 6,600,000 private placement warrants to the Sponsor at a price of $1.00 per warrant, generating gross proceeds of $6,600,000.

Following the initial public offering, the exercise of the over-allotment option and the sale of the private placement warrants, a total of $230,000,000 was placed in the Trust Account. We incurred $13,273,096 in transaction costs, including $4,600,000 of underwriting fees, $8,050,000 of deferred underwriting fees and $623,096 of other offering costs in connection with the initial public offering and the sale of the private placement warrants.

For the six months ended June 30, 2021, net cash used in operating activities was $880,323. Net loss of $12,567,023 was offset by noncash loss derived from the change in the fair value of the warrant liability of $10,483,385 and interest earned on investments of $55,209. Changes in operating assets and liabilities provided $1,258,524 of cash from operating activities.

For the period from March 31, 2020 (inception) through June 30, 2020, net cash used in operating activities was $1,698. Net loss of $4,734 was offset by the formation cost paid through promissory note of $1,548. Changes in operating assets and liabilities used $1,488 of cash from operating activities.

As of December 31, 2020, we had cash and marketable securities of $230,091,362 held in the Trust Account. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable (if applicable) and deferred underwriting commissions) to complete our business combination. To the extent that our shares or debt is used, in whole or in part, as consideration to complete our business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the post-business combination entity, make other acquisitions and pursue our growth strategies.

As of June 30, 2021, cash and marketable securities of $230,146,571 were held in the Trust Account. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable (if applicable) and deferred underwriting commissions) to complete our business combination. To the extent that our shares or debt is used, in whole or in part, as consideration to complete our business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the post-business combination entity, make other acquisitions and pursue our growth strategies.

As of December 31, 2020, we had cash of $792,416 outside of the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, properties or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

As of June 30, 2021, we had cash of $2,093 outside of the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, properties or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

On August 12, 2020, ACE entered into a working capital facility (the “Working Capital Facility”) with ASIA-IO Advisors Limited (“ASIA-IO”), an affiliate of the Sponsor, in the net amount of $600,000. The funds from the Working Capital Facility will be utilized to finance transaction costs in connection with the Business Combination. The Working Capital Facility is non-interest bearing, non-convertible and due to be repaid upon the consummation of a Business Combination. In return, ACE deposited $900,000 into an account held by ASIA-IO, from which the Company may make fund withdrawals for up to $1,500,000. As part of the Working Capital Facility, ASIA-IO waived the right to convert the Working Capital Loan into private placement warrants. Any outstanding amounts deposited with ASIA-IO upon the completion of a Business Combination or dissolution of ACE, will be returned to ACE. In November 2020, the deposit amount was reduced by $850,000. As of June 30, 2021, ACE had no outstanding borrowing under the Working Capital Facility.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we would repay such loaned amounts. In the event that a business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants identical to the private placement warrants, at a price of $1.00 per warrant at the option of the lender.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in- depth due diligence and negotiating and consummating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our business combination. Moreover, we may need to obtain additional financing either to complete our business combination or because we become obligated to redeem a significant number of our public shares upon consummation of our business combination, in which case we may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our business combination. If we are unable to complete our business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off- balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any nonfinancial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than as described below.

We entered into an agreement to pay the Sponsor a monthly fee of $10,000 for office space, administrative and support services. We began incurring these fees on July 28, 2020 and will continue to incur these fees on a monthly basis until the earlier of the completion of the business combination and the Company’s liquidation.

We have an agreement to pay the underwriters a deferred fee of $8,050,000, which will become payable to them from the amounts held in the Trust Account solely in the event that the Company completes a business combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Warrant Liability

We account for the warrants in accordance with the guidance contained in Accounting Standards Codification (“ASC”) 815-40 under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the warrants as liabilities at their fair market value and adjust the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The private warrants and the public warrants for periods where no observable traded price was available are valued using a Monte Carlo simulation. For periods subsequent to the detachment of the public warrants from the units, the public warrant quoted market price was used as the fair value as of each relevant date.

Ordinary Shares Subject to Possible Redemption

We account for our ordinary shares subject to possible conversion in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of our condensed balance sheets.

Net Income (Loss) Per Ordinary Share

We apply the two-class method in calculating earnings per share. Net income per ordinary share, basic and diluted for redeemable ordinary shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of redeemable ordinary shares outstanding since original issuance outstanding for the period. Net loss per ordinary share, basic and diluted for non-redeemable ordinary shares is calculated by dividing the net income (loss), less income attributable to redeemable ordinary shares, by the weighted average number of non-redeemable ordinary shares outstanding for the period.

Recent Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows. We adopted ASU 2020-06 effective as of January 1, 2021. The adoption of ASU 2020-06 did not have an impact on our financial statements.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

Quantitative and Qualitative Disclosures About Market Risk

As of September 30, 2020, we were not subject to any market or interest rate risk. Following the consummation of our initial public offering, the net proceeds of our initial public offering, including amounts in the Trust Account, have been invested in certain U.S. government securities with a maturity of 185 days or less or in certain money market funds that invest solely in U.S. treasuries. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

INFORMATION ABOUT TEMPO

Unless the context otherwise requires, references in this “Information About Tempo” to “we”, “us” and “our” are intended to mean the business and operations of Tempo and its consolidated subsidiaries.

Company Overview

Tempo is a leading software-accelerated electronics manufacturer that aims to transform the product development process for the world’s innovators. We believe that our proprietary software platform, with artificial intelligence (“AI”) that learns from every order, redefines the customer journey and accelerates time-to-market. Our profit, growth, and strong margins are unlocked by a differentiated customer experience and software-enabled efficiencies. We anticipate that our growth and data accrual will be accelerated via tech-enabled M&A in our highly fragmented industry.

Founded in 2013, Tempo is headquartered in San Francisco, California and, after the Tempo Add-On Acquisitions. New Tempo will serve more than 7,000 customers out of six manufacturing facilities.

We work with companies across industries, including space, semiconductor, aviation and defense, medical device, as well as industrials and e-commerce. Our customers include hardware engineers, engineering program managers, and procurement and supply chain personnel from businesses of a variety of sizes, ranging from Fortune 500 companies to start-ups. The electronics within their products are most often manufactured as Printed Circuit Board Assemblies (“PCBAs”). The PCBA manufacturing process typically takes two inputs: 1) semiconductor components, and 2) a Printed Circuit Board (“PCB”), which consists of pads that receive the components and traces that connect them. The assembly process typically consists of attaching the semiconductor components to the PCB using a paste (solder paste), then curing the paste in an oven such that a strong electrical and mechanical bond is formed. Given the varied requirements of different contexts, customers typically will design different, custom PCBAs for each of their products.

During the initial phases of product development, up until a product is deemed production worthy (or, in the case where production quantities are less than 1,000, through production), customers demand quick turnaround times and the highest quality from their vendors to ensure they are not slowed down in their ramp to release new products. IPC International, Inc. estimates the size of this electronics prototyping and on-demand production market in the United States to be approximately $290 billion. Yet, most of these electronics have historically been produced by small manufacturers who have been largely ignored by software and AI and therefore struggle manually to consistently satisfy customer demands.

Tempo has developed a technology-enabled manufacturing platform to streamline this electronic product realization process, thereby helping our customers bring new products to market faster. We believe that our platform offers customer benefits that are highly desired by the market and not available from alternative solutions through our:

●	Front-end customer portal, which provides frictionless quoting, ordering, and complex data ingestion via a secure cloud-based interface. Our front-end customer portal offers analysis, interpretation, and visual rendering of engineering, design, and supply chain data with minimal human involvement, which ultimately allows hardware engineers to reach a manufacturable design quickly and efficiently.
●	Back-end manufacturing software, which is a continuous, bi-directional digital thread that connects our customers to our smart factories, weaving together manufacturing processes and design data. In it, our data-experienced AI flags and prevents potential production issues. It is extendable and manageable across multiple sites and locations.

●	Connected network of smart factories, which deliver turnkey printed circuit board fabrication and assembly. Data from every build fuels the Tempo AI, increasing efficiencies and streamlining processes.

Tempo’s software platform helps companies iterate faster. In the status quo, each of quoting, manufacturability review, procurement, setup, and manufacturing are manual processes. We estimate that, on average, these production process steps collectively take approximately 20 days when executed manually. By contrast, with Tempo’s automated approach, these processes could be completed in approximately five days.

With the acquisitions of Advanced Circuits and Whizz, we expect to support our customers with an end-to-end, vertically integrated offering and accumulate additional data to fuel our platform. Advanced Circuits is a premier fabricator of PCBs, a key input to the PCBA manufacturing process. With Advanced Circuits as part of New Tempo, we expect to have increased control over PCB delivery timing and cost. Whizz brings design services and international on-demand production capabilities into our portfolio. We expect these added capabilities will allow New Tempo to seamlessly transition customers throughout their lifecycle from prototype through on-demand production. Further, by adding the data from Advanced Circuits and Whizz orders to Tempo’s platform, the platform’s models improve, which we expect to thereby enhance New Tempo’s customer experience and reduce New Tempo’s cost structure.

Industry Background and Competition

We focus on the approximately $290B US electronics prototype and on-demand manufacturing industry

Whether a product launch consists of fewer than 1,000 units per month (what we call on-demand production; examples include satellites and hospital operating room capital equipment) or more than one thousand units per month (what we call volume production; examples include the printed circuit boards within electric cars and laptop computers), the product development process is the same. The Aberdeen Group estimates that the average electronics product goes through 14 iterations before it gets to market. Each iteration typically requires a small number of PCBAs to be produced, i.e. 10-100 units, and that number often grows towards the latter iterations. Eventually, the product is declared manufacturing-ready, and transitions to a production phase.

According to IPC International, Inc., each year, companies spend an estimated $2.0 trillion on electronics manufacturing. Outside of the United States, prototype and on-demand production is estimated at $375 billion, while volume production is estimated at $1.3 trillion. The United States has the opposite mix: while only $60 billion is spent on volume production, there is approximately $290 billion spent on prototype and on-demand production, which is Tempo’s primary market.

The electronics prototype and on-demand production market has different dynamics than that of the volume production market. While volume production often has one design iteration parked on a production line for several months, a prototype and on-demand production line may see 14 iterations of a design in that time. There are often more than three iterations, including those of different designs, on a production line at a given time. There are other unique attributes that typify manufacturing in a high mix/low volume factory, including the practice that semiconductor component inventory is typically procured just-in-time and anywhere from two to upwards of 10 change orders are typical for a given design iteration, both of which amplify the need for quick procurement and logistics. While volume production is usually focused on minimizing cost, prototype and on-demand production are typically focused on minimizing time to market.

Many high-growth verticals require high-quality, increasingly complex electronics. According to Morgan Stanley Research, the space industry is set to grow from $350 billion to over $1.0 trillion by 2040. According to McKinsey & Company, the semiconductor industry is expected to reach $362 billion by 2025, reflecting a compound annual growth rate of 7.2% from 2020 through 2025. The aviation and defense industry is expected to reach $850 billion by 2026 based on a compound annual growth rate of 9% from 2019 through 2026 according to Facts & Factors. The medical device industry is expected to reach $600 billion by 2023 based on an anticipated compound annual growth rate of 6.1% from 2021 through 2023 according to The Business Research Company. Additionally, according to Meticulous Market Research, the industrial and ecommerce industry is expected to reach $260 billion by 2027, reflecting a compound annual growth rate of 16.7% from 2020 through 2027.

The outsourced industry is currently underserved by a highly fragmented, low-tech market

The outsourced electronics manufacturing market in the United States is currently served primarily by small businesses that are often owner-operated. IPC International Inc. estimates that approximately 1,100, or 77%, of those companies have annual gross revenues of less than $50 million, 7% have annual gross revenues between $50 million and $500 million, and the remaining 16%, many of which are volume manufacturers who often refer out prototype and on-demand production business, have annual gross revenues of $500 million or more.

Tempo primarily competes, and New Tempo is expected to complete, against the 77% of companies in the initial group with annual gross revenues of less than $50 million. Tempo believes that these companies typically have an aging, expert workforce that is retiring, along with their manufacturing knowledge. IPC International, Inc. estimates 80% of electronics manufacturing companies are finding it “somewhat” or “extremely” difficult to hire highly qualified workers.

The highly manual status quo slows the product development process. CAD and design files are sent through various methods, reviewed by humans, and produced labor-intensively. The disconnected processes are technologically underserved. The result is a process that is slow, arduous, opaque, unreliable, and of unpredictable quality.

Our Solutions and Technology

Software-accelerated electronics manufacturing: a digital thread from design to delivery

Tempo, by contrast, weaves a digital thread, from first touch to delivery. Patents underpin the algorithms that analyze the design, determine component availability, deliver a quote, and set up the manufacturing line.

Tempo’s process begins with customers uploading design files to our customer portal. Our platform proceeds to capture and preserve the engineer’s design intent, provide a rapid quote, and accept their order with minimal human interaction.

Our platform also underpins the logistics required to execute electronics manufacturing. It automatically confirms the manufacturability of the design, orders components via integrated interfaces with pre-qualified raw material vendors, and programs the factory for assembly.

The platform then streamlines electronics assembly. It automatically monitors manufacturing execution data for the sake of driving higher yields, confirms product quality, and tracks orders to ensure that they are on-time.

Tempo’s automated platform connects processes across disciplines, bridges gaps, and eliminates regrettable processing errors, setting Tempo apart from the manual processes typical of electronics manufacturing’s status quo.

The Tempo Visualizer

The Tempo Visualizer (“the Visualizer”) provides our customers with the analog of a print preview and spellcheck capability for electronics design. When a customer uploads their design data, the Visualizer creates a realistic, rendered image of what we intend to produce. We then overlay data from the digital thread onto this view. Through the Visualizer, we can surface which of the customer’s semiconductor components are difficult to stock and provide alternatives. Additionally, we can highlight details of manufacturing issues that came up and were resolved during production — not only for this iteration of the customer’s design, but for previous iterations as well.

Software-driven manufacturing and manufacturing-driven software

With our automated platform as a starting point, we are creating a self-driving factory, a factory run by the expertise of personnel, augmented by AI. The Tempo platform is central to driving a virtuous data cycle. With each incremental customer order, we collect more information on a broader range of parts and designs, which deepens the experience in the system. All this data is fuel for machine learning, improving our models, and driving ever-improving results. That benefits not only our bottom line, but also delights our customers, resulting in increased orders. Backed by this data-led experience, the Tempo platform evolves with machine intelligence.

Since incremental orders in the customer journey are learned, the platform gets smarter about noticing key differences as orders are placed. This means follow-on revisions go faster and have higher quality. Because the platform has been central in highlighting issues early in the process and noting their resolution, it begins to formulate solutions and offer suggestions proactively, helping the customer avoid problems entirely.

Given that all of the processes and data are run through a distributed cloud-based computing system, the experience, knowledge and skills from our factory based in San Francisco are fully portable and applicable to other acquired facilities and any facilities to be acquired in the future. What’s learned in one factory is immediately shared with the rest. Factories running on the platform benefit from mutual, shared experience. By combining our acquisition strategy with our technology strategy, we get a difference in kind, not just a difference in scale. We have designed the Tempo platform to not just inform our factory, but to be scalable to transform our industry.

Our Competitive Strengths

We believe that we have a number of competitive strengths that will enable our market leadership to grow. Our competitive strengths include:

●	Tech-enabled customer experience. We believe that manual power is unable to compete with an automated platform that connects processes across disciplines, bridges gaps, and minimizes regrettable processing errors. We also believe that the speed, quality, and seamlessness that we deliver to our customers through our platform sets us apart from our competitors.
●	Large and growing scale of data. With each successive customer order, we collect more information on a broader range of parts and designs, which deepens the experience in the system. All this data is fuel for machine learning, improving our models, and driving ever-improving results. We expect to increase the rate of our data accumulation through our M&A strategy.
●	Foundational patents. Our patents cover key elements of digitizing the electronics manufacturing process from end-to-end.
●	Visionary and experienced management team. Our management team has a track record of building strong technology businesses and successfully executing M&A strategies. We believe they are well-positioned to lead the company in the journey ahead.

Our Growth Strategies

The Tempo’s growth strategy has three elements:

●	Harness our end-to-end, vertically integrated platform to expand with existing customers and acquire new customers. With over 7,000 customers, we have an enormous expansion opportunity. Our broad offering — now including design, printed circuit board fabrication, and lower-cost, on-demand production — benefits our existing customers, unlocks new customers and verticals, and opens up cross-selling opportunities. Additionally, our deep control of the supply chain enhances the customer experience.
●	Enhance our automated, intelligent process to benefit the customer experience. As we take more orders, we accumulate more data. More data helps us deliver a better customer experience, which, in turn, drives more orders — a virtuous cycle. Further, additional orders yield additional gross profit, which we can use to accelerate our R&D investment in our software platform.
●	Continue to make disciplined inorganic investments. The $290 billion fragmented landscape is a target-rich environment for tech-enabled M&A. To execute this strategy, we plan to leverage our leadership teams’ decades of acquisition and integration experience. We expect that our software platform will confer top-line and bottom-line benefits to the targets we acquire. In addition, we expect that future acquisitions will provide further fuel, in the form of data, for enhancing our platform.

Our Customers

New Tempo will serve more than 7,000 customers across the space, semiconductor, aviation and defense, medical device, and industrial and ecommerce industries. New Tempo’s customers will include four of the top five space companies, three of the top five semiconductor companies, four of the top five aviation and defense companies, four of the top five medical device companies, and three of the top five industrial and ecommerce companies by market capitalization. We have one customer that accounted for more than 10% of our 2020 revenue, which provided 19.6% of our revenues during that year.

Intellectual Property

Our ability to drive innovation in our business depends in part upon our ability to protect our core technology and intellectual property. We attempt to protect our intellectual property rights, both in the United States and abroad, through a combination of patent, trademark, copyright and trade secret laws, as well as nondisclosure and invention assignment agreements with our consultants and employees and through non-disclosure agreements with our vendors and business partners. Unpatented research, development, know-how and engineering skills make an important contribution to our business, but we pursue patent protection when we believe it is possible and consistent with our overall strategy for safeguarding intellectual property.

As of June 30, 2021, we own two issued United States patents. Tempo’s patents and patent applications are directed to, among other things, the digitization of the electronics manufacturing process. In addition, we have four issued United States trademarks and three issued international trademarks. Following our contemplated acquisition of Advanced Circuits, we will be adding six United States trademarks.

Employees

As of June 30, 2021, we had 150 employees located in the United States. None of our employees are represented by a labor union. We have not experienced any work stoppages and believe we maintain good relations with employees.

Following our contemplated acquisition of Advanced Circuits, we will be adding 449 employees located in the United States.

Following our contemplated acquisition of Whizz, we will be adding 61 employees located in the United States and 59 employees located in Malaysia.

We do not expect the contemplated Advanced Circuits and Whizz acquisitions to change the fact that none of our employees are represented by a labor union or that we have not experienced any work stoppages and believe we maintain good employee relations.

Facilities

As of June 30, 2021, we lease our principal executive office in San Francisco, California. This leased facility consists of approximately 50,000 square feet under a lease that expires in 2023. This facility accommodates our product development and engineering teams, operations, sales, marketing, finance, administrative, and manufacturing functions.

Following our contemplated acquisition of Advanced Circuits, we will be adding an approximately 115,000 square foot facility in Aurora, Colorado, which is under a lease that expires in 2026, an approximately 50,000 square foot facility in Chandler, Arizona, which is under a lease that expires in 2029, and an approximately 50,000 square foot facility in Maple Grove, Minnesota, which is under a lease that expires in 2023.

Following our contemplated acquisition of Whizz, we will be adding an approximately 44,000 square foot facility in Santa Clara, California, which is under a lease that expires in 2024 and an approximately 73,000 square foot facility in Kulim, Kedah Malaysia, which is under a lease that expires in 2072.

Government Regulation

Our business activities are subject to various laws, rules, and regulations of the United States. Compliance with these laws, rules, and regulations has not had a material effect upon our capital expenditures, results of operations, or competitive position, and we do not currently anticipate material capital expenditures for environmental control facilities. Nevertheless, compliance with existing or future governmental regulations, including, but not limited to, those pertaining to international operations, export controls, business acquisitions, consumer and data protection, employee health and safety, and taxes, could have a material impact on our business in subsequent periods. Please see “Risk Factors” for a discussion of these potential impacts.

Legal Proceedings

We are and, from time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not presently a party to any other legal proceedings that, in the opinion of our management, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, financial condition, or cash flows. For the avoidance of doubt, we do not expect our contemplated acquisitions of Advanced Circuits and Whizz to change that.

TEMPO MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Tempo should be read together with Tempo’s audited annual financial statements and the unaudited interim condensed financial statements, together with related notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the section of this proxy statement/prospectus entitled “Information About Tempo” and the unaudited pro forma condensed combined financial information as of and for the six months ended June 30, 2021, and for the year ended December 31, 2020 (in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information”). The following discussion contains forward-looking statements that involve risks, uncertainties, and assumptions. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in the forward-looking statements as a result of various factors, including those set forth under the section entitled “Risk Factors — Risks relating to Tempo’s Business and Industry” or elsewhere in this proxy statement/prospectus.

Unless the context otherwise requires, references in this “Tempo Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “us” and “our” are intended to mean the business and operations of Tempo.

Company Overview

Tempo is a leading software-accelerated electronics manufacturer that aims to transform the product development process for the world’s innovators. We believe that our proprietary software platform, with artificial intelligence (“AI”) that learns from every order, redefines the customer journey and accelerates time- to-market. Our profit, growth, and strong margins are unlocked by a differentiated customer experience and software-enabled efficiencies. We anticipate that our growth and data accrual will be accelerated via tech- enabled M&A in our highly fragmented industry.

Headquartered in San Francisco, California and founded in 2013, Tempo works with companies across industries, including space, semiconductor, aviation and defense, medical device, as well as industrials and e-commerce. Our customers include hardware engineers, engineering program managers, and procurement and supply chain personnel from businesses of a variety of sizes, ranging from Fortune 500 companies to start-ups. The electronics within their products are most often manufactured as Printed Circuit Board Assemblies (“PCBAs”). The PCBA manufacturing process typically takes two inputs: 1) semiconductor components, and 2) a Printed Circuit Board (“PCB”), which consists of pads that receive the components and traces that connect them. The assembly process typically consists of attaching the semiconductor components to the PCB using a paste (solder paste), then curing the paste in an oven such that a strong electrical and mechanical bond is formed. Given the varied requirements of different contexts, customers typically will design different, custom PCBAs for each of their products.

During the initial phases of product development, up until a product is deemed production worthy (or, in the case where production quantities are less than 1,000, through production), customers demand quick turnaround times and the highest quality from their vendors to ensure they are not slowed down in their ramp to release new products. IPC International, Inc. estimates the size of this electronics prototyping and on-demand production market in the United States to be approximately $290 billion. Yet, most of these electronics have historically been produced by small manufacturers who have been largely ignored by software and AI and therefore struggle manually to consistently satisfy customer demands. Tempo has developed a technology-enabled manufacturing platform to streamline this electronic product realization process, thereby helping our customers bring new products to market faster. We believe that our platform offers customer benefits that are highly desired by the market and not available from alternative solutions through our:

●	Front-end customer portal, which provides frictionless quoting, ordering, and complex data ingestion via a secure cloud-based interface. Our front-end customer portal offers analysis, interpretation, and visual rendering of engineering, design, and supply chain data with minimal human involvement, which ultimately allows hardware engineers to reach a manufacturable design quickly and efficiently.
●	Back-end manufacturing software, which is a continuous, bi-directional digital thread that connects our customers to our smart factories, weaving together manufacturing processes and design data. In it, our data-experienced AI flags and prevents potential production issues. It is extendable and manageable across multiple sites and locations.

●	Connected network of smart factories, which deliver turnkey printed circuit board fabrication and assembly. Data from every build fuels the Tempo AI, increasing efficiencies and streamlining processes.

Tempo’s software platform helps companies iterate faster. In the status quo, each of quoting, manufacturability review, procurement, setup, and manufacturing are manual processes. We estimate that, on average, these production process steps collectively take approximately 20 days when executed manually. By contrast, with Tempo’s automated approach, these processes could be completed in approximately five days.

Growth Strategy and Outlook

Tempo’s growth strategy has three elements:

●	Harness our end-to-end, vertically integrated platform to expand with existing customers and acquire new customers. With over 7,000 customers after the Tempo Add-On Acquisitions, we have an enormous expansion opportunity. Our broad offering — including design, printed circuit board fabrication, and lower-cost, on-demand production (after the Tempo Add-On Acquisitions) — benefits our existing customers, unlocks new customers and verticals, and opens up cross-selling opportunities. Additionally, after the Tempo Add-On Acquisitions, our deeper control of the supply chain enhances the customer experience.
●	Enhance our automated, intelligent process to benefit the customer experience. As we take more orders, we accumulate more data. More data helps us deliver a better customer experience, which, in turn, drives more orders — a virtuous cycle. Further, additional orders yield additional gross profit, which we can use to accelerate our R&D investment in our software platform.
●	Continue to make disciplined inorganic investments. The $290 billion fragmented landscape is a target- rich environment for tech-enabled M&A. To execute this strategy, we plan to leverage our leadership teams’ decades of acquisition and integration experience. We expect that our software platform will confer top-line and bottom-line benefits to the targets we acquire. In addition, we expect that future acquisitions will provide further fuel, in the form of data, for enhancing our platform.

The Business Combination

Tempo entered into a Merger Agreement with ACE and Merger Sub on October 13, 2021. Pursuant to the Merger Agreement, and assuming a favorable vote of ACE’s stockholders, Merger Sub, a wholly owned subsidiary of ACE, will be merged with and into Tempo. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and we shall continue as the surviving corporation of the Merger. Tempo will be the wholly owned subsidiary of ACE, and ACE will change its name to “Tempo Automation Holdings, Inc.” Tempo will be deemed the accounting predecessor and the combined entity will be the successor SEC registrant, meaning that Tempo’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.

The Merger is anticipated to be accounted for as a reverse recapitalization. Under this method of accounting, ACE will be treated as the acquired company for financial statement reporting purposes. The most significant change in the successor’s future reported financial position and results are expected to be an estimated increase in cash (as compared to Tempo’s balance sheet at June 30, 2021). Approximately $919 million estimated post-transaction equity value based on current assumptions with up to $391 million in gross cash proceeds to Tempo consisting of $230 million from cash in trust by ACE, assuming no redemptions by shareholders of ACE and $161 million from other financing sources. Other significant changes include the recognition of approximately $63.3 million of Earn-out arrangements and $36.0 million in warrants recognized as a result of the Business Combination. The Earn-out arrangement and warrants are liability classified and require their fair value to be reported at each reporting period with changes recognized in earnings. The Business Combination also resulted in the recognition of intangible assets and goodwill from the Tempo Add-On Acquisitions of Advanced Circuits and Whizz of $135.3 million and $180.8 million, respectively. Total non-recurring transaction costs are estimated at approximately $45.0 million, of which Tempo expects the substantial majority to be capitalized as an offset to equity. See “Unaudited Pro Forma Condensed Combined Financial Information.”

As a consequence of the Merger, Tempo will become the successor to an SEC-registered and Nasdaq-listed company which will require Tempo to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Tempo expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Comparability of Financial Information

The following tables contain summary historical financial data of Tempo for the periods and as of the dates indicated.

Tempo’s statement of operations for the years ended December 31, 2020 and 2019 are derived from the audited annual financial statements included elsewhere in this proxy statement. Tempo’s statement of operations for the period ended June 30, 2021 and 2020 are derived from the unaudited interim condensed financial statements included elsewhere in this proxy statement.

	Six Months Ended June 30,		Year Ended December 31,
(In thousands)	2021	2020	2020	2019
Statement of Operations:
Revenue	$7,917	$10,212	$18,724	$18,134
Cost of revenue	5,551	6,875	14,098	13,844
Gross profit	2,366	3,337	4,626	4,290
Operating expenses
Research and development	3,879	3,611	6,690	6,208
Sales and marketing	3,835	4,731	7,892	8,913
General and administrative	7,309	4,711	8,613	7,366
Total operating expenses	15,023	13,053	23,195	22,487
Loss from operations	(12,657)	(9,716)	(18,569)	(18,197)
Other income (expense), net
Interest expense	(881)	(85)	(630)	(140)
Interest income	1	46	49	505
Remeasurement of convertible debt	—	—	—	(562)
Change in fair value of warrants	(115)	46	47	1,428
Total other income (expense), net	(995)	7	(534)	1,231
Loss before income taxes	(13,652)	(9,709)	(19,103)	(16,966)
Income tax provision	—	—	1	3
Net loss	$(13,652)	$(9,709)	$(19,104)	$(16,969)

Key Financial Definitions/Components of Results

Revenue

Tempo generates revenue by manufacturing electronics, in the form of Printed Circuit Board Assemblies (“PCBAs”). It produces prototype and on-demand production PCBAs for engineers with urgent, high complexity projects. Our contracts consist of a single performance obligation of completed PCBA and hence, the contract price per the purchase order is deemed to be reflective of the standalone selling price. Revenue is recognized over time using the cost input method. Over time recognition was applied as products represent assets with no alternative use and the contracts include an enforceable right to payment for work completed to date.

Our customer base consists primarily of leading innovators in space, semiconductor, aviation & defense, medical device, and industrial & e-commerce industries. We enter into a purchase order with each customer and ensure that the purchase orders are executed by all parties. Payment terms and conditions vary by contract type, although terms generally include a requirement of payment within 30 to 60 days of the date when the performance obligation is satisfied and include no general rights of return.

Operating Expenses

Costs of revenue

Cost of revenue primarily include direct materials, direct labor, and manufacturing overhead incurred for revenue-producing units shipped. Cost of revenue also includes associated warranty costs, shipping and handling, and other miscellaneous costs.

Research and development expense

Research and development costs are expensed as incurred and consist primarily of personnel and related costs for product development activities. Research and development costs also include professional fees payable to third-parties, license and subscription fees for development tools, and manufacturing-related costs associated with product development. With the additional resources that come from the business combination, we expect to increase our investment in research and development.

Sales and marketing expense

Selling and marketing expenses consist of personnel and related expenses for our employees working in sales and marketing and business development departments including salaries, bonuses, payroll taxes, and stock-based compensation. Also included are non-personnel costs such as marketing activities, professional and other consulting fees. With the additional resources that come from the business combination, we expect to increase our investment in sales and marketing.

General and administrative expense

General and administrative expenses consist primarily of personnel and related expenses for our employees, in our finance and administrative teams including salaries, bonuses, payroll taxes, and stock-based compensation. It also consists of legal, consulting, and professional fees, rent expenses pertaining to our offices, business insurance costs and other costs. We also expect that after the merger, we will incur additional audit, tax, accounting, legal and other costs related to compliance with applicable securities and other regulations, as well as additional insurance, investor relations, and other costs associated with being a public company.

Impacts Related to the COVID-19 Pandemic

In March 2020, the World Health Organization declared the outbreak of COVID-19 to be a global pandemic and recommended containment and mitigation measures worldwide. In response, government authorities have issued an evolving set of mandates, including requirements to shelter-in-place, curtail business operations, restrict travel, and avoid physical interaction. These mandates and the continued spread of COVID-19 have disrupted normal business activities in many segments of the global economy, resulting in weakened economic conditions. More recently, government mandates have been lifted by certain public authorities and economic conditions have improved in certain sectors of the economy relative to early in the second quarter. Certain regions of the world have experienced increasing numbers of COVID-19 cases, however, and if this continues and if public authorities intensify efforts to contain the spread of COVID-19, normal business activity may be further disrupted and economic conditions could weaken.

Our ability to continue to operate without any significant negative impacts will in part depend on our ability to protect our employees and our supply chain. We have endeavored to follow actions recommended by governments and health authorities to protect our employees. We have been able to broadly maintain our operations, and we intend to continue to work with our stakeholders (including customers, employees, suppliers, and local communities) to responsibly address this global pandemic. The Company's operations expose it to the COVID-19 pandemic, which has had and may continue to have an adverse impact on Tempo's operations due to supply chain and distribution system constraints. However, uncertainty resulting from the global pandemic could result in unforeseen disruptions that could impact our operations going forward.

We believe that some of our customers have deferred decision making and commitments regarding future orders and new contracts. We have also not observed any material impairments of our assets or a significant change in the fair value of assets due to the COVID-19 pandemic.

For additional information on risk factors that could impact our results, please refer to “Risk Factors” located elsewhere in this proxy statement/prospectus.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires Tempo’s management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses during the reported periods. The more critical accounting estimates include estimates related to revenue recognition and stock-based compensation. Tempo also has other key accounting policies, which involve the use of estimates, judgments and assumptions that are significant to understanding its results, which are described in Note 2 to Tempo’s consolidated financial statements as of and for the years ended December 31, 2020 and 2019, appearing elsewhere in this proxy statement/prospectus.

Revenue Recognition

In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”), we recognize revenue over the contract period as services are being performed and as the related asset is being created. The amount of revenue recognized reflects the consideration to which we expect to be entitled to receive in exchange for these services using the five-step method required by ASC 606:

1)	Identify the contract with a customer:

A contract with a customer exists when (i) we enter into an enforceable contract with a customer that defines each party’s rights regarding the products and services to be transferred and identifies the payment terms related to these products and services, (ii) the contract has commercial substance, and (iii) we determine that collection of substantially all consideration for products and services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration. We enter into a purchase order with each customer and ensure the purchase order is executed by all parties. Payment terms and conditions vary by contract type, although terms generally include a requirement of payment within 30 to 60 days of the date when the performance obligation is satisfied and include no general rights of return.

2)	Identify the performance obligations in the contract:

Performance obligations promised in a contract are identified based on the products and services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the products and services either on its own or together with other resources that are readily available from third parties or from us, and are distinct in the context of the contract, whereby the transfer of the products and services is separately identifiable from other promises in the contract. Our contracts consist of a single performance obligation of completed PCBAs.

As part of the term and conditions of the customer contract, we generally offer a warranty for a period of one year. This type of warranty provides the customers with assurance that the related assembled product will function as intended and complies with any agreed upon specifications. Therefore, as the warranty cannot be purchased separately and only provides assurance that the product complies with agreed-upon specifications, the warranty is not considered a separate performance obligation.

3)	Determine the transaction price:

The transaction price is determined based on the consideration to which we will be entitled in exchange for transferring products and services to the customer. The transaction price consists of fixed consideration as noted in each purchase order. In instances where the timing of revenue recognition differs from the timing of invoicing, we have determined that contracts do not include a significant financing component. We elected a practical expedient available under ASC 606 which permits us to not adjust the amount of consideration for the effects of a significant financing component if, at contract inception, the expected period between the transfer of promised goods or services and customer payment is one year or less.

4)	Allocate the transaction price to performance obligations in the contract:

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Each purchase order contains only one performance obligation and hence, the contract price per the purchase order is deemed to be reflective of the standalone selling price and the entire transaction price is allocated to the single performance obligation. All manufactured products are highly customized, and therefore, priced independently.

5)	Recognize revenue when or as the company satisfies a performance obligation:

For each performance obligation identified, we determine at contract inception whether the performance obligation is satisfied over time or at a point in time. The transfer of control for our products qualify for over time revenue recognition because the products represent assets with no alternative use and the contracts include an enforceable right to payment for work completed to date. We have selected a cost incurred input method of measuring progress to recognize revenue over time, based on the status of work performed. The cost input method is representative of the value provided to the customer as it represents our performance completed to date. We typically satisfy our performance obligations in one month or less. We have elected to treat shipping and handling activities as fulfillment costs and also elected to record revenue net of sales and other similar taxes.

Stock-Based Compensation

We recognize stock-based compensation expense on a straight-line basis over the requisite service period. Equity-classified awards issued to employees non-employees, and directors are measured at the grant-date fair value of the award. Forfeitures are recognized as they occur. For accounting purposes, we estimate grant-date fair value of stock options using the Black-Scholes-Merton (“BSM”) option pricing model. The BSM option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the risk-free interest rates, the expected term of the option, the expected volatility of the price of our common stock and the expected dividend yield of our common stock.

Recent accounting pronouncements

A discussion of recently issued accounting standards applicable to Tempo is described in Note 2, Significant Accounting Policies, in the Notes to Consolidated Financial Statements contained elsewhere in this proxy statement/prospectus.

Results of operations

Six months ended June 30, 2021 compared to six months ended June 30, 2020

The following table sets forth Tempo’s unaudited statements of operations data for the six months ended June 30, 2021 and 2020, respectively. We have derived this data from our unaudited interim condensed financial statements included elsewhere in this prospectus. Tempo has prepared the six-month data on a consistent basis with the audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 included in this proxy statement/prospectus. In the opinion of Tempo’s management, the unaudited six-month financial information reflects all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data.

	Six Months
	Ended June 30,
(In thousands)	2021	2020	$Change	% Change
Statement of Operations:
Revenue	$7,917	$10,212	$(2,295)	-22%
Cost of revenue:	5,551	6,875	(1,324)	-19%
Gross profit	2,366	3,337	(971)	-29%
Operating expenses
Research and development	3,879	3,611	268	7%
Sales and marketing	3,835	4,731	(896)	-19%
General and administrative	7,309	4,711	2,598	55%
Total operating expenses	15,023	13,053	1,970	15%
Loss from operations	(12,657)	(9,716)	(2,941)	30%
Other income (expense), net
Interest expense	(881)	(85)	(796)	936%
Interest income	1	46	(45)	-98%
Change in fair value of warrants	(115)	46	(161)	-350%
Total other income (expense), net	(995)	7	(1,002)	-14,314%
Loss before income taxes	(13,652)	(9,709)	(3,943)	41%
Income tax provision	—	—	—	N.M.
Net loss	$(13,652)	$(9,709)	$(3,943)	41%

N.M. — Percentage change not meaningful

Revenue

Revenue for the six-months ended June 30, 2021 was $7.9 million compared to $10.2 million for the same period in 2020. The year-over-year decrease is primarily due to COVID-19 and global semiconductor supply shortage, which resulted in reduced sales volumes.

Cost of revenue and gross profit

Cost of revenue for the six-months ended June 30, 2021 was $5.6 million compared to $6.9 million for the six-months ended June 30, 2020. The decrease in cost of revenue for the six-months ended June 30, 2021 over the same period in 2020 is proportionate to the decrease in revenue during the same comparable periods.

Our gross profits for the six-months ended June 30, 2021 decreased by $1.0 million, or 29%, as compared to the six-months ended June 30, 2020. The decrease in gross margins by 3.0% was mainly due to an increase in direct material costs on account of the global semiconductor supply shortage.

Research and development expenses

Research and development expenses for the six-months ended June 30, 2021 increased by $0.3 million, or 7%, compared to the same period in 2020. The increase in research and development expenses is primarily attributable to $0.2 million increase in process engineering headcount, $0.2 million increase in software license and subscription expenses and $0.1 million increase in other consulting and professional services. This was partially offset by $0.2 million of severance payments incurred during the six months ended June 30, 2020.

Sales and marketing expenses

Sales and marketing expenses for the six-months ended June 30, 2021 decreased by $0.9 million, or 19%, compared to the same period in 2020. The decrease in sales and marketing expenses is primarily attributable to $0.7 million decrease in wages and related payroll taxes driven by an average reduction of 12% in headcount and $0.2 million of lower severance payments.

General and administrative expenses

General and administrative expenses for the six-months ended June 30, 2021 increased by $2.6 million, or 55%, compared to the same period in 2020. The increase in general and administrative expenses is primarily attributable to $1.6 million increase in legal fees mainly due to activities for the Tempo Add-On Acquisitions, $0.8 million increase associated with consulting and professional services, and $0.2 million increase in recruiting related costs.

Interest expense

Interest expense for the six-months months ended June 30, 2021 increased by $0.8 million as compared to the six-months ended June 30, 2020 primarily due to additional term loans with Silicon Valley Bank and SQN Capital Management, LLC which were entered into during the six-months ended June 30, 2021 as compared to one term loan with Silicon Valley Bank during six-months ended June 30, 2020 which was paid off in June 2021.

Interest income

The increase in interest income for the six-months months ended June 30, 2021 as compared to the six-months ended June 30, 2020 was not material.

Fair value of warrants

Fair value of warrants changed by $0.2 million from the six-months ended June 30, 2021 as compared to the six-months ended 2020 related to the issuance of warrants in conjunction with entering into the credit facilities with Silicon Valley Bank and SQN Capital Management, LLC.

Net loss

As a result of the factors discussed above, our net loss for the six-months ended June 30, 2021 was $13.7 million, an increase of $3.9 million, or 41%, as compared to $9.7 million for the six-months ended June 30, 2020.

Year ended December 31, 2020 compared to year ended December 31, 2019

The following table sets forth our statement of operations data for 2020 and 2019. We have derived this data from our audited annual financial statements included elsewhere in this prospectus. This information should be read in conjunction with our audited annual financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results of operations for any future period.

	Year Ended
	December 31,
(In thousands)	2020	2019	$ Change	% Change
Statement of Operations:
Revenue	$18,724	$18,134	$590	3%
Cost of revenue:	14,098	13,844	254	2%
Gross profit	4,626	4,290	336	8%
Operating expenses
Research and development	6,690	6,208	482	8%
Sales and marketing	7,892	8,913	(1,021)	-11%
General and administrative	8,613	7,366	1,247	17%
Total operating expenses	23,195	22,487	708	3%
Loss from operations
Other income (expense), net	(18,569)	(18,197)	(372)	2%
Interest expense	(630)	(140)	(490)	350%
Interest income	49	505	(456)	-90%
Remeasurement of convertible debt	—	(562)	562	-100%
Change in fair value of warrants	47	1,428	(1,381)	-97%
Total other income (expense), net	(534)	1,231	(1,765)	-143%
Loss before income taxes	(19,103)	(16,966)	(2,137)	13%
Income tax provision	1	3	(2)	-67%
Net loss	$(19,104)	$(16,969)	$(2,135)	13%

Revenue

Total revenue for the year ended December 31, 2020 was $18.7 million which compares with total revenue of $18.1 million for the year ended December 31, 2019. Our revenue year over year remained stable despite the ongoing challenges of the COVID-19 pandemic and global semiconductor supply shortage.

Cost of revenue and gross profit

Cost of revenue for the year ended December 31, 2020 was $14.1 million compared to $13.9 million for the year ended December 31, 2019. The 2% increase in cost of revenue for the year ended December 31, 2020 over the year ended December 31, 2019 grew proportionately with the increase in revenue during the same comparable periods.

Our gross profits for the year ended December 31, 2020 increased by $0.3 million, or 8%, as compared to the year ended December 31, 2019. The decrease in gross margins by 1.0% was mainly due to an increase in direct material costs on account of the global semiconductor supply shortage.

Research and development expenses

Research and development expenses for the year ended December 31, 2020 increased by $0.5 million, or 8%, compared to the year ended December 31, 2019. The increase in research and development expenses is primarily attributable to $0.3 million increase in severance payments, $0.2 million increase in software license and subscription expenses, and $0.1 million increase in other consulting and professional services. This was partially offset by $0.1 million decrease in stock-based compensation expense attributable to research and development personnel.

Sales and marketing expenses

Sales and marketing expenses for the year ended December 31, 2020 decreased by $1.0 million, or 11%, compared to the year ended December 31, 2019. The decrease in sales and marketing expenses is primarily attributable to $0.8 million decrease in wages and related payroll taxes and commission expenses driven by an average reduction of 22% in headcount as a result of the global pandemic and $0.4 million decrease in marketing and public relation agency fees which were affected due to the global pandemic. The increase was partially offset by $0.2 million increase in severance payments.

General and administrative expenses

General and administrative expenses for the year ended December 31, 2020 increased by $1.2 million, or 17%, compared to the year ended December 31, 2019. The increase in general and administrative expenses is primarily attributable to $1.6 million increase in employee compensation and benefits, including stock-based compensation, driven by an average growth of 33% in headcount beginning end of fiscal year 2019 through fiscal year 2020. This was offset by $0.4 million decrease in recruiting related expenses driven by higher retainer fees for executive search in fiscal year 2019.

Interest expense

Interest expense for the year ended December 31, 2020 increased by $0.5 million as compared to the year ended December 31, 2019 primarily due to interest incurred on our term loan with Silicon Valley Bank, which was entered in June 2020.

Interest income

Interest income for the year ended December 31, 2020 decreased by $0.5 million as compared to the year ended December 31, 2019 primarily due to lower interest income from the SVB Sweep Account maintained by Tempo owing to lower average balance together with lower interest rates in fiscal year 2020 compared to fiscal year 2019.

Remeasurement of convertible debt

We classified the 2019 Notes as a liability at their fair value and adjusted the instrument to fair value at each balance sheet date. During 2019, we recorded a change in the fair value of the 2019 Notes of $0.6 million as remeasurement of derivative liabilities in the statements of operations prior to their extinguishment in April 2019.

Change in fair value of warrants

Income recorded attributable to the change in fair value of warrants decreased by $1.4 million from the year ended December 31, 2020, as compared to the year ended December 31, 2019. During the year ended December 31, 2019, in conjunction with the Series C financing, warrants to purchase 10,300,550 Series C-2 preferred stock were issued. At initial recognition in April 2019, such warrants were recorded as a liability with an offsetting decrease to preferred stock. During 2019 certain conditions related to exercisability of the warrants were not achieved resulting in expiration of the warrants and the recording of other income of $1.5 million in 2019. During the year ended December 31, 2020, there were nominal changes in the fair value of warrants.

Net loss

As a result of the factors discussed above, our net loss for the year ended December 31, 2020 was $19.1 million, an increase of $2.1 million, or 13%, as compared to $17.0 million for the year ended December 31, 2019.

Liquidity and capital resources

Tempo’s primary sources of liquidity is cash provided by preferred equity offerings, and borrowings from various debt issuances. Since inception, we have used our resources principally on product development efforts, including the development of Tempo’s software platform, growing our business, and making necessary investments in building Tempo’s factory in San Francisco. Tempo had an accumulated deficit of $74.0 million and $60.3 million as of June 30, 2021 and December 31, 2020, respectively. As of June 30, 2021, Tempo had $25.4 million in cash, cash equivalents, and restricted cash and working capital of $19.6 million. As of December 31, 2020, Tempo had $17.7 million in cash, cash equivalents and restricted cash and working capital of $15.4 million. We believe that our existing capital resources, including the debt financings discussed below, will be sufficient to fund our operations in the near term without regard to the transaction contemplated within this proxy statement/prospectus.

As noted above, we have entered into a Merger Agreement with ACE. At the close of the transaction, we expect to receive approximately $65.0 million in cash (assuming no redemptions by ACE’s shareholders) and no cash inflows (assuming maximum redemption scenario). We expect these funds from the transaction; ongoing cash generated from the business; and additional funds accessible under the Loan and Security Agreement, additional debt financings and equity offerings to provide funding for continued investment in product development to accelerate our product innovation, as well as the potentially funding of inorganic growth opportunities.

Debt Financings

Term Loans

To finance its operations, Tempo entered into a series of terms loans with a certain lender.

In June 2020, Tempo entered into a Loan and Security Agreement (“LSA”) with the same lender where Tempo drew down $4.0 million (the “Term Loan”) and secured up to $4.0 million in a revolving line of credit (the “Credit Facility”). If Tempo defaults on the loan, the lender shall have a first priority on all asset lien, including intellectual property. There is a collateral carve out for up to $4.0 million for specific — lien equipment financing, which shall be subject to SVB’s approval.

The Credit Facility is limited to the lesser of $4.0 million or the amount available under the borrowing base defined by the agreement, less the outstanding principal balance of any advances. During 2020, Tempo drew down $1.6 million from the credit facility and repaid amount back in full.

On June 23, 2021, Tempo entered into a new loan and security agreement with Silicon Valley Bank and paid off the Credit Facility that existed as of December 31, 2020. Under this transaction, Tempo’s term loan debt obligation increased to $10.0 million, with the term commencing June 23, 2021 and maturing on September 1, 2022. Tempo is required to make monthly payments for a period of 8 months beginning from January 2022 and thereafter principal and interest outstanding under the agreement in September 2022.

On January 29, 2021, Tempo entered into an equipment loan and security agreement with SQN Venture Income Fund II, LP. The overall loan facility provides for a maximum borrowing capacity of $6.0 million consisting of two tranches, each with a borrowing capacity up to $3.0 million.

On January 29, 2021, Tempo drew down $3.0 million of the facility. Tempo is required to make monthly payments for a period of 42 months on this tranche. The loan has a maturity date of July 2024. An additional $3.0 million can be drawn by Tempo, provided that certain criteria are met, such as Tempo not having defaulted on the Tranche I Loan and there having not been a material adverse change (as defined in the Loan and Security Agreement) as of the date for the borrowing request. The loan facility is used for financing certain equipment purchases.

On June 23, 2021, Tempo entered into a loan and security agreement with SQN Venture Income Fund II, LP. The overall term loan facility provides for a maximum borrowing capacity of $20.0 million consisting of two tranches, each with a borrowing capacity of $10.0 million.

On June 23, 2021, Tempo drew down $10.0 million of the facility. Tempo is required to make monthly interest-only payments for a period of 18 months and thereafter principal and interest outstanding under the agreement in December 2022. On August 13, 2021, Tempo drew down the remaining $10.0 million. This tranche has a maturity date of February 2023. The term loan facility is used for general working capital purposes.

In October 2021, Tempo entered into a loan and security agreement with a maximum borrowing capacity of $150.0 million consisting of four tranches. Under this agreement, Tranche 1 provided for the rollover of Tempo’s existing SQN Venture Income Fund II, LP $20.0 million facility. Borrowing capacity for Tranche 2, tranche 3 and tranche 4 is $20.0 million, $40.0 million, and $70.0 million, respectively. The tranches have an earliest expiration date of December 23, 2022.

Paycheck Protection Program Loan

In May 2020, Tempo was granted a loan under the Paycheck Protection Program offered by the Small Business Administration (“SBA”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), section 7(a)(36) of the Small Business Act for $2.5 million. Monthly payments of principal and interest of approximately $0.1 million began in December 2020, subject to deferral as Tempo has applied for debt forgiveness, and continue through maturity in May 2022, if required.

Tempo applied for the PPP loan to be forgiven in December 2020. Subsequent to the year end, Tempo has been notified that the entire $2.5 million PPP loan has been forgiven in August 2021. See Note 11 for further details.

Convertible Promissory Notes

In January 2019, Tempo issued a convertible promissory note to an investor for gross proceeds of $5.0 million (“2019 Notes”). Prior to maturity, the 2019 Notes may be converted into preferred stock for an amount equal to the principal amount of the outstanding balance and the unpaid accrued interest either automatically or at the election of the investor upon various financing events as defined in the agreement.

The conversion of the 2019 Notes occurred when Tempo closed their Series C round of financing in April 2019, and the investor elected to convert $5.1 million of the 2019 Notes, consisting of outstanding principal amount of $5.0 million and unpaid accrued interest of $0.1 million, into 1,497,748 shares of Tempo’s Series C-1 preferred stock.

Equity Financings

In 2019, we issued an aggregate of 10,669,200 shares of Series C convertible preferred stock for aggregate proceeds of $40.0 million.

Cash flows for the six-months ended June 30, 2021 and 2020

The following table summarizes Tempo’s cash flows from operating, investing, and financing activities for the six-months ended June 30, 2021 and 2020:

	For the six months ended June 30,
(in thousands)	2021	2020
	(unaudited)	(unaudited)
Net cash used in operating activities	$(10,012)	$(7,729)
Net cash used in investing activities	$(191)	$(1,908)
Net cash provided by financing activities	$17,855	$10,485

Cash flows from operating activities

For the six months ended June 30, 2021, operating activities used $10.0 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $13.7 million, offset by our non-cash charges of $2.6 million primarily consisting of depreciation and amortization of $1.4 million, stock-based compensation of $0.7 million, non-cash operating lease expense of $0.4 million and other non-cash expenses amounting to $0.2 million. The cash provided from our changes in our operating assets and liabilities was $5.3 million, which was primarily due to $1.9 million increase in accounts payable and $3.4 million increase in accrued liabilities. These amounts were partially offset by cash used in changes in our operating assets and liabilities of $4.3 million which primarily consists of $1.9 million increase in accounts receivable, increase of $1.4 million in inventory, $0.4 million increase in prepaids and other current assets, $0.4 million decrease in operating lease liabilities and $0.2 million increase in other non-current assets.

For the six months ended June 30, 2020, operating activities used $7.7 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $9.7 million, offset by our non-cash charges of $2.2 million primarily consisting of depreciation and amortization of $1.0 million, stock-based compensation of $0.7 million, and non-cash operating lease expense of $0.5 million. The cash provided from our changes in our operating assets and liabilities was $2.2 million, which was primarily due to decrease in accounts receivable. These amounts were partially offset by cash used in changes in our operating assets and liabilities of $2.4 million which primarily consists of $0.7 million decrease in accounts payable, $0.5 million decrease in accrued liabilities and other non-current liabilities, increase of $0.8 million in inventory, $0.2 million increase in prepaids and other current assets, and $0.2 million increase in other non-current assets.

Cash flows from investing activities

During the six months ended June 30, 2021 and 2020, cash used in investing activities was $0.2 million and $1.9 million, respectively, which consisted of expenditures to purchase property and equipment.

Cash flows from financing activities

During the six months ended June 30, 2021, cash provided by financing activities was $17.9 million, primarily from net proceeds from the issuance of debt of $22.6 million, which was offset by debt repayment of $4.3 million and principal payments made under finance lease of $0.4 million.

During the six months ended June 30, 2020, cash provided by financing activities was $10.5 million, primarily from net proceeds from the issuance of debt of $6.5 million and proceeds from financing lease of $4.0 million.

Cash flows for the years ended December 31, 2020 and 2019

The following table summarizes Tempo’s cash flows from operating, investing, and financing activities for the years ended December 31, 2020 and 2019:

	For the years ended December 31,
(in thousands)	2020	2019
Net cash used in operating activities	$(13,904)	$(17,765)
Net cash used in investing activities	$(2,307)	$(5,568)
Net cash provided by financing activities	$10,088	$42,394

Cash flows from operating activities

For the year ended December 31, 2020, operating activities used $13.9 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $19.1 million, offset by our non-cash charges of $4.3 million primarily consisting of depreciation and amortization of $2.2 million, stock-based compensation of $1.3 million, non-cash operating lease expense of $0.7 million and other non-cash expenses amounting to $0.1 million. The cash provided from our changes in our operating assets and liabilities was $3.5 million, which was primarily due to $2.8 million decrease in accounts receivable, $0.4 million decrease in inventory, $0.2 million decrease in prepaids and other current assets, and increase of $0.1 million in other non-current liabilities. These amounts were partially offset by cash used in changes in our operating assets and liabilities of $2.6 million which primarily consists of $1.2 million decrease in accounts payable, $0.4 million decrease in accrued liabilities and $0.7 million decrease in operating lease liabilities.

For the year ended December 31, 2019, operating activities used $17.8 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $17.0 million, offset by our non-cash charges of $1.7 million primarily consisting of depreciation and amortization of $1.5 million, stock-based compensation of $1.0 million, gain on change in fair value of warrant liabilities of $1.4 million and other non-cash expenses of $0.6 million. The cash provided from our changes in our operating assets and liabilities was $2.5 million, which was primarily due to increase of $1.2 million in accounts payable, and $1.3 million increase in accrued liabilities. These amounts were partially offset by cash used in changes in our operating assets and liabilities of $5.0 million which primarily consists of $4.2 million increase in accounts receivable, $0.2 million increase in inventory, and $0.6 million increase in prepaids.

Cash flows from investing activities

During the years ended December 31, 2020 and 2019, cash used in investing activities was $2.3 million and $5.6 million, respectively, which consisted entirely of expenditures to purchase property and equipment.

Cash flows from financing activities

During the year ended December 31, 2020, cash provided by financing activities was $10.1 million, primarily from net proceeds from the issuance of debt of $5.6 million, proceeds from PPP loan of $2.5 million and proceeds from financing lease of $4.0 million, which was offset by debt repayment of $1.6 million and principal payments made under finance lease of $0.4 million.

During the year ended December 31, 2019, cash provided by financing activities was $42.4 million, primarily from net proceeds from the issuance of preferred shares of $ 39.9 million, proceeds from the issuance of debt of $5.0 million, which was offset by debt repayment of $2.5 million.

Off balance sheet arrangements

As of the date of this proxy statement/prospectus, Tempo does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement, or other contractual arrangement to which an entity unconsolidated with Tempo is a party, under which it has any obligation arising under a guaranteed contract, derivative instrument, or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity, or market risk support for such assets.

Currently Tempo does not engage in off-balance sheet financing arrangements.

Emerging Growth Company Status

Following the consummation of the Business Combination, New Tempo will be an emerging growth company (“EGC”), as defined in the JOBS Act. The JOBS Act permits companies with EGC status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. New Tempo intends to elect to use this extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date New Tempo (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, New Tempo’s financial statements following the consummation of the Business Combination may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, New Tempo intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an EGC, New Tempo intends to rely on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation- related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

New Tempo will remain an EGC under the JOBS Act until the earliest of (i) the last day of our first fiscal year following the fifth anniversary of the closing of ACE’s initial public offering, (ii) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (iii) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three-years.

Quantitative and Qualitative Disclosures About Market Risk

Tempo’s operations expose Tempo to a variety of market risks. Tempo monitors and manages these financial exposures as an integral part of its overall risk management program.

Interest Rate Risk

Our exposure to market risk includes changes in interest rates that could affect the balance sheet, statement of operations, and the statement of cash flows. We are exposed to interest rate risk primarily on variable rate borrowings under the credit facility. There were $9.8 million in borrowings outstanding under debt facilities with variable interest rates as of June 30, 2021.

The impact of a hypothetical change of 10.0% in variable interest rates would not have a material effect on our Financial Statements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and Note 8 — “Borrowing Arrangements” to the audited Financial Statements as of December 31, 2020 and 2019 and Note 5 — “Borrowing Arrangements” to the unaudited Interim Condensed Financial Statements as of June 30, 2021 and December 31, 2020 for additional information regarding our outstanding debt obligations.

Concentrations of Credit Risk and Major Customers

Our customer base consists primarily of leading innovators in space, semiconductor, aviation and defense, medical device, as well as industrials and e-commerce. We do not require collateral on our accounts receivables.

As of June 30, 2021, one customer accounted for 79% of our accounts receivable, net. As of December 31, 2020, one customer accounted for 64% of our accounts receivable, net. As of December 31, 2019, three customers accounted for 30%, 11% and 11% of our accounts receivable, net, respectively. No other customers accounted for more than 10% of our accounts receivable, net.

During the six months ended June 30, 2021, one customer accounted for 46% of our total revenue. During the six months ended June 30, 2020, one customer accounted for 44% of our total revenue. During the year ended December 31, 2020, one customer accounted for 42% of our total revenue. During the year ended December 31, 2019, two customers accounted for 18%, and 10% of our total revenue, respectively. No other customers accounted for more than 10% of our total revenue.

Further, our accounts receivable are from companies within the various industries listed above and, as such, we are exposed to normal industry credit risks. We continually evaluate our reserves for potential credit losses and establish reserves for such losses.

ADVANCED CIRCUITS'S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Compass AC Holdings, Inc. (“Advanced Circuits”) should be read together with Advanced Circuits’s audited annual consolidated financial statements and unaudited interim condensed consolidated financial statements, together with related notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the section of this proxy statement/prospectus entitled “Information About Tempo” and the unaudited pro forma condensed combined financial information as of and for the six months ended June 30, 2021, and for the year ended December 31, 2020 (in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information”). The following discussion contains forward-looking statements that involve risks, uncertainties, and assumptions. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in the forward-looking statements as a result of various factors, including those set forth under the section entitled “Risk Factors — Risks relating to Tempo’s Business and Industry” or elsewhere in this proxy statement/prospectus.

Unless the context otherwise requires, references in this “Advanced Circuits's Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “us,” the “Company” and “our” are intended to mean the business and operations of Compass AC Holdings, Inc. and its consolidated subsidiaries.

Company Overview

Advanced Circuits is a provider of small-run, quick-turn, and production rigid Printed Circuit Boards (“PCBs”), throughout the United States, headquartered in Aurora, Colorado. Advanced Circuits also provides its customers with assembly services in order to meet its customers’ complete PCB needs. The small-run and quick-turn portions of the PCB industry are characterized by customers requiring high levels of responsiveness, technical support, and timely delivery. Due to the critical roles that PCBs play in the research and development process of electronics, customers often place more emphasis on the turnaround time and quality of a customized PCB than on the price. Advanced Circuits meets this market need by manufacturing and delivering custom PCBs in as little as 24 hours, providing customers with high-quality production, real-time customer service, and product tracking 24 hours per day.

Comparability of Financial Information

The following tables contain summary historical financial data of Advanced Circuits for the periods and as of the dates indicated.

Advanced Circuits’s statements of operations for the years ended December 31, 2020 and 2019 are derived from the audited annual consolidated financial statements included elsewhere in this proxy statement/prospectus. Advanced Circuits’s statement of operations for the period ended June 30, 2021 and 2020 are derived from the unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement/prospectus.

	Six Months Ended June 30,		Year Ended December 31,
(In thousands)	2021	2020	2020	2019
Statement of Operations:
Revenue	$44,027	$44,652	$88,075	$90,791
Cost of sales	25,004	25,065	50,378	50,661
Gross profit	19,023	19,587	37,697	40,130
Operating expenses
Sales, general and administrative	7,251	7,384	14,707	14,069
Amortization of intangible assets	20	154	253	503
Total operating expenses	7,271	7,538	14,960	14,572
Operating income	11,752	12,049	22,737	25,558
Other income (expense)
Interest income	—	—	—	2
Interest expense – related party	(3,753)	(2,918)	(6,136)	(6,693)
Total other income (expense)	(3,753)	(2,918)	(6,136)	(6,691)
Income before income taxes	7,999	9,131	16,601	18,867
Income tax provision	1,454	1,819	3,431	3,896
Net income	$6,545	$7,312	$13,170	$14,971

Key Financial Definitions/Components of Results

Revenue

We generate revenue by manufacturing and assembling PCBs. Our contracts consist of a single performance obligation of completed PCB and hence, the contract price per the purchase order is deemed to be reflective of the standalone selling price. Revenue is recognized over time using the cost input method. Over time recognition was applied as the products represent assets with no alternative use and the contracts include an enforceable right to payment for work completed to date.

Our focus on customer service and product quality has resulted in a broad base of customers in a variety of end markets, including industrial, consumer, telecommunications, aerospace and defense, biotechnology, and electronics manufacturing. These customers range in size from large, blue-chip manufacturers to small, not-for-profit university engineering departments. We enter into purchase orders with customers and ensure that the purchase orders are executed by all parties. Payment terms and conditions vary by contract type, although terms generally include a requirement of payment within 30 to 60 days of the date when the performance obligation is satisfied and include no general rights of return.

Operating Expenses

Costs of revenue

Cost of revenue primarily include direct materials, direct labor, and manufacturing overhead incurred for revenue-producing units shipped, net of discounts and allowances. Cost of revenue also includes associated sales tax, shipping and handling, and other miscellaneous costs.

Sales, general, and administrative expense

Selling, general, and administrative expense consists of personnel and related expenses for our employees working in sales, executive, legal, human resources, and IT functions, including salaries, bonuses, payroll taxes, and stock-based compensation. Also included are non-personnel costs such as marketing activities, professional and other consulting fees, rent expenses pertaining to our facilities, business insurance costs and other costs.

Impacts Related to the COVID-19 Pandemic

In March 2020, the World Health Organization declared the outbreak of COVID-19 to be a global pandemic and recommended containment and mitigation measures worldwide. In response, government authorities have issued an evolving set of mandates, including requirements to shelter-in-place, curtail business operations, restrict travel, and avoid physical interaction. These mandates and the continued spread of COVID-19 have disrupted normal business activities in many segments of the global economy, resulting in weakened economic conditions. More recently, government mandates have been lifted by certain public authorities and economic conditions have improved in certain sectors of the economy relative to early in the second quarter. Certain regions of the world have experienced increasing numbers of COVID-19 cases, however, and if this continues and if public authorities intensify efforts to contain the spread of COVID-19, normal business activity may be further disrupted and economic conditions could weaken.

Our ability to continue to operate without any significant negative impacts will in part depend on our ability to protect our employees and our supply chain. We have endeavored to follow actions recommended by governments and health authorities to protect our employees. We have been able to broadly maintain our operations, and we intend to continue to work with our stakeholders (including customers, employees, suppliers, and local communities) to responsibly address this global pandemic. However, uncertainty resulting from the global pandemic could result in unforeseen disruptions that could impact our operations.

We believe that some of our customers have deferred decision making and commitments regarding future orders and new contracts. We have not observed any material impairments of our assets or a significant change in the fair value of assets due to the COVID-19 pandemic.

For additional information on risk factors that could impact our results, please refer to “Risk Factors” located elsewhere in this proxy statement/prospectus.

Critical accounting policies and estimates

The preparation of consolidated financial statements in conformity with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company is subject to uncertainties such as the impact of future events, economic, environmental, and political factors and changes in the Company’s business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of the Company’s consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained, and as the Company’s operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to the consolidated financial statements. Significant estimates and assumptions by management affect: the carrying value of long-lived assets (including goodwill and intangible assets), the amortization period of long-lived assets (excluding goodwill), certain accrued expenses and other loss contingencies. Accordingly, actual results could differ from these estimates.

Revenue Recognition

In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”), we recognize revenue over the contract period as services are being performed and as the related asset is being created. The amount of revenue recognized reflects the consideration to which we expect to be entitled to receive in exchange for these services using the five-step method required by ASC 606. For additional information, see “ Tempo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Revenue Recognition.”

Stock-Based Compensation

We recognize stock-based compensation expense on a straight-line basis over the requisite service period. Equity-classified awards issued to employees and directors are measured at the grant-date fair value of the award. Forfeitures are recognized as they occur. For accounting purposes, we estimate grant-date fair value of stock options using the Black-Scholes-Merton (“BSM”) option pricing model. The BSM option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the risk-free interest rates, the expected term of the option, the expected volatility of the price of our common stock and the expected dividend yield of our common stock.

Goodwill

Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. Goodwill is not amortized but is reviewed annually (or more frequently if impairment indicators arise) for impairment. We have determined that we have one reporting unit for purposes of testing for goodwill impairment. We use a qualitative approach to test goodwill for impairment by first assessing qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment testing. The qualitative factors we consider include, in part, the general macroeconomic environment, industry and market specific conditions for each reporting unit, financial performance including actual versus planned results and results of relevant prior periods, operating costs and cost impacts, as well as issues or events specific to the reporting unit. If qualitative factors are not sufficient to determine that the fair value of a reporting unit is more likely than not to exceed its carrying value, we will perform a quantitative test the reporting unit whereby we estimate the fair value of the reporting unit using an income approach or market approach, or a weighting of the two methods. Under the income approach, we estimate the fair value of our reporting unit based on the present value of future cash flows. Cash flow projections are based on Management’s estimate of revenue growth rates and operating margins and take into consideration industry and market conditions as well as company specific economic factors. The discount rate used is based on the weighted average cost of capital adjusted for the relevant risk associated with the business and the uncertainty associated with the reporting unit’s ability to execute on the projected cash flows. Under the market approach, we estimate fair value based on market multiples of revenue and earnings derived from comparable public companies with operating characteristics that are similar to the reporting unit. When market comparable are not meaningful or available, we estimate the fair value of the reporting unit using only the income approach.

Recent accounting pronouncements

A discussion of recently issued accounting standards applicable to Advanced Circuits is described in Note 2, significant accounting policies, in the notes to the Advanced Circuits consolidated financial statements contained elsewhere in this proxy statement/prospectus.

Results of operations

Six months ended June 30, 2021 compared to six months ended June 30, 2020

The following table sets forth Advanced Circuits’s unaudited statements of operations data for the six months ended June 30, 2021 and 2020, respectively. We have derived this data from our unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement/prospectus.

	Six Months Ended June 30,
(In thousands)	2021	2020	$Change	% Change
Statement of Operations Data:
Revenue	$44,027	$44,652	$(625)	-1%
Cost of revenue	25,004	25,065	61	0%
Gross profit	19,023	19,587	(564)	-3%
Operating expenses
Sales, general, and administrative	7,251	7,384	133	2%
Amortization of intangible assets	20	154	134	87%
Total operating expenses	7,271	7,538	267	4%
Operating income	11,752	12,049	(297)	-2%
Other income (expense)
Interest expense – related party	(3,753)	(2,918)	(835)	-29%
Total other income (expense)	(3,753)	(2,918)	(835)	-29%
Income before income taxes	7,999	9,131	(1,132)	-12%
Income tax provision	1,454	1,819	365	20%
Net Income	$6,545	$7,312	$(767)	-10%

Revenue

Revenue for the six-months ended June 30, 2021 was $44.0 million compared to $44.7 million for the same period in 2020. The year-over-year decrease is primarily due to decreased sales in the quick-turn small-run PCBs product line.

Cost of revenue and gross profit

Cost of revenue for the six-months ended June 30, 2021 was $25.0 million compared to $25.1 million for the six-months ended June 30, 2020. The decrease in cost of revenue for the six-months ended June 30, 2021 over the same period in 2020 is proportionate to the decrease in revenue during the same comparable periods.

Our gross profits for the six-months ended June 30, 2021 decreased by $0.6 million, or 3.0%, as compared to the six-months ended June 30, 2020 due to the above stated reasons.

Sales, general, and administrative expenses

The decrease in sales, general, and administrative expenses for the six-months ended June 30, 2021 as compared to the six months ended June 30, 2020 was immaterial.

Amortization of intangible assets

Amortization of intangible assets for the six-months ended June 30, 2021 decreased by $0.1 million, or 87%, compared to the same period in 2020. This was due to intangible assets becoming fully amortized during the six months ended June 30, 2020 through the passage of time.

Interest expense — related party

Interest expense for the six months ended June 30, 2021 increased by $0.8 million as compared to the six-months ended June 30, 2020, due to our related party term loans which were entered into in November 2020.

Net income

As a result of the factors discussed above, our net income for the six-months ended June 30, 2021 was $6.5 million, a decrease of $0.8 million, or 10.0%, as compared to $7.3 million for the six-months ended June 30, 2020.

Year ended December 31, 2020 compared to year ended December 31, 2019

The following tables set forth our statement of operations data management for 2020 and 2019. We have derived this data from our audited annual consolidated financial statements included elsewhere in this prospectus. This information should be read in conjunction with our audited annual consolidated financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results of operations for any future period.

	Year Ended December 31,
(In thousands)	2020	2019	$Change	% Change
Statement of Operations Data:
Revenue	$88,075	$90,791	$(2,716)	-3%
Cost of sales	50,378	50,661	283	1%
Gross profit	37,697	40,130	(2,433)	-6%
Operating expenses
Sales, general, and administrative	14,707	14,069	(638)	-5%
Amortization of intangible assets	253	503	250	50%
Total operating expenses	14,960	14,572	(388)	-3%
Operating income	22,737	25,558	(2,821)	-11%
Other income (expense)
Interest income	—	2	(2)	-100%
Interest expense – related party	(6,136)	(6,693)	557	8%
Total other income (expense)	(6,136)	(6,691)	555	8%
Income before income taxes	16,601	18,867	(2,266)	-12%
Income tax provision	3,431	3,896	465	12%
Net income	$13,170	$14,971	$(1,801)	-12%

Revenue

Net sales for the year ended December 31, 2020 were approximately $88.1 million compared to approximately $90.8 million for the same period in 2019, a decrease of approximately $2.7 million or 3.0%. The decrease in net sales was due to decreased sales in long-lead time by approximately $1.5 million, assembly by approximately $1.6 million, and quick-turn small-run by approximately $0.9 million. This was partially offset by a reduction in promotional allowances by approximately $0.8 million, increases in subcontracting costs by approximately $0.3 million, and quick-turn production costs by approximately $0.2 million.

Cost of sales and gross profit

Cost of sales for the year ended December 31, 2020 was $50.4 million compared to $50.7 million for the year ended December 31, 2019, resulting in a negligible percentage decrease. Cost of sales did not decrease proportionally with the decrease in revenues for the same period due to increasing labor and materials costs stemming from the COVID-19 pandemic.

Our gross profits for year ended December 31, 2020 decreased by $2.4 million, or 6%, as compared to the year ended December 31, 2019 due to the above stated reasons.

Sales, general, and administrative expenses

Selling, general, and administrative expenses were approximately $14.7 million in the year ended December 31, 2020 as compared to $14.1 million in the year ended December 31, 2019, an increase of approximately $0.6 million. The increase in selling, general and administrative expense is primarily due to sales and production management added in 2020.

Amortization of intangible assets

Amortization of intangible assets for the year ended December 31, 2020 decreased by $0.3 million, or 50%, compared to the same period in 2019. This was due to intangible assets becoming fully amortized during the period through the passage of time.

Interest expense — related party

Interest expense for the year ended December 31, 2020 decreased by $0.6 million as compared to the year ended December 31, 2019, due to principal payments of $13.3 million made to the related party term loans during fiscal year 2020.

Net income

As a result of the factors discussed above, our net income for the year ended December 31, 2020 was $13.2 million, a decrease of $1.8 million, or 12%, as compared to $15.0 million for the year ended December 31, 2019.

Liquidity and capital resources

Advanced Circuits’s primary source of liquidity is cash generated from operations. Advanced Circuits had an accumulated deficit of $66.8 million and $73.4 million as of June 30, 2021 and December 31, 2020, respectively. In November 2020, we amended our debt agreement with a related party to provide for term loan borrowings of $48.8 million to fund the repurchase of shares from an existing shareholder and to fund a distribution to all shareholders, and to extend the maturity dates of the term loans and termination date of the revolving loan commitment. As of June 30, 2021, Advanced Circuits had $3.8 million in cash and cash equivalents and working capital of $3.2 million. As of December 31, 2020, Advanced Circuits had $6.4 million in cash and cash equivalents and working capital of $5.0 million.

Cash flows for the six-months ended June 30, 2021 and 2020

The following table summarizes Advanced Circuits’s cash flows from operating, investing, and financing activities for the six-months ended June 30, 2021 and 2020:

	For the six months ended June 30,
(in thousands)	2021	2020
	(unaudited)	(unaudited)
Net cash provided by operating activities	$6,835	$9,591
Net cash used in investing activities	$(482)	$(93)
Net cash used in financing activities	$(8,980)	$(7,694)

Cash flows from operating activities

For the six months ended June 30, 2021, operating activities provided $6.8 million in cash. The primary factors affecting our operating cash flows during this period were our net income of $6.5 million, increased by our non-cash charges of $1.2 million primarily consisting of depreciation and amortization of $1.0 million and stock-based compensation of $0.2 million. The cash provided from our changes in our operating assets and liabilities was $1.5 million, which was primarily due to decrease in income tax payable, net by $1.1 million, $0.3 million increase in accounts payable and $0.1 million increase in accrued vacation. The cash used in our changes in our operating assets and liabilities was $2.4 million, which was primarily due to $1.2 million increase in accounts receivable. $0.5 million decrease in accrued accounts payable, $0.4 million decrease in accrued bonus and accrued wages and payroll taxes, $0.1 million decrease in operating lease liability and $0.2 million decrease in other accrued liabilities.

For the six months ended June 30, 2020, operating activities provided $9.6 million in cash. The primary factors affecting our operating cash flows during this period were our net income of $7.3 million, increased by our non-cash charges of $1.9 million primarily consisting of depreciation and amortization of $1.3 million, stock-based compensation of $0.3 million, and deferred income taxes of $0.3 million. The cash provided from changes in our operating assets and liabilities was $2.7 million, which was primarily due to increase in income tax payable, net of $1.5 million, $0.6 million decrease in decrease in accounts receivable, $0.1 million decrease in operating lease asset, $0.3 million increase in accounts payable and $0.2 million increase in accrued vacation and accrued wages and payroll. The cash used in our changes in our operating assets and liabilities was $2.3 million, which was primarily due to an increase in inventory of $1.2 million, $0.1 million increase in other current assets, $0.2 million decrease in accrued accounts payable, $0.6 million decrease in accrued bonus and other accrued liabilities, $0.2 million decrease in in operating lease liability.

Cash flows from investing activities

During the six months ended June 30, 2021 and 2020, cash used in investing activities was $0.5 million and $0.1 million, respectively, which consisted of expenditures to purchase property and equipment.

Cash flows from financing activities

During the six months ended June 30, 2021, cash used in financing activities was $9.0 million, comprised of debt repayment of $9.1 million, offset by proceeds from stock option exercises of $0.1 million.

During the six months ended June 30, 2020, cash used in financing activities was $7.7 million, comprised of debt repayment of $7.9 million, offset by proceeds from stock option exercises of $0.2 million.

Cash flows for the years ended December 31, 2020 and 2019

The following table summarizes Advanced Circuits’ cash flows from operating, investing, and financing activities for the years ended December 31, 2020 and 2019:

	For the years ended December 31,
(in thousands)	2020	2019
Net cash provided by operating activities	$16,570	$21,904
Net cash used in investing activities	$(594)	$(6,908)
Net cash used in financing activities	$(13,092)	$(14,246)

Cash flows from operating activities

For the year ended December 31, 2020, operating activities provided $16.6 million in cash. The primary factors affecting our operating cash flows during this period were our net income of $13.2 million, increased by our non-cash charges of $3.8 million primarily consisting of depreciation and amortization of $2.8 million, stock-based compensation of $0.5 million, deferred income taxes of $0.5 million. The cash provided from our changes in our operating assets and liabilities was $4.3 million, which was primarily due to decrease in accounts receivable by $1.1 million, decrease in income tax payable, net by $0.9 million, $0.3 million increase in accrued wages and payroll taxes and $2.0 million increase in operating lease liability. The cash used in our changes in our operating assets and liabilities was $4.7 million, which was primarily due to increase in inventory by $1.1 million, increase in operating lease asset by $2.1 million, decrease in accounts payable and accrued accounts payable by $1.1 million, $0.4 million decrease in accrued bonus and other accrued liabilities.

For the year ended December 31, 2019, operating activities provided $21.9 million in cash. The primary factors affecting our operating cash flows during this period were our net income of $15.0 million, increased by our non-cash charges of $5.1 million primarily consisting of depreciation and amortization of $2.6 million, stock-based compensation of $0.3 million, and deferred income taxes of $2.2 million. The cash provided from our changes in our operating assets and liabilities was $3.6 million, which was primarily due to decrease in accounts receivable by $0.8 million, decrease in inventory and other current assets by $0.7 million, decrease in operating lease asset by $1.0 million, increase in account payable and accrued accounts payable by $0.8 million, increase in accrued vacation, accrued bonus and accrued wages and payroll taxes by $0.3 million. The cash used in our changes in our operating assets and liabilities was $1.8 million, which was primarily due to increase in income tax payable, net by $1.0 million, decrease in operating lease liability by $0.4 million and decrease in other accrued liabilities by $0.4 million.

Cash flows from investing activities

During the years ended December 31, 2020 and 2019, cash used in investing activities was $0.6 million and $6.9 million, respectively, which consisted of expenditures to purchase property, equipment and in fiscal year 2019, certain tenant improvements incurred related to our new manufacturing facility in Arizona.

Cash flows from financing activities

During the year ended December 31, 2020, cash used in financing activities was $13.1 million. Cash inflows from financing activities during the year ended December 31, 2020, relate to proceeds from the issuance of notes payable, net of issuance costs, of $48.1 million and proceeds from option exercises of $0.2 million. Such cash inflows were offset by distribution of $42.8 million, repurchases of treasury stock of 5.4 million and debt repayment of $13.3 million.

During the year ended December 31, 2019, cash used in financing activities was $14.2 million, primarily from debt repayment of $14.0 million and payments made of $0.3 million under an acquisition-related contingent consideration arrangement.

Off balance sheet arrangements

As of the date of this proxy statement/prospectus, Advanced Circuits does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement, or other contractual arrangement to which an entity unconsolidated with Advanced Circuits is a party, under which it has any obligation arising under a guaranteed contract, derivative instrument, or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity, or market risk support for such assets.

Currently Advanced Circuits does not engage in off-balance sheet financing arrangements.

Quantitative and Qualitative Disclosures About Market Risk

Advanced Circuits’ operations expose Advanced Circuits to a variety of market risks. Advanced Circuits monitors and manages these financial exposures as an integral part of its overall risk management program.

Concentrations of Credit Risk and Major Customers

Our broad customer base covers a variety of end markets, including industrial, consumer, telecommunications, aerospace and defense, biotechnology, and electronics manufacturing. We do not require collateral on our accounts receivables.

As of June 30, 2021, no customers accounted for more than 10% of our accounts receivable, net. As of December 31, 2020, one customer accounted for 10% of our accounts receivable, net. As of December 31, 2019, no customers accounted for more than 10% of our accounts receivable, net.

During the six months ended June 30, 2021 and 2020, no customers accounted for more than 10% of our total revenue. During the years ended December 31, 2020 and 2019, no customers accounted for more than 10% of our total revenue.

Further, our accounts receivable are from companies within the various industries listed above and, as such, we are exposed to normal industry credit risks. We continually evaluate our reserves for potential credit losses and establish reserves for such losses.

WHIZZ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Whizz Systems, Inc. (“Whizz”) should be read together with Whizz’s the audited and unaudited consolidated financial statements, together with related notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the section of this proxy statement/prospectus entitled “Information About Tempo” and the unaudited pro forma condensed combined financial information as of and for the six months ended June 30, 2021, and for the year ended December 31, 2020 (in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information”).

Unless the context otherwise requires, references in this “Whizz Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “us” and “our” are intended to mean the business and operations of Whizz.

Whizz Overview

Whizz is a premier provider of prototype and on-demand printed circuit board assemblies (“PCBAs”), as well as engineering design services. Given its breadth of capabilities, Whizz supports customers throughout their entire product development process. These capabilities are delivered by Whizz’s team of design engineers, operations, materials and PCBA professionals. Whizz is headquartered in Santa Clara, California and has additional operations in Penang, Malaysia, with the California facility primarily focused on prototyping and the Malaysia facility primarily focused on on-demand production. Whizz’s customers include industry leaders in the semiconductor, aviation & defense, medical, industrial & ecommerce, communications, and computer & networking industries.

Comparability of Financial Information

The following tables contain summary historical financial data of Whizz for the periods and as of the dates indicated.

Whizz’s statement of income for the years ended December 31, 2020 and 2019 are derived from the audited annual financial statements included elsewhere in this proxy statement/prospectus. Whizz’s statement of income for the period ended June 30, 2021 and 2020 are derived from Whizz’s unaudited condensed financial statements included elsewhere in this proxy statement/prospectus.

	Six Months Ended June 30,		Year Ended December 31,
(In thousands)	2021	2020	2020	2019
Statement of Income Data:
Net revenues	$20,724	$17,557	$35,703	$37,253
Cost of revenues	8,064	10,691	20,472	22,562
Gross Profit	12,660	7,166	15,232	14,690
Selling, general, and administrative expenses	4,923	1,746	9,390	8,060
Operating Income	7,737	5,420	5,841	6,631
Other income (expenses):
Interest expense, net	0	0	0	27
Other income (expense0, net	937	(29)	18	6
Total other income (expense), net	937	(29)	18	34
Income before provision for income taxes	8,674	5,391	5,823	6,597
Provision for (benefit from) income taxes	136	(511)	(504)	1,617
Net Income	$8,538	$5,902	$6,327	$4,980

Key Financial Definitions/Components of Results

Net Revenues

Whizz generates revenue by manufacturing electronics, in the form of Printed Circuit Board Assemblies (“PCBAs”). It produces prototype and on-demand production PCBAs for engineers with urgent, high complexity projects. Prices are individually negotiated with each customer. Whizz also offers engineering services to customers based on contractual, milestone-based agreements. Revenue is recognized under the accrual basis at the time of shipment to the customer. For one customer, Whizz stocks inventory at the customer site and recognizes revenue as inventory is used by the customer.

Operating Expenses

Cost of revenues

Cost of revenue primarily includes direct materials, direct labor, and manufacturing overhead incurred for revenue-producing units shipped. Cost of revenue also includes associated warranty costs, shipping and handling, and other miscellaneous costs.

Selling, general, and administrative expense

Selling, general, and administrative expense consists of personnel and related expenses for our employees working in sales, executive, legal, human resources, finance, and IT functions, including salaries, bonuses, payroll taxes, travel and stock-based compensation. Also included are non-personnel costs such as marketing activities, professional fees, rent, legal fees, and insurance costs. It also includes personnel and related expenses for our employees working on our product design and engineering teams, including salaries, bonuses, benefits, payroll taxes and stock-based compensation. Also included are non-personnel costs such as amounts paid for tooling, engineering and prototype costs for hardware products, fees paid to third party consultants, R&D supplies, and rent.

Impacts Related to the COVID-19 Pandemic

In March 2020, the World Health Organization declared the outbreak of COVID-19 to be a global pandemic and recommended containment and mitigation measures worldwide. In response, government authorities have issued an evolving set of mandates, including requirements to shelter-in-place, curtail business operations, restrict travel and avoid physical interaction. These mandates and the continued spread of COVID-19 have disrupted normal business activities in many segments of the global economy, resulting in weakened economic conditions. More recently, government mandates have been lifted by certain public authorities and economic conditions have improved in certain sectors of the economy relative to early in the second quarter. Certain regions of the world have experienced increasing numbers of COVID-19 cases, however, and if this continues and if public authorities intensify efforts to contain the spread of COVID-19, normal business activity may be further disrupted and economic conditions could weaken.

Our ability to continue to operate without any significant negative impacts will in part depend on our ability to protect our employees and our supply chain. We have endeavored to follow actions recommended by governments and health authorities to protect our employees. We have been able to broadly maintain our operations, and we intend to continue to work with our stakeholders (including customers, employees, suppliers, and local communities) to responsibly address this global pandemic. However, uncertainty resulting from the global pandemic could result in unforeseen disruptions that could impact our operations.

Although our revenue has continued to grow during the continuing global pandemic, we believe that some of our customers have deferred decision making and commitments regarding future orders and new contracts. The global pandemic has also resulted in delays in the conduct of clinical trials. We have also not observed any material impairments of our assets or a significant change in the fair value of assets due to the COVID-19 pandemic.

For additional information on risk factors that could impact our results, please refer to “Risk Factors” located elsewhere in this proxy statement/prospectus.

Critical accounting policies and estimates

The preparation of financial statements in conformity with GAAP requires Whizz’s management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses during the reported periods. The more critical accounting estimates include estimates related to revenue recognition and valuation of inventory. Whizz also has other key accounting policies, which involve the use of estimates, judgments, and assumptions that are significant to understanding its results, which are described in Note 2 to Whizz’s consolidated financial statements as of and for the years ended December 31, 2020 and 2019 appearing elsewhere in this proxy statement/prospectus.

Revenue Recognition

In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”), Whizz recognizes revenue over the contract period as services are being performed and as the related asset is being created. The amount of revenue recognized reflects the consideration to which Whizz expects to be entitled to receive in exchange for these services using the five-step method required by ASC 606. For additional information, see “Tempo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Revenue Recognition.”

Inventory

Inventory is stated at the lower of cost or net realizable value, net of a reserve for excess and obsolete inventory, using the first-in, first-out (“FIFO”) cost flow assumption. Whizz evaluates the need for reserves associated with obsolete and excess inventory by reviewing inventory net realizable values on a periodic basis.

Recent accounting pronouncements

A discussion of recently issued accounting standards applicable to Whizz is described in Note 2, Significant Accounting Policies, in the Notes to Whizz Financial Statements contained elsewhere in this proxy statement/prospectus.

Results of operations

Six months ended June 30, 2021 compared to six months ended June 30, 2020

The following table sets forth Whizz’s unaudited statements of income data for the six months ended June 30, 2021 and 2020, respectively. Whizz has prepared the six-month data on a consistent basis with the audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 included in this proxy statement/prospectus. In the opinion of Tempo’s management, the unaudited six-month financial information reflects all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data.

(In thousands)	2021	2020	$ Change	% Change
Statement of Income Data:
Net revenues	$20,724	$17,557	$3,167	18%
Cost of revenues	8,064	10,391	(2,327)	(22)%
Gross Profit	12,660	7,166	5,494	77%
Selling, general, and administrative expenses	4,923	1,746	3,177	182%
Operating Income	7,737	5,420	2,317	43%
Other income (expense), net	937	(29)	966	(3,383)%
Income before provision for income taxes	8,674	5,391	3,283	61%
Provision for (benefit from) income taxes	136	(511)	647	(127)%
Net Income	$8,538	$5,902	$2,636	45%

Net Revenues

Revenue for the six-months ended June 30, 2021 was $20.7 million compared to $17.6 million for the same period in 2020. The year-over-year increase is primarily due to reduced sales in April and May of 2020, due to the COVID-19 pandemic. Whizz also experienced an increase in sales in the first quarter of 2021 due to a backlog of sales in 2020, also because of the COVID-19 pandemic. In addition, the sales prices during the six months ended 2021 were higher as customers were willing to pay more in order to receive orders on time as a result of a strained supply chain in 2021.

Cost of revenues and gross profit

Cost of revenue for the six-months ended June 30, 2021 was $8.1 million compared to $10.4 million for the six-months ended June 30, 2020. The decrease in cost of revenues for the six months ended June 30, 2021 over the same period in 2020 is due to a decrease in the inventory reserve in early 2021.

Our gross profits for the six-months ended June 30, 2021 increased by $5.5 million, or 77%, as compared to the six-months ended June 30, 2020 due to the above stated reasons.

Selling, general, and administrative expenses

Selling, general, and administrative expenses is comprised of the following categories: general and administrative expenses, research and development expenses and sales and marketing expenses. The categories with the primary movements are as follows:

General and administrative expenses — General and administrative expenses for the six-months ended June 30, 2021 increased by $0.9 million, compared to the same period in 2020. In 2020, Whizz’s manufacturing facilities were closed as a result of COVID-19 restrictions. The facilities were re-opened in late 2020, which resulted in higher general and administrative expenses as the six months ended June 30, 2021. In addition, Whizz invested in infrastructure to support employees working from home and safety protocols at its facilities in order to comply with COVID-19 requirements during the six months ended June 30, 2021.

Research and development expenses —  Research and development expenses for the six-months ended June 30, 2021 increased by $2.1 million, compared to the same period in 2020. Such increase was mainly due to Whizz contracting certain research and development activities with a related entity which began in late 2020. Accordingly, Whizz’s research and development costs increased in the first half of 2021 as compared to the first half of 2020.

Sales and marketing expenses — Sales and marketing expenses for the six-months ended June 30, 2021 increased by $0.1 million, compared to the same period in 2020. The increase is consistent with the higher sales volume during this period.

Other income (expenses), net

Other income for the six months ended June 30, 2021 increased by $1.0 million as compared to the six-months ended June 30, 2020, due to the forgiveness of the PPP loan of approximately $1.0 million on February 19, 2021.

Net income

As a result of the factors discussed above, our net income for the six-months ended June 30, 2021 was $8.6 million, an increase of $2.6 million, or 45%, as compared to $5.9 million for the six-months ended June 30, 2020.

Year ended December 31, 2020 compared to year ended December 31, 2019

The following tables set forth our statement of income as well as other financial data management considers meaningful for 2020 and 2019. We have derived this data from our audited annual financial statements included elsewhere in this proxy statement/prospectus. This information should be read in conjunction with our audited annual financial statements and related notes included elsewhere in this proxy statement/prospectus. The results of historical periods are not necessarily indicative of the results of operations for any future period.

	Year Ended December 31,
(In thousands)	2020	2019	$Change	% Change
Statement of Income Data:
Net revenues	$35,703	$37,253	$(1,549)	(4)%
Cost of revenues	20,472	22,562	(2,090)	(9)%
Gross Profit	15,232	14,690	541	4%
Selling, general, and administrative expenses	9,390	8,060	1,331	17%
Operating Income	5,841	6,631	(790)	(12)%
Other Expenses:
Interest expense, net	—	27	(27)	(100)%
Other expense, net	18	6	12	186%
Total other (expense), net	18	34	(15)	(45)%
Income before provision for income taxes	5,823	6,597	(774)	(12)%
Provision for (benefit from) income taxes	(504)	1,617	(2,121)	(131)%
Net income	$6,327	$4,980	$1,347	27%

Net revenues

Net revenues for the year ended December 31, 2020 was approximately $35.7 million compared to approximately $37.3 million for the same period in 2019, a decrease of approximately $1.6 million, or 4%. The decrease reflects the decrease in sales during April and May 2020 associated with the impact of COVID-19.

Cost of revenues and gross profit

Cost of revenues for the year ended December 31, 2020 was $20.5 million compared to the $22.6 million for the year ended December 31, 2019, a decrease of $2.1 million or 9%. The decrease is consistent with the decrease in revenues stated above. In addition, there was a decrease in engineering services in 2020 due to fewer engineering projects in 2020 due to the COVID-19 pandemic.

Gross profit for the year ended December 31, 2020 increased by $0.5 million, or 4% as compared to the year ended December 31, 2019 due to the above stated reasons.

Selling, general, and administrative expenses

Selling, general, and administrative expenses is comprised of the following categories: general and administrative expenses, research and development expenses, and sales and marketing expenses. The categories with the primary movements are as follows:

General and administrative — General and administrative expenses were approximately $6.2 million in the year ended December 31, 2020 as compared to $6.9 million in the year ended December 31, 2019, an increase of approximately $0.7 million. The increase in general and administrative expense is primarily due to upgrading facilities to be in compliance with COVID-19 related regulations.

Research and development — Research and development expenses were approximately $3.0 million in the year ended December 31, 2020 as compared to $0.8 million in the year ended December 31, 2019, an increase of approximately $2.1 million. The increase in research and development expenses is primarily due to in Whizz contracting certain research and development activities with a related entity, which began in late 2020.

Provision for (benefit from) income taxes

Income tax benefit for the year ended December 31, 2020 was approximately $0.5 million compared to income tax expense of $1.6 million for the year ended December 31, 2019. The increase in income tax benefit is primarily attributable to the fact that Whizz converted from a C-corporation to an S-corporation for federal tax purposes on January 1, 2020.

Net income

As a result of the factors discussed above, net income for the year ended December 31, 2020 was $6.3 million, an increase of $1.4 million, or 27%, as compared to $5.0 million for the year ended December 31, 2019.

Liquidity and capital resources

Whizz’s primary sources of liquidity are cash generated from operations and borrowings. As of June 30, 2021, Whizz had $6.6 million in cash and cash equivalents and working capital of $32.6 million. As of December 31, 2020, Whizz had $4.0 million in cash and cash equivalents and working capital of $26.0 million.

Debt Financings

Pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), on April 21, 2020, Whizz received a Paycheck Protection Program loan (the “PPP Loan”) in the amount of $0.9 million. The PPP loan matures on April 2022 and bears interest at a fixed rate of 1% per annum. Principal payments are deferred for the first ten months of the loan period. On February 19, 2021, the PPP loan was fully forgiven.

On January 12, 2021, Whizz applied for a second draw of the PPP loan in the amount of $0.9 million and received this amount on February 22, 2021. The terms and conditions of the second PPP loan are substantially the same as the first PPP loan. On July 27, 2021, the PPP loan was fully forgiven.

Cash flows for the six-months ended June 30, 2021 and 2020

The following table summarizes Whizz’s cash flows from operating, investing, and financing activities for the six-months ended June 30, 2021 and 2020:

	For the six months ended June 30,
(in thousands)	2021	2020
	(unaudited)	(unaudited)
Net cash provided by operating activities	$4,385	$655
Net cash used in investing activities	(247)	(153)
Net cash used in financing activities	(1,372)	628

Cash flows from operating activities

For the six months ended June 30, 2021, operating activities provided $4.4 million in cash. The primary factors affecting operating cash flows during this period is net income of $8.5 million, offset by our non-cash items of $2.0 million, primarily consisting of a decrease in the provision for excess and obsolete inventory of $1.7 million, $0.4 million of depreciation expense, and forgiveness of the PPP loan of $0.9 million. The cash used in our changes in our operating assets and liabilities was a net outflow of $2.1 million, which was primarily due to a $1.4 million increase in inventory, $0.8 million decrease in accounts payable, partially offset by a $0.5 million decrease in accounts receivables.

For the six months ended June 30, 2020, operating activities provided $0.7 million in cash. The primary factors affecting our operating cash flows during this period were our net income of $5.9 million, increased by our non-cash items of $1.0 million, primarily consisting of an increase in the provision for excess and obsolete inventory of $1.1 million. The cash provided from changes in our operating assets and liabilities resulted in a decrease of cash by $6.3 million, which was primarily due to increase in increase in accounts receivable of $0.4 million, an increase in unbilled receivables of $3.4 million, an increase in inventory, net of $2.0 million, and a decrease in accrued expenses of $0.4 million.

Cash flows from investing activities

During the six months ended June 30, 2021 and 2020, cash used in investing activities was $0.2 million and $0.2 million, respectively, which consisted of expenditures to purchase property and equipment.

Cash flows from financing activities

During the six months ended June 30, 2021, cash used in financing activities was $1.4 million, comprised of distributions to shareholders of $2.3 million, offset by proceeds from the PPP loan of $0.9 million.

During the six months ended June 30, 2020, cash provided by financing activities was $0.6 million, comprised of distributions to shareholders of $0.3 million, offset by proceeds from the PPP loan of $0.9 million.

Cash flows for the years ended December 31, 2020 and 2019

The following table summarizes Whizz’s cash flows from operating, investing, and financing activities for the years ended December 31, 2020 and 2019:

(in thousands)	For the years ended December 31,
	2020	2019
Net cash provided by operating activities	$4,653	$2,816
Net cash used in investing activities	$(270)	$(53)
Net cash used in financing activities	$(5,622)	$(2,277)

Cash flows from operating activities

Net cash provided by operating activities was $4.7 million during 2020 compared to net cash provided by operating activities of $2.8 million during 2019.

The primary factors affecting our operating cash flows during the year ended December 31, 2020, was our net income of $6.3 million, increased by our non-cash charges of $0.3 million primarily consisting of depreciation and amortization of $0.8 million, offset by deferred income taxes of $0.5 million. The cash provided from our changes in our operating assets and liabilities was $1.9 million, which was primarily due to the decrease in inventory by $0.6 million and an increase in accounts payable of $1.3. The cash used in our changes in our operating assets and liabilities was $3.9 million, which was primarily due to increase in accounts receivable by $1.5 million, increase in unbilled receivables by $1.8, and decrease of $0.4 million accrued expense and other current liabilities.

For the year ended December 31, 2019, operating activities provided $2.8 million in cash. The primary factors affecting our operating cash flows during this period were our net income of $5.0 million, increased by our non-cash charges of $1.3 million primarily consisting of depreciation and amortization of $0.9 million, and deferred income taxes of $0.3 million. The cash used our changes in our operating assets and liabilities was $3.4 million, which was primarily due to an increase in accounts receivable by $2.0 million, a decrease in unbilled receivables by $3.3 million, a decrease in account payable by $1.6 million and a decrease in accrued expenses and other current liabilities by $0.4 million.

Cash flows from investing activities

For the year ended December 31, 2020, Whizz used $0.3 million to acquire property and equipment which compares to $0.1 million used to acquire property and equipment during the year ended December 31, 2019.

Cash flows from financing activities

For the year ended December 31, 2020, net cash used in financing activities was $5.6 million which represented the proceeds from the PPP loan of $0.9 million, which was offset by distributions to shareholders of $6.5 million. This compares to net cash used in financing activities for the year ended December 31, 2019 of $2.3 million which represented the distributions to shareholders of $0.6 million and repayments of shareholder borrowings of $1.7 million.

Off balance sheet arrangements

As of the date of this proxy statement/prospectus, Whizz does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement, or other contractual arrangement to which an entity unconsolidated with Whizz is a party, under which it has any obligation arising under a guarantee contract, derivative instrument, or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity, or market risk support for such assets.

Currently Whizz does not engage in off-balance sheet financing arrangements.

Quantitative and Qualitative Disclosures About Market Risk

Whizz’s operations expose Whizz to a variety of market risks. Whizz monitors and manages these financial exposures as an integral part of its overall risk management program.

Concentrations of Credit Risk and Major Customers

Our customer base consists primarily of leading innovators in the semiconductor, aviation & defense, medical, industrial & ecommerce, communications, and computer & networking industries. Whizz’s accounts receivable, which are unsecured, expose Whizz to credit risks such as collectability and business risks such as customer concentrations. Whizz mitigates credit risk by investigating credit worthiness of all customers prior establishing relationships with them, performing periodic reviews of the credit activities of those customers during the course of the business relationship, regularly analyzing the collectability of accounts receivables, and recording allowances for doubtful accounts when these receivables become uncollectible. We do not require collateral on our accounts receivables.

As of June 30, 2021, one customer accounted for 17% of our accounts receivable, net. As of December 31, 2020, one customer accounted for 90% of our accounts receivable, net. As of December 31, 2019, one customer accounted for 75% of our accounts receivable, net.

During the six months ended June 30, 2021, one customer accounted for 84% of our total revenue. During the six months ended June 30, 2020, one customer accounted for 80% of our total revenue. During the year ended December 31, 2020, one customer accounted for 82% of our total revenue. During the year ended December 31, 2019, one customer accounted for 64% of our total revenue.

BENEFICIAL OWNERSHIP OF SECURITIES OF TEMPO

The following table sets forth information regarding the beneficial ownership of shares of Tempo common stock and Tempo preferred stock as of November 8, 2021 by:

●	each person who is known to be the beneficial owner of more than 5% of the outstanding shares of Tempo common stock and preferred stock as of such date;
●	each of Tempo’s current executive officers and directors; and
●	all executive officers and directors of Tempo as a group pre-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable, exercisable within 60 days, or exercisable as a result of the Business Combination.

The beneficial ownership of shares of Tempo common stock and Tempo preferred stock pre-Business Combination is based on (i) 9,889,476 shares of Tempo common stock issued and outstanding, (ii) 3,187,193 shares of Tempo common stock issuable upon the exercise of warrants that are currently exercisable, exercisable within 60 days, or exercisable as a result of the Business Combination, (iii) 29,520,187 shares of Tempo preferred stock issued and outstanding, and (iv) 791,391 shares of Tempo preferred stock issuable upon the exercise of warrants that are currently exercisable, exercisable within 60 days, or exercisable as a result of the Business Combination; in each case as of November 8, 2021.

Unless otherwise indicated, ACE believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Common Stock		Preferred Stock		Capital Stock
	Number of		Number of		Number of
	Shares of	% of Shares of	Shares	% of Shares	Shares	% of Shares
	Common	Common	Beneficially	Beneficially	Beneficially	Beneficially
Name and Address of Beneficial Owner(1)	Stock (2)	Stock	Owned	Owned	Owned	Owned
5% Holders of Tempo
Lux Ventures IV, L.P.(2)	—	—	7,762,830	25.61%	7,762,830	17.89%
Point72 Ventures Investments, LLC(3)	2,363,000	18.07%	10,178,431	33.58%	12,541,431	28.90%
SoftTechVC IV, LP and its affiliates (4)	—	—	2,507,319	8.27%	2,507,319	5.78%
Directors and Executive Officers of Tempo
Joy Weiss	2,345,738	15.21%	—	—	2,345,738	5.13%
Bill Schmitt	149,352	1.13%	—	—	149,352	*
Ryan Benton	532,884	3.92%	—	—	532,884	1.21%
Ralph Richart	460,283	3.40%	—	—	460,283	1.05%
Dawn Sprague	165,343	1.25%	—	—	165,343	*
Jeffrey Kowalski	486,593	1.12%	—	—	486,593	1.12%
Mattias Cedergren	—	—	—	—	—	—
Matthew Granade(5)	226,004	1.70%	118,546	*	344,550	*
Sri Chandrasekar	—	—	—	—	—	—

Zavain Dar	—	—	—	—	—	—
Jeffrey McAlvay	5,981,297	42.85%	—	—	5,981,297	13.51%
Jackie Schneider	—	—	—	—	—	—
All Tempo directors and executive officers as a group (twelve individuals)	10,347,494	56.47%	118,546	*	10,466,040	21.52%
*	Less than one percent

(1)	Unless otherwise noted, the business address of each of those listed in the table above pre-Business Combination is c/o Tempo Automation, Inc., 2460 Alameda St, San Francisco, CA 94103.
(2)	Consists of 7,762,830 shares of Tempo preferred stock held by Lux Ventures IV, L.P. Lux Venture Partners IV, LLC is the general partner of Lux Ventures IV, L.P. and exercises voting and dispositive power over the shares noted herein held by Lux Ventures IV, L.P. Peter Hebert and Josh Wolfe are the individual managing members of Lux Venture Partners IV, LLC (the “Individual Managers”). The Individual Managers, as the sole managers of Lux Venture Partners IV, LLC, may be deemed to share voting and dispositive power for the shares noted herein held by Lux Ventures IV, L.P. Each of Lux Venture Partners IV, LLC and the Individual Managers separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The address for these entities and individuals is c/o Lux Capital Management, 920 Broadway, 11th Floor, New York, NY 10010.
(3)	Consists of 12,541,431 warrants to purchase shares of common stock and share of preferred stock held by Point72 Ventures Investments, LLC. Point72 Private Investments, LLC is the managing member of Point72 Ventures Partners, LLC, the sole member of Point72 Ventures Investments, LLC, and exercises voting and dispositive power over the shares noted herein held by Point72 Ventures Investments, LLC. Point72 Capital Advisors, Inc. is the general partner of Point72, L.P., the sole member of Point72 Private Investments, LLC, and may be deemed to share voting and dispositive power for the shares noted herein held by Point72 Ventures Investments, LLC. Steven A. Cohen is the sole stockholder and director of Point72 Capital Advisors, Inc. and may be deemed to share voting and dispositive power for the shares noted herein held by Point72 Ventures Investments, LLC. Each of Point72 Ventures Partners, LLC, Point72 Private Investments, LLC, Point72, L.P., Point72 Capital Advisors, Inc. and Steven A. Cohen separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The address for these entities and individuals is c/o Point72, L.P., 72 Cummings Point Road, Stamford, CT 06902.
(4)	Consists of (a) 1,707,319 shares of Tempo preferred stock held by SoftTech VC IV, LP and (b) 800,190 shares of Tempo preferred stock held by SoftTech VC Plus, LP. SoftTech VC IV, LLC is the general partner of SoftTech VC IV, LP and SoftTech VC Plus, LLC is the general partner of SoftTech VS Plus, LP. Jean-Francois Clavier is the sole managing member of each of SoftTech VC IV, LLC SoftTech VC Plus, LLC, and exercises voting and dispositive power over the shares noted herein held by each of SoftTech VC IV, LP and SoftTech VC Plus, LLC. Each of SoftTech VC IV, LLC, SoftTech VC Plus, LLC and Jean-Francois Clavier separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The address for these entities and individuals is c/o Uncork Capital, 500 2nd street, 3rd floor San Francisco, CA 94107.
(5)	Consists of 118,546 shares of Tempo preferred stock held by Alcor Investments, LLC and 226,004 shares of Tempo common stock issuable upon the exercise of Tempo stock options held by Mr. Granade that are expected to vest as a result of the Business Combination. Alcor Investments, LLC is jointly owned by Mr. Granade and his spouse. The address for Alcor Investments, LLC is P.O. Box 113421, Stamford, CT 06831.
[41]	Note to Draft: Tempo to confirm.

MANAGEMENT OF NEW TEMPO FOLLOWING THE BUSINESS COMBINATION

The following sets forth certain information, as of November [ · ], 2021, concerning the persons who are expected to serve as directors and executive officers of New Tempo following the consummation of the Business Combination as well as certain key employees of Tempo.

Name	Age	Position
Joy Weiss	61	President, Chief Executive Officer and Director
Ryan Benton	51	Chief Financial Officer and Secretary
Behrooz Abdi	59	Directror

Joy Weiss is expected to serve as the President and Chief Executive Officer of New Tempo and as a member of the New Tempo board of directors following consummation of the Business Combination. Ms. Weiss has served as Tempo’s President and Chief Executive Officer since September 2019 and as a member of Tempo’s board of directors since December 2015. Ms. Weiss was one of Tempo’s earliest investors and one of its first outside advisors. Prior to joining Tempo, she served as Vice President, Data Center and Vice President, Internet of Things (IoT) at Analog Devices, Inc. (“Analog Devices”), a leading global semiconductor manufacturer, from March 2017 to September 2019. From 2012 to March 2017, Ms. Weiss served as President of the Dust Networks division of Linear Technology, Inc. (“Linear”), which was acquired by Analog Devices in March 2017. From 2004 to 2011, Ms. Weiss served as President and Chief Executive Officer of Dust Networks, Inc., a pioneer in the field of wireless sensor networking, which was acquired by Linear in December 2011. Prior to joining Dust Networks, Inc., Ms. Weiss served as an Executive in Residence of Blueprint Ventures and as Chief Executive Officer of Inviso. She currently serves on the boards of Inkspace Imaging, a private medical technology company, and Playworks, a national non-profit, and she has previously served on the boards of several other private companies. Ms. Weiss holds a degree in Electrical Engineering from the Massachusetts Institute of Technology. We believe that Ms. Weiss is qualified to serve on the Board due to her deep knowledge of Tempo and her extensive industry and leadership experience.

Ryan Benton is expected to serve as the Chief Financial Officer of New Tempo following consummation of the Business Combination. Since July 2020, Mr. Benton has served as Chief Financial Officer of Tempo. He has also served as a member of ACE’s board of directors since July 2020 and as a Board Member of Revasum, Inc., a publicly listed semiconductor capital equipment company (“Revasum”) since September 2018. Between September 2018 and July 2020, Mr. Benton served as Chief Financial Officer of Revasum. Since 2015, Mr. Benton has also served as an independent board member for Pivotal Systems, a publicly listed semiconductor component company, where he chairs the Audit & Risk Management Committee and serves as a member of the Remuneration & Nomination Committee. Prior to joining Revasum, from August 2017 to September 2018, Mr. Benton served as Senior Vice President and Chief Financial Officer for BrainChip Holdings Ltd., a publicly listed AI software and chip solution provider and developer of neuromorphic circuits. From 2012 to August 2017, Mr. Benton held various positions at Exar Corporation, a fabless semiconductor chip manufacturer (“Exar”), including as Senior Vice President and Chief Financial Officer from 2012 through 2016 and Chief Executive Officer and Executive Board Member from 2016 until the sale of Exar to Maxlinear, Inc. in May 2017. From 1993 to 2012, Mr. Benton worked at several technology companies. He started his career as an auditor at Arthur Andersen & Company in 1991. Mr. Benton received a B.A. of Business Administration in Accounting from the University of Texas at Austin and he passed the State of Texas Certified Public Accountancy exam.

Behrooz Abdi is expected to serve as a member of the New Tempo board of directors following consummation of the Business Combination. Since March 2020, Mr. Abdi has been ACE’s Chief Executive Officer since May 2020 and has been the Chairman of ACE’s board of directors since July 2020. Mr. Abdi is currently a Strategic Advisor for the Sensor System Business Company of TDK Corporation, a multinational electronics company, a position he has held since April 2020. Prior to this, from 2012 to March 2020, he was Chief Executive Officer of InvenSense, a consumer electronics company. He was previously Chief Executive Officer and President of network processor company, RMI, from 2007 to 2009, and Executive Vice President of RMI’s acquirer, NetLogic, from 2009 to 2011. From 2004 until 2007, Mr. Abdi served as Senior Vice President and General Manager of QCT at Qualcomm. Prior to this, Mr. Abdi worked at Motorola Inc. for 18 years, from 1985 to 2003, where his last role was Vice President and General Manager in charge of the mobile radio frequency and mixed-signal integrated circuits product lines. Mr. Abdi received a bachelors’ degree in electrical engineering from the Montana State University-Bozeman and a master’s degree in electrical engineering from the Georgia Institute of Technology. We believe that Mr. Abdi is qualified to serve on the Board due to his extensive industry and leadership experience, including serving on public company boards.

Corporate Governance

Composition of the Board of Directors

New Tempo’s business and affairs will be organized under the direction of its board of directors. Behrooz Abdi will serve as Chair of the Board. The primary responsibilities of the Board will be to provide oversight, strategic guidance, counseling, and direction to New Tempo’s management. The Board will meet on a regular basis and additionally as required.

In accordance with the terms of the Proposed Bylaws, which will be effective upon the consummation of the Business Combination, the New Tempo board of directors may establish the authorized number of directors from time to time by resolution. The New Tempo board of directors will consist of up to nine members upon the consummation of the Business Combination. In accordance with the Proposed Certificate of Incorporation, which will be effective upon the consummation of the Business Combination, the New Tempo board of directors will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. New Tempo’s directors will be divided among the three classes as follows:

●	the Class I directors will be , and and their terms will expire at the annual meeting of stockholders to be held in 2022;
●	the Class II directors will be , and and their terms will expire at the annual meeting of stockholders to be held in 2023; and
●	the Class III directors will be , and their terms will expire at the annual meeting of stockholders to be held in 2024.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Director Independence

As a result of New Tempo’s common stock being listed on Nasdaq following the consummation of the Business Combination, it will be required to comply with the applicable rules of such exchange in determining whether a director is independent. Prior to the completion of this Business Combination, the parties undertook a review of the independence of the individuals named above and have determined that each of           qualifies as “independent” as defined under the applicable Nasdaq rules.

Role of the Board in Risk Oversight

Upon the consummation of the Business Combination, one of the key functions of the New Tempo board of directors will be informed oversight of New Tempo’s risk management process. The New Tempo board of directors does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board will be responsible for monitoring and assessing strategic risk exposure, and New Tempo’s audit committee will have the responsibility to consider and discuss New Tempo’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. New Tempo’s compensation committee will also assess and monitor whether New Tempo’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Committees of the Board of Directors

Upon the consummation of the Business Combination, the Board will have an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors are described below. Members will serve on these committees until their resignation or until otherwise determined by the board of directors. The board of directors may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

New Tempo’s audit committee will consist of           ,           and           , with        serving as chairperson. ACE’s board of directors has determined that           ,           and           satisfy the independence requirements under Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act and that           is an “audit committee financial expert” within the meaning of SEC regulations. Each member of the New Tempo audit committee will be able to read and understand fundamental financial statements in accordance with applicable requirements. To make these determinations, ACE’s board of directors has examined each audit committee member’s scope of experience and the nature of their employment.

The primary purpose of the audit committee will be to discharge the responsibilities of the Board with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee New Tempo’s independent registered public accounting firm. Specific responsibilities of our audit committee include:

●	helping the New Tempo board of directors oversee corporate accounting and financial reporting processes;
●	managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit New Tempo’s consolidated financial statements;
●	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent accountants, New Tempo’s interim and year-end operating results;
●	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
●	reviewing related person transactions;
●	obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes New Tempo’s internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and
●	approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

New Tempo’s compensation committee will consist of           ,           and           , with           serving as chairperson. ACE’s board of directors has determined that each member of the compensation committee is independent under the Nasdaq listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary purpose of the compensation committee will be to discharge the responsibilities of New Tempo board of directors in overseeing the compensation policies, plans and programs and to review and determine the compensation to be paid to executive officers, directors, and other senior management, as appropriate. Specific responsibilities of the compensation committee will include:

●	reviewing and approving the compensation of the chief executive officer, other executive officers and senior management;
●	reviewing and recommending to the New Tempo board of directors the compensation of directors;
●	administering the incentive award plans and other benefit programs;

●	reviewing, adopting, amending, and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for the executive officers and other senior management; and
●	reviewing and establishing general policies relating to compensation and benefits of the employees, including the overall compensation philosophy.

Nominating and Corporate Governance Committee

New Tempo’s nominating and corporate governance committee will consist of           ,         and            , with           serving as chairperson. ACE’s board of directors has determined that each member of the nominating and corporate governance committee is independent under the Nasdaq listing standards.

Specific responsibilities of the nominating and corporate governance committee will include:

●	identifying and evaluating candidates, including the nomination of incumbent directors for re-election and nominees recommended by stockholders, to serve on the New Tempo board of directors;
●	considering and making recommendations to the New Tempo board of directors regarding the composition and chairmanship of the committees of the New Tempo board of directors;
●	developing and making recommendations to the New Tempo board of directors regarding corporate governance guidelines and matters, including in relation to corporate social responsibility; and
●	overseeing periodic evaluations of the performance of the New Tempo board of directors, including its individual directors and committees.

Code of Ethics

Following the consummation of the Business Combination, New Tempo will have a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics will be available on New Tempo website, http://www.tempoautomation.com/investor-relations. In addition, New Tempo intends to post on its website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the code. The reference to the New Tempo website address does not constitute incorporation by reference of the information contained at or available through New Tempo’s website, and you should not consider it to be a part of this proxy statement/prospectus.

Compensation Committee Interlocks and Insider Participation

Ryan Benton currently serves as the Chief Financial Officer of Tempo and as a member of the ACE board of directors and the compensation committee thereof. Mr. Benton is also expected to serve as the Chief Financial Officer of New Tempo following the consummation of the Business Combination. Behrooz Abdi currently serves as the Chief Executive Officer and Chairman of the board of directors of ACE, and is expected to serve as a member of the Board following consummation of the Business Combination. None of the current members of Tempo’s compensation committee has ever been an executive officer or employee of Tempo or ACE, and, other than Mr. Benton, no current or former officer or employee of either Tempo or ACE has been a member of the board of directors of either Tempo or ACE and participated in deliberations concerning executive officer compensation. Other than Mr. Benton and Mr. Abdi, none of New Tempo’s executive officers currently serve, or have served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the Board or compensation committee.

Non-Employee Director Compensation

Tempo has regularly issued members of its board of directors options to purchase stock of Tempo pursuant to its existing incentive award plan. In 2021, Mr. Granade, the chairman of the board of directors of Tempo, was granted an option to purchase a total of 178,257, which vest immediately upon the closing of a SPAC Merger, such as the Business Combination, on or before December 31, 2022. Mr. Granade was also granted an option to purchase a total of 127,326 shares, which vest and become exercisable with respect to 1/24th of the shares subject thereto in equal monthly installments on each monthly anniversary of the applicable vesting start date.

The New Tempo board of directors expects to review director compensation periodically to ensure that director compensation remains competitive such that New Tempo is able to recruit and retain qualified directors. Upon the consummation of the Business Combination, New Tempo will adopt a director compensation program that is designed to align compensation with its business objectives and the creation of stockholder value, while enabling New Tempo to attract, retain, incentivize, and reward directors who contribute to the long-term success of New Tempo.

Limitation on Liability and Indemnification of Directors and Officers

New Tempo’s Proposed Certificate of Incorporation, which will be effective upon consummation of the Business Combination, will limit a directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

●	for any transaction from which the director derives an improper personal benefit;
●	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●	for any unlawful payment of dividends or redemption of shares; or
●	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the Proposed Bylaws provide that New Tempo will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, New Tempo will enter into separate indemnification agreements with its directors and officers. These agreements, among other things, require New Tempo to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at its request.

New Tempo plans to maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in New Tempo’s Proposed Certificate of Incorporation and Proposed Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable

EXECUTIVE COMPENSATION

ACE’s Executive Officer and Director Compensation

None of ACE’s directors or executive officers have received any cash compensation for services rendered to ACE. Between July 2020 and June 2021, ACE accrued an obligation to the Sponsor a total of $10,000 per month for office space, administrative and support services. The Sponsor, directors and executive officers, or any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on ACE’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. ACE’s audit committee reviews on a quarterly basis all payments that were made by ACE to the Sponsor, directors, executive officers or ACE or any of their affiliates. In May 2020, the Sponsor transferred 40,000 founder shares to Kenneth Klein, 35,000 founder shares to each of Omid Tahernia, Ryan Benton and Raquel Chmielewski and 10,000 founder shares to Minyoung Park, at their original per-share purchase price. In October 2020, the Sponsor distributed 1,678,500 founder shares to Sunny Siu.

After the completion of ACE’s initial business combination, directors or executive officers of ACE who remain with the combined company may be paid consulting or management fees from the combined company. ACE has not established any limit on the amount of such fees that may be paid by the combined company to ACE’s directors or executive officers. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to ACE’s directors and executive officers will be determined, or recommended to the board of directors of the combined company for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on its board of directors.

ACE does not intend to take any action to ensure that members of its management team maintain their positions with the combined company after the consummation of ACE’s initial business combination, although it is possible that some or all of ACE’s officers and directors may negotiate employment or consulting arrangements to remain with the combined company after ACE’s initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with the combined company may influence the motivation of ACE’s management in identifying or selecting a target business but ACE does not believe that the ability of its management to remain with the combined company after the consummation of ACE’s initial business combination will be a determining factor in ACE’s decision to proceed with any potential business combination. ACE is not party to any agreements with its directors or executive officers that provide for benefits upon termination of employment.

For more information about the interests of ACE’s directors and executive officers in the Business Combination, see the section titled “Business Combination Proposal — Interests of ACE’s Directors and Executive Officers in the Business Combination.”

Tempo’s Executive Officer and Director Compensation

Throughout this section, unless otherwise noted, “the company,” “we,” “us,” “our” and similar terms refer to Tempo Automation, Inc. prior to the Business Combination.

This section discusses the material components of the executive compensation program for our executive officers who are named in the “2020 Summary Compensation Table” below. In 2020, our “named executive officers” and their positions as of December 31, 2020, were as follows:

●	Joy Weiss, our President and Chief Executive Officer;
●	Ryan Benton, our Chief Financial Officer; and
●	Ralph Richart, our Vice President of Operations.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of this offering may differ materially from the currently planned programs summarized in this discussion.

2020 Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total
Joy Weiss President and Chief Executive Officer	2020	390,000	—	—	—	—	390,000
Ryan Benton Chief Financial Officer	2020	149,772	—	502,332	—	—	652,104
Ralph Richart Vice President of Operations	2020	295,000	—	194,587	—	—	489,587
(1)	Amounts represent the aggregate base salary actually paid to our named executive officers in 2020. Mr. Benton’s employment with us commenced on July 13, 2020 and, accordingly, his salary is pro-rated to reflect the portion of 2020 during which he was employed by us.
(2)	Amounts represent the aggregate grant date fair value of stock options granted to our named executive officers in 2020 computed in accordance with ASC Topic 718. Assumptions used to calculate these amounts are included in Note 11 to our consolidated financial statements included in this prospectus.

NARRATIVE TO SUMMARY COMPENSATION TABLE

2020 Salaries

The named executive officers receive a base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. For 2020, our named executive officers’ annual base salaries were as follows: Ms. Weiss: $450,000; Mr. Benton: $375,000; and Mr. Richart: $350,000. However, as part of a general salary reduction program implemented by the company in response to the COVID-19 pandemic, our named executive officer’s annual base salaries were reduced as follows: Ms. Weiss: $360,000, effective May 1, 2020; Mr. Benton: $318,750, effective July 13, 2020; and Mr. Richart: $305,000, effective May 1, 2020.

Ms. Weiss and Mr. Benton’s annual base salaries were increased to the pre-reduction levels set forth above effective January 1, 2021. Mr. Richart’s annual base salary was increased to $350,000, when he was appointed as our Chief Technology Officer, effective March 1, 2021.

2020 Bonuses

We maintained an annual performance-based cash bonus program for 2020 in which Ms. Weiss and Mr. Richart participated. Mr. Benton, who commenced employment with us on July 13, 2020, was not eligible to participate in our bonus program for 2020. Bonus payments under the 2020 bonus program were determined based on achievement of certain corporate performance goals approved by our board of directors, subject to the applicable executive’s continued employment through December 31, 2020. Ms. Weiss’s and Mr. Richart’s target bonuses under the 2020 annual bonus program (expressed as a percentage of base salary) were as follows: Ms. Weiss: 20%; and Mr. Richart: 20%.

Under our 2020 annual bonus program, the applicable performance metrics consisted of achievement of certain company revenue, bookings and gross margin targets. Due to the impact of the COVID-19 pandemic, the Company determined not to pay bonuses in respect of 2020 (including to our named executive officers).

Equity Compensation

We have historically granted stock options to our employees under the Tempo Automation, Inc. 2015 Equity Incentive Plan, as amended through August 10, 2021 (the “2015 Plan”), including our named executive officers, in order to attract and retain our employees, as well as to align their interests with the interests of our stockholders.

On July 29, 2020, we granted to Mr. Benton under the 2015 Plan: (i) a time-vesting option to purchase 775,105 shares of our common stock at an exercise price of $0.94 per share, with a vesting start date of July 13, 2020, and (ii) a performance-vesting option to purchase 258,368 shares of our common stock at an exercise price of $0.94 per share. Mr. Benton’s 2020 time-vesting option vests and becomes exercisable with respect to 25% of the shares subject thereto on the first anniversary of the applicable vesting start date, and as to 1/36th of the remaining shares subject thereto in equal monthly installments thereafter, subject to Mr. Benton’s continued service with us through the applicable vesting date. Mr. Benton’s 2020 performance-vesting option vests and becomes exercisable as to 100% of the shares subject thereto upon the occurrence of a “qualified transaction” (generally defined to include (x) an initial public offering of the company’s equity securities, (y) the closing of an equity financing round with pre-money valuation of at least $300 million and net proceeds to the company of at least $25 million or (z) a merger or consolidation with a special purpose acquisition company) that occurs on or before December 31, 2022, subject to Mr. Benton’s continued employment as an executive officer of the company through the applicable vesting date. Each of Mr. Benton’s 2020 time-vesting and performance-vesting options, as described above, will vest in full, to the extent then-unvested, upon a “change in control” or “corporate transaction” of the company (within the meaning of the 2015 Plan or any successor plan), or any other event in which such options would otherwise be terminated, subject to his continued employment with the company through such event.

In addition, on July 29, 2020 we granted to Mr. Richart under the 2015 Plan an option to purchase 164,120 shares of our common stock at an exercise price of $0.94 per share, with a vesting start date of July 29, 2020, and on November 4, 2020, we granted to Mr. Richart under the 2015 Plan an option to purchase 230,444 shares of our common stock at an exercise price of $0.94 per share, with a vesting start date of November 4, 2020. The options granted to Mr. Richart during 2020 vest and become exercisable with respect to 1/48th of the shares subject thereto in equal monthly installments on each monthly anniversary of the applicable vesting start date, subject to Mr. Richart’s continued service with us through the applicable vesting date.

The options granted to Messrs. Benton and Richart in 2020 are also subject to accelerated vesting in certain circumstances, as described in more detail below under “Executive Compensation Arrangements — Offer Letters”. No stock options or other equity awards were granted to Ms. Weiss during 2020.

In connection with the Business Combination, ACE’s board of directors intends to adopt the Tempo Automation Holdings, Inc. 2022 Incentive Award Plan (referred to in this proxy statement/prospectus as the 2022 Plan) and the Tempo Automation Holdings, Inc. 2022 Employee Stock Purchase Plan (referred to in this proxy statement/prospectus as the ESPP), subject to approval by ACE’s shareholders. If approved by ACE’s shareholders, the 2022 Plan and the ESPP will be effective as of the date they are approved by ACE’s shareholders. For additional information about the 2022 Plan and the ESPP, please see the sections entitled “Incentive Award Plan Proposal” and “ESPP Proposal”.

Other Elements of Compensation

Retirement Plan

We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies. We did not make any discretionary matching contributions in 2020.

Employee Benefits

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:

●	medical, dental and vision benefits;
●	medical and dependent care flexible spending accounts;
●	short-term and long-term disability insurance;
●	life insurance; and
●	employee assistance program.

We believe the benefits described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.

No Tax Gross-Ups

We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2020.

				Option Awards
Name	Grant Date	Vesting Start Date	Notes	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Joy Weiss	4/27/2015	1/26/2015	(1)(5)(6)(8)	31,250			0.046	4/26/2025
	1/20/2016	12/17/2015	(1)(5)(6)(8)	60,000			0.33	1/19/2026
	1/24/2018	12/18/2017	(1)(5)(6)(8)	100,000			0.97	1/23/2028
	11/8/2019	9/23/2019	(1)(5)(6)	1,519,205			1.46	11/7/2029
Ryan Benton	7/29/2020	N/A	(2)(5)(6)			258,368	0.94	7/28/2030
	7/29/2020	7/13/2020	(3)(6)(7)		775,105		0.94	7/28/2030
Ralph Richart	8/3/2018	8/2/2018	(1)(5)(6)(9)	7,500			0.97	8/2/2028
	7/25/2019	4/30/2019	(3)(5)(6)	45,833	64,167		1.46	7/24/2029
	7/29/2020	7/29/2020	(4)(5)(6)	17,095	147,025		0.94	7/28/2030
	11/4/2020	11/4/2020	(4)(5)(6)	4,800	225,644		0.94	11/3/2030
(1)	Represents an option vesting with respect to 1/24th of the shares subject thereto on each monthly anniversary of the applicable vesting start date, subject to the applicable executive’s continued service through the applicable vesting date.
(2)	Represents an option that vests and becomes exercisable as to 100% of the shares subject thereto upon the occurrence of a “qualified transaction” (generally defined to include (i) an initial public offering of the company’s equity securities, (ii) the closing of an equity financing round with pre-money valuation of at least $300 million and net proceeds to the company of at least $25 million or (iii) a merger or consolidation with a special purpose acquisition company) that occurs on or before December 31, 2022, subject to the executive’s continued employment as an executive officer of the company through the applicable vesting date.

(3)	Represents an option vesting with respect to 25% of the shares subject thereto on the first anniversary of the vesting start date, and with respect to 1/48th of the shares subject to the option on each monthly anniversary of the applicable vesting start date thereafter, subject to the applicable executive’s continued service through the applicable vesting date.
(4)	Represents an option vesting with respect to 1/48th of the shares subject thereto on each monthly anniversary of the applicable vesting start date, subject to the executive’s continued service through the applicable vesting date.
(5)	The option will vest in full (to the extent then-unvested) upon (i) a termination of the applicable executive’s service by the company without “cause” or by the executive for “good reason”, in either case, within three months before or eighteen months after a “change in control” or “corporate transaction” of the company (each as defined in the 2015 Plan), or (ii) a termination of the applicable executive’s service due to the executive’s death or disability within eighteen months after a “change in control” or “corporate transaction” of the company. The foregoing accelerated vesting is subject to the satisfaction of certain conditions (including the executive’s execution of a release) set forth in the applicable executive’s offer letter (as described in more detail below under “Executive Compensation Arrangements — Offer Letters”).
(6)	The option will vest in full, to the extent then-unvested, upon a “change in control” or “corporate transaction” of the company (within the meaning of the 2015 Plan or any successor plan), or any other event in which such options would otherwise be terminated, subject to the applicable executive’s continued employment with the company through such event.
(7)	Upon a termination of the executive’s service by the company without “cause” or by the executive for “good reason”, in either case, more than three months before or more than eighteen months after a “change in control” or “corporate transaction” of the company (each as defined in the 2015 Plan), the option will vest with respect to the number of shares that would, absent the applicable executive’s termination of service, otherwise vest during the six-month period following such termination. The foregoing accelerated vesting is subject to the satisfaction of certain conditions (including the executive’s execution of a release) set forth in the executive’s offer letter (as described in more detail below under “Executive Compensation Arrangements — Offer Letters”).
(8)	Represents an option granted to Ms. Weiss in respect of her service, prior to Ms. Weiss becoming our President and Chief Executive Officer, as an advisor and member of Tempo’s board of directors.
(9)	Represents an option granted to Mr. Richart in respect of his service, prior to Mr. Richart’s becoming our Vice President of Operations, as an advisor.

Executive Compensation Arrangements

Offer of Employment Letters

During 2020, we were party to offer of employment letters with each of our named executive officers, the material terms of which are summarized below. In 2021, we entered into amended and restated offer of employment letters with each of Ms. Weiss and Mr. Richart, which superseded their prior offer of employment letters. The material terms of the new offer of employment letters are described below.

Joy Weiss Offer Letters

2019 Offer Letter

Pursuant to an employment offer letter between us and Ms. Weiss, dated August 20, 2019, Ms. Weiss was employed during 2020 as our President and Chief Executive Officer. Ms. Weiss’s offer letter provided for an annual base salary, the grant of a stock option, and eligibility to participate in our employee benefit plans. In addition, the 2019 offer letter provided that, if Ms. Weiss’s employment was terminated by the company without “cause” or due to Ms. Weiss’s resignation for “good reason” (each, as defined in her offer letter), in either case, during the two-year period beginning on Ms. Weiss’s employment start date, then, subject to her execution of a release of claims, Ms. Weiss would be entitled to payment of her base salary through the remainder of such two-year period.

2021 Offer Letter

We are currently party to an amended employment offer letter, dated March 10, 2021, with Ms. Weiss (which superseded her 2019 offer letter), pursuant to which Ms. Weiss serves as our President and Chief Executive Officer. Ms. Weiss’s 2021 offer letter sets forth the terms and conditions of her employment, including her base salary, target annual bonus opportunity, eligibility to participate in our employee benefit plans, and reimbursement for business expenses in accordance with company policy. Ms. Weiss’s offer letter also provides that the company will grant to her during 2021, under the 2015 Plan, (i) a time-vesting option to purchase 1,016,454 shares of company common stock and (ii) a performance-vesting option to purchase 508,227 shares of company common stock .

Ms. Weiss’s 2021 offer letter provides that if her employment is terminated by Tempo without “cause” (as defined in her offer letter, and other than due to her disability or death) or due to Ms. Weiss’s resignation for “good reason” (as defined in her offer letter), subject to Ms. Weiss’s execution and non-revocation of a release of claims in favor of Tempo, resignation from Tempo’s board of directors, and continued compliance with certain post-termination obligations (including applicable restrictive covenants), she will become entitled to severance benefits consisting of: (i) an amount equal to six (6) months of her base salary, and (ii) company-subsidized healthcare continuation coverage for up to six (6) months following the date of termination. In addition, if Ms. Weiss’s employment is terminated by the company without “cause” or due to her resignation for “good reason,” in any case, within three months before, or eighteen months after, a “change in control” or “corporate transaction” of the company (each as defined in the 2015 Plan or any successor equity incentive plan), or if Ms. Weiss’s employment terminates due to her death or disability within eighteen months after any such event, then, subject to the satisfaction of the conditions described above, Ms. Weiss will be entitled to full vesting of her then-outstanding time-vesting equity awards upon such termination.

Ms. Weiss’s 2021 offer letter includes a Code Section 280G “best pay” provision, pursuant to which any “parachute payments” that become payable to her in connection with a change in control of the company will either be paid in full or reduced so that such payments are not subject to the excise tax imposed under Code Section 4999, whichever results in the better after-tax treatment for Ms. Weiss.

Pursuant to the terms of her 2021 offer letter, Ms. Weiss also entered into a separate agreement which includes standard invention assignment provisions, confidential information and non-disclosure covenants, an employee non-solicitation covenant effective during employment and for one year following the termination of Ms. Weiss’s employment, and a covenant not to compete with the company during the term of Ms. Weiss’s employment.

Ryan Benton Offer Letter

We are party to an employment offer letter with Mr. Benton, dated June 9, 2020, pursuant to which Mr. Benton serves as our Chief Financial Officer. Mr. Benton’s offer letter sets forth the terms and conditions of his employment, including his base salary, target annual bonus opportunity, eligibility to participate in our employee benefit plans, and reimbursement for business expenses in accordance with company policy. Mr. Benton’s offer letter also provides that the company will grant him, under the 2015 Plan, the time-vesting and performance-vesting stock options that he received during 2020 (as described above under “Equity Compensation”).

Mr. Benton’s offer letter provides that if his employment is terminated by the company without “cause” (as defined in his offer letter, and other than due to his disability or death) or due to Mr. Benton’s resignation for “good reason” (as defined in his offer letter), subject to Mr. Benton’s execution and non-revocation of a release of claims in favor of the company and continued compliance with certain post-termination obligations (including applicable restrictive covenants), he will become entitled to severance benefits consisting of: (i) an amount equal to six (6) months of his base salary, (ii) a pro-rated target annual bonus for the year of termination, (iii) company-subsidized healthcare continuation coverage for up to six (6) months following the date of termination, and (iv) unless such termination occurs within three months before, or eighteen months after, a “change in control” or “corporate transaction” (as discussed in the following sentence), six months’ accelerated vesting of his then-outstanding time-vesting equity awards. In addition, if Mr. Benton’s employment is terminated by the company without “cause” or due to his resignation for “good reason,” in any case, within three months before, or eighteen months after, a “change in control” or “corporate transaction” of the company (each as defined in the 2015 Plan or any successor equity incentive plan), or if Mr. Benton’s employment terminates due to his death or disability within eighteen months after any such event, then, subject to the satisfaction of the conditions described above, Mr. Benton will be entitled to full vesting of his then-outstanding time-vesting equity awards upon such termination.

Mr. Benton’s offer letter includes a Code Section 280G “best pay” provision, pursuant to which any “parachute payments” that become payable to him in connection with a change in control of the company will either be paid in full or reduced so that such payments are not subject to the excise tax imposed under Code Section 4999, whichever results in the better after-tax treatment for Mr. Benton.

Pursuant to the terms of his offer letter, Mr. Benton also entered into a separate agreement which includes standard invention assignment provisions, confidential information and non-disclosure covenants, an employee non-solicitation covenant effective during employment and for one year following the termination of Mr. Benton’s employment, and a covenant not to compete with the company during the term of Mr. Benton’s employment.

Ralph Richart Offer Letter

2019 Offer Letter

Pursuant to an employment offer letter between us and Mr. Richart, dated April 29, 2019, Mr. Richart was employed during 2020 as Vice President of Operations. Mr. Richart’s offer letter provided for an annual base salary, the grant of a stock option, and eligibility to participate in our employee benefit plans. Mr. Richart was not entitled to severance under his 2019 offer letter.

2021 Offer Letter

We are currently party to an amended employment offer letter with Mr. Richart, dated April 15, 2021 (which superseded his 2019 offer letter), pursuant to which Mr. Richart serves as our Chief Technology Officer. Mr. Richart’s 2021 offer letter sets forth the terms and conditions of his employment, including his base salary, target annual bonus opportunity, eligibility to participate in our employee benefit plans, and reimbursement for business expenses in accordance with applicable company policy. Mr. Richart’s offer letter also provides that the company will grant him, under the 2015 Plan, the time-vesting and performance-vesting stock options that he received during 2020 (as described above under “Equity Compensation”).

Mr. Richart’s 2021 offer letter provides that if his employment is terminated by the company without “cause” (as defined in his offer letter, and other than due to his disability or death) or due to Mr. Richart’s resignation for “good reason” (as defined in his offer letter), subject to Mr. Richart’s execution and non-revocation of a release of claims in favor of the company and continued compliance with certain post-termination obligations (including applicable restrictive covenants), he will become entitled to severance benefits consisting of: (i) an amount equal to six (6) months of his base salary, and (ii) company-subsidized healthcare continuation coverage for up to six (6) months following the date of termination. In addition, if Mr. Richart’s employment is terminated by the company without “cause” or due to his resignation for “good reason,” in any case, within three months before, or eighteen months after, a “change in control” or “corporate transaction” of the company (each as defined in the 2015 Plan or any successor equity incentive plan), or if Mr. Richart’s employment terminates due to his death or disability within eighteen months after any such event, then, subject to the satisfaction of the conditions described above, Mr. Richart will be entitled to full vesting of his time-vesting stock option granted in 2020 upon such termination.

Mr. Richart’s 2021 offer letter includes a Code Section 280G “best pay” provision, pursuant to which any “parachute payments” that become payable to him in connection with a change in control of the company will either be paid in full or reduced so that such payments are not subject to the excise tax imposed under Code Section 4999, whichever results in the better after-tax treatment for Mr. Richart.

Pursuant to the terms of his 2021 offer letter, Mr. Richart also entered into a separate agreement which includes standard invention assignment provisions, confidential information and non-disclosure covenants, an employee non-solicitation covenant effective during employment and for one year following the termination of Mr. Richart’s employment, and a covenant not to compete with the company during the term of Mr. Richart’s employment.

Director Compensation

We have not historically maintained a formal non-employee director compensation program; however, we have made stock option grants to non-employee directors from time to time. During 2020, the Company granted an option to purchase 126,600 shares of our common stock to Jeff Kowalski, with a vesting start date of January 15, 2020 for his service as a non-employee director during

2020. On March 1, 2021, Mr. Kowalski resigned from his position on the board of directors and became an employee. In conjunction with joining Tempo as its Chief Product Officer, these 126,600 shares became fully vested.

No other compensation was paid, and no options or other stock awards were granted, to our non-employee directors during 2020.

2020 Director Compensation Table

The following table sets forth information concerning the compensation of the company’s non-employee directors for the year ended December 31, 2020.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Jeff Kowalski	—	58,553	—	58,553
(1)	Amount represents the aggregate grant date fair value of stock options granted to Mr. Kowalski during 2020 computed in accordance with ASC Topic 718. Assumptions used to calculate this amount are included in Note 11 to our consolidated financial statements included in this prospectus/proxy statement. As of December 31, 2020, the aggregate number of shares subject to outstanding and unexercised option awards held by Mr. Kowalski was 126,600 shares of our common stock. No other options or stock awards were held by our non-employee directors as of December 31, 2020, with the exception of an option to purchase 5,000 shares of common stock held by Jacqueline Schneider, which was received as compensation for consulting services rendered prior to her joining the Tempo board of directors.

In connection with the Business Combination, we intend to implement a compensation program for our non-employee directors, the terms and conditions of which are not yet known.

BENEFICIAL OWNERSHIP OF SECURITIES OF ACE AND NEW TEMPO

The following table sets forth information regarding (i) the beneficial ownership of ACE ordinary shares as of November 8, 2021 and (ii) the expected beneficial ownership of shares of New Tempo common stock immediately following consummation of the Business Combination (assuming a “no redemption” scenario and assuming a “redemption” scenario as described below) by:

●	each person who is known to be the beneficial owner of more than 5% of ACE ordinary shares and is expected to be the beneficial owner of more than 5% of shares of New Tempo common stock post- Business Combination;
●	each of ACE’s current executive officers and directors;
●	each person who will become an executive officer or director of New Tempo post-Business Combination; and
●	all executive officers and directors of ACE as a group pre-Business Combination, and all executive officers and directors of New Tempo post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable,      exercisable within 60 days, or exercisable as a result of the Business Combination.

The beneficial ownership of ACE ordinary shares pre-Business Combination is based on 28,750,000 ACE ordinary shares issued and outstanding as of November 8, 2021, which includes an aggregate of 5,750,000 ACE Class B ordinary shares outstanding as of such date.

The expected beneficial ownership of shares of New Tempo common stock post-Business Combination assumes two scenarios:

(i)	a “no redemption” scenario where (i) no public shareholders exercise their redemption rights in connection with the Business Combination or our extension proposal and (ii) New Tempo issues 43,005,814 shares of New Tempo common stock, consisting of 34,205,814 shares of New Tempo common stock to existing stockholders of Tempo, 7,000,000 shares of New Tempo common stock to eligible Advanced Circuits equityholders and 1,800,000 shares of New Tempo common stock to eligible Whizz equityholders; and
(ii)	a “maximum redemption” scenario where (i) 9,600,000 ACE ordinary shares (ACE’s estimate of a number of public shares that could be redeemed in connection with the Business Combination or our extension proposal, in the aggregate, in order to satisfy the closing conditions contained in the Merger Agreement, assuming the full Backstop Investment, at approximately $10.00 per share (based on trust account figures as of June 30, 2021)) are redeemed in connection with the Business Combination or our extension proposal, in the aggregate, (ii) New Tempo issues 43,005,814 shares of New Tempo common stock, consisting of 34,205,814 shares of New Tempo common stock to existing stockholders of Tempo, 7,000,000 shares of New Tempo common stock to eligible Advanced Circuits equityholders and 1,800,000 shares of New Tempo common stock to eligible Whizz equityholders and (iii) the Backstop Investor purchases 2,500,000 shares of New Tempo common stock in a private placement to backstop redemptions by ACE shareholders to satisfy the Minimum Cash Condition contained in the Merger Agreement.

Based on the foregoing assumptions, we estimate that there would be 79,955,814 shares of New Tempo common stock issued and outstanding immediately following the consummation of the Business Combination in the “no redemption” scenario, and 72,855,814 shares of New Tempo common stock issued and outstanding immediately following the consummation of the Business Combination in the “redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in New Tempo and the columns under Post-Business Combination in the table that follows will be different.

The following table does not reflect record of beneficial ownership of any shares of New Tempo common stock issuable upon exercise of public warrants or private placement warrants, as such securities are not exercisable or convertible within 60 days of November 8, 2021.

Unless otherwise indicated, ACE believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Pre-Business Combination				Post-Business Combination
					Assuming Maximum		Assuming No
					Redemptions		Redemptions
	Number of	% of Class A	% of Class B	% of ACE
Name and Address of	Ordinary	Ordinary	Ordinary	Ordinary	Number of		Number of
Beneficial Owner(1)	Shares(2)	Shares	Shares	Shares(2)	Shares	%	Shares	%
5% Holders of ACE
ACE Convergence Acquisition LLC(3)	3,916,500	—	68.11%	13.62%	7,916,500	9.90%	10,416,500	14.30%
Sunny Siu(4)	1,678,500	—	29.19%	5.84%	1,678,500	2.10%	1,678,500	2.30%
Highbridge Capital Management, LLC(5)	1,311,020	5.70%	—%	4.56%	1,311,020	1.64%	1,311,020	1.80%
Linden Advisors LP(6)	1,200,000	5.22%	—	4.17%	1,200,000	1.50%	1,200,000	1.65%
Weiss Asset Management LP(7)	1,197,001	5.20%	—	4.16%	1,197,001	1.50%	1,197,001	1.64%
Castle Creek Arbitrage, LLC(8)	1,500,198	6.52%	—	5.22%	1,500,198	1.88%	1,500,198	2.06%
Directors and Executive Officers Pre-Business Combination
Behrooz Abdi(9)	3,916,500	—	68.11%	13.62%	7,916,500	9.90%	10,416,500	14.30%
Denis Tse	—	—	—	—	—	—	—	—
Minyoung Park	10,000	—	*	*	10,000	*	10,000	*
Kenneth Klein	40,000	—	*	*	40,000	*	40,000	*
Omid Tahernia	35,000	—	*	*	35,000	*	35,000	*
Ryan Benton(10)	35,000	—	*	*	464,369	*	464,369	*
Raquel Chmielewski	35,000	—	*	*	35,000	*	35,000	*
All ACE directors and executive officers as a group (seven individuals)	4,071,500	—	70.81%	14.16%	8,500,869	10.58%	11,000,869	15.01%
Directors and Executive Officers Post-Business Combination40
Behrooz Abdi(9)	3,916,500	—	68.11%	13.62%	7,916,500	9.90%	10,416,500	14.30%
Joy Weiss(10)	—	—	—	—	1,890,070	2.31%	1,890,070	2.53%
Ryan Benton(11)	35,000	—	*	*	464,369	*	464,369	*
All New Tempo directors and executive officers as a group ( individuals)
5% Holders of New Tempo Post-Business Combination
Point72 Ventures Investments, LLC(12)	—	—	—	—	12,938,849	16.18%	12,938,849	17.76%
Lux Ventures IV, L.P.(13)	—	—	—	—	6,454,874	8.07%	6,454,874	8.86%
Point72 Ventures Investments, LLC(14)	—	—	—	—	4,732,601	5.92%	4,732,601	6.50%
*	Less than one percent
(1)	Unless otherwise noted, the business address of each of those listed in the table above pre-Business Combination is 1013 Centre Road, Suite 403S, Wilmington, DE 19805 and post-Business Combination is 2460 Alameda St, San Francisco, CA 94103.
(2)	Holders of record of ACE Class A ordinary shares and ACE Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders and vote together as a single class, except as required by law. As a result of and upon the effective time of the Domestication, (a) each of the then issued and outstanding ACE Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of New Tempo common stock and (b) each of the then issued and outstanding ACE Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of New Tempo common stock.
(3)	ACE Convergence Acquisition LLC (the “Sponsor”) is the record holder of 3,916,500 Class B ordinary shares reported herein. Post-Business Combination columns include shares held by certain entities affiliated with the Sponsor, including 4,000,000 shares of New Tempo common stock subscribed for by the Sponsor Related PIPE Investors, and assumes, in the case assuming maximum redemptions, 2,500,000 additional shares of New Tempo common stock are issued in the Backstop Investment
(4)	The Sponsor distributed 1,678,500 Class B Ordinary Shares to Sunny Siu. Mr. Siu’s address is 79C Sun Sky, The Cullinan, 1 Austin Road West, Hong Kong.

(5)	According to a Schedule 13G filed with the SEC on July 22, 2021, Highbridge Capital Management, LLC, as the trading manager of Highbridge Tactical Credit Master Fund, L.P. and Highbridge SPAC Opportunity Fund, L.P., may be deemed to have shared voting and dispositive power with regard to 1,311,020 Class A ordinary shares of the Company. The business address of each is 277 Park Avenue, 23rd Floor, New York, New York 10172.
(6)	According to a Schedule 13G/A filed with the SEC on February 8, 2021, Linden Advisors LP and Siu Min Wong may be deemed to have shared voting and dispositive power with regard to 1,200,000 Class A ordinary shares of the Company. The business address of each is 590 Madison Avenue, 15th Floor, New York, New York 10022.
(7)	According to a Schedule 13G filed with the SEC on February 12, 2021, each of Weiss Asset Management LP, WAM GP LLC and Andrew M. Weiss may be deemed to have shared voting and dispositive power with regard to 1,197,001 Class A ordinary shares of the Company. The business address for each is 222 Berkeley Street, 16th Floor, Boston, MA 02116.
(8)	According to a Schedule 13G filed with the SEC on February 16, 2021, each of Castle Creek Arbitrage, LLC and Mr. Allan Weine may be deemed to have shared voting and dispositive power with regard to 1,500,198 Class A ordinary shares of the Company. The business address for each is 190 South LaSalle Street, Suite 3050, Chicago, IL 60603.
(9)	The Sponsor is the record holder of the Class B ordinary shares reported herein. The manager of the Sponsor, Behrooz Abdi, by virtue of his control over the Sponsor, may be deemed to beneficially own shares held by the Sponsor. 3,916,500 shares of New Tempo common stock held by the Sponsor will be subject to restrictions on transfer for a period of one year following the Closing.
(10)	Consists of 1,890,070 New Tempo common stock issuable upon the exercise of the New Tempo stock options resulting from the automatic conversion of Tempo stock options into New Tempo stock options in the Merger that are either vested or expected to vest either within 60 days of November 8, 2021 or as a result of the business combination.
(11)	Consists of 35,000 ordinary shares and 429,369 New Tempo common stock issuable upon the exercise of the New Tempo stock options resulting from the automatic conversion of Tempo stock options into New Tempo stock options in the Merger that are either vested or expected to vest either within 60 days of November 8, 2021 or as a result of the business combination.
(12)	Consists of 6,454,874 shares of New Tempo common stock (inclusive of shares of New Tempo common stock expected to be issued under the applicable PIPE Subscription Agreement) expected to be held by Lux Ventures IV, L.P. Lux Venture Partners IV, LLC is the general partner of Lux Ventures IV, L.P. and exercises voting and dispositive power over the shares noted herein held by Lux Ventures IV, L.P. Peter Hebert and Josh Wolfe are the individual managing members of Lux Venture Partners IV, LLC (the “Individual Managers”). The Individual Managers, as the sole managers of Lux Venture Partners IV, LLC, may be deemed to share voting and dispositive power for the shares noted herein held by Lux Ventures IV, L.P. Each of Lux Venture Partners IV, LLC and the Individual Managers separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The address for these entities and individuals is c/o Lux Capital Management, 920 Broadway, 11th Floor, New York, NY 10010.
(13)	Consists of 12,938,849 shares of New Tempo common stock (inclusive of shares of New Tempo common stock expected to be issued under the applicable PIPE Subscription Agreement and from the net share settlement existing Tempo warrants to purchase shares of Tempo common stock and preferred stock) expected to be held by Point72 Ventures Investments, LLC. Point72 Private Investments, LLC is the managing member of Point72 Ventures Partners, LLC, the sole member of Point72 Ventures Investments, LLC, and exercises voting and dispositive power over the shares noted herein held by Point72 Ventures Investments, LLC. Point72 Capital Advisors, Inc. is the general partner of Point72, L.P., the sole member of Point72 Private Investments, LLC, and may be deemed to share voting and dispositive power for the shares noted herein held by Point72 Ventures Investments, LLC. Steven A. Cohen is the sole stockholder and director of Point72 Capital Advisors, Inc. and may be deemed to share voting and dispositive power for the shares noted herein held by Point72 Ventures Investments, LLC. Each of Point72 Ventures Partners, LLC, Point72 Private Investments, LLC, Point72, L.P., Point72 Capital Advisors, Inc. and Steven A. Cohen separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The address for these entities and individuals is c/o Point72, L.P., 72 Cummings Point Road, Stamford, CT 06902.

(1)	Consists of 4,732,601 shares of New Tempo common stock to be issued to Compass Group Diversified Holdings LLC upon the closing of the Business Combination. The address for the Compass Group Diversified Holdings LLC is c/o 301 Riverside Ave, 2nd Floor, Westport, CT 06880.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

ACE Convergence Acquisition Corp.

Founder Shares

On May 28, 2020, the Sponsor purchased 5,750,000 ACE Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.004 per share (“Founder Shares”). On May 29, 2020, the Sponsor transferred an aggregate of 155,000 Founder Shares to certain members of the Company’s management team. On October 13, 2021, the Sponsor distributed 1,678,500 Founder Shares to Sunny Siu. The Founder Shares included an aggregate of up to 750,000 shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Founder Shares would equal 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option on July 30, 2020, 750,000 Founder Shares are no longer subject to forfeiture.

These Founder Shares are identical to the ACE Class A ordinary shares included in the units sold in ACE’s IPO, except that (i) the Founder Shares are subject to certain transfer restrictions, (ii) the holders of the Founder Shares have agreed pursuant to a letter agreement to waive (x) their redemption rights with respect to the Founder Shares and public shares held by them in connection with the completion of a business combination, (y) their redemption rights with respect to any founder shares and public shares held by them in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by January 30, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date) or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity and (z) their rights to liquidating distributions from the trust account with respect to the Founder Shares if ACE fails to complete a business combination by January 30, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date) (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within the prescribed time frame), (iii) the Founder Shares are automatically convertible into ACE Class A ordinary shares at the time of the initial business combination on a one-for-one basis and (iv) the Founder Shares are entitled to registration rights.

In connection with the Business Combination, upon the Domestication, 5,750,000 Founder Shares will convert automatically, on a one-for-one basis, into a share of New Tempo common stock. For additional information, see “Domestication Proposal.”

Private Placement Warrants

Simultaneously with the closing of the initial public offering of ACE, the Sponsor purchased 6,600,000 warrants to purchase one ACE Class A ordinary share at an exercise price of $11.50 (the “Private Placement Warrants”) at a price of $1.00 per warrant, or $6,600,000 in the aggregate, in a private placement. On October 13, 2021, the Sponsor distributed 948,750 Private Placement Warrants to Sunny Siu. Each Private Placement Warrant entitles the holder to purchase one ACE Class A ordinary share for $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants was placed in the trust account of ACE. The Private Placement Warrants may not be redeemed by ACE so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units that were sold as part of the initial public offering of ACE. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis.

The Private Placement Warrants are identical to the warrants included in the units sold in the initial public offering of ACE except that the Private Placement Warrants: (i) are not redeemable by ACE, (ii) may be exercised for cash or on a cashless basis so long as they are held by the Sponsor or any of its permitted transferees and (iii) are entitled to registration rights (including the ordinary shares issuable upon exercise of the Private Placement Warrants). Additionally, the purchasers have agreed not to transfer, assign, or sell any of the Private Placement Warrants, including the ACE Class A ordinary shares issuable upon exercise of the Private Placement Warrants (except to certain permitted transferees), until 30 days after the completion of ACE’s initial business combination.

In connection with the Business Combination, upon the Domestication, each of the 6,600,000 Private Placement Warrants will convert automatically into a warrant to acquire one share of New Tempo common stock pursuant to the Warrant Agreement. For additional information, see “Domestication Proposal.”

Registration Rights

The holders of the Founder Shares, Private Placement Warrants, and any warrants that may be issued upon conversion of working capital loans, if any (and any ACE Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the working capital loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement signed July 27, 2020 requiring ACE to register such securities for resale (in the case of the Founder Shares, only after conversion to ACE Class A ordinary shares). The holders of these securities are entitled to make up to three demands, excluding short form demands, that ACE register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of ACE’s initial business combination and rights to require ACE to register for resale such securities pursuant to Rule 415 under the Securities Act. ACE will bear the expenses incurred in connection with the filing of any such registration statements.

In connection with the Business Combination, the registration rights agreement will be amended and restated. The Merger Agreement contemplates that, at the Closing, New Tempo, the Sponsor, other parties to the Sponsor Support Agreement and certain former stockholders of Tempo (the “Tempo Holders”), will enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which New Tempo will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of New Tempo common stock and other equity securities of New Tempo hat are held by the parties thereto from time to time. For additional information, see “Business Combination Proposal — Related Agreements — Registration Rights Agreement.”

PIPE Subscription Agreements

In connection with the execution of the Merger Agreement, ACE entered into PIPE Subscription Agreements with the PIPE Investors pursuant to which the PIPE Investors agreed to purchase either (i) 8.2 million shares of New Tempo common stock at $10.00 per share for an aggregate commitment amount of $82.0 million or (ii) convertible debt securities of New Tempo, for an aggregate purchase price equal to $25.0 million. The obligation of the parties to consummate the purchase and sale of the shares covered by the PIPE Subscription Agreement is conditioned upon, among others, (i) there not being in force any injunction or order enjoining or prohibiting the issuance and sale of the shares covered by the PIPE Subscription Agreement and (ii) satisfaction or waiver of all conditions precedent to the Closing under the Merger Agreement. The closings under the PIPE Subscription Agreements will occur substantially concurrently with the Closing. For additional information, see “Business Combination Proposal — Related Agreements — PIPE Subscription Agreements.”

Backstop Subscription Agreement

In connection with the execution of the Merger Agreement, ACE entered into a Backstop Subscription Agreement with the Backstop Investor, pursuant to which the Backstop Investor committed to purchase up to an additional 2,500,000 shares of New Tempo common stock, for an aggregate amount of up to $25.0 million, to backstop the redemption of ACE shares. For additional information, see “Business Combination Proposal — Related Agreements — Backstop Subscription Agreement.”

Related Party Note and Advances

On May 28, 2020, ACE issued an unsecured promissory note to the Sponsor, pursuant to which ACE borrowed an aggregate principal amount of $186,760. The note was non-interest bearing and payable on the earlier of (i) December 31, 2020 and (ii) the completion of the initial public offering. The borrowings outstanding under the note in the amount of $186,760 were repaid upon the consummation of the initial public offering on July 30, 2020.

Prior to ACE’s initial business combination ACE’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on ACE’s behalf, although no such reimbursements will be made from the proceeds of ACE’s initial public offering held in the trust account prior to the completion of ACE’s initial business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of ACE’s officers and directors may, but are not obligated to, loan ACE funds as may be required. In the event that ACE’s initial business combination does not close, ACE may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants issued to the Sponsor. ACE does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as ACE does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the trust account. As of December 31, 2020, ACE had no outstanding borrowings under the working capital loans.

ACE is not prohibited from pursuing a business combination with a company that is affiliated with the Sponsor, or ACE’s officers or directors or making the acquisition through a joint venture or other form of shared ownership with the Sponsor, or ACE’s officers or directors. In the event ACE seeks to complete a business combination with a target that is affiliated with the Sponsor, or ACE’s officers or directors, ACE, or a committee of independent and disinterested directors, would obtain an opinion from an independent investment banking firm that is a member of FINRA or from an independent accounting firm, that such an initial business combination is fair to ACE from a financial point of view. ACE is not required to obtain such an opinion in any other context.

Working Capital Facility

On August 12, 2020, ACE entered into a working capital facility (the “Working Capital Facility”) with ASIA-IO Advisors Limited (“ASIA-IO”), an affiliate of the Sponsor, in the aggregate amount of $1,500,000. The funds from the Working Capital Facility will be utilized to finance transaction costs in connection with the Business Combination. The Working Capital Facility is non-interest bearing, non-convertible and due to be repaid upon the consummation of a Business Combination. In return, ACE deposited $900,000 into an account held by ASIA-IO, from which the Company may make fund withdrawals for up to $1,500,000. As part of the Working Capital Facility, ASIA-IO waived the right to convert the working capital loan into private placement warrants. Any outstanding amounts deposited with ASIA-IO upon the completion of a Business Combination or dissolution of ACE, will be returned to ACE. In November 2020, the deposit amount was reduced by $850,000. As of June 30, 2021, ACE had no outstanding borrowing under the Working Capital Facility.

Administrative Services Agreement

ACE entered into an agreement whereby, commencing on July 28, 2020 through the earlier of the consummation of a business combination or ACE’s liquidation, ACE will pay the Sponsor a monthly fee of $10,000 for office space, administrative and support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the three and six months ended June 30, 2021, the Company incurred $30,000 and $60,000, respectively in fees for these services. The Company paid $30,000 in the six months period and a balance of $30,000 is included in accrued liabilities as of June 30, 2021 on the balance sheet. For the period from March 31, 2020 (inception) through September 30, 2020, the Company incurred $20,000 in fees for these services.

Sponsor Support Agreement

On October 13, 2021, the Sponsor, ACE, certain of ACE’s directors, officers and initial shareholders and Tempo entered into the Sponsor Support Agreement, whereby the Sponsor and ACE’s directors, officers and initial shareholders agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby. In addition, the Sponsor and ACE’s directors, officers and initial shareholders agreed to waive their redemption rights with respect to all of the Founder Shares and any ordinary shares held by them in connection with the consummation of the Business Combination, subject to the terms and conditions contemplated in the letter agreement, dated as of July 27, 2020. The Founder Shares and ordinary shares held by the Sponsor (including ACE’s directors, officers and such other initial shareholders) will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor (including ACE’s directors, officers and such other initial shareholders) owns 20.0% of the issued and outstanding ordinary shares. If ACE is not able to complete the Business Combination with Tempo or another business combination by January 30, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), then the Sponsor and ACE’s directors, officers and such other initial shareholders will be entitled to liquidating distributions from the trust account with respect to any public shares they hold. For additional information, see “Business Combination Proposal — Related Agreements — Sponsor Support Agreement.”

Lock-Up Agreements

Pursuant to the terms of the lock-up agreement between New Tempo, the Sponsor and certain former stockholders of Tempo and Advanced Circuits (the “Lock-Up Agreement”), each party to the agreement has agreed that it will not, without the prior written consent of New Tempo during a lock-up period of 180 days or 365 days (depending on the relevant holder), unless earlier released, and subject to customary exceptions, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position any shares of New Tempo common stock or any securities convertible into or exercisable or exchangeable for New Tempo common stock issued or issuable to such party pursuant to the Merger Agreement (collectively, the “Lock-Up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). Notwithstanding the foregoing, if at any time before 180 days or 365 days after the Closing, as applicable, (x) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the Closing results in all of the public stockholders of Tempo having the right to exchange their shares of New Tempo common stock for cash securities or other property, or (y) the closing price of the New Tempo common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any twenty trading days within any thirty-trading day period commencing at least 150 days after the Closing, then each party’s Lock-Up Shares will be automatically released from the lock-up restrictions, in the case of clause (y) above, as of the last day of such thirty-trading day period. The lock-up restrictions contain customary exceptions, including for estate planning transfers, affiliates transfers, and transfers upon death or by will. For additional information, see “Business Combination Proposal — Related Agreements — Lock-Up Agreements.”

Tempo Automation, Inc.

Series A Preferred Stock Financing

In August 2015, Tempo issued an aggregate of 6,963,183 shares of Tempo Series A Preferred Stock for an aggregate purchase price of approximately $8.0 million. The following table summarizes purchases of shares of Tempo Series A Preferred Stock by related persons and their affiliated entities. None of Tempo’s executive officers purchased shares of Tempo Series A Preferred Stock:

	Shares of Series A	Total Purchase
Name	Preferred Stock	Price
Lux Ventures IV, L.P.(1)	5,222,387	$6,000,000.43
Total	5,222,387	$6,000,000.43
(1)	Zavain Dar is a member of the Tempo board of directors and is affiliated with Lux Ventures IV, L.P. (“Lux”). As of October 9, 2021, Lux held more than 5% of Tempo’s outstanding capital stock.

Series A-1 Preferred Stock Financing

In August 2015, Tempo issued an aggregate of 1,528,502 shares of Tempo Series A-1 Preferred Stock for an aggregate purchase price of approximately $500,000. The following table summarizes purchases of shares of Tempo Series A-1 Preferred Stock by related persons and their affiliated entities. None of Tempo’s executive officers purchased shares of Tempo Series A-1 Preferred Stock:

	Shares of Series A-1	Total Purchase
Name	Preferred Stock	Price
Marcia Mellinger(1)	228,136	$74,999.71
John McAlvay(1)	76,045	$24,999.80
Total	304,181	$99,999.51
(1)	Jeffrey McAlvay is a member of the Tempo board of directors. Marcia Mellinger and John McAlvay are Mr. McAlvay’s parents.

Series B Preferred Stock Financing

In August 2017, Tempo issued an aggregate of 7,358,928 shares of Tempo Series B Preferred Stock for an aggregate purchase price of approximately $20.0 million. The following table summarizes purchases of shares of Tempo Series B Preferred Stock by related persons and their affiliated entities. None of Tempo’s executive officers purchased shares of Tempo Series B Preferred Stock:

	Shares of Series B	Total Purchase
Name	Preferred Stock	Price
Lux Ventures IV, L.P.(1)	1,606,888	$4,429,680.84
Point72 Ventures Investments, LLC(2)	2,176,528	$5,999,997.74
Total	3,783,416	$10,429,678.58
(1)	Zavain Dar is a member of the Tempo board of directors and is affiliated with Lux. As of October 9, 2021, Lux held more than 5% of Tempo’s outstanding capital stock.
(2)	Sri Chandrasekar and Matthew Granade are members of the Tempo board of directors and are affiliated with Point72 Ventures Investments, LLC (“P72”). As of October 9, 2021, entities affiliated with P72 held more than 5% of Tempo’s outstanding capital stock.

Series C Preferred Stock Financing

In April 2019, Tempo issued an aggregate of 10,669,200 shares of Tempo Series C Preferred Stock for an aggregate purchase price of approximately $40.0 million. The following table summarizes purchases of shares of Tempo Series C Preferred Stock by related persons and their affiliated entities. None of Tempo’s executive officers purchased shares of Tempo Series C Preferred Stock:

Name	Shares of Series C Preferred Stock	Total Purchase Price
Alcor Investments, LLC(1)	118,546	$444,441.76
Lux Ventures IV, L.P.(2)	933,555	$3,499,998.52
Point72 Ventures Investments, LLC(3)	8,001,903	$29,999,998.59
Total	15,232,197	$33,499,997.11
(1)	Matthew Granade is a member of the Tempo board of directors and is affiliated with Alcor Investments, LLC.
(2)	Zavain Dar is a member of the Tempo board of directors and is affiliated with Lux. As of October 9, 2021, Lux held more than 5% of Tempo’s outstanding capital stock.
(3)	Sri Chandrasekar and Matthew Granade are members of the Tempo board of directors and are affiliated with P72. As of October 9, 2021, entities affiliated with P72 held more than 5% of Tempo’s outstanding capital stock.

Investors’ Rights Agreement

Tempo is a party to the Second Amended and Restated Investors’ Rights Agreement, dated as of April 11, 2019, as amended, which provides, among other things, that certain holders of its capital stock, including (i) entities affiliated with Lux, which is affiliated with Tempo director, Zavain Dar, and P72, which is affiliated with Tempo directors, Sri Chandrasekar and Matthew Granade, each of which currently hold more than 5% of Tempo’s outstanding capital stock, and (ii) John McAlvay and Marcia Mellinger, have the right to demand that Tempo file a registration statement or request that their shares of Tempo capital stock be covered by a registration statement that Tempo is otherwise filing. This agreement will terminate upon completion of the Business Combination.

Right of First Refusal

Pursuant to certain of Tempo equity compensation plans and certain agreements with its stockholders, including the Second Amended and Restated Right of First Refusal and Co-sale Agreement, dated as of April 11, 2019 (the “ROFR Agreement”), Tempo or its assignees have the right to purchase shares of Tempo capital stock which stockholders propose to sell to other parties. Certain holders of Tempo capital stock, including (i) entities affiliated with Lux, which is affiliated with Tempo director, Zavain Dar, and P72, which is affiliated with Tempo directors, Sri Chandrasekar and Matthew Granade, each of which currently hold more than 5% of Tempo’s outstanding capital stock and are each affiliated with a Tempo director, and (ii) John McAlvay and Marcia Mellinger, have rights of first refusal and co-sale under the ROFR Agreement. The right of first refusal rights granted pursuant to the ROFR Agreement will terminate upon completion of the Business Combination.

Voting Agreement

Tempo is a party to the Second Amended and Restated Voting Agreement, dated as of April 11, 2019, pursuant to which certain holders of its capital stock, including (i) entities affiliated with Lux, which is affiliated with Tempo director, Zavain Dar, and P72, which is affiliated with Tempo directors, Sri Chandrasekar and Matthew Granade, each of which currently hold more than 5% of Tempo’s outstanding capital stock and are each affiliated with a Tempo director, and (ii) John McAlvay and Marcia Mellinger, have agreed to vote their shares of our capital stock on certain matters, including with respect to the election of directors. This agreement will terminate upon completion of the Business Combination.

Commercial, Vendor and Lease Agreements

Astrolink International, LLC. (“Astrolink”) holds 1,497,748 shares of Tempo Stock which is expected to convert into 1,206,805 shares New Tempo Stock. Astrolink is an affiliate of Lockheed Martin Corporation who is also a customer of Tempo.

Director and Officer Indemnification

Tempo’s charter and Tempo’s bylaws provide for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. Tempo has entered into indemnification agreements with certain of the members of its board directors. Following the Business Combination, Tempo expects that these agreements will be replaced with new indemnification agreements for each director and officer of New Tempo. For additional information, see “Comparison of Stockholders Rights — Indemnification of Directors, Officers, Employees and Agents” and “Description of Capital Stock of New Tempo — Limitations on Liability and Indemnification of Officers and Directors.”

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

ACE is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act and ACE’s amended and restated memorandum and articles of association govern the rights of its shareholders. The Cayman Islands Companies Act differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Cayman Constitutional Documents will differ in certain material respects from the Proposed Organizational Documents. As a result, when you become a stockholder of New Tempo, your rights will differ in some regards as compared to when you were a shareholder of ACE.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of ACE and New Tempo according to applicable law or the organizational documents of ACE and New Tempo, respectively.

This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of ACE, attached to this proxy statement/prospectus as Annex I, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex J and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex K. You should review each of the Proposed Organizational Documents, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to New Tempo and ACE, respectively.

	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations

Mergers generally require approval of a majority of all outstanding shares.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

The Proposed Organizational Documents will not alter any of these provisions.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers.

Where a bidder, through a tender offer has received acceptance, of at least 90% or more of the shares in a Cayman Islands company to which the offer relates, it can compulsorily acquire the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

	Delaware	Cayman Islands
Stockholder/Shareholder Votes for Routine Matters

Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. The Proposed Organizational Documents will not alter this provision.

Under the Cayman Islands Companies Act and the Cayman Constitutional Documents, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

Appraisal Rights	Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger. The Proposed Organizational Documents will not provide for appraisal rights.	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.
Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Organizational Documents Proposal D).

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.

A director owes fiduciary duties to a company, including to exercise loyalty, honesty, and good faith to the company as a whole.

In addition to fiduciary duties, directors of ACE owe a duty of care, diligence, and skill.

Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers

A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. The Proposed Certificate of Incorporation will provide for indemnification of directors to the extent permissible under Delaware law.

A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.
Limited Liability of Directors

Delaware law permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or

Liability of directors may be limited, except with regard to their own fraud or willful default.

	Delaware	Cayman Islands
dividends, or improper personal benefit. The Proposed Certificate of Incorporation will limit a director’s liability to the extent permissible under Delaware law.
Corporate Opportunity	The Proposed Certificate of Incorporation will be silent on the issue of the application of the doctrine of corporate opportunity.

The Cayman Constitutional Documents provide that ACE renounces its interest in any corporate opportunity offered to any director or officer of ACE which may be an opportunity for such director, on the one hand, or ACE, on the other.

DESCRIPTION OF NEW TEMPO SECURITIES

The following summary of certain provisions of New Tempo securities does not purport to be complete and is subject to the Proposed Certificate of Incorporation, the Proposed Bylaws, and the provisions of applicable law. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex J and Annex K, respectively.

Authorized Capitalization

General

The total amount of New Tempo’s authorized capital stock consists of           shares of New Tempo common stock, par value $0.0001 per share, and           shares of New Tempo preferred stock, par value $0.0001 per share. New Tempo expects to have           million shares of New Tempo common stock outstanding immediately after the consummation of the Business Combination, excluding contingent shares and assuming no public shareholders exercise their redemption rights in connection with the Business Combination.

The following summary describes all material provisions of New Tempo’s capital stock. New Tempo urges you to read the Proposed Certificate of Incorporation and the Proposed Bylaws (copies of which are attached to this proxy statement/prospectus as Annex J and Annex K, respectively).

Preferred Stock

The Board of New Tempo has authority to issue shares of New Tempo’s preferred stock in one or more series, to determine and fix for each such series such voting powers, designations, preferences, qualifications, limitations, or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the DGCL. The issuance of New Tempo’s preferred stock could have the effect of decreasing the trading price of New Tempo’s common stock, restricting dividends on New Tempo’s capital stock, diluting the voting power of New Tempo’s common stock, impairing the liquidation rights of New Tempo’s capital stock, or delaying or preventing a change in control of New Tempo.

Common Stock

New Tempo common stock is not entitled to preemptive or other similar subscription rights to purchase any of New Tempo’s securities. New Tempo common stock is neither convertible nor redeemable. Unless New Tempo’s board of directors determines otherwise, New Tempo will issue all of New Tempo’s capital stock in uncertificated form.

Voting Rights

Each holder of New Tempo common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under the Proposed Certificate of Incorporation, New Tempo stockholders will not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election.

Dividend Rights

Each holder of shares of New Tempo’s common stock is entitled to the payment of dividends and other distributions as may be declared by the Board from time to time out of New Tempo’s assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of New Tempo’s Preferred Stock, if any, and any contractual limitations on New Tempo’s ability to declare and pay dividends.

Other Rights

Each holder of New Tempo common stock is subject to, and may be adversely affected by, the rights of the holders of any series of New Tempo preferred stock that New Tempo may designate and issue in the future.

Liquidation Rights

If New Tempo is involved in voluntary or involuntary liquidation, dissolution or winding up of New Tempo’s affairs, or a similar event, each holder of New Tempo common stock will participate pro rata in all assets remaining after payment of liabilities, in accordance with the number of shares of common stock held by each such holder, subject to prior distribution rights of New Tempo preferred stock, if any, then outstanding.

Warrants to Purchase Shares of New Tempo Capital Stock

Immediately prior to the effective time of the Merger, pursuant to the Merger Agreement, all outstanding warrants to purchase shares of Tempo capital stock will be automatically exercised in full on a cashless basis or for cash, at the election of each warrant holder. As of November 8, 2021, warrants to purchase 84,848 shares of Tempo Series A preferred stock were outstanding with an exercise price of approximately $1.15 per share, warrants to purchase 38,543 shares of Tempo Series B preferred stock were outstanding with an exercise price of approximately $2.76 per share, warrants to purchase 108,000 shares of Tempo Series C preferred stock with an exercise price of approximately $0.94 and warrants to purchase 182,500, 642,413 and 2,636,000 shares of Tempo common stock with an exercise price of approximately $0.94, $1.51 and $2.82, respectively, though certain warrants provide cashless exercise features as well as the waiver of payment of exercise price payments under certain circumstances, including the Business Combination.

ACE Redeemable Warrants

Public Warrants

As of November 8, 2021, there were 11,500,000 public warrants outstanding. Each whole public warrant entitles the registered holder to purchase one share of New Tempo common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 30 days after the completion of the Business Combination and 12 months from the closing of ACE’s initial public offering, except as described below. A warrant holder may exercise its warrants only for a whole number of shares of New Tempo common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

New Tempo will not be obligated to deliver any shares of New Tempo common stock pursuant to the exercise of a public warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of New Tempo common stock issuable upon exercise of the public warrants is then effective and a current prospectus relating thereto is available, subject to New Tempo satisfying its obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise. No public warrant will be exercisable for cash or on a cashless basis, and New Tempo will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised public warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of New Tempo common stock underlying such unit.

As soon as practicable, but in no event later than 15 business days, after the Closing, New Tempo will use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance, under the Securities Act, of the shares of New Tempo common stock issuable upon exercise of the public warrants, and will use commercially reasonable efforts to cause the same to become effective within 60 business days after the Closing and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the public warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if shares of New Tempo common stock are, at the time of any exercise of a public warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, New Tempo may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event New Tempo so elects, it will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the public warrants for that number of shares of New Tempo common stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Tempo common stock underlying the public warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the public warrants by (y) the fair market value. The “fair market value” means the volume weighted average price of the shares of New Tempo common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of public warrants.  Once the public warrants become exercisable, New Tempo may redeem the outstanding public warrants (except as described herein with respect to the private placement warrants):

●	in whole and not in part;
●	at a price of $0.01 per public warrant;
●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
●	if, and only if, the last reported sale price of the shares of New Tempo common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which New Tempo sends the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like).

New Tempo will not redeem the public warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of New Tempo common stock issuable upon exercise of the public warrants is then effective and a current prospectus relating to those shares of New Tempo common stock is available throughout the 30- day redemption period. If and when the public warrants become redeemable, New Tempo may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The last of the redemption criterion discussed above was established to prevent a redemption call unless there is at the time of the call a significant premium to the public warrant exercise price. If the foregoing conditions are satisfied and New Tempo issues a notice of redemption of the public warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of New Tempo common stock may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) public warrant exercise price after the redemption notice is issued.

If New Tempo calls the public warrants for redemption as described above, its management will have the option to require any holder that wishes to exercise its public warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” New Tempo’s management will consider, among other factors, New Tempo’s cash position, the number of warrants that are outstanding and the dilutive effect on stockholders of issuing the maximum number of shares of New Tempo common stock issuable upon the exercise of the public warrants. If management takes advantage of this option, all holders of public warrants would pay the exercise price by surrendering their warrants for that number of shares of New Tempo common stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Tempo common stock underlying the public warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the public warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the shares of New Tempo common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public warrants. If management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of shares of New Tempo common stock to be received upon exercise of the public warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If New Tempo calls the public warrants for redemption and management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

Redemption procedures.  A holder of a public warrant may notify New Tempo in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of New Tempo common stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.  If the number of issued and outstanding shares of New Tempo common stock is increased by a capitalization or stock dividend payable in shares of New Tempo common stock, or by a split-up New Tempo common stock or other similar event, then, on the effective date of such capitalization or stock dividend, split-up or similar event, the number of shares of New Tempo common stock issuable on exercise of each public warrant will be increased in proportion to such increase in the issued and outstanding shares of New Tempo common stock. A rights offering made to all or substantially all holders of shares of New Tempo common stock entitling holders to purchase shares of New Tempo common stock at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of shares of New Tempo common stock equal to the product of (1) the number of shares of New Tempo common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of New Tempo common stock) and (2) one minus the quotient of (x) the price per share of New Tempo common stock paid in such rights offering and (y) the historical fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for shares of New Tempo common stock, in determining the price payable for shares of New Tempo common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “historical fair market value” means the volume weighted average price of shares of New Tempo common stock during the 10 trading day period ending on the trading day prior to the first date on which the shares of New Tempo common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if ACE or New Tempo, as applicable, at any time while the public warrants are outstanding and unexpired, pays to all or substantially all of the holders of shares of New Tempo common stock a dividend or make a distribution in cash, securities or other assets to the holders of shares of New Tempo common stock on account of such shares of New Tempo common stock (or other securities into which the public warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of New Tempo common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted for share sub-divisions, stock dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, or (c) to satisfy the redemption rights of the holders of ACE’s Class A ordinary shares in connection with the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New Tempo common stock in respect of such event.

If the number of issued and outstanding shares of New Tempo common stock is decreased by a consolidation, combination, reverse share split or reclassification of shares of New Tempo common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of New Tempo common stock issuable on exercise of each public warrant will be decreased in proportion to such decrease in issued and outstanding shares of New Tempo common stock.

Whenever the number of shares of New Tempo common stock purchasable upon the exercise of the public warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New Tempo common stock purchasable upon the exercise of the public warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of New Tempo common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the issued and outstanding shares of New Tempo common stock (other than those described above or that solely affects the par value of such shares of New Tempo common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a merger or consolidation in which New Tempo is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding shares of New Tempo common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which New Tempo is dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the public warrants and in lieu of shares of New Tempo common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the public warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each public warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than in connection with the Business Combination) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of New Tempo common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of New Tempo common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of shares of New Tempo common stock in such a transaction is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant.

The public warrants have been issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and ACE. The Warrant Agreement provides that the terms of the public warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the public warrants and the Warrant Agreement set forth in this prospectus, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the public warrants, provided that the approval by the holders of at least 65% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders.

The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive shares of New Tempo common stock. After the issuance of shares of New Tempo common stock upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional warrants will be issued upon separation of the units following the Business Combination and only whole warrants will trade.

Private Placement Warrants

As of November 8, 2021, there were 6,600,000 private placement warrants outstanding. The private placement warrants (including the shares of New Tempo common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions, to directors and officers of ACE and other persons or entities affiliated with the Sponsor) and they will not be redeemable by New Tempo so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis and have certain registration rights described herein. Otherwise, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by New Tempo in all redemption scenarios and exercisable by the holders on the same basis as the public warrants included in the units. Any amendment to the terms of the private placement warrants or any provision of the Warrant Agreement with respect to the private placement warrants will require a vote of holders of at least 65% of the number of the then outstanding private placement warrants.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of New Tempo common stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Tempo common stock underlying the private placement warrants, multiplied by the excess of the “historical fair market value” (defined below) less the exercise price of the private placement warrants by (y) the historical fair market value. For these purposes, the “historical fair market value” shall mean the average last reported sale price of the shares of New Tempo common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. Even during such periods of time when insiders will be permitted to sell New Tempo securities, an insider cannot trade in New Tempo securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could exercise their public warrants and sell the shares of New Tempo common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities.

Action by Written Consent

The Proposed Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders, and may not be taken by written consent in lieu of a meeting.

Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law

As a Delaware corporation, New Tempo is subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds (66 and 2∕3%) of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;
●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or
●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or amended and restated bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. New Tempo has not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of New Tempo may be discouraged or prevented.

Proposed Certificate of Incorporation and Proposed Bylaws

Among other things, the Proposed Certificate of Incorporation and Proposed Bylaws:

●	permit the Board to issue up to shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;
●	provide that the authorized number of directors may be changed only by resolution of the Board;
●	provide that the Board will be classified into three classes of directors;
●	provide that, subject to the rights of any series of preferred stock to elect directors, directors may only be removed for cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least two-thirds (66 and 2∕3%) of the voting power of all of the then outstanding shares of voting stock of the corporation entitled to vote at an election of directors.
●	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of preferred stock), and shall not be filled by the stockholders;
●	require that any action to be taken by New Tempo stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;
●	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;
●	provide that special meetings of our stockholders may be called only by the chairperson of the Board, its chief executive officer, its president or by its board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and
●	not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions would require approval by the holders of at least two-thirds (66 and 2∕3%) of the voting power of all of the then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class. The Board may also act without stockholder action to amend, adopt or repeal the Proposed Bylaws.

The combination of these provisions will make it more difficult for New Tempo’s existing stockholders to replace the Board as well as for another party to obtain control of New Tempo by replacing its board of directors. Since the Board has the power to retain and discharge its officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for the Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of the Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce New Tempo’s vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for New Tempo’s capital stock and may have the effect of delaying changes in New Tempo’s control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of New Tempo’s common stock.

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Certificate of Incorporation contains provisions that limit the liability of New Tempo’s directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, including:

●	any breach of the director’s duty of loyalty to the corporation or its stockholders;
●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●	unlawful payments of dividends or unlawful stock repurchases or redemptions; or
●	any transaction from which the director derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Proposed Certificate of Incorporation authorizes New Tempo to indemnify its directors, officers, employees, and other agents to the fullest extent permitted by Delaware law. The Proposed Bylaws provides that New Tempo is required to indemnify its directors and officers to the fullest extent permitted by Delaware law and may indemnify its other employees and agents. The Proposed bylaws also provide that, on satisfaction of certain conditions, New Tempo will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in that capacity regardless of whether New Tempo would otherwise be permitted to indemnify him or her under the provisions of Delaware law. New Tempo expects to enter into agreements to indemnify its directors and executive officers in connection with the Business Combination. With certain exceptions, these agreements provide for indemnification for related expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by any of these individuals in connection with any action, proceeding or investigation. New Tempo believes that the Proposed Certificate of Incorporation and Proposed Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. New Tempo will also maintain customary directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in the Proposed Certificate of Incorporation and the Proposed Bylaws may discourage stockholders from bringing a lawsuit against New Tempo’s directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against New Tempo’s directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that New Tempo pays the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Exclusive Jurisdiction of Certain Actions

The Proposed Certificate of Incorporation provides that the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of

Delaware) is the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action, suit or proceeding brought on New Tempo’s behalf; (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any of New Tempo’s directors, officers, or stockholders to us or New Tempo’s stockholders; (iii) any action, suit or proceeding asserting a claim against New Tempo or any of New Tempo’s directors, officers or other employees arising out of or pursuant to any provision of the Delaware General Corporation Law, the Proposed Certificate of Incorporation or the Proposed Bylaws; and (iv) any action or proceeding asserting a claim against New Tempo or any of New Tempo’s directors, officers, or other employees that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants, unless New Tempo consents in writing to the selection of an alternative forum. This choice of forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, or the Securities Act. The Proposed Certificate of Incorporation further provides that, unless New Tempo consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, the Proposed Certificate of Incorporation provides that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Due to the concurrent jurisdiction for federal and state courts created by Section 22 of the Securities Act over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce the exclusive form provision. Additionally, the Proposed Certificate of Incorporation provides that any person or entity holding, owning or otherwise acquiring any interest in any of New Tempo’s securities shall be deemed to have notice of and consented to these provisions. Investors also cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Transfer Agent

The transfer agent for New Tempo common stock will be Continental.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW TEMPO SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New Tempo common stock or New Tempo warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Tempo at the time of, or at any time during the three months preceding, a sale and (ii) New Tempo is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as New Tempo was required to file reports) preceding the sale.

Persons who have beneficially owned restricted New Tempo common stock shares or New Tempo warrants for at least six months but who are affiliates of New Tempo at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of New Tempo common stock then outstanding; or
●	the average weekly reported trading volume of New Tempo’s common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Tempo under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New Tempo.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell its founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after ACE has completed the Business Combination.

ACE anticipates that following the consummation of the Business Combination, New Tempo will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

New Tempo’s Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. New Tempo’s Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of New Tempo’s board of directors, (ii) otherwise properly brought before such meeting by or at the direction of New Tempo’s board of directors or the chairperson of the board, or (iii) otherwise properly brought before such meeting by a stockholder present in person who (A) (1) was a record owner of shares of New Tempo both at the time of giving the notice and at the time of such meeting, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in New Tempo’s Proposed Bylaws in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for New Tempo’s annual meeting of stockholders, New Tempo’s secretary must receive the written notice at New Tempo’s principal executive offices:

●	not earlier than the 90th day; and
●	not later than the 120th day,

before the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year, notice of a stockholder proposal must be not earlier than the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. In the event that New Tempo holds its annual meeting of stockholders more than more than 30 days before or more than 60 days after the one-year anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.

Accordingly, for New Tempo’s annual meeting, assuming the meeting is held on           ,       , notice of a nomination or proposal must be delivered to New Tempo no later than       ,       and no earlier than            . Nominations and proposals also must satisfy other requirements set forth in the bylaws.

Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the      annual general meeting pursuant to Rule 14a-8, assuming the meeting is held on       , must be received at ACE’s principal office on or before       ,        and must comply with Rule 14a-8.

Stockholder Director Nominees

New Tempo’s Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) of stockholders, subject to the provisions of New Tempo’s Proposed Certificate of Incorporation. To nominate a director, the stockholder must provide the information required by New Tempo’s Proposed Bylaws. In addition, the stockholder must give timely notice to New Tempo’s secretary in accordance with New Tempo’s Proposed Bylaws, which, in general, require that the notice be received by New Tempo’s secretary within the time periods described above under “— Stockholder Proposals” for stockholder proposals.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with ACE’s board of directors, any committee chairperson, or the non-management directors as a group by writing to the board or committee chairperson in care of ACE Convergence Acquisition Corp., 1013 Centre Road, Suite 403S, Wilmington Delaware 19805. Following the Business Combination, such communications should be sent in care of New Tempo, 2460 Alameda St, San Francisco, CA 94103. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson, or all non-management directors.

LEGAL MATTERS

Skadden, Arps, Slate, Meagher & Flom LLP has passed upon the validity of the securities of New Tempo offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus. Latham & Watkins LLP has represented Tempo in connection with the Business Combination.

EXPERTS

The financial statements of ACE Convergence Acquisition Corp. as of December 31, 2020, and for the period from March 31, 2020 (inception) through December 31, 2020, included in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Tempo Automation, Inc. as of December 31, 2020 and 2019 and for the years then ended, included in this proxy statement/prospectus have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

The audited financial statements of Compass AC Holdings, Inc. and Subsidiaries as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 included in this proxy statement/prospectus have been so included in reliance on the report of Grant Thornton LLP, independent certified public accountants, appearing elsewhere herein, upon the authority of said firm as experts in auditing and accounting.

The financial statements of Whizz Systems, Inc. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 included in this proxy statement/prospectus have been so included in reliance on the report of Holthouse Carlin & Vant Trigt LLP, an independent public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, ACE and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of ACE’s annual report to shareholders and ACE’s proxy statement. Upon written or oral request, ACE will deliver a separate copy of the annual report to shareholders or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that ACE deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that ACE deliver single copies of such documents in the future.

Shareholders may notify ACE of their requests by calling or writing ACE at its principal executive offices at 1013 Centre Road, Suite 403S, Wilmington DE 19805 or (302) 633-2102.

ENFORCEABILITY OF CIVIL LIABILITY

ACE is a Cayman Islands exempted company. If ACE does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon ACE. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against ACE in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, ACE may be served with process in the United States with respect to actions against ACE arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of ACE’s securities by serving ACE’s U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

ACE has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

ACE files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on ACE at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, ACE’s corporate website under the heading “Investor Relations,” at http://acev.io. ACE’s website and the information contained on, or that can be accessed through, the website are not deemed to be incorporated by reference in, and are not considered part of, this proxy statement/prospectus.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to ACE has been supplied by ACE, and all such information relating to Tempo has been supplied by Tempo, respectively. Information provided by one another does not constitute any representation, estimate or projection of the other.

Incorporation by Reference of Certain of ACE’s Filings with the SEC

The SEC allows ACE to “incorporate by reference” certain information filed with the SEC into this proxy statement/prospectus. If you have questions about the Business Combination or would like to request a copy of any documents incorporated by reference into this proxy statement/prospectus, you should contact via phone or in writing:

Morrow Sodali

Individuals call toll-free: (800) 662-5200

Banks and Brokerage Firms, please call: (203) 658-9400

Email: ACEV.info@investor.morrowsodali.com

ACE CONVERGENCE ACQUISITION CORP.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Ace Convergence Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Ace Convergence Acquisition Corp. (the “Company”) as of December 31, 2020, and the related statements of operations, changes in shareholders’ equity and cash flows for the period from March 31, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from March 31, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to complete a Business Combination by the close of business on January 30, 2022, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants and warrant-related instruments should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants and warrant-related instruments.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

May 5, 2021

ACE CONVERGENCE ACQUISITION CORP.

BALANCE SHEET

DECEMBER 31, 2020

(As Restated)

ASSETS
Current assets
Cash	$792,416
Prepaid expenses	343,839
Total Current Assets	1,136,255
Cash and marketable securities held in Trust Account	230,091,362
TOTAL ASSETS	$231,227,617
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities - accounts payable and accrued expenses	$859,811
Warrant liability	25,489,000
Deferred underwriting fee payable	8,050,000
Total Liabilities	34,398,811
Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 19,182,880 shares at $10.00 per share redemption value	191,828,800
Shareholders’ Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 3,817,120 shares issued and outstanding (excluding 19,182,880 shares subject to possible redemption)	382
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 5,750,000 shares issued and outstanding	575
Additional paid-in capital	14,187,406
Accumulated deficit	(9,188,357)
Total Shareholders’ Equity	5,000,006
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$231,227,617

The accompanying notes are an integral part of these financial statements.

ACE CONVERGENCE ACQUISITION CORP.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM MARCH 31, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(As Restated)

Formation and operating costs	$1,125,460
Loss from operations	(1,125,460)
Other income(expense):
Interest earned on marketable securities held in Trust Account	91,362
Offering costs allocated to warrant liability	(667,259)
Change in fair value of warrant liability	(7,487,000)
Total other income (expense)	(8,062,897)
Net Loss	$(9,188,357)
Weighted average shares outstanding of Class A redeemable ordinary shares	23,000,000
Basic and diluted net income per share, Class A	$0.00
Weighted average shares outstanding of Class B non-redeemable ordinary shares	5,529,817
Basic and diluted net loss per share, Class B	$(1.68)

The accompanying notes are an integral part of these financial statements.

ACE CONVERGENCE ACQUISITION CORP.

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE PERIOD FROM MARCH 31, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(As Restated)

	Class A		Class B		Additional		Total
	Ordinary Shares		Ordinary Shares		Paid in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance – March 31, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	5,750,000	575	24,425	—	25,000
Sale of 23,000,000 Units, net of underwriting discounts, offering costs and warrant liability	23,000,000	2,300	—	—	205,989,863	—	205,989,863
Class A ordinary shares subject to possible redemption	(19,182,880)	(1,918)	—	—	(191,826,882)	—	(191,828,800)
Net loss	—	—	—	—	—	(9,188,357)	(9,188,357)
Balance – December 31, 2020	3,817,120	$382	5,750,000	$575	$14,187,406	$(9,188,357)	$5,000,006

The accompanying notes are an integral part of these financial statements.

ACE CONVERGENCE ACQUISITION CORP.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM MARCH 31, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(As Restated)

Cash Flows from Operating Activities:
Net loss	$(9,188,357)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(91,362)
Change in fair value of warrant liability	7,487,000
Offering costs allocated to warrant liability	667,259
Payment of formation costs through promissory note – related party	1,548
Changes in operating assets and liabilities:
Prepaid expenses	(343,839)
Accounts payable and accrued expenses	859,811
Net cash used in operating activities	(607,940)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	(230,000,000)
Net cash used in investing activities	(230,000,000)
Cash Flows from Financing Activities:
Proceeds from issuance of Class B ordinary shares to the Sponsor	25,000
Proceeds from sale of Units, net of underwriting discounts paid	225,400,000
Proceeds from sale of Private Placement Warrants	6,600,000
Proceeds of promissory note – related party	62,558
Repayment of promissory note - related party	(186,760)
Payments of offering costs	(500,442)
Net cash provided by financing activities	231,400,356
Net Change in Cash	792,416
Cash – Beginning	—
Cash – Ending	$792,416
Non-Cash Investing and Financing Activities:
Initial classification of ordinary shares subject to possible redemption	$200,344,480
Change in value of Class A ordinary shares subject to possible redemption	$(9,544,360)
Initial classification of warrant liability	$18,002,000
Deferred underwriting fee payable	$8,050,000
Payment of offering costs through promissory note - related party	$122,654

The accompanying notes are an integral part of these financial statements.

ACE CONVERGENCE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND PLAN OF BUSINESS OPERATIONS

ACE Convergence Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on March 31, 2020. The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses (a “Business Combination”).

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus on businesses in the IT infrastructure software and semiconductor sector. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company has one subsidiary, ACE Convergence Subsidiary Corp., a wholly-owned subsidiary of the Company incorporated in Delaware on January 6, 2021 (“Merger Sub”).

As of December 31, 2020, the Company had not commenced any operations. All activities from inception to December 31, 2020 were organizational activities, those necessary to prepare for the Initial Public Offering, described below, and, after the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on July 27, 2020. On July 30, 2020, the Company consummated the Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units offered, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $230,000,000, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,600,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Company’s sponsor, ACE Convergence Acquisition LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of $6,600,000, which is described in Note 5.

Transaction costs charged to equity amounted to $13,273,096 consisting of $4,600,000 of underwriting fees, $8,050,000 of deferred underwriting fees and $623,096 of other offering costs. Of this amount, $12,605,837 was offset against the proceeds of the Initial Public Offering in equity and $667,259 was expensed as transaction costs.

Following the closing of the Initial Public Offering on July 30, 2020, an amount of $230,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) which was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Nasdaq listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called

ACE CONVERGENCE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially to be $10.00 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote in person or by proxy at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares.

The Company will have until January 30, 2022 (the “Combination Period”) as may be extended from time to time by the Company as a result of a shareholder vote to amend its Amended and Restated Memorandum and Articles of Association (an “Extension Period”) to consummate a Business Combination. However, if the Company has not completed a Business Combination within the Combination Period or any Extension Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period or any Extension Period.

The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period or any Extension Period. However, if the

ACE CONVERGENCE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period or any Extension Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period or any Extension Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern

As of December 31, 2020, the Company had $792,416 in its operating bank accounts, $230,091,362 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its ordinary shares in connection there with and working capital of $276,444.

The Company intends to complete a Business Combination by January 30, 2022. However, in the absence of a completed Business Combination, the Company may require additional capital. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a Business Combination. The Company cannot provide any assurance that new financing will available to it on commercially acceptable terms, if at all.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until January 30, 2022 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after January 30, 2022.

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company previously accounted for its outstanding Public Warrants (as defined in Note 5) and Private Placement Warrants issued in connection with its Initial Public Offering as components of equity instead of as derivative liabilities. The warrant agreement governing the warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. In addition, the warrant agreement includes a provision that in the event of a tender or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of ordinary shares, all holders of the warrants would be entitled to receive cash for their warrants (the “tender offer provision”).

In connection with the audit of the Company’s financial statements for the period ended December 31, 2020, the Company’s management further evaluated the warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial

ACE CONVERGENCE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, in consultation with the Company’s audit committee, management concluded that the Company’s Public and Private Placement Warrants are not indexed to the Company’s ordinary shares in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on management’s evaluation, in consultation with the Company’s audit committee, management concluded the tender offer provision included in the warrant agreement fails the “classified in shareholders’ equity” criteria as contemplated by ASC Section 815-40-25.

As a result of the above, the Company should have classified the warrants as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the warrants at the end of each reporting period and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.

Notwithstanding the above mentioned impact, the Company’s accounting for the warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported operating expenses, cash flows or cash.

ACE CONVERGENCE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

The following table reflects the Company’s balance sheet, statement of operations, and statement of cash flows as of and for the periods indicated below.

	As
	Previously		As
	Reported	Adjustments	Restated
Balance sheet as of July 30, 2020 (audited)
Warrant Liability	$—	$18,002,000	$18,002,000
Total Liabilities	8,627,236	18,002,000	26,629,236
Ordinary Shares Subject to Possible Redemption	218,346,480	(18,002,000)	200,344,480
Class A Ordinary Shares	117	180	297
Additional Paid-in Capital	5,004,732	667,079	5,671,811
Accumulated Deficit	(5,415)	(667,259)	(672,674)
Balance sheet as of September 30, 2020 (unaudited)
Warrant Liability	$—	$15,502,000	$15,502,000
Total Liabilities	8,095,030	15,502,000	23,597,030
Ordinary Shares Subject to Possible Redemption	218,272,100	(15,502,000)	202,770,110
Class A Ordinary Shares	117	155	272
Additional Paid-in Capital	5,079,112	(1,832,896)	3,246,216
Accumulated Deficit	(79,802)	1,832,741	1,752,939
Balance sheet as of December 31, 2020 (audited)
Warrant Liability	$	$25,489,000	$25,489,000
Total Liabilities	8,909,811	25,489,000	34,398,811
Ordinary Shares Subject to Possible Redemption	217,317,800	(25,489,000)	191,828,800
Class A Ordinary Shares	127	255	382
Additional Paid-in Capital	6,033,402	8,154,004	14,187,406
Accumulated Deficit	(1,034,098)	(8,154,259)	(9,188,357)
Three months ended September 30, 2020 (unaudited)
Change in fair value of warrant liability	$—	$(2,500,000)	$(2,500,000)
Offering costs allocated to warrant liability	—	667,259	667,259
Net loss	(75,068)	1,832,741	1,757,673
Basic and diluted net loss per share, Class B	(0.02)	0.32	0.30
For the Period from March 31, 2020 (inception) to September 30, 2020 (unaudited)
Change in fair value of warrant liability	$—	$(2,500,000)	$(2,500,000)
Offering costs allocated to warrant liability	—	667,259	667,259
Net loss	(79,802)	1,832,741	1,752,939
Basic and diluted net loss per share, Class B	(0.02)	0.32	0.30
For the Period from March 31, 2020 (inception) to December 31, 2020 (audited)
Change in fair value of warrant liability	$—	$7,487,000	$7,487,000
Offering costs allocated to warrant liability	—	667,259	667,259
Net loss	(1,034,098)	(8,154,259)	(9,188,357)
Basic and diluted net loss per share, Class B	(0.19)	(1.49)	(1.68)
Cash Flow Statement for the Period from March 31, 2020 (inception) to September 30, 2020 (unaudited)
Net income (loss)	$(79,802)	$1,832,741	1,752,939
Change in fair value of warrant liability	—	(2,500,000)	(2,500,000)
Offering costs allocated to warrant liability		667,259	667,259
Initial classification of warrant liability	—	18,002,000	18,002,000
Initial classification of common stock subject to possible redemption	218,346,480	(18,002,000)	200,344,480
Change in value of common stock subject to possible redemption	(74,380)	2,425,620	2,351,240
Cash Flow Statement for the Period from March 31, 2020 (inception) to December 31, 2020 (audited)
Net loss	$(1,034,098)	$(8,154,259)	$(9,188,357)
Change in fair value of warrant liability		7,487,000	7,487,000
Offering costs allocated to warrant liability		667,259	667,259
Initial classification of warrant liability		18,002,000	18,002,000
Initial classification of common stock subject to possible redemption	218,346,480	(18,002,000)	200,344,480
Change in value of common stock subject to possible redemption	(1,028,680)	(8,515,680)	(9,544,360)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting

ACE CONVERGENCE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2020, 21,731,790 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Offering Costs

Offering costs consist of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. In accordance with ASC 825-10 “Financial Instruments”, the Company has concluded that a portion of the transaction costs which directly related to the Initial Public Offering and the Private Placement, which were previously charged to stockholder’s equity, should be allocated to the Warrants based on their relative fair value against total proceeds, and recognized as transaction costs in the statement of operations. Accordingly, offering costs amounting to $12,605,837 were charged to shareholders’ equity upon the completion of the Initial Public Offering and the remaining $667,259 of offering costs related to the warrant liability was charged to operations.

ACE CONVERGENCE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Warrant Liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. . The fair value of the warrants issued in the IPO has been estimated using a Monte Carlo simulation methodology as of the date of the IPO and such warrants’ quoted market price as of December 31, 2020. The private placement warrants were valued using a Modified Black Scholes Option Pricing Model.

Income Taxes

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Net Loss Per Ordinary Share

Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding for the period. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 18,100,000 Class A ordinary shares in the calculation of diluted income per ordinary share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statements of operations includes a presentation of income (loss) per share for ordinary shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per share, basic and diluted, for Class A redeemable ordinary shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A redeemable ordinary shares outstanding since original issuance. Net loss per share, basic and diluted, for Class B non-redeemable ordinary shares is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable ordinary shares, by the weighted average number of Class B non-redeemable ordinary shares outstanding for the period. Class B non-redeemable ordinary shares includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

ACE CONVERGENCE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

For the Period from
March 31, 2020
(inception) Through
December 31, 2020
Redeemable Class A Ordinary Shares
Numerator: Earnings allocable to Redeemable Class A Ordinary Shares
Interest Income	$91,362
Net Earnings	$91,362
Denominator: Weighted Average Redeemable Class A Ordinary Shares
Redeemable Class A Ordinary Shares, Basic and Diluted (1)	23,000,000
Earnings/Basic and Diluted Redeemable Class A Ordinary Shares	$0.00
Non-Redeemable Class B Ordinary Shares
Numerator: Net Loss minus Redeemable Net Earnings
Net Loss	$(9,188,357)
Redeemable Net Earnings	$(91,362)
Non-Redeemable Net Loss	$(9,279,719)
Denominator: Weighted Average Non-Redeemable Class B Ordinary Shares
Non-Redeemable Class B Ordinary Shares, Basic and Diluted (I)	5,529,817
Loss/Basic and Diluted Non-Redeemable Class B Ordinary Shares	$(1.68)
(1)	As of December 31, 2020, basic and diluted shares are the same as there are no securities that are dilutive to the Company’s shareholders.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limits of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying financial statements, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 4 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 23,000,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 8).

NOTE 5 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,600,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $6,600,000. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see

ACE CONVERGENCE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 8). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period or any Extension Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 6 — RELATED PARTY TRANSACTIONS

Founder Shares

In May 2020, the Sponsor purchased 5,750,000 of the Company’s Class B ordinary shares (the “Founder Shares”) for an aggregate consideration of $25,000. On May 29, 2020, the Sponsor transferred an aggregate of 155,000 Founder Shares to certain members of the Company’s management team. The Founder Shares included an aggregate of up to 750,000 shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Founder Shares would equal 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option on July 30, 2020, no Founder Shares are subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Promissory Note — Related Party

On May 28, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) December 31, 2020 and (ii) the completion of the Initial Public Offering. The borrowings outstanding under the Promissory Note of $186,760 were repaid as of December 31, 2020.

Working Capital Facility

On August 12, 2020, the Company entered into a working capital facility (the “Working Capital Facility”) with ASIA-IO Advisors Limited (“ASIA-IO”), an affiliate of the Company, in the aggregate amount of $1,500,000. The funds from the Working Capital Facility shall be utilized to finance transaction costs in connection with a Business Combination. The Working Capital Facility is non-interest bearing, non-convertible and due to be repaid upon the consummation of a Business Combination. In return, the Company deposited $900,000 into an account held by ASIA-IO, from which the Company may make fund withdrawals for up to $1,500,000. Withdrawals from the working capital facility will first reduce the deposit amount on account. Any outstanding amounts deposited with ASIA-IO upon the completion of a Business Combination or dissolution of the Company, shall be returned to the Company. In November 2020, the deposit amount was reduced by $850,000. As of December 31, 2020, the Company had no outstanding borrowings under the working capital facility.

Administrative Services Agreement

The Company entered into an agreement, commencing on July 28, 2020, to pay the Sponsor up to $10,000 per month for office space, administrative and support services. On November 27, 2020, the Company amended the administrative services agreement, whereas the support services was reassigned to ASIA-IO, retroactively effective from November 1, 2020. In addition, the Sponsor waived $30,000 in fees due to them. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the period from March 31, 2020 (inception) through December 31, 2020, the Company incurred and paid $20,000, in fees for these services.

ACE CONVERGENCE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2020, the Company had no outstanding borrowings under the Working Capital Loans.

NOTE 7 — COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management is continuing to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into on July 27, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued on conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Company’s Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

In connection with the Initial Public Offering, the underwriters were paid a cash underwriting discount of $0.20 per Unit, or $4,600,000 in the aggregate. In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,050,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 8 — SHAREHOLDERS’ EQUITY

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 3,817,120 Class A ordinary shares issued and outstanding, excluding 19,182,880 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 5,750,000 Class B ordinary shares issued and outstanding.

ACE CONVERGENCE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all matters submitted to a vote of shareholders, except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 20% of the sum of all ordinary shares issued and outstanding upon completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination.

NOTE 9 – WARRANT LIABILITY

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the Public Warrants is then effective and a current prospectus relating thereto is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A ordinary shares are, at the time of any exercise of a Public Warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;
●	at a price of $0.01 per Public Warrant;
●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
●	if, and only if, the reported last sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like).

ACE CONVERGENCE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period or any Extension Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 10 — FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

ACE CONVERGENCE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts.

At December 31, 2020, assets held in the Trust Account were comprised of $82 in cash and $230,091,280 in U.S. Treasury securities. During the period from March 31, 2020 (inception) to December 31, 2020, the Company did not withdraw any interest income from the Trust Account.

The following table presents information about the Company’s held-to-maturity assets that are measured at fair value on a recurring basis at December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding gains and fair value of held-to-maturity securities at December 31, 2020, are as follows:

	Held-To-Maturity	Level	Amortized Cost	Gross Holding Gain	Fair Value
Assets:	U.S. Treasury Securities (Mature on 01/28/2021)	1	$230,091,280	$7,515	$230,098,795
Liabilities:
Warrant Liability – Public Warrants		1			$15,985,000
Warrant Liability – Private Placement Warrants		3			$9,504,000

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Company’s consolidated balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statement of operations.

Initial Measurement

The Company established the initial fair value for the Warrants on July 30, 2020, the date of the Company’s Initial Public Offering, using a Monte Carlo simulation model for the Public Warrants and a Black-Scholes model for the Private Placement Warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Class A ordinary shares and one-fourth of one Public Warrant), (ii) the sale of Private Placement Warrants, and (iii) the issuance of Class B ordinary shares, first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A ordinary shares subject to possible redemption, Class A ordinary shares and Class B ordinary shares based on their relative fair values at the initial measurement date. The Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.

The key inputs into the Monte Carlo simulation model for the Public Warrants and the Black-Scholes model for the Private Placement Warrants were as follows at initial measurement:

Input	July 30, 2020
Risk-free interest rate	0.32%
Expected term (years)	5.92
Expected volatility	21.5%
Exercise price	$11.50
Fair value of Units	$10.00

On July 30, 2020, the fair value of the Public Warrants was determined to be $0.98 per warrant for an aggregate value of $11.3 million. The fair value of the Private Placement Warrants was determined to be $1.02 per warrant for an aggregate value of $6.7 million.

Subsequent Measurement

The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of December 31, 2020 is classified as Level 1 due to the use of an observable market quote in an active market.

ACE CONVERGENCE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

The key inputs into the Black-Scholes model for the Private Placement Warrants were as follows as of December 31, 2020:

Input	December 31, 2020
Risk-free interest rate	0.36%
Expected term (years)	5.49
Expected volatility	22.7%
Exercise price	$11.50
Fair value of Shares	$10.22

As of December 31, 2020, the derived fair value of the Private Placement Warrants was determined to be $1.44 per warrant for an aggregate value of $9.1 million. The observable fair value of the Public Warrants was $1.39 per warrant for an aggregate value of $16.0 million.

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Level	Public	Level	Warrant Liabilities
Fair value as of May 28, 2020	$—		$—		$—
Initial measurement on July 30, 2020	6,732,000	3	11,270,000	3	18,002,000
Change in fair value	2,772,000		4,715,000		7,487,000
Fair value as of December 31, 2020	$9,504,000	3	$15,985,000	1	$25,489,000

Due to the use of quoted prices in an active market (Level 1) to measure the fair value of the Public Warrants, subsequent to initial measurement, the Company had transfers out of Level 3 totaling $11,270,000 during the period from July 30, 2020 through December 31, 2020.

Level 3 financial liabilities consist of the Private Placement Warrant liability for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

NOTE 11 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than described in footnote 2 and as below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Merger Agreement

On January 7, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Merger Sub, and Achronix Semiconductor Corporation, a Delaware corporation (“Achronix”).

Pursuant to the transactions contemplated by the terms of the Merger Agreement, and subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will merge with and into Achronix, with Achronix surviving the merger and as a wholly owned subsidiary of the Company (the “Merger”) (the transactions contemplated by the Merger Agreement, the “Business Combination”). Prior to the closing of the Business Combination, the Company shall domesticate as a Delaware Corporation. Upon the effective time of the Merger, the Company shall immediately be renamed “Achronix Semiconductor Corporation.”

Pursuant to the Merger Agreement, and subject to the approval of the Company’s shareholders, among other things, upon consummation of the Merger: (i) all of the equity interests of Achronix will be converted into the right to receive shares of common stock, par value $0.001 per share, of the Company (“ACE Common Stock”) and an aggregate of $50 million in cash; and (ii) all options to purchase and restricted stock units for shares of Achronix Common Stock outstanding as of immediately prior to the Merger will be converted into options to purchase and restricted stock units for share of New Achronix Common stock.

ACE CONVERGENCE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

In connection with the execution of the Merger Agreement, (a) the Company entered into subscription agreements (the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”) pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors have collectively subscribed for 15,000,000 shares of ACE Common Stock for an aggregate purchase price equal to $150,000,000 (the “PIPE Investment”), a portion of which is expected to be funded by one or more affiliates of the Sponsor. The PIPE Investment will be consummated substantially concurrently with the Closing, subject to the terms and conditions contemplated by the Subscription Agreements; (b) certain affiliates of the Sponsor (the “Backstop Investor”) entered into a backstop subscription agreement (the “Backstop Subscription Agreement”) with the Company, pursuant to, and on the terms and subject to the conditions on which, the Backstop Investor has committed to purchase, following the Domestication and prior to the Closing, shares of the Company’s common stock, par value $0.001 per share, as such shares will exist as common stock following the Domestication, in a private placement for a purchase price of $10.00 per share to backstop certain redemptions by the Company’s shareholders; and (c) the Company also announced entry into a Support Agreement (the “Sponsor Support Agreement”), by and among the Company, the Sponsor, Achronix and certain other parties thereto, pursuant to which the Sponsor and each director and officer of the Company agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. In addition, the Company has entered into a Support Agreement (the “Company Support Agreement”) by and among the Company, Achronix and certain stockholders of Achronix (the “Key Stockholders”), pursuant to which the Key Stockholders have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Company Support Agreement.

The Merger Agreement contains customary representations, warranties and covenants by the parties thereto and the Closing is subject to certain conditions as further described in the Merger Agreement.

ACE CONVERGENCE ACQUISITION CORP.

CONDENSED BALANCE SHEETS

	June 30,	December 31,
	2021	2020
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash	$2,093	$792,416
Prepaid expenses	236,028	343,839
Total Current Assets	238,121	1,136,255
Marketable securities held in Trust Account	230,146,571	230,091,362
TOTAL ASSETS	$230,384,692	$231,227,617
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$2,010,524	$859,811
Promissory note – related party	90,000	—
Total current liabilities	2,100,524	859,811
Warrant liability	35,972,385	25,489,000
Deferred underwriting fee payable	8,050,000	8,050,000
TOTAL LIABILITIES	46,122,909	34,398,811
Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 17,926,178 and 19,182,880 shares at redemption value at $10.00 per share at June 30, 2021 and December 31, 2020, respectively	179,261,780	191,828,800
Shareholders’ Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 5,073,822 and 3,817,120 issued and outstanding (excluding 17,926,178 and 19,182,880 shares subject to possible redemption) at June 30, 2021 and December 31, 2020, respectively	507	382
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 5,750,000 shares issued and outstanding June 30, 2021 and December 31, 2020	575	575
Additional paid-in capital	26,754,301	14,187,406
Accumulated deficit	(21,755,380)	(9,188,357)
Total Shareholders’ Equity	5,000,003	5,000,006
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$230,384,692	$231,227,617

The accompanying notes are an integral part of the unaudited condensed financial statements.

ACE CONVERGENCE ACQUISITION CORP.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

				For the Period
				from March 31,
				2020
			Six Months	(Inception)
	Three Months Ended		Ended	through
	June 30,		June 30,	June 30,
	2021	2020	2021	2020
Operating costs	$885,864	$4,734	$2,138,846	$4,734
Loss from operations	(885,864)	(4,734)	(2,138,846)	(4,734)
Other income (loss):
Change in fair value of warrant liability	(171,825)	—	(10,483,385)	—
Interest earned on marketable securities held in Trust Account	15,095	—	55,208	—
Total other loss, net	(156,730)	—	(10,428,177)	—
Net loss	$(1,042,594)	$(4,734)	$(12,567,023)	$(4,734)
Weighted average shares outstanding of Class A redeemable ordinary shares	23,000,000	—	23,000,000	—
Basic and diluted income per share, Class A redeemable ordinary shares	$0.00	$—	$0.00	$—
Weighted average shares outstanding of Class B non-redeemable ordinary shares	5,750,000	5,750,000	5,750,000	5,750,000
Basic and diluted net loss per share, Class B non-redeemable ordinary shares	$(0.18)	$(0.00)	$(2.20)	$(0.00)

The accompanying notes are an integral part of the unaudited condensed financial statements.

ACE CONVERGENCE ACQUISITION CORP.

CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

THREE AND SIX MONTHS ENDED JUNE 30, 2021

(UNAUDITED)

	Class A Ordinary		Class B Ordinary		Additional		Total
	Shares		Shares		Paid in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance – January 1, 2021	3,817,120	$382	5,750,000	$575	$14,187,406	$(9,188,357)	$5,000,006
Change in Class A ordinary shares subject to possible redemption	1,152,443	115	—	—	11,524,315	—	11,524,430
Net loss	—	—	—	—	—	(11,524,429)	(11,524,429)
Balance – March 31, 2021 (unaudited)	4,969,563	$497	5,750,000	$575	$25,711,721	$(20,712,786)	$5,000,007
Change in Class A ordinary shares subject to possible redemption	104,259	10	—	—	1,042,580	—	1,042,590
Net loss	—	—	—	—	—	(1,042,594)	(1,042,594)
Balance – June 30, 2021 (unaudited)	5,073,822	$507	5,750,000	$575	$26,754,301	$(21,755,380)	$5,000,003

FOR THE PERIOD FROM MARCH 31, 2020 (INCEPTION) THROUGH JUNE 30, 2020

			Additional		Total
	Class B Ordinary Shares		Paid in	Accumulated	Shareholder’s
	Shares	Amount	Capital	Deficit	Equity
Balance – March 31, 2020 (inception)	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	5,750,000	575	24,425	—	25,000
Net loss	—	—	—	(4,734)	(4,734)
Balance – June 30, 2020	5,750,000	$575	$24,425	$(4,734)	$20,266

The accompanying notes are an integral part of the unaudited condensed financial statements.

ACE CONVERGENCE ACQUISITION CORP.

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

		For the Period
		from March 30,
	Six Months	2020 (Inception)
	Ended	through
	June 30,	June 30,
	2021	2020
Cash Flows from Operating Activities:
Net loss	$(12,567,023)	$(4,734)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(55,209)	—
Change in fair value of warrant liability	10,483,385	—
Payment of formation costs through promissory note	—	1,548
Changes in operating assets and liabilities:
Prepaid expenses	107,811	—
Accounts payable and accrued expenses	1,150,713	1,488
Net cash used in operating activities	(880,323)	(1,698)
Cash Flows from Financing Activities:
Proceeds from issuance of Class B ordinary shares to Sponsor	—	25,000
Proceeds from issuance of common stock to Sponsor	—	—
Proceeds from promissory note – related party	—	57,000
Repayment of promissory note – related party	90,000	—
Payment of offering costs	—	(79,155)
Net cash provided by financing activities	90,000	2,845
Net Change in Cash	(790,323)	1,147
Cash – Beginning	792,416	—
Cash – Ending	$2,093	$1,147
Non-cash investing and financing activities:
Deferred offering costs paid through promissory note – related party	$—	$5,191
Deferred offering costs included in accrued offering costs	$—	$196,003
Change in value of Class A ordinary shares subject to possible redemption	$(12,567,020)	$—

The accompanying notes are an integral part of the unaudited condensed financial statements.

ACE CONVERGENCE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

NOTE 1 — ORGANIZATION AND PLAN OF BUSINESS OPERATIONS

ACE Convergence Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on March 31, 2020. The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses (a “Business Combination”).

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus on businesses in the IT infrastructure software and semiconductor sector. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2021, the Company had not commenced any operations. All activity through June 30, 2021 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on July 27, 2020. On July 30, 2020, the Company consummated the Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units offered, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $230,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,600,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Company’s sponsor, ACE Convergence Acquisition LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of $6,600,000, which is described in Note 4.

Transaction costs amounted to $13,273,096 consisting of $4,600,000 of underwriting fees, $8,050,000 of deferred underwriting fees and $623,096 of other offering costs.

Following the closing of the Initial Public Offering on July 30, 2020, an amount of $230,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) which was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Nasdaq listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public

ACE CONVERGENCE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially to be $10.00 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote in person or by proxy at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares.

The Company will have until January 30, 2022 (the “Combination Period”) as may be extended from time to time by the Company as a result of a shareholder vote to amend its Amended and Restated Memorandum and Articles of Association (an “Extension Period”) to consummate a Business Combination. However, if the Company has not completed a Business Combination within the Combination Period or any Extension Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period or any Extension Period.

The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period or any Extension Period. However, if the

ACE CONVERGENCE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period or any Extension Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period or any Extension Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern

As of June 30, 2021, the Company had $2,093 in its operating bank accounts, $230,146,571 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its ordinary shares in connection therewith and a working capital deficit of $1,862,403.

The Company intends to complete a Business Combination by January 30, 2022. However, in the absence of a completed Business Combination, the Company may require additional capital. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a Business Combination. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until January 30, 2022 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after January 30, 2022.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash

ACE CONVERGENCE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

flows. In the opinion of management, the accompanying unaudited condensed interim financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Company’s Annual Report on Form 10-K/A for the period ended December 31, 2020, as filed with the SEC on May 6, 2021. The interim results for the three and six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the unaudited condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates. s. One of the more significant accounting estimates included in these financial statements is the determination of fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2021 and December 31, 2020.

ACE CONVERGENCE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

Warrant Liability

The Company accounts for the Warrants in accordance with the guidance contained in ASC 815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The Private Warrants and the Public Warrants for periods where no observable traded price was available are valued using a Monte Carlo simulation. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2021 and December 31, 2020, Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheets.

Offering Costs

Offering costs consisted of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs amounted to $13,273,096, of which $12,605,837 were charged to shareholders’ equity upon the completion of the Initial Public Offering, and the remaining $667,259 of offering costs allocated to the warrant liability was charged to operations.

Income Taxes

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2021 and December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income (Loss) Per Ordinary Share

Net income (loss) per share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 18,100,000 shares in the calculation of diluted loss per share, since the inclusion of such warrants would be anti-dilutive and the exercise of the warrants are contingent upon the occurrence of future events. For the three and six months periods ending June 30, 2021 the average share price of the Company’s ordinary shares was $12.22 and $11.60, respectively, which is in excess of the 11.50 exercise price of the Company’s Warrants.

ACE CONVERGENCE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

The Company’s statement of operations includes a presentation of income (loss) per share for ordinary shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income (loss) per ordinary share, basic and diluted, for Class A ordinary shares is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account by the weighted average number of Class A ordinary shares subject to possible redemption outstanding.

Net income (loss) per share, basic and diluted, for non-redeemable ordinary shares is calculated by dividing the net income (loss), adjusted for income or loss on marketable securities attributable to Class A ordinary shares subject to possible redemption, by the weighted average number of non-redeemable ordinary shares outstanding for the period.

Non-redeemable ordinary shares include Founder Shares and non-redeemable Class B ordinary shares as these shares do not have any redemption features. Non-redeemable ordinary shares participate in the income or loss on marketable securities based on non-redeemable shares’ proportionate interest and all other income or loss is wholly attributable to the non-redeemable Ordinary Shares.

The following table reflects the calculation of basic and diluted net loss per ordinary share (in dollars, except per share amounts):

				For the
				Period from
				May 12, 2020
			Six Months	(Inception)
	Three Months Ended		Ended	through
	June 30,		June 30,	June 30,
	(Unaudited) 2021	(Unaudited) 2020	(Unaudited) 2021	(Unaudited) 2020
Redeemable Class A Ordinary Shares
Numerator: Loss allocable to Redeemable Class A Ordinary Shares
Interest Income	$15,095	$—	$55,208	$—
Redeemable Net Income	$15,095	$—	$55,208	$—
Denominator: Weighted Average Redeemable Class A Ordinary Shares
Redeemable Class A Ordinary Shares, Basic and Diluted	23,000,000	—	23,000,000	—
Redeemable Net Income/Basic and Diluted Redeemable Class A Ordinary Shares	$0.00	$0.00	$0.00	$0.00
Non-Redeemable Class B Ordinary Shares
Numerator: Net Loss minus Redeemable Net Earnings
Net Loss	$(1,042,594)	$(4,734)	$(12,567,023)	$(4,734)
Less: Redeemable Net Loss	(15,095)	—	(55,208)	—
Non-Redeemable Net Loss	$(1,057,689)	$(4,734)	$(12,622,231)	$(4,734)
Denominator: Weighted Average Non-Redeemable Class B Ordinary Shares
Non-Redeemable Class B Ordinary Shares, Basic and Diluted	—	—	—	—
Non-Redeemable Loss/Basic and Diluted Non-Redeemable Class B Ordinary Shares	$(0.18)	$(0.00)	$(2.20)	$(0.00)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limits of  $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

ACE CONVERGENCE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying unaudited condensed interim financial statements, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company adopted ASU 2020-06 effective January 1, 2021. The adoption of AASU 2020-06 did not have an impact on the Company’s financial statements.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 23,000,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 7).

ACE CONVERGENCE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,600,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $6,600,000. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period or any Extension Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

During the period ended June 30, 2020, the Sponsor purchased 5,750,000 of the Company’s Class B ordinary shares (the “Founder Shares”) for an aggregate consideration of $25,000. On May 29, 2020, the Sponsor transferred an aggregate of 155,000 Founder Shares to certain members of the Company’s management team. The Founder Shares included an aggregate of up to 750,000 shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Founder Shares would equal 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option on July 30, 2020, 750,000 Founder Shares are no longer subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Administrative Services Agreement

The Company entered into an agreement, commencing on July 28, 2020, to pay the Sponsor up to $10,000 per month for office space, administrative and support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the three and six months ended June 30, 2021, the Company incurred $30,000 and $60,000, respectively, in fees for these services. The Company paid $30,000 in the six months period and a balance of $30,000 is included in accrued liabilities as of June 30, 2021 on the balance sheet. For the period from March 30, 2020 (inception) through June 30, 2020, the company did not incur any fees for these services.

Working Capital Facility

On August 12, 2020, the Company entered into a working capital facility (the “Working Capital Facility”) with ASIA-IO Advisors Limited (“ASIO-IO”), an affiliate of the Company, in the aggregate amount of $1,500,000. The funds from the Working Capital Facility shall be utilized to finance transaction costs in connection with a Business Combination. The Working Capital Facility is non-interest bearing, non-convertible and due to be repaid upon the consummation of a Business Combination. In return, the Company deposited $900,000 into an account held by ASIO-IO, from which the Company may make fund withdrawals for up to $1,500,000. Any outstanding amounts deposited with ASIO-IO upon the completion of a Business Combination or dissolution of the Company, shall be returned to the Company. In November 2020, the deposit amount was reduced by $850,000. As of June 30, 2021 and December 31, 2020, the Company had $90,000 borrowings under the working capital facility.

ACE CONVERGENCE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of June 30, 2021 and December 31,2020, the Company had no outstanding borrowings under the Working Capital Loans.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management is continuing to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into on July 27, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued on conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Company’s Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $4,600,000 in the aggregate. In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,050,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Termination of Proposed Achronix Business Combination

On January 7, 2021, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Achronix Semiconductor Corp., a Delaware corporation (“Achronix”), and ACE Convergence Subsidiary Corp., a Delaware corporation and our wholly owned subsidiary (“Merger Sub”). In May 2021, the SEC informed the Company that it was investigating certain disclosures made in the Form S-4. On July 11, 2021, the Company and Achronix terminated the Merger Agreement in a mutual decision not to pursue the Business Combination. On July 13, 2021, the Company withdrew the registration statement on Form S-4. As of August 16, 2021, the SEC’s inquiries regarding the Form S-4 remains ongoing.

ACE CONVERGENCE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

NOTE 7 — SHAREHOLDERS’ EQUITY

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2021 and December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At June 30, 2021 and December 31, 2020, there were 5,073,822 and 3,817,120, respectively of Class A ordinary shares issued and outstanding, excluding 17,926,178 and 19,182,880, respectively, Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At June 30, 2021 and December 31, 2020, there were 5,750,000 Class B ordinary shares issued and outstanding.

Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all matters submitted to a vote of shareholders, except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 20% of the sum of all ordinary shares issued and outstanding upon completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination.

NOTE 8 — WARRANTS

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the Public Warrants is then effective and a current prospectus relating thereto is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A ordinary shares are, at the time of any exercise of a Public Warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the

ACE CONVERGENCE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;
●	at a price of $0.01 per Public Warrant;
●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
●	if, and only if, the reported last sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period or any Extension Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

ACE CONVERGENCE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

NOTE 9 — FAIR VALUE MEASUREMENTS

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments – Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.

At June 30, 2021, assets held in the Trust Account were comprised of $598 in cash and $230,145,973 in money market funds. During the three and six months ended June 30, 2021, the Company did not withdraw any interest income from the Trust Account. At December 31, 2020, assets held in the Trust Account were comprised of $82 in cash and $230,091,280 in U.S. Treasury Securities.

The gross holding gains (loss) and fair value of held-to-maturity securities at June 30, 2021 and December 31, 2020 are as follows:

			Gross
			Holding
		Amortized	(Gain)
	Held-To-Maturity	Cost	Loss	Fair Value
December 31, 2020	U.S. Treasury Securities (Mature on 1/28/21)*	230,091,280	(7,515)	230,098,795

*    Upon maturity, the securities were reinvested into money market funds, which invest in U.S. Treasury Securities. As of June 30, 2021 none were held to maturity.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2021 and December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Markets	June 30,	December 31,
Description	(level)	2021	2020
Assets:
Cash and marketable securities held in Trust Account	1	$230,146,571	$230,098,795
Liabilities:
Warrant Liability – Public Warrants	1	$22,712,500	$15,985,000
Warrant Liability – Private Placement	3	$13,259,885	$9,504,000

ACE CONVERGENCE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Company’s condensed balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statement of operations.

The Private Warrants were valued using a Modified Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one Class A ordinary share and one-fourth of one Public Warrant), (ii) the sale of Private Placement Warrants, and (iii) the issuance of Class B ordinary shares, first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A ordinary shares subject to possible redemption, Class A ordinary shares and Class B ordinary shares based on their relative fair values at the initial measurement date. The Warrants were classified as Level 3 due to the use of unobservable inputs. For periods subsequent to the detachment of the warrants from the Units, the close price of the Public Warrant price was used as the fair value as of each relevant date. The measurement of the Public Warrants is classified as Level 1 due to the use of an observable market quote in an active market.

The key inputs in the modified Black Scholes model for the Private Placement Warrants were as follows at the following measurement dates:

	June 30,	December 31,
Input:	2021	2020
Risk-free interest rate	0.87%	0.36%
Expected term (years)	5.25	5.49
Expected volatility	30.0%	22.7%
Exercise price	$11.50	$11.50
Stock Price	$9.95	$10.22

The following table presents the changes in the fair value of Level 3 warrant liabilities:

Private
Placement
Fair value as of January 1, 2021	$9,504,000
Change in fair value	3,755,885
Fair value as of June 30, 2021	$13,259,885

There were no transfers in or out of Level 3 from other levels in the fair value hierarchy for the three or six months ended June 30, 2021.

NOTE 10 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

On July 11, 2021, the Company and Achronix mutually decided not to pursue the Business Combination, and on July 13, 2021, the Company withdrew its registration on the Form S-4. As of August 16, 2021, the SEC’s inquiries regarding certain disclosures in the Form S-4, which commenced in May 2021, remains ongoing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors

Tempo Automation, Inc.

San Francisco, California

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Tempo Automation, Inc. (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2020.

San Jose, California

August 31, 2021

TEMPO AUTOMATION, INC.

BALANCE SHEETS

(in thousands, except share and per share data)

	As of December 31,
	2020	2019
ASSETS
Current assets
Cash and cash equivalents	$17,340	$23,463
Accounts receivable, net	2,713	5,677
Inventory	168	523
Contract assets	608	973
Prepaid expenses and other current assets	535	422
Total current assets	21,364	31,058
Property and equipment, net	10,602	11,202
Operating leases – right of use asset	2,109	—
Restricted cash	406	406
Other noncurrent assets	257	50
Total assets	$34,738	$42,716
LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$467	$2,399
Contract liabilities	80	547
Accrued liabilities	933	1,217
Accrued compensation and related benefits	604	397
Operating lease liability, current	987	—
Finance lease, current	906	—
Loan payable, current	1,978	—
Total current liabilities	5,955	4,560
Operating lease liability, noncurrent	1,657	—
Finance lease, noncurrent	2,697	—
Loan payable, noncurrent	4,418	—
Deferred rent, noncurrent	—	535
Other noncurrent liabilities	341	232
Total liabilities	15,068	5,327
Commitment and contingencies (Note 12)
Convertible preferred stock
Convertible preferred stock, $0.00001 par value. 39,982,670 shares authorized at December 31, 2020 and December 31, 2019, respectively; 29,520,187 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively; (liquidation preference of $74,496 at December 31, 2020 and 2019)	75,684	75,684
Stockholders’ deficit
Common stock, $0.00001 par value. 66,000,000 shares authorized at December 31, 2020 and December 31, 2019, respectively; 9,773,097 and 9,740,717 shares issued and outstanding at December 31, 2020 and as of December 31, 2019, respectively	—	—
Additional paid-in capital	4,285	2,900
Accumulated deficit	(60,299)	(41,195)
Total stockholders’ deficit	(56,014)	(38,295)
Total liabilities convertible preferred stock and stockholders’ deficit	$34,738	$42,716

The accompanying notes are an integral part of these financial statements.

TEMPO AUTOMATION, INC.

STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Years Ended December 31,
	2020	2019
Revenue	$18,724	$18,134
Cost of revenue	14,098	13,844
Gross profit	4,626	4,290
Operating expenses
Research and development	6,690	6,208
Sales and marketing	7,892	8,913
General and administrative	8,613	7,366
Total operating expenses	23,195	22,487
Loss from operations	(18,569)	(18,197)
Other income (expense), net
Interest expense	(630)	(140)
Interest income	49	505
Remeasurement of convertible debt	—	(562)
Change in fair value of warrants	47	1,428
Total other income (expense), net	(534)	1,231
Loss before income taxes	(19,103)	(16,966)
Income tax provision	1	3
Net loss	$(19,104)	$(16,969)
Net loss attributable per share to common stockholders, basic and diluted	(1.96)	(1.74)
Weighted-average shares used to compute net loss attributable per share to common stockholders, basic and diluted	9,755,174	9,727,006

The accompanying notes are an integral part of these financial statements.

TEMPO AUTOMATION, INC.

STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(in thousands except number of shares)

					Additional		Total
	Convertible Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at January 1, 2019	17,353,239	$31,652	9,716,838	$—	$1,876	$(24,266)	$(22,390)
Adjustment to opening accumulated deficit on adoption of ASC 606	—	—	—	—	—	40	40
Balance at January 1, 2019 after impact of adjustment	17,353,239	31,652	9,716,838	—	1,876	(24,226)	(22,350)
Net loss	—	—	—	—	—	(16,969)	(16,969)
Issuance of common stock upon exercise of stock options	—	—	23,879	—	16	—	16
Issuance of preferred stock, net of issuance cost	10,669,200	39,878	—	—	—	—	—
Issuance of preferred stock upon note conversion	1,497,748	5,616	—	—	—	—	—
Issuance of warrants	—	(1,462)	—	—	—	—	—
Stock-based compensation	—	—	—	—	1,008	—	1,008
Balance at December 31, 2019	29,520,187	75,684	9,740,717	—	2,900	(41,195)	(38,295)
Net loss	—	—	—	—	—	(19,104)	(19,104)
Issuance of common stock upon exercise of stock options	—	—	18,681	—	22	—	22
Issuance of common stock awards	—	—	13,699	—	—	—	—
Issuance of warrants	—	—	—	—	107	—	107
Stock-based compensation	—	—	—	—	1,256	—	1,256
Balance at December 31, 2020	29,520,187	$75,684	9,773,097	$—	$4,285	$(60,299)	$(56,014)

The accompanying notes are an integral part of these financial statements.

TEMPO AUTOMATION, INC.

STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(19,104)	$(16,969)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	2,232	1,499
Stock-based compensation	1,256	1,008
Noncash lease expense	685	—
Bad debt expense	175	66
Change in fair value of warrant liabilities	(47)	(1,428)
Remeasurement of convertible note	—	562
Changes in operating assets and liabilities:
Accounts receivable	2,789	(4,217)
Inventory	355	(156)
Prepaid expenses and other current assets	252	(627)
Other non-current assets	(207)	31
Accounts payable	(1,217)	1,235
Accrued liabilities	(467)	1,275
Other non-current liabilities	157	(44)
Operating lease liabilities	(763)	—
Net cash used in operating activities	(13,904)	(17,765)
Cash flows from investing activities:
Purchases of property and equipment	(2,307)	(5,568)
Net cash used in investing activities	(2,307)	(5,568)
Cash flows from financing activities:
Proceeds from financing lease	4,000	—
Principal payments under finance lease obligations	(397)	—
Proceeds from issuance of debt	5,583	5,000
Proceeds from PPP Loan	2,500	—
Debt repayment	(1,620)	(2,500)
Proceeds from exercise of stock options	22	16
Proceeds from issuance of preferred shares	—	40,000
Preferred shares issuance costs	—	(122)
Net cash provided by financing activities	10,088	42,394
Net increase (decrease) in cash, cash equivalents and restricted cash	(6,123)	19,061
Cash, cash equivalents, and restricted cash at beginning of period	23,869	4,808
Cash, cash equivalents, and restricted cash at end of period	$17,746	$23,869
Supplemental disclosures of cash flow information
Cash paid for income taxes	$72	$17
Cash paid for interest	$514	$71
Noncash investing and financing activities
Unpaid purchases of property and equipment	$—	$715
Issuance of common stock warrants	$107	$—
Conversion of Note to Series C	$—	$5,616

The accompanying notes are an integral part of these financial statements.

TEMPO AUTOMATION, INC.

NOTES TO FINANCIAL STATEMENTS

(1)   Organization

Tempo Automation (the “Company,” “us,” “our”, or “we”) is a privately held Printed Circuit Board Assembly (“PCBA”) manufacturing company that was incorporated in Delaware in 2013. Tempo Automation provides turnkey PCBA services for low volume production. The Company’s proprietary automation software creates an unbroken digital thread from design to delivery. This makes it possible to quickly and precisely execute a complex design and manufacturing process. The Company provides real-time, reliable lead times based on supplier inventory and factory workload. The Company’s software provides transparent production and delivery tracking with live updates.

(2)   Summary of Significant Accounting Policies

Basis of Presentation

The financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

Liquidity

The Company has experienced negative cash flows from operations since inception and expects negative cash flows from operations to continue for the foreseeable future. The Company had an accumulated deficit of $60.3 million and cash and cash equivalents of $17.7 million as of December 31, 2020. Additionally, the Company used net cash of $13.9 million and incurred a net loss of $19.1 million for the year ended December 31, 2020. Historically, the Company has financed its operations primarily through private sales of equity securities and debt financing. Subsequent to December 31, 2020, the Company raised $33.0 million through debt financing in the first eight months of fiscal year 2021 with an additional $3.0 million available to be drawn on or before March 2022 (See Note 16).

The Company believes its existing cash and cash equivalents will be sufficient to meet its working capital, capital expenditure needs, and debt related obligations for at least the next 12 months from the date of the issuance of the accompanying financial statements.

Management expects to incur additional losses in the future to fund its operations and may need to raise additional capital to fully implement its business plan. The Company may raise additional capital through the issuance of equity securities, debt financings, or other sources in order to further implement its business plan. However, if such financing is not available when needed and at adequate levels, the Company will need to reevaluate its operating plan and curtail operations.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and accompanying notes. Those estimates and assumptions include, but are not limited to, revenue recognition and deferred revenue; allowance for doubtful accounts; determination of fair value of our common stock; accounting for income taxes, including the valuation allowance on deferred tax assets and reserves for uncertain tax positions; accrued liabilities; and the recognition and measurement of contingent liabilities. We evaluate our estimates and assumptions on an ongoing basis using historical experience and other factors and adjust those estimates and assumptions when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ from these estimates, and those differences could be material to the financial statements.

Risks and Uncertainties

The Company is subject to a number of risks. The Company conducts business in a dynamic high technology industry and believes that changes in any of the following areas could have a material adverse effect on its future financial position, results of operations, or cash flows: advances and trends in new technologies and industry standards; pressures resulting from new applications offered by competitors; delays in applications and functionality development; changes in certain strategic relationships or customer relationships; the Company’s ability to attract new customers or retain existing customers; the length of the Company’s sales cycles and expense related to sales efforts; litigation or claims against the Company based on intellectual property, patent, product,

TEMPO AUTOMATION, INC.

NOTES TO FINANCIAL STATEMENTS

regulatory, or other factors; changes in domestic and international economic or political conditions or regulations; the ability of the Company to finance its operations; and the Company’s ability to attract and retain employees necessary to support its growth.

COVID-19 Impact

On March 11, 2020, the World Health Organization declared that the worldwide spread and severity of a new coronavirus, referred to as COVID-19, was severe enough to be characterized as a pandemic. In response to the continued spread of COVID-19, governmental authorities around the world have imposed various restrictions designed to slow the pace of the pandemic, including restrictions on travel and other restrictions that prohibit employees from going to work, causing severe disruptions in the worldwide economy. The COVID-19 pandemic had a significant impact on our employees and our workforce management strategy. In response to the economic challenges and uncertainty resulting from the COVID-19 pandemic and its impact on our business, we asked our employees who were able to do so to work remotely. In addition, in April 2020, we announced reductions in workforce. These decisions, as well as COVID-19 more generally, introduced new dynamics into the households of many of our employees. The full extent of the impact of the COVID-19 pandemic on the Company’s operational and financial performance is currently uncertain and will depend on many factors outside the Company’s control, including, without limitation, the timing, extent, trajectory and duration of the pandemic, the development and availability of effective treatments and vaccines, the imposition of protective public safety measures, and the impact of the pandemic on the global economy and demand for its services. Management will continue to monitor the impact of the global situation on the Company’s financial condition, cash flows, operations, industry, workforce, and customer relationships.

Revenue from Contracts with Customers

Effective January 1, 2019, the Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), as amended (“ASC 606”) using the modified retrospective method. The financial statements reflect the application of the new revenue standard for the years ended December 31, 2020 and 2019, with the cumulative impact of the adoption of Topic 606 recorded on January 1, 2019.

The Company manufactures electronics for prototyping and low volume production of Printed Circuit Board (“PCB”) assemblies and provides PCB assembly services for engineers with urgent, high-complexity projects. The Company owns the whole entire process from components and fabrication sourcing to assembly. All periods presented conform to the guidance of ASC 606, and the impact of adopting ASC 606 resulted in a $40 thousand reduction in the accumulated deficit. To achieve the core principles of ASC 606, the Company accounts for revenue contracts with customers through the following steps:

1)	Identify the contract with a customer:

A contract with a customer exists when (i) the Company enters into an enforceable contract with a customer that defines each party’s rights regarding the products and services to be transferred and identifies the payment terms related to these products and services, (ii) the contract has commercial substance, and (iii) the Company determines that collection of substantially all consideration for products and services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration. The Company enters into a purchase order with each customer and ensures the purchase order is executed by all parties. Payment terms and conditions vary by contract type, although terms generally include a requirement of payment within 30 to 60 days of the date when the performance obligation is satisfied and include no general rights of return.

2)	Identify the performance obligations in the contract:

Performance obligations promised in a contract are identified based on the products and services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the products and services either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the products and services is separately identifiable from other promises in the contract. The Company’s contracts consist of a single performance obligation of completed PCB assembly.

As part of the term and conditions of the customer contract, the Company generally offers a warranty for a period of one year. This type of warranty provides the customers with assurance that the related assembled product will function as intended and complies

TEMPO AUTOMATION, INC.

NOTES TO FINANCIAL STATEMENTS

with any agreed upon specifications. Therefore, as the warranty cannot be purchased separately and only provides assurance that the product complies with agreed-upon specifications, the warranty is not considered a separate performance obligation.

3)	Determine the transaction price:

The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring products and services to the customer. The transaction price consists of fixed consideration as noted in each purchase order. In instances where the timing of revenue recognition differs from the timing of invoicing, the Company has determined that contracts do not include a significant financing component. The Company elected a practical expedient available under ASC 606, which permits the Company to not adjust the amount of consideration for the effects of a significant financing component if, at contract inception, the expected period between the transfer of promised goods or services and customer payment is one year or less.

4)	Allocate the transaction price to performance obligations in the contract:

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Each purchase order contains only one performance obligation and hence, the contract price per the purchase order is deemed to be reflective of the standalone selling price and the entire transaction price is allocated to the single performance obligation. All manufactured products are highly customized, and therefore, priced independently.

5)	Recognize revenue when or as the Company satisfies a performance obligation:

For each performance obligation identified, the Company determines at contract inception whether the performance obligation is satisfied over time or at a point in time. The transfer of control for the Company’s products qualify for over time revenue recognition because the products represent assets with no alternative use and the contracts include an enforceable right to payment for work completed to date. The Company has selected a cost incurred input method of measuring progress to recognize revenue over time, based on the status of work performed. The cost input method is representative of the value provided to the customer as it represents the Company’s performance completed to date. The Company typically satisfies its performance obligations in one month or less. The Company has elected to treat shipping and handling activities as fulfillment costs and the Company elected to record revenue net of sales and other similar taxes.

Contract Balances

The timing of revenue recognition, billings, and cash collections can result in deferred revenue (contract liabilities), unbilled receivables (contract assets), and billed accounts receivable.

a.	Contract Liabilities

A contract liability results when payments from customers are received in advance for assembly and manufacturing of the goods. The Company recognizes contract liabilities as revenues upon satisfaction of the underlying performance obligations. Deferred revenue that is expected to be recognized as revenue during the subsequent 12-month period from the date of billing is recorded in contract liabilities and the remaining portion, if any, is recorded in contract liabilities, noncurrent on the accompanying balance sheets at the end of each reporting period.

b.	Contract Assets

Billings scheduled to occur after the performance obligation has been satisfied and revenue recognition has occurred result in contract assets. Unbilled receivables that are expected to be billed during the subsequent 12-month period from the date of revenue recognition are recorded in contract assets, and the remaining portion, if any, is recorded in other noncurrent assets on the accompanying balance sheets at the end of each reporting period.

Unbilled receivables represent amounts for which the Company has recognized revenue, pursuant to its revenue recognition policy, for services already performed, but billed in arrears and for which the Company believes it has an unconditional right to payment.

TEMPO AUTOMATION, INC.

NOTES TO FINANCIAL STATEMENTS

Below are the billed receivables, unbilled receivables, and deferred revenue at December 31 (in thousands):

	As of December 31,
	2020	2019
Accounts receivable, net	$2,713	$5,677
Contract assets	608	973
Contract liabilities	80	547

Costs to Obtain a Contract

Under the adoption of ASC 606, the Company capitalizes contract costs, generally consisting of sales commissions, which are considered as incremental costs of obtaining a contract with a customer.

Sales commissions earned by the Company’s sales force upon the initial acquisition of a customer are considered incremental and recoverable costs of obtaining a contract with a customer. The Company has elected a practical expedient to expense contract acquisition costs that would be amortized over a period of less than one year, which resulted in all costs that would otherwise be capitalized to be expensed as incurred. The Company uses the portfolio approach practical expedient permitted under ASC 606, which allows entities to apply the guidance to a portfolio of contracts with similar characteristics as the effects on the financial statements of this approach would not differ materially from applying the guidance to individual contracts. The expense related to the contract acquisition costs is included in sales and marketing expense in the accompanying statements of operations.

Cost of Revenue

Cost of revenue primarily include direct materials, direct labor, and manufacturing overhead incurred for revenue-producing units shipped. Cost of revenue also includes associated warranty costs, shipping and handling, and other miscellaneous costs.

Research and Development

Research and development costs are expensed as incurred and consist primarily of personnel and related costs for product development activities. Research and development costs also include professional fees payable to third parties, license and subscription fees for development tools, and manufacturing-related costs associated with product development.

Concentration of Risks

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, and accounts receivable. The Company’s cash and cash equivalents and restricted cash are on deposit with major financial institutions. Such deposits may be in excess of insured limits. The Company believes that the financial institutions that hold the Company’s cash are financially sound, and accordingly, minimum credit risk exists with respect to these balances. The Company has not experienced any losses due to institutional failure or bankruptcy. The Company performs credit analyses and monitors the financial health of its customers to reduce credit risk. The Company reviews accounts receivable balances to determine if any receivables will potentially be uncollectible and includes any amounts that are determined to be uncollectible in the allowance for doubtful accounts. As of December 31, 2020, there was one customer who had outstanding balances accounting for 64% of the total accounts receivable balance. As of December 31, 2019, there were three customers who had outstanding balances accounting for 30%, 11%, and 11% of the total accounts receivable balance, respectively.

Concentration of customers

For the year ended December 31, 2020, one customer represented 42% of revenue. For the year ended December 31, 2019, two customers represented 18% and 10% of revenue, respectively.

TEMPO AUTOMATION, INC.

NOTES TO FINANCIAL STATEMENTS

Segment Reporting and Geographic Information

For the years ended December 31, 2020 and 2019, the Company was managed as a single operating segment, in accordance with the provisions in the FASB guidance on segment reporting, which establishes standards for, and requires disclosure of, certain financial information related to reportable operating segments and geographic regions. Furthermore, the Company determined that the Chief Executive Officer is the Chief Operating Decision Maker, as he is responsible for making decisions regarding the allocation of resources and assessing performance, as well as for strategic operational decisions and managing the organization at a consolidated level. All of the Company’s revenues are geographically earned in the United States.

Cash and Cash Equivalents and Restricted Cash

The Company considers all highly liquid securities that mature within three months or less from the original date of purchase to be cash equivalents. The Company maintains the majority of its cash balances with commercial banks in interest bearing accounts. Cash and cash equivalents include cash held in checking and savings accounts and highly liquid securities with original maturity dates of three months or less from the original date of purchase.

The restricted cash balance as of December 31, 2020 and 2019 represents $0.4 million related to a letter of credit for the Company’s office space lease.

	As of December 31,
	2020	2019
Cash and cash equivalents	$17,340	$23,463
Restricted cash	406	406
Total cash, cash equivalents, and restricted cash shown in the statements of cash flows	$17,746	$23,869

Accounts Receivable, Net

Accounts receivable, net is recorded at the invoiced amount, net of allowance for doubtful accounts. The allowance is based upon historical losses and an evaluation of the potential risk of loss associated with delinquent accounts. The Company evaluates the need for an allowance for doubtful accounts for estimated probable losses at each period end. Accounts receivable deemed uncollectable are charged against the allowance for doubtful accounts when identified. The Company recorded an allowance for doubtful accounts of $0.2 million and $0.1 million as of December 31, 2020 and 2019, respectively.

Inventory

Inventory consists of raw materials and work-in-progress representing the components that the Company produces. The Company uses actual cost to value inventory. In general, the Company procures materials from suppliers when a purchase order is received from its customers. The Company identifies these procured materials as raw material if work on the purchase order has not commenced and for any work that has been started on the materials procured are identified as work-in-progress.

Fair Value of Financial Instruments

Assets and liabilities recorded at fair value on the balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

●	Level 1: Quoted prices for identical assets or liabilities in active markets at the measurement date.
●	Level 2: Inputs, other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities, in active markets or other inputs that are observable or can be corroborated with market data at the measurement date.

TEMPO AUTOMATION, INC.

NOTES TO FINANCIAL STATEMENTS

●	Level 3: Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

The Company applies fair value accounting to all financial assets and liabilities, which include cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities. The Company has determined the carrying value of these assets and liabilities to be equal to the fair value due to their short maturities and has classified these assets and liabilities as Level 1 financial instruments.

Certain convertible preferred warrants are classified as Level 3 financial instruments. The balance of the convertible preferred warrants is $0.1 million as of December 31, 2020 and December 31, 2019, and is included in other long-term liabilities on the accompanying consolidated balance sheets.

During the years ended December 31, 2020 and 2019, the Company had no transfers between levels of the fair value hierarchy of its assets or liabilities measured at fair value.

Property and Equipment, Net

Property and equipment, net are stated at cost less accumulated depreciation and amortization. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in the current period. Repair and maintenance costs are expensed as incurred. Depreciation and amortization are calculated using the straight-line method over the following estimated useful lives of the assets (in years):

Useful Lives
Computer equipment	3
Software	5
Furniture and fixtures	3
Leasehold improvements	Shorter of useful life or remaining lease term
Manufacturing equipment	10

Income Taxes

The Company uses the asset-and-liability method for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial statement carrying amounts and tax bases of assets and liabilities and operating loss and tax credit carryforwards and are measured using the enacted tax rates that are expected to be in effect when the differences reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to an amount that, in the opinion of management, is more likely than not to be realized.

The Company accounts for uncertain tax positions based on an evaluation as to whether it is more likely than not that a tax position will be sustained on audit, including resolution of any related appeals or litigation processes. This evaluation is based on all available evidence and assumes that the appropriate tax authorities have full knowledge of all relevant information concerning the tax position. The tax benefit recognized is based on the largest amount that is greater than 50% likely of being realized upon ultimate settlement. The Company includes interest expense and penalties related to its uncertain tax positions in interest expense and other expense, respectively.

Stock-Based Compensation

The Company recognizes stock-based compensation expense on a straight-line basis over the requisite service period. Equity-classified awards issued to employees, non-employees, and directors are measured at the grant-date fair value of the award. Forfeitures are recognized as they occur. For accounting purposes, the Company estimates grant-date fair value of stock options using the Black-Scholes-Merton (“BSM”) option pricing model. The BSM option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the risk-free interest rates, the expected term of the option, the expected volatility of the price of the Company’s common stock, and the expected dividend yield of the Company’s common stock.

TEMPO AUTOMATION, INC.

NOTES TO FINANCIAL STATEMENTS

Convertible Preferred Stock

The Company’s shares of preferred stock are assessed at issuance for classification and redemption features requiring bifurcation. The Company’s preferred stock is not mandatorily redeemable. The Company presents as temporary equity any stock that (i) the Company undertakes to redeem at a fixed or determinable price on the fixed or determinable date or dates, (ii) is redeemable at the option of the holders, or (iii) has conditions for redemption which are not solely within the control of the Company. The Company initially records redeemable convertible preferred stock at fair value, net of issuance costs. Because the occurrence of a deemed liquidation event is not currently probable, the carrying values of the shares of redeemable convertible preferred stock are not being accreted to their redemption values. Subsequent adjustments to the carrying values of the shares of redeemable convertible preferred stock would be made only when a deemed liquidation event becomes probable.

Net Loss Per Share of Common Stock

Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The Company considers all series of its preferred stock to be participating securities. Net loss is attributed to common stockholders and participating securities based on their participation rights. Net loss attributable to common stockholders is not allocated to the preferred stock as the holders of the preferred stock do not have a contractual obligation to share in any losses.

Under the two-class method, basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period.

Diluted earnings per share attributable to common stockholders adjusts basic earnings per share for the potentially dilutive impact of preferred stock, stock options, preferred and common stock warrants and convertible notes. As the Company has reported losses for all periods presented, all potentially dilutive securities are antidilutive and, accordingly, basic net loss per share equals diluted net loss per share.

Advertising Costs

Advertising costs are expensed as incurred. These amounts are included in selling and marketing expense in the accompanying statements of operations. Advertising costs were $0.3 million and $0.2 million for the years ended December 31, 2020 and 2019, respectively.

Recently Adopted Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“ASC 606”). ASC 606 supersedes the revenue recognition requirements in Revenue Recognition (“ASC 605”) and requires the recognition of revenue as promised goods or services are transferred to customers in an amount that reflects the consideration which the entity expects to be entitled to in exchange for those goods or services. ASC 606 also includes Subtopic 340-40, Other Assets and Deferred Costs -Contracts with Customers, which requires the deferral of incremental costs of obtaining a contract with a customer. Collectively, we refer to ASC 606 and Subtopic 340-40 as the “new standard.”

The Company adopted the new standard as of January 1, 2019, utilizing the modified retrospective method of adoption by applying the new standard to the periods impacted post-adoption. The Company recognized the cumulative effect of initially applying Topic 606 as an adjustment to retained earnings in the balance sheet as of January 1, 2019 amounting to $40 thousand. The guidance was applied to contracts that are not substantially complete as of the date of initial application in accordance with practical expedient ASC 606-10-65-1(h).

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize leases on their balance sheets and disclose key information about leasing arrangements. The standard is effective for small reporting companies and private companies for fiscal years beginning after December 15, 2021. In July 2018, the FASB approved an amendment to the new guidance that allows companies the option of using the effective date of the new standard as the initial application (at the beginning of the period in which it is adopted, rather than at the beginning of the earliest comparative period) and to recognize the effects of applying the new ASU as a cumulative effect adjustment to the opening balance sheet or retained earnings. The Company early adopted ASU

TEMPO AUTOMATION, INC.

NOTES TO FINANCIAL STATEMENTS

2016-02 on January 1, 2020 using the modified retrospective approach and, upon adoption, recorded a short-term lease liability of $0.8 million and long-term lease liability of $2.5 million, and a right-to-use asset of $2.7 million, and made no adjustment to the accumulated deficit. In connection with the adoption of the lease standard, the Company also derecognized deferred rent of $0.6 million. The adoption of Topic 842 did not have an impact on the statements of operations. The Company elected the practical expedients permitted under Topic 842, which among other things, allowed the Company to carry forward the historical lease classification of those leases in place as of January 1, 2020. The Company elected to not separate lease components and non-lease components for its long-term real-estate leases.

In September 2016, the FASB issued ASU 2016-09, Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. Under this ASU, entities are permitted to make an accounting policy election to either estimate forfeitures on share-based payment awards, as previously required, or to recognize forfeitures as they occur. The Company adopted this update on January 1, 2019 and has elected to recognize forfeitures as they occur. The adoption of ASU 2016-09 did not have a material impact on the Company’s financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows: Clarification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), which eliminates the diversity in practice related to classification of certain cash receipts and payments in the statement of cash flows, by adding or clarifying guidance on eight specific cash flow issues. The standard is effective for small reporting companies and private companies for fiscal years beginning after December 15, 2018. The Company adopted this ASU on January 1, 2019 and it did not have a material impact on the Company’s financial statements.

In November 2016, FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. ASU 2016-18 requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The Company adopted ASU 2016-18 on January 1, 2019 and it did not have a material impact on the Company’s financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which expands the scope of ASC Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The Company early adopted this standard on January 1, 2019 and it did not have a material impact on the Company’s financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. The Company early adopted this standard on January 1, 2019 with no material impact on the financial statements.

Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, or ASU 2016-13. The amendments in ASU 2016-13 introduce an approach based on expected losses to estimated credit losses on certain types of financial instruments, modify the impairment model for available-for-sale debt securities, and provide for a simplified accounting model for purchased financial assets with credit deterioration since their origination. The new standard requires financial assets measured at amortized cost be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The standard will be effective for the Company beginning January 1, 2023, with early application permitted. The Company is evaluating the impact of adopting this new accounting guidance on its financial statements.

TEMPO AUTOMATION, INC.

NOTES TO FINANCIAL STATEMENTS

(3)   Inventory

Inventory consists of the following (in thousands):

	As of December 31,
	2020	2019
Raw materials	$111	$34
Work in progress	57	489
Total inventory	$168	$523

(4)   Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consists of the following (in thousands):

	As of December 31,
	2020	2019
Prepaid expense	$458	$408
Other current assets	77	14
Total prepaid expenses and other current assets	$535	$422

(5)   Property and Equipment, net

Property and equipment, net consists of the following (in thousands):

	As of December 31,
	2020	2019
Manufacturing equipment	$9,197	$8,633
Leasehold improvements	4,811	3,528
Office furniture and fixtures	462	297
Computer equipment	395	340
Software	248	—
Construction in progress	—	722
Total property and equipment	15,113	13,520
Less accumulated depreciation	(4,511)	(2,318)
Total property and equipment, net	$10,602	$11,202

Depreciation expense for the years ended December 31, 2020 and 2019 was $2.2 million and $1.4 million, respectively. The following table summarizes depreciation expense and its allocation within the accompanying statements of operations (in thousands):

	Year ended December 31,
	2020	2019
Cost of goods sold	$1,125	$685
General and administrative	901	677
Research and development	124	41
Sales and marketing	42	10
Total depreciation expense	$2,192	$1,413

TEMPO AUTOMATION, INC.

NOTES TO FINANCIAL STATEMENTS

(6)   Accrued Liabilities

Accrued liabilities consist of the following (in thousands):

	As of December 31,
	2020	2019
Accrued liabilities	$414	$710
Accrued sales and business taxes	267	182
Warranty liability	56	96
Other accrued liabilities	196	229
Total accrued liabilities	$933	$1,217

(7)   Accrued Compensation and Related Benefits

Accrued compensation and related benefits consist of the following (in thousands):

	As of December 31,
	2020	2019
Accrued payroll taxes	$254	$—
Accrued commissions	109	199
Accrued payroll	79	84
Accrued bonus	49	43
Other accrued benefits	113	71
Total accrued compensation and related benefits	$604	$397

(8)   Borrowing Arrangements

Term Loans

To finance its operations, the Company entered into a series of terms loans with a certain lender. In December 2015, the Company entered into a term loan agreement (the “Original Loan”) where the lender agreed to provide advances of up to $3.0 million. Pursuant to the Original Loan, the Company issued warrants to the lender to purchase a specified number of Series A preferred stock at various milestones. These warrants were exercisable for $1.15 per share of Series A preferred stock. At the signing of the Original Loan, the Company issued the lender a warrant for 14,684 shares. In November 2016, the Company drew down $2.5 million under the Original Loan, and issued the lender another Series A preferred stock warrant for 44,052 shares (See Note 10).

Concurrently in November 2016, the Company amended the Original Loan to provide for additional capital of $0.8 million (the “First Amendment”), and upon signing of the First Amendment, the Company issued a warrant for 26,112 shares of Series A preferred stock. The Company drew down the $0.8 million in March 2017. Amounts drawn down under the Original Loan and the First Amendment, together, are referred to as Existing Loans.

In October 2017, the Company entered into a second amendment to the Original Loan (the “Second Amendment”) for advances of up to $6.0 million for the Company to refinance and repay in full the Existing Loans. Concurrently, the Company drew down $2.5 million to repay the outstanding balance on the remaining balance of Existing Loans of $2.3 million. In conjunction with the execution of the Second Amendment, the Company issued the lender a warrant to purchase 38,543 shares of Series B preferred stock at $2.76 per share. Fees to facilitate the modification charged by the lender were deferred as a debt discount and amortized over the term of the modified loan. Pursuant to the Second Amendment, the Company is required to make interest only payments through April 1, 2019 and subsequently is required to make 30 equal payments of principal, inclusive of accrued interest for the period. In April 2019, the Company repaid the $2.5 million principal inclusive of $12 thousand accrued interest. For the year ended December 31, 2019, the Company incurred $56 thousand in interest expense for the principal balance under the Second Amendment.

In June 2020, the Company entered into a Loan and Security Agreement (“LSA”) with the same lender where the Company drew down $4.0 million (the “Term Loan”) and secured up to $4.0 million in a revolving line of credit (the “Credit Facility”). If the

TEMPO AUTOMATION, INC.

NOTES TO FINANCIAL STATEMENTS

Company defaults on the loan, the lender shall have a first priority on all asset lien, including intellectual property. There is a collateral carve out for up to $4.0 million for specific-lien equipment financing, which shall be subject to SVB’s approval.

The Term Loan accrues interest at a floating per annum rate equal to the greater of (i) 3.5% above the Prime Rate and (ii) 6.75%, payable on a monthly basis. The Term Loan is repayable in monthly interest-only payments through May 1, 2021, followed by 30 monthly payments of interest and principal. Interest expense for the Term Loan was $0.1 million for the year ended December 31, 2020. As of December 31, 2020, the interest rate applicable to borrowings under the Term Loan was 6.75%.

In conjunction with the issuance of the Term Loan, the Company issued the lender a warrant to purchase 182,500 shares of the Company’s common stock. The Company allocated the $4.0 million proceeds between the Term Loan and the common stock warrant on a relative fair value basis, recording $0.1 million for the common stock warrant in additional paid-in capital, with the offset to debt discount, on the balance sheets. The common stock warrant is not remeasured in future periods as it meets the conditions for equity classification.

The Credit Facility is limited to the lesser of $4.0 million or the amount available under the borrowing base defined by the agreement, less the outstanding principal balance of any advances. During 2020, the Company drew down $1.6 million from the credit facility and repaid amount back in full. As of December 31, 2020, the Company did not have any outstanding balance from the Credit Facility and subsequently, no other advances were drawn by the Company before it expired on June 3, 2021.

For further details on the warrants issued in conjunction with the term loans discussed, see Note 10.

Paycheck Protection Program Loan

In May 2020, the Company was granted a loan under the Paycheck Protection Program (“PPP”) offered by the Small Business Administration (“SBA”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), section 7(a)(36) of the Small Business Act for $2.5 million. The loan is evidenced by a promissory note and bears interest at 1% with no principal payments for the first six months.

Monthly payments of principal and interest of approximately $0.1 million begin in December 2020, subject to deferral, as the Company has applied for debt forgiveness, and continue through maturity in May 2022, if required. The loan is subject to partial or full forgiveness if the Company uses all proceeds for eligible purposes, maintains certain employment levels, and maintains certain compensation levels, in accordance with and subject to the CARES Act and the rules, regulations, and guidance. For the year ended December 31, 2020, interest expense recognized on the PPP loan was immaterial.

The Company applied for the PPP loan to be forgiven in December 2020. Subsequent to the year end, the Company has been notified that the entire $2.5 million PPP loan has been forgiven in August 2021. See Note 16 for further details.

The Company’s notes payable balances were as follows (in thousands):

	As of December 31, 2020
	PPP Loan	SVB Term Loan	Total
Total notes payable	$2,500	$4,000	$6,500
Less: loan payable, current	(972)	(1,006)	(1,978)
less: unamortized debt discount	—	(104)	(104)
Total loan payable, noncurrent	$1,528	$2,890	$4,418

The Company did not have any notes payable balances as of December 31, 2019.

TEMPO AUTOMATION, INC.

NOTES TO FINANCIAL STATEMENTS

The notes payable future principal payments are as follows (in thousands):

As of December 31, 2020
2021	$2,039
2022	3,128
2023	1,333
Total future notes payments	$6,500

Convertible Promissory Notes

In January 2019, the Company issued a convertible promissory note to an investor for gross proceeds of $5.0 million (“2019 Notes”). The 2019 Notes bear interest at a rate of 4% per year, compounded annually and payable at maturity on January 2, 2021. Prior to maturity, the 2019 Notes may be converted for an amount equal to the principal amount of the outstanding balance and the unpaid accrued interest either automatically or at the election of the investor upon various financing events as defined in the agreement.

The outstanding principal and unpaid accrued interest of the 2019 Notes is convertible upon occurrence of one of the following events: Maturity, a Qualified Financing Event, or a Liquidity Event. In the event of an equity financing, including an IPO with proceeds of not less than $15 million (Qualified Financing Event), the 2019 Notes automatically convert into equity securities sold in the Qualified Financing Event at 90% of the price paid for securities sold in the Qualified Financing Event if such financing occurs within 15 months of issuance, or at 80% of the price paid for securities sold in the Qualified Financing Event if such financing occurs subsequent to 15 months from the issuance date. In the case of maturity, all unpaid interest and principal shall be due and payable on the maturity date.

If the notes remain outstanding on the maturity date, then the outstanding principal amount and all accrued and unpaid interest on this 2019 Notes shall be convertible at the election of the investor, into fully paid and nonassessable shares of the yet-to-be-authorized series of the preferred stock having rights, privileges, preferences, and restrictions substantially similar to the most senior series of the Company’s preferred stock outstanding at the time.

In addition, if there is a Liquidity Event, such as a change in control or an IPO, the holders of the 2019 Notes will receive shares of the Company’s common stock equal to 120% of the outstanding principal balance and any unpaid accrued interest.

The 2019 Notes are considered freestanding instruments that qualify as liabilities under ASC Topic 480, Distinguishing Liabilities from Equity, as the Company is committed to issue an instrument that ultimately may require a transfer of assets. The 2019 Notes were accounted for at fair value and re-measured at each reporting date. Accordingly, the Company classified the 2019 Notes as a liability at their fair value and adjusts the instruments to fair value at each balance sheet date until the 2019 Notes are converted. The Company recorded a change in the fair value of the 2019 Notes of $0.6 million recognized as remeasurement of derivative liabilities and convertible notes in other income (expense), net in the statements of operations prior to their extinguishment in April 2019.

The conversion of the 2019 Notes occurred when the Company closed their Series C round of financing in April 2019, and the investor elected to convert $5.1 million of the 2019 Notes, consisting of outstanding principal amount of $5.0 million and unpaid accrued interest of $0.1 million, into 1,497,748 shares of the Company’s Series C preferred stock. As a result, the Company recorded $5.6 million for Series C preferred stock with the extinguishment of the outstanding debt, including accrued interest, and the related derivative liabilities, with the remaining unamortized balance of $0.6 million on the statements of operations.

(9)   Common Stock

As of December 31, 2020, the Company has authorized the issuance of 66,000,000 shares of $0.00001 par value common stock and has 9,773,097 and 9,740,717 shares of common stock issued and outstanding for the years ended December 31, 2020 and 2019, respectively.

TEMPO AUTOMATION, INC.

NOTES TO FINANCIAL STATEMENTS

The Company has reserved shares of common stock for issuance related to the following convertible preferred stock, stock options, warrants, and future grants:

	As of December 31,
	2020	2019
Conversion of convertible preferred stock	29,520,187	29,520,187
Issuance upon exercise of warrants	305,891	10,423,941
Outstanding stock options	10,364,039	9,325,252
Remaining shares available for future issuance under 2015 Plan	859,468	1,930,635
Total shares of common stock reserved	41,049,585	51,200,015

Common Stock Warrants

The following common stock warrants were outstanding as of December 31, 2020:

In June 2020, the Company issued 182,500 common stock warrants in conjunction with the Loan and Security Agreement between the Company and the certain lender. These warrants are exercisable for shares of common stock at $0.94 per share and expire in June 2030. The common stock warrants are valued using the BSM option pricing model. The fair value of the warrants of $0.1 million was allocated to the common stock warrants, which is included in additional paid-in capital on the balance sheets. The fair market value of the common stock warrants were recorded as a debt discount and amortized to interest expense over the term of the debt using the effective interest rate of 8.65%. The warrants are not remeasured in future periods as they meet the conditions for equity classification.

The following assumptions were used to calculate the fair value of the common stock warrants issued:

Expected term	10 years
Expected volatility	56.49%
Risk-free interest rate	0.66%
Expected dividends	0.0%
Fair value of common stock warrant	$0.60

(10)   Convertible Preferred Stock

As of December 31, 2020 and 2019, the Company’s preferred stock of $0.00001 par value consisted of the following (in thousands, except share data):

	As of December 31, 2020 and 2019
	Authorized	Shares issued and		Aggregate liquidation
	shares	outstanding	Capital Raised	preference
Shares designated as:
Series A Preferred Stock	7,048,031	6,963,183	$8,000	$8,000
Series A-1 Preferred Stock	1,528,501	1,528,501	502	502
Series A-2 Preferred Stock	1,541,170	1,541,170	760	760
Series B Preferred Stock	7,397,470	7,320,385	20,000	20,180
Series C Preferred Stock	10,669,200	10,669,200	40,000	40,000
Series C-1 Preferred Stock(1)	1,497,748	1,497,748	5,054	5,054
Series C-2 Preferred Stock	10,300,550	—	—	—
	39,982,670	29,520,187	$74,316	$74,496
(1)	These shares were issued through a conversion of the $5.0 million convertible note in April 2019. See Note 8 for further details.

TEMPO AUTOMATION, INC.

NOTES TO FINANCIAL STATEMENTS

Significant rights and preferences of the outstanding preferred stock are as follows:

Conversion — All of the preferred stock instruments are convertible at the option of the holder at any time, or immediately upon the closing of a firm-commitment underwritten public offering in which the gross cash proceeds to the Company are at least $50.0 million. Given that the conversion price is fixed, the Company would issue a fixed number of shares of common stock to settle the preferred stock, unless a down round of common stock is issued, in which case the conversion price would be adjusted to maintain the value of preferred stock converted to common stock.

The conversion price shall mean $1.15 per share for each share of the Series A preferred stock, $0.33 per share for each share of the Series A-l preferred stock, $0.49 per share for each share of the Series A-2 preferred stock, $2.76 per share for each share of the Series B preferred stock, $3.75 per share for each share of the Series C preferred stock, $3.37 per share for each share of the Series C-l preferred stock, and $4.85 per share for each share of the Series C-2 preferred stock.

Redemption — The preferred stock does not contain any mandatory redemption features.; however, they may be redeemed upon an event, including liquidation, sale, or transfer of the Company, that is not solely within the control of the Company as the preferred stockholders control the Board. As such, the convertible preferred stock is classified as mezzanine equity in the accompanying financial statements.

Dividends — Dividends will not be paid unless declared by the Board. For any other dividends or similar distributions, preferred stock participates with Common Stock on an as-converted basis.

Liquidation Preference — In the event of a liquidation event, holders of all other series of preferred stock are entitled to receive on a pari passu basis, in preference to the holders of the common stock, a per share amount equal to the greater of their stated liquidation preference plus any declared but unpaid dividends, or the amount such holders would have received had they converted their preferred stock into common stock immediately prior to such event. Any remaining assets shall be distributed among the holders of common stock pro rata, based on the number of shares of common stock held by each.

Voting — The holder of each share of preferred stock shall have the right to one vote for each share of Common Stock into which such preferred stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock.

Warrants for Preferred Stock

As of December 31, 2020, the Company has the following warrants for preferred stock:

Series	Shares	Exercise Price	Issuance Date	Expiration Date
Series A	58,736	$1.15	11/24/2015	11/24/2025
Series A	26,112	1.15	11/22/2016	11/22/2026
Series B	38,543	2.76	10/13/2017	10/13/2027
	123,391

As of December 31, 2019, the Company has the following warrants for preferred stock outstanding:

Series	Shares	Exercise Price	Issuance Date	Expiration Date
Series A	58,736	$1.15	11/24/2015	11/24/2025
Series A	26,112	1.15	11/22/2016	11/22/2026
Series B	38,543	2.76	10/13/2017	10/13/2027
Series C-2	10,300,550	4.85	4/11/2019	4/11/2020
	10,423,941

In November 2015 and November 2016, the Company entered into a Warrant Purchase Agreement with the certain lender to issue 58,736 and 26,112 Series A preferred stock in connection with the Original Loan and the First Amendment, respectively. The exercise price of Series A warrants was $1.15 per share. The Company concluded that the Series A preferred stock warrants are liability

TEMPO AUTOMATION, INC.

NOTES TO FINANCIAL STATEMENTS

classified and shall be measured at fair value at grant date using the BSM option pricing model and subsequently remeasured at each reporting date. The fair values at time of issuance were not material.

In October 2017, the Company entered into a Warrant Purchase Agreement with the certain lender to issue 38,543 Series B preferred stock in connection with the Second Amendment. The exercise price of Series B warrants was $2.76 per share. The Company concluded that the Series B preferred stock warrants are liability classified and shall be measured at fair value at grant date using the BSM option pricing model and subsequently remeasured at each reporting date. The fair market value of the Series B preferred stock warrants were recorded to offset the debt discount and amortized to interest expense over the term of the debt using the straight-line amortization method. The loan interest expense and discount amortization interest for 2019 were $56 thousand and $58 thousand, respectively. The fair values at time of issuance were not material.

In April 2019, the Company entered into a Warrant Purchase Agreement with a certain investor to issue 10,300,550 Series C-2 preferred stock in consideration of a purchase price for this Warrant of $206 and the purchase price paid by Holder for Series C preferred stock of the Company. The exercise price of Series C-2 warrants was $4.85 per share. The Series C-2 warrant is only exercisable upon the approval of the Board to fund a strategic acquisition, as defined in the agreement. The Company concluded that the Series C-2 preferred stock warrants are liability classified and are measured at fair value at grant date using the BSM option pricing model and subsequently remeasured at each reporting date. At the issuance of the warrant, the Company recorded warrant liability of $1.5 million with offset amount to Series C-2 preferred stock. The exercisability of this warrant is contingent upon satisfaction of a condition outside the holder’s control and this condition was not met prior to the warrant’s expiration on April 11, 2020, therefore the warrant expired without being considered issued. As a result, the warrant liability was released and the Company recorded a $1.5 million change as fair value change of warrant in other income and expense section in the statements of operations.

As discussed above, the liability-classified warrants are remeasured on a recurring basis, primarily based on observable market data while the related theoretical warrant volatility assumption within the BSM option pricing model represents a Level 3 measurement within the ASC 820 fair value measurement hierarchy. The following table details convertible preferred stock warrant activity, i.e., the fair value of the related liability, for the year ended December 31, 2020 and 2019, respectively (in thousands):

Fair Value of warrants
outstanding
Warrants outstanding – January 1, 2019	$99
Warrants issued	1,462
Change in fair value, net	(1,428)
Warrants outstanding – December 31, 2019	133
Warrants issued	—
Change in fair value, net	(47)
Warrants outstanding – December 31, 2020	$86

The change in fair value, net as shown in the table above is recorded as change in fair value of warrants in the statements of operations.

The warrants were valued using the BSM option pricing model at issuance and revalued on December 31, 2020 and 2019, using the following assumptions:

	As of December 31,
	2020	2019
Expected term	4.89 – 6.78 years	5.90 – 7.78 years
Expected volatility	58.17% – 59.84%	51.49%
Risk-free interest rate	0.36% – 0.51%	1.76% – 1.83%
Expected dividends	0%	0%
Fair value of Series A and B warrants	$1.16 – $1.56	$1.63 – $1.98
Fair value of Series C-2 warrant	$0.00	$0.14

TEMPO AUTOMATION, INC.

NOTES TO FINANCIAL STATEMENTS

(11)   Stock-Based Compensation

In April 2015, the Board adopted the 2015 Equity Incentive Plan (“the Plan”), which was subsequently approved by the Company’s stockholders. The Company initially reserved a total of 1,902,688 shares of common stock for issuance under the Plan. Between August 2015 and April 2019, through multiple amendments approved by the Company’s stockholders, the share reserve was increased to 11,612,681 shares of common stock.

The Plan permits the granting of incentive stock options, non-statutory stock options, and restricted stock to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees and Consultants, and to promote the success of the Company’s business. The Board of Directors, at its sole discretion, shall determine the exercise price but subject to certain terms in the Plan.

Options granted under the Plan expire 10 years from the date of grant. First time grants of incentive stock options and non-statutory options generally vest at a rate of 25% on the first anniversary of the grant date and then ratably monthly over the next three years. Upon termination of employment, any unvested options are automatically returned to the Company. In general, vested options that were not exercised within three months after termination are surrendered back to the Company. These options are added back to the Plan and made available for future grants.

In general, the awards issued by the Company are service based options; however, in July 2020, the Company issued 258,368 performance-based options to the Chief Financial Officer of the Company, which vest 100% subject to the occurrence of a qualified transaction within 36 months of its date of grant. The Company recorded $0 compensation expense for these performance-based options for the year ended December 31, 2020.

As of December 31, 2020 and 2019, there were 859,468 and 1,930,635 shares, respectively, available for the Company for issuance under the Plan.

A summary of option activity under the Plan is as follows:

	Options outstanding
		Weighted-	Weighted-
		average	average	Aggregate
	Number of	exercise price	contractual	intrinsic value
	shares	per share	term (in years)	(in thousands)
Outstanding – January 1, 2019	5,092,950	$0.68	—	$—
Options granted	4,711,741	1.43	—	—
Options exercised	(23,879)	0.67	—	—
Options forfeited	(414,911)	0.98	—	—
Options expired	(40,649)	0.97	—	—
Outstanding – December 31, 2019	9,325,252	$1.04	8.41	$3,875
Options granted	3,327,014	0.89	—	—
Options exercised	(18,681)	1.19	—	—
Options cancelled	(2,201,631)	1.25	—	—
Options expired	(67,915)	1.04	—	—
Outstanding – December 31, 2020	10,364,039	$0.95	7.78	$1,373
Vested during the period	2,024,814	1.31	—	13
Vested at end of period	5,840,853	0.88	6.59	1,370
Exercisable at the end of the period	6,035,398	0.89	6.64	1,370
Vested and expected to vest	10,105,671	0.98	7.73	1,373

Restricted Stock Awards

In April 2015, as mentioned in the section above, the Company adopted the Plan to permit granting restricted stock to employees and consultants. Pursuant to the Plan, the Company entered into restricted stock award agreements with employees and consultants, and the holder of the restricted stock has the rights equivalent to those of a holder of the Company’s common stock.

TEMPO AUTOMATION, INC.

NOTES TO FINANCIAL STATEMENTS

In addition to the participant receiving the restricted stock under the Plan, the agreement grants the Company a repurchase option exercisable upon the voluntary or involuntary termination of the participants’ continuous service for any reason at a purchase price for shares equal to the original purchase price paid by the purchaser to the Company for such shares and may be paid by cancellation of any indebtedness of the purchaser to the Company.

A summary of restricted stock activity under the Plan is as follows:

	Restricted stock awards outstanding
		Weighted-average
	Number of shares	grant date fair value
Outstanding as of January 1, 2019	125,750	$0.25
Granted	—	—
Vested	—	—
Forfeited or cancelled	—	—
Outstanding as of December 31, 2019	125,750	0.25
Granted	13,699	0.94
Vested	—	—
Forfeited or cancelled	—	—
Outstanding as of December 31, 2020	139,449	$0.32

Determination of Fair Value

The Company estimates the fair value of share-based compensation for stock options utilizing the BSM option pricing model, which is dependent upon several variables, discussed below. These amounts are estimates and, thus, may not be reflective of actual future results, nor amounts ultimately realized by recipients of these grants. The Company recognizes compensation using the straight-line basis over the requisite service period, which is generally the vesting period of the respective award.

Fair Value of Common Stock:   The fair value of the shares of common stock underlying the stock-based awards has historically been determined by the board of directors, with input from management. Because there has been no public market for the Company’s common stock, the board of directors has determined the fair value of the common stock on the grant date of the stock-based award by considering a number of objective and subjective factors, including 409A valuations of the Company’s common stock, valuations of comparable companies, sales of the Company’s common stock to unrelated third parties, operating and financial performance, the lack of liquidity of the Company’s capital stock, and general and industry-specific economic outlook. The fair value of the underlying common stock will be determined by the board of directors until such time as the Company’s common stock is listed on an established stock exchange or national market system.

Expected Term:   The expected term represents the period that the Company’s stock-based awards are expected to be outstanding and was calculated as the average of the option vesting and contractual terms, based on the simplified method. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options.

Expected Volatility:   Since the Company does not have a trading history of its common stock, the expected volatility was derived from the average historical stock volatilities of several public companies within the Company’s industry that its considers to be comparable to its business over a period equivalent to the expected term of the stock option grants.

Risk-Free-Interest-Rate:   The Company bases the risk-free interest rate on the implied yield available on U.S. Treasury zero-coupon issues with remaining term equivalent to expected term.

Expected Dividend:   The Company has not issued any dividends in its history and does not expect to issue dividends over the life of the options and, therefore, has estimated the dividend yield to be zero.

TEMPO AUTOMATION, INC.

NOTES TO FINANCIAL STATEMENTS

The following assumptions were used to calculate the fair value of stock-based compensation:

	Year ended December 31,
	2020	2019
Expected term	5.15 – 6.53 years	5.24 – 6.08 years
Expected volatility	51.15% – 59.84%	48.94% – 51.54%
Risk-free interest rate	0.27% – 1.63%	1.77% – 2.36%
Expected dividends	0.0%	0.0%
Fair Value of Common Stock	$1.01 – $1.46	$0.94 – $1.46

The following table summarizes stock-based compensation expense and its allocation within the accompanying statements of operations (in thousands):

	Year ended December 31,
	2020	2019
Cost of goods sold	$115	$118
General and administrative	885	457
Research and development	87	192
Sales and marketing	169	241
Total stock-based compensation expense	$1,256	$1,008

As of December 31, 2020 and 2019, there was a total of $2.2 million and $2.4 million, respectively, of unrecognized employee compensation costs related to non-vested stock option grants, which is expected to be recognized over a weighted-average period of approximately 2.87 and 2.56 years, respectively.

(12)   Commitments and Contingencies

The Company early adopted ASC 842 as of January 1, 2020 using the modified retrospective method (see Note 2). This ASC requires a lessee to evaluate its leases to determine whether they should be classified as operating or financing leases. The Company identified two operating leases and one finance lease.

Operating Leases

The Company leases office space in San Francisco, California under operating leases with lease term of 65 months. Additionally, the Company has an equipment lease agreement for 48 months. The table below presents the operating lease-related assets and liabilities recorded on the balance sheets (in thousands):

	Classifications on the financial statements	December 31, 2020
Operating lease assets	Operating leases – right-of-use asset	$2,109
Operating lease liability, current	Operating lease liability, current	987
Operating lease liability, noncurrent	Operating lease liability, noncurrent	1,657

The estimated incremental borrowing rate used to measure the lease liability is 8.95%. Prospectively, future rent expense under ASC 842 is calculated using the same methodology as required under ASC 840 in order to straight line lease expense over the lease term. Rent expense recorded was $1.0 million and $0.9 million for the years ended December 31, 2020 and 2019, respectively. Variable lease expenses for the year ended December 31, 2020 was $0.3 million.

TEMPO AUTOMATION, INC.

NOTES TO FINANCIAL STATEMENTS

Future minimum lease payments under non-cancelable operating leases (ASC 842) as of December 31, 2020 are as follows (in thousands):

2021	$1,184
2022	1,215
2023	531
2024 and thereafter	29
Total future lease payments	2,959
Less imputed interest	(315)
Total operating lease liability	$2,644

Future minimum lease payments under non-cancelable operating leases (ASC 840) as of December 31, 2019 are as follows (in thousands):

2020	$1,031
2021	1,184
2022	1,215
2023	531
2024 and thereafter	29
Total future lease payments	$3,990

Finance Leases

On June 23, 2020, the Company sold certain capital assets for cash proceeds of $4.0 million. Immediately before the transaction, the assets had a carrying amount of approximately $4.8 million and had a remaining useful life of approximately 6 to 10 years. At the same time, the Company entered into a contract with the vendor for the right to use the assets for 3 years with monthly payments and a 12 to 24 months’ renewal option at the end of the term. The contract also includes an option to repurchase the assets at the end of year three at the then-current fair market value, limited to 25% of the fair market value of the assets at inception date (or approximately $1.0 million). The Company plans to exercise the purchase option at the end of the 3-year lease.

The repurchase option and the classification of the lease as a finance lease precludes accounting for the transfer of the assets as a sale. As such, this transaction is classified as a financing arrangement. The table below presents the finance lease-related assets and liabilities recorded on the balance sheets (in thousands):

	Classifications on the financial statements	December 31, 2020
Finance lease assets	Property and equipment, net	$4,490
Finance lease liability, current	Finance lease, current	906
Finance lease liability, noncurrent	Finance lease, noncurrent	2,697
Depreciation of the leased asset	Cost of revenue	273
Lease interest expense	Other income (expense), net	376

TEMPO AUTOMATION, INC.

NOTES TO FINANCIAL STATEMENTS

Future minimum lease payments under finance lease are as follows (in thousands):

As of December 31,
2020
2021	$1,504
2022	1,504
2023	1,732
Total future lease payments	4,740
Less imputed interest	(1,137)
Total finance lease liability	$3,603

The weighted-average remaining lease term for our operating leases and finance leases is each 2.5 years and the weighted-average discount rate of our operating leases and finance leases is 8.95% and 18.71%, respectively. Supplemental disclosures of cash flow information related to leases were as follows (in thousands):

Years Ended
December 31, 2020
Operating cash flows paid for operating leases	$689
Financing cash flows paid for finance leases	773
Non-cash activity: Lease liabilities arising from obtaining right-of-use assets	107

(13)   Segment Reporting and Geographic Information

The Company operates in one segment. The Company determines its reportable operating segments in accordance with the provisions in the FASB guidance on segment reporting, which establishes standards for, and requires disclosure of, certain financial information related to reportable operating segments and geographic regions. The Company’s chief operating decision maker is the Chief Executive Officer, who makes operating decisions, assesses performance, and allocates resources on a consolidated basis.

(14)   Income Taxes

The components of the Company’s provision for income taxes for the years ended December 31, 2020 and 2019 is as follows (in thousands):

	Years Ended December 31,
	2020	2019
Current:
Federal	$—	$—
State	1	3
Total current tax expense	$1	$3

The following reconciles income tax expense computed at the federal statutory rate with income tax expense as reported:

	Years Ended December 31,
	2020	2019
Statutory rate	21.0%	21.0%
Federal net operating loss	5.3%	0.0%
Leases	4.2%	0.0%
Depreciation	(3.4)%	(2.2)%
State income tax	(1.1)%	4.5%
Permanent differences	(1.1)%	(0.2)%
Other	0.3%	(1.1)%
Valuation allowance	(25.1)%	(21.9)%
Effective income tax rate	0.1%	0.1%

TEMPO AUTOMATION, INC.

NOTES TO FINANCIAL STATEMENTS

The significant components of the Company’s deferred tax asset (liability) as of December 31, 2020 and 2019 are as follows:

	Years Ended December 31,
	2020	2019
Deferred tax assets
Net operating losses	$14,703	$11,023
Accruals and other	309	13
Total deferred tax assets	15,012	11,036
Less valuation allowance	(14,223)	(9,437)
Net deferred tax assets	789	1,599
Deferred tax liabilities
Property, plant, equipment, and intangibles	(789)	(1,599)
Total deferred tax liabilities	(789)	(1,599)
Net deferred tax assets (liabilities)	$—	$—

As of December 31, 2020 and 2019, the Company had $59.5 million and $38.7 million of gross federal net operating losses, respectively, of which $10.3 million expire in various years through 2037. As of December 31, 2020 and 2019, the Company also had $46.3 million and $34.5 million, respectively, of gross state net operating losses, which expire in various years through 2037.

The Company has established a valuation allowance for U.S. federal and state deferred tax assets. The valuation allowance requires an assessment of both positive and negative evidence when determining whether it is more likely than not that deferred tax assets are recoverable. Such assessment is required on a jurisdiction-by-jurisdiction basis. The Company intends to maintain a full valuation allowance until sufficient positive evidence exists to support reversal. The valuation allowance for deferred tax assets was $14.2 million and $9.4 million as of December 31, 2020 and 2019, respectively. The change in valuation allowance of $4.8 million and $3.7 million in 2020 and 2019, respectively, is primarily related to the Company’s activities that give rise to a net operating loss carryover.

The Company’s income tax returns are routinely subject to examination by U.S. federal, state, and local tax authorities. None of the Company’s income tax returns are under examination as of December 31, 2020.

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (CARES Act) was enacted and signed into law. The CARES Act, among other things, permits net operating loss (NOL) carryovers and carrybacks to offset 100% of taxable income for taxable years beginning before 2021, if not otherwise limited under IRC Section 382. After evaluating the impact of the CARES Act, the Company does not expect that NOL provisions of the CARES act to result in a material benefit to the Company, since the Company has no historical tax years with taxable income.

The American Rescue Plan Act of 2021 was passed March 11, 2021, which contained tax provisions, such as an extension to the Employee Retention Credit. The Company is currently evaluating the impact of the Act but does not expect material benefits from its passage.

The unrecognized tax benefit is related to the Company’s reserves on Federal and California research and development tax credits. For the years ended December 31, 2020 and 2019, the activity related to the unrecognized tax benefits is as follows (in thousands):

	Years Ended December 31,
	2020	2019
Unrecognized tax benefits, beginning of period	$411	$411
Additions based on tax positions related to current year	—	—
Reductions based on tax positions related to prior years	—	—
Unrecognized tax benefits, end of period	$411	$411

The Company is currently unaware of any uncertain tax positions that could result in significant additional payments, accruals, or other material deviation in the next 12 months.

TEMPO AUTOMATION, INC.

NOTES TO FINANCIAL STATEMENTS

(15)   Net Loss Per Share

The Company uses the two-class method to calculate basic net loss per share and apply the more dilutive of the two-class method, treasury stock method, or if-converted method to calculate diluted net loss per share.

No dividends were declared or paid for the years ended December 31, 2020 and 2019. Undistributed earnings for each period are allocated to participating securities, including the preferred stock for applicable periods, based on the contractual participation rights of the security to share in the current earnings as if all current period earnings had been distributed. As there are no contractual obligations for the Preferred Stockholders to share in losses, the Company’s basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average shares of common stock outstanding during periods with undistributed losses. The net loss per share does not differ between common stock, non-voting common stock, and class B non-voting common stock.

The table below sets forth the computation of basic and diluted net loss per share (in thousands, except share data and per share amounts):

	Years Ended December 31,
	2020	2019
Basic and diluted:
Net loss	$(19,104)	$(16,969)
Weighted-average number of shares of common stock outstanding	9,755,174	9,727,006
Basic and diluted net loss per share	$(1.96)	$(1.74)

Basic and diluted net loss per share attributable to common stockholders is the same for the years ended December 31, 2020 and 2019 because the inclusion of potential shares of common stock would have been anti-dilutive for the periods presented. The following table presents the potential common shares outstanding that were excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been antidilutive:

	As of December 31,
	2020	2019
Stock options issued and outstanding	10,364,039	9,325,252
Warrants to purchase common stock	182,500	—
Potential common shares excluded from diluted net loss per share	10,546,539	9,325,252

(16)   Subsequent Events

The Company has evaluated subsequent events from December 31, 2020 through August 31, 2021, which is the date the financial statements were available for issuance and has determined that there are no subsequent events requiring adjustment to or disclosure in the financial statements.

Loan and Security Agreements

On January 29, 2021, the Company entered into an equipment loan and security agreement with SQN Venture Income Fund II, LP. The overall loan facility provides for a maximum borrowing capacity of $6.0 million consisting of two tranches, each with a borrowing capacity up to $3.0 million.

On January 29, 2021, the Company drew down $3.0 million of the facility. The Company is required to make monthly payments for a period of 42 months on this tranche. The loan has a maturity date of July 2024. An additional $3.0 million can be drawn by the Company, provided that certain criteria are met, such as the Company not having defaulted on the Tranche I Loan and there having not been a material adverse change (as defined in the Loan Agreement) as of the date for the borrowing request. The loan facility is used for financing certain equipment purchases. In conjunction with entering into the Credit Facility, the Company entered into a warrant agreement with the lender and issued 108,000 warrants exercisable for the Company’s Series C preferred stock at $0.94.

TEMPO AUTOMATION, INC.

NOTES TO FINANCIAL STATEMENTS

On June 23, 2021, the Company entered into a loan and security agreement with SQN Venture Income Fund II, LP. The overall term loan facility provides for a maximum borrowing capacity of $20.0 million consisting of two tranches, each with a borrowing capacity of $10.0 million.

On June 23, 2021, the Company drew down $10.0 million of the facility. The Company is required to make monthly interest-only payments for a period of 18 months and thereafter principal and interest outstanding under the agreement in December 2022. On August 13, 2021, the Company drew down the remaining $10.0 million. This tranche has a maturity date of February 2023. The term loan facility is used for general working capital purposes. In conjunction with entering into the Credit Facility, the Company entered into a warrant agreement with the lender and issued 373,333 warrants exercisable for the Company’s common stock at $1.51. The Company issued an additional 160,000 warrants exercisable for the Company’s common stock at $1.51 upon drawing down on the remaining $10.0 million.

Debt Refinancing Transaction

On June 23, 2021, the Company entered into a new loan and security agreement with Silicon Valley Bank and paid off the term loan debt that existed as of December 31, 2020. Under this transaction, the Company’s term loan debt obligation increased to $10.0 million, with the term commencing June 23, 2021 and maturing on September 1, 2022, with a loan commitment fee of $50 thousand. The Company is required to make monthly payments for a period of 8 months beginning from January 2022 and thereafter principal and interest outstanding under the agreement in September 2022. The new term loan debt bears interest at the greater of (a) Wall Street Journal Prime plus 5.00%, floating or (b) 8.25% per annum. In addition, the Company issued 54,540 warrants exercisable to purchase the Company’s common stock at $1.51.

PPP Loan Forgiveness

The Company applied for forgiveness of the PPP loan and has been notified that the entire $2.5 million PPP loan has been forgiven in August 2021. Loan forgiveness will be reflected in other income and expense section in the statement of operations in the third fiscal quarter of 2021.

Stock Purchase Agreement for Whizz

On August 13, 2021, the Company entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Whizz Systems, Inc., a California corporation (“Whizz”), and each of the stockholders of Whizz pursuant to which, among other things, Tempo agreed to purchase all of the outstanding shares of Whizz from such stockholders. The closing of the transaction is subject to customary conditions and a requirement that the Company successfully complete a transaction with a special purpose acquisition corporation (“SPAC”) selected by the Company pursuant to which such SPAC acquires all of the outstanding shares of the Company. The consideration payable by the Company to the Whizz stockholders under the Purchase Agreement is subject to customary adjustments and includes: (a) cash in an aggregate amount equal to $42.0 million (of which $2.0 million will be held back in escrow to secure certain obligations of the Whizz stockholders under the Purchase Agreement); (b) an aggregate of $18.0 million in shares of common stock of the SPAC, valued at $10.00 per SPAC share; and (c) an aggregate amount of up to $12.0 million in future milestone payments, payable in cash and/or shares of SPAC common stock at the Company’s election, based upon Whizz achieving certain sales targets.

Tempo Automation, Inc.

Condensed Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)

	June 30,	December 31,
	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$25,078	$17,340
Accounts receivable, net	4,607	2,713
Inventory	1,549	168
Contract assets	785	608
Prepaid expenses and other current assets	1,157	535
Total current assets	33,176	21,364
Property and equipment, net	9,623	10,602
Operating leases - right of use asset	1,727	2,109
Restricted cash	320	406
Other noncurrent assets	418	257
Total assets	$45,264	$34,738
LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$2,403	$467
Contract liabilities	1,968	80
Accrued liabilities	2,374	933
Accrued compensation and related benefits	716	604
Operating lease liability, current	1,047	987
Finance lease, current	993	906
Loan payable, current	4,368	1,978
Total current liabilities	13,869	5,955
Operating lease liability, noncurrent	1,121	1,657
Finance lease, noncurrent	2,175	2,697
Loan payable, noncurrent	20,100	4,418
Other noncurrent liabilities	1,155	341
Total liabilities	38,420	15,068
Commitment and contingencies (Note 8)
Convertible preferred stock
Convertible preferred stock, $0.00001 par value. 29,751,578 and 39,982,670 shares authorized at June 30, 2021 and December 31, 2020, respectively; 29,520,187 shares issued and outstanding at June 30, 2021 and December 31, 2020 (liquidation preference of $74,496 at June 30, 2021 and December 31, 2020)	75,684	75,684
Stockholders’ deficit
Common stock, $0.00001 par value. 56,450,000 and 66,000,000 shares authorized at June 30, 2021 and December 31, 2020, respectively; 9,889,476 and 9,773,097 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	—	—
Additional paid in capital	5,111	4,285
Accumulated deficit	(73,951)	(60,299)
Total stockholders’ deficit	(68,840)	(56,014)
Total liabilities, convertible preferred stock and stockholders’ deficit	$45,264	$34,738

The accompanying notes are an integral part of these condensed financial statements.

Tempo Automation, Inc.

Condensed Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Six Months Ended June 30,
	2021	2020
Revenue	$7,917	$10,212
Cost of revenue:	5,551	6,875
Gross profit	2,366	3,337
Operating expenses
Research and development	3,879	3,611
Sales and marketing	3,835	4,731
General and administrative	7,309	4,711
Total operating expenses	15,023	13,053
Loss from operations	(12,657)	(9,716)
Other income (expense), net
Interest expense	(881)	(85)
Interest income	1	46
Change in fair value of warrants	(115)	46
Total other income (expense), net	(995)	7
Loss before income taxes	(13,652)	(9,709)
Income tax provision	—	—
Net loss	$(13,652)	$(9,709)
Net loss attributable per share to common stockholders, basic and diluted	(1.40)	(1.00)
Weighted-average shares used to compute net loss attributable per share to common stockholders, basic and diluted	9,778,360	9,750,904

The accompanying notes are an integral part of these condensed financial statements.

Tempo Automation, Inc.

Condensed Statements of Convertible Preferred Stock and Stockholders’ Deficit

(Unaudited)

(in thousands, except number of shares)

	Six Months Ended June 30, 2021

					Additional		Total
	Convertible Preferred Stock		Common Stock		Paid-in-	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at January 1, 2021	29,520,187	$75,684	9,773,097	$—	$4,285	$(60,299)	$(56,014)
Net loss	—	—	—	—	—	(13,652)	(13,652)
Issuance of common stock upon exercise of stock options	—	—	116,379	—	27	—	27
Issuance of common stock warrants	—	—	—	—	116	—	116
Stock-based compensation	—	—	—	—	683	—	683
	29,520,187	$75,684	9,889,476	$—	$5,111	$(73,951)	$(68,840)

	Six Months Ended June 30, 2020

					Additional		Total
	Convertible Preferred Stock		Common Stock		Paid-in-	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at January 1, 2020	29,520,187	$75,684	9,740,717	$—	$2,900	$(41,195)	$(38,295)
Net loss	—	—	—	—	—	(9,709)	(9,709)
Issuance of common stock upon exercise of stock options	—	—	18,681	—	22	—	22
Issuance of common stock warrants	—	—	—	—	107	—	107
Stock-based compensation	—	—	—	—	687	—	687
	29,520,187	$75,684	9,759,398	$—	$3,716	$(50,904)	$(47,188)

The accompanying notes are an integral part of these condensed financial statements.

Tempo Automation, Inc.

Condensed Statements of Cash Flows

(Unaudited)

(in thousands)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities
Net loss	$(13,652)	$(9,709)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	1,449	1,031
Stock-based compensation	683	687
Noncash operating lease expense	382	442
Bad debt expense	4	82
(Gain)/loss on change in fair value of warrants liabilities	115	(46)
Changes in operating assets and liabilities:
Accounts receivable	(1,898)	2,172
Inventory	(1,381)	(828)
Prepaid expenses and other current assets	(382)	(210)
Other noncurrent assets	(161)	(201)
Accounts payable	1,872	(670)
Accrued liabilities	3,433	(44)
Other noncurrent liabilities	—	(435)
Operating lease liabilities	(476)	—
Net cash used in operating activities	(10,012)	(7,729)
Cash flows from investing activities:
Purchases of property and equipment	(191)	(1,908)
Net cash used in investing activities	(191)	(1,908)
Cash flows from financing activities:
Proceeds from financing lease	—	4,000
Principal payments under finance lease obligations	(435)	—
Proceeds from issuance of debt	22,573	6,463
Debt repayment	(4,310)	—
Proceeds from exercise of stock options	27	22
Net cash provided by financing activities	17,855	10,485
Net increase in cash, cash equivalents and restricted cash	7,652	848
Cash, cash equivalents and restricted cash at beginning of period	17,746	23,869
Cash, cash equivalents and restricted cash at end of period	$25,398	$24,717
Noncash investing and financing activities
Unpaid purchases of property and equipment	$72	$87
Issuance of common stock warrants	$116	$107

The accompanying notes are an integral part of these condensed financial statements.

Tempo Automation, Inc.

Notes to Condensed Financial Statements

(Unaudited)

(1)	Organization

Tempo Automation (the “Company,” “us,” “our” or “we”) is a privately held Printed Circuit Board Assembly (“PCBA”) manufacturing company that was incorporated in Delaware in 2013. Tempo Automation provides turnkey PCBA services for low volume production. The Company’s proprietary automation software creates an unbroken digital thread from design to delivery. This makes it possible to execute a complex design and manufacturing process quickly and precisely. The Company provides real-time, reliable lead times based on supplier inventory and factory workload. The Company’s software provides transparent production and delivery tracking with live updates.

(2)	Summary of Significant Accounting Policies

Basis of Presentation

The unaudited interim condensed financial statements and accompanying unaudited notes have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

Liquidity

The Company has experienced negative cash flows from operations since inception and expects negative cash flows from operations to continue for the foreseeable future. The Company had an accumulated deficit of $74.0 million and cash and cash equivalents and restricted cash of $25.4 million as of June 30, 2021. During the six months ended June 30, 2021, the Company used net cash of $10.0 million in operating activities and incurred a net loss of $13.7 million. Additionally, as of the date these financial statements were available for issuance the Company has $1.9 million of loans payable and finance lease obligations coming due within the next 12 months. In October 2021, Tempo entered into a loan and security agreement with a maximum borrowing capacity of $150.0 million consisting of four tranches. Under this agreement, Tranche 1 provided for the rollover of Tempo’s existing SQN Venture Income Fund II, LP $20.0 million facility. Borrowing capacity for tranche 2, tranche 3 and tranche 4 is $20.0 million, $40.0 million, and $70.0 million, respectively which shall be available to draw by the Company upon sooner of the de-SPAC with ACE or closing of the acquisition with Whizz. The tranches have an earliest expiration date of December 23, 2022 (see Note 11).

In order to fund planned operations while meeting obligations as they come due, the Company will need to secure additional debt or equity financing. These plans for additional financings are intended to mitigate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern, however as the plans are outside of Management’s control, the Company cannot ensure they will be effectively implemented. As a result, substantial doubt exists about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued. Failure to secure additional funding may require the Company to modify, delay, or abandon some of its planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on the Company’s business, operating results, financial condition, and ability to achieve its intended business objectives.

The accompanying condensed financial statements have been prepared in conformity with U.S. GAAP, assuming the Company will continue as a going concern and do not include adjustments that might result from the outcome of this uncertainty. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of liabilities in the normal course.

Unaudited Interim Condensed Financial Statements

The accompanying interim condensed balance sheet as of June 30, 2021, the interim condensed statements of operations, condensed statements of convertible preferred stock and stockholders’ equity, and condensed statements of cash flows for the six months ended June 30, 2021 and 2020, and amounts relating to the interim periods included in the accompanying notes to the interim condensed financial statements are unaudited. The unaudited interim financial statements have been prepared in accordance with U.S. GAAP and the applicable rules and regulations of the U.S. Securities and Exchange Commission (SEC) regarding interim financial reporting, and in management’s opinion, includes all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the Company’s condensed balance sheet as of June 30, 2021, and its results of operations for the six months

Tempo Automation, Inc.

Notes to Condensed Financial Statements

(Unaudited)

ended June 30, 2021 and 2020, condensed statements of convertible preferred stock and stockholders’ equity, and cash flows for the six months ended June 30, 2021 and 2020. The results for the six months ended June 30, 2020, are not necessarily indicative of the results expected for the fiscal year or any other periods. These interim financial statements should be read in conjunction with the Company’s financial statements and related notes for the fiscal year ended December 31, 2020. The unaudited balance sheet as of December 31, 2020 has been derived from the Company’s audited financial statements.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the amounts reported and disclosed in the unaudited interim condensed financial statements and accompanying notes. Those estimates and assumptions include, but are not limited to, revenue recognition and deferred revenue; allowance for doubtful accounts; determination of fair value of our common stock; accounting for income taxes, including the valuation allowance on deferred tax assets and reserves for uncertain tax positions; accrued liabilities; and the recognition and measurement of contingent liabilities. We evaluate our estimates and assumptions on an ongoing basis using historical experience and other factors and adjust those estimates and assumptions when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ from these estimates, and those differences could be material to the condensed financial statements.

Risks and Uncertainties

The Company is subject to a number of risks. The Company conducts business in a dynamic high technology industry and believes that changes in any of the following areas could have a material adverse effect on its future financial position, results of operations, or cash flows: advances and trends in new technologies and industry standards; pressures resulting from new applications offered by competitors; delays in applications and functionality development; changes in certain strategic relationships or customer relationships; the Company’s ability to attract new customers or retain existing customers; the length of the Company’s sales cycles and expense related to sales efforts; litigation or claims against the Company based on intellectual property, patent, product, regulatory, or other factors; changes in domestic and international economic or political conditions or regulations; the ability of the Company to finance its operations; and the Company’s ability to attract and retain employees necessary to support its growth. Additionally, the COVID-19 pandemic has negatively impacted the global economy, disrupted supply chains, constrained work force participation, and created significant volatility and disruption of financial markets. As the scope and duration of the COVID-19 pandemic is unknown and the extent of its economic impact continues to evolve globally, there is uncertainty related to the ultimate impact it will have on the Company's business, its employees, results of operations and financial condition.

COVID-19 Impact

On March 11, 2020, the World Health Organization declared that the worldwide spread and severity of a new coronavirus, referred to as COVID-19, was severe enough to be characterized as a pandemic. In response to the continued spread of COVID-19, governmental authorities around the world have imposed various restrictions designed to slow the pace of the pandemic, including restrictions on travel and other restrictions that prohibit employees from going to work causing severe disruptions in the worldwide economy. The COVID-19 pandemic had a significant impact on our employees and our workforce management strategy. In response to the economic challenges and uncertainty resulting from the COVID-19 pandemic and its impact on our business, we asked our employees who were able to do so to work remotely. In addition, in April 2020, we announced reductions in workforce. These decisions, as well as COVID-19 more generally, introduced new dynamics into the households of many of our employees. The full extent of the impact of the COVID-19 pandemic on the Company’s operational and financial performance is currently uncertain and will depend on many factors outside the Company’s control, including, without limitation, the timing, extent, trajectory and duration of the pandemic, the development and availability of effective treatments and vaccines, the imposition of protective public safety measures, and the impact of the pandemic on the global economy and demand for its services. However, the Company's operations expose it to the COVID-19 pandemic, which has had and may continue to have an adverse impact on Tempo's operations due to supply chain and distribution system constraints. Management will continue to monitor the impact of the global situation on the Company’s financial condition, cash flows, operations, industry, workforce, and customer relationships.

Tempo Automation, Inc.

Notes to Condensed Financial Statements

(Unaudited)

Revenue from Contracts with Customers

Contract Balances

The timing of revenue recognition, billings and cash collections can result in deferred revenue (contract liabilities), unbilled receivables (contract assets), and billed accounts receivable.

a.	Contract Liabilities

A contract liability results when payments from customers are received in advance for assembly and manufacturing of the goods. The Company recognizes contract liabilities as revenues upon satisfaction of the underlying performance obligations. Deferred revenue that is expected to be recognized as revenue during the subsequent twelve-month period from the date of billing is recorded in contract liabilities and the remaining portion, if any, is recorded in contract liabilities, noncurrent on the accompanying balance sheets at the end of each reporting period. For six months ended June 30, 2021 and 2020, the Company recognized $0.1 million and $0.2 million that was included in the contract liability balance at the beginning of the periods.

b.	Contract Assets

Billings scheduled to occur after the performance obligation has been satisfied and revenue recognition has occurred result in contract assets. Unbilled receivables that are expected to be billed during the subsequent twelve-month period from the date of revenue recognition are recorded in contract assets, and the remaining portion, if any, is recorded in other noncurrent assets on the accompanying balance sheets at the end of each reporting period.

Unbilled receivables represent amounts for which the Company has recognized revenue, pursuant to its revenue recognition policy, for services already performed, but billed in arrears and for which the Company believes it has an unconditional right to payment.

Below are the billed receivables, unbilled receivables, and deferred revenue (in thousands):

	June 30,	December 31,
	2021	2020
Accounts receivable, net	$4,607	$2,713
Contract assets	785	608
Contract liabilities	1,968	80

Segment Reporting and Geographic Information

For the six-months ended June 30, 2021 and 2020, the Company was managed as a single operating segment in accordance with the provisions in the FASB guidance on segment reporting, which establishes standards for, and requires disclosure of, certain financial information related to reportable operating segments and geographic regions. Furthermore, the Company determined that the Chief Executive Officer is the Chief Operating Decision Maker as he is responsible for making decisions regarding the allocation of resources and assessing performance as well as for strategic operational decisions and managing the organization at a consolidated level. All of the Company’s revenues are geographically earned and fixed assets are physically located in the United States.

Cash and Cash Equivalents and Restricted Cash

The Company considers all highly liquid securities that mature within three months or less from the original date of purchase to be cash equivalents. The Company maintains the majority of its cash balances with commercial banks in interest bearing accounts. Cash and cash equivalents include cash held in checking and savings accounts and highly liquid securities with original maturity dates of three months or less from the original date of purchase.

Tempo Automation, Inc.

Notes to Condensed Financial Statements

(Unaudited)

The restricted cash balance as of June 30, 2021 and 2020 represents $0.3 million and $0.4 million related to a letter of credit for the Company’s office space lease.

	As of June 30,
	2021	2020
Cash and cash equivalents	$25,078	$24,311
Restricted cash	320	406
Total cash, cash equivalents and restricted cash shown in the condensed statements of cash flows	$25,398	$24,717

Fair Value of Financial Instruments

Assets and liabilities recorded at fair value on the balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

●	Level 1: Quoted prices for identical assets or liabilities in active markets at the measurement date.
●	Level 2: Inputs, other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities, in active markets or other inputs that are observable or can be corroborated with market data at the measurement date.
●	Level 3: Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

The Company applies fair value accounting to all financial assets and liabilities, which include cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities. The Company has determined the carrying value of these assets and liabilities to be equal to the fair value due to their short maturities and has classified these assets and liabilities as Level 1 financial instruments.

Certain convertible preferred stock and common stock warrants are liability classified and are classified as Level 3 financial instruments. The fair value of the convertible preferred stock and common stock warrants which are liability classified is $0.9 million as of June 30, 2021, and $0.1 million as of December 31, 2020, and is included in other noncurrent liabilities on the accompanying balance sheets (see Note 6). During the six-months ended June 30, 2021 and year ending December 31, 2020, the Company had no transfers between levels of the fair value hierarchy of its assets or liabilities measured at fair value.

Net Loss Per Share of Common Stock

Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The Company considers all series of its preferred stock to be participating securities. Net loss is attributed to common stockholders and participating securities based on their participation rights. Net loss attributable to common stockholders is not allocated to the preferred stock as the holders of the preferred stock do not have a contractual obligation to share in any losses.

Under the two-class method, basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period.

Diluted earnings per share attributable to common stockholders adjusts basic earnings per share for the potentially dilutive impact of preferred stock, stock options, preferred and common stock warrants and convertible notes. As the Company has reported losses for all periods presented, all potentially dilutive securities are antidilutive and accordingly, basic net loss per share equals diluted net loss per share.

Tempo Automation, Inc.

Notes to Condensed Financial Statements

(Unaudited)

Recently Adopted Accounting Pronouncements

In August 2020, the FASB issued Accounting Standard Update (“ASU”) No. 2020-06, “Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU 2020-06 also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The Company early adopted the ASU on January 1, 2021. Adoption of the ASU 2020-06 did not impact the Company’s financial position, results of operations or cash flows.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize leases on their balance sheets and disclose key information about leasing arrangements. The standard is effective for small reporting companies and private companies for fiscal years beginning after December 15, 2021. In July 2018, the FASB approved an amendment to the new guidance that allows companies the option of using the effective date of the new standard as the initial application (at the beginning of the period in which it is adopted, rather than at the beginning of the earliest comparative period) and to recognize the effects of applying the new ASU as a cumulative effect adjustment to the opening balance sheet or retained earnings. The Company early adopted ASU 2016-02 on January 1, 2020 using the modified retrospective approach and, upon adoption, recorded a short-term lease liability of $0.8 million and long-term lease liability of $2.5 million, and a right-to-use asset of $2.7 million, and made no adjustment to the accumulated deficit. In connection with the adoption of the lease standard, the Company also derecognized deferred rent of $0.6 million. The adoption of Topic 842 did not have an impact on the condensed statement of operations. The Company elected the practical expedients permitted under Topic 842, which among other things, allowed the Company to carry forward the historical lease classification of those leases in place as of January 1, 2020. The Company elected to not separate lease components and non-lease components for its long-term real-estate leases.

Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued Accounting Standards Update No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” or ASU 2016-13. The amendments in ASU 2016-13 introduce an approach based on expected losses to estimated credit losses on certain types of financial instruments, modify the impairment model for available-for-sale debt securities and provide for a simplified accounting model for purchased financial assets with credit deterioration since their origination. The new standard requires financial assets measured at amortized cost be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The standard will be effective for the Company beginning January 1, 2023, with early application permitted. The Company is evaluating the impact of adopting this new accounting guidance on its condensed financial statements.

(3)	Inventory

Inventory consists of the following (in thousands):

	June 30,	December 31,
	2021	2020
Raw materials	$969	$111
Work in progress	580	57
Total inventory	$1,549	$168

Tempo Automation, Inc.

Notes to Condensed Financial Statements

(Unaudited)

(4)	Accrued Liabilities

Accrued liabilities consist of the following (in thousands):

	June 30,	December 31,
	2021	2020
Accrued liabilities	$1,796	$414
Accrued sales and business taxes	182	267
Warranty liability	56	56
Other accrued liabilities	340	196
Total accrued expenses	$2,374	$933

(5)	Borrowing Arrangements

Term Loan with Financial Institution

On June 23, 2021, the Company entered into an amended and restated loan and security agreement with Silicon Valley Bank which expanded the term loan debt obligation from $4.0 million to $10.0 million, with the maturity date extended to September 1, 2022 and a loan commitment fee of $50 thousand. The Company is required to make certain equal monthly payments for a period of 8 months beginning from January 2022 and thereafter the balance principal and interest outstanding under the agreement in September 2022. The amended and restated term loan debt bears interest at the greater of (a) Wall Street Journal Prime plus 5.00%, floating or (b) 8.25% per annum. This resulted in an effective interest rate of 12.85%. In addition, the Company issued 109,080 warrants to the lender which are exercisable to purchase the Company’s common stock at $1.51.

For further details on the warrants issued in conjunction with the term loan, see Note 6.

Equipment Loan and Security Agreement

On January 29, 2021, the Company entered into an equipment loan and security agreement with SQN Venture Income Fund II, LP. The overall loan facility provides for a maximum borrowing capacity of $6.0 million consisting of two tranches, each tranche with a borrowing capacity up to $3.0 million.

On January 29, 2021, the Company drew down $3.0 million under the first tranche of the facility. The Company is required to make monthly payments for a period of 42 months on this tranche plus end of term payment fee of $0.2 million which is accreted to interest expense over the term of the agreement. The loan has a maturity date of July 2024. An additional $3.0 million can be drawn by the Company, provided that certain criteria are met, such as the Company not having defaulted on the first tranche and there having not been a material adverse change (as defined in the Loan Agreement) as of the date for the borrowing request. The loan facility is used for financing certain equipment purchases. The equipment financed through the loans serves as collateral for the loan.

The loan bears a cash interest of 8.95% per annum. Interest is payable on the first day of the month. If the loan is in in default, it shall bear interest at a rate of an additional 5% per annum. The loan interest expense and discount amortization interest for six months ended June 30, 2021 were $0.1 million and $23.0 thousand, respectively.

In conjunction with entering into the Credit Facility, the Company entered into a warrant agreement with the lender and issued 108,000 warrants exercisable for the Company’s Series C preferred stock at $0.94.

For further details on the warrants in conjunction with the equipment loan and security agreement, see Note 6.

Venture Lender Term Loan

On June 23, 2021, the Company entered into a loan and security agreement with SQN Venture Income Fund II, LP. The overall term loan facility provides for a maximum borrowing capacity of $20.0 million consisting of two tranches, each tranche with a borrowing capacity of $10.0 million.

Tempo Automation, Inc.

Notes to Condensed Financial Statements

(Unaudited)

On June 23, 2021, the Company drew down $10.0 million of the facility. The Company is required to make monthly interest-only payments for a period of 18 months and thereafter, principal and interest outstanding under the agreement in December 2022. On August 13, 2021, the Company drew down the remaining $10.0 million. The second tranche has a maturity date of February 2023. The term loan facility is used for general working capital purposes. This loan bears a cash interest of 10% per annum. Interest is payable on the first day of the month. Additionally, this loan bears a Paid-in-Kind (PIK) interest of 2% per annum with PIK interest capitalized, compounded, and added to the principal balance monthly in arrears. The PIK interest becomes payable upon maturity. This resulted in an effective interest rate of 18.19%. If the term loan is in default, it shall bear interest at an additional 5%. The Company paid a nonrefundable facility fee of $0.2 million.

In conjunction with entering into the Credit Facility, the Company entered into a warrant agreement with the lender and issued 533,333 warrants exercisable for the Company’s common stock at $1.51.

For further details on the warrants issued in conjunction with the venture lender term loan, see Note 6.

Paycheck Protection Program Loan

In May 2020, the Company was granted a loan under the Paycheck Protection Program offered by the Small Business Administration (“SBA”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), section 7(a)(36) of the Small Business Act for $2.5 million. The loan is evidenced by a promissory note and bears interest at 1% with no principal payments for the first 6 months. Monthly payments of principal and interest of approximately $0.1 million begin in December 2020, subject to deferral as the Company has applied for debt forgiveness, and continue through maturity in May 2022, if required. The loan is subject to partial or full forgiveness if the Company uses all proceeds for eligible purposes; maintains certain employment levels; and maintains certain compensation levels in accordance with and subject to the CARES Act and the rules, regulations, and guidance. For the six months ended June 30, 2021 and 2020, interest expense recognized on the PPP loan was immaterial.

The Company applied for the PPP loan to be forgiven in December 2020. Subsequent to the quarter end, the Company has been notified that the entire $2.5 million PPP loan has been forgiven in August 2021. See Note 11 for further details.

The Company’s notes payable balances were as follows (in thousands):

	As of June 30, 2021
		SVB	SQN	SQN
		Term	Term	Equipment
	PPP Loan	Loan	Loan	Loan	Total
Total notes payable	$2,500	$10,000	$10,000	$2,690	$25,190
Add: accretion of final interest payable		22	5	33	60
Less: loan payable, current	(1,806)	(1,817)	—	(745)	(4,368)
Less: unamortized debt discount	—	(207)	(485)	(90)	(782)
Total loan payable, noncurrent	$694	$7,998	$9,520	$1,888	$20,100

	As of December 31, 2020
		SVB
		Term
	PPP Loan	Loan	Total
Total notes payable	$2,500	$4,000	$6,500
Less: loan payable, current	(972)	(1,006)	(1,978)
Less: unamortized debt discount	—	(104)	(104)
Total loan payable, noncurrent	$1,528	$2,890	$4,418

Tempo Automation, Inc.

Notes to Condensed Financial Statements

(Unaudited)

The notes payable future principal payments are as follows during the years noted (in thousands):

As of June 30, 2021
2021 (remaining)	$1,360
2022	22,357
2023	906
2024	567
Total future principal payments	$25,190

(6)	Common Stock and Warrants

As of June 30, 2021, the Company has authorized the issuance of 56,450,000 shares of $0.00001 par value common stock and has 9,889,476 and 9,773,097 shares of common stock issued and outstanding as of June 30, 2021 and December 31, 2020, respectively.

The Company has reserved shares of common stock for issuance related to the following convertible preferred stock, stock options, warrants, and future grants:

	June 30,	December 31,
	2021	2020
Conversion of convertible preferred stock	29,520,187	29,520,187
Issuance upon exercise of warrants	1,056,304	305,891
Outstanding stock options	14,461,829	10,364,039
Remaining shares available for future issuance under 2015 Plan	145,299	859,468
Total shares of common stock reserved	45,183,619	41,049,585

Common Stock Warrants

The following common stock warrants were outstanding as of June 30, 2021:

In June 2020, the Company issued 182,500 common stock warrants in conjunction with the Loan and Security Agreement between the Company and the certain lender. These warrants are exercisable for shares of common stock at $0.94 per share and expire in June 2030. The common stock warrants are valued using the Black-Scholes-Merton (“BSM”) option pricing model. The fair value of the warrants of $0.1 million was allocated to the common stock warrants which is included in additional paid-in capital on the balance sheets. The warrants are not remeasured in future periods as they meet the conditions for equity classification.

In June 2021, the Company issued 109,080 common stock warrants in conjunction with the loan and security agreement between the Company and Silicon Valley Bank. These warrants are exercisable for shares of common stock at $1.51 per share and expire in June 2031. The common stock warrants are valued using the BSM option pricing model. The fair value of the warrants of $0.1 million was allocated to the common stock warrants which is included in additional paid-in capital on the balance sheets. The warrants are not remeasured in future periods as they meet the conditions for equity classification. The following assumptions were used to calculate the fair value of the common stock warrants issued:

	June, 2021	June, 2020
Expected term	10 years	10 years
Expected volatility	64.01%	56.49%
Risk-free interest rate	1.50%	0.66%
Expected dividends	0.00%	0.00%
Weighted average fair value of common stock warrant	$1.07	$0.60

Tempo Automation, Inc.

Notes to Condensed Financial Statements

(Unaudited)

Liability Classified Warrants

As of June 30, 2021, the Company has the following liability-classified warrants outstanding:

Equity-Type	Shares	Exercise Price	Issuance Date	Expiration Date

Series A Preferred Stock	58,736	$1.15	11/24/2015	11/24/2025
Series A Preferred Stock	26,112	1.15	11/22/2016	11/22/2026
Series B Preferred Stock	38,543	2.76	10/13/2017	10/13/2027
Series C Preferred Stock	108,000	0.94	1/29/2021	1/29/2031
Common Stock	533,333	1.51	6/24/2021	6/24/2031
	764,724

In January 2021, the Company entered into a warrant purchase agreement with SQN Venture Income Fund II, LP to issue 108,000 warrants to purchase Series C Preferred Stock in conjunction with entering into the credit facility. The exercise price of Series C warrants is $0.94 per share. The Company concluded that the Series C Preferred Stock warrants are liability classified and shall be measured at fair value at grant date using the BSM option pricing model and subsequently remeasured at each reporting date. The fair market value of the Series C Preferred Stock warrants were recorded to offset the debt discount and amortized to interest expense over the term of the debt using the straight-line amortization method. The fair value at time of issuance and as of June 30, 2021 was $0.2 million.

In June 2021, the Company entered into a warrant purchase agreement with SQN Venture Income Fund II, LP to issue 533,333 warrants to purchase Common Stock in conjunction with entering into the credit facility. The exercise price of these Common Stock warrants is $1.51 per share. The Company concluded that the Common Stock warrants are liability classified and shall be measured at fair value at grant date using the BSM option pricing model and subsequently remeasured at each reporting date. The fair value at time of issuance and as of June 30, 2021 was $0.5 million.

The liability-classified warrants are remeasured on a recurring basis, primarily based on observable market data while the related theoretical warrant volatility assumption within the BSM option pricing model represents a Level 3 measurement within the ASC 820 fair value measurement hierarchy. The following table details liability-classified warrant activity, i.e., the fair value of the related liability, for the six months ended June 30, 2021 (in thousands):

Fair Value of
warrants outstanding
Warrants outstanding - January 1, 2021	$86
Warrants issued	700
Change in fair value, net	115
Warrants outstanding - June 30, 2021	$901

Fair Value of
warrants outstanding
Warrants outstanding - January 1, 2020	$133
Change in fair value, net	(47)
Warrants outstanding – December 31, 2020	$86

The change in fair value, net as shown in the table above is recorded as change in fair value of warrants in the condensed statements of operations.

Tempo Automation, Inc.

Notes to Condensed Financial Statements

(Unaudited)

The warrants were valued using the BSM option pricing model at issuance and revalued at each period, using the following assumptions:

	June 30, 2021	December 31, 2020
Expected term	4.40-10.00 years	4.89-6.78 years
Expected volatility	63.51%-65.11%	58.17%-59.84%
Risk-free interest rate	1.45%	0.36%-0.51%
Expected dividends	0%	0%
Fair value of warrants	$0.87 - $1.81	$1.16 - $1.56

(7)	Stock-Based Compensation

In April 2015, the board of directors adopted the 2015 Equity Incentive Plan (“the Plan”), which was subsequently approved by the Company’s stockholders. The Company initially reserved a total of 1,902,688 shares of common stock for issuance under the Plan. Between August 2015 and March 2021, through multiple amendments approved by the Company’s stockholders, the share reserve was increased to 15,112,681 shares of common stock.

The Plan permits the granting of incentive stock options, non-statutory stock options, and restricted stock to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants, and to promote the success of the Company’s business. The board of directors, at its sole discretion, shall determine the exercise price but subject to certain terms in the Plan.

Options granted under the Plan expire 10 years from the date of grant. First time grants of incentive stock options and non-statutory options generally vest at a rate of 25% on the first anniversary of the grant date and then ratably monthly over the next three years. Upon termination of employment, any unvested options are automatically returned to the Company. In general, vested options that were not exercised within three months after termination are surrendered back to the Company. These options are added back to the Plan and made available for future grants.

In general, the awards issued by the Company are service based options, however, in July 2020, the Company issued 258,368 performance-based options to the chief financial officer of the Company which vest 100% subject to the occurrence of a qualified transaction within 36 months of its date of grant. Additionally, in March 2021, the Company issued 1,245,641 performance-based options to management employees and board of directors which vest 100% subject to the occurrence of a qualified transaction. The Company recorded $0 compensation expense for these performance-based options for the six months ended June 30, 2021 and 2020 as achievement of the vesting condition was not deemed probable of occurring.

As of June 30, 2021 and 2020, there were 145,299 and 3,159,374 shares, respectively, available for the Company for issuance under the Plan.

Tempo Automation, Inc.

Notes to Condensed Financial Statements

(Unaudited)

A summary of option activity under the Plan is as follows:

	Options outstanding
			Weighted
		Weighted	average
		average	contractual	Aggregate
	Number of	exercise price	term (in	intrinsic value
	shares	per share	years)	(in thousands)
Outstanding - December 31, 2020	10,364,039	$0.97
Options granted	4,632,950	1.07
Options exercised	(116,379)	0.24
Options forfeited	(306,432)	1.21
Options expired	(112,349)	1.23
Outstanding - June 30, 2021	14,461,829	$1.01	8.09	$7,297
Vested during the period	902,073	1.25		234
Vested at end of period	6,514,198	0.94	6.47	3,721
Exercisable at the end of the period	6,602,429	0.94	6.49	3,749
Shares expected to vest	6,443,622	1.09	9.37	2,718
Vested and expected to vest	12,957,820	1.01	7.92	6,440

Restricted Stock Awards

In April 2015, as mentioned in the section above, the Company adopted the Plan to permit granting restricted stock to employees and consultants. Pursuant to the Plan, the Company entered into restricted stock award agreements with employees and consultants and the holder of the restricted stock has the rights equivalent to those of a holder of the Company’s common stock.

In addition to the participant receiving the restricted stock under the Plan the agreements grants the Company a repurchase option exercisable upon the voluntary or involuntary termination of the participants’ continuous service for any reason at a purchase price for shares equal to the original purchase price paid by the purchaser to the Company for such shares and may be paid by cancellation of any indebtedness of the purchaser to the Company.

A summary of restricted stock activity under the Plan is as follows:

	Restricted stock awards outstanding
		Weighted average
	Number of shares	grant date fair value
Outstanding as of December 31, 2020	139,449	$0.32
Granted	—	—
Vested	—	—
Forfeited or cancelled	—	—
Outstanding as of June 30, 2021	139,449	$0.32

Determination of Fair Value

The Company estimates the fair value of share-based compensation for stock options utilizing the BSM option pricing model, which is dependent upon several variables, discussed below. These amounts are estimates and, thus, may not be reflective of actual future results, nor amounts ultimately realized by recipients of these grants. The Company recognizes compensation using the straight-line basis over the requisite service period, which is generally the vesting period of the respective award.

Fair Value of Common Stock: The fair value of the shares of common stock underlying the stock-based awards has historically been determined contemporaneously by the board of directors, with input from management. Because there has been no public market for the Company’s common stock, the board of directors has determined the fair value of the common stock on the grant date of the stock-based award by considering a number of objective and subjective factors, including 409A valuations of the Company’s common stock, valuations of comparable companies, sales of the Company’s common stock to unrelated third parties, operating and financial

Tempo Automation, Inc.

Notes to Condensed Financial Statements

(Unaudited)

performance, the lack of liquidity of the Company’s capital stock, and general and industry-specific economic outlook. The fair value of the underlying common stock will be determined by the board of directors until such time as the Company’s common stock is listed on an established stock exchange or national market system.

Expected Term: The expected term represents the period that the Company’s stock-based awards are expected to be outstanding and was calculated as the average of the option vesting and contractual terms, based on the simplified method. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options.

Expected Volatility: Since the Company does not have a trading history of its common stock, the expected volatility was derived from the average historical stock volatilities of several public companies within the Company’s industry that its considers to be comparable to its business over a period equivalent to the expected term of the stock option grants.

Risk-Free-Interest-Rate: The Company bases the risk-free interest rate on the implied yield available on US Treasury zero-coupon issues with remaining term equivalent to expected term.

Expected Dividend: The Company has not issued any dividends in its history and does not expect to issue dividends over the life of the options and, therefore, has estimated the dividend yield to be zero.

The following assumptions were used to calculate the fair value of option granted during the six months ended June 30, 2021 and 2020:

	2021	2020
Expected term	5.02 - 6.07 years	5.96 - 6.53 years
Expected volatility	61.44% - 65.37%	51.15% - 52.07%
Risk-free interest rate	0.41% - 1.14%	1.60% - 1.63%
Expected dividends	0.0%	0.0%
Fair value of common stock	$0.94 - $1.51	$1.46

Stock-based compensation expense

The following table summarizes stock-based compensation expense and its allocation within the accompanying condensed statements of operations during the six months ended June 30, 2021 and 2020 (in thousands):

	2021	2020
Cost of goods sold	$66	$51
General and administrative	433	457
Research and development	82	93
Sales and marketing	102	86
Total stock-based compensation expense	$683	$687

As of June 30, 2021, there was a total of $3.6 million of unrecognized employee compensation costs related to non-vested stock option grants, which is expected to be recognized over a weighted-average period of approximately 2.4.

(8)	Commitments and Contingencies

The Company early adopted ASC 842 as of January 1, 2020 using the modified retrospective method (see Note 2). This ASC requires a lessee to evaluate its leases to determine whether they should be classified as operating or financing leases. The Company identified two operating leases and one finance lease.

Tempo Automation, Inc.

Notes to Condensed Financial Statements

(Unaudited)

Operating Leases

The Company leases office space in San Francisco, California under operating leases with lease term of sixty-five months beginning from January 2018. Additionally, the Company has an equipment lease agreement for forty-eight months. The table below presents the operating lease-related assets and liabilities recorded on the balance sheets (in thousands):

	Classifications on the condensed
	financial statements	June 30, 2021
Operating lease assets	Operating leases – right-of-use asset	$1,727
Operating lease liability, current	Operating lease liability, current	1,047
Operating lease liability, noncurrent	Operating lease liability, noncurrent	1,121

	Classifications on the condensed
	financial statements	December 31, 2020
Operating lease assets	Operating leases – right-of-use asset	$2,109
Operating lease liability, current	Operating lease liability, current	987
Operating lease liability, noncurrent	Operating lease liability, noncurrent	1,657

The estimated incremental borrowing rate used to measure the lease liability is 8.95%. Prospectively, future rent expense under ASC 842 is calculated using the same methodology as required under ASC 840 in order to straight line lease expense over the lease term. Rent expense recorded was $0.5 million and $0.5 million for the six-months ended June 30, 2021 and 2020, respectively. Variable lease expenses for the six months ended June 30, 2021 and 2020 were $11,500 and $36,900, respectively.

Future minimum lease payments under non-cancelable operating leases as of June 30, 2021 are as follows (in thousands):

As on June 30, 2021
2021 (remaining)	$598
2022	1,215
2023	531
2024	29
Total future lease payments	2,373
Less imputed interest	(205)
Total operating lease liability	$2,168

Finance Leases

On June 23, 2020, the Company sold certain capital assets for cash proceeds of $4.0 million. Immediately before the transaction, the assets had a carrying amount of approximately $4.8 million and had a remaining useful life of approximately 6 to 10 years. At the same time, the Company entered into a contract with the vendor for the right to use the assets for 3 years with monthly payments and a 12 to 24 months’ renewal option at the end of the term. The contract also includes an option to repurchase the assets at the end of year three at the then-current fair market value, limited to 25% of the fair market value of the assets at inception date (or approximately $1.0 million). The Company plans to exercise the purchase option at the end of the 3-year lease.

The repurchase option and the classification of the lease as a finance lease precludes accounting for the transfer of the assets as a sale. As such, this transaction is classified as a financing arrangement. The table below presents the finance lease-related assets and liabilities recorded on the balance sheet (in thousands):

	Classifications on the condensed
	financial statements	As on June 30, 2021
Finance lease assets	Property and equipment, net	$4,201
Finance lease liability, current	Finance lease, current	993
Finance lease liability, noncurrent	Finance lease, noncurrent	2,175

Tempo Automation, Inc.

Notes to Condensed Financial Statements

(Unaudited)

		For
		Six Months Ended
		June 30, 2021
Depreciation of the leased asset	Cost of revenue	$273
Lease interest expense	Other income (expense), net	318

	Classifications on the condensed
	financial statements	As on December 31, 2020
Finance lease assets	Property and equipment, net	$4,490
Finance lease liability, current	Finance lease, current	906
Finance lease liability, noncurrent	Finance lease, noncurrent	2,697

		For
		Six Months Ended
		June 30, 2020
Depreciation of the leased asset	Cost of revenue	—
Lease interest expense	Other income (expense), net	21

Future minimum lease payments under finance lease are as follows (in thousands):

As of June 30, 2021
2021 (remaining)	$752
2022	1,504
2023	1,731
Total future lease payments	3,987
Less imputed interest	(819)
Total finance lease liability	$3,168

The weighted average remaining lease term for our operating leases and finance leases is 2 years and 2.5 years, respectively and the weighted average discount rate of our operating leases and finance leases is 8.95% and 18.71%, respectively. Supplemental disclosures of cash flow information related to leases were as follows (in thousands):

	Six-months ended	Six-months ended
	June 30, 2021	June 30, 2020
Operating cash flows paid for operating leases	$586	$460
Financing cash flows paid for finance leases	752	—

(9)	Income Taxes

The Company did not record a provision or benefit for income taxes during the six months ended June 30, 2021 and 2020. The Company continues to maintain a full valuation allowance for its net U.S. federal and state deferred tax assets.

On March 27, 2020, the U.S. federal government enacted the CARES Act, which changed several of the existing U.S. corporate income tax laws by, among other things, increasing the amount of deductible interest, allowing companies to carry back certain Net Operating Losses (“NOLs”), and increasing the amount of NOLs that corporations can use to offset income. The CARES Act did not have a material impact on the Company’s income tax provision, deferred tax assets and liabilities, and related taxes payable. The Company is currently assessing the future implications of these provisions within the CARES Act on the Company’s condensed financial statements but does not expect the impact to be material.

(10)	Net Loss Per Share

The Company uses the two-class method to calculate basic net loss per share and apply the more dilutive of the two-class method, treasury stock method or if-converted method to calculate diluted net loss per share.

Tempo Automation, Inc.

Notes to Condensed Financial Statements

(Unaudited)

No dividends were declared or paid for the six-months ended June 30, 2021 and 2020. Undistributed earnings for each period are allocated to participating securities, including the preferred stock for applicable periods, based on the contractual participation rights of the security to share in the current earnings as if all current period earnings had been distributed. As there are no contractual obligations for the preferred stockholders to share in losses, the Company’s basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average shares of common stock outstanding during periods with undistributed losses. The net loss per share does not differ between common stock, non-voting common stock, and class B non-voting common stock.

The table below sets forth the computation of basic and diluted net loss per share (in thousands, except share data and per share amounts):

	Six-months ended June 30,
	2021	2020
Basic and diluted:
Net loss	$(13,652)	$(9,709)
Weighted-average number of shares of common stock outstanding	9,778,360	9,750,904
Basic and diluted net loss per share	$(1.40)	$(1.00)

Basic and diluted net loss per share attributable to common stockholders is the same for the six-months ended June 30, 2021 and 2020 because the inclusion of potential shares of common stock would have been anti-dilutive for the periods presented. The following table presents the potential common shares outstanding that were excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been antidilutive:

	As of June 30,
	2021	2020
Shares of common stock issuable upon conversion of redeemable convertible preferred stock	29,520,187	29,520,187
Shares of common stock issuable upon conversion of redeemable convertible preferred stock warrants	231,391	123,391
Shares of common stock issuable from stock options	14,461,829	8,077,832
Shares of common stock issuable from common stock warrants	824,913	182,500
Potential common shares excluded from diluted net loss per share	45,038,320	37,903,910

(11)	Subsequent Events

The Company has evaluated subsequent events from June 30, 2021 through November 12, 2021, which is the date the condensed financial statements were available for issuance and has determined that there are no subsequent events requiring adjustment to or disclosure in the condensed financial statements, other than as follows:

PPP Loan Forgiveness

The Company applied for forgiveness of the PPP loan and has been notified that the entire $2.5 million PPP loan has been forgiven in August 2021. Loan forgiveness will be reflected in other income and expense section in the condensed statement of operations in the third fiscal quarter of 2021.

Venture Lender Term Loan

On August 13, 2021, the Company drew down the remaining $10.0 million with respect to the loan and security agreement with SQN Venture Income Fund II, LP. This tranche has a maturity date of February 2023. The term loan facility is used for general working capital purposes. This loan bears a cash interest of 10% per annum. Interest is payable on the first day of the month. Additionally, this loan bears a Paid-in-Kind (PIK) interest of 2% per annum with PIK interest capitalized, compounded, and added to the principal balance monthly in arrears. The PIK interest becomes payable upon maturity. If the term loan is in default, it shall bear interest at an additional 5%.

Tempo Automation, Inc.

Notes to Condensed Financial Statements

(Unaudited)

Loan and Security Agreement

On October 13, 2021, the Company entered into a loan and security agreement with Structural Capital Investments III, LP, Series Structural DCO II, a series of Structural Capital DCO, LLC, SQN Tempo Automation, LLC (“SQNTA”), SQN Venture Income Fund II, LP, and Ocean II PLO LLC. The overall loan facility provides for a maximum borrowing capacity of $150.0 million consisting of four tranches to the Company. Under this agreement, tranche 1 provided for the rollover of Tempo’s existing SQN Venture Income Fund II, LP $20.0 million facility. Borrowing capacity for tranche 2, tranche 3 and tranche 4 is $20.0 million, $40.0 million, and $70.0 million, respectively which shall be available to draw by the Company upon sooner of the de-SPAC with ACE or closing of the acquisition with Whizz. The loans have an earliest expiration date of December 23, 2022.

In conjunction with the loan and security agreement, the Company entered into warrant agreements with the lender to issue certain number of warrants based on the percentage of each tranche borrowing exercisable for the Company’s Series C preferred stock at the lowest of (i) $2.82 per share, (ii) the lowest price per share the Company receives for a share of the Series C Preferred Stock, and (iii) the lowest price the Company receives for a share of future round stock.

Term Loan with Financial Institution

On October 14, 2021, the Company paid $10.3 million to settle the Credit Facility under the amended and restated loan and security agreement with Silicon Valley Bank including the interest and final payment.

Merger and Definitive Agreements

ACE Convergence Acquisition Corp.

ACE Convergence Acquisition Corp. (“ACE”) is a blank check company incorporated as a Cayman Islands exempted company limited by shares and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. On October 13, 2021, ACE entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ACE Convergence Subsidiary Corp., a Delaware corporation, and a direct wholly owned subsidiary of ACE (“Merger Sub”), and Tempo. The chief financial officer of Tempo is also a director of ACE and is considered an interested related party to the business combination.

The Compass AC and Whizz Acquisitions

On August 13, 2021, Tempo entered into a Stock Purchase Agreement (the “Whizz Agreement”) with Whizz Systems, Inc., a Delaware corporation (“Whizz”), and on October 13, 2021, Tempo entered into an Agreement and Plan of Merger (the “Compass AC Agreement”) with Compass AC Holdings, Inc., a Delaware corporation (“Compass AC”), pursuant to which, and on the terms and subject to the conditions of which, Tempo will acquire all of the outstanding shares of capital stock of each Whizz and Compass AC (the “Tempo Add-On Acquisitions”) immediately following the closing of the business combination with ACE. After the close of the merger, ACE will pay or issue to eligible Whizz equity holders and Compass AC equity holders their respective pro rata portion of the Whizz Consideration (as defined in the Merger Agreement) or the Compass AC Consideration (as defined in the Merger Agreement), including, for the avoidance of doubt, any applicable earnout consideration, upon the terms and subject to the conditions set forth in the Whizz Agreement or the Compass AC Agreement, as applicable.

Warrants to Purchase Shares of Common Stock

On October 11, 2021, the Company issued 2,363,000 common stock warrants to an existing investor. These warrants are exercisable for shares of common stock commencing the earliest of (i) the closing date of the Company initial public offering, or (b) the date of the Company’s completion of a transaction or series of related transactions (by merger, or consolidation, share exchange or otherwise) with a publicly traded special purpose acquisition company or its subsidiary. The warrant exercise price is $2.82 per share and the warrants expire on October 11, 2024.

(12)

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors

Compass AC Holdings, Inc. and Subsidiaries

We have audited the accompanying consolidated financial statements of Compass AC Holdings, Inc. (a Delaware Corporation and subsidiary of Compass Group Diversified Holdings, LLC), which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of income, stockholders’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.

Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Compass AC Holdings, Inc. and subsidiaries as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton, LLP

Denver, Colorado March 3, 2021

COMPASS AC HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$6,378,676	$3,495,094
Accounts receivable – net of allowance of $285,021 and $274,245, respectively	8,252,376	9,398,330
Inventory	3,373,089	2,275,309
Income tax receivable	—	717,229
Other current assets	317,695	268,878
Total current assets	18,321,836	16,154,840
Property and equipment – net	9,465,321	11,033,173
Operating lease asset	7,923,663	5,849,460
Deposits	197,354	197,354
Goodwill	58,029,851	58,029,851
Intangible assets – net	52,400	305,254
Total assets	$93,990,425	$91,569,932
Liabilities, and stockholders’ deficit
Current liabilities
Current portion of long-term debt – related party	$2,600,800	$3,186,000
Accounts payable	3,950,713	4,359,997
Accrued accounts payable	1,393,629	2,094,966
Accrued vacation	1,412,421	1,393,624
Accrued bonus	830,090	932,090
Accrued wages and payroll taxes	768,788	595,074
Other accrued liabilities	586,461	875,791
Interest payable – related party	167,568	81,129
Current portion of operating lease liability	1,446,163	1,251,967
Income tax payable	175,989	—
Total current liabilities	13,332,622	14,770,638
Deferred income tax liability – net	13,890,378	13,352,246
Notes payable – net of current portion and unamortized debt issuance costs – related party	94,860,043	59,080,048
Long-term portion of operating lease liability	7,022,683	5,218,399
Total liabilities	129,105,726	92,421,331
Stockholders’ deficit
Common stock, $0.01 par value; 2,000,000 shares authorized; 1,448,075 issued and 1,400,205 outstanding shares at December 31, 2020; 1,445,475 issued and outstanding shares at December 31, 2019	14,481	14,455
Treasury stock, 47,870 shares at December 31, 2020	(5,309,928)	—
Additional paid-in capital	43,547,077	42,872,199
Accumulated deficit	(73,366,931)	(43,738,053)
Total stockholders’ deficit	(35,115,301)	(851,399)
Total liabilities and stockholders’ deficit	$93,990,425	$91,569,932

The accompanying notes are an integral part of these consolidated financial statements.

COMPASS AC HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Years ended December 31,
	2020	2019
Net sales	$88,075,367	$90,791,149
Cost of sales	50,378,291	50,660,915
Gross profit	37,697,076	40,130,234
Selling, general and administrative expenses	14,706,787	14,069,602
Amortization of intangible assets	252,854	502,894
Operating income	22,737,435	25,557,738
Other income (expense)
Interest income	355	2,073
Interest expense – related party	(6,136,656)	(6,693,109)
Income before provision for income taxes	16,601,134	18,866,702
Provision for income taxes	3,431,109	3,896,262
Net income	$13,170,025	$14,970,440

The accompanying notes are an integral part of these consolidated financial statements.

COMPASS AC HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Years Ended December 31, 2020 and December 31, 2019
					Additional		Total
	Common stock		Treasury stock		paid-in	Accumulated	stockholders’
	Shares	Amount	Shares	Amount	capital	deficit	deficit
Balance at December 31, 2018	1,444,675	$14,447	—	$—	$42,542,736	$(58,708,493)	$(16,151,310)
Stock based compensation expense	—	—	—	—	288,288	—	288,288
Stock options exercised	800	8	—	—	41,175	—	41,183
Net income	—	—	—	—	—	14,970,440	14,970,440
Balance at December 31, 2019	1,445,475	14,455	—	—	42,872,199	(43,738,053)	(851,399)
Stock based compensation expense	—	—	—	—	494,684	—	494,684
Repurchase of treasury stock	(47,870)	—	47,870	(5,309,928)	—	—	(5,309,928)
Stock options exercised	2,600	26	—	—	180,194	—	180,220
Dividends / distributions	—	—	—	—	—	(42,798,903)	(42,798,903)
Net income	—	—	—	—	—	13,170,025	13,170,025
Balance at December 31, 2020	1,400,205	$14,481	47,870	$(5,309,928)	$43,547,077	$(73,366,931)	$(35,115,301)

The accompanying notes are an integral part of these consolidated financial statements.

COMPASS AC HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$13,170,025	$14,970,440
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,161,605	1,898,021
Amortization of intangible assets	252,854	502,894
Amortization of debt issuance costs – related party	358,364	150,364
Amortization of fair value contingent consideration	—	34,099
Provision for bad debt/write-offs	10,776	(48,608)
Loss from disposal of property and equipment	—	59,690
Deferred income taxes, net	538,132	2,209,278
Stock based compensation expense	494,684	288,288
Change in assets and liabilities:
Accounts receivable	1,135,178	821,003
Inventory	(1,097,780)	75,932
Income tax receivable/payable, net	893,218	(989,168)
Other current assets	(48,817)	587,779
Deposits	—	(29,679)
Operating lease asset	(2,074,203)	999,644
Accounts payable	(409,284)	472,490
Accrued accounts payable	(701,337)	464,894
Accrued vacation	18,797	89,648
Accrued bonus	(102,000)	77,757
Accrued wages and payroll taxes	173,714	77,635
Operating lease liability	1,998,480	(378,738)
Other accrued liabilities	(289,330)	(433,853)
Interest payable – related party	86,439	3,731
Net cash provided by operating activities	16,569,515	21,903,541
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(593,753)	(6,908,137)
Net cash used in investing activities	(593,753)	(6,908,137)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes payable	48,830,464	—
Acquisition-related contingent consideration	—	(253,311)
Loan origination costs – related party	(721,632)	—
Proceeds from stock option exercises	180,220	41,183
Dividends / distributions	(42,798,903)	—
Repurchase of treasury stock	(5,309,928)	—
Repayment of notes payable – related party	(13,272,401)	(14,034,000)
Net cash used in financing activities	(13,092,180)	(14,246,128)
NET INCREASE IN CASH AND CASH EQUIVALENTS	2,883,582	749,276
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	3,495,094	2,745,818
CASH AND CASH EQUIVALENTS AT END OF YEAR	$6,378,676	$3,495,094
SUPPLEMENTAL DISCLOSURES:
Interest paid	$5,691,853	$6,539,015
Income taxes paid	2,000,000	2,676,155
NON-CASH INVESTING ACTIVITIES:
Credit received from trade-in of property and equipment	$—	$172,679

The accompanying notes are an integral part of these consolidated financial statements.

COMPASS AC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A — Basis of presentation

On September 20, 2005, a group of unaffiliated investors and certain members of senior management formed Compass AC Holdings, Inc. (“Compass” or the “Company”), (a Delaware corporation). The accompanying consolidated financial statements include the accounts of Compass and its wholly owned subsidiaries, Advanced Circuits, Inc., Circuit Express, Inc. (“CEI”) and Universal Circuits, LLC. Compass is a subsidiary of Compass Group Diversified Holdings, LLC (“CODI”), which is listed on NYSE under the symbol CODI.

The Company’s principal business activity is the marketing, sales and manufacturing of circuit boards within the United States and operates as a single business segment.

In March 2020, as a result of the outbreak of the coronavirus, also known as COVID-19, the United States and many other countries started to implement measures including travelling bans, stay at home orders, school closures and public gathering bans to contain the virus. The Company has not been significantly impacted by the pandemic. The majority of industries it supports are considered essential and the Company’s supply chain was diversified enough to not be materially impacted.

Note B — Summary of significant accounting policies

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Accounts receivable and concentration of credit risk

The Company is subject to credit risk from accounts receivable with its customers. The Company’s accounts receivable are due from various business entities from the sale of circuit boards. Credit is extended based on evaluation of the customer’s financial condition and generally, collateral is not required.

Receivables are written off when they are determined to be uncollectible. The allowance for doubtful accounts receivable reflects the Company’s best estimate of probable losses inherent in the Company’s receivable portfolio determined on the basis of historical experience, specific allowances for known troubled accounts, and on other currently available evidence. Accounts for which no payments have been received for 90 days, or earlier as circumstances indicate, are considered delinquent and customary collection efforts are initiated. Upon completion of collection efforts, any remaining accounts receivable balances are written off and charged against the allowance for doubtful accounts.

Accounting estimates

The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company is subject to uncertainties such as the impact of future events, economic, environmental and political factors and changes in the Company’s business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of the Company’s consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained, and as the Company’s operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to the consolidated financial statements. Significant estimates and assumptions by management affect: the carrying value of long-lived assets (including goodwill and intangible assets), the amortization period of long-lived assets (excluding goodwill), certain accrued expenses and other loss contingencies. Accordingly, actual results could differ from these estimates.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

COMPASS AC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Inventory

Inventory is stated at the lower of cost or net realizable value using the first-in, first-out method. Cost includes raw materials, direct labor and manufacturing overhead. Inventory consisted of the following:

	As of December 31,
	2020	2019
Raw materials and supplies	$1,545,357	$1,181,557
Work-in-process	1,827,732	1,093,752
	$3,373,089	$2,275,309

Cost of sales

Cost of sales includes cost of inventory sold during the period, net of discounts and allowances, sales tax, and freight and shipping costs.

Advertising costs

Advertising costs are expensed as incurred. Advertising expense was $1,146,156 and $940,211, for the years ended December 31, 2020 and 2019, respectively, and are included in selling, general, and administrative expenses.

Shipping and handling

The Company has elected to account for shipping and handling as activities to fulfill the promise to transfer the goods. As such, the shipping and handling costs incurred for delivery to customers are expensed as incurred and are included in cost of sales in our Consolidated Statements of Income. Total shipping and handling costs included in costs of sales were $957,670 and $685,474 for the years ended December 31, 2020 and 2019, respectively.

Property and equipment

Property and equipment are recorded at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. The useful lives are as follows:

Machinery and equipment	5 to 10 years
Office furniture and fixtures	5 to 7 years
Leasehold improvements	Shorter of useful life or lease term

Expenditures for maintenance, repairs, and renewals of minor items are charged to expense as incurred and major improvements are capitalized.

Long-lived assets

Long-lived assets used in operations, including identifiable intangible assets with finite useful lives, are reviewed for impairment whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. If that analysis indicates that impairment has occurred, the Company measures the impairment loss based on the difference between the carrying amount and the undiscounted cash flows or fair value, whichever is more readily determinable. During 2020 and 2019, there was no indication that the carrying amounts may not be recoverable.

Revenue recognition

Effective January 1, 2018, the Company adopted the provisions of Accounting Standards Codification (“ASC”) 606 — Revenue from Contracts with Customers. In accordance with the new revenue guidance, revenue is recognized when a customer obtains control of promised goods. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to

COMPASS AC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

receive in exchange for these goods and is recorded net of sales returns and allowances. Appropriate reserves are established for anticipated returns and allowances based on past experience.

The transfer of control for the Company’s products qualify for over time revenue recognition because the products represent assets with no alternative use and the contracts include an enforceable right to payment for work completed to date. The Company has selected the cost to cost input method of measuring progress to recognize revenue over time, based on the status of work performed. The cost to cost method is representative of the value provided to the customer as it represents the Company’s performance completed to date.

Goodwill and other intangible assets

As of December 31, 2020 and 2019, the Company had $58,082,251 and $58,335,105, respectively, of goodwill and other intangible assets. Goodwill represents the excess of the purchase price over the fair value of identifiable tangible and intangible net assets relating to business acquisitions.

Goodwill is not amortized, but tested for impairment annually or whenever indicators of impairment exist. For purposes of testing for goodwill impairment, the Company has determined that it has one reporting unit.

In September 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-08, Testing Goodwill for Impairment, which gives entities the option of performing a qualitative assessment before the quantitative analysis. If entities determine the fair value of a reporting unit is more likely than not less than the carrying amount based on the qualitative factors, the two-step quantitative test would be required. Otherwise, further testing would not be needed. In accordance with ASU 2011-08, we qualitatively evaluated the goodwill balance at March 31, 2020, and determined that it was more likely than not that the fair value of the reporting unit with a goodwill balance exceeded the carrying value. As of December 31, 2020 and 2019, there was no impairment.

Other intangible assets include amounts paid to acquire non-compete agreements, customer relationships, technology and trademarks. These intangible assets are amortized over their respective estimated useful lives on a straight-line basis.

Income taxes

The Company’s income tax liability has been determined using an asset and liability approach for financial accounting and reporting for income taxes. The liability is based on the current and deferred tax consequences of all events recognized in the consolidated financial statements as of the balance sheet date. Deferred taxes are provided for temporary differences which will result in taxable or deductible amounts in future years, primarily attributable to a different basis in certain assets for financial and tax reporting purposes, including recognition of deferred tax assets. The provision for income taxes is based on income before income taxes as reported in the accompanying consolidated statements of income. The Company recognizes tax benefits for uncertain tax positions when they satisfy a more-likely-than-not threshold and provides for the estimated impact of interest and penalties for the uncertain tax benefits, which is recorded in the provision for income taxes.

Fair value of financial instruments

The Company’s financial instruments consist principally of cash and cash equivalents, accounts receivable, accounts payable, and borrowings under long-term debt. The Company believes that all of the financial instruments’ recoverable values approximate fair value because of their short-term nature, or in the case of long-term debt because of its floating market rate interest.

Concentrations of credit risk

The Company is subject to concentration of credit risk with respect to its cash and cash equivalents, which the Company attempts to minimize by maintaining its cash and cash equivalents with institutions of sound financial quality. During the period ended December 31, 2020 and 2019, the Company has maintained balances in various operating accounts in excess of federally insured limits. The Company has not experienced any losses associated with these amounts.

COMPASS AC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock based compensation

The Company has issued stock options for its employees and nonemployee Board of Directors. The Company accounts for employee and non-employee director stock options under the fair value method which requires the use of an option pricing model for estimating fair value.

Recently adopted accounting pronouncements

As of January 1, 2019, the Company adopted ASU No. 2016-02, Leases (“Topic 842”). The new standard requires an entity to recognize right-of-use assets and lease liabilities on its balance sheet and disclose key information about leasing arrangements. The standard update offers specific accounting guidance for a lessee, a lessor and sale and leaseback transactions. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. In July 2018, the FASB issued two updates to Topic 842 to clarify how to apply certain aspects of the new lease standard, and to give entities another option for transition and to provide lessors with a practical expedient to reduce the cost and complexity of implementing the new standard. The transition option allows entities to not apply the new lease standard in the comparative periods presented in the financial statements in the year of adoption. The Company adopted the new standard using the optional transition method. The reported results for reporting periods after January 1, 2019 are presented under the new lease guidance while prior period amounts were prepared under the previous lease guidance. The new standard provides a number of optional practical expedients in transition. The Company elected to use the package of practical expedients that allows us to not reassess: (i) whether any expired or existing contracts are or contain leases, (ii) lease classification for any expired or existing leases and (iii) initial direct costs for any expired or existing leases. We additionally elected to use the practical expedient that allows lessees to treat the lease and nonlease components of leases as a single lease component and the practical expedient pertaining to land easements.

In addition, the new standard provides for an accounting election that permits a lessee to elect not to apply the recognition requirements of Topic 842 to short-term leases by class of underlying asset. The Company adopted this accounting election for all classes of assets. The Company has performed an assessment of the impact of the adoption of Topic 842 on the Company’s consolidated financial position and results of operations for the Company’s leases, which consist of three facility leases containing manufacturing, warehousing, and office space. The adoption of the new lease standard on January 1, 2019 resulted in the recognition of right-of-use assets of approximately $4.2 million and lease liabilities for operating leases of approximately $4.2 million on our Consolidated Balance Sheets, with no material impact to its Consolidated Statements of Operations or Consolidated Statement of Cash Flows. We implemented processes and a lease accounting system to ensure adequate internal controls were in place to assess our leasing arrangements and enable proper accounting and reporting of financial information upon adoption. No cumulative effect adjustment was recognized as the amount was not material. Refer to “Note D — Commitments and Contingencies” for additional information regarding the Company’s adoption of Topic 842.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses, which requires companies to present assets held at amortized cost and available for sale debt securities net of the amount expected to be collected. The guidance requires the measurement of expected credit losses to be based on relevant information from past events, including historical experiences, current conditions and reasonable and supportable forecasts that affect collectability. The guidance became effective for fiscal years and interim periods beginning after December 15, 2019. This guidance was adopted by the Company during 2020 and did not have a material impact on our consolidated financial statements.

Recently issued accounting pronouncements

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This guidance removes certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences. This guidance also clarifies and simplifies other areas of ASC 740. The guidance will be effective for fiscal years and interim periods beginning after December 15, 2021 and early adoption is permitted. The adoption of this guidance is not expected to have a material impact on our consolidated financial statements.

COMPASS AC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note C — Property and equipment

The following is a summary of the investment in property and equipment:

	As of December 31,
	2020	2019
Machinery and equipment	$26,311,551	$26,474,341
Office furniture and fixtures	2,307,840	2,225,874
Leasehold improvements	3,981,996	3,944,268
	32,601,387	32,644,483
Less accumulated depreciation	(23,136,066)	(21,611,310)
	$9,465,321	$11,033,173

Depreciation expense was $2,161,605 and $1,898,021 for the years ended December 31, 2020 and 2019, respectively.

Note D — Commitments and contingencies

The Company leases its headquarters which is being accounted for as an operating lease. The Company also leases two other facilities in Arizona and Minnesota that are accounted for as operating leases. The leases expire at various dates through March 2029.

Rental expense was $1,653,951 and $1,719,500 for the years ended December 31, 2020 and 2019, respectively. The weighted average remaining lease terms and discounts rates for all our operating leases were 6.48 years and 7.43%, respectively.

The maturities of lease liabilities under operating leases having an initial or remaining non-cancelable term of one year or more are as follows:

Year ending December 31,
2021	$1,829,751
2022	1,844,562
2023	1,672,326
2024	1,549,305
2025	1,557,040
Thereafter	2,807,286
Total undiscounted lease payments	11,260,270
Less: interest	(2,791,424)
Present value of lease liabilities	8,468,846
Less current portion of lease liability	(1,446,163)
Long-term portion of lease liability	$7,022,683

The calculated amount of the right-of-use assets and lease liabilities in the table above are impacted by the length of the lease term and discount rate used to present value the minimum lease payments. The Company’s lease agreements often include one or more options to renew at the company’s discretion.

In general, it is not reasonably certain that lease renewals will be exercised at lease commencement and therefore lease renewals are not included in the lease term. Regarding the discount rate, Topic 842 requires the use of a rate implicit in the lease whenever this rate is readily determinable. As this rate is rarely determinable, the Company utilizes the incremental borrowing rate of the subsidiary entering into the lease arrangement, on a collateralized basis, over a similar term as adjusted for any country specific risk. For operating leases existing prior to January 1, 2019, the rate for the remaining lease term as of January 1, 2019 was used.

COMPASS AC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Supplemental cash flow information related to leases was as follows:

Year ended
December 31, 2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$1,351,109
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$—

Note E — Intangible assets

Intangible assets that are subject to amortization consisted of the following:

	As of December 31, 2020
	Estimated useful	Gross carrying	Accumulated	Net
	lives	value	amortization	intangibles
Customer relationships	9 years	$27,613,000	$(27,560,600)	$52,400
Trademarks	10 years	780,000	(780,000)	—
Non-compete agreements	4 years	324,500	(324,500)	—
		$28,717,500	$(28,665,100)	$52,400

	As of December 31, 2019
	Estimated useful	Gross carrying	Accumulated	Net
	lives	value	amortization	intangibles
Customer relationships	9 years	$27,613,000	$(27,322,968)	$290,032
Trademarks	10 years	780,000	(767,000)	13,000
Non-compete agreements	4 years	324,500	(322,278)	2,222
		$28,717,500	$(28,412,246)	$305,254

Amortization expense was $252,854 and $502,894 for the years ended December 31, 2020 and 2019, respectively.

The future estimated amortization expense for intangible assets is as follows:

Year ending December 31,
2021	$39,300
2022	13,100
$52,400

Note F — Related-party transactions

For each year ended December 31, 2020 and 2019, the Company incurred $500,000 to an entity affiliated with CODI for management services. Other than for the cost of providing services under the management services agreement, which are included in the management fee, the affiliated entity has not paid any obligations nor incurred any expenses on behalf of the Company. As of December 31, 2020 and 2019, the Company accrued $125,000 and $125,000, respectively, which is reflected in the other accrued liabilities.

The Company entered into various financing agreements with CODI, which are further described in Note G.

Note G — Long-term debt — related party

The Company has related-party credit agreements with CODI, consisting of revolving and term loans. During 2020, the Company amended its debt agreement with CODI to provide for term loan borrowings of $48,830,464 to fund the repurchase of shares from an

COMPASS AC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

existing shareholder and to fund a distribution to all shareholders, and to extend the maturity dates of the term loans and termination date of the revolving loan commitment. 47,870 shares were repurchased as treasury stock for $5,309,928 through this amendment.

Revolving loan

Facility:	$14,000,000
Term:	6 years
Availability:

Revolving loan availability is equal to the sum of 85% of eligible accounts receivable and 50% of eligible inventory as defined in the credit agreement. The Company had borrowing capability of $3,517,834 at December 31, 2020 under this facility.

Payments:	The revolving loan is payable in full upon termination date, being November 18, 2026.
Interest payable:

Monthly on Base Rate loans or at the end of the London Interbank Offered Rate (“LIBOR”) period on LIBOR Rate loans. The rate of interest on these borrowings was 6.25% at December 31, 2020. The commitment fee is due and payable on a monthly basis.

Interest rate:	3.25% over the Base Rate or 4.25% over the LIBOR Rate. There is a commitment fee of 0.5% for the unused portion of the revolving loan.

Term A loan

Facility:	$48,830,464
Term:	6 years
Payments:	Payments are due quarterly on the last day of each calendar quarter through November 18, 2026.
Interest rate:	3.25% over the Base Rate or 4.25% over the LIBOR Rate and is paid in the same manner as is done for revolving credit loans. The rate of interest at December 31, 2020 was 6.25%.

Term B loan

Facility:	$39,500,000
Term:	7 years
Payments:	Due in full on November 18, 2027.
Interest rate:

7.00% over the Base Rate or 8.00% over the LIBOR Rate if ‘total debt to EBITDA ratio’ is less than or equal to 3.5:1.0; or 8.00% over the Base Rate or 9.00% over the LIBOR Rate if ‘total debt to EBITDA ratio’ is greater than 3.5:1.0 and is paid in the same manner as the revolving credit loan. The rate of interest at December 31, 2020 was 11.0%.

The revolving credit facility and term loan agreements contain various covenant requirements. The Company was in compliance with all covenants at December 31, 2020 and 2019. The credit agreement is secured by substantially all of the Company’s assets.

The Company recorded $358,364 and $150,364 of amortization expense associated with loan expenses for the years ended December 31, 2020 and 2019, respectively.

COMPASS AC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Debt consisted of the following:

	As of December 31,
	2020	2019
Revolving	$10,482,166	$12,816,969
Term A loan	48,180,264	10,287,398
Term B loan	39,500,000	39,500,000
	98,162,430	62,604,367
Less current portion of long-term debt	(2,600,800)	(3,186,000)
Less unamortized debt issuance costs	(701,587)	(338,319)
	$94,860,043	$59,080,048

Minimum future principal payments of debt are as follows:

Year ending December 31,
2021	$2,600,800
2022	2,600,800
2023	2,600,800
2024	2,600,800
2025	2,600,800
Thereafter	85,158,430
$98,162,430

The Company is able to make discretionary early payments to CODI as there is no pre-payment penalty for repaying the loan balances early.

Note H — Defined contribution plan

The Company has a 401(k) defined contribution plan for all employees who meet the eligibility requirements set forth in the plan. All full-time employees who are at least 21 years old and have 12 months of service are eligible to participate and are fully vested upon entry into the Plan. For the years ended December 31, 2020 and 2019, the Company contributed $376,243 and $351,516 respectively.

Note I — Income taxes

The Company’s income tax liability has been determined using an asset and liability approach for financial accounting and reporting for income taxes.

The provision for income taxes was as follows:

	Years ended December 31,
	2020	2019
Current income taxes
Federal	$2,325,928	$1,252,130
State	567,048	434,855
Deferred income taxes
Federal	430,506	1,767,422
State	107,627	441,855
Net tax provision	$3,431,109	$3,896,262

The reasons for the difference between the statutory federal rate of 21% and the effective tax rate of 20.7% for both years ended December 31, 2020 and 2019, are primarily due to tax credits for research and development, state tax expense, and various other permanent book tax differences.

COMPASS AC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes.

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	As of December 31,
	2020	2019
Deferred income tax assets
Allowance for doubtful accounts	$69,311	$66,689
Accrued costs	10,996	14,732
Right of use lease asset	2,059,454	1,573,464
Deferred vacation	151,121	148,836
Deferred compensation	235,117	114,819
Other	48,636	199,488
Total deferred income tax assets	$2,574,635	$2,118,028
Deferred income tax liabilities
Right of use lease liability	$(2,059,454)	$(1,573,464)
Depreciation and amortization	(14,405,559)	(13,896,810)
Total deferred income tax liabilities	(16,465,013)	(15,470,274)
Net deferred income tax liability	$(13,890,378)	$(13,352,246)

As of December 31, 2020 and 2019, the Company believes no valuation allowance for the deferred tax assets is necessary as management believes it is more likely than not that the deferred tax assets will be realized.

Note J — Accounting for uncertainty in income taxes

The Company uses a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities.

As of December 31, 2020 and 2019, there were no uncertain tax positions requiring disclosure.

Note K — Self insurance

The Company has elected to self-insure certain costs related to employee health and accident benefit programs. Costs resulting from noninsured losses are charged to income when incurred. The Company provides an accrual based on an estimated liability for claims incurred but not reported. At December 31, 2020 and 2019, an accrued liability related to this plan of $157,225 and $341,445, respectively, was recorded in other accrued liabilities.

Note L — Acquisitions

On November 5, 2015, the Company purchased Coastal Circuits through an asset purchase agreement. The purchase was enacted in acquire the customer base of Coastal Circuits and included a contingent consideration arrangement which requires the Company to pay a former owner of Coastal Circuits a consulting fee based on the greater of a flat rate or a percentage of qualifying sales for a period of four years from the date of the acquisition.

During the year ending December 31, 2020 and 2019, the Company incurred $0 and $253,311, respectively, relating to the contingent consideration. As of December 31, 2020, all payments required under this arrangement were paid and there is no continuing liability.

COMPASS AC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note M — Stock-based compensation

During 2010, the Company established a stock-based compensation plan. The compensation cost charged against operations for this plan was $494,684 and $288,296 for the years ended December 31, 2020 and 2019, respectively. 20,300 and 78,117 stock options were granted during the years ended December 31, 2020 and 2019, respectively. 20,000 stock options issued during 2019 were cancelled during 2020. During the year ending December 31, 2020, 2,600 stock options were exercised for $26 of par value and $180,194 of additional paid-in capital. During the year ending December 31, 2019, 800 stock options were exercised for $8 of par value and $41,175 of additional paid-in capital.

Note N — Subsequent events

The Company evaluated its December 31, 2020 consolidated financial statements for subsequent events through March 3, 2021, the date the consolidated financial statements were available to be issued. The Company is not aware of any subsequent events which would require recognition or disclosure in the consolidated financial statements.

COMPASS AC HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share and per share data)

	June 30, 2021	December 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$3,752	$6,379
Accounts receivable – net of allowance of $0.3 million and $0.3 million, respectively	9,413	8,252
Inventory	3,337	3,373
Other current assets	300	318
Total current assets	16,802	18,322
Property and equipment – net	8,926	9,465
Operating lease asset	7,382	7,924
Deposits	197	197
Goodwill	58,030	58,030
Intangible assets – net	33	52
Total assets	$91,370	$93,990
LIABILITIES, AND STOCKHOLDERS’ DEFICIT
Current liabilities
Current portion of long-term debt – related party	$2,601	$2,601
Accounts payable	4,191	3,951
Accrued accounts payable	865	1,394
Accrued vacation	1,511	1,412
Accrued bonus	572	830
Accrued wages and payroll taxes	686	769
Other accrued liabilities	340	586
Interest payable – related party	174	168
Current portion of operating lease liability	1,478	1,446
Income tax payable	1,229	176
Total current liabilities	13,647	13,333
Deferred income tax liability – net	13,702	13,890
Notes payable – net of current portion and unamortized debt issuance costs – related party	85,870	94,860
Long-term portion of operating lease liability	6,404	7,023
Total liabilities	119,623	129,106
Stockholders’ deficit
Common stock, $0.01 par value; 2,000,000 shares authorized; 1,301,364 and 1,400,205 issued and outstanding shares at June 30, 2021 and December 31, 2020, respectively	14	14
Treasury stock, 47,870 shares at June 30, 2021 and December 31, 2020	(5,310)	(5,310)
Additional paid-in capital	43,865	43,547
Accumulated deficit	(66,822)	(73,367)
Total stockholders’ deficit	(28,253)	(35,116)
Total liabilities and stockholders’ deficit	$91,370	$93,990

The accompanying notes are an integral part of these condensed consolidated financial statements.

COMPASS AC HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

(in thousands)

	Six-Months Ended June 30,
	2021	2020
Net sales	$44,027	$44,652
Cost of sales	25,004	25,065
Gross profit	19,023	19,587
Operating expenses
Selling, general and administrative expenses	7,251	7,384
Amortization of intangible assets	20	154
Total operating expenses	7,271	7,538
Operating income	11,752	12,049
Other income (expense)
Interest expense – related party	(3,753)	(2,918)
Income before provision for income taxes	7,999	9,131
Provision for income taxes	1,454	1,819
Net income	$6,545	$7,312

The accompanying notes are an integral part of these condensed consolidated financial statements.

COMPASS AC HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(Unaudited)

(in thousands except number of shares)

	Six-Months Ended June 30, 2021
					Additional		Total
	Common stock		Treasury stock		paid-in	Accumulated	stockholders’
	Shares	Amount	Shares	Amount	capital	deficit	(deficit) equity
Balance at January 1, 2021	1,400,205	$14	47,870	$(5,310)	$43,547	$(73,367)	$(35,116)
Stock based compensation expense	—	—	—	—	248	—	248
Stock options exercised	900	—	—	—	70	—	70
Net income	—	—	—	—	—	6,545	6,545
Balance at June 30, 2021	1,401,105	$14	47,870	$(5,310)	$43,865	$(66,822)	$(28,253)

	Six-Months Ended June 30, 2020
					Additional		Total
	Common stock		Treasury stock		paid-in	Accumulated	stockholders’
	Shares	Amount	Shares	Amount	capital	deficit	(deficit) equity
Balance at January 1, 2020	1,445,475	$14	—	$—	$42,872	$(43,738)	$(852)
Stock based compensation expense	—	—	—	—	247	—	247
Stock options exercised	2,600	—	—	—	180	—	180
Net income	—	—	—	—	—	7,312	7,312
Balance at June 30, 2020	1,448,075	$14	—	$—	$43,299	$(36,426)	$6,887

The accompanying notes are an integral part of these condensed consolidated financial statements.

COMPASS AC HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Six-Months Ended June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,545	$7,312
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,021	1,118
Amortization of intangible assets	20	154
Amortization of debt issuance costs – related party	60	75
Provision for bad debt/write-offs	6	12
Deferred income taxes, net	(188)	314
Stock based compensation expense	248	247
Change in assets and liabilities:
Accounts receivable	(1,167)	573
Inventory	36	(1,245)
Income tax receivable/payable, net	1,053	1,506
Other current assets	17	(78)
Operating lease asset	32	119
Accounts payable	241	344
Accrued accounts payable	(529)	(215)
Accrued vacation	98	70
Accrued bonus	(259)	(96)
Accrued wages and payroll taxes	(82)	69
Operating lease liability	(76)	(155)
Other accrued liabilities	(247)	(507)
Interest payable – related party	6	(23)
Net cash provided by operating activities	6,835	9,594
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(482)	(93)
Net cash used in investing activities	(482)	(93)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from stock option exercises	70	180
Repayment of notes payable – related party	(9,050)	(7,874)
Net cash used in financing activities	(8,980)	(7,694)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(2,627)	1,807
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	6,379	3,495
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$3,752	$5,299

The accompanying notes are an integral part of these condensed consolidated financial statements.

COMPASS AC HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note A — Basis of Presentation

On September 20, 2005, a group of unaffiliated investors and certain members of senior management formed Compass AC Holdings, Inc. (“Compass” or the “Company”), (a Delaware corporation). The accompanying unaudited interim condensed consolidated financial statements include the accounts of Compass and its wholly owned subsidiaries, Advanced Circuits, Inc., Circuit Express, Inc. (“CEI”) and Universal Circuits, LLC. Compass is a subsidiary of Compass Group Diversified Holdings, LLC (“CODI”), which is listed on NYSE under the symbol CODI.

The Company’s principal business activity is the marketing, sales and manufacturing of circuit boards within the United States and operates as a single business segment.

The Company has prepared the accompanying unaudited interim condensed consolidated financial statements in accordance with the standards of accounting measurement set forth in the Interim Reporting Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). Consequently, the Company has not necessarily included in these unaudited interim condensed consolidated financial statements all information and footnotes required for audited financial statements. In the opinion of the Company’s management, the accompanying unaudited interim condensed consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of its consolidated financial position, results of operations, changes in stockholder’s (deficit) equity and cash flows for all periods presented. The results reported in these unaudited interim condensed consolidated financial statements should not be regarded as necessarily indicative of results that may be expected for any subsequent period or for the entire year. These unaudited interim condensed consolidated financial statements and notes thereto should be read in conjunction with the Company’s audited annual financial statements and the notes thereto for the fiscal year ended December 31, 2020. In the opinion of the Company’s management, the Company’s significant accounting policies used for the unaudited interim condensed consolidated financial statements are consistent with those used for the fiscal year ended December 31, 2020. Accordingly, please refer to Note B to the audited annual consolidated financial statements as of and for the fiscal year ended December 31, 2020 for the Company’s significant accounting policies. Certain information and footnote disclosures normally included in the audited annual consolidated financial statements prepared in accordance with generally accepted accounting principles in the U.S. (“U.S. GAAP”) have been condensed or omitted in the accompanying unaudited interim condensed consolidated financial statements.

In March 2020, as a result of the outbreak of the coronavirus, also known as COVID-19, the United States and many other countries started to implement measures including travelling bans, stay at home orders, school closures and public gathering bans to contain the virus. The Company has not been significantly impacted by the pandemic. The majority of industries it supports are considered essential and the Company’s supply chain was diversified enough to not be materially impacted.

Note B — Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Accounting Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company is subject to uncertainties such as the impact of future events, economic, environmental and political factors, and changes in the Company’s business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of the Company’s consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained, and as the Company’s operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to the consolidated financial statements.

COMPASS AC HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

Significant estimates and assumptions by management affect: the carrying value of long-lived assets (including goodwill and intangible assets), the amortization period of long-lived assets (excluding goodwill), certain accrued expenses and other loss contingencies. Accordingly, actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Goodwill and other Intangible Assets

In September 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-08, Testing Goodwill for Impairment, which gives entities the option of performing a qualitative assessment before the quantitative analysis. If entities determine the fair value of a reporting unit is more likely than not less than the carrying amount based on the qualitative factors, the two-step quantitative test would be required. Otherwise, further testing would not be needed.

Goodwill represents the excess of the purchase price over the fair value of identifiable tangible and intangible net assets relating to business acquisitions. Goodwill is not amortized but tested for impairment annually or whenever indicators of impairment exist. For purposes of testing for goodwill impairment, the Company has determined that it has one reporting unit. In accordance with ASU 2011-08, we qualitatively evaluated the goodwill balance at March 31, 2021, and determined that it was more likely than not that the fair value of the reporting unit with a goodwill balance exceeded the carrying value.

Other intangible assets include amounts paid to acquire non-compete agreements, customer relationships, technology, and trademarks. These intangible assets are amortized over their respective estimated useful lives on a straight-line basis.

As of June 30, 2021 and December 31, 2020, there was no impairment. As of June 30, 2021 and December 31, 2020, the Company had $58.1 million of goodwill and other intangible assets.

Fair Value of Financial Instruments

The Company’s financial instruments consist principally of cash and cash equivalents, accounts receivable, accounts payable, and borrowings under long-term debt. The Company believes that all of the financial instruments’ recoverable values approximate fair value because of their short-term nature, or in the case of long-term debt because of its floating market rate interest.

Recently adopted accounting pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses, which requires companies to present assets held at amortized cost and available for sale debt securities net of the amount expected to be collected. The guidance requires the measurement of expected credit losses to be based on relevant information from past events, including historical experiences, current conditions and reasonable and supportable forecasts that affect collectability. The guidance became effective for fiscal years and interim periods beginning after December 15, 2019. This guidance was adopted by the Company during fiscal year 2020 and did not have a material impact on our consolidated financial statements.

Recently Issued Accounting Pronouncements

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This guidance removes certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences. This guidance also clarifies and simplifies other areas of ASC 740. The guidance will be effective for fiscal years and interim periods beginning after December 15, 2021 and early adoption is permitted. The adoption of this guidance is not expected to have a material impact on our consolidated financial statements.

COMPASS AC HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note C — Commitments and Contingencies

The Company leases its headquarters which is being accounted for as an operating lease. The Company also leases two other facilities in Arizona and Minnesota that are accounted for as operating leases. The leases expire at various dates through March 2029.

Rental expense was $0.8 million for the six-months period ended June 30, 2021 and 2020.

Note D — Related-Party Transactions

For each six-months period ended June 30, 2021 and 2020, the Company incurred $0.3 million to an entity affiliated with CODI for management services. Other than for the cost of providing services under the management services agreement, which are included in the management fee, the affiliated entity has not paid any obligations nor incurred any expenses on behalf of the Company. As of June 30, 2021 and December 31, 2020, the Company accrued $0.1 million which is reflected in the other accrued liabilities.

The Company entered into various financing agreements with CODI, which are further described in Note E.

Note E — Long-Term Debt — Related Party

The Company has related-party credit agreements with CODI, consisting of revolving and term loans. During November 2020, the Company amended its debt agreement with CODI to provide for term loan borrowings of $48.8 million to fund the repurchase of shares from an existing shareholder and to fund a distribution to all shareholders, and to extend the maturity dates of the term loans and termination date of the revolving loan commitment. 47,870 shares were repurchased as treasury stock for $5.3 million through this amendment.

Revolving Loan

Facility:	$14.0 million
Term:	6 years
Availability:

Revolving loan availability is equal to the sum of 85% of eligible accounts receivable and 50% of eligible inventory as defined in the credit agreement. The Company had borrowing capability of $3.5million at June 30, 2021 under this facility.

Payments:	The revolving loan is payable in full upon termination date, being November 18, 2026.
Interest payable:

Monthly on Base Rate loans or at the end of the London Interbank Offered Rate (“LIBOR”) period on LIBOR Rate loans. The rate of interest on these borrowings was 6.25% at June 30, 2021. The commitment fee is due and payable on a monthly basis.

Interest rate:	3.25% over the Base Rate or 4.25% over the LIBOR Rate. There is a commitment fee of 0.5% for the unused portion of the revolving loan.

Term A Loan

Facility:	$39.1 million
Term:	6 years
Payments:	Payments are due quarterly on the last day of each calendar quarter through November 18, 2026.
Interest rate:	3.25% over the Base Rate or 4.25% over the LIBOR Rate and is paid in the same manner as is done for revolving credit loans. The rate of interest at June 30, 2021 was 6.25%.

Term B Loan

Facility:	$39.5 million
Term:	7 years
Payments:	Due in full on November 18, 2027.

COMPASS AC HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

Interest rate:

7.00% over the Base Rate or 8.00% over the LIBOR Rate if ‘total debt to EBITDA ratio’ is less than or equal to 3.5:1.0; or 8.00% over the Base Rate or 9.00% over the LIBOR Rate if ‘total debt to EBITDA ratio’ is greater than 3.5:1.0 and is paid in the same manner as the revolving credit loan. The rate of interest at June 30, 2021 was 10.0%.

The revolving credit facility and term loan agreements contain various covenant requirements. The Company was in compliance with all covenants at June 30, 2021 and December 31, 2020. The credit agreement is secured by substantially all of the Company’s assets.

The Company recorded $0.1 million of amortization expense associated with loan expenses for the six-months period ended June 30, 2021 and 2020.

Debt consisted of the following as of June 30, 2021 and December 31, 2020 (in thousands):

	As of
	June 30, 2021	December 31, 2020
Revolving	$10,482	$10,482
Term A loan	39,130	48,180
Term B loan	39,500	39,500
	89,112	98,162
Less current portion of long-term debt	(2,601)	(2,601)
Less unamortized debt issuance costs	(641)	(701)
	$85,870	$94,860

Minimum future principal payments of debt for the period ending June 30, 2021 are as follows (in thousands):

As on June 30, 2021
2021 (remaining)	$1,300
2022	2,601
2023	2,601
2024	2,601
2025	2,601
Thereafter	77,408
$89,112

The Company is able to make discretionary early payments to CODI as there is no pre-payment penalty for repaying the loan balances early.

Note F — Income Taxes

The Company’s income tax liability has been determined using an asset and liability approach for financial accounting and reporting for income taxes.

COMPASS AC HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

The provision for income taxes for the six-months period ending June 30, 2021 and 2020 were as follows (in thousands):

	Six-months period ended June 30,
	2021	2020
Current income taxes
Federal	$1,361	$1,209
State	281	296
Deferred income taxes
Federal	(150)	251
State	(38)	63
Net tax provision	$1,454	$1,819

The reasons for the difference between the statutory federal rate of 21% and the effective tax rate of 18.2% and 19.9% for the six-months period ended June 30, 2021 and June 30, 2020, respectively, are primarily due to tax credits for research and development, state tax expense, and various other permanent book tax differences.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes.

Significant components of the Company’s deferred tax assets and liabilities for the periods ended June 30, 2021 and December 31, 2020 are as follows (in thousands):

	As of
	June 30, 2021	December 31, 2020
Deferred income tax assets
Allowance for doubtful accounts	$71	$69
Accrued costs	153	162
Right of use lease asset	1,917	2,059
Deferred compensation	295	235
Other	21	49
Total deferred income tax assets	$2,457	$2,574
Deferred income tax liabilities
Right of use lease liability	$(1,917)	$(2,059)
Depreciation and amortization	(14,243)	(14,406)
Total deferred income tax liabilities	(16,160)	(16,465)
Net deferred income tax liability	$(13,703)	$(13,891)

As of June 30, 2021 and December 31, 2020, the Company believes no valuation allowance for the deferred tax assets is necessary as management believes it is more likely than not that the deferred tax assets will be realized.

Note G — Stock-Based Compensation

During 2010, the Company established a stock-based compensation plan. The compensation cost charged against operations for this plan was $0.2 million for the six-months period ended June 30, 2021 and 2020.

Other than option exercises that occurred during the six months ended June 30, 2021, there was no other activity related to grants or forfeitures of options.

COMPASS AC HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note H — Subsequent Events

The Company evaluated subsequent events from June 30, 2021 through November 11, 2021, the date the unaudited interim condensed consolidated financial statements were available to be issued. The Company is not aware of any subsequent events which would require recognition or disclosure in the unaudited interim condensed consolidated financial statements.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Shareholders of

Whizz Systems, Inc.:

We have audited the accompanying financial statements of Whizz Systems, Inc. (the “Company”), which comprise the balance sheets as of December 31, 2020 and 2019, and the related statements of income, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Whizz Systems, Inc. as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As described in Note 2 to the financial statements, the 2019 financial statements have been restated to correct misstatements. Our opinion is not modified with respect to that matter.

/s/ Holthouse Carlin & Vant Trgt LLP

Irvine, California

July 26, 2021

WHIZZ SYSTEMS, INC.

BALANCE SHEETS

		(Restated)
AS OF DECEMBER 31,	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$3,998,583	$5,237,669
Accounts receivable	4,036,777	2,529,987
Unbilled receivables	13,618,628	11,840,546
Inventories, net	7,910,809	8,500,174
Prepaid expenses and other current assets	258,245	160,402
Total current assets	29,823,042	28,268,778
Property and equipment, net	1,784,703	2,347,221
Total assets	$31,607,745	$30,615,999
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,108,606	$1,793,489
Accrued expenses and other current liabilities	1,435,798	1,872,825
Paycheck Protection Program Loan	927,500	—
Total current liabilities	5,471,904	3,666,314
Deferred rent	123,529	190,587
Deferred income taxes	—	523,381
Total liabilities	5,595,433	4,380,282
Commitments and contingencies (see Notes)
Shareholders’ equity:
Common stock, no par value; 10,000,000 shares authorized; 1,000,000 shares issued and outstanding	10,000	10,000
Retained earnings	26,002,312	26,225,717
Total shareholders’ equity	26,012,312	26,235,717
Total liabilities and shareholders’ equity	$31,607,745	$30,615,999

See accompanying notes to financial statements.

WHIZZ SYSTEMS, INC.

STATEMENTS OF INCOME

		(Restated)
FOR THE YEARS ENDED DECEMBER 31,	2020	2019
Net revenues	$35,703,435	$37,252,580
Cost of revenues	20,471,867	22,562,123
Gross profit	15,231,568	14,690,457
Selling, general and administrative expenses	9,390,284	8,059,564
Operating income	5,841,284	6,630,893
Other expenses:
Interest expense, net	—	27,150
Other expense, net	18,348	6,426
Total other expenses, net	18,348	33,576
Income before provision for income taxes	5,822,936	6,597,317
Provision for (benefit from) income taxes	(503,659)	1,617,405
Net income	$6,326,595	$4,979,912

See accompanying notes to financial statements.

WHIZZ SYSTEMS, INC.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common Stock		Retained
FOR THE YEARS ENDED DECEMBER 31, 2020	Shares	Amount	Earnings	Total
Balance at December 31, 2018, as originally stated	1,000,000	$10,000	$19,334,493	$19,344,493
Prior period adjustments	—	—	(975,827)	(975,827)
Cumulative effect upon adoption of ASC 606 (see Note 2)	—	—	3,487,139	3,487,139
Balance at December 31, 2018, as restated	1,000,000	10,000	21,845,805	21,855,805
Distributions to shareholders, as restated	—	—	(600,000)	(600,000)
Net income, as restated	—	—	4,979,912	4,979,912
Balance at December 31, 2019, as restated	1,000,000	10,000	26,225,717	26,235,717
Distributions to shareholders	—	—	(6,550,000)	(6,550,000)
Net income	—	—	6,326,595	6,326,595
Balance at December 31, 2020	1,000,000	$10,000	$26,002,312	$26,012,312

See accompanying notes to financial statements.

WHIZZ SYSTEMS, INC.

STATEMENTS OF CASH FLOWS

		(Restated)
FOR THE YEARS ENDED DECEMBER 31,	2020	2019
Cash flows from operating activities:
Net income	$6,326,595	$4,979,912
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment	832,505	932,929
Deferred income taxes	(523,381)	314,482
Changes in operating assets and liabilities:
Accounts receivable	(1,506,790)	1,950,366
Unbilled receivables	(1,778,082)	(3,261,401)
Inventories, net	589,365	(9,225)
Prepaid expenses and other current assets	(97,843)	(23,841)
Accounts payable	1,315,117	(1,623,449)
Accrued expenses and other current liabilities	(437,027)	(444,312)
Deferred rent	(67,058)	—
Net cash provided by operating activities	4,653,401	2,815,461
Cash flows from investing activities:
Purchases of property and equipment	(269,987)	(52,708)
Cash used in investing activities	(269,987)	(52,708)
Cash flows from financing activities:
Payments made on long-term debt to shareholders	—	(1,411,048)
Payments made on amounts due to shareholders (see Note 8)	—	(265,451)
Proceeds from Paycheck Protection Program Loan (see Note 6)	927,500	—
Distributions to shareholders	(6,550,000)	(600,000)
Net cash used in financing activities	(5,622,500)	(2,276,499)
Net change in cash and cash equivalents	(1,239,086)	486,254
Cash and cash equivalents at the beginning of year	5,237,669	4,751,415
Cash and cash equivalents at the end of year	$3,998,583	$5,237,669
Supplemental disclosures of cash flow information:
Cash paid during the year for income taxes	$2,002	$1,680,800
Cash paid during the year for interest	$663,092	$88,952

See accompanying notes to financial statements.

WHIZZ SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

1.	ORGANIZATION AND NATURE OF BUSINESS

Whizz Systems, Inc. (the “Company”) was formed on December 25, 1999 and is a product engineering services company with a flexible engagement model spanning the spectrum from original design manufacturer and joint design manufacturer turnkey model to more specific design services such as schematics, layout or manufacturing, assembly and testing of printed circuit boards. The Company provides in-house expertise in the areas of firmware and test diagnostic development, signal and power integrity, thermal analysis and heat sink design, and mechanical design. The Company has also augmented its expertise in the areas of mobile and radio frequency design. With respect to software, the Company has in-house expertise in embedded systems design and tool chains.

The Company has a core engineering team and four manufacturing lines at their 60,000 square foot headquarters in Santa Clara, California and Penang, Malaysia, with the Malaysia facility primarily focused on higher volume production. The Company is ISO 9001, 14001 and ITAR-certified.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The Company maintains its accounting records under the accrual method of accounting in conformity with US GAAP, where revenues and expenses are recorded as earned and incurred, respectively.

Use of Estimates The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets, liabilities, revenues, expenses, and disclosures as of the date of the financial statements and for the years then ended. Significant estimates affecting the financial statements, such as unbilled receivables, inventory reserves and certain accrued expenses, are based upon the best and most current information available. However, actual results from the resolution of such estimates and assumptions may vary from those used in the preparation of the financial statements.

Restatement of 2019 Financial Statements The accompanying financial statements as of and for the year ended December 31, 2019 have been restated to correct errors included in the previously issued 2018 and 2019 financial statements. The 2018 error relates to the provision for income taxes as originally reported in that year. The accompanying statement of changes in shareholders’ equity for the year ended December 31, 2019 includes a $975,827 adjustment to retained earnings as of December 31, 2018 to correct this error and a $4,972 adjustment to net income and retained earnings as of December 31, 2019, resulting in a total decrease of $980,799 to retained earnings as of December 31, 2019.

The 2019 error relates to payments made by the Company to its shareholders, which amounted to $600,000 for that year. Such payments were originally recorded as research and development expenses in the statement of income and should have been recorded as shareholder distributions in the statement of changes in shareholders’ equity for that year. The accompanying statement of changes in shareholders’ equity includes an adjustment to retained earnings to correct this error.

The following is a table that presents the effect of the restatement adjustments on the accompanying financial statements as of and for the year ended December 31, 2019:

As of and for the year ended	As Previously
December 31, 2019:	Reported	Adjustments	As Restated
Prepaid expenses and other current assets	$711,195	$(550,793)	$160,402
Accrued expenses and other current liabilities	$(1,088,332)	$(784,493)	$(1,872,825)
Deferred income taxes	$(877,868)	$354,487	$(523,381)
Retained earnings	$(27,206,516)	$980,799	$(26,225,717)
Selling, general and administrative expenses	$8,659,564	$(600,000)	$8,059,564
Provision for income taxes	$1,612,433	$4,972	$1,617,405
Net income	$(4,384,884)	$(595,028)	$(4,979,912)

Impact of Coronavirus Pandemic On March 11, 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) as a pandemic. As COVID-19 has continued to spread, the situation continues to evolve, including mandates issued from federal, state and/or local authorities to mitigate the spread of the virus, which has adversely impacted global

WHIZZ SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

commercial activity and has contributed to significant volatility in financial markets. There remains uncertainty and increased risks concerning COVID-19 for the foreseeable future.

Revenue Recognition In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”), the Company recognizes revenue over the contract period as services are being performed and as the related asset is being created. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for these services, using the five-step method required by ASC 606:

Step 1:Identification of the customer contract

Step 2:Identification of the performance obligations in the contract

Step 3:Determination of the transaction price

Step 4:Allocation of the transaction price to each of the performance obligations in the contract

Step 5:Recognition of revenue when, or as, each of the identified performance obligations is satisfied

The Company adopted ASC 606 using the modified retrospective method of adoption on January 1, 2019, which resulted in an increase to opening retained earnings of $3,487,139.

All effects of adopting ASC 606 from previous guidance are summarized as follows:

	(Restated)		ASC 606
	Balance	ASC 606	Adoption
	Without	Adoption	Adjustment:	(Restated)
As of	ASC 606	Adjustment:	2018 Effect	ASC 606
December 31, 2019	Adoption	2019	on 2019	Balance
Unbilled receivables	$—	$11,840,546	$—	$11,840,546
Inventory	$15,644,570	$(7,144,396)	$—	$8,500,174
Retained earnings	$18,042,428	$4,696,150	$3,487,139	$26,225,717

			ASC 606
	Balance	ASC 606	Adoption
	Without	Adoption	Adjustment:
For the year ended	ASC 606	Adjustment:	2018 Effect	ASC 606
December 31, 2019	Adoption	2019	on 2019	Balance
Net revenues	$33,991,178	$11,840,546	$(8,579,145)	$37,252,580
Cost of revenues	20,509,733	7,144,396	(5,092,006)	22,562,123
Gross profit	$13,481,445	$4,696,150	$(3,487,139)	$14,690,457

For the Company, the contract is the customers’ approved purchase orders, which may also be supplemented by other agreements that formalize various terms and conditions with customers. The Company applies judgment in determining the customer’s ability and intention to pay, which is based on a variety of factors including the overall condition of the general economy and the customer’s historical payment experience.

Performance obligations in a contract are determined based on each individual purchase order and the respective service provided to create the customer asset (i.e. custom circuit board fabrication and engineering design services), with revenue being recognized over time as services are being performed to create the related asset. This progress is generally measured using an inputs methods with actual costs incurred relative to expect gross profit margin upon satisfaction of performance obligations, which is believed to be the best measurement of the estimate of progress. The Company accounts for product shipping and handling as fulfillment activities with revenues for these activities recorded within net revenues and costs recorded within cost of revenues on the accompanying statements of income. Any taxes collected on behalf of government authorities are excluded from net revenues.

WHIZZ SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Variable consideration, which typically includes discounts and price reductions, is estimated based upon historical discount and price reduction rates. Key sales terms, such as pricing and services, are established on a frequent basis such that most customer arrangements and related incentives have a one year or shorter duration. As such, the Company does not capitalize contract inception costs. In addition, the Company generally does not receive noncash consideration for services provided, nor does the Company grant payment financing terms greater than one year.

The timing of revenue recognition, billings and cash collections results in billed accounts receivable, unbilled accounts receivables (contract assets), and deferred revenue (contract liabilities) on the accompanying balance sheets. Unbilled receivables are the accumulated revenues recognized to date on the contract in excess of the aggregated invoiced amounts to date as billing occurs subsequent to revenue recognition, resulting in unbilled accounts receivables. The Company generally invoices new and foreign customers in advance, resulting in deferred revenue, which is included in accrued expenses and other current liabilities on the accompanying balance sheets.

The beginning and ending contract related balances are as follows:

As of December 31,	2020	2019	2018
Unbilled receivables	$13,618,628	$11,840,546	$8,579,145
Deferred revenues	$304,892	$68,174	$5,712

Revenue recognized for the year ended December 31, 2020 and 2019 that was included in deferred revenues at the beginning of the year amounted to $68,174 and $5,712, respectively.

The Company analyzes net sales based on the following segments:

		Percent		Percent
For the years ended December 31,	2020	of Total	2019	of Total
Manufacturing	$34,506,013	96.6%	35,946,153	96.5%
Engineering services	1,197,422	3.4%	1,306,427	3.5%
Total net revenues	$35,703,435	100.0%	37,252,580	100.0%

Cash and Cash Equivalents The Company considers all short-term, highly liquid, unrestricted investments with original maturities of three months or less when purchased to be cash equivalents.

Accounts Receivable Accounts receivable are stated at amounts due from customers and the Company generally does not require collateral. As a general policy, the Company determines an allowance for doubtful accounts by considering a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company, and the condition of the general economy and industry as a whole. Write-offs of accounts receivable are recorded against the allowance when identified. The Company believes the accounts receivable balances outstanding as of December 31, 2020 and 2019 are fully collectible and accordingly no allowance has been recorded.

Inventories Inventories are stated at the lower of cost or net realizable value, net of a reserve for excess and obsolete inventory, using the first-in, first-out (“FIFO”) cost flow assumption. The Company evaluates the need for reserves associated with obsolete and excess inventory by reviewing inventory net realizable values on a periodic basis.

Financial Instruments and Concentrations of Credit and Business Risk Financial instruments that potentially subject the Company to concentrations of credit and business risk consist of cash and cash equivalents, accounts receivable, and accounts payable.

The Company maintains cash balances at certain financial institutions that can, at times, exceed amounts insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in these accounts and believes it is not exposed to any significant credit risk in this area.

WHIZZ SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

The Company’s accounts receivable, which are unsecured, expose the Company to credit risks such as collectability and business risks such as customer concentrations. The Company mitigates credit risk by investigating the creditworthiness of all customers prior to establishing relationships with them, performing periodic reviews of the credit activities of those customers during the course of the business relationship, regularly analyzing the collectability of accounts receivables, and recording allowances for doubtful accounts when these receivables become uncollectible.

The Company had one customer that accounted for approximately 82% and 64% of net revenues for the years ended December 31, 2020 and 2019, respectively. This customer represented approximately 90% and 75% of total accounts receivable as of December 31, 2020 and 2019, respectively. The Company mitigates business risks by attempting to diversify its customer base.

The Company’s accounts payable expose the Company to certain business risks such as supplier concentrations, which the Company mitigates by attempting to diversify its supply chain. Supplier concentrations consisted of one supplier that accounted for approximately 11% and 12% of total purchases for the years ended December 31, 2020 and 2019, respectively. This supplier represented approximately 31% and 10% of total accounts payable as of December 31, 2020 and 2019, respectively.

Property and Equipment Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are recorded on a straight-line basis over the remaining useful lives of the related assets.

The estimated useful lives of property and equipment are as follows:

Property and equipment	Years
Machinery and equipment	5 to 10
Software	5
Office and other equipment	5
Automobile	5
Leasehold improvements	Shorter of useful life or lease term

The Company capitalizes expenditures or betterments that materially increase asset lives and charges ordinary repairs and maintenance to operations as incurred. When assets are sold or otherwise disposed of, the costs and related accumulated depreciation and amortization are removed from the accounts, and any resulting gain or loss is recognized in the statements of income.

Recoverability of Long-Lived Assets In accordance with FASB ASC Topic 360, Property, Plant and Equipment — Impairment or Disposal of Long Lived Assets (“ASC 360”), long-lived assets such as property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized on long-lived assets when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of the assets. In such cases, the carrying value of these assets is adjusted to their estimated fair value and assets held for sale are adjusted to their estimated fair value less estimated selling expenses. No impairment losses were recorded for the years ended December 31, 2020 and 2019.

Leases The Company’s leases are accounted for under the provisions of FASB ASC Topic 840, Leases, which require that leases be evaluated and classified as operating or capital leases for financial reporting purposes. Minimum base rent for operating leases, which generally have escalating rentals over the terms of the leases, are recorded on a straight-line basis over the initial lease term and renewal periods that are reasonably assured. There were no capital leases as of December 31, 2020 and 2019.

Advertising Advertising costs are expensed as incurred and were immaterial to the financial statements for the years ended December 31, 2020 and 2019.

Income Taxes As of and for the year ended December 31, 2019, the Company was a California C-corporation and was subject to federal and state income taxes. The Company filed income tax returns in the U.S. federal and California state jurisdictions and was subject to examination by U.S. federal tax authorities for returns filed for the prior three years and by state tax authorities for returns filed for the prior four years. The Company was previously under examination by U.S. federal tax authorities for the periods ended December 31, 2015 and 2016, which did not result in a material change to its financial statements.

WHIZZ SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

On January 1, 2020, the Company elected to be taxed as a California S-corporation and is not subject to federal income taxes. The S-corporation status provides that the taxable income or loss of the Company is passed to the shareholders and taxed at the shareholders’ individual income level. Under California state law, the Company is required to pay a state franchise tax equal to the greater of $800 or 1.5% of its taxable income.

Cumulative temporary differences were not significant as of December 31, 2020, therefore no deferred income taxes have been recorded in the accompanying financial statements.

The Company uses the asset and liability method of accounting for income taxes in accordance with FASB ASC Topic 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In accordance with ASC 740, the Company provides a valuation allowance against its deferred tax assets when circumstances indicate that it will more likely than not, no longer be realized. As of December 31, 2020 and 2019, no such allowance has been recorded.

The Company presents its deferred tax assets and liabilities in accordance with FASB Accounting Standards Update (“ASU”) 2015-17, Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”), which requires all deferred tax assets and liabilities to be classified as non-current, and for a particular tax-paying component of an entity and within a particular tax jurisdiction, all deferred tax liabilities and assets, as well as any related valuation allowance, shall be offset and presented as a single non-current amount.

The Company follows the provision of uncertain tax positions as addressed in FASB ASC Subtopic 740-10, Income Taxes. The Company did not recognize any liabilities for uncertain tax positions and has taken no tax positions as of December 31, 2020 and 2019 for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. When applicable, the Company recognizes interest and penalties accrued related to unrecognized tax benefits in its provision for income taxes on the accompanying statements of income. As of December 31, 2020 and 2019, the Company has no accruals for interest and penalties and no such interest or penalties were recognized for the presented period.

Recently Issued Accounting Pronouncements In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability, measured on a discounted basis, on the balance sheets for all leases with terms greater than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statements of income. A retrospective or modified retrospective transition approach is required for capital and operating leases existing at the date of adoption, with certain practical expedients available. The Company is currently in the process of evaluating the potential impact of this new guidance, which is effective for the Company beginning on January 1, 2022.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326) (“ASU 2016-13”), which in conjunction with subsequent amendments issued by the FASB, amends the FASB’s guidance on the impairment of financial instruments. ASU 2016-13 adds to US GAAP an impairment model (known as the “current expected credit loss model”) that is based on expected losses rather than incurred losses. For privately held companies, ASU 2016-13 is effective for annual reporting periods beginning after December 15, 2022, with early adoption permitted. The Company is currently in the process of evaluating the potential impact of this new guidance.

3.	INVENTORIES

Inventories consist of the following:

As of December 31,	2020	2019
Raw materials	$10,614,797	$10,314,504
Less: reserve for obsolete and excess inventories	(2,703,988)	(1,814,330)
Inventories, net	$7,910,809	$8,500,174

WHIZZ SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

4.	PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

As of December 31,	2020	2019
Machinery and equipment	$7,757,688	$7,734,758
Leasehold improvements	869,421	869,421
Office and other equipment	850,149	747,371
Automobile	399,179	399,179
Software	448,994	304,715
	10,325,431	10,055,444
Less: accumulated depreciation and amortization	(8,540,728)	(7,708,223)
Property and equipment, net	$1,784,703	$2,347,221

Depreciation and amortization on property and equipment amounted to $832,505 and $932,929 for the years ended December 31, 2020 and 2019, respectively, and is included in selling, general and administrative expenses on the accompanying statements of income.

5.	LONG-TERM DEBT TO SHAREHOLDERS

The Company’s long-term debt consisted of promissory notes to shareholders (see Note 8) executed in December 2012, December 2013 and November 2017, with original principal balances totaling $4,674,617. The remaining principal balance of the promissory notes were paid in full during the year ended December 31, 2019. The notes bore interest at 4% per annum with outstanding accrued interest totaling $663,092 as of December 31, 2019, which is included in accrued expenses and other current liabilities on the accompanying balance sheet.

Interest expense related to these borrowings amounted to $35,473 for the year ended December 31, 2019.

6.	PAYCHECK PROTECTION PROGRAM LOAN

Pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), on April 21, 2020, the Company received a Paycheck Protection Program loan (the “PPP Loan”) in the amount of $927,500 from Wallis Bank, a nationally licensed lender under the Small Business Administration (“SBA”). The Company accounts for the PPP Loan as a financial liability in accordance with FASB ASC Topic 470, Debt (“ASC 470”). The Company does not impute additional interest at a market rate even though the stated interest rate under the PPP Loan may be below market. Transactions, where interest rates are prescribed by governmental agencies, are excluded from the scope of FASB ASC Subtopic 835-30, Interest — Imputation of Interest. In accordance with ASC 470, the proceeds from the PPP Loan will remain recorded as a liability until either: (1) the loan is, in part or wholly, forgiven and the Company has been legally released of the obligation; or (2) the loan has been repaid. Accordingly, the entire amount of the PPP loan has been included on the accompanying balance sheet as of December 31, 2020.

The PPP Loan matures in April 2022 and bears interest at a fixed rate of 1% per annum, and payments are deferred during the Deferral Period, which is the period from April 21, 2020 to 10 months after the last day of the Covered Period, as defined. Monthly principal of approximately $115,938, plus interest payments, commence on September 21, 2021.

The Company did not provide any collateral or guarantees for the PPP Loan, nor did the Company pay a facility charge to obtain the PPP Loan. The PPP Loan includes customary events of default, including, among others, those relating to failure to make payments and breaches of representations. The Company may prepay the PPP Loan at any time without incurring any prepayment charges.

Under the CARES Act, forgiveness of the PPP Loan is available for documented payroll costs, covered rent payments, and covered utility expenses during the 24-week period beginning on the date of the PPP Loan. Payroll costs, under the Cares Act, exclude cash compensation to any individual employee in excess of $100,000, prorated annually. In addition, no more than 40% of the amount that may be forgiven can be attributable to non-payroll costs.

WHIZZ SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

On October 30, 2020, the Company submitted an application for forgiveness of its PPP loan and on February 19, 2021, the PPP loan was fully forgiven by the SBA (see Note 12).

On January 12, 2021, the Company applied for a second draw of the PPP Loan in the amount of $927,550 and received the amount from Wallis Bank on February 22, 2021. The terms and condition of the second PPP Loan are substantially the same as the first PPP Loan (see Note 12).

7.	COMMITMENTS AND CONTINGENCIES

Operating Leases The Company leases its manufacturing facilities and certain manufacturing equipment under operating leases, which expire on various dates through December 2021. The shareholders of the Company own the U.S. manufacturing facility (see Note 8). The total rental expense for all operating leases amounted to $712,500 and $736,084 for the years ended December 31, 2020 and 2019, respectively, and is included in selling, general and administrative expenses on the accompanying statements of income. Rental expense includes $720,000 and $660,000 paid to the shareholders, respectively.

Minimum base rent for operating leases, which have escalating rent payments over the terms of the leases, are recorded on a straight-line basis over the initial lease term and renewal periods that are reasonably assured. As of December 31, 2020 and 2019, the deferred rent amounted to $123,529 and $190,587, respectively.

Litigation On occasion, the Company is a party to legal actions arising in the normal course of business. In the opinion of management, resolution of such matters will not have a materially adverse effect on the financial position, results of operations and cash flows of the Company.

8.	RELATED PARTY TRANSACTIONS

The Company leases its U.S. facility from the shareholders of the Company (see Note 7). The Company adopted ASU 2018-17, Consolidation (Topic 810) Targeted Improvements to Related Party Guidance for Variable Interest Entities (“ASU 2018-17”), which allows private companies to elect not to apply variable interest entity (“VIE”) guidance to legal entities under common control if both the parent or reporting entity and the legal entities being evaluated for consolidation are not public business entities. Once elected, this accounting election is applied to all current and future legal entities under common control that meet the criteria for this alternative. The Company and the related party lessor met all of the criteria under ASU 2018-17 and the Company has therefore not applied the variable interest entity guidance.

As of December 31, 2020 and 2019, the Company is not exposed to providing financial support to the related party lessor.

The Company had certain promissory notes to the shareholders that were repaid during the year ended December 31, 2019 (see Note 5).

During 2015, the Company received tax refunds that were due to the shareholders. The remaining balance of tax refunds due to the shareholders were paid in full during the year ended December 31, 2019. Tax refunds paid to shareholders totaled $265,451 during the year ended December 31, 2019.

For the years ended December 31, 2020 and 2019, the Company earned $34,651 and $944,573, respectively, of revenue from entities under common ownership. There were no accounts receivable from these entities as of December 31, 2020 and $28,722 was due as of December 31, 2019.

For the years ended December 31, 2020 and 2019, the Company purchased $3,357,000 and $1,321,479, respectively, of goods and services from entities under common ownership. Outstanding accounts payable amounted to $1,325,000 as of December 31, 2020 and none as of December 31, 2019.

WHIZZ SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

9.	SHAREHOLDERS’ EQUITY

The Company is authorized to issue one class of shares that has been designated as common stock. The total number of shares authorized is 10,000,000. As of December 31, 2020 and 2019, 1,000,000 shares were issued and outstanding in equal parts to the Company’s two shareholders. Each shareholder is entitled to one vote per unit and dividends shall be paid pro rata.

10.	RETIREMENT PLANS

The Company sponsors a voluntary 401(k) plan (the “Plan”) covering eligible employees. Company contributions to the Plan are at the sole discretion of the board of directors. Employees may elect to have a portion of their compensation deferred and contributed to their 401(k) accounts. Vesting and the allocation of the Company contributions to the eligible employees accounts are determined in accordance with terms of the Plan. The Plan expense for the years ended December 31, 2020 and 2019 was $100,468 and $97,212, respectively, and is included in selling, general and administrative expenses on the accompanying statements of income.

11.	INCOME TAXES

As of and for the year ended December 31, 2019, the Company was a California C-corporation and was subject to federal and state income taxes.

On January 1, 2020, the Company elected to be treated as an S-corporation for both federal and state income tax purposes. Accordingly, the provision for federal income taxes for the year ended December 31, 2020 reflected in the accompanying statements of income is relatively immaterial. Substantially all of the deferred income tax benefit in 2020 relates to the elimination of the deferred tax liability of $523,381 at the date the election for the change to Subchapter S status was filed.

The provision for (benefit from) income taxes consists of the following:

		(Restated)
For the years ended December 31,	2020	2019
Current:
Federal	$(110,458)	$834,399
State	130,180	468,524
Total current	19,722	1,302,923
Deferred:
Federal	(337,196)	165,582
State	(186,185)	148,900
Total deferred	(523,381)	314,482
Provision for (benefit from) income taxes	$(503,659)	$1,617,405

The cumulative temporary differences comprising the deferred tax assets (liabilities) are as follows:

		(Restated)
For the years ended December 31,	2020	2019
Deferred tax assets:
State income tax	$—	$39,099
Total deferred tax assets	—	39,099
Deferred tax liabilities:
Property and equipment	—	(201,711)
Accrued expenses	—	(360,769)
Total deferred tax liabilities	—	(562,480)
Net deferred tax liability	$—	$(523,381)

As of December 31, 2020 and 2019, the Company had no net operating loss carryforwards for federal and state income tax purposes.

WHIZZ SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

12.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events that have occurred from January 1, 2021 through the date of the independent auditor’s report, which is the date that the financial statements were available to be issued, and determined that there were no subsequent events or transactions that required recognition or disclosure in the financial statements, except the following:

Paycheck Protection Program Loan On February 19, 2021, the PPP loan was fully forgiven by the SBA. On January 12, 2021, the Company applied for a second draw of the PPP Loan in the amount of $927,550 and received the amount from Wallis Bank on February 22, 2021.

WHIZZ SYSTEMS, INC.

CONDENSED BALANCE SHEETS

	JUNE 30,	DECEMBER 31,
AS OF	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$6,764,326	$3,998,583
Accounts receivable, net	3,337,695	4,036,777
Unbilled receivables	14,002,988	13,618,628
Inventories, net	11,025,782	7,910,809
Prepaid expenses and other current assets	220,667	258,245
Total current assets	35,351,458	29,823,042
Property and equipment, net	1,607,141	1,784,703
Total assets	$36,958,599	$31,607,745
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,315,697	$3,108,606
Accrued expenses and other current liabilities	1,464,925	1,559,327
Total current liabilities	3,780,622	4,667,933
Paycheck Protection Program loan (see Note 5)	927,550	927,500
Total liabilities	4,708,172	5,595,433
Commitments and contingencies (see Notes)
Shareholders’ equity:
Common stock, no par value; 10,000,000 shares authorized; 1,000,000 shares issued and outstanding	10,000	10,000
Retained earnings	32,240,427	26,002,312
Total shareholders’ equity	32,250,427	26,012,312
Total liabilities and shareholders’ equity	$36,958,599	$31,607,745

See accompanying notes to interim condensed financial statements.

WHIZZ SYSTEMS, INC.

CONDENSED STATEMENTS OF INCOME

	JUNE 30,	JUNE 30,
FOR THE SIX-MONTHS ENDED	2021	2020
Net revenues	$20,724,123	$17,556,881
Cost of goods sold	8,064,248	10,390,882
Gross profit	12,659,875	7,165,999
Selling, general and administrative expenses	4,923,274	1,746,483
Operating income	7,736,601	5,419,516
Other income (expense):
Other income (expense)	1,546	(28,544)
Forgiveness of Paycheck Protection Program loan (see Note 5)	935,590	—
Total other income, net	937,136	(28,544)
Income before provision for income taxes	8,673,737	5,390,972
Provision for (benefit from) income taxes	135,622	(510,945)
Net Income	$8,538,115	$5,901,917

See accompanying notes to interim condensed financial statements.

WHIZZ SYSTEMS, INC.

CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common Stock		Retained
FOR THE SIX-MONTHS ENDED JUNE 30, 2020	Shares	Amount	Earnings	Total
Balance at December 31, 2019	1,000,000	$10,000	$26,225,717	$26,235,717
Distributions to shareholders	—	—	(300,000)	(300,000)
Net income	—	—	5,901,917	5,901,917
Balance at June 30, 2020	1,000,000	$10,000	$31,827,634	$31,837,634

	Common Stock		Retained
FOR THE SIX-MONTHS ENDED JUNE 30, 2021	Shares	Earnings	Earnings	Total
Balance at December 31, 2020	1,000,000	$10,000	$26,002,312	$26,012,312
Distributions to shareholders	—	—	(2,300,000)	(2,300,000)
Net income	—	—	8,538,115	8,538,115
Balance at June 30, 2021	1,000,000	$10,000	$32,240,427	$32,250,427

See accompanying notes to interim condensed financial statements.

WHIZZ SYSTEMS, INC.

CONDENSED STATEMENTS OF CASH FLOWS

	JUNE 30,	JUNE 30,
FOR THE SIX-MONTH ENDED	2021	2020
Cash flows from operating activities:
Net income	$8,538,115	$5,901,917
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for allowances for doubtful accounts	169,622	—
Provision for excess and obsolete inventory	(1,697,032)	1,115,604
Depreciation and amortization on property and equipment	424,367	407,899
Deferred income taxes	—	(523,381)
Forgiveness of Paycheck Protection Program loan (see Note 5)	(935,590)	—
Changes in operating assets and liabilities:
Accounts receivable	529,460	(425,244)
Unbilled receivables	(384,360)	(3,337,878)
Inventories, net	(1,417,941)	(2,009,427)
Prepaid expenses and other current assets	37,578	(265,587)
Accounts payable	(792,909)	229,978
Accrued expenses and other current liabilities	(86,312)	(439,247)
Net cash provided by operating activities	4,384,998	654,634
Cash flows from investing activities:
Purchases of property and equipment	(246,805)	(153,227)
Cash used in investing activities	(246,805)	(153,227)
Cash flows from financing activities:
Proceeds from Paycheck Protection Program Loan (see Note 6)	927,550	927,500
Distributions to shareholders	(2,300,000)	(300,000)
Net cash used in financing activities	(1,372,450)	627,500
Net change in cash and cash equivalents	2,765,743	1,128,907
Cash and cash equivalents at the beginning of year	3,998,583	5,237,669
Cash and cash equivalents at the end of year	$6,764,326	$6,366,576
Supplemental disclosures of cash flow information:
Cash paid during the year for state income taxes	$800	$75,000
Cash paid during the year for interest	$—	$—

See accompanying notes to interim condensed financial statements.

WHIZZ SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

AS OF JUNE 30, 2021 AND DECEMBER 31, 2020 AND FOR THE SIX-MONTHS ENDED

JUNE 30, 2021 AND 2020

1.    ORGANIZATION AND NATURE OF BUSINESS

Whizz Systems, Inc. (the “Company”) was formed on December 25, 1999 and is a product engineering services company with a flexible engagement model spanning the spectrum from original design manufacturer and joint design manufacturer turnkey model to more specific design services such as schematics, layout or manufacturing, assembly and testing of printed circuit boards. The Company provides in-house expertise in the areas of firmware and test diagnostic development, signal and power integrity, thermal analysis and heat sink design, and mechanical design. The Company has also augmented its expertise in the areas of mobile and radio frequency design. With respect to software, the Company has in-house expertise in embedded systems design and tool chains.

The Company has a core engineering team and four manufacturing lines at their 60,000 square foot headquarters in Santa Clara, California and Penang, Malaysia, with the Malaysia facility primarily focused on higher volume production. The Company is ISO 9001, 14001 and ITAR-certified.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting   The interim condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The Company maintains its accounting records under the accrual method of accounting in conformity with US GAAP, where revenues and expenses are recorded as earned and incurred, respectively.

Use of Estimates   The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets, liabilities, revenues, expenses, and disclosures as of the date of the interim condensed financial statements and for the years then ended. Significant estimates affecting the interim condensed financial statements, such as unbilled receivables, inventory reserves and certain accrued expenses, are based upon the best and most current information available. However, actual results from the resolution of such estimates and assumptions may vary from those used in the preparation of the interim condensed financial statements.

Impact of Coronavirus Pandemic   On March 11, 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) as a pandemic. As COVID-19 has continued to spread, the situation continues to evolve, including mandates issued from federal, state and/or local authorities to mitigate the spread of the virus, which has adversely impacted global commercial activity and has contributed to significant volatility in financial markets. There remains uncertainty and increased risks concerning COVID-19 for the foreseeable future.

Revenue Recognition   In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”), the Company recognizes revenue over the contract period as services are being performed and as the related asset is being created. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for these services, using the five-step method required by ASC 606:

Step 1:   Identification of the customer contract

Step 2:   Identification of the performance obligations in the contract

Step 3:   Determination of the transaction price

Step 4:   Allocation of the transaction price to each of the performance obligations in the contract

Step 5:   Recognition of revenue when, or as, each of the identified performance obligations is satisfied

For the Company, the contract is the customers’ approved purchase orders, which may also be supplemented by other agreements that formalize various terms and conditions with customers. The Company applies judgment in determining the customer’s ability and

WHIZZ SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

AS OF JUNE 30, 2021 AND DECEMBER 31, 2020 AND FOR THE SIX-MONTHS ENDED

JUNE 30, 2021 AND 2020

intention to pay, which is based on a variety of factors including the overall condition of the general economy and the customer’s historical payment experience.

Performance obligations in a contract are determined based on each individual purchase order and the respective service provided to create the customer asset (i.e. custom circuit board fabrication and engineering design services), with revenue being recognized over time as services are being performed to create the related asset. This progress is generally measured using an inputs methods with actual costs incurred relative to expect gross profit margin upon satisfaction of performance obligations, which is believed to be the best measurement of the estimate of progress. The Company accounts for product shipping and handling as fulfillment activities with revenues for these activities recorded within net revenues and costs recorded within cost of revenues on the accompanying condensed statements of income. Any taxes collected on behalf of government authorities are excluded from net revenues.

Variable consideration, which typically includes discounts and price reductions, is estimated based upon historical discount and price reduction rates. Key sales terms, such as pricing and services, are established on a frequent basis such that most customer arrangements and related incentives have a one year or shorter duration. As such, the Company does not capitalize contract inception costs. In addition, the Company generally does not receive noncash consideration for services provided, nor does the Company grant payment financing terms greater than one year.

The timing of revenue recognition, billings and cash collections results in billed accounts receivable, unbilled accounts receivables (contract assets), and deferred revenue (contract liabilities) on the accompanying condensed balance sheets. Unbilled receivables are the accumulated revenues recognized to date on the contract in excess of the aggregated invoiced amounts to date as billing occurs subsequent to revenue recognition, resulting in unbilled accounts receivables. The Company generally invoices new and foreign customers in advance, resulting in deferred revenue, which is included in accrued expenses and other current liabilities on the accompanying condensed balance sheets.

The beginning and ending contract related balances are as follows:

As of:	June 30, 2021	December 31, 2020
Unbilled receivables	$14,002,988	$13,618,628
Deferred revenues	$142,537	$304,892

Deferred revenues of $142,537 and $304,892 are included in accrued expenses and other current liabilities as of June 30, 2021 and December 31, 2020, respectively. Revenue recognized for the six-months ended June 30, 2021 and 2020 that was included in deferred revenues at the beginning of the period amounted to $299,180 and $60,542, respectively.

The Company analyzes net sales based on the following segments:

For the six-months ended:	June 30, 2021	Percent of Total	June 30, 2020	Percent of Total
Manufacturing	$19,813,496	95.6%	17,081,058	97.2%
Engineering services	910,627	4.4%	475,823	2.8%
Total net revenues	$20,724,123	100.0%	17,556,881	100.0%

Cash and Cash Equivalents   The Company considers all short-term, highly liquid, unrestricted investments with original maturities of three months or less when purchased to be cash equivalents.

Accounts Receivable   Accounts receivable are stated at amounts due from customers and the Company generally does not require collateral. As a general policy, the Company determines an allowance for doubtful accounts by considering a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company, and the condition of the general economy and industry as a whole. Write-offs of

WHIZZ SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

AS OF JUNE 30, 2021 AND DECEMBER 31, 2020 AND FOR THE SIX-MONTHS ENDED

JUNE 30, 2021 AND 2020

accounts receivable are recorded against the allowance when identified. The allowance for doubtful accounts amounted to $169,622 as of June 30, 2021. The Company believes the accounts receivable balances outstanding as of December 31, 2020 are fully collectible and accordingly no allowance has been recorded.

Inventories   Inventories are stated at the lower of cost or net realizable value, net of a reserve for excess and obsolete inventory, using the first-in, first-out (“FIFO”) cost flow assumption. The Company evaluates the need for reserves associated with obsolete and excess inventory by reviewing inventory net realizable values on a periodic basis. As of June 30, 2021 and December 31, 2020, the Company recorded an allowance for excess and obsolete inventory of $1,006,956 and $2,703,988, respectively.

Financial Instruments and Concentrations of Credit and Business Risk   Financial instruments that potentially subject the Company to concentrations of credit and business risk consist of cash and cash equivalents, accounts receivable, and accounts payable.

The Company maintains cash balances at certain financial institutions that can, at times, exceed amounts insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in these accounts and believes it is not exposed to any significant credit risk in this area.

The Company’s accounts receivable, which are unsecured, expose the Company to credit risks such as collectability and business risks such as customer concentrations. The Company mitigates credit risk by investigating the creditworthiness of all customers prior to establishing relationships with them, performing periodic reviews of the credit activities of those customers during the course of the business relationship, regularly analyzing the collectability of accounts receivables, and recording allowances for doubtful accounts when these receivables become uncollectible.

The Company had one customer that accounted for approximately 83.7% and 80.0% of net revenues for the six-months ended June 30, 2021 and 2020, respectively. This customer represented approximately 17.4% and 90.2% of total accounts receivable as of June 30, 2021 and December 31, 2020, respectively. The Company mitigates business risks by attempting to diversify its customer base.

The Company’s accounts payable expose the Company to certain business risks such as supplier concentrations, which the Company mitigates by attempting to diversify its supply chain. Supplier concentrations consisted of one supplier that accounted for approximately 13.6% and 2.2% of total purchases for the quarters ended June 30, 2021 and 2020, respectively. This supplier represented approximately 0% and 13.8% of total accounts payable both as of June 30, 2021 and December 31, 2020, respectively.

Property and Equipment   Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are recorded on a straight-line basis over the remaining useful lives of the related assets.

The estimated useful lives of property and equipment are as follows:

Property and equipment	Years
Machinery and equipment	5 to 10
Software	5
Office and other equipment	5
Automobile	5
Leasehold improvements	Shorter of useful life or lease term

The Company capitalizes expenditures or betterments that materially increase asset lives and charges ordinary repairs and maintenance to operations as incurred. When assets are sold or otherwise disposed of, the costs and related accumulated depreciation and amortization are removed from the accounts, and any resulting gain or loss is recognized in the condensed statements of income.

WHIZZ SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

AS OF JUNE 30, 2021 AND DECEMBER 31, 2020 AND FOR THE SIX-MONTHS ENDED

JUNE 30, 2021 AND 2020

Recoverability of Long-Lived Assets   In accordance with FASB ASC Topic 360, Property, Plant and Equipment — Impairment or Disposal of Long Lived Assets (“ASC 360”), long-lived assets such as property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized on long-lived assets when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of the assets. In such cases, the carrying value of these assets is adjusted to their estimated fair value and assets held for sale are adjusted to their estimated fair value less estimated selling expenses. No impairment losses were recorded for the six-months ended June 30, 2021 and 2020.

Leases   The Company’s leases are accounted for under the provisions of FASB ASC Topic 840, Leases, which require that leases be evaluated and classified as operating or capital leases for financial reporting purposes. Minimum base rent for operating leases, which generally have escalating rentals over the terms of the leases, are recorded on a straight-line basis over the initial lease term and renewal periods that are reasonably assured. There were no capital leases as of June 30, 2021 and December 31, 2020.

Advertising   Advertising costs are expensed as incurred and were immaterial to the interim condensed financial statements for the six-months ended June 30, 2021 and 2020.

Income Taxes   On January 1, 2020 the Company elected to be treated as an S corporation for federal income tax and California franchise tax purposes. Pursuant to these elections, the taxable income of the Company is included in the tax returns of the shareholders. Accordingly, no federal income taxes have been provided for in the financial statements.

Under California state law, an income tax provision equal to the greater of $800 or 1.5% of taxable income is imposed upon S corporations and is provided for in the accompanying interim condensed financial statements for the six months ended June 30, 2021 and 2020.

The tax returns, the qualification of the S corporation and the amount of allocable S corporation income or loss is subject to examination by federal and state taxing authorities. With few exceptions, the Company is subject to examination by U.S. federal tax authorities for returns filed for the prior three years and by state tax authorities for returns filed for the prior four years. No such examinations are currently pending.

The Company follows the provisions of FASB ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 prescribes a recognition threshold measurement attributed for financial recognition and measurement of a tax position taken or expected to be taken in a tax return and also provides guidance on various related matters, such as derecognition, interest and penalties, and disclosure. The Company evaluates uncertain tax positions by considering the tax years subject to potential audit under state and federal income tax law and identifying favorable tax positions that do not meet the threshold of more likely than not to prevail if challenged by tax authorities that would have a direct impact on the S corporation as opposed to an impact to the shareholders.

The Company has determined that there are no uncertain tax positions that would have a material effect on the financial statements as of June 30, 2021 and December 31, 2020 and for the six months ended June 30, 2021 and June 30, 2020. The Company had no accruals for interest or penalties as of June 30, 2021 and December 31, 2020.

Recently Issued Accounting Pronouncements   In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability, measured on a discounted basis, on the balance sheets for all leases with terms greater than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the condensed statements of income. A retrospective or modified retrospective transition approach is required for capital and operating leases existing at the date of adoption, with certain practical expedients available. The Company is currently in the process of evaluating the potential impact of this new guidance, which is effective for the Company beginning on January 1, 2022.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326) (“ASU 2016-13”), which in conjunction with subsequent amendments issued by the FASB, amends the FASB’s guidance on the impairment of financial

WHIZZ SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

AS OF JUNE 30, 2021 AND DECEMBER 31, 2020 AND FOR THE SIX-MONTHS ENDED

JUNE 30, 2021 AND 2020

instruments. ASU 2016-13 adds to US GAAP an impairment model (known as the “current expected credit loss model”) that is based on expected losses rather than incurred losses. For privately held companies, ASU 2016-13 is effective for annual reporting periods beginning after December 15, 2022, with early adoption permitted. The Company is currently in the process of evaluating the potential impact of this new guidance.

3.    INVENTORIES

Inventories consist of the following:

As of:	June 30, 2021	December 31, 2020
Raw materials	$12,032,738	$10,614,797
Less: reserve for obsolete and excess inventories	(1,006,956)	(2,703,988)
Inventories, net	$11,025,782	$7,910,809

4.    PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

O
As of:	June 30, 2021	December 31, 2020
Machinery and equipment	$7,971,477	$7,757,688
Leasehold improvements	894,191	869,421
Office and other equipment	853,652	850,149
Automobile	399,178	399,178
Software	448,039	448,995
	10,566,537	10,325,431
Less: accumulated depreciation and amortization	(8,959,396)	(8,540,728)
Property and equipment, net	$1,607,141	$1,784,703

Depreciation and amortization on property and equipment amounted to $424,367 and $407,899 for the six-months ended June 30, 2021 and 2020, respectively, and is included in selling, general and administrative expenses on the accompanying condensed statements of income.

5.    PAYCHECK PROTECTION PROGRAM LOAN

Pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), on April 21, 2020 and February 22, 2021, the Company received Paycheck Protection Program loans (“first PPP Loan” and “second PPP loan”, respectively, or collectively the “PPP Loans”) in the amount of $927,500 and $927,550, respectively, or $1,855,050 in aggregate, from Wallis Bank, a nationally licensed lender under the Small Business Administration (“SBA”).

The second PPP loan matures in February 2023 and bears an interest at a fixed rate of 1% per annum, and payments are deferred during the Deferred Period, which is the period from February 22, 2021 to 10 months after the last day of the covered period, as defined. Monthly principal of approximately $115,935, plus interest payments.

The Company did not provide any collateral or guarantees for the PPP Loans, nor did the Company pay a facility charge to obtain the PPP Loans. The PPP Loans includes customary events of default, including, among others, those relating to failure to make payments and breaches of representations. The Company may prepay the PPP Loans at any time without incurring any prepayment charges. Under the CARES Act, forgiveness of the PPP Loan is available for documented payroll costs, covered rent payments, and covered utility expenses during the 24-week period beginning on the date of the PPP Loans. Payroll costs, under the Cares Act,

WHIZZ SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

AS OF JUNE 30, 2021 AND DECEMBER 31, 2020 AND FOR THE SIX-MONTHS ENDED

JUNE 30, 2021 AND 2020

exclude cash compensation to any individual employee in excess of $100,000, prorated annually. In addition, no more than 40% of the amount that may be forgiven can be attributable to non-payroll costs.

The Company accounts for the PPP Loans as a financial liability in accordance with FASB ASC Topic 470, Debt (“ASC 470”). The Company does not impute additional interest at a market rate even though the stated interest rate under the PPP Loans may be below market. Transactions, where interest rates are prescribed by governmental agencies, are excluded from the scope of FASB ASC Subtopic 835-30, Interest — Imputation of Interest. In accordance with ASC 470, the proceeds from the PPP Loans will remain recorded as a liability until either: (1) the loan is, in part or wholly, forgiven and the Company has been legally released of the obligation; or (2) the loan has been repaid.

On February 19, 2021, the first PPP Loan was fully forgiven by the SBA for $935,590, which includes the original principal balance of $927,500 and related interest. As a result, the Company recognized a gain, which is included on the accompanying condensed statement of income for the six-months ended June 30, 2021.

On July 19, 2021, the Company applied for forgiveness of the second PPP Loan and as of the date of the independent accountant’s review report, the Company has not received a response from the SBA. The Company continues to believe that it is probable that the second PPP Loan qualifies for forgiveness in full by the SBA and such forgiveness will be provided in due course. The balance of $927,550 of the second PPP Loan is included on the accompanying condensed balance sheets as of June 30, 2021.

6.    COMMITMENTS AND CONTINGENCIES

Operating Leases   The Company leases its manufacturing facilities and certain manufacturing equipment under operating leases, which expire on various dates through December 2021. The shareholders of the Company own the U.S. manufacturing facility (see Note 7). The total rental expense for all operating leases amounted to $358,453 and $357,983 for the six-months ended June 30, 2021 and 2020, respectively, and is included in selling, general and administrative expenses on the accompanying condensed statements of income. Rental expense includes $390,000 and $360,000 paid to the shareholders, respectively.

Minimum base rent for operating leases, which have escalating rent payments over the terms of the leases, are recorded on a straight-line basis over the initial lease term and renewal periods that are reasonably assured. As of June 30, 2021 and December 31, 2020, the deferred rent liabilities amounted to $61,764 and $123,529, respectively, and are included in the accrued expenses and other current liabilities on the accompanying condensed balance sheets.

Litigation   On occasion, the Company is a party to legal actions arising in the normal course of business. In the opinion of management, resolution of such matters will not have a materially adverse effect on the financial position, results of operations and cash flows of the Company.

7.    RELATED PARTY TRANSACTIONS

The Company leases its U.S. facility from the shareholders of the Company (see Note 6). The Company adopted ASU 2018-17, Consolidation (Topic 810) Targeted Improvements to Related Party Guidance for Variable Interest Entities (“ASU 2018-17”), which allows private companies to elect not to apply variable interest entity (“VIE”) guidance to legal entities under common control if both the parent or reporting entity and the legal entities being evaluated for consolidation are not public business entities. Once elected, this accounting election is applied to all current and future legal entities under common control that meet the criteria for this alternative. The Company and the related party lessor met all of the criteria under ASU 2018-17 and the Company has therefore not applied the variable interest entity guidance.

As of June 30, 2021 and December 31, 2020, the Company is not exposed to providing financial support to the related party lessor.

WHIZZ SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

AS OF JUNE 30, 2021 AND DECEMBER 31, 2020 AND FOR THE SIX-MONTHS ENDED

JUNE 30, 2021 AND 2020

For the six-months ended June 30, 2021 and 2020, the Company earned $23,873 and $17,775, respectively, of revenue from entities under common ownership, which are included in net revenues on the accompanying condensed statements of income. Outstanding accounts receivable amounted to $8,769 as of June 30, 2021, which are included in accounts receivable, net on accompanying condensed balance sheets. There was no outstanding accounts receivable as of December 31, 2020.

For the six-months ended June 30, 2021 and 2020, the Company purchased $3,627,297 and $945,000, respectively, of goods and services from entities under common ownership, which are included in selling, general and administrative expenses on the accompanying condensed statements of income. Outstanding accounts payable amounted to $512,000 and $1,325,000 as of June 30, 2021 and December 31, 2020, which are included in accounts payable on the accompanying condensed balance sheets.

8.    SHAREHOLDERS’ EQUITY

The Company is authorized to issue one class of shares that has been designated as common stock. The total number of shares authorized is 10,000,000. As of June 30, 2021 and December 31, 2020, 1,000,000 shares were issued and outstanding in equal parts to the Company’s two shareholders. Each shareholder is entitled to one vote per unit and dividends shall be paid pro rata.

9.    RETIREMENT PLANS

The Company sponsors a voluntary 401(k) plan (the “Plan”) covering eligible employees. Company contributions to the Plan are at the sole discretion of the board of directors. Employees may elect to have a portion of their compensation deferred and contributed to their 401(k) accounts. Vesting and the allocation of the Company contributions to the eligible employees accounts are determined in accordance with terms of the Plan. The Plan expense for the six-months ended June 30, 2021 and 2020 was $62,488 and $46,272, respectively, and is included in selling, general and administrative expenses on the accompanying condensed statements of income.

10.   INCOME TAXES

The provision for (benefit from) income taxes consists of the following:

For the six-months ended:	June 30, 2021	June 30, 2020
Current:
Federal	$—	$(110,458)
State	135,622	122,894
Total current	135,622	12,436
Deferred:
Federal	—	(337,196)
State	—	(186,185)
Total deferred	—	(523,381)
Provision for (benefit from) income taxes	$135,622	$(510,945)

The reconciliation of the expected statutory income tax rate to the effective state income tax rate is as follows:

For the six-months ended:	June 30, 2021	June 30, 2020
State statutory rate	1.50%	1.50%
Permanent differences	0.06%	(1.20)%
Statutory rate change	0.00%	(9.78)%
Total	1.56%	(9.48)%

Income tax payables of $963,250 and $904,316 are included in accrued expenses and other current liabilities accompanying condensed balance sheets as of June 30, 2021 and December 31, 2020, respectively.

WHIZZ SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

AS OF JUNE 30, 2021 AND DECEMBER 31, 2020 AND FOR THE SIX-MONTHS ENDED

JUNE 30, 2021 AND 2020

11.   SUBSEQUENT EVENTS

The Company evaluated subsequent events from June 30, 2021 through November 11, 2021, the date the unaudited interim condensed consolidated financial statements were available to be issued, and determined that there were no subsequent events or transactions that required recognition or disclosure in the interim condensed financial statements, except the following:

The Tempo Acquisition   On August 13, 2021, the Company entered into a Stock Purchase Agreement (the “Whizz Agreement”) with Tempo Automation, Inc., a Delaware corporation (“Tempo”), and on October 13, 2021, pursuant to which, and on the terms and subject to the conditions of which, Tempo will acquire all of the outstanding shares of capital stock of the Company immediately following the closing of the business combination with ACE Convergence Acquisition Corp. (“ACE”). ACE will pay or issue to eligible shareholders the pro rata portion of the purchase price (as defined in the Merger Agreement), including any applicable earnout consideration, upon the terms and subject to the conditions set forth in the Whizz Agreement, as applicable.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

ACE CONVERGENCE ACQUISITION CORP.,

ACE CONVERGENCE SUBSIDIARY CORP.,

and

TEMPO AUTOMATION, INC.

dated as of October 13, 2021

A-i

 (continued)

A-ii

 (continued)

A-iii

 (continued)

A-iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of October 13, 2021 (this “Agreement”), is made and entered into by and among ACE Convergence Acquisition Corp., a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined below)) (“Acquiror”), ACE Convergence Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and Tempo Automation, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, prior to the Effective Time (as defined below) and subject to the conditions of this Agreement, Acquiror shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and the Cayman Islands Companies Act (as amended) (the “Domestication”);

WHEREAS, concurrently with the Domestication, Acquiror shall file a certificate of incorporation with the Secretary of State of Delaware and adopt bylaws (in the forms attached hereto as Exhibits A and B, respectively, with such changes as may be agreed in writing by Acquiror and the Company);

WHEREAS, in connection with the Domestication, (i) each then issued and outstanding share of Acquiror Class A Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001, per share of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Common Stock”); (ii) each then issued and outstanding share of Acquiror Class B Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (iii) each then issued and outstanding warrant of Acquiror (“Cayman Acquiror Warrant”) shall convert automatically into a warrant to acquire one share of Domesticated Acquiror Common Stock (“Domesticated Acquiror Warrant”), pursuant to the Warrant Agreement; and (iv) each then issued and outstanding unit of Acquiror (the “Cayman Acquiror Units”) shall be cancelled and will entitle the holder thereof to one share of Domesticated Acquiror Common Stock and one-half of one Domesticated Acquiror Warrant.

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, (x) Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a wholly owned subsidiary of Acquiror (the “Merger”) and (y) Acquiror will change its name to “Tempo Automation Holdings, Inc.”;

WHEREAS, on or prior to the date hereof, the Company entered into certain definitive agreements with each of Whizz Systems, Inc., a Delaware corporation (“Whizz”), and Compass AC Holdings, Inc., a Delaware corporation (“Compass AC”), pursuant to which, and on the terms and subject to the conditions of which, the Company agreed to acquire all of the outstanding shares of capital stock of each of Whizz and Compass AC, such acquisitions to be consummated immediately following the Closing.

WHEREAS, prior to or as of the Effective Time, (i) each share of Company Preferred Stock (as defined below) will be converted into one share of Company Common Stock (as defined below) (the “Company Preferred Conversion”); and (ii) all Company Financing Agreements (as defined below) will be terminated.

WHEREAS, upon the Effective Time, and following the Company Preferred Conversion, all shares of Company Capital Stock (as defined below) and Company Options (as defined below) will be converted into the right to receive (in the case of the Company Options, as part of the assumption thereof as contemplated herein and subject to their respective terms) the Aggregate Merger Consideration (as defined below), including, as applicable, a number of Company Earnout Shares (as defined below), as set forth in this Agreement;

WHEREAS, each of the parties intends that, for United States federal and applicable state and local income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder, to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code (the “Intended Tax Treatment”), and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3;

WHEREAS, the Board of Directors of the Company has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for the Company to enter into this Agreement and the other documents contemplated hereby and recommended the approval of this agreement by the Company’s stockholders;

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Stockholders (as defined below) have each executed and delivered to Acquiror a Company Holders Support Agreement (as defined below) pursuant to which the Requisite Company Stockholders have agreed, among other things, to vote (whether pursuant to a duly convened meeting of the stockholders of the Company or pursuant to an action by written consent of the stockholders of the Company) in favor of the adoption and approval, upon the effectiveness of the Registration Statement, of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, the Board of Directors of Acquiror has (i) determined that it is advisable for Acquiror to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the shareholders of Acquiror (as defined below);

WHEREAS, Acquiror, as sole shareholder of Merger Sub, has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, Acquiror shall provide an opportunity to its shareholders to have their outstanding shares of Acquiror Common Stock (as defined below) redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Shareholder Approval (as defined below);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, ACE Convergence Acquisition LLC, a Delaware limited liability company (the “Sponsor”), and certain other transferees of the Acquiror Class B Common Stock held by the Sponsor, have executed and delivered to the Company the Sponsor Support Agreement (as defined below) pursuant to which the Sponsor and such other parties have agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, on or prior to the date hereof, Acquiror entered into Subscription Agreements (as defined below) with PIPE Investors (as defined below) pursuant to which, and on the terms and subject to the conditions of which, (a) such PIPE Investors agreed to purchase from Acquiror either (i) shares of Domesticated Acquiror Common Stock or (ii) convertible debt securities of Acquiror, for a total $107 million in gross proceeds to Acquiror, and (b) certain affiliate(s) of Acquiror have committed to (i) purchase up to an additional $25 million to backstop certain Acquiror Share Redemptions (as defined below) and (ii) purchase no less than $65 million of the PIPE Investment (as defined below), such purchases to be consummated prior to or substantially concurrently with the Closing;

WHEREAS, from time to time following the date hereof and prior to the Closing, Acquiror may enter into additional Subscription Agreements with PIPE Investors pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors will agree to purchase from Acquiror shares of Domesticated Acquiror Common Stock, such purchases to be consummated prior to or substantially concurrently with the Closing;

WHEREAS, at the Closing, Acquiror, the Sponsor, the other parties listed in Schedule I to the Sponsor Support Agreement, the Major Company Stockholders (as defined below), and certain of their respective Affiliates, as applicable, shall enter into (i) an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) in the form attached hereto as Exhibit C (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing, and (ii) a Lock-Up Agreement (the “Lock-Up Agreement”) substantially in the form attached hereto as Exhibit D (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1.   Definitions.   As used herein, the following terms shall have the following meanings:

“ACE Group” has the meaning specified in Section 11.18(a).

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Benefit Plan” has the meaning specified in Section 5.17.

“Acquiror Class A Common Stock” means prior to the Domestication, Class A ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means prior to the Domestication, Class B ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Common Stock” means (a) prior to the Domestication, Acquiror Class A Common Stock and Acquiror Class B Common Stock, and (b) from and following the Domestication, Domesticated Acquiror Common Stock.

“Acquiror Common Warrant” means a warrant to purchase one (1) share of Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) that was included in the units sold as part of Acquiror’s initial public offering.

“Acquiror Cure Period” has the meaning specified in Section 10.1(g).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article V.

“Acquiror Extension Meeting” has the meaning specified in Section 8.4(d).

“Acquiror Financial Statements” has the meaning specified in Section 5.6(d).

“Acquiror Fundamental Representations” means the representations and warranties made pursuant to Section 5.1 (Company Organization), Section 5.2 (Due Authorization), Section 5.12 (Capitalization of Acquiror) and Section 5.13 (Brokers’ Fees).

“Acquiror Indemnified Parties” has the meaning specified in Section 7.8(a).

“Acquiror Option” has the meaning specified in Section 3.3(a).

“Acquiror Private Placement Warrant” means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor.

“Acquiror Sale” means the occurrence of any of the following events (which, for the avoidance of doubt, shall not include the transactions contemplated hereby): (a) any Person, or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provision thereto, is or becomes the beneficial owner, directly or indirectly, of securities of Acquiror representing more than fifty percent (50%) of the combined voting power of Acquiror’s then outstanding voting securities; (b) the consummation of a merger or consolidation of Acquiror with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the members of the board of directors of Acquiror immediately prior to such merger or consolidation do not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of Acquiror immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or (c) the shareholders of Acquiror approve a plan of complete liquidation or dissolution of Acquiror or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by Acquiror of all or substantially all of the assets of Acquiror and its Subsidiaries, taken as a whole, other than such sale or other disposition by Acquiror of all or substantially all of the assets of Acquiror and its Subsidiaries, taken as a whole, to an entity at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of Acquiror in substantially the same proportions as their ownership of Acquiror immediately prior to such sale.

“Acquiror SEC Filings” has the meaning specified in Section 5.5.

“Acquiror Securities” has the meaning specified in Section 5.12(a).

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Common Stock to redeem all or a portion of the shares of Acquiror Class A Common Stock (or Domesticated Acquiror Common Stock received in exchange thereof, as applicable) held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals.

“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.

“Acquiror Shareholder Approval” means the approval of (1) those Transaction Proposals identified in clauses (A), (B) and (C) of Section 8.2(b), in each case, by an affirmative vote of the holders of at least two-thirds of the outstanding shares of Acquiror Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose and (2) those Transaction Proposals identified in clauses (D), (E), (F), (G), (H), (I), and (J), of Section 8.2(b), in each case, by an affirmative vote of the holders of at least a majority of the outstanding shares of Acquiror Common Stock entitled to vote thereupon (as determined in accordance with Acquiror’s Governing Documents), in each case, at an Acquiror Shareholders’ Meeting duly called by the Board of Directors of Acquiror and held for such purpose.

“Acquiror Shareholders” means the shareholders of Acquiror as of immediately prior to the Effective Time.

“Acquiror Shareholders’ Meeting” has the meaning specified in Section 8.2(b).

“Acquiror Warrants” means the Acquiror Common Warrants and the Acquiror Private Placement Warrants.

“Acquisition Proposal” means, with respect to the Company and its Subsidiaries, other than the transactions contemplated hereby, equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of the Company and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (x) the Company or (y) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding, litigation or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Agreements” has the meaning specified in Section 4.12(a)(vi).

“Aggregate Fully Diluted Company Common Stock” means, without duplication, (a) the aggregate number of shares of Company Common Stock that are (i) issued and outstanding immediately prior to the Effective Time (after giving effect to the Company Preferred Conversion) or (ii) issuable upon, or subject to, the settlement or exercise, as applicable, of Company Options (whether or not then vested or exercisable) or Company Warrants that are issued and outstanding immediately prior to the Effective Time calculated using the treasury stock method of accounting, minus (b) the Treasury Shares outstanding immediately prior to the Effective Time.

“Aggregate Merger Consideration” means a number of shares of Domesticated Acquiror Common Stock equal to the remainder of (a) the quotient obtained by dividing (i) the Base Purchase Price by (ii) $10.00, less (b) the maximum aggregate number of shares of Domesticated Acquiror Common Stock issuable as Whizz Consideration and Compass AC Consideration.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 10.1(e).

“Ancillary Agreements” has the meaning specified in Section 11.10.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or any other antitrust or competition Law authorities of any jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby pursuant to any antitrust or competition Law, or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition pursuant to any antitrust or competition Law.

“Audited Financial Statements” has the meaning specified in Section 4.8(a).

“Available Acquiror Cash” has the meaning specified in Section 7.2(a).

“Available Cash Amount” means cash and cash equivalents of the Company as of the Closing Date, as estimated in good faith by the Company two (2) Business Days prior to the Closing Date and set forth on the Closing Statement.

“Available Credit Amount” means the aggregate amount of funds available to be drawn under the Loan and Security Agreement, as estimated in good faith by the Company two (2) Business Days prior to the Closing Date and set forth on the Closing Statement.

“Base Purchase Price” means $658,434,783.

“Business Combination” has the meaning specified in Article 1 of Acquiror’s Governing Documents as in effect on the date hereof.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in Cayman Islands) are authorized or required by Law to close.

“CARES Act” has the meaning specified in Section 4.15(n).

“Cayman Acquiror Unit” has the meaning specified in the Recitals hereto.

“Cayman Acquiror Warrant” has the meaning specified in the Recitals hereto.

“Cayman Registrar” means the Cayman Registrar under the Cayman Islands Companies Act (as amended).

“Closing” has the meaning specified in Section 2.3(a).

“Closing Date” has the meaning specified in Section 2.3(a).

“Closing Statement” has the meaning specified in Section 2.8.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the Preamble hereto.

“Company Add-On Acquisitions” means the consummation of the acquisition by the Company of 100% of the issued and outstanding equity interests in each of Compass AC pursuant to the Compass AC Merger Agreement and Whizz pursuant to the Whizz Purchase Agreement, and any related transactions thereby as contemplated by Section 1.1(a) of the Company Disclosure Letter.

“Company Award Shares” means a whole number of shares of Acquiror Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to each of the outstanding Company Options in the aggregate as of immediately prior to the Effective Time multiplied by (ii) the Per Share Merger Consideration.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Capital Stock” means the shares of the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the shares of common stock, par value $0.001 per share, of the Company.

“Company Cure Period” has the meaning specified in Section 10.1(e).

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Company Earnout Shares” has the meaning specified in Section 3.4(a).

“Company Financing Agreements” means the Amended and Restated Investors’ Rights Agreement, dated as of April 11, 2019, by and among the Company and the parties listed thereto, the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of April 11, 2019, by and among the Company and the parties listed thereto and the Amended and Restated Voting Agreement, dated April 11, 2019, by and among the Company and the parties listed thereto.

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Company Organization), the first and second sentences of Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Capitalization of the Company), Section 4.7 (Capitalization of Subsidiaries) and Section 4.16 (Brokers’ Fees).

“Company Holders Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among each of the Requisite Company Stockholders, Acquiror and the Company, as amended or modified from time to time.

“Company Incentive Plan” means the Company’s 2015 Equity Incentive Plan, as amended from time to time.

“Company Indemnified Parties” has the meaning specified in Section 7.8(a).

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of the Company to consummate the Merger; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Company to meet any projections or forecasts (provided that clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third-party suppliers), (h) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (h) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Closing with respect thereto), (i) any matter set forth on the Company Disclosure Letter, (j) any Events to the extent actually known by those individuals set forth on Section 1.3 of the Acquiror Disclosure Letter prior to the date hereof, or (k) any action taken by, or at the request of, Acquiror or Merger Sub or taken or not taken by the Company as required by this Agreement; provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations (which shall include the electronics manufacturing industry generally), but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Option” means an option to purchase shares of Company Common Stock granted under the Company Incentive Plan.

“Company Preferred Conversion” has the meaning specified in the Recitals hereto.

“Company Preferred Stock” means the Company’s Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock, each as described in the Company’s Governing Documents in effect on the date hereof.

“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Company Stockholder Approvals” means the approval of this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, by the (i) affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Company Capital Stock voting as a single class and on an as-converted basis and (ii) the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Company Preferred Stock, voting as a single class and on an as-converted basis, in each case, pursuant to the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.

“Company Warrants” means the Common Warrants of the Company, of which 3,187,913 are issued and outstanding as of the date hereof; the Series A Warrants of the Company, of which 84,848 are issued and outstanding; the Series B Warrants of the Company, of which 38,543 warrants are issued and outstanding as of the date hereof; and the Series C Warrants of the Company, of which 1,414,666 are issued and outstanding as of the date hereof.

“Compass AC” has the meaning specified in the Recitals hereto.

“Compass AC Closing Consideration” has the meaning specified in Section 3.5(a).

“Compass AC Consideration” has the meaning specified in Section 3.5(b).

“Compass AC Earnout Shares” has the meaning specified in Section 3.5(b).

“Compass AC Merger Agreement” means that certain Agreement and Plan of Merger, dated as of October 13, 2021, by and among the Company, Aspen Acquisition Sub, Inc., Compass AC and Compass Group Diversified Holdings LLC.

“Confidentiality Agreement” has the meaning specified in Section 11.10.

“Constituent Corporations” has the meaning specified in Section 2.1(a).

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“D&O Indemnified Parties” has the meaning specified in Section 7.8(a).

“DGCL” has the meaning specified in the Recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dissenting Shares” has the meaning specified in Section 3.7.

“Dollars” or “$” means lawful money of the United States.

“Domesticated Acquiror Common Stock” has the meaning specified in the Recitals hereto.

“Domesticated Acquiror Warrant” has the meaning specified in the Recitals hereto.

“Domestication” has the meaning specified in the Recitals hereto.

“Earnout Equityholder” means any holder of Company Capital Stock or Company Options as of immediately prior to the Effective Time.

“Earnout Exchange Ratio” means the quotient of (i) seven million five hundred thousand (7,500,000) divided by (ii) the Aggregate Fully Diluted Company Common Stock.

“Earnout Period” means the period beginning on the Closing Date following the Effective Time and ending on the date that is five (5) years after the Closing Date.

“Earnout Pro Rata Share” means, with respect to each Earnout Equityholder, a percentage equal to the quotient of (i) the sum of (x) the aggregate number of shares of Company Capital Stock that are held by such Earnout Equityholder immediately prior to the Effective Time plus (y) the aggregate number of shares of Company Capital Stock subject to Company Options that are that are held by such Earnout Equityholder immediately prior to the Effective Time; divided by (ii) the sum of (x) the aggregate number of shares of Company Capital Stock that are held by all Earnout Equityholders immediately prior to the Effective Time plus (y) the aggregate number of shares of Company Capital Stock subject to Company Options that are held by all Earnout Equityholders immediately prior to the Effective Time.

“Effective Time” has the meaning specified in Section 2.3(b).

“Eligible Compass AC Company Equityholder” means a Person who held shares of capital stock of Compass AC prior to its acquisition by the Company.

“Eligible Whizz Company Equityholder” means a Person who held shares of capital stock of Whizz prior to its acquisition by the Company.

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“Equity Incentive Plan” has the meaning specified in Section 7.1(a).

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ESPP” has the meaning specified in Section 7.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.2(a).

“Extended Agreement End Date” has the meaning specified in Section 10.1(e).

“Extension Approval End Date” has the meaning specified in Section 8.4(a).

“Extension Proposals” has the meaning specified in Section 8.4(a).

“Extension Proxy Statement” has the meaning specified in Section 8.4(a).

“Financial Statements” has the meaning specified in Section 4.8(a).

“Fully Diluted Acquiror Common Stock” has the meaning specified in Section 7.1(a).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign or multinational government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, legislature, court or tribunal.

“Governmental Authorization” has the meaning specified in Section 4.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earnouts” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means any rights in or to any intellectual property, throughout the world, including all U.S. and foreign: (i) issued patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, pending applications therefor, and internet domain names, together with the goodwill of the Company or any of its Subsidiaries associated with any of the foregoing; (iii) registered and unregistered copyrights, and applications for registration of copyright; (iv) proprietary rights in software (whether in source code, object code, or other form), databases, algorithms, compilations and collections of data, and in all documentation, including user manuals and other training materials, related to any of the foregoing; (v) trade secrets, know-how, processes and other proprietary rights; and (vi) all applications and registrations for the foregoing.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Period” has the meaning specified in Section 6.1.

“International Trade Laws” means all applicable Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including, but not limited to, the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means Internal Revenue Service.

“IT Systems” has the meaning specified in Section 4.21(f)

“JOBS Act” has the meaning specified in Section 5.6(a).

“L&W” has the meaning specified in Section 11.18(b).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Legal Proceedings” has the meaning specified in Section 4.10.

“Letter of Transmittal” has the meaning specified in Section 3.2(b).

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claim, options, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Loan and Security Agreement” means that certain Loan and Security Agreement, dated as of the date hereof, by and among Structural Capital Investments III, LP, Series Structural DCO II, a series of Structural Capital DCO, LLC, SQN Tempo Automation, LLC (“SQNTA”), SQN Venture Income Fund II, LP, Ocean II PLO LLC and the Company.

“Lock-Up Agreement” has the meaning specified in the Recitals.

“Major Company Stockholder” means the parties listed on Schedule I of the Company Holders Support Agreement.

“Merger” has the meaning specified in the Recitals hereto.

“Merger Certificate” has the meaning specified in Section 2.1(a).

“Merger Sub” has the meaning specified in the Preamble hereto.

“Merger Sub Capital Stock” means the shares of the common stock, par value $0.0001 per share, of Merger Sub.

“Minimum Available Acquiror Cash Amount” has the meaning specified in Section 7.2(a).

“Modification in Recommendation” has the meaning specified in Section 8.2(b).

“Multiemployer Plan” has the meaning specified in Section 4.13(c).

“Nasdaq” has the meaning specified in Section 5.6(c).

“Net Merger Consideration” means a number of shares of Domesticated Acquiror Common Stock equal to the remainder of (a) the Aggregate Merger Consideration minus (b) seven million five hundred thousand (7,500,000) shares of Domesticated Acquiror Common Stock minus (c) the Company Award Shares.

“Offer Documents” has the meaning specified in Section 8.2(a)(i).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license (including, for the avoidance of doubt, the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Affero General Public License, the Eclipse Public License and all Creative Commons “sharealike” licenses).

“Open Source Obligations” means any obligations that software owned by the Company or any of its Subsidiaries (i) be made available or distributed in source code form, (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow such software or portions thereof to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee.

“Open Source Software” means any software subject to an Open Source License.

“Owned Real Property” means all real property owned in fee simple by the Company or any of its Subsidiaries.

“Per Share Merger Consideration” means the quotient of (a) the remainder of (i) the Aggregate Merger Consideration minus (ii) seven million five hundred thousand (7,500,000) shares of Domesticated Acquiror Common Stock, divided by (b) the Aggregate Fully Diluted Company Common Stock.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and delinquent or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the present use of the Owned Real Property or Leased Real Property, (iv) non-exclusive licenses of Intellectual Property, (v) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (vi) restrictions on transfer arising under applicable securities Laws and (vii) other Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means any information defined as “personal data,” “personally identifiable information,” “personal information” or similar term under any applicable Law.

“PIPE Investment” means (a) the purchase of shares of Domesticated Acquiror Common Stock and (b) the purchase of convertible debt securities of the Company, in either case, pursuant to the Subscription Agreements.

“PIPE Investment Amount” means the aggregate gross purchase price received by Acquiror prior to or substantially concurrently with Closing for the securities purchased in the PIPE Investment.

“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.

“Privacy Laws” has the meaning specified in Section 4.22(a).

“Privacy Obligations” has the meaning specified in Section 4.22(a).

“Prospectus” has the meaning specified in Section 11.1.

“Proxy Statement” has the meaning specified in Section 8.2(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 8.2(a)(i).

“Real Property Leases” has the meaning specified in Section 4.20(b)(ii).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 8.2(a)(i).

“Requisite Company Stockholders” means the holders of (i) at least fifty-one percent (51%) of the then outstanding shares of Company Capital Stock, voting together as a single class, and (ii) at least fifty-one percent (51%) of the then outstanding shares of Company Preferred Stock, voting together as a single class.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means any Person subject to sanctions, including (i) any Person identified in any sanctions-related list of Persons maintained by (a) the United States (including Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce’s Bureau of Industry and Security, or the United States Department of State), (b) Her Majesty’s Treasury of the United Kingdom, (c) any committee of the United Nations Security Council, (d) the European Union, or (e) any other jurisdiction where the Company or any of its Subsidiaries conduct business; (ii) any Person located, organized, or resident in, or a Governmental Authority of, any Sanctioned Country; and (iii) any Person directly or indirectly owned 50% or more or otherwise controlled by individually or in the aggregate, or acting for the benefit or on behalf of, one or more Persons described in clauses (i) or (ii).

“Sanctions Laws” means any trade, economic and financial sanctions Laws and embargoes administered, enacted or enforced from time to time by (a) the United States (including Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce’s Bureau of Industry and Security, or the United States Department of State), (b) Her Majesty’s Treasury of

the United Kingdom, (c) any committee of the United Nations Security Council, (d) the European Union, or (e) any other jurisdiction where the Company or any of its Subsidiaries conduct business.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A-1 Preferred Stock” has the meaning specified in Section 4.6(a).

“Series A-2 Preferred Stock” has the meaning specified in Section 4.6(a).

“Series A Preferred Stock” has the meaning specified in Section 4.6(a).

“Series B Preferred Stock” has the meaning specified in Section 4.6(a).

“Series C-1 Preferred Stock” has the meaning specified in Section 4.6(a).

“Series C Preferred Stock” has the meaning specified in Section 4.6(a).

“Signing Subscription Agreements” has the meaning specified in Section 5.12(e).

“Skadden” has the meaning specified in Section 11.18(a).

“Sponsor” has the meaning specified in the Recitals.

“Sponsor Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Sponsor, the other parties listed on Schedule I of the Sponsor Support Agreement, Acquiror and the Company, as amended or modified from time to time.

“Stock Price Level” means the volume-weighted average price of a share of Domesticated Acquiror Common Stock on Nasdaq (or such other exchange or other market where the Domesticated Acquiror Common Stock is then traded) for any twenty (20) trading days (which may or may not be consecutive) within a thirty (30) consecutive trading day period.

“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated, whether entered into prior to or after the date hereof.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning specified in Section 2.1(b).

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Tempo Group” has the meaning specified in Section 11.18(b).

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(g).

“Terminating Company Breach” has the meaning specified in Section 10.1(e).

“Title IV Plan” has the meaning specified in Section 4.13(c).

“Top Customers” has the meaning specified in Section 4.28(a).

“Top Vendors” has the meaning specified in Section 4.28(c).

“Trade Approvals” has the meaning specified in Section 4.26(a).

“Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), (iii) any and all filing fees payable by the Company or any of its Subsidiaries to the Antitrust Authorities in connection with the transactions contemplated hereby, and (iv) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreement; provided, however, that Transaction Expenses shall not include Taxes.

“Transaction Proposals” has the meaning specified in Section 8.2(b).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Treasury Share” has the meaning specified in Section 3.1(a).

“Triggering Event” means Triggering Event I, Triggering Event II or Triggering Event III, as applicable.

“Triggering Event I” means the first date after the Closing Date, but within the Earnout Period, on which the Stock Price Level is greater than or equal to twelve Dollars and fifty cents ($12.50) (as equitably adjusted on account of any subdivision, stock split, reverse stock split, dividend, combination, reclassification or similar equity restructuring transaction or any changes in the Domesticated Acquiror Common Stock as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving Acquiror).

“Triggering Event II” means the first date after the Closing Date, but within the Earnout Period, on which the Stock Price Level is greater than or equal to fifteen Dollars ($15.00) (as equitably adjusted on account of any subdivision, stock split, reverse stock split, dividend, combination, reclassification or similar equity restructuring transaction or any changes in the Domesticated Acquiror Common Stock as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving Acquiror).

“Triggering Event III” means the first date after the Closing Date, but within the Earnout Period, on which the Stock Price Level is greater than or equal to eighteen Dollars ($18.00) (as equitably adjusted on account of any subdivision, stock split, reverse stock split, dividend, combination, reclassification or similar equity restructuring transaction or any changes in the Domesticated Acquiror Common Stock as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving Acquiror).

“Trust Account” has the meaning specified in Section 11.1.

“Trust Agreement” has the meaning specified in Section 5.8.

“Trust Amount” has the meaning specified in Section 7.2(a).

“Trustee” has the meaning specified in Section 5.8.

“Unaudited Financial Statements” has the meaning specified in Section 4.8(a).

“Unpaid Transaction Expenses” has the meaning specified in Section 2.4(c).

“Warrant Agreement” means the Warrant Agreement, dated as of July 27, 2020, between Acquiror and Continental Stock Transfer & Trust Company.

“Whizz” has the meaning specified in the Recitals hereto.

“Whizz Closing Consideration” has the meaning specified in Section 3.5(a).

“Whizz Company Earnout Shares” has the meaning specified in Section 3.5(b).

“Whizz Consideration” has the meaning specified in Section 3.5(b).

“Whizz Purchase Agreement” means that certain Stock Purchase Agreement, dated as of August 13, 2021, by and among the Company, Whizz and the other parties thereto.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

“Written Consent” has the meaning specified in Section 8.2(c).

Section 1.2.   Construction.

(a)Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.
(b)Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(c)Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
(d)All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(e)The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable); provided that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included in Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, or, in the case of Acquiror, Article V as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.

Section 1.3.   Knowledge.   As used herein, (i) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror shall mean the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

ARTICLE II

THE MERGER; CLOSING

Section 2.1.   The Merger.

(a)   Upon the terms and subject to the conditions set forth in this Agreement, and following the Domestication, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation in the Merger. The Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Merger (as so filed, the “Merger Certificate”), executed by the Constituent Corporations in accordance with the relevant provisions of the DGCL, such Merger to be effective as of the Effective Time.

(b)   Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL, as a wholly owned subsidiary of Acquiror.

(c)   Notwithstanding the foregoing, if Acquiror or the Company determine in good faith that the Merger is not likely to qualify as a reorganization within the meaning of Section 368 of the Code, the Parties shall work together in good faith to structure the Merger in a manner that would so qualify, including by reversing the direction of the Merger or structuring the Merger as a two-step integrated transaction within the meaning of Revenue Ruling 2001-46, 2001-2 C.B. 32.

Section 2.2.   Effects of the Merger.   At and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

Section 2.3.   Closing; Effective Time.

(a)   In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Suite 1400, Palo Alto, CA 94301, at 7:00 a.m. (local time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

(b)   Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub, and the Company shall cause the Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Merger Certificate (the “Effective Time”).

(c)   For the avoidance of doubt, the Closing and the Effective Time shall occur (i) after the completion of the Domestication and the Company Preferred Conversion and (ii) before the consummation of the Company Add-On Acquisitions.

Section 2.4.   Closing Deliverables.

(a)   At the Closing, the Company will deliver or cause to be delivered:

(i)   to Acquiror, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled;

(ii)   to Acquiror, the written resignations of all of the directors of the Company (other than any such Persons identified as initial directors of the Surviving Corporation, in accordance with Section 2.6), effective as of the Effective Time;

(iii)   to Acquiror, the Registration Rights Agreement and each Lock-Up Agreement, duly executed by each of the Major Company Stockholders; and

(iv)   to Acquiror, a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(b)   At the Closing, Acquiror will deliver or cause to be delivered:

(i)   to the Exchange Agent, the Net Merger Consideration for further distribution to the Company’s stockholders pursuant to Section 3.2;

(ii)   to the Company, a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

(iii)   to the Company, the Registration Rights Agreement and each Lock-Up Agreement, duly executed by duly authorized representatives of Acquiror and the Sponsor and each of the other parties listed on Schedule I of the Sponsor Support Agreement; and

(iv)   to the Company, the written resignations of all of the directors and officers of Acquiror and Merger Sub (other than those Persons identified as the initial directors and officers, respectively, of Acquiror after the Effective Time, in accordance with the provisions of Section 2.6 and Section 7.6), effective as of the Effective Time.

(c)   On the Closing Date, concurrently with the Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued transaction expenses of Acquiror and those incurred, accrued, paid or payable by Acquiror’s Affiliates on Acquiror’s behalf (which shall include any and all outstanding amounts under any Working Capital Loans) as set forth on a written statement to be delivered to the Company not less than two (2) Business Days prior to the Closing Date and (ii) all accrued and unpaid Transaction Expenses (“Unpaid Transaction Expenses”) as set forth on the Closing Statement; provided that any Unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.

Section 2.5.   Governing Documents.

(a)   The certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the Effective Time, which shall be in the forms mutually agreed by Acquiror and the Company, shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

(b)   The certificate of incorporation and bylaws of Acquiror as of immediately prior to the Effective Time (which shall be in substantially the forms attached as Exhibits A and B hereto, respectively, upon effectiveness of the Domestication), shall be the certificate of incorporation and bylaws, respectively, of Acquiror from and after the Effective Time, until thereafter amended as provided therein and under the DGCL.

Section 2.6.   Directors and Officers.

(a)   The (i) officers of the Company as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time, and (ii) directors of the Company as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, in each case, each to hold office in accordance with the Governing Documents of the Surviving Corporation.

(b)   The parties shall take all actions necessary to ensure that, from and after the Effective Time, the Persons identified as the initial post-Closing directors and officers of Acquiror in accordance with the provisions of Section 7.6 shall be the directors and officers (and in the case of such officers, holding such positions as are set forth on Section 2.6(b) of the Company Disclosure Letter), respectively, of Acquiror, each to hold office in accordance with the Governing Documents of Acquiror.

Section 2.7.   Tax Free Reorganization Matters.   Each party intends that (i) the Merger will qualify for the Intended Tax Treatment and (ii) this Agreement constitutes, and is hereby adopted as, a “plan of reorganization” within the meaning of Sections 354, 361 and the 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3. Each of Acquiror, Merger Sub, and the Company shall cooperate and use its respective reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment, and none of Acquiror, Merger Sub or the Company has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Effective Time, would be reasonably expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment. The Merger shall be reported by the parties to this Agreement for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code.

Section 2.8.   Closing Calculations.   No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a statement (the “Closing Statement”) setting forth the Company’s good faith estimate of: (a) the Unpaid Transaction Expenses, (b) the Whizz Closing Consideration; (c) the Compass AC Closing Consideration, (d) the Available Cash Amount and (e) the Available Credit Amount, together with (i) instructions that list the applicable bank accounts designated to facilitate payment by Acquiror of the Unpaid Transaction Expenses, the Whizz Closing Consideration and the Compass AC Closing Consideration, and (ii) reasonable supporting documentation used by the Company in calculating such amounts, including with respect to the Unpaid Transaction Expenses, invoices or similar documentation accounting for such costs. Acquiror and its representatives shall have a reasonable opportunity to review and discuss with the Company and its representatives the documentation provided in connection with the delivery of the Closing Statement. The Company and its Subsidiaries and their respective employees and representatives shall reasonably assist Acquiror and its representatives in its review of such documentation and shall consider in good faith Acquiror’s comments to the Closing Statement, and if any adjustments are made to the Closing Statement prior to the Closing, such adjusted Closing Statement shall thereafter become the Closing Statement for purposes of this Agreement.

ARTICLE III

EFFECTS OF THE MERGER ON THE COMPANY CAPITAL STOCK AND EQUITY AWARDS

Section 3.1.   Conversion of Securities.

(a)   At the Effective Time (after giving effect to the Company Preferred Conversion), by virtue of the Merger and without any action on the part of any holder of Company Common Stock, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Common Stock subject to Company Options (which shall be subject to Section 3.3), (ii) any shares of Company Common Stock held in the treasury of the Company, which treasury shares shall be canceled as part of the Merger and shall not constitute “Company Capital Stock” hereunder (each such share, a “Treasury Share”), and (iii) any shares of Company Common Stock held by stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL), shall be canceled and converted into the right to receive the Per Share Merger Consideration and a number of Company Earnout Shares (in accordance with such Person’s Earnout Pro Rata Share) in accordance with Section 3.4.

(b)   At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of Merger Sub Capital Stock shall be converted into a share of common stock, par value $0.0001 per share, of the Surviving Corporation.

(c)   Notwithstanding anything in this Agreement to the contrary, no fractional shares of Acquiror Common Stock shall be issued in the Merger.

Section 3.2.   Exchange Procedures.

(a)   Prior to the Closing, Acquiror shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Net Merger Consideration to the Company’s stockholders. At or before the Effective Time, Acquiror shall deposit with the Exchange Agent a number of shares of Acquiror Common Stock equal to the Net Merger Consideration.

(b)   Reasonably promptly after the Effective Time, Acquiror shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock as of immediately prior to the Effective Time, whose Company Common Stock was converted pursuant to Section 3.1(a) into the right to receive a portion of the Aggregate Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”).

(c)   Each holder of shares of Company Common Stock that have been converted into the right to receive a portion of the Aggregate Merger Consideration, pursuant to Section 3.1(a), shall be entitled to receive such portion of the Aggregate Merger Consideration, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.

(d)   Promptly following the date that is one (1) year after the Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of shares of Company Common Stock as of immediately prior to the Effective Time that has not exchanged such shares of Company Common Stock for an applicable portion of the Aggregate Merger Consideration in accordance with this Section 3.2 prior to the date that is one (1) year after the Effective Time, may transfer such shares of Company Common Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Merger Consideration without any interest thereupon. None of Acquiror, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.3.   Treatment of Company Options.

(a)   As of the Effective Time, each Company Option that is then outstanding shall be converted into (i) the right to receive a number of Earnout Shares in accordance with Section 3.4 and (ii) an option to purchase shares of Domesticated Acquiror Common Stock upon substantially the same terms and conditions as are in effect with respect to the corresponding Company Option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, an “Acquiror Option”), except that (a) such Acquiror Option shall relate to that whole number of shares of Domesticated Acquiror Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time, multiplied by the Per Share Merger Consideration, and (b) the exercise price per share for each such Acquiror Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by the Per Share Merger Consideration (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code. As of the Effective Time, all Company Options shall no longer be outstanding and each holder of an Acquiror Option will cease to have any rights with respect to such Company Options.

(b)   The Company shall take all necessary actions to effect the treatment of Company Options pursuant to Section 3.3(a) in accordance with the Company Incentive Plan and the applicable award agreements and to ensure that no Acquiror Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable registration statement, including (without limitation) a registration statement on Form S-3) of Acquiror.

Section 3.4.   Earnout.

(a)   Following the Closing, promptly (but in any event within ten (10) Business Days) after the occurrence of a Triggering Event, Acquiror shall issue or cause to be issued to the Earnout Equityholders (in accordance with their respective Earnout Pro Rata Shares) the following shares of Domesticated Acquiror Common Stock, as applicable (which shall be equitably adjusted on account of any subdivision, stock split, reverse stock split, stock dividend, combination, reclassification or similar equity restructuring transaction or any changes in the Domesticated Acquiror Common Stock as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving Acquiror) (as so adjusted, the “Company Earnout Shares”), upon the terms and subject to the conditions set forth in this Agreement and the other agreements contemplated hereby:

(i)   upon the occurrence of Triggering Event I, a one-time aggregate issuance of two million five hundred thousand (2,500,000) Company Earnout Shares;

(ii)   upon the occurrence of Triggering Event II, a one-time aggregate issuance of two million five hundred thousand (2,500,000) Company Earnout Shares; and

(iii)   upon the occurrence of Triggering Event III, a one-time aggregate issuance of two million five hundred thousand (2,500,000) Company Earnout Shares;

(b)   For the avoidance of doubt, the Earnout Equityholders shall be entitled to receive Company Earnout Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the Earnout Equityholders be entitled to receive more than seven million five hundred thousand (7,500,000) Company Earnout Shares in the aggregate (which shall be equitably adjusted on account of any subdivision, stock split, reverse stock split, stock dividend, combination, reclassification or similar equity restructuring transaction or any changes in the Domesticated Acquiror Common Stock as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving Acquiror); provided, further, that Triggering Event I, Triggering Event II and Triggering Event III may be achieved at the same time or on overlapping trading days.

(c)   Notwithstanding anything in this Agreement to the contrary, any Company Earn-Out Shares issuable under this Section 3.4 to any Earnout Equityholder in respect of Company Options held by such Earnout Equityholder as of immediately prior to the Effective Time shall be issued to such Earnout Equityholder only if such Earnout Equityholder continues to provide services (whether as an employee, director or individual independent contractor) to Acquiror or one of its Subsidiaries through the date of the occurrence of the corresponding Triggering Event that causes such Company Earn-Out Shares to become issuable. Any Company Earn-Out Shares that are forfeited pursuant to the preceding sentence shall be reallocated to the other Earnout Equityholders who remain entitled to receive Earn-Out Shares in accordance with their respective Earnout Pro Rata Shares.

(d)   At all times during the Earnout Period, Acquiror shall reserve for issuance a sufficient number of shares of unissued Domesticated Acquiror Common Stock to permit Acquiror to satisfy its issuance obligations set forth in this Section 3.4 and shall take all actions required to increase the authorized number of Domesticated Acquiror Common Stock if at any time there shall be insufficient unissued Domesticated Acquiror Common Stock to permit such reservation.

(e)   Notwithstanding anything to the contrary contained herein, no fraction of a Company Earnout Share will be issued by virtue of any Triggering Event, and each Person who would otherwise be entitled to a fraction of a Company Earnout Share (after aggregating all fractional Company Earnout Shares that otherwise would be received by such holder in connection with the occurrence of such Triggering Event) shall instead have the number of Company Earnout Shares issued to such Person rounded down to the nearest whole Company Earnout Share.

(f)   If, during the Earnout Period, there is an Acquiror Sale that will result in the holders of Domesticated Acquiror Common Stock receiving a per share price (based on the value of the cash, securities or in-kind consideration being delivered in respect of such Domesticated Acquiror Common Stock, as determined in good faith by the Board of Directors of Acquiror) equal to or in excess of the applicable Stock Price Level required in connection with any Triggering Event, then immediately prior to the consummation of such Acquiror Sale (a) any such Triggering Event that has not previously occurred shall be deemed to have occurred and (b) Acquiror shall issue the applicable Company Earnout Shares to the Earnout Equityholders (in accordance with their respective Earnout Pro Rata Share), and the Earnout Equityholders shall be eligible to participate in such Acquiror Sale. If, during the Earnout Period, there is an Acquiror Sale that will result in the holders of Domesticated Acquiror Common Stock receiving a per share price (based on the value of the cash, securities or in-kind consideration being delivered in respect of such Domesticated Acquiror Common Stock, as determined in good faith by the Board of Directors of Acquiror) that is less than the applicable Stock Price Level required in connection with any Triggering Event that has not previously occurred, then this Section 3.4 shall terminate and no Company Earnout Shares shall be issuable hereunder with respect to such Triggering Event(s) in connection with or following completion of the Acquiror Sale.

Section 3.5.   Consideration with Respect to Company Add-On Acquisitions.

(a)   At or following the Effective Time, Acquiror shall pay and/or issue, or cause to be paid and/or issued, (i) to each Eligible Whizz Company Equityholder its respective pro rata portion of each of the Cash Consideration (as defined in the Whizz Purchase Agreement) and the Stock Consideration (as defined in the Whizz Purchase Agreement) (together, the “Whizz Closing Consideration”), in each case, upon the terms and subject to the conditions set forth in the Whizz Purchase Agreement, and (ii) to each Eligible Compass AC Company Equityholder its respective pro rata portion of the Total Closing Consideration (as defined in the Compass AC Merger Agreement) (the “Compass AC Closing Consideration”), upon the terms and subject to the conditions set forth in the Compass AC Merger Agreement.

(b)   Following the Closing, Acquiror shall pay and/or issue, or cause to be paid and/or issued, (i) to each Eligible Whizz Company Equityholder its respective pro rata portion of the Earnout Consideration (as defined in the Whizz Purchase Agreement) (together with the Whizz Closing Consideration, the “Whizz Consideration”) in the form of cash, shares of Domesticated Acquiror Common Stock or a combination thereof (any such shares, the “Whizz Company Earnout Shares”), if, when and as payable pursuant to the Whizz Purchase Agreement, upon the terms and subject to the conditions set forth in the Whizz Purchase Agreement, and (ii) to each Eligible Compass AC Equityholder its respective pro rata portion of the Post-Closing SPAC Shares (as defined in the Compass AC Merger Agreement) (together with the Compass AC Closing Consideration, the “Compass AC Consideration”) in the form of shares of Domesticated Acquiror Common Stock (such shares, the “Compass AC Earnout Shares”), if, when and as payable pursuant to the Compass AC Merger Agreement, upon the terms and subject to the conditions set forth in the Compass AC Merger Agreement.

(c)   For the avoidance of doubt, in no event shall (i) the Eligible Compass AC Company Equityholders be entitled to receive more than an aggregate of 2,400,000 Compass AC Earnout Shares or (ii) the Eligible Whizz Company Equityholders be entitled to receive more than an aggregate of 1,043,478 Whizz Company Earnout Shares.

(d)   The number of shares of Domesticated Acquiror Common Stock issuable pursuant to this Section 3.5 shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Domesticated Acquiror Common Stock occurring on or after the Closing (other than the conversion of the Acquiror Class B Common Stock into Domesticated Acquiror Common Stock at the Closing).

Section 3.6.   Withholding.   Notwithstanding any other provision to this Agreement, Acquiror, Merger Sub, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes as are required to be deducted and withheld from such amounts under the Code or any other applicable Law. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted to the appropriate Governmental Authority and (ii) to the extent duly remitted, treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.7.   Dissenting Shares.   Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the

“Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration (including, for the avoidance of doubt, any Company Earnout Shares in accordance with Section 3.4), but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Aggregate Merger Consideration in accordance with Section 3.1 (including, for the avoidance of doubt, the right to receive such Person’s Earnout Pro Rata Share of the Company Earn Out Shares in accordance with Section 3.4) without interest thereon, upon transfer of such shares. The Company shall provide Acquiror prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand. Except with the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV), in each case, the Company represents and warrants to Acquiror and Merger Sub as follows:

Section 4.1.   Company Organization.   The Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.2.   Subsidiaries.   A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their respective jurisdiction of incorporation or organization and have the requisite power and authority to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to its and the Company’s business, taken as a whole.

Section 4.3.   Due Authorization.

(a)   Other than the Company Stockholder Approvals, the Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)   On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions (i) determining that this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and its stockholders, as applicable, (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby and (iii) directing that this Agreement and the transactions contemplated hereby, including the Merger, be submitted to the stockholders of the Company for their adoption. No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Merger other than the Company Stockholder Approvals.

Section 4.4.   No Conflict.   Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 4.12(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or (ii) be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.5.   Governmental Authorities; Consents.   Except as set forth in Section 4.5 of the Company Disclosure Letter, assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, clearance, waiting period expiration or termination, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act or other applicable antitrust or competition Laws; (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the transactions contemplated hereby and (iii) the filing of the Merger Certificate in accordance with the DGCL.

Section 4.6.   Capitalization of the Company.

(a)   As of the date of this Agreement, the authorized capital stock of the Company consists of (x) 59,630,000 shares of Company Common Stock, par value $0.00001 per share, of which 9,889,476 shares are issued and outstanding as of the date of this Agreement, and (y) 29,751,578 shares of Company Preferred Stock (of which (i) 1,528,501 shares are designated Series A-1 Preferred Stock, par value $0.00001 per share, 1,528,501 of which are issued and outstanding as of the date of this Agreement (the “Series A-1 Preferred Stock”), (ii) 1,541,170 shares are designated Series A-2 Preferred Stock, par value $0.00001 per share, 1,541,170 of which are issued and outstanding as of the date of this Agreement (the “Series A-2 Preferred Stock”), (iii) 7,048,031 shares are designated Series A Preferred Stock, par value $0.00001 per share, 6,963,183 of which are issued and outstanding as of the date of this Agreement (the “Series A Preferred Stock”), (iv) 7,358,928 shares are designated Series B Preferred Stock, par value $0.00001 per share, 7,320,385 of which are issued and outstanding as of the date of this Agreement (the “Series B Preferred Stock”), (v) 1,497,748 shares are designated Series C-1 Preferred Stock, par value $0.00001 per share, 1,497,748 of which are issued and outstanding as of the date of this Agreement (the “Series C-1 Preferred Stock”) and (vi) 10,777,200 shares are designated Series C Preferred Stock, par value $0.00001 per share, 10,669,200 of which are issued and outstanding as of the date of this Agreement (the “Series C Preferred Stock”)), and there are no other authorized equity interests of the Company that are issued and outstanding. All of the issued and outstanding shares of Company Capital Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance in all material respects with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens, other than restrictions on transfer arising under applicable securities Laws or as set forth on Section 4.6(a) of the Company Disclosure Letter.

(b)   As of the date of this Agreement, Company Warrants to purchase 3,979,304 shares of Company Common Stock are issued and outstanding. All outstanding Company Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance in all material respects with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens, other than restrictions on transfer arising under applicable securities Laws or as set forth on Section 4.6(b) of the Company Disclosure Letter.

(c)   As of the date of this Agreement, Company Options to purchase 16,107,611 shares of Company Common Stock, with an aggregate exercise price equal to $19,222,074, are outstanding. The Company has provided to Acquiror, prior to the date of this Agreement, a true and complete list of each current or former employee, consultant or director of the Company or any of its Subsidiaries who, as of the date of this Agreement, holds a Company Option, the number of shares of Company Common Stock subject thereto, the vesting schedule and the exercise price thereof. All Company Options are evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Company Option is subject to terms that are materially different from those set forth in such forms. Each Company Option was validly issued and properly approved by the Board of Directors of the Company (or appropriate committee thereof).

(d)   Except as otherwise set forth in this Section 4.6 or on Section 4.6(d) of the Company Disclosure Letter, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Company Capital Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of Company Capital Stock.

Section 4.7.   Capitalization of Subsidiaries.

(a)   The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, and, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens, other than restrictions on transfer arising under applicable securities Laws.

(b)   The Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens.

(c)   Except as set forth on Section 4.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries or any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of such Subsidiaries and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

Section 4.8.   Financial Statements.

(a)   Attached as Section 4.8(a) of the Company Disclosure Letter are: (i) true and complete copies of the audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2020 and December 31, 2019, together with the auditor’s reports thereon (the “Audited Financial Statements”), and (ii) unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, stockholders’ deficit, and cash flow of the Company and its Subsidiaries as of June 30, 2021, and summary of operating results, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries for the six (6) month periods ended June 30, 2021 and June 30, 2020 (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(b)   Except as set forth on Section 4.8(b) of the Company Disclosure Letter, the Financial Statements, (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity (with respect to the Audited Financial Statements only) and their consolidated cash flows for the respective periods then ended (subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Unaudited Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries and (iv) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c)   Neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 4.9.   Undisclosed Liabilities.   Except as set forth on Section 4.9 of the Company Disclosure Letter, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries or (c) that will be discharged or paid off prior to or at the Closing.

Section 4.10.   Litigation and Proceedings.   Except as set forth on Section 4.10 of the Company Disclosure Letter, as of the date hereof (a) there are no pending or, to the knowledge of the Company, threatened lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (including any investigations or inquiries initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets; and (b) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order, except, in each case, as would not be, or would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.11.   Legal Compliance.

(a)   As of the date hereof, each of the Company and its Subsidiaries is in compliance with all applicable Laws in all material respects.

(b)   For the past three (3) years, none of the Company or any of its Subsidiaries has received any written notice of, or been charged with, a violation of any Laws, except where such violation has not been material to the business of the Company and its Subsidiaries, taken as a whole.

(c)   The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Law by any of the Company’s or its Subsidiaries’ directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.

Section 4.12.   Contracts; No Defaults.

(a)   Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xiv) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than (i) Company Benefit Plans and (ii) the Whizz Purchase Agreement, the Compass AC Merger Agreement and letters of intent or other similar agreements entered into in connection therewith. True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives, together with all amendments thereto.

(i)   Any Contract with any of the Top Customers or the Top Vendors (other than purchase orders, invoices, statements of work and non-disclosure or similar agreements entered into in the ordinary course of business consistent with past practice that do not contain any material terms relating to the Contract underlying the applicable Top Customer or Top Vendor relationship);

(ii)   Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries, including any agreement or commitment for future loans, credit or financing, in each case, in excess of $1,000,000;

(iii)   Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last two (2) years, in each case, involving payments in excess of $1,000,000 other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, or (B) between the Company and its wholly owned Subsidiaries;

(iv)   Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $500,000 in any calendar year;

(v)   Each Contract involving the formation of a (A) joint venture entity, (B) limited or general partnership, or (C) limited liability company (excluding, in the case of clauses (B) and (C), any wholly owned Subsidiary of the Company);

(vi)   Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the members or stockholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand, including the Company Financing Agreements (collectively, “Affiliate Agreements”);

(vii)   Contracts with any employee or consultant of the Company or any of the Company’s Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(viii)   Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s or the Company’s Subsidiaries’ ability to conduct their respective businesses with any Person in any geographic area in any material respect;

(ix)   Any collective bargaining or similar labor-related agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union, labor organization, works council or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(x)   Each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue, but not including (1) non-disclosure agreements, (2) nonexclusive licenses granted to service providers in connection with the provision of services to the Company or any of its Subsidiaries, or (3) incidental trademark licenses incident to marketing, printing or advertising Contracts, in each case of (1)-(3) entered into in the ordinary course of business) pursuant to which the Company or any of the Company’s Subsidiaries (i) grants to a third Person the right to use material Intellectual Property of the Company or its Subsidiaries (other than Contracts granting nonexclusive rights to customers to use the Company’s or its Subsidiaries’ products in the ordinary course of business) or (ii) is granted by a third Person the right to use Intellectual Property that is material to the business of the Company or its Subsidiaries (other than Contracts granting nonexclusive rights to use commercially available off-the-shelf software that involves aggregate payments less than $1,000,000 in any calendar year and Open Source Licenses);

(xi)   Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $500,000 in any calendar year;

(xii)   Any Contract that (A) grants to any third Person any “most favored nation rights” or (B) grants to any third Person price guarantees for a period greater than one (1) year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $2,000,000 in any calendar year;

(xiii)   Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries; and

(xiv)   Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xiii) of this Section 4.12(a).

(b)   Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the business of the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 4.12(a) and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract, and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.13.   Company Benefit Plans.

(a)   Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) or any other plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant worker or employee of the Company or any of the Company’s Subsidiaries, which is maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority. With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan description, including any summary of material modifications, (C) the most recent annual report (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b)   Except as set forth on Section 4.13(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in material compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; (iii) each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan; and (iv) to the knowledge of the Company, there have not been any “prohibited transactions” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan.

(c)   No Company Benefit Plan is a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA), a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years.

(d)   With respect to each Company Benefit Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(e)   No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable Law or coverage for which the full cost is borne by the applicable employee (or his or her beneficiary).

(f)   Except as set forth on Section 4.13(f) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, or (iii) accelerate the vesting and/or settlement of any Company Option. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code. Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) is maintained in all material respects in documentary and operational compliance with Section 409A of the Code. No amounts paid, payable or deferred under any Company Benefit Plan have been or, to the knowledge of the Company, are reasonably expected to be includible in gross income under Section 409A(a)(1) of the Code or subject to the Taxes imposed under Section 409A.

(g)   All Company Options have been granted in accordance with the terms of the Company Incentive Plan. Each Company Option has been granted with an exercise price that is no less than the fair market value of the underlying Company Common

Stock on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable. Each Company Option is intended to either qualify as an “incentive stock option” under Section 422 of the Code or to be exempt under Section 409A of the Code. The Company has made available to Acquiror, accurate and complete copies of (i) the Company Incentive Plan, (ii) the forms of standard award agreement under the Company Incentive Plan, (iii) copies of any award agreements that materially deviate from such forms and (iv) a list of all outstanding equity and equity-based awards granted under any Company Incentive Plan, together with the material terms thereof (including but not limited to grant date, exercise price, vesting terms (including any accelerated vesting), type of award, expiration date, and number of shares underlying such award).

Section 4.14.   Labor Relations; Employees.

(a)   The Company has provided to Acquiror, prior to the date of this Agreement, a true and complete list of the employees of the Company and its Subsidiaries as of the date hereof and the following information for each such employee as of the date hereof: (i) employee identification number, (ii) geographic location (including city, state and country), (iii) employing legal entity, (iv) active or leave status (and, if on leave, the nature of the leave and the expected return date), (v) full-time or part-time status, (vi) job title, (vii) classification as “exempt” or “nonexempt” from applicable wage and hour laws, (viii) annual salary and, if applicable, hourly wage rate and target annual incentive compensation and (ix) applicable visa or work authorization status.

(b)   (i) None of the Company or any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar labor-related agreement or agreement with any labor union, labor organization or works council, (ii) no such agreement is being negotiated by the Company or any of the Company’s Subsidiaries, (iii) no employees of the Company or any of its Subsidiaries are represented by any labor union, labor organization or works council with respect to their employment with the Company or any of its Subsidiaries, (iv) no labor union, works council, group of employees, or any other employee representative body has requested or, to the knowledge of the Company, is seeking to represent any of the employees of the Company or its Subsidiaries. To the knowledge of the Company, there has been no labor organization activity involving any employees of the Company or any of its Subsidiaries. In the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened unfair labor practice charge, material grievance, material arbitration, strike, slowdown, work stoppage, picketing, hand billing, lockout or other labor dispute against or affecting the Company or any Subsidiary of the Company.

(c)   No labor union, labor organization, works council, or group of employees of the Company or its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.

(d)   Each of the Company and its Subsidiaries are, and have been for the past three (3) years, in material compliance with all applicable Laws respecting labor and employment, including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, worker classification (with respect to both exempt versus non-exempt status and employee versus independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(e)   In the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against them, (iii) notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(f)   The Company and its Subsidiaries are not and have not been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or any other applicable Law requiring affirmative action or other employment-related actions for government contractors or subcontractors, or (iii) otherwise required to maintain an affirmative action plan.

(g)   To the knowledge of the Company, no present or former employee or independent contractor of the Company or any of the Company’s Subsidiaries’ is in any material respect in violation of (i) any term of any employment agreement, nondisclosure agreement, restrictive covenant, common law nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries or (B) the knowledge or use of trade secrets or proprietary information.

(h)   To the knowledge of the Company, the Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(i)   None of the Company or any of the Company’s Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Director or above. To the knowledge of the Company, in the last five (5) years, no allegations of sexual harassment, sexual misconduct or discrimination have been made against (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Director or above, in either case in their capacity as such an officer or employee.

(j)   The Company and its Subsidiaries have not, since January 1, 2020, engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar foreign, state or local law relating to plant closings, layoffs or group terminations or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent. The Company, taken as a whole with its Subsidiaries, has sufficient employees to operate the business of the Company and its Subsidiaries as currently conducted.

(k)   To the knowledge of the Company, no current employee of the Company or its Subsidiaries, who is at the level of Director or above, intends to terminate his or her employment.

Section 4.15.   Taxes.

(a)   All income and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects and all income and other material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b)   The Company and each of its Subsidiaries has withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c)   There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d)   No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e)   There are no Tax audits or other examinations by a Governmental Authority of the Company or any of its Subsidiaries presently in progress, nor has the Company or any of its Subsidiaries been notified in writing by a Governmental Authority of (nor to the knowledge of the Company has there been) any request or threat for such an audit or other examination, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company or any of its Subsidiaries.

(f)   None of the Company or any of its Subsidiaries has made a request for an advance tax ruling or request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes.

(g)   None of the Company or any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Company or its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(h)   None of the Company or any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i)   None of the Company or any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(j)   No written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k)   None of the Company or any of its Subsidiaries has, or has ever had, a permanent establishment or other fixed place of business in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(l)   None of the Company or any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(m)   None of the Company or any of its Subsidiaries will be required to include any amount in taxable income, exclude any item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing outside the ordinary course of business, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreements” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, or (v) by reason an election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law).

(n)   None of the Company or any of its Subsidiaries has deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”), failed to properly comply in all respects with and duly account for all credits received under Sections 7001 through 7005 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act, or sought, or intends to seek, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. § 636(a)).

(o)   The Company is not treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(p)   None of the Company or any of its Subsidiaries has taken any action, nor to the knowledge of the Company or any of its Subsidiaries, are there any facts or circumstances, that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 4.16.   Brokers’ Fees.   Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.

Section 4.17.   Insurance.   Section 4.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Acquiror. All such policies of the Company and its Subsidiaries are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months.

Section 4.18.   Licenses.   The Company and its Subsidiaries are in possession of all of the material Licenses reasonably required to permit the Company and its Subsidiaries to acquire, originate, own, operate, use and maintain their respective assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. Each material License held by the Company or any of the Company’s Subsidiaries is in full force and effect. None of the Company or any of its Subsidiaries (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party, (b) is or has been the subject of any pending or threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material License; or (c) has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in Section 4.4 of the Company Disclosure Letter, provided such amendment, replacement, or reissuance does not materially adversely affect the continuous conduct of the business of the Company and its Subsidiaries as currently conducted from and after Closing. Section 4.18 of the Company Disclosure Letter sets forth a true, correct and complete list of material Licenses held by the Company or its Subsidiaries.

Section 4.19.   Equipment and Other Tangible Property.   The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 4.20.   Real Property.

(a)   None of the Company or any of its Subsidiaries owns any Owned Real Property.

(b)   Section 4.20(b) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i)   The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii)   The Company has delivered to Acquiror true, correct and complete copies of all leases, subleases, licenses or occupancy agreements to which the Company or any of its Subsidiaries is a party, including all amendments, extensions, renewals, guaranties, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.

(iii)   The Company’s or its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed and, to the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.

(iv)   None of the Company or any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

Section 4.21.   Intellectual Property.

(a)   Section 4.21(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered or applied-for with a Governmental Authority and is owned, or purported to be owned, by the Company or any of the Company’s Subsidiaries, whether applied for or registered in the United States or internationally (“Company Registered Intellectual Property”). The Company or one of the Company’s Subsidiaries is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property, and all such Company Registered Intellectual Property is subsisting and, (excluding any pending applications included in the Company Registered Intellectual Property) to the knowledge of the Company is valid and enforceable. The Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all material Intellectual Property used or held for use by the Company and its Subsidiaries in the conduct of their respective businesses.

(b)   To the knowledge of the Company, the Company and its Subsidiaries have not, in past the six (6) years, infringed, misappropriated or otherwise violated and are not infringing, misappropriating or otherwise violating any Intellectual Property of any third Person. There is no, and in the past three (3) years there has been no, Action pending or, to the knowledge of the Company, threatened in writing, (i) to which the Company or any of the Company’s Subsidiaries is or was a named party alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person or (ii) in which the validity, enforceability or registrability of any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries has been or is being challenged.

(c)   To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any material Intellectual Property owned by the Company or any of its Subsidiaries. In the past three (3) years, the Company and its Subsidiaries have not initiated any Action or sent to any Person any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement, misappropriation or other violation of any Intellectual Property of the Company or any of its Subsidiaries.

(d)   The Company and its Subsidiaries take commercially reasonable measures to protect the confidentiality of material trade secrets and other material proprietary information included in the Intellectual Property owned or purported to be owned by them or provided to them by a third Person. To the knowledge of the Company, there has not been any unauthorized disclosure of or unauthorized access to any material trade secrets or other material proprietary information owned (or purported to be owned) by the Company or any of its Subsidiaries to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of a material trade secret or other rights in and to such information. Each current or former employee of, and each current or former contractor or consultant to, the Company or any of its Subsidiaries, in each case, who has been engaged in the development of any material Intellectual Property owned (or purported to be owned) by the Company or its Subsidiaries has entered into a binding agreement with the Company or a Subsidiary of the Company by which such employee, contractor or consultant presently assigns to the Company or the applicable Subsidiary all of their respective rights in such Intellectual Property.

(e)   No government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of the material Intellectual Property owned by the Company or any of its Subsidiaries and used in connection with their respective business.

(f)   To the knowledge of the Company, the information technology systems (including software) (“IT Systems”) used by the Company or its Subsidiaries in the operation of their businesses does not contain any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of such IT Systems or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the Company or its Subsidiaries. The IT Systems used by the Company or any of its Subsidiaries are designed, implemented and maintained in accordance with customary industry standards and practices for entities operating businesses similar to the businesses of the Company or its Subsidiaries and constitute all the information technology systems infrastructure reasonably necessary to carry on the businesses of the Company and its Subsidiaries as conducted in the past twelve (12) months.

(g)   The Company’s and each of its Subsidiaries’ use and distribution of Open Source Software used in connection with their products is in material compliance with all Open Source Licenses applicable thereto. None of the Company or any of its Subsidiaries has used any Open Source Software in a manner that requires any of its proprietary software to be subject to Open Source Obligations.

Section 4.22.   Privacy and Cybersecurity.

(a)   The Company and each of its Subsidiaries maintains and for the past three (3) years has maintained privacy policies consistent with applicable Privacy Laws. The Company and each of its Subsidiaries are in compliance in all material respects with, and for the past three (3) years has been in compliance with, (i) all applicable Laws related to privacy, data protection, data security or the collection, storage, handling, disclosure, transfer, use or processing of Personal Information (“Privacy Laws”), (ii) the Company’s and its Subsidiaries’ privacy policies and contractual commitments relating to privacy, data protection, data security or the collection, storage, handling, disclosure, transfer, use or processing of Personal Information or the IT Systems, as applicable, and (iii) the Company’s and its Subsidiaries’ contractual commitments concerning privacy, data protection, data security, the collection, storage, handling, disclosure, transfer or use of Personal Information and the security of the Company’s and each of its Subsidiaries’ respective IT Systems, in each case of (i)-(iii) above (collectively, “Privacy Obligations”). There are no Actions by any Person (including any Governmental Authority) pending to which the Company or any of the Company’s Subsidiaries is a named party or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging a violation or breach of any Privacy Laws or Privacy Obligations.

(b)   In the past three (3) years (i) to the knowledge of the Company, there have been no material breaches of the security of the IT Systems controlled or used by or on behalf of the Company or any of its Subsidiaries and (ii) there have been no disruptions in any IT Systems that materially adversely affected the Company’s or its Subsidiaries’ businesses or operations. The Company and its Subsidiaries take commercially reasonable measures designed to protect confidential or sensitive information (including Personal Information) in their possession or control against unauthorized access, use, modification, disclosure or other misuse, including through commercially reasonable administrative, technical and physical safeguards. None of the Company or any of its Subsidiaries has (A) experienced any incident in which such information was accessed, used, modified, stolen, disclosed without authorization or otherwise misused, including in connection with a breach of security or (B) received any written notice or complaint from any Person (including any Governmental Authority) with respect to any of the foregoing nor, to the knowledge of the Company, has any such notice or complaint been threatened against the Company or any of its Subsidiaries with respect to any breach of the security of Personal Information.

Section 4.23.   Environmental Matters.   Except as set forth on Section 4.23 of the Company Disclosure Letter:

(a)   The Company and its Subsidiaries are and, except for matters which have been fully resolved, are in material compliance with all applicable Environmental Laws.

(b)   To the Company’s knowledge, there has been no material release of any Hazardous Materials by the Company or its Subsidiaries (i) at, in, on or under any Leased Real Property or in connection with the Company’s or its Subsidiaries’ respective operations of the Leased Real Property or (ii) at, in, on or under any formerly owned or Leased Real Property during the time that the Company or any of its Subsidiaries owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of in a quantity or manner requiring reporting, investigation, remediation, monitoring or other response action by the Company or any of the Company’s Subsidiaries pursuant to applicable Environmental Laws.

(c)   None of the Company or its Subsidiaries are subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d)   No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s or its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.

(e)   The Company has made available to Acquiror all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.

Section 4.24.   Absence of Changes.   From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, (a) there has not been any Company Material Adverse Effect, and (b) except as specifically contemplated in connection with the Company Add-On Acquisitions or as set forth on Section 4.24 of the Company Disclosure Letter, (i) the Company has conducted its business in the ordinary course of business in all material respects and (ii) the Company has not taken any action that, if taken after the date hereof, would constitute a violation of Section 6.1(a) through Section 6.1(bb).

Section 4.25.   Anti-Corruption Compliance.

(a)   For the past five (5) years, none of the Company or any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee or agent, while acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.

(b)   Each of the Company and its Subsidiaries has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c)   To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

Section 4.26.   Sanctions and International Trade Compliance.

(a)   The Company and its Subsidiaries (i) are, and have been for the past five (5) years, in compliance in all respects with all International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made requisite filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer of its products and technologies as required under the International Trade Laws and Sanctions Laws (the “Trade Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, penalties, notices, requests, citations, investigations, or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any International Trade Laws or Sanctions Laws or any Trade Approvals. During the past five (5) years, the Company and its Subsidiaries have not made any voluntary, directed, or involuntary disclosures to any Governmental Authority or similar entity with respect to any alleged act or omission arising under or relating to any non-compliance with any International Trade Laws or Sanctions Laws.

(b)   Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, any of their respective employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past five (5) years, been a Sanctioned Person or (ii) has, while acting on behalf of the Company or any of its Subsidiaries, transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.

(c)   The Company and its Subsidiaries have in place written policies, controls and systems reasonably designed to ensure compliance in all respects with applicable International Trade Laws and Sanctions Laws.

Section 4.27.   Information Supplied.   None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the shareholders of Acquiror or at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.28.   Customers/Vendors.

(a)   Section 4.28(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top twenty (20) customers based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending June 30, 2021 (the “Top Customers”).

(b)   Except as set forth on Section 4.28(b) of the Company Disclosure Letter, none of the Top Customers has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Customers is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

(c)   Section 4.28(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top twenty (20) vendors based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending June 30, 2021 (the “Top Vendors”).

(d)   Except as set forth on Section 4.28(d) of the Company Disclosure Letter, none of the Top Vendors has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

Section 4.29.   Government Contracts.   Except as set forth on Section 4.29 of the Company Disclosure Letter, the Company is not party to: (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (ii) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. None of the Company or any of its Subsidiaries has provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.

Section 4.30.   Sufficiency of Assets.   Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the tangible and intangible assets owned, licensed or leased by the Company and its Subsidiaries constitute all of the assets reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries after the Closing in the ordinary course. Notwithstanding the foregoing, this Section 4.30 shall not be deemed a representation or warranty regarding non-infringement, validity or enforceability of Intellectual Property.

Section 4.31.   Representations of Whizz and Compass AC.   To the Company’s knowledge, each of the representations and warranties made with respect to (a) Compass AC in the Compass AC Merger Agreement and (b) Whizz in the Whizz Purchase Agreement, in each case after giving effect to any disclosures set forth in any disclosure letter to such agreement, are true and correct in all material respects.

Section 4.32.   No Additional Representation or Warranties.   Except as provided in this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or Merger Sub or their Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth in (i) in the case of Acquiror, any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.8, Section 5.12 and Section 5.15), or (ii) in the case of Acquiror and Merger Sub, in the disclosure letter delivered by Acquiror and Merger Sub to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article V), Acquiror and Merger Sub represent and warrant to the Company as follows:

Section 5.1.   Company Organization.   Each of Acquiror and Merger Sub has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of the Governing Documents of Acquiror and the Governing Documents of Merger Sub, in each case, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.

Section 5.2.   Due Authorization.

(a)   Each of Acquiror and Merger Sub has all requisite corporate power and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the Board of Directors of Acquiror and by Acquiror as the sole shareholders, as applicable, of Merger Sub and (ii) determined by the Board of Directors of Acquiror as advisable to Acquiror and the shareholders of Acquiror and recommended for approval by the shareholders of Acquiror. No other company proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Shareholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror and Merger Sub, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)   Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:

(i)   each of those Transaction Proposals identified in clauses (A), (B) and (C) of Section 8.2(b) shall require approval by an affirmative vote of the holders of at least two-thirds of the outstanding shares of Acquiror Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose;

(ii)   each of those Transaction Proposals identified in clauses (D), (E), (F), (G), (H), (I), and (J), of Section 8.2(b), in each case, shall require approval by an affirmative vote of the holders of at least a majority of the outstanding shares of Acquiror Common Stock entitled to vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose;

(c)   The foregoing votes are the only votes of any of Acquiror’s share capital necessary in connection with entry into this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby, including the Closing.

(d)   At a meeting duly called and held, all of the disinterested members of the Board of Directors of Acquiror have approved the transactions contemplated by this Agreement as a Business Combination.

Section 5.3.   No Conflict.   Subject to the Acquiror Shareholder Approval, the execution and delivery of this Agreement by Acquiror and Merger Sub and the other documents contemplated hereby by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement or (ii) be material to Acquiror.

Section 5.4.   Litigation and Proceedings.   There are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon Acquiror or Merger Sub, nor are any assets of Acquiror’s or Merger Sub’s respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. As of the date hereof, each of Acquiror and Merger Sub is in compliance with all applicable Laws in all material respects. Since inception, Acquiror and Merger Sub have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.

Section 5.5.   SEC Filings.   Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since July 30, 2020, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.6.   Internal Controls; Listing; Financial Statements.

(a)   Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Since July 30, 2020, Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.

(b)   Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)   Since July 30, 2020, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market LLC (“Nasdaq”). The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or prohibit or terminate the listing of Acquiror Class A Common Stock on Nasdaq.

(d)   The Acquiror SEC Filings contain true and complete copies of the unaudited balance sheet as of June 30, 2021, and statement of operations, cash flow and shareholders’ equity of Acquiror for the period from January 1, 2021, through June 30, 2021, together with the auditor’s reports thereon (the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e)   There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f)   Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 5.7.   Governmental Authorities; Consents.   Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Governmental Authorization is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act or other applicable antitrust or competition Laws, (ii) in connection with the Domestication, the applicable requirements and required approval of the Cayman Registrar, and (iii) as otherwise disclosed on Section 5.7 of the Acquiror Disclosure Letter.

Section 5.8.   Trust Account.   As of the date of this Agreement, Acquiror has at least $230,000,000 in the Trust Account (including, if applicable, an aggregate of approximately $8,050,000 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of July 27, 2020, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding shares of Acquiror Common Stock sold in Acquiror’s initial public offering who shall have properly elected to redeem their shares of Acquiror Common Stock pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. The Trust Agreement has not been amended or modified and is a valid and binding obligation of Acquiror and is in full force and effect and is enforceable in accordance with its terms. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no shareholder of Acquiror shall be entitled to receive any amount from the Trust Account except to the extent such shareholder of Acquiror is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror nor Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Sub on the Closing Date.

Section 5.9.   Investment Company Act; JOBS Act.   Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10.   Absence of Changes.   Since July 30, 2020, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement and (b) except as set forth in Section 5.10 of the Acquiror Disclosure Letter, Acquiror and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

Section 5.11.   No Undisclosed Liabilities.   Except for any fees and expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against Acquiror or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror and Merger Sub, or (iii) which would not be, or would not reasonably be expected to be, material to Acquiror.

Section 5.12.   Capitalization of Acquiror.

(a)   As of the date of this Agreement, the authorized share capital of Acquiror is $55,500.00 divided into (i) 500,000,000 shares of Acquiror Class A Common Stock, 23,000,000 of which are issued and outstanding as of the date of this Agreement, (ii) 50,000,000 shares of Acquiror Class B Common Stock, of which 5,750,000 shares are issued and outstanding as of the date of this Agreement, and (iii) 5,000,000 preference shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii) collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b)   Subject to the terms of conditions of the Warrant Agreement, the Acquiror Warrants will be exercisable after giving effect to the Merger for one share of Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share. As of the date of this Agreement, 11,500,000 Acquiror Common Warrants and 6,600,000 Acquiror Private Placement Warrants are issued and outstanding. The Acquiror Warrants are not exercisable until the later of (x) July 30, 2021 and (y) thirty (30) days after the Closing. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Subscription Agreements, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities.

(c)   Except as set forth in this Section 5.12 or as contemplated by this Agreement or the other documents contemplated hereby, and other than in connection with the PIPE Investment, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.

(d)   The Aggregate Merger Consideration and the Acquiror Common Stock, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

(e)   On or prior to the date of this Agreement, Acquiror has entered into Subscription Agreements with the PIPE Investors (the “Signing Subscription Agreements”). True and correct copies of the Signing Subscription Agreements have been provided to the Company on or prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, (i) such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Acquiror either (A) shares of Domesticated Acquiror Common Stock or (B) convertible debt securities of Acquiror, for a total $107 million in gross proceeds to Acquiror, and (ii) certain affiliate(s) of Acquiror have committed to (A) purchase up to an additional $25 million to backstop certain Acquiror Share Redemptions and (B) purchase no less than $65 million of the PIPE Investment, such purchases to be consummated prior to or substantially concurrently with the Closing. On or prior to the date of this Agreement, Acquiror has identified to the Company each of the PIPE Investors as of the date of this Agreement that are not also existing stockholders of the Company (or has caused the identification of each such PIPE Investor to the Company) and, to the knowledge of Acquiror, the Company has not exercised its right to reasonably object to any such PIPE Investor as of the date of this Agreement. Such Signing Subscription Agreements are in full force and effect with respect to, and binding on, Acquiror and, to the knowledge of Acquiror, on each PIPE Investor party thereto, in accordance with their terms.

(f)   Acquiror has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.13.   Brokers’ Fees.   Except fees described on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.14.   Indebtedness.   Except as set forth in Section 5.14 of the Acquiror Disclosure Letter, neither Acquiror nor Merger Sub have any Indebtedness.

Section 5.15.   Taxes.

(a)   All income and other material Tax Returns required to be filed by or with respect to Acquiror or Merger Sub have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects and all income and other material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b)   The Acquiror and Merger Sub have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c)   There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of Acquiror or Merger Sub.

(d)   No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or Merger Sub that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e)   There are no Tax audits or other examinations by a Governmental Authority of Acquiror or Merger Sub presently in progress, nor has Acquiror or Merger Sub been notified in writing by a Governmental Authority of (nor to the knowledge of Acquiror has there been) any request or threat for such an audit or other examination, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror or Merger Sub.

(f)   Neither Acquiror nor Merger Sub has made a request for an advance tax ruling or request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes.

(g)   Neither Acquiror nor Merger Sub is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between Acquiror and Merger Sub and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(h)   Neither Acquiror nor Merger Sub has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i)   Neither Acquiror nor Merger Sub (i) is liable for Taxes of any other Person (other than Acquiror and Merger Sub) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is Acquiror or Merger Sub.

(j)   No written claim has been made by any Governmental Authority where the Acquiror or Merger Sub does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k)   Neither Acquiror nor Merger Sub has deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, failed to properly comply in all respects with and duly account for all credits received under Sections 7001 through 7005 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act, or sought, or intends to seek, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. § 636(a)).

(l)   Neither Acquiror nor Merger Sub has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(m)   For U.S. federal income tax purposes, each of Acquiror and Merger Sub is, and has been since its formation, classified as a corporation.

(n)   Neither Acquiror nor Merger Sub have taken any action, nor to the knowledge of Acquiror or Merger Sub are there any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 5.16.   Business Activities.

(a)   Since formation, neither Acquiror or Merger Sub have conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror or Merger Sub.

(b)   Except for Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c)   Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d)   As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), neither Acquiror nor Merger Sub are party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $600,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans. As of the date hereof, there are no amounts outstanding under any Working Capital Loans.

Section 5.17.   Benefit Plans.   None of Acquiror, Merger Sub or any of their respective Subsidiaries maintains, sponsors or contributes to, or has any actual or contingent obligation or liability under, any employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) or any other plan, policy, program, arrangement or agreement that provides compensation and/or benefits to any current or former employee, officer, director or individual independent contractor thereof (each, an “Acquiror Benefit Plan”), nor does Acquiror, Merger Sub or any of their respective Subsidiaries have any obligation or commitment to create or adopt any such Acquiror Benefit Plan (except for the Equity Incentive Plan and ESPP expressly contemplated hereby).

Section 5.18.   Nasdaq Stock Market Quotation.   The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq under the symbol “ACEV.” The Acquiror Common Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “ACEVW.” Acquiror is in compliance with Nasdaq listing rules and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on Nasdaq. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.19.   Registration Statement, Proxy Statement and Proxy Statement/Registration Statement.   On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the shareholders of Acquiror and certain of the Company’s stockholders, as applicable, and at the time of the Acquiror Shareholders’ Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.

Section 5.20.   No Outside Reliance.   Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and Merger Sub, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.21.   No Additional Representation or Warranties.   Except as provided in this Article V, neither Acquiror nor Merger Sub nor any their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors, have made their own investigation of Acquiror, Merger Sub and their respective Subsidiaries and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror, Merger Sub or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror, Merger Sub and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Sub or any of their Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.1.   Conduct of Business.   From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as (i) otherwise explicitly contemplated by this Agreement or the Ancillary Agreements, (ii) contemplated by the Company Add-On Acquisitions (including under the Whizz Purchase Agreement or the Compass AC Merger Agreement), (iii) required by Law or (iv) consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use reasonable best efforts to operate the business of the Company in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as set forth on Section 6.1 of the Company Disclosure Letter, as contemplated by this Agreement or the Ancillary Agreements, as required by Law, as contemplated by the Company Add-On Acquisitions (including under the Whizz Purchase Agreement and the Compass AC Merger Agreement) or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to:

(a)   change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries or form or cause to be formed any new Subsidiary of the Company;

(b)   make or declare any dividend or distribution to the stockholders of the Company or make any other distributions in respect of any of the Company Capital Stock or equity interests;

(c)   split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction;

(d)   purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests (other than

Company Options) of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests, including, for the avoidance of doubt, redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities, (ii) transactions between the Company any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company, (iii) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of the Company Options, and (iv) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to the Company Options, in each of clauses (iii) and (iv), solely to the extent in accordance with their terms as in effect as of the date of this Agreement and previously disclosed to Acquiror;

(e)   enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.12(a) of the Company Disclosure Letter, or any Real Property Lease, in each case, other than entry into such agreements in the ordinary course of business consistent with past practice or as required by Law;

(f)   sell, assign, transfer, convey, lease or otherwise dispose of any material portion of tangible assets or properties of the Company or its Subsidiaries, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries and (iii) transactions in the ordinary course of business consistent with past practice;

(g)   acquire any ownership interest in any real property;

(h)   except as otherwise required by Law or existing Company Benefit Plans, (i) grant any severance, retention, change in control or termination or similar pay, except severance or termination pay granted in connection with the termination of employment of any non-officer employee in the ordinary course of business consistent with past practice, (ii) make any change in the key management structure of the Company or any of the Company’s Subsidiaries, including the hiring of additional officers or the termination of any employees at the level of Director or above, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan (or any plan that would be a Company Benefit Plan if in effect on the date hereof), (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except salary, wage rate or target bonus opportunity increases to non-officer employees in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries;

(i)   waive the restrictive covenant obligations of any current or former director, officer, employee, or natural independent contractor of the Company or its Subsidiaries;

(j)   certify any labor union, labor organization, works council or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(k)   acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(l)   (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or otherwise incur or assume any Indebtedness, or (ii) guarantee any Indebtedness of another Person, in each case, other than (x) in the ordinary course of business consistent with past practice (in which case, the sum of (i) and (ii) shall not be in excess of $1,000,000 in the aggregate) or (y) as between the Company and its Subsidiaries;

(m)   (i) make or change any election in respect of material Taxes, (ii) materially amend any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign Law) with any Governmental Authority in respect of material Taxes executed on or prior to the Closing Date or enter into any Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes), (v) settle any claim or assessment in respect of material Taxes or (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes;

(n)   take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment;

(o)   discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceed $500,000, except as such obligations become due;

(p)   issue any additional shares of Company Capital Stock or securities exercisable for or convertible into Company Capital Stock or grant any additional Company Options or other equity or equity-based compensation, other than the issuance of Company Common Stock upon the exercise or settlement of Company Options in the ordinary course of business under the Company Incentive Plan and applicable award agreement, in each case, outstanding on the date of this Agreement in accordance with their terms as in effect as of the date of this Agreement;

(q)   adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Merger);

(r)   waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

(s)   assign, transfer, pledge, sell or license to any Person rights to any Intellectual Property that is material to the Company or any of its Subsidiaries, or dispose of, abandon, permit to lapse or fail to preserve any rights to any Intellectual Property that is material to the Company or any of its Subsidiaries, except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term or for the grant of non-exclusive licenses in the ordinary course of business, consistent with past practice;

(t)   deliver, license or make available to any escrow agent or other Person source code for any software owned by the Company or any of its Subsidiaries;

(u)   modify in any material respect any of the privacy policies, or any administrative, technical or physical safeguards related to privacy or cybersecurity, except (A) to remediate any security issue, (B) to enhance data security or integrity, (C) to comply with applicable Law, or (D) as otherwise directed or required by a Governmental Authority;

(v)   disclose or agree to disclose to any Person (other than Acquiror or any of its representatives) any trade secret or any other material confidential or proprietary information, know-how or process of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice and pursuant to obligations to maintain the confidentiality thereof;

(w)   make or commit to make any capital expenditures in an amount greater than $2,000,000 in the aggregate;

(x)   manage the Company’s and its Subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

(y)   terminate without replacement or fail to use reasonable efforts to maintain any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(z)   (i) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(aa)   terminate without replacement or amend in a manner materially detrimental to the Company and its Subsidiaries, taken as a whole, any insurance policy insuring the business of the Company or any of the Company’s Subsidiaries; or

(bb)   enter into any agreement to do any action prohibited under this Section 6.1.

Section 6.2.   Inspection.   Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, (a) the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request; provided that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company, and (b) the Company shall, and shall cause its Subsidiaries to, provide to Acquiror and, if applicable, its accountants, counsel or other representatives, (x) such information and such other materials and resources relating to any Legal Proceeding initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of the Company and its Subsidiaries during the Interim Period, in each case, as Acquiror or such representative may reasonably request, (y) prompt written notice of any material status updates in connection with any such Legal Proceedings or otherwise relating to any compliance and risk management matters or decisions of the Company or its Subsidiaries, and (z) copies of any communications sent or received by the Company or its Subsidiaries in connection with such Legal Proceedings, matters and decisions (and, if any such communications occurred orally, the Company shall, and shall cause its Subsidiaries to, memorialize such communications in writing to Acquiror). All information obtained by Acquiror, Merger Sub or their respective representatives pursuant to this Section 6.2 shall be subject to the Confidentiality Agreement.

Section 6.3.   Company Add-On Acquisitions.   The Company shall, and, as applicable, shall cause its Subsidiaries to, comply with the terms and conditions of the Whizz Purchase Agreement and the Compass AC Merger Agreement. The Company shall keep Acquiror informed in respect of the actions and timing of the Company Add-On Acquisitions. The Company shall not agree to amend, waive any conditions of or otherwise modify any of the terms of the Whizz Purchase Agreement or the Compass AC Merger Agreement, in each case, without the prior written consent of Acquiror.

Section 6.4.   Affiliate Agreements.   All Affiliate Agreements set forth on Section 6.4 of the Company Disclosure Letter shall be terminated or settled at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries, in each case, except as otherwise set forth on Section 6.4 of the Company Disclosure Letter.

Section 6.5.   Acquisition Proposals.   From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Company and its Subsidiaries shall not, and the Company shall instruct and use its reasonable best efforts to cause its representatives, not to (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal.

Section 6.6.   Company Warrants.   Following the date hereof, the Company shall use its commercially reasonable efforts to cause the holder of each Company Warrant that is outstanding and unexercised to exercise such Company Warrant in exchange for shares of Company Common Stock; provided, however, that at the Effective Time, each Company Warrant that remains outstanding and unexercised immediately prior to the Effective Time shall become converted into and become a warrant exercisable to receive Domesticated Acquiror Common Stock, and Acquiror shall assume each such Company Warrant in accordance with its terms. All rights with respect to Company Common Stock under the Company Warrants assumed by Acquiror shall thereupon be converted into rights with respect to Domesticated Acquiror Common Stock. Accordingly, from and after the Effective Time: (A) each Company Warrant assumed by Acquiror may be exercised solely for shares of Domesticated Acquiror Common Stock; (B) the number of shares of Domesticated Acquiror Common Stock subject to each Company Warrant assumed by Acquiror shall equal the sum of (1) the product of (i) the number of shares of Company Common Stock issuable upon exercise of the Company Warrant that were subject to such Company Warrant immediately prior to the Effective Time, multiplied by (ii) the Per Share Merger Consideration, rounding the resulting number down to the nearest whole number of shares of Domesticated Acquiror Common Stock, plus (2) (i) the number of shares of Company Common Stock issuable upon exercise of the Company Warrant that were subject to such Company Warrant immediately prior to the Effective Time, multiplied by (ii) the Earnout Exchange Ratio, rounding the resulting number down to the nearest whole number of shares of Domesticated Acquiror Common Stock; (C) the per share exercise price for Domesticated Acquiror Common Stock issuable upon exercise of each Company Warrant assumed by Acquiror shall equal the sum of (1) the quotient of (i) the per share exercise price of Company Common Stock subject to such Company Warrant, as in effect immediately prior to the Effective Time, divided by the Per Share Merger Consideration, rounding the resulting exercise price up to the nearest whole cent, plus (2) the quotient of (i) the per share exercise price of Company Common Stock subject to such Company Warrant, as in effect immediately prior to the Effective Time, divided by the Earnout Exchange Ratio, rounding the resulting exercise price up to the nearest whole cent; and (D) any restriction on any Company Warrant assumed by Acquiror shall continue in full force and effect and the terms and other provisions of such Company Warrant shall otherwise remain unchanged.

ARTICLE VII

COVENANTS OF ACQUIROR

Section 7.1.   Employee Matters.

(a)   Equity Incentive Plan and Employee Stock Purchase Plan.   Prior to the Closing Date, Acquiror shall approve and adopt (i) an equity incentive plan, in a form to be mutually agreed upon between Acquiror and the Company, that provides for grants of awards to eligible service providers, with an initial pool of shares of the Acquiror Class A Common Stock equal to ten percent (10%) of the Fully Diluted Acquiror Common Stock immediately following the Closing (inclusive of the shares available for issuance under such plan), with an annual “evergreen” increase of four percent (4%) of the Fully Diluted Acquiror Common Stock outstanding as of the day prior to such increase (inclusive of the shares available for issuance under such plan) (the “Equity Incentive Plan”) and (ii) an employee stock purchase plan, in a form to be mutually agreed upon between Acquiror and the Company, that provides for grant of purchase rights with respect to the Acquiror Class A Common Stock to eligible employees, with an initial pool of shares of the Acquiror Class A Common Stock equal to two percent (2%) of the Fully Diluted Acquiror Common Stock immediately following the Closing (inclusive of the shares available for issuance under such plan), with an annual “evergreen” increase of one and one-half percent (1.5%) of the Fully Diluted Acquiror Common Stock outstanding as of the day prior to such increase (inclusive of the shares available for issuance under such plan) (the “ESPP”). “Fully Diluted Acquiror Common Stock” means the aggregate number of (A) shares of Acquiror Class A Common Stock, (B) shares of Acquiror Class B Common Stock, and (C) securities convertible into or exercisable for Acquiror Common Stock. Within two (2) Business Days following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 with respect to the Acquiror Common Stock issuable under the Equity Incentive Plan and the ESPP, and Acquiror shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Equity Incentive Plan and ESPP remain outstanding.

(b)   No Third-Party Beneficiaries.   Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 7.1 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 7.2.   Trust Account Proceeds and Related Available Equity.

(a)   If (i) the amount of cash available in the Trust Account following the Acquiror Shareholder Meeting, after deducting the amount required to satisfy the Acquiror Share Redemption Amount (but prior to payment of (x) any deferred underwriting commissions being held in the Trust Account, and (y) any Transaction Expenses or transaction expenses of Acquiror (including transaction expenses incurred, accrued, paid or payable by Acquiror’s Affiliates on Acquiror’s behalf), as contemplated by Section 11.6), (the “Trust Amount”), plus (ii) the PIPE Investment Amount actually received by Acquiror prior to or substantially concurrently with the Closing, plus (iii) the Available Credit Amount, plus (iv) the Available Cash Amount (the sum of (i), (ii), (iii) and (iv), the “Available Acquiror Cash”), is equal to or greater than $320,000,000 (the “Minimum Available Acquiror Cash Amount”), then the condition set forth in Section 9.3(d) shall be satisfied; provided that, in each case, the parties to this Agreement do not have any intention as of the Effective Time to use, or to cause to be used, any amount of such Available Acquiror Cash to effect any additional repurchase, redemption or other acquisition of outstanding shares of Acquiror Common Stock within the six (6)-month period after the Closing.

(b)   Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to the shareholders of Acquiror pursuant to the Acquiror Share Redemptions, and (2) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.3.   Nasdaq Listing.   From the date hereof through the Effective Time, Acquiror shall ensure Acquiror remains listed as a public company on Nasdaq, and shall prepare and submit to Nasdaq a listing application, if required under Nasdaq listing rules, covering the shares of Acquiror Common Stock issuable in the Merger and the Domestication, and shall obtain approval for the listing of such shares of Acquiror Common Stock and the Company shall reasonably cooperate with Acquiror with respect to such listing.

Section 7.4.   No Solicitation by Acquiror.   From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, Acquiror shall not, and shall cause its Subsidiaries not to, and Acquiror shall instruct its and their representatives, not to, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate, solicit, propose, induce, facilitate any inquiries or requests for information with respect to, or the making of any inquiry regarding, an actual or potential Business Combination Proposal, (iii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, business, assets, books, records or any confidential information or data to, any person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Business Combination Proposal or (iv) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives. From and after the date hereof, Acquiror shall, and shall instruct its officers and directors to, and Acquiror shall instruct and cause its representatives, its Subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives).

Section 7.5.   Acquiror Conduct of Business.

(a)   During the Interim Period, Acquiror shall, and shall cause Merger Sub to, except as contemplated by this Agreement (including as contemplated by the PIPE Investment), in connection with the Domestication or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause Merger Sub not to, except as otherwise contemplated by this Agreement (including as contemplated by the PIPE Investment or in connection with the Domestication) or the Ancillary Agreements or as required by Law:

(i)   change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;

(ii)   (A) make or declare any dividend or distribution to the shareholders of Acquiror or make any other distributions in respect of any of Acquiror’s Common Stock or Merger Sub Capital Stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s Common Stock or Merger Sub Capital Stock or equity interests, or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or Merger Sub, other than a redemption of shares of Acquiror Class A Common Stock made as part of the Acquiror Share Redemptions;

(iii)   (A) make or change any election in respect of material Taxes, (B) amend any filed material Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (D) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign Law) with any Governmental Authority in respect of material Taxes or enter into any Tax sharing or similar agreement, (E) settle any claim or assessment in respect of material Taxes, or (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes;

(iv)   take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment;

(v)   other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (A) the Sponsor and (B) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi)   except as contemplated by the Equity Incentive Plan and ESPP, (A) enter into, adopt or amend any Acquiror Benefit Plan, or enter into any employment contract or collective bargaining agreement or (B) hire any employee or any other individual to provide services to Acquiror or its Subsidiaries following Closing;

(vii)   incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than (A) fees and expenses for professional services incurred in support of the transactions contemplated by this Agreement and the Ancillary Agreements or in support of the ordinary course operations of Acquiror (which the parties agree shall include any Indebtedness in respect of any Working Capital Loan incurred in the ordinary course of business) or (B) any indebtedness for borrowed money or guarantee (1) incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $100,000, and (2) incurred between Acquiror and Merger Sub;

(viii)   (A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than the issuance of the Aggregate Merger Consideration, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

(ix)   enter into any agreement to do any action prohibited under this Section 7.5.

(b)   During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub) to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

Section 7.6.   Post-Closing Directors and Officers of Acquiror.   Subject to the terms of the Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

(a)   the Board of Directors of Acquiror shall be classified into three separate classes and consist of up to nine (9) directors selected by the Company (with certain input from Acquiror for up to two (2) directors) in accordance with the provisions in Section 2.6 of the Company Disclosure Letter;

(b)   the Board of Directors of Acquiror shall have a majority of “independent” directors for the purposes of Nasdaq each of whom shall serve in such capacity in accordance with the terms of the Acquiror’s Governing Documents following the Effective Time; and

(c)   the initial officers of Acquiror shall be as set forth in Section 2.6(b) of the Company Disclosure Letter (as may be updated by the Company prior to Closing following written notice to Acquiror), who shall serve in such capacities in accordance with the terms of Acquiror’s Governing Documents following the Effective Time.

Section 7.7.   Domestication.   Subject to receipt of the Acquiror Shareholder Approval, prior to the Effective Time, Acquiror shall cause the Domestication to become effective, including by: (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Certificate of Incorporation of Acquiror in substantially the form attached as Exhibit A to this Agreement, in each case, in accordance with the provisions thereof and applicable Law; and (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication. Prior to, or as promptly as practicable following, the Effective Time, Acquiror shall obtain a certificate of de-registration from the Cayman Registrar. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any the shareholders of Acquiror: (i) each then issued and outstanding share of Acquiror Class A Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (ii) each then issued and outstanding share of Acquiror Class B Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (iii) each then issued and outstanding Cayman Acquiror Warrant shall convert automatically into a Domesticated Acquiror Warrant, pursuant to the Warrant Agreement; and (iv) each then issued and outstanding Cayman Acquiror Unit shall be cancelled and will entitle the holder thereof to one share of Domesticated Acquiror Common Stock and one-half of one Domesticated Acquiror Warrant.

Section 7.8.   Indemnification and Insurance.

(a)   From and after the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of the (x) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) (the “Company Indemnified Parties”) and (y) Acquiror and each of its Subsidiaries (the “Acquiror Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 7.8.

(b)   For a period of six (6) years from the Effective Time, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by Acquiror or the Company, as applicable, for such insurance policy for the year ended December 31, 2021; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.8 shall be continued in respect of such claim until the final disposition thereof.

(c)   Notwithstanding anything contained in this Agreement to the contrary, this Section 7.8 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 7.8.

(d)   On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

Section 7.9.   Acquiror Public Filings.   From the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.10. PIPE Subscriptions. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Signing Subscription Agreements, in each case, other than as a result of any assignment or transfer contemplated therein or permitted thereby. Subject to the immediately preceding sentence and in the event that all conditions in the Signing Subscription Agreements have been satisfied, Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Signing Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Signing Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Acquiror the applicable purchase price under each PIPE Investor’s applicable Signing Subscription Agreement in accordance with its terms. Following the date of this Agreement and prior to the Closing, Acquiror may enter into additional Subscription Agreements with PIPE Investors with the written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.11.   Stockholder Litigation.   In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Board of Directors of Acquiror by any of Acquiror’s stockholders prior to the Closing, Acquiror shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE VIII

JOINT COVENANTS

Section 8.1.   HSR Act; Other Filings.

(a)   In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly after the date hereof, and in any event no later than ten (10) Business Days after the date hereof, with the notification and reporting requirements of the HSR Act. Each of the Company and Acquiror shall (and shall cause their Affiliates to) substantially comply with any Antitrust Information or Document Requests.

(b)   Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c)   Acquiror shall cooperate in good faith with Governmental Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any Action in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including, with the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned, delayed or denied), (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or their respective Affiliates or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror or their respective Affiliates and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Agreement End Date.

(d)   Each of the Company and Acquiror shall cooperate fully in preparing any required notifications to the U.S. Department of State, Directorate of Defense Trade Controls, and will ensure that any required notifications are filed within the timeframes specified in 22 C.F.R. § 122.4.

(e)   With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to): (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any substantive notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided that none of the parties shall extend any waiting period or comparable period under the HSR Act, or enter into any agreement with any Governmental Authority, without the prior written consent of the other parties. Materials required to be provided pursuant to this Section 8.1(d) may be restricted to outside counsel and may be redacted: (A) to remove references concerning the valuation of the Company; (B) as necessary to comply with contractual arrangements; and (C) to remove references to privileged information. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(f)   Each of the Company, on the one hand, and Acquiror, on the other, shall be responsible for and pay one-half of the filing fees payable to the Antitrust Authorities in connection with the transactions contemplated hereby.

(g)   The Acquiror and the Company shall not, and shall cause their Affiliates not to, take any action that would reasonably be expected to materially adversely affect or materially delay any Governmental Authorization for the transactions contemplated by this Agreement, or the expiration or termination of any waiting period under antitrust or competition Laws applicable to the transactions contemplated by this Agreement, including by agreeing to merge with or acquire any other Person or acquire a substantial portion of the assets of or equity in any other Person; provided, however, for the avoidance of doubt, that in no event shall the Company Add-On Acquisitions and the associated actions and agreements violate this Section 8.1(g). The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 8.2.   Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a)   Registration Statement and Prospectus.

(i)   As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the shareholders of Acquiror relating to the Acquiror Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) the shares of Domesticated Acquiror Common Stock, Domesticated Acquiror Warrants and units comprising such to be issued in exchange for the issued and outstanding shares of Acquiror Class A Common Stock and

Acquiror Common Warrants and units comprising such, respectively, in the Domestication, and (B) certain of the shares of Domesticated Acquiror Common Stock to be issued in the Merger (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement/Registration Statement to be mailed to the shareholders of Acquiror in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii)   To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and their counsel with (i) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii)   Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the shareholders of Acquiror and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv)   If at any time prior to the Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of Acquiror.

(b)   Acquiror Shareholder Approval.   Acquiror shall (a) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to shareholders of Acquiror in compliance with applicable Law, (ii) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold a meeting of its shareholders (the “Acquiror Shareholders’ Meeting”) in accordance with Acquiror’s Governing Documents and Nasdaq Listing Rule 5620(b), for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals, and (b) provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption. Acquiror shall, through its Board of Directors, recommend to its shareholders the (A) approval of the change in the jurisdiction of incorporation of Acquiror to the State of Delaware, (B) approval of the change of Acquiror’s name to “Tempo Automation Holdings, Inc.” effective upon the effectiveness of the Domestication, (C) upon the effectiveness of the Domestication, amendment and restatement of Acquiror’s Governing Documents, in substantially the form attached as Exhibits A and B to this Agreement (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Registration Statement) in connection with the Domestication, including any separate or unbundled proposals as are required to implement the foregoing, (D) the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (E) approval of the issuance of shares of Acquiror Common Stock in connection with the Domestication and Merger, (F) approval of the adoption by Acquiror of the equity plans described in Section 7.1, (G) the election of directors effective as of the Closing as contemplated by Section 7.6, (H) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (I) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (J) adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (J), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement, with such changes as mutually agreed to by the parties hereto. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the shareholders of Acquiror that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the shareholders of Acquiror described in the Recitals hereto, a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting shall not be affected by any Modification in Recommendation, (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting and submit for approval the Transaction Proposals and (z) Acquiror agrees that if the Acquiror Shareholder Approval shall not have been obtained at any such Acquiror Shareholders’ Meeting, then Acquiror shall promptly continue to take all such necessary actions, including the actions required by this Section 8.2(b), and hold additional Acquiror Shareholders’ Meetings in order to obtain the Acquiror Shareholder Approval. Acquiror may only adjourn the Acquiror Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by shareholders of Acquiror prior to the Acquiror Shareholders’ Meeting; provided that the Acquiror Shareholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Acquiror Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date. Acquiror agrees that it shall provide the holders of shares of Acquiror Class A Common Stock the opportunity to elect redemption of such shares of Acquiror Class A Common Stock in connection with the Acquiror Shareholders’ Meeting, as required by Acquiror’s Governing Documents.

(c)   Company Stockholder Approvals.   Upon the terms set forth in this Agreement, the Company shall (i) use its reasonable best efforts to solicit and obtain the Company Stockholder Approvals in the form of an irrevocable written consent (the “Written Consent”) of each of the Requisite Company Stockholders (pursuant to the Company Holders Support Agreement) as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act, or (ii) in the event the Company is not able to obtain the Written Consent, the Company shall duly convene a meeting of the stockholders of the Company for the purpose of voting solely upon the adoption of this Agreement, the other agreements contemplated hereby and the transactions contemplated hereby and thereby, including the Merger, as soon as reasonably practicable after the Registration Statement is declared effective. The Company shall obtain the Company Stockholder Approvals at such meeting of the stockholders of the Company and shall take all other action necessary or advisable to secure the Company Stockholder Approvals as soon as reasonably practicable after the Registration Statement is declared effective.

Section 8.3.   Support of Transaction.   Without limiting any covenant contained in Article VI or Article VII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. Notwithstanding anything to the contrary contained herein, no action taken by the Company under this Section 8.3 will constitute a breach of Section 6.1.

Section 8.4.   Extension of Time Period to Consummate a Business Combination.

(a)   If the Proxy Statement relating to the Acquiror Shareholders’ Meeting has not been mailed to the stockholders of the Acquiror by November 30, 2021, then as promptly as reasonably practicable after such date, Acquiror shall prepare (with the reasonable cooperation of the Company) and file with the SEC a proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) pursuant to which it shall seek the approval of its stockholders for proposals to amend (i) Acquiror’s Governing Documents and (ii) the Trust Agreement, in each case, to extend the time period for Acquiror to consummate its initial business combination from January 30, 2022 (the “Extension Approval End Date”) to the date that is twelve (12) months after the date of this Agreement (such date, the “Extended Deadline” and such proposals, the “Extension Proposals”). Acquiror shall use its reasonable efforts to cause the Extension Proxy Statement to comply with the rules and regulations promulgated by the SEC and to have the Extension Proxy Statement cleared by the SEC as promptly as practicable after such filing. Acquiror shall provide the Company a reasonable opportunity to review the Extension Proxy Statement prior to its filing with the SEC and will consider in good faith the incorporation of any comments thereto provided by the Company.

(b)   To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Extension Proxy Statement or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Extension Proxy Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Extension Proxy Statement each time before any such document is filed with the SEC by Acquiror and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, each of Acquiror and the Company shall provide the each other party and their counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Extension Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of such party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the other parties or their counsel in any discussions or meetings with the SEC.

(c)   Each of Acquiror and the Company agrees to use commercially reasonable efforts to, as promptly as reasonably practicable, to furnish the other party with such information as shall be reasonably requested concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested for inclusion in (including to be incorporated by reference in) or attachment to the Extension Proxy Statement. Each of Acquiror and the Company shall ensure that any information provided by it or on its behalf for inclusion in (including to be incorporated by reference in) or attachment to the Extension Proxy Statement, at the earlier of the date it is filed with the SEC or first mailed to the shareholders of Acquiror, shall be accurate in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company and its equityholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. If at any time prior to the Closing Acquiror or the Company becomes aware of (x) the Extension Proxy Statement’s containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading or (y) any other information which is required to be set forth in an amendment or supplement to the Extension Proxy Statement so that it would not include any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, the Company or Acquiror (as applicable) shall promptly inform Acquiror or the Company (as applicable) and each cooperate with the other in filing with the SEC or mailing to the shareholders of Acquiror an amendment or supplement to the Extension Proxy Statement. Each of the Company and Acquiror shall use its commercially reasonable efforts to cause their and their Subsidiaries’ managers, directors, officers and employees to be reasonably available to Acquiror, the Company and their respective counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(d)   Acquiror shall (i) as promptly as practicable after the Extension Proxy Statement is cleared by the SEC, (A) cause the Extension Proxy Statement to be disseminated to the shareholders of Acquiror in compliance with applicable Law, (B) duly (x) give notice of and (y) convene and hold a meeting of its shareholders (the “Acquiror Extension Meeting”) in accordance with Acquiror’s Governing Documents and Nasdaq Listing Rule 5620(b), for a date no later than three (3) Business Days prior to the Extension Approval End Date (or such later date as the Company and Acquiror shall agree), and (C) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Extension Proposals, and (ii) provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption; provided that, notwithstanding anything to the contrary set forth in this Section 8.4 to the extent (1) the Acquiror Shareholder Approval is obtained at any time before the Acquiror Extension Meeting is held and (2) the Closing has occurred prior to the Extension Approval End Date, all obligations under this Section 8.4 shall terminate and be of no further force or effect. Acquiror shall, through its Board of Directors, recommend to its shareholders the approval of the Extension Proposals, and include such recommendation in the Extension Proxy Statement. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the shareholders of Acquiror that they vote in favor of the Extension Proposals.

(e)   To the fullest extent permitted by applicable Law, (x) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Extension Meeting and submit for approval the Extension Proposals and (y) Acquiror agrees that if the Acquiror Extension Approval shall not have been obtained at any such Acquiror Extension Meeting, then Acquiror shall promptly continue to take all such necessary actions, including the actions required by this Section 8.4, and hold additional Acquiror Extension Meetings in order to obtain the Acquiror Extension Approval. Acquiror may only adjourn the Acquiror Extension Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Extension Approval, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Acquiror prior to the Acquiror Extension Meeting or (iv) with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed) in the event that, as a result of the Acquiror Stock Redemptions submitted by the Acquiror’s stockholders prior to the Acquiror Extension Meeting, the conditions set forth in Section 9.1(a) would not be satisfied as of the Closing; provided, that the Acquiror Extension Meeting (A) may not be adjourned to a date that is more than twenty (20) days after the date for which the Acquiror Extension Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (B) shall be held no later than three (3) Business Days prior to the Extension Approval End Date.

Section 8.5.   Section 16 Matters.   Prior to the Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of the Company Capital Stock or acquisitions of shares of Acquiror Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule B-3 promulgated under the Exchange Act.

Section 8.6.   Cooperation; Consultation.

(a)   Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (a) by providing such information and assistance as the other party may reasonably request (including the Company providing such financial statements and other financial data relating to the Company and its Subsidiaries as would be required if Acquiror were filing a general form for registration of securities under Form 10 following the consummation of the transactions contemplated hereby and a registration statement on Form S-1 for the resale of the securities issued in the PIPE Investment following the consummation of the transactions contemplated hereby), (b) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

(b)   From the date of the announcement of this Agreement or the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 11.12), until the Closing Date, Acquiror shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the PIPE Investment and the rotation of the Acquiror Common Stock during such period, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the Company or its financial advisors with respect to such matters; provided that each of Acquiror and the Company acknowledges and agrees that none of their respective financial advisors shall be entitled to any fees with respect to the PIPE Investment unless otherwise mutually agreed by the Company and Acquiror in writing; provided, further, that the Company’s financial advisors shall, at the option of such financial advisors, be credited as a placement agent with respect to the PIPE Investment.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.1.   Conditions to Obligations of Acquiror, Merger Sub and the Company.   The obligations of Acquiror, Merger Sub and the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions at or prior to Closing, any one or more of which may be waived in writing by all of such parties:

(a)   The Acquiror Shareholder Approval shall have been obtained;

(b)   The Company Stockholder Approvals shall have been obtained;

(c)   The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d)   The waiting period or periods (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement, the Whizz Purchase Agreement, the Compass AC Merger Agreement and the Ancillary Agreements, and any commitment to, or agreement (including any timing agreement) with, any Governmental Authority not to close the transactions contemplated by this Agreement, the Whizz Purchase Agreement, the Compass AC Merger Agreement and the Ancillary Agreements, shall have expired or been terminated;

(e)   There shall not be in force any Governmental Order or Law enjoining, preventing, making unlawful or prohibiting the consummation of the transactions contemplated by this Agreement, the Whizz Purchase Agreement, the Compass AC Merger Agreement and the Ancillary Agreements; provided that the Governmental Authority issuing or entering such Governmental Order, or enacting or promulgating such Law, has jurisdiction over the parties hereto with respect to the transactions contemplated by this Agreement, the Whizz Purchase Agreement, the Compass AC Merger Agreement and the Ancillary Agreements;

(f)   Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act); and

(g)   The shares of Domesticated Acquiror Common Stock to be issued in connection with the Merger shall be conditionally approved for listing upon the Closing on Nasdaq subject to any requirement to have a sufficient number of round lot holders of the Domesticated Acquiror Common Stock.

Section 9.2.   Conditions to Obligations of Acquiror and Merger Sub.   The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

(a)   (i) The representations and warranties of the Company contained in Section 4.6 shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement that are contemplated or expressly permitted by this Agreement, the Whizz Purchase Agreement, the Compass AC Merger Agreement or the Ancillary Agreements, (ii) the Company Fundamental Representations (other than Section 4.6) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement that are contemplated or expressly permitted by this Agreement, the Whizz Purchase Agreement, the Compass AC Merger Agreement or the Ancillary Agreements and (iii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided that, for purposes of this Section 9.2(a) only, the representations and warranties set forth in Section 4.8(c) and Section 4.9 shall be true and correct solely as of the date of this Agreement, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b)   Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects; provided that for purposes of this Section 9.2(b), a covenant of the Company shall only be deemed to have not been performed if the Company has materially breached such material covenant and failed to cure within twenty (20) days after notice (or if earlier, the Agreement End Date); and

(c)   All conditions to the closing of each of the Company Add-On Acquisitions shall be satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing of each such transaction, but subject to the satisfaction or waiver thereof and other than the occurrence of the Effective Time) and each of the Company Add-On Acquisitions shall be prepared to be consummated immediately after the Closing.

Section 9.3.   Conditions to the Obligations of the Company.   The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)   (i) The representations and warranties of Acquiror contained in Section 5.12 shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement, (ii) the Acquiror Fundamental Representations (other than Section 5.12) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements and (iii) each of the representations and warranties of Acquiror contained in this Agreement other than the Acquiror Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements;

(b)   Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects;

(c)   The Domestication shall have been completed as provided in Section 7.7 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company; and

(d)   The Available Acquiror Cash shall be no less than the Minimum Available Acquiror Cash Amount.

ARTICLE X

TERMINATION/EFFECTIVENESS

Section 10.1.   Termination.   This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)   by written consent of the Company and Acquiror;

(b)   by the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order or Law which has become final and nonappealable and has the effect of making consummation of the transactions contemplated by this Agreement, the Whizz Purchase Agreement, the Compass AC Merger Agreement and the Ancillary Agreements illegal or otherwise preventing or prohibiting consummation of the transactions contemplated by this Agreement, the Whizz Purchase Agreement, the Compass AC Merger Agreement and the Ancillary Agreements; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose material breach of any provision of this Agreement has been the primary cause of, or resulted in, the enactment, issuance, promulgation, enforcement or entry of such Governmental Order or Law;

(c)   by the Company if the Acquiror Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d)   by the Company if there has been a Modification in Recommendation;

(e)   prior to the Closing by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before January 30, 2022 (the “Agreement End Date”), unless Acquiror is in material breach hereof; provided, however, that, in the event that the Extension Proposals are approved by the shareholders of Acquiror pursuant to Section 8.4, the “Agreement End Date” shall mean the date that is nine (9) months after the date of this Agreement (the “Extended Agreement End Date”); provided, further, that if the Agreement End Date is extended to the Extended Agreement End Date, and as of the Extended Agreement End Date, all of the conditions to the Closing have been satisfied or, if permissible, waived other than (x) the condition set forth in Section 9.1(d) or Section 9.1(e) (to the extent relating to the transactions contemplated by the Whizz Purchase Agreement or the Compass AC Merger Agreement) and (y) those conditions that by their nature are to be satisfied at the Closing, then the Company shall have the right, by providing written notice to Acquiror prior to the Extended Agreement End Date, to extend the Agreement End Date for one (1) period of three (3) months;

(f)   by Acquiror if the Company Stockholder Approvals shall not have been obtained within five (5) Business Days of the effective date of the Registration Statement; or

(g)   prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof.

Section 10.2.   Effect of Termination.   In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any Willful Breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1.   Trust Account Waiver.   The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated July 27, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a the trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public stockholders; and (iii) if Acquiror holds a shareholder vote to amend Acquiror’s amended and restated memorandum and articles of association to modify the substance or timing of the obligation to allow redemption in connection with a Business Combination or to redeem 100% of Acquiror Common Stock if Acquiror fails to complete a Business Combination within the allotted time period, then for the redemption of any Acquiror Common Stock properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 11.2.   Waiver.   Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, Board of Managers, managing members or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3.   Notices.   All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a)   If to Acquiror or Merger Sub prior to the Closing, or to Acquiror after the Effective Time, to:

ACE Convergence Acquisition Corp.
1013 Centre Road, Suite 403S
Wilmington, DE 19805
Attention:	Denis Tse
Email:	denis@acev.io

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1400
Palo Alto, CA 94301
Attention:	Michael Mies
Email:	michael.mies@skadden.com

(b)   If to the Company prior to the Closing, or to the Surviving Corporation after the Effective Time, to:

Tempo Automation, Inc.
2460 Alameda St
San Francisco, CA 94103
Attention:	Ryan Benton
Email:	rbenton@tempoautomation.com

with copies to (which shall not constitute notice):

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
Attention:	Ryan J. Maierson
Thomas G. Brandt
Email:	ryan.maierson@lw.com
thomas.brandt@lw.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4.   Assignment.   No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11.5.   Rights of Third Parties.   Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16.

Section 11.6.   Expenses.   Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing shall occur, Acquiror shall (x) pay or cause to be paid, the Unpaid Transaction Expenses, and (y) pay or cause to be paid, any transaction expenses of Acquiror (including transaction expenses incurred, accrued, paid or payable by Acquiror’s Affiliates on Acquiror’s behalf), in each of case (x) and (y), in accordance with Section 2.4(c). For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 11.6 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.

Section 11.7.   Governing Law.   This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.8.   Headings; Counterparts.   The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement. Signatures to this Agreement transmitted by electronic mail in .pdf form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 11.9.   Company and Acquiror Disclosure Letters.   The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10.   Entire Agreement.   (i) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (ii) the Sponsor Support Agreement, the Company Holders Support Agreement, the Registration Rights Agreement, the Lock-Up Agreement, the Subscription Agreements and the Backstop Agreement (collectively, the “Ancillary Agreements”) and (iii) the Confidentiality Agreement by and between Acquiror and the Company, dated as of July 9, 2021 (the “Confidentiality Agreement”), constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11.   Amendments.   This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 11.12.   Publicity.

(a)   All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any party; provided that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).

(b)   The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain Governmental Authorization under the HSR Act and to make any related filings shall not be deemed to violate this Section 11.12.

Section 11.13.   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14.   Jurisdiction; Waiver of Jury Trial.

(a)   Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 11.14.

(b)   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.15.   Enforcement.   The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16.   Non-Recourse.   Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a)   Solely with respect to the Company, Acquiror and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and Merger Sub as named parties hereto; and

(b)   except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 11.17.   Non-Survival of Representations, Warranties and Covenants.   Except (x) as otherwise contemplated by Section 10.2, or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.18.   Conflicts and Privilege.

(a)   Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders or holders of other equity interests of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “ACE Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the Tempo Group (as defined below), on the other hand, any legal counsel, including Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the ACE Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation and/or the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the ACE Group, on the one hand, and Skadden, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the ACE Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.

(b)   Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other equity interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Tempo Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the ACE Group, on the other hand, any legal counsel, including Latham & Watkins LLP (“L&W”) that represented the Company prior to the Closing may represent any member of the Tempo Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Tempo Group, on the one hand, and L&W, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Tempo Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

ACE CONVERGENCE ACQUISITION CORP.

By:	/s/ Behrooz Abdi
Behrooz Abdi
Chief Executive Officer

ACE CONVERGENCE SUBSIDIARY CORP.

By:	/s/ Behrooz Abdi
Behrooz Abdi
President

TEMPO AUTOMATION, INC.

By:	/s/ Joy Weiss
Joy Weiss
President and Chief Executive Officer

Annex B

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of October 13, 2021, by and among ACE Convergence Acquisition LLC, a Delaware limited liability company (the “Sponsor Holdco”), the Persons set forth on Schedule I hereto (together with the Sponsor Holdco, each, a “Sponsor” and, together, the “Sponsors”), ACE Convergence Acquisition Corp., a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Closing (as defined in the Merger Agreement (as defined below))) (“Acquiror”), and Tempo Automation, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, as of the date hereof, the Sponsors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of 5,750,000 shares of Acquiror Common Stock and 6,600,000 Acquiror Warrants in the aggregate (such shares of Acquiror Common Stock and Acquiror Warrants collectively referred to herein as the “Subject Shares”) as set forth on Schedule I attached hereto;

WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, Acquiror, ACE Convergence Subsidiary Corp., a Delaware corporation and wholly owned subsidiary of Acquiror (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Acquiror, on the terms and conditions set forth therein; and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1   Binding Effect of Merger Agreement.   Each Sponsor hereby acknowledges that it has read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors. Each Sponsor shall be bound by and comply with Sections 7.4 (No Solicitation by Acquiror) and 11.12 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if such Sponsor was an original signatory to the Merger Agreement with respect to such provisions.

Section 1.2   No Transfer.   During the period commencing on the date hereof and ending on the Expiration Time (as defined below), each Sponsor shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any shares of Acquiror Common Stock or Acquiror Warrants owned by such Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Acquiror Common Stock or Acquiror Warrants owned by such Sponsor or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that nothing herein shall prohibit a Transfer to another Sponsor or an Affiliate of a Sponsor (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee also agrees in a writing, reasonably satisfactory in form and substance to the Company, to assume all of the obligations of such Sponsor under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 1.2 shall not relieve a Sponsor of its obligations under this Agreement. Any Transfer in violation of this Section 1.2 with respect to a Sponsor’s Subject Shares shall be null and void. Nothing in this Agreement shall prohibit direct or indirect transfers of equity or other interests in the Sponsor Holdco.

Section 1.3   New Shares.   In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any shares of Acquiror Common Stock, Acquiror Warrants or other equity securities of Acquiror are issued to a Sponsor after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of Acquiror Common Stock or Acquiror Warrants of, on or affecting the shares of Acquiror Common Stock or Acquiror Warrants owned by such Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any shares of Acquiror Common Stock, Acquiror Warrants or other equity securities of Acquiror after the date of this Sponsor Agreement, or (c) a Sponsor acquires the right to vote or share in the voting of any shares of Acquiror Common Stock or other equity securities of Acquiror after the date of this Sponsor Agreement (such shares of Acquiror Common Stock, Acquiror Warrants or other equity securities of Acquiror, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the shares of Acquiror Common Stock or Acquiror Warrants owned by such Sponsor as of the date hereof.

Section 1.4   Closing Date Deliverables.   On the Closing Date, the Sponsors shall deliver to Acquiror and the Company:

(a)   a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among Acquiror, the Company, the Sponsors, and certain of the Company’s stockholders or their respective affiliates, as applicable, in substantially the form attached as Exhibit C to the Merger Agreement; and

(b)   a duly executed copy of that certain Lock-Up Agreement in substantially the form attached as Exhibit D to the Merger Agreement.

Section 1.5   Sponsor Agreements.

(a)   At any meeting of the shareholders of Acquiror, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, each Sponsor shall (i) appear at each such meeting or otherwise cause all of its shares of Acquiror Common Stock to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its shares of Acquiror Common Stock:

(i)   in favor of each Transaction Proposal;

(ii)   against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transaction Proposals);

(iii)   against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror;

(iv)   against any change in the business, management or Board of Directors of Acquiror (other than in connection with the Transaction Proposals);

(v)   against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or any Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Acquiror or the Merger Sub under the Merger Agreement, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled, (D) result in a breach of any covenant, representation or warranty or other obligation or agreement of such Sponsor contained in this Agreement or (E) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror;

(vi)   if applicable, in favor of waiving any and all anti-dilution rights such Sponsor may hold pursuant to the Acquiror Governing Documents; and

(vii)   against any amendment to the Voting Letter Agreement (as defined below) without the consent of the Company.

Each Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

(b)   Each Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of July 27, 2020, by and among the Sponsors and Acquiror (the “Voting Letter Agreement”), including the obligations of the Sponsors pursuant to Section 1 therein to not redeem any shares of Acquiror Common Stock owned by such Sponsor in connection with the transactions contemplated by the Merger Agreement.

(c)   During the period commencing on the date hereof and ending on the earlier of the consummation of the Closing and the termination of the Merger Agreement pursuant to Article X thereof, each Sponsor shall not modify or amend any Contract between or among such Sponsor, anyone related by blood, marriage or adoption to such Sponsor or any Affiliate of such Sponsor (other than Acquiror or any of its Subsidiaries), on the one hand, and Acquiror or any of Acquiror’s Subsidiaries, on the other hand, including, for the avoidance of doubt, the Voting Letter Agreement.

Section 1.6   No Challenges.   Each Sponsor agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquiror, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement.

Section 1.7   Further Assurances.   Each Sponsor shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Mergers and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein and herein.

Section 1.8   No Inconsistent Agreement.   Each Sponsor hereby represents and covenants that such Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Sponsor’s obligations hereunder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1   Representations and Warranties of the Sponsors.   Each Sponsor represents and warrants as of the date hereof to Acquiror and the Company (solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:

(a)   Organization; Due Authorization.   If such Sponsor is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder. This Sponsor Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of the applicable Sponsor.

(b)   Ownership.   Such Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Sponsor’s shares of Acquiror Common Stock and Acquiror Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares of Acquiror Common Stock or Acquiror Warrants (other than transfer restrictions under the Securities Act)) affecting any such shares of Acquiror Common Stock or Acquiror Warrants, other than Liens pursuant to (i) this Sponsor Agreement, (ii) the Acquiror Governing Documents, (iii) the Merger Agreement, (iv) the Voting Letter Agreement or (v) any applicable securities Laws. Such Sponsor’s shares of Acquiror Common Stock and Acquiror Warrants are the only equity securities in Acquiror owned of record or beneficially by such Sponsor on the date of this Sponsor Agreement, and none of such Sponsor’s shares of Acquiror Common Stock or Acquiror Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such shares of Acquiror Common Stock or Acquiror Warrants, except as provided hereunder and under the Voting Letter Agreement. Other than the Acquiror Warrants, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.

(c)   No Conflicts.   The execution and delivery of this Sponsor Agreement by such Sponsor does not, and the performance by such Sponsor of his, her or its obligations hereunder will not, (i) if such Sponsor is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor or such Sponsor’s shares of Acquiror Common Stock or Acquiror Warrants), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.

(d)   Litigation.   There are no Actions pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.

(e)   Brokerage Fees.   Except as described on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Sponsor, for which Acquiror or any of its Affiliates may become liable.

(f)   Affiliate Arrangements.   Except as set forth on Schedule II attached hereto, neither such Sponsor nor any anyone related by blood, marriage or adoption to such Sponsor or, to the knowledge of such Sponsor, any Person in which such Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Acquiror or its Subsidiaries.

(g)   Acknowledgment.   Such Sponsor understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Sponsor’s execution and delivery of this Sponsor Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1   Termination.   This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.1 thereof (the earliest of (a) and (b), the “Expiration Time”), (c) the liquidation of Acquiror and (d) upon the written agreement of the Sponsor, Acquiror, and the Company. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

Section 3.2   Governing Law.   This Sponsor Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Sponsor Agreement or the negotiation, execution or performance of this Sponsor Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Sponsor Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.

Section 3.3   CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a)   THE PARTIES TO THIS SPONSOR AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SPONSOR AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS SPONSOR AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS SPONSOR AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT

DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT TO THE PERSONAL JURISDICTION THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS SPONSOR AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER AND FURTHER AGREES NOT TO BRING ANY PROCEEDING OR ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS SPONSOR AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 3.8.

(b)   WAIVER OF TRIAL BY JURY.   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SPONSOR AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SPONSOR AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SPONSOR AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.3.

Section 3.4   Assignment.   This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 3.5   Specific Performance.   The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Sponsor Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 3.6   Amendment; Waiver.   This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Sponsor Holdco.

Section 3.7   Severability.   If any provision of this Sponsor Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Agreement will remain in full force and effect. Any provision of this Sponsor Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 3.8   Notices.   All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Acquiror:

ACE Convergence Acquisition Corp.
1013 Centre Road, Suite 403S
Wilmington, DE 19805
Attention:	Denis Tse
Email:	denis@acev.io
with a copy to (which will not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1400
Palo Alto, CA 94301
Attention:	Michael Mies
Email:	michael.mies@skadden.com

If to the Company:

Tempo Automation, Inc.
2460 Alameda St.
San Francisco, CA 94103
Attention:	Ryan Benton
Email:	rbenton@tempoautomation.com
with a copy to (which shall not constitute notice):

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
Attention:	Ryan J. Maierson
Thomas	G. Brandt
Email:	ryan.maierson@lw.com
thomas.brandt@lw.com

If to a Sponsor:

To such Sponsor’s address set forth in Schedule I
with a copy to (which will not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1400
Palo Alto, CA 94301

Attention:	Michael Mies
Email:	michael.mies@skadden.com

Section 3.9   Counterparts.   This Sponsor Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10   Entire Agreement.   This Sponsor Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsors, Acquiror, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSORS:

ACE Convergence Acquisition LLC

By:	/s/ Behrooz Abdi
	Name:	Behrooz Abdi
	Title:	Chief Executive Officer

/s/ Behrooz Abdi
Name: Behrooz Abdi

/s/ Sunny Siu
Name: Sunny Siu

/s/ Kenneth Klein
Name: Kenneth Klein

/s/ Ryan Benton
Name: Ryan Benton

/s/ Raquel Chmielewski
Name: Raquel Chmielewski

/s/ Omid Tahernia
Name: Omid Tahernia

/s/ Minyoung Park
Name: Minyoung Park

[Signature Page to Sponsor Support Agreement]

ACQUIROR:

ACE Convergence Acquisition Corp.

By:	/s/ Behrooz Abdi
Name: Behrooz Abdi
Title: Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

COMPANY:

Tempo Automation, Inc.

By:	/s/ Joy Weiss
Name: Joy Weiss
Title: CEO

[Signature Page to Sponsor Support Agreement]

Schedule I

Sponsor Shares of Acquiror Common Stock and Acquiror Warrants

Sponsor	Acquiror Common Stock	Acquiror Warrants
ACE Convergence Acquisition LLC(1) c/o ACE Convergence Acquisition Corp. 1013 Centre Road, Suite 403S, Wilmington, Delaware 19805	3,916,500	5,651,250
Behrooz Abdi(1) c/o ACE Convergence Acquisition Corp. 1013 Centre Road, Suite 403S, Wilmington, Delaware 19805	0	—
Sunny Siu c/o ACE Convergence Acquisition Corp. 1013 Centre Road, Suite 403S, Wilmington, Delaware 19805	1,678,500	948,750
Kenneth Klein c/o ACE Convergence Acquisition Corp. 1013 Centre Road, Suite 403S, Wilmington, Delaware 19805	40,000	—
Ryan Benton c/o ACE Convergence Acquisition Corp. 1013 Centre Road, Suite 403S, Wilmington, Delaware 19805	35,000	—
Raquel Chmielewski c/o ACE Convergence Acquisition Corp. 1013 Centre Road, Suite 403S, Wilmington, Delaware 19805	35,000	—
Omid Tahernia c/o ACE Convergence Acquisition Corp. 1013 Centre Road, Suite 403S, Wilmington, Delaware 19805	35,000	—
Minyoung Park c/o ACE Convergence Acquisition Corp. 1013 Centre Road, Suite 403S, Wilmington, Delaware 19805	10,000	—
(1)	Mr. Abdi may be deemed to beneficially own securities held by ACE Convergence Acquisition LLC by virtue of his control over ACE Convergence Acquisition LLC. Mr. Abdi disclaims beneficial ownership of securities held by ACE Convergence Acquisition LLC except to the extent of his pecuniary interests therein.

[Schedule I to Sponsor Support Agreement]

Schedule II

Affiliate Agreements

1.	Letter Agreement, dated July 27, 2020, among Acquiror, the Sponsor Holdco and each of the other parties thereto
2.	Registration Rights Agreement, dated July 27, 2020, among Acquiror, the Sponsor Holdco and certain other security holders named therein
3.

Administrative Services Agreement, dated July 27, 2020, between Acquiror and the Sponsor Holdco, which shall terminate at Closing without further liability, cost, payment or other obligation of Acquiror

4.	Indemnity Agreement, dated July 27, 2020, between Acquiror and Behrooz Abdi
5.	Indemnity Agreement, dated July 27, 2020, between Acquiror and Sunny Siu
6.	Indemnity Agreement, dated July 27, 2020, between Acquiror and Denis Tse
7.	Indemnity Agreement, dated July 27, 2020, between Acquiror and Kenneth Klein
8.	Indemnity Agreement, dated July 27, 2020, between Acquiror and Omid Tahernia
9.	Indemnity Agreement, dated July 27, 2020, between Acquiror and Ryan Benton
10.	Indemnity Agreement, dated July 27, 2020, between Acquiror and Raquel Chmielewski
11.	Indemnity Agreement, dated July 27, 2020, between Acquiror and Minyoung Park

[Schedule II to Sponsor Support Agreement]

ANNEX C

STOCKHOLDER SUPPORT AGREEMENT

This Stockholder Support Agreement (this “Agreement”) is dated as of October 13, 2021, by and among ACE Convergence Acquisition Corp., a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Closing (as defined in the Merger Agreement (as defined below)) (“Acquiror”), the Persons set forth on Schedule I attached hereto (each, a “Company Stockholder” and, collectively, the “Company Stockholders”), and Tempo Automation, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, as of the date hereof, the Company Stockholders are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of shares of Company Capital Stock as are indicated opposite each of their names on Schedule I attached hereto (all such shares of Company Capital Stock, together with any shares of Company Capital Stock of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such Company Stockholder during the period from the date hereof through the Expiration Time (as defined below) applicable to such Company Stockholder are referred to herein as the “Subject Shares”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror, ACE Convergence Subsidiary Corp., a Delaware corporation (“Merger Sub”), and the Company entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”) pursuant to which, Merger Sub will merge with and into the Company (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”), with the Company surviving the Merger as a wholly-owned subsidiary of Acquiror; and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

STOCKHOLDER SUPPORT AGREEMENT; COVENANTS

Section 1.1   Binding Effect of Merger Agreement.   Each Company Stockholder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Each Company Stockholder shall be bound by and comply with Sections 6.5 (Acquisition Proposals) and 11.12 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (x) such Company Stockholder was an original signatory to the Merger Agreement with respect to such provisions, and (y) each reference to the “Company” contained in such provisions also referred to each such Company Stockholder.

Section 1.2   No Transfer.   During the period commencing on the date hereof and ending on the Expiration Time, each Company Stockholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares (clauses (i) and (i) collectively, a “Transfer”) or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that nothing herein shall prohibit a Transfer to an Affiliate of a Company Stockholder (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee also agrees in a writing, reasonably satisfactory in form and substance to Acquiror, to assume all of the obligations of such Company Stockholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 1.2 shall not relieve a Company Stockholder of its obligations under this Agreement. Any Transfer in violation of this

Section 1.2 with respect to a Company Stockholder’s Subject Shares shall be null and void. Nothing in this Agreement shall prohibit direct or indirect transfers of equity or other interests in a Company Stockholder.

Section 1.3   New Shares.   In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any Subject Shares are issued to a Company Stockholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares or otherwise, (b) a Company Stockholder purchases or otherwise acquires beneficial ownership of any Subject Shares or (c) a Company Stockholder acquires the right to vote or share in the voting of any Subject Shares (collectively the “New Securities”), then such New Securities acquired or purchased by such Company Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such Company Stockholder as of the date hereof.

Section 1.4   Agreement to Vote.   Hereafter until the Expiration Time, each Company Stockholder hereby unconditionally and irrevocably agrees that, at any meeting of the stockholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of the Company requested by the Board of Directors of the Company or otherwise undertaken in connection with the Transactions (which written consent shall be delivered promptly, and in any event within three (3) business days, after the Proxy Statement/Registration Statement (as contemplated by the Merger Agreement) has been declared effective and has been delivered or otherwise made available to the stockholders of Acquiror and the Company), such Company Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and such Company Stockholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares:

(a)   to approve and adopt the Merger Agreement and the Transactions;

(b)   to exercise all of such Company Stockholder’s Company Warrants in full on a cashless basis or terminate such Company Warrants without exercise, as applicable, in accordance with their respective terms;

(c)   to convert each share of Company Preferred Stock into one share of Company Common Stock;

(d)   in any other circumstances upon which a consent or other approval is required under the Company’s Governing Documents or the Company Financing Agreements or otherwise sought with respect to the Merger Agreement or the Transactions, to vote, consent or approve (or cause to be voted, consented or approved) all of such Company Stockholder’s Subject Shares held at such time in favor thereof;

(e)   against and withhold consent with respect to any merger, purchase of all or substantially all of the Company’s assets or other business combination transaction (other than the Merger Agreement and the Transactions); and

(f)   against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (D) result in a breach of any covenant, representation or warranty or other obligation or agreement of such Company Stockholder contained in this Agreement.

Each Company Stockholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

Section 1.5   No Challenges.   Each Company Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquiror, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement.

Section 1.6   Closing Date Deliverables.   Each of the Persons set forth on Schedule I will deliver, substantially simultaneously with the Effective Time:

(a)   a duly-executed copy of that certain Amended and Restated Registration Rights Agreement, by and among Acquiror, the Company and the other parties thereto, in substantially the form attached as Exhibit C to the Merger Agreement; and

(b)   a duly executed copy of that certain Lock-Up Agreement substantially in the form attached as Exhibit D to the Merger Agreement.

Section 1.7   Further Assurances.   Each Company Stockholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Acquiror or the Company, to effect the actions and consummate the Mergers and the other transactions contemplated by this Agreement and the Merger Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

Section 1.8   No Inconsistent Agreement.   Each Company Stockholder hereby represents and covenants that such Company Stockholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Company Stockholder’s obligations hereunder.

Section 1.9   Consent to Disclosure.   Each Company Stockholder hereby consents to the publication and disclosure in the Proxy Statement/Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Acquiror or the Company to any Governmental Authority or to securityholders of Acquiror) of such Company Stockholder’s identity and beneficial ownership of Subject Shares and the nature of such Company Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Acquiror or the Company, a copy of this Agreement. Each Company Stockholder will promptly provide any information reasonably requested by Acquiror or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

Section 1.10   Termination of Company Financing Agreements, Related Agreements.   Each Company Stockholder, by this Agreement with respect to its Subject Shares, severally and not jointly, hereby agrees to terminate, subject to the Closing and effective as of the Effective Time, (a) all Affiliate Agreements to which such Company Stockholder is party that are set forth on Schedule II attached hereto, if applicable to such Company Stockholder (the “Company Financing Agreements”); and (b) any rights under any letter or agreement providing for redemption rights, put rights, purchase rights or other similar rights not generally available to stockholders of the Company (clauses (a) and (b), collectively, the “Terminating Rights”) between such Company Stockholder and the Company, but excluding, (i) for the avoidance of doubt, any rights such Company Stockholder may have that relate to any commercial or employment agreements or arrangements between such Company Stockholder and the Company or any Subsidiary thereof, which shall survive the Closing in accordance with their terms, and (ii) any indemnification, advancement of expenses and exculpation rights of any Company Stockholder or any of its Affiliates set forth in the foregoing documents, which shall survive the Closing in accordance with their terms; provided that all Terminating Rights between the Company and any other holder of Company Capital Stock shall also terminate at such time.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1   Representations and Warranties of the Company Stockholders.   Each Company Stockholder represents and warrants as of the date hereof to Acquiror and the Company (solely with respect to itself, himself or herself and not with respect to any other Company Stockholder) as follows:

(a)   Organization; Due Authorization.   If such Company Stockholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Company Stockholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Company Stockholder. If such Company Stockholder is an individual, such Company Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Company Stockholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Company Stockholder, enforceable against such Company Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Company Stockholder.

(b)   Ownership.   Such Company Stockholder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Company Stockholder’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens pursuant to (i) this Agreement, (ii) the Company’s Governing Documents, (iii) the Merger Agreement, (iv) the Company Financing Agreements or (v) any applicable securities Laws. Such Company Stockholder’s Subject Shares are the only equity securities in the Company owned of record or beneficially by such Company Stockholder on the date of this Agreement, and none of such Company Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder and under the Company Financing Agreements. Other than the Company Warrants and any Company Options set forth opposite such Company Stockholder’s name on Schedule I, such Company Stockholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company.

(c)   No Conflicts.   The execution and delivery of this Agreement by such Company Stockholder does not, and the performance by such Company Stockholder of his, her or its obligations hereunder will not, (i) if such Company Stockholder is not an individual, conflict with or result in a violation of the organizational documents of such Company Stockholder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Company Stockholder or such Company Stockholder’s Subject Shares) to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Company Stockholder of its, his or her obligations under this Agreement.

(d)   Litigation.   There are no Actions pending against such Company Stockholder, or to the knowledge of such Company Stockholder threatened against such Company Stockholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Company Stockholder of its, his or her obligations under this Agreement.

(e)   Adequate Information.   Such Company Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and without reliance upon Acquiror or the Company and based on such information as such Company Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Company Stockholder acknowledges that Acquiror and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Company Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Company Stockholder are irrevocable.

(f)   Brokerage Fees.   No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Company Stockholder in his, her or its capacity as a stockholder or, to the knowledge of such Company Stockholder, on behalf of such Company Stockholder in his, her or its capacity as a stockholder, for which the Company or any of its Affiliates may become liable.

(g)   Acknowledgment.   Such Company Stockholder understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Company Stockholder’s execution and delivery of this Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1   Termination.   This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.1 thereof (the earlier of (a) and (b), the “Expiration Time”) and (c) as to each Company Stockholder, upon the written agreement of Acquiror, the Company and such Company Stockholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

Section 3.2   Governing Law.   This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.

Section 3.3   CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a)   THE PARTIES TO THIS AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT TO THE PERSONAL JURISDICTION THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER AND FURTHER AGREES NOT TO BRING ANY PROCEEDING OR ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 3.8.

(b)   WAIVER OF TRIAL BY JURY.   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.3.

Section 3.4   Assignment.   This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 3.5   Specific Performance.   The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 3.6   Amendment; Waiver.   This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Company Stockholders.

Section 3.7   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 3.8   Notices.   All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Acquiror:

ACE Convergence Acquisition Corp.
1013 Centre Road, Suite 403S
Wilmington, DE 19805
Attention:	Denis Tse
Email:	denis@acev.io

with a copy to (which will not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1400
Palo Alto, CA 94301
Attention:	Michael Mies
Email:	michael.mies@skadden.com

If to the Company:

Tempo Automation, Inc.
2460 Alameda St.
San Francisco, CA 94103
Attention:	Ryan Benton
Email:	rbenton@tempoautomation.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
Attention:	Ryan J. Maierson
Thomas G. Brandt
Email:	ryan.maierson@lw.com
thomas.brandt@lw.com

If to a Company Stockholder:

To such Company Stockholder’s address set forth in Schedule I.

Section 3.9   Counterparts.   This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10   Entire Agreement.   This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY STOCKHOLDERS:

LUX VENTURES IV, L.P.

By:	/s/ Peter Hebert
Name: Peter Hebert
Title: Managing Director

POINT72 VENTURES INVESTMENTS, LLC

By:	/s/ David Schaffer
Name: David Schaffer
Title: Authorized Signatory

JEFFREY MCALVAY

By:	/s/ Jeffrey McAlvay
Name: Jeffrey McAlvay

[Signature Page to Stockholder Support Agreement]

ACQUIROR:

ACE CONVERGENCE ACQUISITION CORP.

By:	/s/ Behrooz Abdi
Name: Behrooz Abdi
Title: Chief Executive Officer

[Signature Page to Stockholder Support Agreement]

COMPANY:

TEMPO AUTOMATION, INC.

By:	/s/ Joy Weiss
Name: Joy Weiss
Title: CEO

[Signature Page to Stockholder Support Agreement]

Schedule I

Company Stockholder Subject Shares

Holder	Shares of Common Stock	Shares of Series A Preferred Stock	Shares of Series A-1 Preferred Stock	Shares of Series A-2 Preferred Stock	Shares of Series B Preferred Stock	Shares of Series C Preferred Stock	Shares of Series C-1 Preferred Stock	Shares of Series C-2 Preferred Stock	Company Options	Company Warrants	Notice Information
Jeffrey McAlvay	5,100,000	—	—	—	—	—	—	—	881,297	—
Point72 Ventures Investments, LLC	—	—	—	—	2,176,528	8,001,903	—	—	—	2,363,000
Lux Ventures IV, L.P.	—	5,222,387	—	—	1,606,888	933,555	—	—	—	—
Total:	5,100,000	5,222,387	—	—	3,783,416	8,935,458	—	—	881,297	2,363,000

[Schedule I to Stockholder Support Agreement]

Schedule II

Company Financing Agreements

Amended and Restated Investor Rights Agreement, dated as of April 11, 2019, by and among the Company and the parties listed thereto

Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of April 11, 2019, by and among the Company and the parties listed thereto

Amended and Restated Voting Agreement, dated as of April 11, 2019, by and among the Company and the parties listed thereto

[Schedule II to Stockholder Support Agreement]

Annex D

FORM OF AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [·], is made and entered into by and among Tempo Automation Holdings, Inc., a Delaware corporation (the “Company”) (formerly known as ACE Convergence Acquisition Corp., a Cayman Islands exempted company prior to its domestication as a Delaware corporation), ACE Convergence Acquisition LLC, a Delaware limited liability company (“Sponsor Holdco”), the Persons set forth on Schedule I hereto (together with the Sponsor Holdco, each, a “Sponsor” and, together, the “Sponsors”), the Noteholders (as defined below) and certain former stockholders of Tempo Automation, Inc., a Delaware corporation (“Tempo”), identified on the signature pages hereto (such stockholders, the “Tempo Holders,” and, collectively with the Sponsors, the Noteholders, the Tempo Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.10 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, the Company and the Sponsors are party to that certain Registration Rights Agreement, dated as of July 27, 2020 (the “Original RRA”);

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of October [·], 2021, (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, ACE Convergence Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of the Company, and Tempo;

WHEREAS, prior to the date hereof and subject to the conditions of the Merger Agreement, the Company migrated to and domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and the Cayman Islands Companies Law (2020 Revision);

WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Tempo Holders received shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company;

WHEREAS, certain investors (the “Investor Stockholders”) purchased an aggregate of [·] shares of Common Stock (the “Investor Shares”) in a transaction exempt from registration under the Securities Act pursuant to the respective Subscription Agreements, each dated as of October [·], 2021, entered into by and between the Company and each of the Investor Stockholders (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”);

WHEREAS, certain investors (the “Noteholders”) purchased $[·] aggregate principal amount of the Company’s 12.00% Convertible Notes due 2025 (the “Convertible Notes”), each convertible into shares of Common Stock pursuant to the terms therein, in a transaction exempt from registration under the Securities Act;

WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsors are Holders in the aggregate of at least a majority-in-interest of the Registrable Securities as of the date hereof; and

WHEREAS, the Company and the Sponsors desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1   Definitions.   The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.10.

“Additional Holder Common Stock” shall have the meaning given in Section 5.10.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Board” shall mean the Board of Directors of the Company.

“Closing” shall have the meaning given in the Merger Agreement.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Competing Registration Rights” shall have the meaning given in Section 5.7.

“Convertible Notes” shall have the meaning given in the recitals hereto.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Investor Shares” shall have the meaning given in the Recitals hereto.

“Investor Stockholders” shall have the meaning given in the Recitals hereto.

“Joinder” shall have the meaning given in Section 5.10.

“Letter Agreement” means that certain letter agreement, dated as of July 27, 2020, by and among the Company, the Sponsors and certain of the Company’s current and former officers, directors and director nominees.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Noteholders” shall have the meaning given in the recitals hereto.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Permitted Transferees” shall mean any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter, including Section 5.2 of this Agreement.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement and any Investor Shares); (b) any shares of Common Stock issuable upon conversion of the Convertible Notes; (c) any Additional Holder Common Stock; and (d) any other equity security of the Company issued or issuable with respect to any securities referenced in clauses (a) through (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B)(i) such securities shall have been otherwise transferred, (ii) new certificates for such securities not bearing (or book-entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no limitation as to volume or manner of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction. For the avoidance of doubt, the Convertible Notes shall not be considered an “equity security” for purposes of this Agreement.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)   all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B)   fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)   printing, messenger, telephone and delivery expenses;

(D)   reasonable fees and disbursements of counsel for the Company;

(E)   reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F)   in an Underwritten Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Holdco” shall have the meaning given in the Preamble hereto.

“Subscription Agreement” shall have the meaning given in the recitals hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Tempo” shall have the meaning given in the Preamble hereto.

“Tempo Holders” shall have the meaning given in the Preamble hereto.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1   Shelf Registration.

2.1.1   Filing.   Within thirty (30) days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the one hundred twentieth (120th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2   Subsequent Shelf Registration.   If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3   Additional Registrable Securities.   Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of Sponsor Holdco or a Tempo Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Sponsor Holdco, on the one hand, and the Tempo Holders, on the other hand.

2.1.4   Requests for Underwritten Shelf Takedowns.   Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor Holdco or a Tempo Holder (the Sponsor Holdco or a Tempo Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $50 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. The Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor Holdco, on the one hand, and the Tempo Holders, on the other hand, may each demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5   Reduction of Underwritten Offering.   If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata (as nearly as practicable) based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities. To facilitate the allocation of Registrable Securities in accordance with the above provisions, the Company or the Underwriters may round the number of shares allocated to any Holder to the nearest 100 Registrable Securities. The Company shall not be required to include any Registrable Securities in such Underwritten Shelf Takedown unless the Holders accept the terms of the underwriting as agreed upon between the Company and its Underwriters.

2.1.6   Withdrawal.   Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor Holdco or a Tempo Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor Holdco, the Tempo Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor Holdco or a Tempo Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor Holdco or such Tempo Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2   Piggyback Registration.

2.2.1   Piggyback Rights.   If the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company, including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.2.2   Reduction of Piggyback Registration.   If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a)   if the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata (as nearly as practicable), based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b)   if the Registration is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata (as nearly as practicable), based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of

Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c)   if the Registration and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration securities in the priority set forth in Section 2.1.5.

2.2.3   Piggyback Registration Withdrawal.   Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4   Unlimited Piggyback Registration Rights.   For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3   Market Stand-off.   In connection with any Underwritten Offering of equity securities of the Company, if requested by the managing Underwriters, each Holder that is an executive officer or director of the Company or a Holder of more than five percent (5%) of the outstanding Common Stock (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

ARTICLE III

COMPANY PROCEDURES

3.1   General Procedures.   In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1   prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

3.1.2   prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3   prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4   prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5   cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6   provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7   advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8   prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9   notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10   in the event of an Underwritten Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11   use commercially reasonable efforts to obtain a “comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from the Company’s independent registered public accountants in the event of an Underwritten Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountings and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12   in the event of an Underwritten Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions, provided such participating Holders provide such information to such counsel as is customarily required for purpose of such opinions;

3.1.13   in the event of any Underwritten Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.14   make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15   with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16   otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or broker, sales agent or placement agent if such Underwriter or broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or broker, sales agent or placement agent, as applicable.

3.2   Registration Expenses.   The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.

3.3   Requirements for Participation in Registration Statement in Offerings.   The Holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter or placement agent or sales agent, if any, in connection with the preparation of any Registration Statement or Prospectus, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to ARTICLE II and in connection with the Company’s obligation to comply with federal and applicable state securities laws. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4   Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1   Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2   Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3   Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and eighty (180) days after the effective date of, a Company-initiated Registration, and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4.

3.4.4   The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than ninety (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days in each case, during any twelve (12)-month period.

3.5   Reporting Obligations.   As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1   Indemnification.

4.1.1   The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto filed pursuant to this Agreement or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2   In connection with any Registration Statement filed pursuant to this Agreement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3   Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4   The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5   If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1   Notices.   Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Tempo Automation Holdings, Inc., 2460 Alameda St, San Francisco, CA 94103, Attention: Ryan Benton, Email: rbenton@tempoautomation.com, and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2   Assignment; No Third-Party Beneficiaries.

5.2.1   This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2   Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees; provided that, with respect to the Tempo Holders and the Sponsors, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (x) each of the Tempo Holders shall be permitted to transfer its rights hereunder as the Tempo Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Tempo Holder (it being understood that no such transfer shall reduce any rights of such Tempo Holder or such transferees) and (y) the Sponsor Holdco shall be permitted to transfer its rights hereunder as the Sponsor Holdco to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor Holdco (it being understood that no such transfer shall reduce any rights of the Sponsor Holdco or such transferees).

5.2.3   This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4   This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2.

5.2.5   No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless it is permitted under Section 5.2.2 and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3   Counterparts.   This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4   Governing Law; Venue.   NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

5.5   TRIAL BY JURY.   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.6   Amendments and Modifications.   Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor Holdco so long as the Sponsor Holdco and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Tempo Holder so long as such Tempo Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7   Other Registration Rights.   Other than (i) the Investor Stockholders who have registration rights with respect to their Investor Shares pursuant to their respective Subscription Agreements and (ii) as provided in the Warrant Agreement, dated as of July 27, 2020, between the Company and Continental Stock Transfer & Trust Company, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. For so long as (a) the Sponsor Holdco and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company, the Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder (such rights “Competing Registration Rights”) without the prior written consent of the Sponsor Holdco, and (b) a Tempo Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company, the Company hereby agrees and covenants that it will not grant Competing Registration Rights without the prior written consent of such Tempo Holder. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.8   Term.   This Agreement shall terminate on the earlier of (a) the seventh anniversary of the date of this Agreement and (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

5.9   Holder Information.   Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.10   Additional Holders; Joinder.   In addition to persons or entities who may become Holders pursuant to Section 5.2 hereof, subject to the prior written consent of the Sponsor Holdco and each Tempo Holder (in each case, so long as such Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company), the Company may make any person or entity who has or acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

5.11   Severability.   It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.12   Entire Agreement; Restatement.   This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.

[SIGNATURE PAGES FOLLOW]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

TEMPO AUTOMATION HOLDINGS, INC.
a Delaware corporation

By:
Name:
Title:

[Signature Page To Amended And Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.

HOLDERS:

ACE Convergence Acquisition LLC
a Delaware limited liability company

By:
Name:
Title:

Name: Behrooz Abdi

Name: Sunny Siu

Name: Denis Tse

Name: Kenneth Klein

Name: Ryan Benton

Name: Raquel Chmielewski

Name: Omid Tahernia

Name: Minyoung Park

[Signature Page To Amended And Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.

TEMPO HOLDERS:

[Signature Page To Amended And Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.

TEMPO HOLDERS:

[Signature Page To Amended And Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.

TEMPO HOLDERS:

[Signature Page To Amended And Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.

TEMPO HOLDERS:

[Signature Page To Amended And Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.

TEMPO HOLDERS:

[Signature Page To Amended And Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.

TEMPO HOLDERS:

[Signature Page To Amended And Restated Registration Rights Agreement]

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [·], 2021 (as the same may hereafter be amended, the “Registration Rights Agreement”), among Tempo Automation Holdings, Inc., a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) shares of Common Stock shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” shall mean [                           ].

Accordingly, the undersigned has executed and delivered this Joinder as of the ____ day of                  , 20         .

Signature of Stockholder

Print Name of Stockholder

Its:
Address:

Agreed and Accepted as of
, 20
Tempo Automation Holdings, Inc.

By:

Name:

Its:

A-1

Schedule I

Schedule of Sponsors

Sponsors
ACE Convergence Acquisition LLC(1)
Behrooz Abdi(1)
Sunny Siu
Kenneth Klein
Ryan Benton
Raquel Chmielewski
Omid Tahernia
Minyoung Park
(1)	Mr. Abdi may be deemed to beneficially own securities held by ACE Convergence Acquisition LLC by virtue of his control over ACE Convergence Acquisition LLC. Mr. Abdi disclaims beneficial ownership of securities held by ACE Convergence Acquisition LLC except to the extent of his pecuniary interests therein.

ANNEX E

FORM OF SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on October 13, 2021, by and between ACE Convergence Acquisition Corp., a Cayman Islands exempted company (“Issuer”), and the undersigned subscriber (the “Investor”).

WHEREAS, this Subscription Agreement is being entered into in connection with the Agreement and Plan of Merger, dated as of October 13, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among Issuer, Tempo Automation, Inc., a Delaware corporation (the “Company”), ACE Convergence Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of Issuer (“Merger Sub”), and the other parties thereto, pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company surviving such merger as a wholly owned subsidiary of Issuer(collectively, the “Transaction”);

WHEREAS, prior to the closing of the Transaction (and as more fully described in the Transaction Agreement), Issuer will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”);

WHEREAS, in connection with the Transaction, Issuer is seeking commitments from interested investors to purchase, following the Domestication and substantially concurrently with the closing of the Transaction, shares of Issuer’s common stock, par value $0.001 per share, as such shares will exist as common stock following the Domestication (the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Subscription Price”);

WHEREAS, the aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount”; and

WHEREAS, substantially concurrently with the execution of this Subscription Agreement, Issuer is entering into: (i) one or more backstop subscription agreements (the “Backstop Subscription Agreements”) on terms substantially similar to the PIPE Subscription Agreements, except that the investor party thereto (the “Backstop Investor”) has agreed to purchase up to 2,500,000 shares of Common Stock from Issuer to backstop certain shortfalls in the Minimum Available Acquiror Cash Amount (as defined in the Transaction Agreement) immediately prior to the consummation of the Transaction; and (ii) separate subscription agreements on the substantially the same terms as this Subscription Agreement, including the same Per Share Subscription Price (collectively, the “Other Subscription Agreements”), with certain other investors relating to the purchase of Shares.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and Issuer acknowledges and agrees as follows:

1.   Subscription.   The Investor hereby irrevocably subscribes for and agrees to purchase from Issuer the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein. Subject to the last sentence of Section 2, the Investor acknowledges and agrees that, as a result of the Domestication, the Shares that will be issued pursuant hereto shall be shares of common stock in a Delaware corporation (and not shares in a Cayman Islands exempted company).

2.   Closing.   The closing of the sale of the Shares contemplated hereby (the “Closing”) shall occur on the closing date (the “Closing Date”) and is expected to occur substantially concurrent with the consummation of the Transaction. Subject to the satisfaction or waiver of the conditions set forth in this Section 2 and in Section 3 below, upon delivery of written notice from (or on behalf of) Issuer to the Investor (the “Closing Notice”), that Issuer reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on an expected Closing Date that is not less than ten (10) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver to Issuer, on the expected Closing Date specified in the Closing Notice, the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by Issuer in the Closing Notice. On the Closing Date and prior to the release of the Subscription Amount by the Investor, Issuer shall issue the Shares against payment of the Subscription Amount to the Investor and cause the Shares to be registered in book entry form in the name of the Investor on Issuer’s share register (which book entry records shall contain an appropriate notation concerning transfer restrictions of the Shares, in accordance with applicable securities laws of the states of the United States and other applicable jurisdictions), and will provide to the Investor evidence of such issuance from Issuer’s transfer agent. For purposes of this

Subscription Agreement, “business day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York or governmental authorities in the Cayman Islands (for so long as Issuer remains domiciled in Cayman Islands) are authorized or required by law to close. Prior to or at the Closing, Investor shall deliver to Issuer a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. In the event the consummation of the Transaction does not occur within five (5) business days after the Closing Date under this Subscription Agreement, Issuer shall promptly (but not later than two (2) business days thereafter) return the Subscription Amount to the Investor by wire transfer of U.S. dollars in immediately available funds to the account specified by the Investor, and any book-entries for the Shares shall be deemed repurchased and cancelled; provided that, unless this Subscription Agreement has been terminated pursuant to Section 8 hereof, such return of funds shall not terminate this Subscription Agreement or relieve the Investor of its obligation to purchase the Shares at the Closing.

3.   Closing Conditions.   The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following conditions: (a) there shall not be in force any injunction or order enjoining or prohibiting the issuance and sale of the Shares under this Subscription Agreement; (b) all conditions precedent to the closing of the Transaction under the Transaction Agreement shall have been satisfied or waived (as determined by the parties to the Transaction Agreement and other than those conditions under the Transaction Agreement which, by their nature, are to be fulfilled at or substantially contemporaneously with the closing of the Transaction); (c)(i) solely with respect to the Investor’s obligation to close, the representations and warranties made by Issuer, and (ii) solely with respect to Issuer’s obligation to close, the representations and warranties made by the Investor, in each case, in this Subscription Agreement shall be true and correct in all material respects as of the Closing Date other than (x) those representations and warranties qualified by materiality, Material Adverse Effect or similar qualification, which shall be true and correct in all respects as of the Closing Date and (y) those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects (or, if qualified by materiality, Material Adverse Effect or similar qualification, all respects) as of such date, in each case without giving effect to the consummation of the Transactions; (d)(i) solely with respect to the Investor’s obligation to purchase the Shares pursuant to this Subscription Agreement, Issuer shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, and (ii) solely with respect to the Issuer’s obligation to close, Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing; and (e) solely with respect to the Investor’s obligation to close, none of the Issuer, the Company or any of their respective affiliates shall have entered into any Other Subscription Agreement with a lower Per Share Purchase Price or other terms (economic or otherwise) more favorable in any material respect to such Other Investor than as set forth in this Subscription Agreement other than any other agreement contemplated by the Transaction Agreement, and there shall not have been any amendment, waiver or modification to any Other Subscription Agreement that materially benefits any Other Investor unless the Investor has been offered the same benefit.

4.   Further Assurances.   At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

5.   Issuer Representations and Warranties.   Issuer represents and warrants to the Investor that:

(a)   Issuer is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). Issuer has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, following the Domestication, Issuer will be duly incorporated, validly existing as a corporation and in good standing under the laws of the State of Delaware.

(b)   As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under Issuer’s certificate of incorporation (as in effect at such time of issuance) or under the Delaware General Corporation Law.

(c)   This Subscription Agreement has been duly authorized, executed and delivered by Issuer and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

(d)   The issuance and sale by Issuer of the Shares pursuant to this Subscription Agreement will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Issuer or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Issuer or any of its subsidiaries is a party or by which Issuer or any of its subsidiaries is bound or to which any of the property or assets of Issuer is subject that would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Issuer and its subsidiaries, taken as a whole (a “Material Adverse Effect”), or materially affect the validity of the Shares or the legal authority of Issuer to comply in all material respects with its obligations under this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of Issuer; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Issuer or any of its properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of Issuer to comply in all material respects with its obligations under this Subscription Agreement.

(e)   As of their respective filing dates, all reports required to be filed by Issuer with the U.S. Securities and Exchange Commission (the “SEC”) since July 24, 2020 (the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received by Issuer from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.

(f)   Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the issuance of the Shares pursuant to this Subscription Agreement, other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) the filings required in accordance with Section 13 of this Subscription Agreement, (iv) those required by The Nasdaq Stock Market LLC, including with respect to obtaining approval of Issuer’s stockholders, and (v) the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g)   As of the date hereof, Issuer has not received any written communication from a governmental authority that alleges that Issuer is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h)   Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act of 1933, as amended (the “Securities Act”), is required for the offer and sale of the Shares by Issuer to the Investor.

(i)   Neither Issuer nor any person acting on its behalf has offered or sold the Shares by any form of general solicitation or general advertising in violation of the Securities Act.

(j)   As of the date hereof, the issued and outstanding Class A ordinary shares of Issuer are registered pursuant to Section 12(b) of the Exchange Act. Following the Domestication, the Shares are expected to be registered under the Exchange Act.

(k)   Issuer is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Shares other than to the Placement Agents (as defined below).

6.   Investor Representations and Warranties.   The Investor represents and warrants to Issuer that:

(a)   The Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of 501(a)(1), (2), (3) or (7) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is an “institutional account” (as defined in FINRA Rule 4512(c)), (iii) is not an underwriter (as defined in Section 2(a)(11) of the Securities Act) and is aware that the sale is being made in reliance on a private placement exemption from registration under the Securities Act and is acquiring the Shares only for its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iv) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. The Investor is not an entity formed for the specific purpose of acquiring the Shares. The Investor has completed Schedule A following the signature page hereto and the information contained therein is accurate and complete. Accordingly, the Investor understands that the offering meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J).

(b)   The Investor is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including its participation in the Transaction and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Shares without reliance on Citigroup Global Markets Inc. (“Citi”) and Jefferies LLC (“Jefferies” and together with Citi, the “Placement Agents” and individually, a “Placement Agent”) or any of their respective affiliates, or any control persons, officers, directors, employees, agents or representatives of any of the foregoing. Accordingly, the Investor understands that the offering meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b). The Investor has determined based on its own independent review and such professional advice as it deems appropriate that the Investor’s purchase of the Shares and participation in the Transaction (i) are fully consistent with its financial needs, objectives and condition, (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to it, (iii) have been duly authorized and approved by all necessary action, (iv) do not and will not violate or constitute a default under the Investor’s charter, by-laws or other constituent document or under any law, rule, regulation, agreement or other obligation by which it is bound and (v) are a fit, proper and suitable investment for the Investor, notwithstanding the substantial risks inherent in investing in or holding the Shares. The Investor is able to bear the substantial risks associated with its purchase of the Shares, including, but not limited to, loss of its entire investment therein.

(c)   The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the Shares have not been registered under the Securities Act and that Issuer is not required to register the Shares except as set forth in Section 7 of this Subscription Agreement. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and, in each case, in accordance with any applicable securities laws of the states of the United States and other applicable jurisdictions, and that any certificates or book entry records representing the Shares shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Shares will be subject to these securities law transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the date that the Company files a Current Report on Form 8-K following the Closing Date that includes the “Form 10” information required under applicable SEC rules and regulations. The Investor shall not engage in hedging transactions with regard to the Shares unless in compliance with the Securities Act. The Investor acknowledges and agrees that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.

(d)   The Investor acknowledges and agrees that the Investor is purchasing the Shares from Issuer. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of Issuer, the Company, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of Issuer expressly set forth in Section 5 of this Subscription Agreement.

(e)   The Investor acknowledges and agrees that the Investor has received, reviewed and understood the offering materials made available to it in connection with the Transaction, and has received and has had an adequate opportunity to review, such financial and other information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with respect to Issuer, the Transaction and the business of the Company and its subsidiaries. The Investor acknowledges that certain information received was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in such projections. The Investor acknowledges that such information and projections were prepared without the participation of the Placement Agents and that the Placement Agents do not assume responsibility for independent verification of, or the accuracy or completeness of, such information or projections. Without limiting the generality of the foregoing, the Investor acknowledges that it has reviewed Issuer’s filings with the SEC. The Investor acknowledges and agrees that, without reliance upon the Placement Agents or any of their respective affiliates, or any control persons, officers, directors, employees, agents or representatives of any of the foregoing, each of the Investor and the Investor’s professional advisor(s), if any, (a) has conducted its own investigation of the Issuer, the Company and the Shares and has not relied on any statements or other information provided by the Placement Agents concerning the Issuer, the Company or the Shares or the offer and sale of the Shares, (b) has had access to, and an adequate opportunity to review, financial and other information as it deems necessary to make a decision to purchase the Shares, (c) has been offered the opportunity to ask questions of the Issuer and the Company and received answers thereto, including on the financial information, as it deemed necessary in connection with its decision to purchase the Shares; and (d) has made its own assessment and have satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Shares. The Investor further acknowledges that the information provided to it is preliminary and subject to change, and that any changes to such information, including, without limitation, any changes based on updated information or changes in terms of the Transaction, shall in no way affect the Investor’s obligation to purchase the Shares hereunder.

(f)   The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and Issuer, the Company or a representative of Issuer or the Company, and the Shares were offered to the Investor solely by direct contact between the Investor and Issuer, the Company or a representative of Issuer or the Company. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Issuer, the Company, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of the Issuer contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in the Issuer. The Investor is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice that it deems appropriate) with respect to the Transaction, the Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company, including, but not limited to, all business, legal, regulatory, accounting, credit and tax matters. Based on such information as the Investor has deemed appropriate and without reliance upon the Placement Agents, the Investor has independently made its own analysis and decision to enter into the Transaction.

(g)   The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in Issuer’s filings with the SEC. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. The Investor is able to fend for itself in the transactions contemplated herein, has exercised its independent judgment in evaluating its investment in the Shares, is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. The Investor acknowledges that Investor shall be responsible for any of the Investor’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that neither Issuer nor the Company has provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by the Subscription Agreement.

(h)   Alone, or together with any professional advisor(s), the Investor has been furnished with all materials that it considers relevant to an investment in the Shares, has had a full opportunity to ask questions of and receive answers from Issuer or any person or persons acting on behalf of Issuer concerning the terms and conditions of an investment in the Shares, has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in Issuer. The Investor acknowledges specifically that a possibility of total loss exists.

(i)   In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor and the representations and warranties of Issuer in Section 5. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing concerning Issuer, the Company, the Transaction, the Transaction Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.

(j)   The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

(k)   The Investor has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

(l)   The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of the Investor on this Subscription Agreement is genuine, and the signatory has legal competence and capacity to execute the same or the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the valid and binding agreement of Issuer, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(m)   Neither the Investor nor any of its officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function, is (i) a person named on the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identification List, or any other similar list of sanctioned persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), or any similar list of sanctioned persons administered by the European Union or any individual European Union member state, including the United Kingdom (collectively, “Sanctions Lists”); (ii) directly or indirectly owned or controlled by, or acting on behalf of, one or more persons on a Sanctions List; (iii) organized, incorporated, established, located in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, the European Union or any individual European Union member state, including the United Kingdom; (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). The Investor represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. The Investor also represents that it maintains policies and procedures reasonably designed to ensure compliance with sanctions administered by the United States, the European Union, or any individual European Union member state, including the United Kingdom, to the extent applicable to it. The Investor further represents that the funds held by the Investor and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

(n)   If the Investor is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii) (each, an “ERISA Plan”), or (iv) an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing clauses (i), (ii) or (iii) but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws,” and together with ERISA Plans, “Plans”), the Investor represents and warrants that (A) neither Issuer nor any of its affiliates has provided investment advice or has otherwise acted as the Plan’s fiduciary, with respect to its decision to acquire and hold the Shares, and none of the parties to the Transaction is or shall at any time be the Plan’s fiduciary with respect to any decision in connection with the Investor’s investment in the Shares; and (B) its purchase of the Shares will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or any applicable Similar Law.

(o)   No disclosure or offering document has been prepared by the Placement Agents or any of their respective affiliates, or any control persons, officers, directors, employees, agents or representatives of any of the foregoing, in connection with the offer and sale of the Shares.

(p)   In connection with the issue and purchase of the Shares, the Placement Agents have not acted as the undersigned’s financial advisor or fiduciary. The Investor acknowledges that neither the Placement Agents, nor any of its affiliates nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing have made any independent investigation with respect to the Issuer, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by the Issuer.

(q)   None of the Placement Agents, nor any of their respective affiliates, nor any control persons, officers, directors, employees, agents or representatives of any of the foregoing has (a) made and will not make any representation or warranty, whether express or implied, of any kind or character and has not provided any advice or recommendation in connection with the Transaction, (b) made any independent investigation with respect to Issuer, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by Issuer, (c) any responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the Transaction or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (ii) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company or the Transaction, and (d) any liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Investors, Issuer, the Company or any other person or entity), whether in contract, tort or otherwise, to the Investor, or to any person claiming through the Investor, in respect of the Transaction.

(r)   In connection with the issue and purchase of the Shares, the Placement Agents are acting solely as placement agents to the Issuer in connection with the Transaction, and none of the Placement Agents, nor any of their respective affiliates, or any control persons, officers, directors, employees, agents or representatives of any of the foregoing, are acting as an underwriter or in any other capacity and is not and shall not be construed as a financial advisor or fiduciary for the Investor, the Issuer, the Company or any other person or entity in connection with the Transaction.

(s)   The Investor is aware that Citi is acting as a Placement Agent and is also acting as financial advisor to the Company in connection with the Transaction. The Investor that Jefferies is acting as financial advisor and capital markets advisor to the Issuer in connection with the Transaction and is also a Placement Agent. The Investor understands and acknowledges that Jefferies’ role as financial advisor and capital markets advisor to the Issuer may give rise to potential conflicts of interest or the appearance thereof and that these conflicts may potentially conflict with, or be adverse to, the Investor’s interests. The Investor hereby waives, to the fullest extent permitted by law, any claims it may have based on any actual or potential conflict of interest or similar claim, whether known or unknown, contingent or otherwise and wherever and whenever arising in connection with, relating to or arising from Jefferies acting as financial advisor and capital markets advisor to the Issuer.

(t)   The Investor has or has commitments to have and, when required to deliver payment to Issuer pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.

(u)   The Investor acknowledges that the Placement Agents may have acquired, or may acquire, non-public information with respect to Issuer, which the Investor agrees need not be provided to it.

7.   Registration Rights.

(a)   Issuer agrees that, within thirty (30) business days following the Closing Date (such deadline, the “Filing Deadline”), Issuer will submit to or file with the SEC a registration statement for a shelf registration on Form S-1 or Form S-3 (if Issuer is then eligible to use a Form S-3 shelf registration) (the “Registration Statement”), in each case, covering the resale of the Shares acquired by the Investor pursuant to this Subscription Agreement which are eligible for registration (determined as of two business days prior to such submission or filing) (the “Registrable Shares”) and Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 120th calendar day following the filing date thereof if the SEC notifies Issuer that it will “review” the Registration Statement (including a limited review) and (ii) the 10th business day after the date Issuer is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”); provided, however, that Issuer’s obligations to include the Registrable Shares in the Registration Statement are contingent upon Investor furnishing in writing to Issuer such information regarding Investor or its permitted assigns, the securities of Issuer held by Investor and the intended method of disposition of the Registrable Shares (which shall be limited to non-underwritten public offerings) as shall be reasonably requested by Issuer to effect the registration of the Registrable Shares at least five (5) business days in advance of the expected filing date of the Registration Statement, and Investor shall execute such documents in connection with such registration as Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement, if applicable, during any customary blackout or similar period or as permitted hereunder; provided that Investor shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Shares. Notwithstanding the foregoing, if the SEC prevents Issuer from including any or all of the shares proposed to be registered under a Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Shares pursuant to this Section 7 by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted to be registered by the SEC. In such event, the number of Shares to be registered for each selling stockholder named in such Registration Statement shall be reduced pro rata among all such selling stockholders. In the event Issuer amends the Registration Statement in accordance with the foregoing, Issuer will use its commercially reasonable efforts to file with the SEC, as promptly as allowed by the SEC, one or more registration statements to register the resale of those Registrable Shares that were not registered on the initial Registration Statement, as so amended. For as long as the Investor holds Shares, Issuer will use commercially reasonable efforts to file all reports for so long as the condition in Rule 144(c)(1) (or Rule 144(i)(2), if applicable) is required to be satisfied, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Shares pursuant to Rule 144 of the Securities Act (in each case, when Rule 144 of the Securities Act becomes available to the Investor). Any failure by Issuer to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Deadline shall not otherwise relieve Issuer of its obligations to file or effect the Registration Statement as set forth above in this Section 7.

(b)   At its expense Issuer shall:

(i)   except for such times as Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which Issuer determines to obtain, continuously effective with respect to Investor, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (A) Investor ceases to hold any Registrable Shares, (B) the date all Registrable Shares held by Investor may be sold without restriction under Rule 144, including, without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for Issuer to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (C) two (2) years from the date of effectiveness of the Registration Statement (the period of time during which Issuer is required hereunder to keep a Registration Statement effective is referred to herein as the “Registration Period”;

(ii)   during the Registration Period, advise Investor, as expeditiously as practicable:

(1)   when a Registration Statement or any amendment thereto has been filed with the SEC;

(2)   after it shall receive notice or obtain knowledge thereof, of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(3)   of the receipt by Issuer of any notification with respect to the suspension of the qualification of the Registrable Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(4)   subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, Issuer shall not, when so advising Investor of such events, provide Investor with any material, nonpublic information regarding Issuer other than to the extent that providing notice to Investor of the occurrence of the events listed in (1) through (4) above constitutes material, nonpublic information regarding Issuer;

(iii)   during the Registration Period, use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv)   during the Registration Period, upon the occurrence of any event contemplated in Section 7(b)(ii)(4) above, except for such times as Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v)   during the Registration Period, use its commercially reasonable efforts to cause all Registrable Shares to be listed on each securities exchange or market, if any, on which the shares of common stock issued by Issuer have been listed;

(vi)   during the Registration Period, use its commercially reasonable efforts to allow the Investor to review disclosure regarding the Investor in the Registration Statement; and

(vii)   during the Registration Period, otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Investor, consistent with the terms of this Subscription Agreement, in connection with the registration of the Registrable Shares.

(c)   Notwithstanding anything to the contrary in this Subscription Agreement, Issuer shall be entitled to delay the filing or effectiveness of, or suspend the use of, the Registration Statement if it determines that in order for the Registration Statement not to contain a material misstatement or omission, (i) an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, (ii) the negotiation or consummation of a transaction by Issuer or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event Issuer’s board of directors reasonably believes would require additional disclosure by Issuer in the Registration Statement of material information that Issuer has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of Issuer’s board of directors to cause the Registration Statement to fail to comply with applicable disclosure requirements, or (iii) in the good faith judgment of the majority of the members of Issuer’s board of directors, such filing or effectiveness or use of such Registration Statement, would be seriously detrimental to Issuer and the majority of the members of Issuer’s board of directors concludes as a result that it is essential to defer such filing (each such circumstance, a “Suspension Event”); provided, however, that Issuer may not delay or suspend the Registration Statement on more than three occasions or for more than ninety (90) consecutive calendar days, or more than one hundred and twenty (120) total calendar days in each case during any twelve-month period. Upon receipt of any written notice from Issuer of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they were made, in the case of the prospectus) not misleading, Investor agrees that (i) it will immediately discontinue offers and sales of the Registrable Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Investor receives copies of a supplemental or amended prospectus (which Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by Issuer that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by Issuer unless otherwise required by law or subpoena. If so directed by Issuer, Investor will deliver to Issuer or, in Investor’s sole discretion destroy, all copies of the prospectus covering the Registrable Shares in Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Shares shall not apply (A) to the extent Investor is required to retain a copy of such prospectus (1) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (2) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.

(d)   Indemnification.

(i)   Issuer agrees to indemnify, to the extent permitted by law, Investor (to the extent a seller under the Registration Statement), its directors, officers and each person who controls Investor (within the meaning of the Securities Act or the Exchange Act), to the extent permitted by law, against all losses, claims, damages, liabilities and reasonable and documented out of pocket expenses (including reasonable and documented outside attorneys’ fees of one law firm (and one firm of local counsel)) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to Issuer by or on behalf of such Investor expressly for use therein.

(ii)   In connection with any Registration Statement in which an Investor is participating, such Investor shall furnish (or cause to be furnished) to Issuer in writing such information and affidavits as Issuer reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify Issuer, its directors and officers and each person or entity who controls Issuer (within the meaning of the Securities Act or the Exchange Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained (or not contained in, in the case of an omission) in any information or affidavit so furnished in writing by on behalf of such Investor expressly for use therein; provided, however, that the liability of such Investor shall be several and not joint with any other investor and shall be in proportion to and limited to the net proceeds received by such Investor from the sale of Registrable Shares giving rise to such indemnification obligation.

(iii)   Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv)   The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.

(v)   If the indemnification provided under this Section 7(d) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of the Investor shall be limited to the net proceeds received by such Investor from the sale of Registrable Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 7(d)(i), (ii) and (iii) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(d)(v) from any person or entity who was not guilty of such fraudulent misrepresentation.

8.   Termination.   This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms without being consummated, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (c) if the conditions to Closing set forth in Section 3 of this Subscription Agreement are not satisfied, or are not capable of being satisfied, on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be or are not consummated at the Closing and (iv) the Agreement End Date (as defined in the Transaction Agreement and as it may be extended as described therein) if the Closing has not occurred by such date; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. Issuer shall notify the Investor of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the termination of this Subscription Agreement in accordance with this Section 8, any monies paid by the Investor to Issuer in connection herewith shall be promptly (and in any event within one business day after such termination) returned to the Investor.

9.   Investor Covenant.   Investor hereby agrees that, from the date of this Subscription Agreement, none of Investor, its controlled affiliates, or any person or entity acting on behalf of Investor or any of its controlled affiliates or pursuant to any understanding with Investor or any of its controlled affiliates will engage in any Short Sales with respect to securities of Issuer prior to the Closing Date. For purposes of this Section 9, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, (i) nothing herein shall prohibit other entities under common management with Investor that have no knowledge of this Subscription Agreement or of Investor’s participation in the Transaction (including Investor’s controlled affiliates and/or affiliates) from entering into any Short Sales and (ii) in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Subscription Agreement.

10.   Trust Account Waiver.   The Investor acknowledges that Issuer is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving Issuer and one or more businesses or assets. The Investor further acknowledges that, as described in Issuer’s prospectus relating to its initial public offering dated July 27, 2020 (the “IPO Prospectus”) available at www.sec.gov, substantially all of Issuer’s assets consist of the cash proceeds of Issuer’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of Issuer, its public shareholders and the underwriter of Issuer’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to Issuer to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the IPO Prospectus. For and in consideration of Issuer entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and irrevocably agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement. Investor agrees and acknowledges that such irrevocable waiver is material to this Subscription Agreement and specifically relied upon by Issuer and its affiliates to induce Issuer to enter in this Subscription Agreement, and each such party further intends and understands such waiver to be valid, binding and enforceable against the Investor and its affiliates under applicable law. To the extent Investor commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Issuer or its affiliates, which proceeding seeks, in whole or in part, monetary relief against Issuer or its affiliates, the Investor hereby acknowledges and agrees that the Investor’s sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Investor (or any person claiming on any of their behalves or in lieu of any of the Investor) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein and in the event of any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Issuer or its affiliates, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) in violation of this Subscription Agreement, Issuer shall be entitled to recover from the Investor and its affiliates, the associated legal fees and costs in connection with any such action, in the event Issuer or its affiliates, as applicable, prevails in such action or proceeding. Notwithstanding any else in this Section 10, nothing herein shall be deemed to limit the Investor’s right, title, interest or claim to the Trust Account by virtue of the Investor’s record or beneficial ownership of any equity interests in Issuer acquired by any means other than pursuant to this Subscription Agreement.

11.   Miscellaneous.

(a)   Neither this Subscription Agreement nor any rights that may accrue to the Investor hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned; provided that the Investor may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of the Investor or an affiliate thereof); provided, further, that no such assignment shall relieve the Investor of its obligations hereunder.

(b)   Issuer may request from the Investor such additional information as Issuer may deem necessary to evaluate the eligibility of the Investor to acquire the Shares and in connection with the inclusion of the Shares in the Registration Statement, and the Investor shall provide such information as may reasonably be requested. The Investor acknowledges that Issuer may file a copy of this Subscription Agreement with the SEC as an exhibit to a current or periodic report or a registration statement of Issuer.

(c)   The Investor acknowledges that Issuer and the Placement Agents (as third party beneficiaries with the right to enforce Section 4, Section 5, Section 6, Section 10, and Section 11 hereof on their own behalf and not, for the avoidance of doubt, on behalf of Issuer) will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Subscription Agreement. Prior to the Closing, the Investor agrees to promptly notify Issuer and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties of the Investor set forth herein are no longer accurate. The Investor acknowledges and agrees that each purchase by the Investor of Shares from Issuer will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notification) by the Investor as of the time of such purchase.

(d)   Issuer, the Placement Agents and the Investor are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(e)   All of the representations and warranties contained in this Subscription Agreement shall survive the Closing. All of the covenants and agreements made by each party hereto in this Subscription Agreement shall survive the Closing until the applicable statute of limitations or in accordance with their respective terms, if a shorter period.

(f)   This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties hereto. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties and third party beneficiaries hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

(g)   This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 11(c) with respect to the persons referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.

(h)   Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(i)   If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(j)   This Subscription Agreement may be executed in one or more counterparts (including by electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(k)   The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled to specifically enforce the Investor’s obligations to fund the Subscription Amount and the provisions of the Subscription Agreement of which the Company is an express third party beneficiary, in each case, on the terms and subject to the conditions set forth herein.

(l)   THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK (OR, TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF NEW YORK, OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW YORK) SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF

SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN THIS SECTION 11(l) OF THIS SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRED THE APPLICATION OF THE LAW OF ANY OTHER STATE.

(m)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11(m).

12.   Non-Reliance and Exculpation.   The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of Issuer expressly contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in Issuer. The Investor acknowledges and agrees that none of (i) any other investor pursuant to this Subscription Agreement or any Other Subscription Agreement (including the Investor’s affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing) or (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, shall have any liability to the Investor or to any other Investor pursuant to, arising out of or relating to this Subscription Agreement or any Other Subscription Agreement, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Issuer, the Company, the Placement Agents or any Non-Party Affiliate (as defined below) concerning the Issuer, the Company, the Placement Agents, any of their respective controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of the Issuer, the Company, any Placement Agent or any of the Issuer’s, the Company’s or the Placement Agents’ controlled affiliates or any family member of the foregoing. The Investor agrees that none of the Placement Agents shall be liable to it (including in contract, tort, under federal or state securities laws or otherwise) for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the sale of Shares pursuant to this Subscription Agreement. On behalf of the Investor and its affiliates, the Investor releases the Placement Agents in respect of any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements related to the sale of Shares pursuant to this Subscription Agreement. The Investor agrees not to commence any litigation or bring any claim against any of the Placement Agents in any court or any other forum which relates to, may arise out of, or is in connection with, the sale of Shares pursuant to this Subscription Agreement. This undertaking is given freely and after obtaining independent legal advice.

13.   Press Releases.   All press releases or other public communications relating to the transactions contemplated hereby between Issuer and the Investor, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior approval of (i) Issuer, and (ii) to the extent such press release or public communication references the Investor or its affiliates or investment advisers by name, the Investor, which approval shall not be unreasonably withheld or conditioned; provided that neither Issuer nor the Investor shall be required to obtain consent pursuant to this Section 13 to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 13. The restriction in this Section 13 shall not apply to the extent the public announcement is required by applicable securities law, any governmental authority or stock exchange rule; provided that in such an event, the applicable party shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.

14.   Notices.   All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to the Investor, to the address provided on the Investor’s signature page hereto.

If to Issuer, to:

ACE Convergence Acquisition Corp. 1013 Centre Road, Suite 403S Wilmington, DE 19805 Attention: Behrooz Abdi Email: behrooz@acev.io with copies to (which shall not constitute notice), to:

Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue, Suite 1400 Palo Alto, California 94301 Attention: Michael Mies Email: michael.mies@skadden.com
and

If to the Company, to:

Tempo Automation, Inc. 2460 Alameda St. San Francisco, CA 94103 Attention: Ryan Benton Email: rbenton@tempoautomation.com and

Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, TX 77002
Attention:	Ryan J. Maierson
Thomas G. Brandt
Email:	ryan.maierson@lw.com
thomas.brandt@lw.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:

By:

Name:

Title:

Name in which Shares are to be registered (if different):	Date:

Investor’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

Number of Shares subscribed for:

Aggregate Subscription Amount: $	Price Per Share: $10.00

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by Issuer in the Closing Notice.

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, Issuer has accepted this Subscription Agreement as of the date set forth below.

ACE CONVERGENCE ACQUISITION CORP.

By:
Name: Behrooz Abdi
Title: Chief Executive Officer

Date: October 13, 2021

[Signature Page to Subscription Agreement]

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A.    QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

☐   We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

B.    INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

1.    ☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.    ☐ We are not a natural person.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”

☐   Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐   Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐   Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐   Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐   Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐   Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

This page should be completed by the Investor

and constitutes a part of the Subscription Agreement.

[Schedule A to Subscription Agreement]

Annex F

FORM OF NOTE SUBSCRIPTION AGREEMENT

This NOTE SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on October 13, 2021, by and between ACE Convergence Acquisition Corp., a Cayman Islands exempted company (“Issuer”), and the undersigned subscriber (the “Investor”).

WHEREAS, this Subscription Agreement is being entered into in connection with the Agreement and Plan of Merger, dated as of October 13, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among Issuer, Tempo Automation, Inc., a Delaware corporation (the “Company”), ACE Convergence Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of Issuer (“Merger Sub”), and the other parties thereto, pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company surviving such merger as a wholly owned subsidiary of Issuer(collectively, the “Transaction”);

WHEREAS, prior to the closing of the Transaction (and as more fully described in the Transaction Agreement), Issuer will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”);

WHEREAS, in connection with the Transaction, Issuer is seeking commitments from interested investors to purchase, following the Domestication and substantially concurrently with the closing of the Transaction, that principal amount of the Issuer’s 12% convertible senior notes due 2025 (the “Notes”) set forth on the signature page hereto (the “Subscribed Notes”);

WHEREAS, the aggregate purchase price to be paid by the Investor is equal to 100% of the principal amount of the Subscribed Notes as set forth on the signature page hereto and is referred to herein as the “Purchase Price”;

WHEREAS, substantially concurrently with the execution of this Subscription Agreement, Issuer is entering into: (i) separate subscription agreements (collectively, the “PIPE Subscription Agreements”) with certain other institutional accredited investors relating to the purchase of shares of Issuer’s Class A common stock, par value $0.001 per share, as such shares will exist as common stock following the Domestication (the “Common Stock”), and (ii) one or more backstop subscription agreements (the “Backstop Subscription Agreements”) on terms substantially similar to the PIPE Subscription Agreements, except that the investor party thereto (the “Backstop Investor”) has agreed to purchase up to 2,500,000 shares of Common Stock from Issuer to backstop certain shortfalls in the Minimum Available Acquiror Cash Amount (as defined in the Transaction Agreement) immediately prior to the consummation of the Transaction;

WHEREAS, in connection with the issuance of the Notes on the Closing Date, Issuer and a trustee to be selected by Issuers and the Company, as trustee (the “Trustee”), will enter into an indenture in respect of the Notes on substantially the terms set forth in the indicative term sheet attached hereto as Exhibit A (the “Indenture”); and

WHEREAS, on or after the date of this Subscription Agreement, the Issuer intends to enter into other convertible note subscription agreements (the “Other Subscription Agreements” and together with this Subscription Agreement, the “Subscription Agreements”) with other institutional accredited investors (the “Other Note Investors” and together with the Investor, the “Investors”), which shall be on substantially the same terms as the terms of this Subscription Agreement (other than the amount of the Subscribed Notes to be purchased), pursuant to which such Other Note Investors will agree to purchase additional Notes in an aggregate principal amount not to exceed $75,000,000 (to be issued under the same indenture as the Notes being issued to the Investor and also having the terms set forth in Exhibit A hereto) on the Closing Date.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and Issuer acknowledges and agrees as follows:

1.   Subscription.   The Investor hereby irrevocably subscribes for and agrees to purchase from Issuer, and the Issuer hereby agrees to issue and sell to the Investor, upon payment of the Purchase Price, the aggregate principal amount of Subscribed Notes set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein. Subject to the last sentence of Section 2, the Investor acknowledges and agrees that, as a result of the Domestication, the Subscribed Notes that will be issued pursuant hereto shall be securities of a Delaware corporation (and not securities of a Cayman Islands exempted

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company). As used herein, the term “Notes” shall include the Guarantees (as defined in Exhibit A) thereof by the Guarantors (as defined in Exhibit A), unless the context requires otherwise.

2.   Closing.    The closing of the sale of the Subscribed Notes contemplated hereby (the “Closing”) shall occur on the closing date (the “Closing Date”) and is expected to occur substantially concurrent with the consummation of the Transaction. Subject to the satisfaction or waiver of the conditions set forth in this Section 2 and in Section 3 below, upon delivery of written notice from (or on behalf of) Issuer to the Investor (the “Closing Notice”), that Issuer reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on an expected Closing Date that is not less than ten (10) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver to Issuer, on the expected Closing Date specified in the Closing Notice, the Purchase Price by wire transfer of United States dollars in immediately available funds to the account(s) specified by Issuer in the Closing Notice. On the Closing Date and prior to the release of the Purchase Price by the Investor, Issuer shall deliver the Subscribed Notes against payment of the Purchase Price to the Investor and cause the Subscribed Notes to be registered in book entry form in the name of the Investor, in accordance with applicable securities laws of the states of the United States and other applicable jurisdictions, through the facilities of The Depository Trust Company (“DTC”). For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York or governmental authorities in the Cayman Islands (for so long as Issuer remains domiciled in Cayman Islands) are authorized or required by law to close. Prior to or at the Closing, Investor shall deliver to Issuer a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. In the event the consummation of the Transaction does not occur within five (5) business days after the Closing Date under this Subscription Agreement, Issuer shall promptly (but not later than two (2) business days thereafter) return the Purchase Price to the Investor by wire transfer of U.S. dollars in immediately available funds to the account specified by the Investor, and any book-entries for the Subscribed Notes shall be deemed repurchased and cancelled without interest; provided that, unless this Subscription Agreement has been terminated pursuant to Section 8 hereof, such return of funds shall not terminate this Subscription Agreement or relieve the Investor of its obligation to purchase the Subscribed Notes at the Closing.

3.   Closing Conditions.   The obligation of the parties hereto to consummate the purchase and sale of the Subscribed Notes pursuant to this Subscription Agreement is subject to the following conditions: (a) there shall not be in force any injunction or order enjoining or prohibiting the issuance and sale of the Subscribed Notes under this Subscription Agreement; (b) all conditions precedent to the closing of the Transaction under the Transaction Agreement shall have been satisfied or waived (as determined by the parties to the Transaction Agreement and other than those conditions under the Transaction Agreement which, by their nature, are to be fulfilled at or substantially contemporaneously with the closing of the Transaction); (c) the Indenture shall have been executed by the applicable parties thereto; (d) the Registration Rights Agreement (defined below) shall have been executed by the applicable parties thereto, (e)(i) solely with respect to the Investor’s obligation to close, the representations and warranties made by Issuer, and (ii) solely with respect to Issuer’s obligation to close, the representations and warranties made by the Investor, in each case, in this Subscription Agreement shall be true and correct in all material respects as of the Closing Date other than (x) those representations and warranties qualified by materiality, Material Adverse Effect or similar qualification, which shall be true and correct in all respects as of the Closing Date and (y) those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects (or, if qualified by materiality, Material Adverse Effect or similar qualification, all respects) as of such date, in each case without giving effect to the consummation of the Transactions (f)(i) solely with respect to the Investor’s obligation to purchase the Subscribed Notes pursuant to this Subscription Agreement, Issuer shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, and (ii) solely with respect to the Issuer’s obligation to close, Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing; and (g) solely with respect to the Investor’s obligation to close, none of the Issuer, the Company or any of their respective affiliates shall have entered into any Other Subscription Agreement with a lower purchase price per $1,000 principal amount of the Notes or other terms (economic or otherwise) more favorable in any material respect to such Other Note Investor than as set forth in this Subscription Agreement other than any other agreement contemplated by the Transaction Agreement, and there shall not have been any amendment, waiver or modification to any Other Subscription Agreement that materially benefits any Other Note Investor unless the Investor has been offered the same benefit.

4.   Further Assurances.   At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

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5.   Issuer Representations and Warranties.   Issuer represents and warrants to the Investor that:

(a)   Issuer is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). Issuer has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, following the Domestication, Issuer will be duly incorporated, validly existing as a corporation and in good standing under the laws of the State of Delaware.

(b)   As of the Closing Date, the shares of Common Stock issuable upon conversion of the Notes (the “Underlying Shares”) will be duly authorized and, when issued upon conversion of the Notes, will be validly issued, fully paid and non-assessable, free and clear of any liens or other restrictions (other than those arising under applicable securities laws or by and through Investor lock up) and will not have been issued in violation of any preemptive rights created under the Issuer’s organizational documents (as adopted on or prior to the Closing Date), by any contract to which the Issuer is a party or by which it is bound, or under the laws of its jurisdiction of incorporation.

(c)   As of the Closing Date, the Subscribed Notes will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Subscribed Notes will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under Issuer’s certificate of incorporation (as in effect at such time of issuance) or under the Delaware General Corporation Law.

(d)   This Subscription Agreement has been duly authorized, executed and delivered by Issuer and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity. As of the Closing Date, the Registration Rights Agreement, the Indenture and the Guarantees will have been duly authorized by Issuer and the Guarantors, as applicable, and when duly authorized, executed and delivered by the Issuer, the Guarantors and the other parties thereto (including the Trustee), will constitute a legal, valid and binding obligation of Issuer and the Guarantors, as applicable, enforceable against Issuer and the Guarantors, respectively, in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

(e)   The execution, delivery and performance of this Subscription Agreement and the Indenture, the issuance and sale of the Subscribed Notes and the compliance by the Issuer and the Guarantors with all of the provisions of this Subscription Agreement and the Indenture and the consummation of the transactions contemplated herein and therein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Issuer or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Issuer, the Guarantors or any of their respective subsidiaries is a party or by which Issuer, the Guarantors or any of their respective subsidiaries is bound or to which any of the property or assets of Issuer or the Guarantors is subject that would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Issuer, the Guarantors and their respective subsidiaries, taken as a whole (a “Material Adverse Effect”), or materially affect the validity of the Subscribed Notes or the Underlying Shares, or any guarantee by a Guarantor or the legal authority of Issuer to comply in all material respects with its obligations under this Subscription Agreement or the Indenture; (ii) result in any violation of the provisions of the organizational documents of Issuer or any Guarantor; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Issuer or any Guarantor or any of its properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Subscribed Notes, the Indenture, the Guarantees or the legal authority of Issuer or the Guarantors to comply in all material respects with its obligations under this Subscription Agreement, the Indenture and the Guarantees.

(f)   As of their respective filing dates, all reports required to be filed by Issuer with the U.S. Securities and Exchange Commission (the “SEC”) since July 24, 2020 (the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received by Issuer from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.

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(g)   Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Subscription Agreement and the Indenture, the issuance and sale of the Notes and the compliance by the Issuer and the Guarantors with all of the provisions of this Subscription Agreement and the Indenture and the consummation of the transactions contemplated herein and therein, other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) the filings required in accordance with Section 13 of this Subscription Agreement; (iv) those required by The Nasdaq Stock Market LLC, including with respect to obtaining approval of Issuer’s stockholders, and (v) the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h)   As of the date hereof, Issuer has not received any written communication from a governmental authority that alleges that Issuer is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i)   Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act of 1933, as amended (the “Securities Act”), is required for the offer and sale of the Subscribed Notes by Issuer to the Investor and the issuance of the Underlying Shares (if any) to the Investor.

(j)   Neither Issuer nor any person acting on its behalf has offered or sold the Subscribed Notes by any form of general solicitation or general advertising in violation of the Securities Act.

(k)   As of the date hereof, the issued and outstanding Class A ordinary shares of Issuer are registered pursuant to Section 12(b) of the Exchange Act. Following the Domestication, the Common Stock is expected to be registered under the Exchange Act.

(l)   Issuer is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Subscribed Notes other than to the Placement Agents (as defined below).

6.   Investor Representations and Warranties.    The Investor represents and warrants to Issuer that:

(a)   The Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of 501(a)(1), (2), (3) or (7) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is an “institutional account” (as defined in FINRA Rule 4512(c)), (iii) is not an underwriter (as defined in Section 2(a)(11) of the Securities Act) and is aware that the sale is being made in reliance on a private placement exemption from registration under the Securities Act and is acquiring the Subscribed Notes only for its own account and not for the account of others, or if the Investor is subscribing for the Subscribed Notes as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iv) is not acquiring the Subscribed Notes with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. The Investor is not an entity formed for the specific purpose of acquiring the Subscribed Notes. The Investor has completed Schedule A following the signature page hereto and the information contained therein is accurate and complete. Accordingly, the Investor understands that the offering meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J).

(b)   The Investor is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including its participation in the Transaction and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Subscribed Notes without reliance on Citigroup Global Markets Inc. (“Citi”) and Jefferies LLC (“Jefferies”) or any of their respective affiliates (collectively, the “Placement Agents”). Accordingly, the Investor understands that the offering meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b). The Investor has determined based on its own independent review and such professional advice as it deems appropriate that the Investor’s purchase of the Subscribed Notes and participation in the Transaction (i) are fully consistent with its financial needs, objectives and condition, (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to it, (iii) have been duly authorized and approved by all necessary action, (iv) do not and will not violate or constitute a default under the Investor’s charter, by-laws or other constituent document or under any law, rule, regulation, agreement or other obligation by which it is bound and (v) are a fit, proper and

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suitable investment for the Investor, notwithstanding the substantial risks inherent in investing in or holding the Subscribed Notes. The Investor is able to bear the substantial risks associated with its purchase of the Subscribed Notes, including but not limited to loss of its entire investment therein.

(c)   The Investor acknowledges and agrees that the Subscribed Notes are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the Subscribed Notes have not been registered under the Securities Act and that Issuer is not required to register the Subscribed Notes except as set forth in Section 7 of this Subscription Agreement. The Investor acknowledges and agrees that the Subscribed Notes may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and, in each case, in accordance with any applicable securities laws of the states of the United States and other applicable jurisdictions, and that any certificates or book entry records representing the Subscribed Notes shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Subscribed Notes will be subject to these securities law transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Subscribed Notes and may be required to bear the financial risk of an investment in the Subscribed Notes for an indefinite period of time. The Investor acknowledges and agrees that the Subscribed Notes will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the date that the Company files a Current Report on Form 8-K following the Closing Date that includes the “Form 10” information required under applicable SEC rules and regulations. The Investor shall not engage in hedging transactions with regard to the Subscribed Notes unless in compliance with the Securities Act. The Investor acknowledges and agrees that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Subscribed Notes.

(d)   The Investor acknowledges and agrees that the Investor is purchasing the Subscribed Notes from Issuer. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of Issuer, the Company, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of Issuer expressly set forth in Section 5 of this Subscription Agreement.

(e)   The Investor acknowledges and agrees that the Investor has received, reviewed and understood the offering materials made available to it in connection with the Transaction, and has received and has had an adequate opportunity to review, such financial and other information as the Investor deems necessary in order to make an investment decision with respect to the Subscribed Notes, including, with respect to Issuer, the Transaction and the business of the Company and its subsidiaries. The Investor acknowledges that certain information received was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in such projections. The Investor acknowledges that such information and projections were prepared without the participation of the Placement Agents and that the Placement Agents do not assume responsibility for independent verification of, or the accuracy or completeness of, such information or projections. Without limiting the generality of the foregoing, the Investor acknowledges that it has reviewed Issuer’s filings with the SEC. The Investor acknowledges and agrees that each of the Investor and the Investor’s professional advisor(s), if any, has conducted its own investigation of the Issuer, the Company and the Subscribed Notes and has not relied on any statements or other information provided by the Placement Agents concerning the Issuer, the Company or the Subscribed Notes or the offer and sale of the Subscribed Notes, (b) have had access to, and an adequate opportunity to review, financial and other information as it deems necessary to make a decision to purchase the Subscribed Notes, (c) has been offered the opportunity to ask questions of the Issuer and the Company and received answers thereto, including on the financial information, as it deemed necessary in connection with its decision to purchase the Subscribed Notes; and (d) has made its own assessment and have satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Subscribed Notes. The Investor further acknowledges that the information provided to it is preliminary and subject to change, and that any changes to such information, including, without limitation, any changes based on updated information or changes in terms of the Transaction, shall in no way affect the Investor’s obligation to purchase the Subscribed Notes hereunder.

(f)   The Investor became aware of this offering of the Subscribed Notes solely by means of direct contact between the Investor and Issuer, the Company or a representative of Issuer or the Company, and the Subscribed Notes were offered to the Investor solely by direct contact between the Investor and Issuer, the Company or a representative of Issuer or the Company. The

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Investor did not become aware of this offering of the Subscribed Notes, nor were the Subscribed Notes offered to the Investor, by any other means. The Investor acknowledges that the Subscribed Notes (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Issuer, the Company, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of the Issuer contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in the Issuer. The Investor is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice that it deems appropriate) with respect to the Transaction, the Subscribed Notes and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company, including but not limited to all business, legal, regulatory, accounting, credit and tax matters. Based on such information as the Investor has deemed appropriate and without reliance upon the Placement Agents, the Investor has independently made its own analysis and decision to enter into the Transaction.

(g)   The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Notes, including those set forth in Issuer’s filings with the SEC. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Notes, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. The Investor is able to fend for itself in the transactions contemplated herein, has exercised its independent judgment in evaluating its investment in the Subscribed Notes, is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. The Investor acknowledges that Investor shall be responsible for any of the Investor’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that neither Issuer nor the Company has provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by the Subscription Agreement.

(h)   Alone, or together with any professional advisor(s), the Investor has been furnished with all materials that it considers relevant to an investment in the Subscribed Notes, has had a full opportunity to ask questions of and receive answers from Issuer or any person or persons acting on behalf of Issuer concerning the terms and conditions of an investment in the Subscribed Notes, has adequately analyzed and fully considered the risks of an investment in the Subscribed Notes and determined that the Subscribed Notes are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in Issuer. The Investor acknowledges specifically that a possibility of total loss exists.

(i)   In making its decision to purchase the Subscribed Notes, the Investor has relied solely upon independent investigation made by the Investor and the representations and warranties of Issuer in Section 5. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing concerning Issuer, the Company, the Transaction, the Transaction Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Subscribed Notes or the offer and sale of the Subscribed Notes.

(j)   The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Notes or made any findings or determination as to the fairness of this investment.

(k)   The Investor has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

(l)   The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of the Investor on this Subscription Agreement is genuine, and the signatory has legal competence and capacity to execute the same or the signatory has been duly authorized to

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execute the same, and, assuming that this Subscription Agreement constitutes the valid and binding agreement of Issuer, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(m)   Neither the Investor nor any of its officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function, is (i) a person named on the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identification List, or any other similar list of sanctioned persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), or any similar list of sanctioned persons administered by the European Union or any individual European Union member state, including the United Kingdom (collectively, “Sanctions Lists”); (ii) directly or indirectly owned or controlled by, or acting on behalf of, one or more persons on a Sanctions List; (iii) organized, incorporated, established, located in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, the European Union or any individual European Union member state, including the United Kingdom; (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). The Investor represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. The Investor also represents that it maintains policies and procedures reasonably designed to ensure compliance with sanctions administered by the United States, the European Union, or any individual European Union member state, including the United Kingdom, to the extent applicable to it. The Investor further represents that the funds held by the Investor and used to purchase the Subscribed Notes were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

(n)   If the Investor is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii) (each, an “ERISA Plan”), or (iv) an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing clauses (i), (ii) or (iii) but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws,” and together with ERISA Plans, “Plans”), the Investor represents and warrants that (A) neither Issuer nor any of its affiliates has provided investment advice or has otherwise acted as the Plan’s fiduciary, with respect to its decision to acquire and hold the Subscribed Notes, and none of the parties to the Transaction is or shall at any time be the Plan’s fiduciary with respect to any decision in connection with the Investor’s investment in the Subscribed Notes; and (B) its purchase of the Subscribed Notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or any applicable Similar Law.

(o)   No disclosure or offering document has been prepared by the Placement Agents or any of their respective affiliates in connection with the offer and sale of the Subscribed Notes.

(p)   In connection with the issue and purchase of the Subscribed Notes, the Placement Agents have not acted as the undersigned’s financial advisor or fiduciary. The Investor acknowledges that neither the Placement Agents, nor any of its affiliates nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing have made any independent investigation with respect to the Issuer, the Company or its subsidiaries or any of their respective businesses, or the Subscribed Notes or the accuracy, completeness or adequacy of any information supplied to the Investor by the Issuer.

(q)   None of the Placement Agents, nor any of their respective affiliates, nor any control persons, officers, directors, employees, agents or representatives of any of the foregoing has (a) made and will not make any representation or warranty, whether express or implied, of any kind or character and has not provided any advice or recommendation in connection with the Transaction, (b) made any independent investigation with respect to Issuer, the Company or its subsidiaries or any of their

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respective businesses, or the Subscribed Notes or the accuracy, completeness or adequacy of any information supplied to the Investor by Issuer, (c) any responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the Transaction or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (ii) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company or the Transaction, and (d) any liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Investors, Issuer, the Company or any other person or entity), whether in contract, tort or otherwise, to the Investor, or to any person claiming through the Investor, in respect of the Transaction.

(r)   In connection with the issue and purchase of the Subscribed Notes, the Placement Agents are acting solely as placement agents to the Issuer in connection with the Transaction, and none of the Placement Agents, nor any of their respective affiliates, are acting as an underwriter or in any other capacity and is not and shall not be construed as a financial advisor or fiduciary for the Investor, the Issuer, the Company or any other person or entity in connection with the Transaction.

(s)   The Investor acknowledges that the Placement Agents have not acted as the Investor’s financial advisor or fiduciary in connection with the Subscription and this Subscription Agreement. The Investor is aware that Citi is acting as a Placement Agent and is also acting as financial advisor to the Company in connection with the Transaction.

(t)   The Investor has or has commitments to have and, when required to deliver payment to Issuer pursuant to Section 2 above, will have, sufficient funds to pay the Purchase Price and consummate the purchase and sale of the Subscribed Notes pursuant to this Subscription Agreement.

(u)   The Investor acknowledges that the Placement Agents may have acquired, or may acquire, non-public information with respect to Issuer, which the Investor agrees need not be provided to it.

7.   Registration Rights.   On the Closing Date, Issuer and Investor shall execute the registration rights agreement, in substantially the form attached as Exhibit C to the Transaction Agreement (the “Registration Rights Agreement”), pursuant to which Issuer shall agree to register the Underlying Shares in accordance with the terms provided therein. Upon execution and delivery of the Registration Rights Agreement by the Investor, Investor shall have the rights of a “Holder” therein and all of the Underlying Shares shall constitute “Registrable Securities” under the Registration Rights Agreement. None of Issuer or any of its affiliates shall have any obligation to provide registration rights with respect to the Subscribed Notes.

8.   Termination.   This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms without being consummated, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (c) if the conditions to Closing set forth in Section 3 of this Subscription Agreement are not satisfied, or are not capable of being satisfied, on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be or are not consummated at the Closing and (iv) the Agreement End Date (as defined in the Transaction Agreement and as it may be extended as described therein) if the Closing has not occurred by such date; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. Issuer shall notify the Investor of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the termination of this Subscription Agreement in accordance with this Section 8, any monies paid by the Investor to Issuer in connection herewith shall be promptly (and in any event within one business day after such termination) returned to the Investor.

9.   Investor Covenant.   Investor hereby agrees that, from the date of this Subscription Agreement, none of Investor, its controlled affiliates, or any person or entity acting on behalf of Investor or any of its controlled affiliates or pursuant to any understanding with Investor or any of its controlled affiliates will engage in any Short Sales with respect to securities of Issuer prior to the Closing Date. For purposes of this Section 9, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, (i) nothing herein shall prohibit other entities under common management with Investor that have no knowledge of this Subscription Agreement or of Investor’s participation in the Transaction (including Investor’s controlled

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affiliates and/or affiliates) from entering into any Short Sales and (ii) in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Notes covered by this Subscription Agreement.

10.   Trust Account Waiver.   The Investor acknowledges that Issuer is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving Issuer and one or more businesses or assets. The Investor further acknowledges that, as described in Issuer’s prospectus relating to its initial public offering dated July 27, 2020 (the “IPO Prospectus”) available at www.sec.gov, substantially all of Issuer’s assets consist of the cash proceeds of Issuer’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of Issuer, its public shareholders and the underwriter of Issuer’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to Issuer to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the IPO Prospectus. For and in consideration of Issuer entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and irrevocably agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement. Investor agrees and acknowledges that such irrevocable waiver is material to this Subscription Agreement and specifically relied upon by Issuer and its affiliates to induce Issuer to enter in this Subscription Agreement, and each such party further intends and understands such waiver to be valid, binding and enforceable against the Investor and its affiliates under applicable law. To the extent Investor commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Issuer or its affiliates, which proceeding seeks, in whole or in part, monetary relief against Issuer or its affiliates, the Investor hereby acknowledges and agrees that the Investor’s sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Investor (or any person claiming on any of their behalves or in lieu of any of the Investor) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein and in the event of any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Issuer or its affiliates, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) in violation of this Subscription Agreement, Issuer shall be entitled to recover from the Investor and its affiliates, the associated legal fees and costs in connection with any such action, in the event Issuer or its affiliates, as applicable, prevails in such action or proceeding. Notwithstanding any else in this Section 10, nothing herein shall be deemed to limit the Investor’s right, title, interest or claim to the Trust Account by virtue of the Investor’s record or beneficial ownership of any equity interests in Issuer acquired by any means other than pursuant to this Subscription Agreement.

11.   Miscellaneous.

(a)   Neither this Subscription Agreement nor any rights that may accrue to the Investor hereunder (other than the Subscribed Notes acquired hereunder, if any) may be transferred or assigned; provided that the Investor may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of the Investor or an affiliate thereof); provided further that no such assignment shall relieve the Investor of its obligations hereunder.

(b)   Issuer may request from the Investor such additional information as Issuer may deem necessary to evaluate the eligibility of the Investor to acquire the Subscribed Notes and in connection with the inclusion of the Registrable Securities in the Registration Statement, and the Investor shall provide such information as may reasonably be requested. The Investor acknowledges that Issuer may file a copy of this Subscription Agreement with the SEC as an exhibit to a current or periodic report or a registration statement of Issuer.

(c)   The Investor acknowledges that Issuer and the Placement Agents (as third party beneficiaries with the right to enforce Section 4, Section 5, Section 6, Section 10, and Section 11 hereof on their own behalf and not, for the avoidance of doubt, on behalf of Issuer) will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Subscription Agreement. Prior to the Closing, the Investor agrees to promptly notify Issuer and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties of the Investor set forth herein are no longer accurate. The Investor acknowledges and agrees that each purchase by the Investor of Subscribed Notes from Issuer will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notification) by the Investor as of the time of such purchase.

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(d)   Issuer, the Placement Agents and the Investor are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(e)   All of the representations and warranties contained in this Subscription Agreement shall survive the Closing. All of the covenants and agreements made by each party hereto in this Subscription Agreement shall survive the Closing until the applicable statute of limitations or in accordance with their respective terms, if a shorter period.

(f)   This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties hereto. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties and third party beneficiaries hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

(g)   This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 11(c) with respect to the persons referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.

(h)   Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(i)   If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(j)   This Subscription Agreement may be executed in one or more counterparts (including by electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(k)   The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled to specifically enforce the Investor’s obligations to fund the Purchase Price and the provisions of the Subscription Agreement of which the Company is an express third party beneficiary, in each case, on the terms and subject to the conditions set forth herein.

(l)   THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK (OR, TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF NEW YORK, OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW YORK) SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES

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HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN THIS SECTION 11(l) OF THIS SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRED THE APPLICATION OF THE LAW OF ANY OTHER STATE.

(m)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11(m).

12.   Non-Reliance and Exculpation.   The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of Issuer expressly contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in Issuer. The Investor acknowledges and agrees that none of (i) any other investor pursuant to this Subscription Agreement or any Other Subscription Agreement (including the Investor’s affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing) or (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, shall have any liability to the Investor or to any other Investor pursuant to, arising out of or relating to this Subscription Agreement or any Other Subscription Agreement, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscribed Notes or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Issuer, the Company, the Placement Agents or any Non-Party Affiliate (as defined below) concerning the Issuer, the Company, the Placement Agents, any of their respective controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of the Issuer, the Company, any Placement Agent or any of the Issuer’s, the Company’s or the Placement Agents’ controlled affiliates or any family member of the foregoing. The Investor agrees that none of the Placement Agents shall be liable to it (including in contract, tort, under federal or state securities laws or otherwise) for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the sale of Subscribed Notes pursuant to this Subscription Agreement. On behalf of the Investor and its affiliates, the Investor releases the Placement Agents in respect of any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements related to the sale of Subscribed Notes pursuant to this Subscription Agreement. The Investor agrees not to commence any litigation or bring any claim against any of the Placement Agents in any court or any other forum which relates to, may arise out of, or is in connection with, the sale of Subscribed Notes pursuant to this Subscription Agreement. This undertaking is given freely and after obtaining independent legal advice.

13.   Press Releases.   All press releases or other public communications relating to the transactions contemplated hereby between Issuer and the Investor, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior approval of Issuer. Notwithstanding the foregoing, Issuer shall be permitted to disclose in such press release or public communication references the Investor or its affiliates or investment advisers by name. The restriction in this Section 13 shall not apply to the extent the public announcement is required by applicable securities law, any governmental authority or stock exchange rule; provided, that in

F-11

such an event, the applicable party shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.

14.   Notices.   All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to the Investor, to the address provided on the Investor’s signature page hereto.

If to Issuer, to:

ACE Convergence Acquisition Corp.

1013 Centre Road, Suite 403S

Wilmington, DE 19805

Attention:      Behrooz Abdi

Email:            behrooz@acev.io

with copies to (which shall not constitute notice),to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, California 94301

Attention:   Michael Mies

Email:        michael.mies@skadden.com

and

If to the Company, to:

Tempo Automation, Inc.

2460 Alameda St.

San Francisco, CA 94103

Attention:     Ryan Benton

Email:           rbenton@tempoautomation.com

and

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

Attention: Ryan J. Maierson

                 Thomas G. Brandt

Email:       ryan.maierson@lw.com

                  thomas.brandt@lw.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

[SIGNATURE PAGES FOLLOW]

F-12

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:

By:

Name:

Title:

Name in which Subscribed Notes are to be registered (if different):	Date: , 2021

Investor’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

Aggregate Principal Amount of Subscribed Notes subscribed for:

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account specified by Issuer in the Closing Notice.

[Signature Page to Subscription Agreement]

F-13

IN WITNESS WHEREOF, Issuer has accepted this Subscription Agreement as of the date set forth below.

ACE CONVERGENCE ACQUISITION CORP.

By:
Name: Behrooz Abdi
Title: Chief Executive Officer

Date: October 13, 2021

[Signature Page to Subscription Agreement]

F-14

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the applicable subparagraphs):
☐	We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).
B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):
1.

☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;
☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐

Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐	Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or
☐	Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

This page should be completed by the Investor
and constitutes a part of the Subscription Agreement.

[Schedule A to Subscription Agreement]

F-15

Exhibit A

CONVERTIBLE NOTES TERM SHEET

The terms set out in this term sheet are non-binding and remain subject to due diligence and internal approval and review by legal, tax and other professional advisers. This term sheet is subject to negotiation and execution of definitive legal documentation reflecting its terms. This term sheet does not constitute or imply any offer or commitment on the part of any party.

Issuer

ACE Convergence Acquisition Corp. (the “Company”), to be domesticated into a Delaware corporation in connection with its initial business combination (the “Business Combination”) with Tempo Automation Inc. (“Tempo”).

Security

The Company’s 12.00% Convertible Senior Notes due 2025 (the “Notes”), guaranteed by each of the Guarantors listed below (the “Guarantees”). The Notes will be issued under an indenture reflecting the terms set forth in this term sheet and other customary terms to be mutually agreed among the investors and the Company and subject to the Indenture Precedent (the “Indenture”). The Company will appoint a trustee in its reasonable discretion. The Indenture will not permit issuances of additional notes unless with the majority consent of the Noteholders.

Guarantors	Each direct or indirect current and future U.S. domestic subsidiary of the Company (collectively, the “Guarantors”).
Ranking

The Notes, the Guarantees and all obligations with respect thereto will be senior unsecured obligations and rank pari passu in right of payment with all of the Company’s and each Guarantor’s existing and future senior obligations, including up to $150 million of term loans arranged by Structural Capital and SQN Venture Partners (which will be effectively senior to the notes to the extent of the value of the collateral securing the term loans), as may be amended from time to time, or one or a series of senior debt financings which may serve to replace such arrangement after the date hereof and on or prior to the Closing Date.

Amount	Up to $75 million.
Documentation / Indenture Precedent

The Indenture will reflect standard terms for public company senior unsecured convertible note transactions that incorporate review from the accounting, trustee, DTC clearing, 144A eligibility and stock exchange perspectives, among other inputs for public company issuers following a de-SPAC merger. The Indenture will be based on and substantially conform to the Indenture Precedent, with the modifications necessary to reflect the terms set forth herein.

“Indenture Precedent” means the following indenture: https://www.sec.gov/Archives/edgar/data/0001762322/000121390021030359/ea141914ex4-1_shifttech.htm

Underlying Shares	Common stock, $0.0001 par value, of the Company following its domestication into a Delaware corporation immediately prior to the Business Combination.
Term	3 Years.
Interest

9.00% cash interest and 3.00% additional PIK interest, payable semiannually in arrears. 1.00% default rate increase upon the occurrence and during the continuance of an event of default under the Indenture.

Conversion Price (into Common Stock)	$11.50 (conversion rate 86.9565), subject to adjustment.
Conversion Settlement

Conversion may be settled in cash, stock, or any combination of cash and stock at the Company’s election, based on a 40-trading day observation period for cash or combination settlement. The default settlement method will initially be physical settlement, which may be changed by the Company with prior notice to holders.

Funding Date	The closing of the issuance and sale of the Notes will occur substantially contemporaneously with the closing of the Business Combination.
Automatic Conversion

If the Company’s common stock is trading greater than $15.00 for 20 trading days within any 30-day period after the date of issuance, the Notes will automatically convert. For the avoidance of doubt, any automatic conversion of the Notes will constitute a “Make-Whole Fundamental Change” under the Indenture.

Redemption Rights	At the end of the Term.
Voting Rights	None.

F-16

Registration Rights

The Notes will not be registered. However, following the completion of the Business Combination, the underlying shares will have the same registration rights as those provided to in the amended and restated registration rights agreement to be entered into in connection with the Business Combination (the “Resale Registration Rights Agreement”).

Anti-Dilution Adjustments

Standard customary adjustments for convertible notes sold in underwritten Rule 144A offerings for the following events: stock splits (including stock dividends) and combinations, rights offerings, distributions of property (including spin-off transactions), cash dividends, and above-market tender offers, and otherwise to be consistent with the Indenture Precedent.

Covenants/ Events of Default

Customary covenants for senior unsecured convertible notes indentures of this type consistent with the Indenture Precedent. Events of default will be customary, taking into account the Indenture Precedent.

Use of Proceeds

The Company will use the proceeds of the Notes, together with the cash proceeds from the substantially concurrent issuance of the Company’s common stock and funds from the trust account containing the proceeds of the Company’s initial public offering and from certain private placements, (i) to fund the cash consideration for the acquisition of Compass AC (as defined in the Transaction Agreement) and Whizz (as defined in the Transaction Agreement), (ii) to pay related fees and expenses and (iii) for general corporate purposes, including by means of contributions to the Company’s direct or indirect subsidiaries for such general corporate purposes.

Other Protective Rights	Most favored nations protection for securities issued by the Company or Tempo from the subscription date until Funding Date
Naming Rights	The subscription agreements for the Notes will give the Company and Tempo the right to disclose publicly the names of the investors subscribing to the Notes
Fundamental Change

In the event of a “Fundamental Change” prior to the maturity date, holders of Notes may either convert their Notes (with a customary grid-based “make-whole” adjustment to the conversion rate) or cause the Notes to be redeemed for a cash amount equal to par, plus the accrued and unpaid interest, if any, with such terms consistent with the Indenture Precedent.

Funding Condition	To be set forth in the Notes subscription agreement and be substantially the same as provided to common stock PIPE investors
Transferability; DTC Eligibility

The Notes will be freely transferrable pursuant Rule 144A. The Notes will be assigned a CUSIP that is DTC eligible, and purchases of the Notes on the Closing Date will be delivered through the facilities of DTC, in each case subject to confirmation of DTC/144A eligibility requirements as noted above.

Shares issued in exchange for Notes will bear customary restrictive legends limiting their transfer in compliance with the Securities Act. These shares will otherwise be fungible with the other shares of common stock and, if permitted, DTC eligible. The Company will use commercially reasonable efforts to cause the restrictive legends to be removed on a timely basis in connection with sales of the shares underlying the Notes.

Governing Law

Each of the Indenture, the Notes, the subscription agreement and the Resale Registration Rights Agreement is to be construed in accordance with and governed by the internal laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties. All disputes and controversies arising out of or in connection with the Indenture, the Notes, the subscription agreement and the Resale Registration Rights Agreement shall be resolved exclusively by the state or federal courts located in New York County in the State of New York, and each party hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.

Expenses

The Company shall reimburse the documented out of pocket legal fees and expenses incurred by the investors in an amount not to exceed $250,000 for all investors in the aggregate (with each investor to receive its pro rata portion), at the Closing Date.

F-17

Annex G

FORM OF BACKSTOP SUBSCRIPTION AGREEMENT

This BACKSTOP SUBSCRIPTION AGREEMENT (this “Backstop Subscription Agreement”) is entered into on October 13, 2021, by and between ACE Convergence Acquisition Corp., a Cayman Islands exempted company (“Issuer”), and the undersigned subscriber (the “Backstop Investor”).

WHEREAS, this Backstop Subscription Agreement is being entered into in connection with the Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among Issuer, Tempo Automation, Inc., a Delaware corporation (the “Company”), ACE Convergence Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of Issuer (“Merger Sub”), and the other parties thereto, pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company surviving such merger as a wholly owned subsidiary of Issuer (collectively, the “Transaction”);

WHEREAS, prior to the closing of the Transaction (and as more fully described in the Transaction Agreement), Issuer will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”);

WHEREAS, in connection with the Transaction, and subject to the limitations set forth in Section 1 hereof, Issuer is seeking the commitment from the Backstop Investor to purchase, following the Domestication and substantially concurrently with the closing of the Transaction, shares of Issuer’s common stock, par value $0.001 per share, as such shares will exist as common stock following the Domestication (the “Backstop Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Subscription Price”) to backstop certain redemptions by Company shareholders;

WHEREAS, the aggregate purchase price to be paid by the Backstop Investor for the subscribed Backstop Shares pursuant to Section 1 hereof is referred to herein as the “Subscription Amount”; and

WHEREAS, substantially concurrently with the execution of this Backstop Subscription Agreement, Issuer is entering into separate subscription agreements (collectively, the “Other Subscription Agreements”) with certain other investors (the “Other Investors”) (other than pursuant to this Backstop Subscription Agreement) with an aggregate purchase price of $107,000,000.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Backstop Investor and Issuer acknowledges and agrees as follows:

1.   Subscription.   Subject to the terms and conditions set forth in this Backstop Subscription Agreement, in the event that any holder of the Issuer’s ordinary shares, contemporaneously with or prior to the vote of the Issuer’s shareholders in the extraordinary general meeting of the Issuer to approve the Transaction, elects to have such holder’s ordinary shares redeemed by the Issuer, then, if immediately prior to the consummation of the Transaction: (a) the PIPE Investment Amount (as defined in the Transaction Agreement) actually received by Acquiror prior to or substantially concurrently with the Closing equals or exceeds $107,000,000; (b) the Available Credit Amount (as defined in the Transaction Agreement) equals or exceeds $52,000,000; and (c) the condition precedent to the closing of the Transaction set forth in Section 9.3(d) of the Transaction Agreement (the “Minimum Cash Condition”) would not be satisfied if the Subscription Amount were equal to $0 (the amount of additional cash required to satisfy the Minimum Cash Condition, the “Cash Shortfall Amount”), the Backstop Investor hereby irrevocably subscribes for and agrees to purchase from the Issuer, at the Per Share Subscription Price, the number of Backstop Shares equal to the quotient of (x) the lesser of (A) the Cash Shortfall Amount and (B) $25,000,000 divided by (y) $10.00, with such number of Backstop Shares to be rounded up to the nearest whole number, and the Issuer agrees to sell such Backstop Shares to the Backstop Investor at the Per Share Subscription Price. The Backstop Investor acknowledges and agrees that, as a result of the Domestication, the Backstop Shares that will be issued pursuant hereto shall be shares of common stock in a Delaware corporation (and not shares in a Cayman Islands exempted company).

2.   Closing.   The closing of the sale of the Backstop Shares contemplated hereby (the “Closing”) shall occur on the closing date (the “Closing Date”) and is expected to occur substantially concurrent with the consummation of the Transaction. Subject to the satisfaction or waiver of the conditions set forth in this Section 2 and in Section 3 below, upon delivery of written notice from (or on behalf of) Issuer to the Backstop Investor (the “Closing Notice”), that Issuer reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on an expected Closing Date that is not less than ten (10) business days from the date on which the Closing Notice is delivered to the Backstop Investor, the Backstop Investor shall deliver to Issuer, on the expected Closing Date specified in the Closing Notice, the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by Issuer in the Closing Notice. On the Closing Date and prior to the release of the Subscription Amount by the Backstop Investor, Issuer shall issue the Backstop Shares against payment of the Subscription Amount to the Backstop Investor and cause the Backstop Shares to be registered in book entry form in the name of the Backstop Investor on Issuer’s share register (which book entry records shall contain an appropriate notation concerning transfer restrictions of the Backstop Shares, in accordance with applicable securities laws of the states of the United States and other applicable jurisdictions), and will provide to the Backstop Investor evidence of such issuance from Issuer’s transfer agent. For purposes of this Backstop Subscription Agreement, “business day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York or governmental authorities in the Cayman Islands (for so long as Issuer remains domiciled in Cayman Islands) are authorized or required by law to close. Prior to or at the Closing, Backstop Investor shall deliver to Issuer a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. In the event the consummation of the Transaction does not occur within two (2) business days after the Closing Date under this Backstop Subscription Agreement, Issuer shall promptly (but not later than two (2) business days thereafter) return the Subscription Amount to the Backstop Investor by wire transfer of U.S. dollars in immediately available funds to the account specified by the Backstop Investor, and any book entries for the Backstop Shares shall be deemed repurchased and cancelled; provided that, unless this Backstop Subscription Agreement has been terminated pursuant to Section 8 hereof, such return of funds shall not terminate this Backstop Subscription Agreement or relieve the Backstop Investor of its obligation to purchase the Backstop Shares at the Closing.

3.   Closing Conditions.   The obligation of the parties hereto to consummate the purchase and sale of the Backstop Shares pursuant to this Backstop Subscription Agreement is subject to the following conditions: (a) there shall not be in force any injunction or order enjoining or prohibiting the issuance and sale of the Backstop Shares under this Backstop Subscription Agreement; (b) all conditions precedent to the closing of the Transaction under the Transaction Agreement shall have been satisfied or waived (as determined by the parties to the Transaction Agreement and other than those conditions under the Transaction Agreement which, by their nature, are to be fulfilled at or substantially contemporaneously with the closing of the Transaction); (c)(i) solely with respect to the Backstop Investor’s obligation to close, the representations and warranties made by Issuer, and (ii) solely with respect to Issuer’s obligation to close, the representations and warranties made by the Backstop Investor, in each case, in this Backstop Subscription Agreement shall be true and correct in all material respects as of the Closing Date other than (x) those representations and warranties which are qualified by materiality, Material Adverse Effect or similar qualification, which shall be true and correct in all respects as of the Closing Date, and (y) those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects (or, if qualified by materiality, Material Adverse Effect or similar qualification, all respects) as of such date, in each case without giving effect to the consummation of the Transactions; and (d)(i) solely with respect to the Backstop Investor’s obligation to purchase the Backstop Shares pursuant to this Backstop Subscription Agreement, Issuer shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Backstop Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, and (ii) solely with respect to the Issuer’s obligation to close, the Backstop Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Backstop Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

4.   Further Assurances.   At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Backstop Subscription Agreement.

5.   Issuer Representations and Warranties.   Issuer represents and warrants to the Backstop Investor that:

(a)   Issuer is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). Issuer has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Backstop Subscription Agreement. As of the Closing Date, following the Domestication, Issuer will be duly incorporated, validly existing as a corporation and in good standing under the laws of the State of Delaware.

(b)   As of the Closing Date, the Backstop Shares will be duly authorized and, when issued and delivered to the Backstop Investor against full payment therefor in accordance with the terms of this Backstop Subscription Agreement, the Backstop Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under Issuer’s certificate of incorporation (as in effect at such time of issuance) or under the Delaware General Corporation Law.

(c)   This Backstop Subscription Agreement has been duly authorized, executed and delivered by Issuer and, assuming that this Backstop Subscription Agreement constitutes the valid and binding agreement of the Backstop Investor, this Backstop Subscription Agreement is enforceable against Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

(d)   The issuance and sale by Issuer of the Backstop Shares pursuant to this Backstop Subscription Agreement will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Issuer or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Issuer or any of its subsidiaries is a party or by which Issuer or any of its subsidiaries is bound or to which any of the property or assets of Issuer is subject that would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Issuer and its subsidiaries, taken as a whole (a “Material Adverse Effect”), or materially affect the validity of the Backstop Shares or the legal authority of Issuer to comply in all material respects with its obligations under this Backstop Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of Issuer; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Issuer or any of its properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Backstop Shares or the legal authority of Issuer to comply in all material respects with its obligations under this Backstop Subscription Agreement.

(e)   As of their respective filing dates, all reports required to be filed by Issuer with the U.S. Securities and Exchange Commission (the “SEC”) since July 24, 2020 (the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received by Issuer from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.

(f)   Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the issuance of the Backstop Shares pursuant to this Backstop Subscription Agreement, other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) the filings required in accordance with Section 13 of this Backstop Subscription Agreement; (iv) those required by The Nasdaq Stock Market LLC, including with respect to obtaining approval of Issuer’s stockholders, and (v) the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g)   As of the date hereof, Issuer has not received any written communication from a governmental authority that alleges that Issuer is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h)   Assuming the accuracy of the Backstop Investor’s representations and warranties set forth in Section 6 of this Backstop Subscription Agreement, no registration under the Securities Act of 1933, as amended (the “Securities Act”), is required for the offer and sale of the Backstop Shares by Issuer to the Backstop Investor.

(i)   Neither Issuer nor any person acting on its behalf has offered or sold the Backstop Shares by any form of general solicitation or general advertising in violation of the Securities Act.

(j)   As of the date hereof, the issued and outstanding Class A ordinary shares of Issuer are registered pursuant to Section 12(b) of the Exchange Act. Following the Domestication, the Backstop Shares are expected to be registered under the Exchange Act.

(k)   Issuer is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Backstop Shares other than to the Placement Agents (as defined below).

6.   Backstop Investor Representations and Warranties.   The Backstop Investor represents and warrants to Issuer that:

(a)   The Backstop Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of 501(a)(1), (2), (3) or (7) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is an “institutional account” (as defined in FINRA Rule 4512(c)), (iii) is not an underwriter (as defined in Section 2(a)(11) of the Securities Act) and is aware that the sale is being made in reliance on a private placement exemption from registration under the Securities Act and is acquiring the Backstop Shares only for its own account and not for the account of others, or if the Backstop Investor is subscribing for the Backstop Shares as a fiduciary or agent for one or more investor accounts, the Backstop Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iv) is not acquiring the Backstop Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. The Backstop Investor is not an entity formed for the specific purpose of acquiring the Backstop Shares. The Backstop Investor has completed Schedule A following the signature page hereto and the information contained therein is accurate and complete. Accordingly, the Backstop Investor understands that the offering meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J).

(b)   The Backstop Investor is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including its participation in the Transaction and has exercised independent judgment in evaluating its participation in the purchase of the Backstop Shares without reliance on Citigroup Global Markets Inc. (“Citi”) and Jefferies LLC (“Jefferies” and together with Citi, the “Placement Agents” and individually, a “Placement Agent”) or any of their respective affiliates, or any control persons, officers, directors, employees, agents or representatives of any of the foregoing. Accordingly, the Backstop Investor understands that the offering meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b). The Backstop Investor has determined based on its own independent review and such professional advice as it deems appropriate that the Backstop Investor’s purchase of the Backstop Shares and participation in the Transaction (A) are fully consistent with its financial needs, objectives and condition, (B) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to it, (C) have been duly authorized and approved by all necessary action, (D) do not and will not violate or constitute a default under the Backstop Investor’s charter, by-laws or other constituent document or under any law, rule, regulation, agreement or other obligation by which it is bound and (E) are a fit, proper and suitable investment for the Backstop Investor, notwithstanding the substantial risks inherent in investing in or holding the Backstop Shares. The Backstop Investor is able to bear the substantial risks associated with its purchase of the Backstop Shares, including but not limited to loss of its entire investment therein.

(c)   The Backstop Investor acknowledges and agrees that the Backstop Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the Backstop Shares have not been registered under the Securities Act and that Issuer is not required to register the Backstop Shares except as set forth in Section 7 of this Backstop Subscription Agreement. The Backstop Investor acknowledges and agrees that the Backstop Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Backstop Investor absent an effective registration statement under the Securities Act except (i) to Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and, in each case, in accordance with any applicable securities laws of the states of the United States and other applicable jurisdictions, and that any certificates or book entry records representing the Backstop Shares shall contain a restrictive legend to such effect. The Backstop Investor acknowledges and agrees that the Backstop Shares will be subject to these securities law transfer restrictions and, as a result of these transfer restrictions, the Backstop Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Backstop Shares and may be required to bear the financial risk of an investment in the Backstop Shares for an indefinite period of time. The Backstop Investor acknowledges and agrees that the Backstop Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the date that the Company files a Current Report on Form 8-K following the Closing Date that includes the “Form 10” information required under applicable SEC rules and regulations. The Backstop Investor shall not engage in hedging transactions with regard to the Backstop Shares unless in compliance with the Securities Act. The Backstop Investor acknowledges and agrees that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Backstop Shares.

(d)   The Backstop Investor acknowledges and agrees that the Backstop Investor is purchasing the Backstop Shares from Issuer. The Backstop Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Backstop Investor by or on behalf of Issuer, the Company, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of Issuer expressly set forth in Section 5 of this Backstop Subscription Agreement.

(e)   The Backstop Investor acknowledges and agrees that the Backstop Investor has received, reviewed and understood the offering materials made available to it in connection with the Transaction, and has received and has had an adequate opportunity to review, such financial and other information as the Backstop Investor deems necessary in order to make an investment decision with respect to the Backstop Shares, including, with respect to Issuer, the Transaction and the business of the Company and its subsidiaries. The Backstop Investor acknowledges that certain information received was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in such projections. The Backstop Investor acknowledges that such information and projections were prepared without the participation of the Placement Agents and that the Placement Agents do not assume responsibility for independent verification of, or the accuracy or completeness of, such information or projections. Without limiting the generality of the foregoing, the Backstop Investor acknowledges that it has reviewed Issuer’s filings with the SEC. The Backstop Investor acknowledges and agrees that, without reliance upon the Placement Agents or any of their respective affiliates, or any control persons, officers, directors, employees, agents or representatives of any of the foregoing, each of the Backstop Investor and the Backstop Investor’s professional advisor(s), if any: (i) has conducted its own investigation of the Issuer, the Company and the Backstop Shares and has not relied on any statements or other information provided by the Placement Agents concerning the Issuer, the Company or the Backstop Shares or the offer and sale of the Backstop Shares; (ii) has had access to, and an adequate opportunity to review, financial and other information as it deems necessary to make a decision to purchase the Backstop Shares; (iii) has been offered the opportunity to ask questions of the Issuer and the Company and received answers thereto, including on the financial information, as it deemed necessary in connection with its decision to purchase the Backstop Shares; and (iv) has made its own assessment and have satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Backstop Shares. The Backstop Investor further acknowledges that the information provided to it is preliminary and subject to change, and that any changes to such information, including, without limitation, any changes based on updated information or changes in terms of the Transaction, shall in no way affect the Backstop Investor’s obligation to purchase the Backstop Shares hereunder.

(f)   The Backstop Investor became aware of this offering of the Backstop Shares solely by means of direct contact between the Backstop Investor and Issuer, the Company or a representative of Issuer or the Company, and the Backstop Shares were offered to the Backstop Investor solely by direct contact between the Backstop Investor and Issuer, the Company or a representative of Issuer or the Company. The Backstop Investor did not become aware of this offering of the Backstop Shares, nor were the Backstop Shares offered to the Backstop Investor, by any other means. The Backstop Investor acknowledges that the Backstop Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Backstop Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Issuer, the Company, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of the Issuer contained in Section 5 of this Backstop Subscription Agreement, in making its investment or decision to invest in the Issuer. The Backstop Investor is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice that it deems appropriate) with respect to the Transaction, the Backstop Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company, including but not limited to all business, legal, regulatory, accounting, credit and tax matters. Based on such information as the Backstop Investor has deemed appropriate and without reliance upon the Placement Agents, the Backstop Investor has independently made its own analysis and decision to enter into the Transaction.

(g)   The Backstop Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Backstop Shares, including those set forth in Issuer’s filings with the SEC. The Backstop Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Backstop Shares, and the Backstop Investor has sought such accounting, legal and tax advice as the Backstop Investor has considered necessary to make an informed investment decision. The Backstop Investor is able to fend for itself in the transactions contemplated herein, has exercised its independent judgment in evaluating its investment in the

Backstop Shares, is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and the Backstop Investor has sought such accounting, legal and tax advice as the Backstop Investor has considered necessary to make an informed investment decision. The Backstop Investor acknowledges that Backstop Investor shall be responsible for any of the Backstop Investor’s tax liabilities that may arise as a result of the transactions contemplated by this Backstop Subscription Agreement, and that neither Issuer nor the Company has provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by the Backstop Subscription Agreement.

(h)    Alone, or together with any professional advisor(s), the Backstop Investor has been furnished with all materials that it considers relevant to an investment in the Backstop Shares, has had a full opportunity to ask questions of and receive answers from Issuer or any person or persons acting on behalf of Issuer concerning the terms and conditions of an investment in the Backstop Shares, has adequately analyzed and fully considered the risks of an investment in the Backstop Shares and determined that the Backstop Shares are a suitable investment for the Backstop Investor and that the Backstop Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Backstop Investor’s investment in Issuer. The Backstop Investor acknowledges specifically that a possibility of total loss exists.

(i)   In making its decision to purchase the Backstop Shares, the Backstop Investor has relied solely upon independent investigation made by the Backstop Investor and the representations and warranties of Issuer in Section 5. Without limiting the generality of the foregoing, the Backstop Investor has not relied on any statements or other information provided by or on behalf of the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing concerning Issuer, the Company, the Transaction, the Transaction Agreement, this Backstop Subscription Agreement or the transactions contemplated hereby or thereby, the Backstop Shares or the offer and sale of the Backstop Shares.

(j)   The Backstop Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Backstop Shares or made any findings or determination as to the fairness of this investment.

(k)   The Backstop Investor has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Backstop Subscription Agreement.

(l)   The execution, delivery and performance by the Backstop Investor of this Backstop Subscription Agreement are within the powers of the Backstop Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Backstop Investor is a party or by which the Backstop Investor is bound, and will not violate any provisions of the Backstop Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of the Backstop Investor on this Backstop Subscription Agreement is genuine, and the signatory has legal competence and capacity to execute the same or the signatory has been duly authorized to execute the same, and, assuming that this Backstop Subscription Agreement constitutes the valid and binding agreement of Issuer, this Backstop Subscription Agreement constitutes a legal, valid and binding obligation of the Backstop Investor, enforceable against the Backstop Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(m)   Neither the Backstop Investor nor any of its officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function, is: (i) a person named on the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identification List, or any other similar list of sanctioned persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), or any similar list of sanctioned persons administered by the European Union or any individual European Union member state, including the United Kingdom (collectively, “Sanctions Lists”); (ii) directly or indirectly owned or controlled by, or acting on behalf of, one or more persons on a Sanctions List; (iii) organized, incorporated, established, located in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, the European Union or any individual European Union member state, including the United Kingdom; (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). The Backstop Investor represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that the Backstop Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. The Backstop Investor also represents that it maintains policies and procedures reasonably designed to ensure compliance with sanctions administered by the United States, the European Union, or any individual European Union member state, including the United Kingdom, to the extent applicable to it. The Backstop Investor further represents that the funds held by the Backstop Investor and used to purchase the Backstop Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

(n)   If the Backstop Investor is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii) (each, an “ERISA Plan”), or (iv) an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing clauses (i), (ii) or (iii) but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws,” and together with ERISA Plans, “Plans”), the Backstop Investor represents and warrants that (A) neither Issuer nor any of its affiliates has provided investment advice or has otherwise acted as the Plan’s fiduciary, with respect to its decision to acquire and hold the Backstop Shares, and none of the parties to the Transaction is or shall at any time be the Plan’s fiduciary with respect to any decision in connection with the Backstop Investor’s investment in the Backstop Shares; and (B) its purchase of the Backstop Shares will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or any applicable Similar Law.

(o)   No disclosure or offering document has been prepared by the Placement Agents or any of their respective affiliates, or any control persons, officers, directors, employees, agents or representatives of any of the foregoing, in connection with the offer and sale of the Backstop Shares.

(p)   In connection with the issue and purchase of the Backstop Shares, the Placement Agents have not acted as the undersigned’s financial advisor or fiduciary. The Backstop Investor acknowledges that neither the Placement Agents, nor any of its affiliates nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing have made any independent investigation with respect to the Issuer, the Company or its subsidiaries or any of their respective businesses, or the Backstop Shares or the accuracy, completeness or adequacy of any information supplied to the Backstop Investor by the Issuer.

(q)   None of the Placement Agents, nor any of their respective affiliates, nor any control persons, officers, directors, employees, agents or representatives of any of the foregoing has (i) made and will not make any representation or warranty, whether express or implied, of any kind or character and has not provided any advice or recommendation in connection with the Transaction, (ii) made any independent investigation with respect to Issuer, the Company or its subsidiaries or any of their respective businesses, or the Backstop Shares or the accuracy, completeness or adequacy of any information supplied to the Backstop Investor by Issuer, (iii) any responsibility with respect to (A) any representations, warranties or agreements made by any person or entity under or in connection with the Transaction or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (B) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company or the Transaction, and (iv) any liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Backstop Investors, Issuer, the Company or any other person or entity), whether in contract, tort or otherwise, to the Backstop Investor, or to any person claiming through the Backstop Investor, in respect of the Transaction.

(r)   In connection with the issue and purchase of the Backstop Shares, the Placement Agents are acting solely as placement agents to the Issuer in connection with the Transaction, and none of the Placement Agents, nor any of their respective affiliates, or any control persons, officers, directors, employees, agents or representatives of any of the foregoing, are acting as an underwriter or in any other capacity and is not and shall not be construed as a financial advisor or fiduciary for the Backstop Investor, the Issuer, the Company or any other person or entity in connection with the Transaction.

(s)   The Backstop Investor is aware that Citi is acting as a Placement Agent and is also acting as financial advisor to the Company in connection with the Transaction. The Backstop Investor that Jefferies is acting as financial advisor and capital markets advisor to the Issuer in connection with the Transaction and is also a Placement Agent. The Backstop Investor understands and acknowledges that Jefferies’ role as financial advisor and capital markets advisor to the Issuer may give rise to potential conflicts of interest or the appearance thereof and that these conflicts may potentially conflict with, or be adverse to, the Backstop Investor’s interests. The Backstop Investor hereby waives, to the fullest extent permitted by law, any claims it may have based on any actual or potential conflict of interest or similar claim, whether known or unknown, contingent or otherwise and wherever and whenever arising in connection with, relating to or arising from Jefferies acting as financial advisor and capital markets advisor to the Issuer.

(t)   The Backstop Investor has or has commitments to have and, when required to deliver payment to Issuer pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Backstop Shares pursuant to this Subscription Agreement.

(u)   The Backstop Investor acknowledges that the Placement Agents may have acquired, or may acquire, non-public information with respect to Issuer, which the Backstop Investor agrees need not be provided to it.

7.   Registration Rights.

(a)   Issuer agrees that, within thirty (30) business days following the Closing Date (such deadline, the “Filing Deadline”), Issuer will submit to or file with the SEC a registration statement for a shelf registration on Form S-1 or Form S-3 (if Issuer is then eligible to use a Form S-3 shelf registration) (the “Registration Statement”), in each case, covering the resale of the Backstop Shares acquired by the Backstop Investor pursuant to this Backstop Subscription Agreement which are eligible for registration (determined as of two business days prior to such submission or filing) (the “Registrable Backstop Shares”) and Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 120th calendar day following the filing date thereof if the SEC notifies Issuer that it will “review” the Registration Statement (including a limited review) and (ii) the 10th business day after the date Issuer is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”); provided, however, that Issuer’s obligations to include the Registrable Backstop Shares in the Registration Statement are contingent upon Backstop Investor furnishing in writing to Issuer such information regarding Backstop Investor or its permitted assigns, the securities of Issuer held by Backstop Investor and the intended method of disposition of the Registrable Backstop Shares (which shall be limited to non-underwritten public offerings) as shall be reasonably requested by Issuer to effect the registration of the Registrable Backstop Shares at least five (5) business days in advance of the expected filing date of the Registration Statement, and Backstop Investor shall execute such documents in connection with such registration as Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement, if applicable, during any customary blackout or similar period or as permitted hereunder; provided that Backstop Investor shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Backstop Shares. Notwithstanding the foregoing, if the SEC prevents Issuer from including any or all of the shares proposed to be registered under a Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Shares pursuant to this Section 7 by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted to be registered by the SEC. In such event, the number of Shares to be registered for each selling stockholder named in such Registration Statement shall be reduced pro rata among all such selling stockholders. In the event Issuer amends the Registration Statement in accordance with the foregoing, Issuer will use its commercially reasonable efforts to file with the SEC, as promptly as allowed by the SEC, one or more registration statements to register the resale of those Registrable Shares that were not registered on the initial Registration Statement, as so amended. For as long as the Backstop Investor holds Backstop Shares, Issuer will use commercially reasonable efforts to file all reports for so long as the condition in Rule 144(c)(1) (or Rule 144(i)(2), if applicable) is required to be satisfied, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Backstop Shares pursuant to Rule 144 of the Securities Act (in each case, when Rule 144 of the Securities Act becomes available to the Backstop Investor). Any failure by Issuer to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness

Deadline shall not otherwise relieve Issuer of its obligations to file or effect the Registration Statement as set forth above in this Section 7.

(b)   At its expense Issuer shall:

(i)   except for such times as Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which Issuer determines to obtain, continuously effective with respect to Backstop Investor, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (A) Backstop Investor ceases to hold any Registrable Backstop Shares, (B) the date all Registrable Backstop Shares held by Backstop Investor may be sold without restriction under Rule 144, including, without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for Issuer to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (C) two (2) years from the date of effectiveness of the Registration Statement (the period of time during which Issuer is required hereunder to keep a Registration Statement effective is referred to herein as the “Registration Period”);

(ii)   during the Registration Period, advise Backstop Investor, as expeditiously as practicable:

(1)   when a Registration Statement or any amendment thereto has been filed with the SEC;

(2)   after it shall receive notice or obtain knowledge thereof, of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(3)   of the receipt by Issuer of any notification with respect to the suspension of the qualification of the Registrable Backstop Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(4)   subject to the provisions in this Backstop Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, Issuer shall not, when so advising Backstop Investor of such events, provide Backstop Investor with any material, nonpublic information regarding Issuer other than to the extent that providing notice to Backstop Investor of the occurrence of the events listed in (1) through (4) above constitutes material, nonpublic information regarding Issuer;

(iii)   during the Registration Period, use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv)   during the Registration Period, upon the occurrence of any event contemplated in Section 7(b)(ii)(4) above, except for such times as Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Backstop Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v)   during the Registration Period, use its commercially reasonable efforts to cause all Registrable Backstop Shares to be listed on each securities exchange or market, if any, on which the shares of common stock issued by Issuer have been listed;

(vi)   during the Registration Period, use its commercially reasonable efforts to allow the Backstop Investor to review disclosure regarding the Backstop Investor in the Registration Statement; and

(vii)   during the Registration Period, otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Backstop Investor, consistent with the terms of this Backstop Subscription Agreement, in connection with the registration of the Registrable Backstop Shares.

(c)   Notwithstanding anything to the contrary in this Backstop Subscription Agreement, Issuer shall be entitled to delay the filing or effectiveness of, or suspend the use of, the Registration Statement if it determines that in order for the Registration Statement not to contain a material misstatement or omission, (i) an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, (ii) the negotiation or consummation of a transaction by Issuer or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event Issuer’s board of directors reasonably believes would require additional disclosure by Issuer in the Registration Statement of material information that Issuer has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of Issuer’s board of directors to cause the Registration Statement to fail to comply with applicable disclosure requirements, or (iii) in the good faith judgment of the majority of the members of Issuer’s board of directors, such filing or effectiveness or use of such Registration Statement, would be seriously detrimental to Issuer and the majority of the members of Issuer’s board of directors concludes as a result that it is essential to defer such filing (each such circumstance, a “Suspension Event”); provided, however, that Issuer may not delay or suspend the Registration Statement on more than three occasions or for more than ninety (90) consecutive calendar days, or more than one hundred and twenty (120) total calendar days in each case during any twelve-month period. Upon receipt of any written notice from Issuer of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they were made, in the case of the prospectus) not misleading, Backstop Investor agrees that (i) it will immediately discontinue offers and sales of the Registrable Backstop Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Backstop Investor receives copies of a supplemental or amended prospectus (which Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by Issuer that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by Issuer unless otherwise required by law or subpoena. If so directed by Issuer, Backstop Investor will deliver to Issuer or, in Backstop Investor’s sole discretion destroy, all copies of the prospectus covering the Registrable Backstop Shares in Backstop Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Backstop Shares shall not apply (A) to the extent Backstop Investor is required to retain a copy of such prospectus (1) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (2) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.

(d)   Indemnification.

(i)   Issuer agrees to indemnify, to the extent permitted by law, Backstop Investor (to the extent a seller under the Registration Statement), its directors and officers and each person who controls Backstop Investor (within the meaning of the Securities Act or the Exchange Act), to the extent permitted by law, against all losses, claims, damages, liabilities and reasonable and documented out of pocket expenses (including reasonable and documented outside attorneys’ fees of one law firm (and one firm of local counsel)) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to Issuer by or on behalf of Backstop Investor expressly for use therein.

(ii)   In connection with any Registration Statement in which Backstop Investor is participating, Backstop Investor shall furnish (or cause to be furnished) to Issuer in writing such information and affidavits as Issuer reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify Issuer, its directors and officers and each person or entity who controls Issuer (within the meaning of the Securities Act or the Exchange Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained (or not contained in, in the case of an omission) in any information or affidavit so furnished in writing by on behalf of Backstop Investor expressly for use therein; provided, however, that the liability of Backstop Investor shall be several and not joint with any Other Investor and shall be in proportion to and limited to the net proceeds received by Backstop Investor from the sale of Registrable Backstop Shares giving rise to such indemnification obligation.

(iii)   Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv)   The indemnification provided for under this Backstop Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.

(v)   If the indemnification provided under this Section 7(d) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of the Backstop Investor shall be limited to the net proceeds received by Backstop Investor from the sale of Registrable Backstop Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 7(d)(i), (ii) and (iii) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(d)(v) from any person or entity who was not guilty of such fraudulent misrepresentation.

8.   Termination.   This Backstop Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms without being consummated, (b) upon the mutual written agreement of each of the parties hereto to terminate this Backstop Subscription Agreement, (c) if the conditions to Closing set forth in Section 3 of this Backstop Subscription Agreement are not satisfied, or are not capable of being satisfied, on or prior to the Closing and, as a result thereof, the transactions contemplated by this Backstop Subscription Agreement will not be or are not consummated at the Closing and (iv)the Agreement End Date (as defined in the Transaction Agreement and as it may be extended as described therein) if the Closing has not occurred by such date; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. Issuer shall notify the Backstop Investor of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the termination of this Backstop Subscription Agreement in accordance with this Section 8, any monies paid by the Backstop Investor to Issuer in connection herewith shall be promptly (and in any event within one business day after such termination) returned to the Backstop Investor.

9.   Backstop Investor Covenant.   Backstop Investor hereby agrees that, from the date of this Backstop Subscription Agreement, none of Backstop Investor, its controlled affiliates, or any person or entity acting on behalf of Backstop Investor or any of its controlled affiliates or pursuant to any understanding with Backstop Investor or any of its controlled affiliates will engage in any Short Sales with respect to securities of Issuer prior to the Closing Date. For purposes of this Section 9, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, (i) nothing herein shall prohibit other entities under common management with Backstop Investor that have no knowledge of this Backstop Subscription Agreement or of Backstop Investor’s participation in the Transaction (including Backstop Investor’s controlled affiliates and/or affiliates) from entering into any Short Sales and (ii) if Backstop Investor is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of Backstop Investor’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of Backstop Investor’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Backstop Shares covered by this Backstop Subscription Agreement.

10.   Trust Account Waiver.   The Backstop Investor acknowledges that Issuer is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving Issuer and one or more businesses or assets. The Backstop Investor further acknowledges that, as described in Issuer’s prospectus relating to its initial public offering dated July 27, 2020 (the “IPO Prospectus”) available at www.sec.gov, substantially all of Issuer’s assets consist of the cash proceeds of Issuer’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of Issuer, its public shareholders and the underwriter of Issuer’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to Issuer to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the IPO Prospectus. For and in consideration of Issuer entering into this Backstop Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Backstop Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and irrevocably agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Backstop Subscription Agreement. Backstop Investor agrees and acknowledges that such irrevocable waiver is material to this Backstop Subscription Agreement and specifically relied upon by Issuer and its affiliates to induce Issuer to enter in this Backstop Subscription Agreement, and each such party further intends and understands such waiver to be valid, binding and enforceable against the Backstop Investor and its affiliates under applicable law. To the extent Backstop Investor commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Issuer or its affiliates, which proceeding seeks, in whole or in part, monetary relief against Issuer or its affiliates, the Backstop Investor hereby acknowledges and agrees that the Backstop Investor’s sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Backstop Investor (or any person claiming on any of their behalves or in lieu of any of the Backstop Investor) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein and in the event of any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Issuer or its affiliates, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) in violation of this Backstop Subscription Agreement, Issuer shall be entitled to recover from the Backstop Investor and its affiliates, the associated legal fees and costs in connection with any such action, in the event Issuer or its affiliates, as applicable, prevails in such action or proceeding. Notwithstanding any else in this Section 10, nothing herein shall be deemed to limit the Backstop Investor’s right, title, interest or claim to the Trust Account by virtue of the Backstop Investor’s record or beneficial ownership of any equity interests in Issuer acquired by any means other than pursuant to this Backstop Subscription Agreement.

11.   Miscellaneous.

(a)   Neither this Backstop Subscription Agreement nor any rights that may accrue to the Backstop Investor hereunder (other than the Backstop Shares acquired hereunder, if any) may be transferred or assigned; provided that the Backstop Investor may assign its rights and obligations under this Backstop Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of the

Backstop Investor or an affiliate thereof); provided, further, that no such assignment shall relieve the Backstop Investor of its obligations hereunder.

(b)   Issuer may request from the Backstop Investor such additional information as Issuer may deem necessary to evaluate the eligibility of the Backstop Investor to acquire the Backstop Shares and in connection with the inclusion of the Backstop Shares in the Registration Statement, and the Backstop Investor shall provide such information as may reasonably be requested. The Backstop Investor acknowledges that Issuer may file a copy of this Backstop Subscription Agreement with the SEC as an exhibit to a current or periodic report or a registration statement of Issuer.

(c)   The Backstop Investor acknowledges that Issuer and the Placement Agents (as third-party beneficiaries with the right to enforce Section 4, Section 5, Section 6, Section 10, and Section 11 hereof on their own behalf and not, for the avoidance of doubt, on behalf of Issuer) will rely on the acknowledgments, understandings, agreements, representations and warranties of the Backstop Investor contained in this Backstop Subscription Agreement. Prior to the Closing, the Backstop Investor agrees to promptly notify Issuer and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties of the Backstop Investor set forth herein are no longer accurate. The Backstop Investor acknowledges and agrees that each purchase by the Backstop Investor of Backstop Shares from Issuer will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notification) by the Backstop Investor as of the time of such purchase.

(d)   Issuer, the Placement Agents and the Backstop Investor are each entitled to rely upon this Backstop Subscription Agreement and each is irrevocably authorized to produce this Backstop Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(e)   All of the representations and warranties contained in this Backstop Subscription Agreement shall survive the Closing. All of the covenants and agreements made by each party hereto in this Backstop Subscription Agreement shall survive the Closing until the applicable statute of limitations or in accordance with their respective terms, if a shorter period.

(f)   This Backstop Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties hereto. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties and third-party beneficiaries hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

(g)   This Backstop Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 11(c) with respect to the persons referenced therein, this Backstop Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.

(h)   Except as otherwise provided herein, this Backstop Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(i)   If any provision of this Backstop Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Backstop Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(j)   This Backstop Subscription Agreement may be executed in one or more counterparts (including by electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(k)   The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Backstop Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Backstop Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Backstop Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled to specifically enforce the Backstop Investor’s obligations to fund the Backstop Subscription Amount and the provisions of the Backstop Subscription Agreement of which the Company is an express third-party beneficiary, in each case, on the terms and subject to the conditions set forth herein.

(l)   THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK (OR, TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF NEW YORK, OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW YORK) SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS BACKSTOP SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS BACKSTOP SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS BACKSTOP SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN THIS SECTION 11(L) OF THIS BACKSTOP SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. THIS BACKSTOP SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRED THE APPLICATION OF THE LAW OF ANY OTHER STATE.

(m)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS BACKSTOP SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS BACKSTOP SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS BACKSTOP SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS BACKSTOP SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11(M).

12.   Non-Reliance and Exculpation.   The Backstop Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of Issuer expressly contained in Section 5 of this Backstop Subscription Agreement, in making its investment or decision to invest in Issuer. The Backstop Investor acknowledges and agrees that none of (i) any other investor pursuant to this Backstop Subscription Agreement or any Other Subscription Agreement (including the Other Investors’ respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing) or (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, shall have any liability to the Backstop Investor, or to any Other Investor, pursuant to, arising out of or relating to this Backstop Subscription Agreement or any Other Subscription Agreement, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Backstop Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Backstop Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Issuer, the Company, the Placement Agents or any Non-Party Affiliate (as defined below) concerning the Issuer, the Company, the Placement Agents, any of their respective controlled affiliates, this Backstop Subscription Agreement or the transactions contemplated hereby. For purposes of this Backstop Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of the Issuer, the Company, any Placement Agent or any of the Issuer’s, the Company’s or the Placement Agents’ controlled affiliates or any family member of the foregoing.

The Backstop Investor agrees that none of the Placement Agents shall be liable to it (including in contract, tort, under federal or state securities laws or otherwise) for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the sale of Backstop Shares pursuant to this Backstop Subscription Agreement. On behalf of the Backstop Investor and its affiliates, the Backstop Investor releases the Placement Agents in respect of any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements related to the sale of Backstop Shares pursuant to this Backstop Subscription Agreement. The Backstop Investor agrees not to commence any litigation or bring any claim against any of the Placement Agents in any court or any other forum which relates to, may arise out of, or is in connection with, the sale of Backstop Shares pursuant to this Backstop Subscription Agreement. This undertaking is given freely and after obtaining independent legal advice.

13.   Press Releases.   All press releases or other public communications relating to the transactions contemplated hereby between Issuer and the Backstop Investor, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior approval of (i) Issuer, and (ii) to the extent such press release or public communication references the Backstop Investor or its affiliates or investment advisers by name, the Backstop Investor, which approval shall not be unreasonably withheld or conditioned; provided, that neither Issuer nor the Backstop Investor shall be required to obtain consent pursuant to this Section 13 to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 13. The restriction in this Section 13 shall not apply to the extent the public announcement is required by applicable securities law, any governmental authority or stock exchange rule; provided, that in such an event, the applicable party shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.

14.   Notices.   All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to the Backstop Investor, to the address provided on the Backstop Investor’s signature page hereto.

If to Issuer, to:

ACE Convergence Acquisition Corp.

1013 Centre Road, Suite 403S

Wilmington, DE 19805

Attention:      Behrooz Abdi

Email:            behrooz@acev.io

with copies to (which shall not constitute notice),to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, California 94301

Attention:  Michael Mies

Email:        michael.mies@skadden.com

and

Tempo Automation, Inc.

2460 Alameda St

San Francisco, CA 94103

Attention:      Ryan Benton

Email:            rbenton@tempoautomation.com

and

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

Attention: Ryan J. Maierson

                 Thomas G. Brandt

Email:       ryan.maierson@lw.com

   thomas.brandt@lw.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Backstop Investor has executed or caused this Backstop Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Backstop Investor:	State/Country of Formation or Domicile:

By:	Date:
Name:
Title:

Backstop Investor’s EIN:

Business Address:	Mailing Address-Street (if different):

Telephone No.:	Telephone No.:

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by Issuer in the Closing Notice.

[Signature Page to Backstop Subscription Agreement]

IN WITNESS WHEREOF, Issuer has accepted this Backstop Subscription Agreement as of the date set forth below.

ACE CONVERGENCE ACQUISITION CORP.

By:
Name: Behrooz Abdi
Title: Chief Executive Officer

Date: October 13, 2021

[Signature Page to Backstop Subscription Agreement]

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE BACKSTOP INVESTOR

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the applicable subparagraphs):
☐	We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).
B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):
1.

☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Backstop Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Backstop Investor and under which the Backstop Investor accordingly qualifies as an “accredited investor.”

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;
☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐

Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐	Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or
☐	Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

This page should be completed by the Backstop Investor
and constitutes a part of this Backstop Subscription Agreement.

[Schedule A to Backstop Subscription Agreement]

Annex H

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”), dated as of [•], is made and entered into by and among Tempo Automation Holdings, Inc., a Delaware corporation (the “Company”) (formerly known as ACE Convergence Acquisition Corp., a Cayman Islands exempted company limited by shares prior to its domestication as a Delaware corporation), and the Persons set forth on Schedule I hereto (such stockholders, together with any person or entity who hereafter becomes a party to this Agreement pursuant to Section 2 or Section 8 of this Agreement, the “Securityholders” and each, a “Securityholder”).

WHEREAS, the Company, ACE Convergence Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), and Tempo Automation, Inc., a Delaware corporation (“Legacy Tempo”), entered into that certain Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”; capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.), dated as of October 13, 2021, pursuant to which, among other things, on the date hereof Merger Sub will merge with and into Legacy Tempo, with Legacy Tempo continuing on as the surviving entity (the “Surviving Corporation”) and a wholly owned subsidiary of the Company, on the terms and conditions set forth therein (the “Merger”);

WHEREAS, upon closing of the Merger, each of the Securityholders will own equity interests in the Company; and

WHEREAS, in connection with the Merger, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on transfer of equity interests in the Company.

NOW, THEREFORE, the parties agree as follows:

1.   Subject to the exceptions set forth herein, each Securityholder agrees not to, without the prior written consent of the board of directors of the Company, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any shares of Domesticated Acquiror Common Stock held by it immediately after the effective time of the Merger, any shares of Domesticated Acquiror Common Stock issuable upon the exercise of options to purchase shares of Domesticated Acquiror Common Stock held by it immediately after the effective time of the Merger, or any securities convertible into or exercisable or exchangeable for Domesticated Acquiror Common Stock held by it immediately after the effective time of the Merger (the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) until [the date that is 365 days after the Closing date of the Merger]1 [the date that is 180 days after the Closing date of the Merger]2 (the “Lock-Up Period”), subject to the early release provisions set forth in Section 4 below.

2.   The restrictions set forth in Section 1 shall not apply to:

(i)

in the case of an entity, Transfers (A) to another entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned or (B) as part of a distribution to members, partners, shareholders or equity holders of the undersigned;

(ii)

in the case of an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

1	To be included in lock-up agreement of Legacy Tempo holders and Sponsor.
2	To be included in lock-up agreement of Legacy Aspen holders.

(iii)	in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;
(iv)	in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;
(v)

in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family (as defined below) of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(vi)	in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;
(vii)	in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(viii) Transfers of any shares of Domesticated Acquiror Common Stock or other securities acquired as part of the PIPE Investment (as defined in the Merger Agreement) or issued in exchange for, or on conversion or exercise of, any securities issued as part of the PIPE Investment;

(ix)

Transfers relating to Domesticated Acquiror Common Stock or other securities convertible into or exercisable or exchangeable for Domesticated Acquiror Common Stock acquired in open market transactions after the Closing; provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up Period;

(x)

the exercise of stock options or warrants to purchase shares of Domesticated Acquiror Common Stock or the vesting of stock awards of Domesticated Acquiror Common Stock and any related transfer of shares of Domesticated Acquiror Common Stock in connection therewith (x) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (y) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such shares of Domesticated Acquiror Common Stock, it being understood that all shares of Domesticated Acquiror Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Agreement during the Lock-Up Period;

(xi)

Transfers to the Company pursuant to any contractual arrangement in effect at the effective time of the Merger that provides for the repurchase by the Company or forfeiture of Domesticated Acquiror Common Stock or other securities convertible into or exercisable or exchangeable for Domesticated Acquiror Common Stock in connection with the termination of the Securityholder’s service to the Company;

(xii)

the entry, by a Securityholder, at any time after the effective time of the Merger, of any trading plan providing for the sale of shares of Domesticated Acquiror Common Stock by a Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, however, that such plan does not provide for, or permit, the sale of any shares of Domesticated Acquiror Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

(xiii) Transfers in the event of completion of a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s securityholders having the right to exchange their shares of Domesticated Acquiror Common Stock for cash, securities or other property; and

(xiv) Transfers to satisfy any U.S. federal, state, or local income tax obligations of a Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed by the parties, and such change prevents the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction.

provided, however, that (A) in the case of clauses (i) through (vii), these permitted transferees must enter into a written agreement, in substantially the form of this Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the applicable Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

3.   In the event that the Company releases or waives, in full or in part, any party from a lock-up agreement entered into in connection with the Closing of the Merger, then the same number of Lock-up Shares held by the undersigned as held by such released party shall be immediately and fully released on the same terms from the applicable prohibition(s) set forth herein. The foregoing provisions of this paragraph will not apply if (i) the release or waiver is granted to a holder of Domesticated Acquiror Common Stock in connection with a follow-on public offering of Domesticated Acquiror Common Stock pursuant to a registration statement filed with the SEC, whether or not such offering or sale is wholly or partially a secondary offering of the Domesticated Acquiror Common Stock, and the undersigned, only to the extent the undersigned has a contractual right to demand or require the registration of the undersigned’s Domesticated Acquiror Common Stock or “piggyback” on a registration statement filed by the Company for the offer and sale of its Domesticated Acquiror Common Stock, has been given an opportunity to participate on a basis consistent with such contractual rights in such follow-on offering, (ii)(a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer, (iii) the aggregate number of Lock-Up Shares affected by such releases or waivers (whether in one or multiple releases or waivers) with respect to any particular beneficial or record holder of Lock-Up Shares is less than or equal to 1% of the total number of outstanding shares of Common Stock then-outstanding (on a fully-diluted basis, calculated as of the date of such release or waiver), or (iv) the Company determines in its sole discretion that a release or waiver should be granted to a record or beneficial holder of Lock-Up Shares due to circumstances of emergency or hardship. In the event that the Company changes, amends, modifies or waives (other than to correct a typographical error) any particular provision of any other lock-up agreement entered into in connection with the closing of the Merger, then the undersigned shall be offered the option (but not the requirement) to make a corresponding change, amendment, modification or waiver to this Agreement.

4.   This Agreement shall terminate upon the earlier of (i) the expiration of the Lock-Up Period, (ii) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the Closing date of the Merger that results in all of the public stockholders of the Company having the right to exchange their shares of Domesticated Acquiror Common Stock for cash securities or other property, (iii) the day after the date on which the closing price of the Domesticated Acquiror Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing date of the Merger or (iv) the liquidation of the Company.

5.   In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement.

6.   This Agreement replaces Section 7(a) of that certain Letter Agreement, dated July 27, 2020, among the Company, ACE Convergence Acquisition LLC, and the Company’s officers and directors, which Section 7(a) shall be terminated and, to the extent previously applicable to a Securityholder, of no further effect with respect to such Securityholder upon the Closing of the Merger, and constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

7.   This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing, executed by the Company and the Securityholders holding a majority of the shares then held by the Securityholders in the aggregate as to which this Agreement has not been terminated, executed in the same manner as this Agreement and which makes reference to this Agreement. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties hereto effected in a manner which does not comply with this Section 7 shall be null and void, ab initio.

8.   Except as set forth herein, no party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on each Securityholder and each of its respective successors, heirs and assigns and permitted transferees.

9.   This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced in the Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

10.   This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any joinder to this Agreement by electronic means, including DocuSign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

11.   Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible

12.   The liability of any Securityholder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Securityholder be liable for any other Securityholder’s breach of such other Securityholder’s obligations under this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

TEMPO AUTOMATION HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

STOCKHOLDERS:

[ • ]
By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

SCHEDULE I

STOCKHOLDERS

[ACE Convergence Acquisition LLC

Astrolink International, LLC

Cendana Investments II, LP

Dolby Family Ventures II LP

Draper Associates Investments, LLC

GS Tempo Automation LLC

Industry Ventures Direct, L.P.

Lux Ventures IV, L.P.

Point72 Ventures Investments, LLC

SoftTech VC IV, LP

SoftTech VC PLUS, LP

SQN Venture Income Fund II, LP

Jeffrey McAlvay

Jesse Koenig

Bolt Fund I LP

Joy Weiss

Bill Scmitt

Ryan Benton

Ralph Richart

Dawn Sprague

Jeff Kowalski

Mattias Cedergren]3

[ • ]4

3	To be updated and included in lock-up agreement of Legacy Tempo holders.
4	To be updated and included for the Aspen lock-up agreement.

ANNEX I

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

ACE CONVERGENCE ACQUISITION CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED 27 JULY 2020)

REF: A4374-163935

www.verify.gov.ky File#: 361468	Filed: 27-Jul-2020 15:50 EST Auth Code: F38346357246

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

ACE CONVERGENCE ACQUISITION CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED 27 JULY 2020)

1.	The name of the company is ACE Convergence Acquisition Corp. (the “Company”).
2.	The registered office of the Company will be situated at the offices of Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands or at such other location as the Directors may from time to time determine.
3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Law (as amended) of the Cayman Islands (the “Companies Law”).
4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Law.
5.	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.
6.	The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.
7.	The authorised share capital of the Company is US$55,500 divided into 500,000,000 Class A Ordinary Shares of a nominal or par value of US$0.0001 each; 50,000,000 Class B Ordinary Shares of a nominal or par value of US$0.0001 each and 5,000,000 Preference Shares of a nominal or par value of US$0.0001 each provided always that subject to the Companies Law and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.
8.	The Company may exercise the power contained in Section 206 of the Companies Law to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

I-i

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

ACE CONVERGENCE ACQUISITION CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED 27 JULY 2020)

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Law shall not apply to ACE Convergence Acquisition Corp. (the “Company”) and the following Articles shall comprise the Articles of Association of the Company.

INTERPRETATION

1.	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Applicable Law” means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles” means these amended and restated articles of association of the Company, as amended or substituted from time to time.

“Branch Register” means any branch Register of such category or categories of Members as the Company may from time to time determine.

“Business Combination” means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Company and one or more businesses (the “Target Business”), which: (i) must occur with one or more target businesses with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the Business Combination; and (ii) must not be effectuated with another blank check company or a similar company with nominal operations.

“Business Combination Article” means Articles 13 to 26 of these Articles.

“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company.

“Class A Share” means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Class B Share” means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Commission” means the Securities and Exchange Commission of the United States of America or any other U.S. federal agency for the time administering the Securities Act and the Company Act.

“Company Act” means the U.S. Investment Company Act of 1940, as amended, or any similar U.S. federal statute and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Companies Law” means the Companies Law (as amended) of the Cayman Islands.

“Directors” means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof.

“Designated Stock Exchange” means any national securities exchange or automated quotation system on which the Company’s securities are then traded, including but not limited to The Nasdaq Capital Market.

“Equity-linked Securities” means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Founder Shares” means the Class B Shares initially purchased by the Sponsor in a private placement prior to the consummation of the Offering.

“Initial Shareholders” means the Company’s Sponsor and the other holders of the Founder Shares prior to the consummation of the Offering.

“Investments” means:

(a)	all forms of securities and other financial instruments whatsoever including, without limitation: share capital; stock; shares of beneficial interest; partnership interests, trust interests and similar financial instruments; bonds; notes; debentures (whether subordinated, convertible or otherwise); commodities; currencies; interest rate, currency, commodity, equity and other derivative products, including, without limitation, (i) futures contracts (and options thereon) relating to stock indices, currencies, securities of any governments, other financial instruments and all other commodities; (ii) swaps, options, warrants, caps, collars, floors and forward rate agreements; (iii) spot and forward currency transactions; and (iv) agreements relating to or securing such transactions; equipment lease certificates; equipment trust certificates; loans; credit paper; accounts and notes receivable and payable held by trade or other creditors; trade acceptances; contract and other claims; executory contracts; participations; mutual funds; money market funds; exchange traded funds; structured securities; purchase agreements; obligations of any government and instrumentalities of any of them; commercial paper; certificates of deposit; bankers’ acceptances; choses in action; trust receipts; and other instruments or evidences of indebtedness of whatever kind or nature; in each case, of any Person or government whether or not publicly traded or readily marketable or such other form of security or financial instrument as the Directors may from time to time determine; and
(b)	any investments not otherwise prohibited by the Memorandum of Association, including without limitation the forms of securities listed in (a) above, cash and cash equivalents, physical commodities and bullion or instruments of any kind representing ownership thereof, real estate and property of any kind.

“Indemnification Articles” has the meaning ascribed to it in Article 165 of these Articles.

“Memorandum of Association” means the amended and restated memorandum of association of the Company, as amended or substituted from time to time.

“Offering” means an initial public offering of Shares.

“Offering Shares” means the Shares sold in the Offering, whether such Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are affiliates of the Sponsor.

“Office” means the registered office of the Company as required by the Companies Law.

“Officers” means the officers for the time being and from time to time of the Company.

“Ordinary Resolution” means a resolution:

(c)	passed by a simple majority (or, with respect to a resolution in connection with Article 112 or Article 125(d) of these Articles, not less than two-thirds) of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(d)	approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“Preference Shares” means the Shares in the capital of the Company designated as Preference Shares, and having the rights such rights and being subject to such limitations as shall be determined at the time of their issuance in accordance with these Articles.

“paid up” means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.

“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any person or entity permitted to act as such in accordance with the laws of the Cayman Islands.

“Principal Register”, where the Company has established one or more Branch Registers pursuant to the Companies Law and these Articles, means the Register maintained by the Company pursuant to the Companies Law and these Articles that is not designated by the Directors as a Branch Register.

“Public Shareholders” means the holders of the Offering Shares which are not the Initial Shareholders.

“Redemption Limitation” has the meaning ascribed to it in Article 14 of these Articles.

“Redemption Price” has the meaning ascribed to it in Article 14 of these Articles.

“Redemption Rights” has the meaning ascribed to it in Article 14 of these Articles.

“Register” means the register of Members of the Company required to be kept pursuant to the Companies Law and includes any Branch Register(s) established by the Company in accordance with the Companies Law.

“Registration Statement” means the Company’s registration statement on Form S-1, as filed with the Commission, as may be amended or superseded from time to time.

“Seal” means the common seal of the Company (if adopted) including any facsimile thereof.

“Securities Act” means the Securities Act of 1933 of the United States of America, as amended, or any similar U.S. federal statute and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Secretary” means any Person appointed by the Directors to perform any of the duties of the secretary of the Company.

“Series” means a series of a Class as may from time to time be issued by the Company.

“Share” means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share.

“Shareholder” or “Member” means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber.

“Share Premium Account” means the share premium account established in accordance with these Articles and the Companies Law.

“signed” means bearing a signature or representation of a signature affixed by mechanical means.

“Special Resolution” means a special resolution of the Company passed in accordance with the Companies Law, being a resolution:

(e)	passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or
(f)	approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Sponsor” means ACE Convergence Acquisition LLC, a Delaware limited liability company.

“Treasury Shares” means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

“Trust Account” has the meaning ascribed to it in Article 13 of these Articles.

2.	In these Articles, save where the context requires otherwise:
(a)	words importing the singular number shall include the plural number and vice versa;
(b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;
(c)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;
(d)	reference to a dollar or dollars or USD (or $) and to a cent or cents is reference to dollars and cents of the United States of America;
(e)	reference to a statutory enactment shall include reference to any amendment or reenactment thereof for the time being in force;
(f)	reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case; and
(g)	reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another.
3.	Subject to the preceding Articles, any words defined in the Companies Law shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.	The business of the Company may be commenced at any time after incorporation.
5.	The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.
6.	The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.	The Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Law and these Articles) places as the Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office. The Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Companies Law, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Law and the rules or requirements of any Designated Stock Exchange.

SHARES

8.	Subject to these Articles, and where applicable, the rules of the Designated Stock Exchange, the Commission and/or any competent regulatory authority, all Shares for the time being unissued shall be under the control of the Directors who may:
(a)	issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and
(b)	grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

9.	The Directors, or the Shareholders by Ordinary Resolution, may authorise the division of Shares into any number of Classes and sub-classes and Series and sub-series and the different Classes and sub-classes and Series and sub-series shall be authorised, established and designated (or redesignated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes and Series (if any) may be fixed and determined by the Directors or the Shareholders by Ordinary Resolution.
10.	The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.
11.	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.
12.	The holders of all Shares shall be:
(a)	entitled to dividends in accordance with the relevant provisions of these Articles;
(b)	entitled to the rights on a winding up of the Company in accordance with the relevant provisions of these Articles; and
(c)	entitled to receive notice of and attend general meetings of the Company and shall, except as otherwise provided herein, be entitled to one vote for each Share registered in the name of such holder in the Register of Members, both in accordance with the relevant provisions of these Articles.

BUSINESS COMBINATION REQUIREMENTS

13.	The provisions of this Article 13 shall apply during the period commencing upon the adoption of these Articles and terminating upon the first to occur of the consummation of an initial Business Combination and the full distribution of the Trust Account pursuant to this Article. Immediately after the Offering, a certain amount of the net offering proceeds received by the Company in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Registration Statement shall be deposited in a trust account (the “Trust Account”), established for the benefit of Public Shareholders pursuant to a trust agreement described in the Registration Statement. Except with respect to interest earned on the funds held in the Trust Account that may be released to pay income taxes, if any, the funds held in the Trust Account will not be released from the Trust Account until the earliest to occur of: (1) the completion of an initial Business Combination; (2) the redemption of any Offering Shares properly submitted in connection with a Shareholder vote to amend these Articles (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with an initial Business Combination or to redeem 100% of the Offering Shares if the Company does not complete its initial Business Combination within

18 months from the closing of the Offering or (B) with respect to any other provision relating to Shareholders’ rights or pre-initial Business Combination activity; and (3) the redemption of the Offering Shares if the Company has not completed an initial Business Combination within 18 months from the closing of the Offering, or such later time as the Members may approve in accordance with these Articles, subject to applicable law.
14.	Prior to the consummation of the initial Business Combination, the Company shall provide all Public Shareholders with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Articles 15 and 16 (such rights of such holders to have their Offering Shares redeemed being the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Article 15 (the “Redemption Price”); provided, however, that the Company shall not redeem or repurchase Offering Shares to the extent that such redemption would result in the Company’s net tangible assets being less than US$5,000,001 or such greater amount as the Board of Directors may determine may be necessary to satisfy any closing condition to any initial Business Combination (such limitation hereinafter called the “Redemption Limitation”).
15.	If the Company offers to redeem the Offering Shares other than in conjunction with a Shareholder vote on an initial Business Combination with a proxy solicitation pursuant to Regulation 14A of the Exchange Act and filing proxy materials with the Commission, the Company shall offer to redeem the Offering Shares upon the consummation of the initial Business Combination, subject to lawfully available funds therefor, in accordance with the provisions of Article 14 pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E under the Exchange Act (such rules and regulations hereinafter called the “Tender Offer Rules”) which it shall commence prior to the consummation of the initial Business Combination and shall file tender offer documents with the Commission prior to the consummation of the initial Business Combination that contain substantially the same financial and other information about the initial Business Combination and the Redemption Rights as is required under Regulation 14A under the Exchange Act (such rules and regulations hereinafter called the “Proxy Solicitation Rules”), even if such information is not required under the Tender Offer Rules; provided, however, that if a Shareholder vote is required to approve the proposed initial Business Combination, or the Company decides to submit the proposed initial Business Combination to the Public Shareholders for their approval, the Company shall offer to redeem the Offering Shares, subject to lawfully available funds therefor, in accordance with the provisions of Article 14 hereof in conjunction with a proxy solicitation pursuant to the Proxy Solicitation Rules (and not the Tender Offer Rules) at a price per share equal to the Redemption Price calculated in accordance with the following provisions of this Article 15. In the event that the Company offers to redeem the Offering Shares pursuant to a tender offer in accordance with the Tender Offer Rules or in conjunction with a Shareholder vote on the proposed initial Business Combination pursuant to a proxy solicitation, the Redemption Price per share of the Offering Shares payable to holders of the Offering Shares tendering their Offering Shares pursuant to such tender offer shall be equal to the quotient obtained by dividing: (i) the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest (which interest shall be net of taxes payable) by (ii) the total number of then issued and outstanding Offering Shares. Unless extended by the Company in its sole discretion, holders of Offering Shares seeking to exercise their redemption rights will be required to either tender their certificates (if any) to the Company’s transfer agent prior to the date set forth in the tender offer documents or proxy materials mailed to such holders, or up to two business days prior to the scheduled vote on the proposal to approve our initial Business Combination in the event we distribute proxy materials, or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, rather than simply voting against the initial Business Combination. The tender offer or proxy materials, as applicable, that will be furnished to holders of Offering Shares in connection with the Company’s initial Business Combination will indicate whether the Company is requiring Public Shareholders to satisfy such delivery requirements, which will include the requirement that a beneficial holder must identify itself in order to validly redeem its Shares.
16.	If the Company offers to redeem the Offering Shares in conjunction with a Shareholder vote on an initial Business Combination pursuant to a proxy solicitation, a Public Shareholder, together with any affiliate of such Shareholder or any other person with whom such Shareholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), shall be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the Offering Shares, without the prior consent of the Company.
17.	In the event that the Company has not consummated an initial Business Combination within 18 months from the closing of the Offering, or such later time as the Members may approve in accordance with these Articles, the Company shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Company to pay its income taxes (less up to US$100,000 of such net interest to pay dissolution expenses), by (B) the total number of then issued and outstanding Offering Shares, which redemption will completely extinguish rights of the Public Shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining Public Shareholders and the Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under the Companies Law to provide for claims of creditors and other requirements of applicable law.
18.	If the Company offers to redeem the Offering Shares in conjunction with a Shareholder vote on an initial Business Combination, the Company shall consummate the proposed initial Business Combination only if (i) it is approved by an Ordinary Resolution, and (ii) the Redemption Limitation is not exceeded.
19.	If the Company conducts a tender offer pursuant to Article 15, the Company shall consummate the proposed initial Business Combination only if the Redemption Limitation is not exceeded.
20.	A Public Shareholder shall be entitled to receive funds from the Trust Account only as provided in Articles 14, 15, 16, 17 or 23 of these Articles. In no other circumstances shall a Public Shareholder have any right or interest of any kind in or to distributions from the Trust Account, and no Shareholder other than a Public Shareholder shall have any interest in or to the Trust Account.
21.	Each Shareholder that does not properly exercise its Redemption Rights shall retain its Shares in the Company and shall be deemed to have given its consent to the release of the remaining funds in the Trust Account to the Company, and following payment to any Public Shareholders exercising their Redemption Rights, the remaining funds in the Trust Account shall be released to the Company.
22.	The exercise by a Shareholder of its Redemption Rights shall be conditioned on such Shareholder following the specific procedures for redemptions set forth by the Company in any applicable tender offer or proxy materials sent to the Public Shareholders relating to the proposed initial Business Combination. Payment of the amounts necessary to satisfy the Redemption Rights properly exercised shall be made as promptly as practical after the consummation of the initial Business Combination.
23.	If, in accordance with Article 14, any amendment is made to these Articles (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Offering Shares if the Company has not consummated an initial Business Combination within 18 months from the closing of the Offering, or (ii) with respect to any other provision of these Articles relating to Public Shareholders’ rights or pre-initial Business Combination activity, the Public Shareholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Company to pay its income taxes, divided by the number of then issued and outstanding Offering Shares. The Company’s ability to provide such opportunity is subject to the Redemption Limitation.
24.	The Company’s initial Business Combination must occur with one or more target businesses with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the deferred underwriting discounts and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination.
25.	The Company may enter into a Business Combination with a Target Business that is affiliated with the Sponsor, the Directors or officers of the Company. In the event the Company seeks to complete an initial Business Combination with such a target, the Company, or a committee of independent and disinterested Directors, shall obtain an opinion from an independent investment banking firm which is a member of the Financial Industry Regulatory Authority, Inc., or an independent accounting firm that such Business Combination is fair to the Company from a financial point of view. The Company will not effectuate its initial Business Combination solely with another blank check company or a similar company with nominal operations.
26.	After the issue of Shares in connection with the Offering and prior to the consummation of the initial Business Combination, the Company shall not issue additional Shares or any other securities that that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote as a class with the Offering Shares in respect of any initial Business Combination.

MODIFICATION OF RIGHTS

27.	Whenever the capital of the Company is divided into different Classes (and as otherwise determined by the Directors) the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued Shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by a majority of two-thirds of the votes cast at such a meeting (other than with respect to a waiver of the provisions of the Class B Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class). To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by him. For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes. The Directors may vary the rights attaching to any Class without the consent or approval of Shareholders provided that the rights will not, in the determination of the Directors, be materially adversely varied or abrogated by such action.
28.	The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them or the redemption or purchase of any Shares of any Class by the Company.

CERTIFICATES

29.	Every Person whose name is entered as a member in the Register shall, without payment, be entitled to a certificate within two months after allotment or lodgement of transfer (or within such other period as the conditions of issue shall provide or as any Designated Stock Exchange may from time to time determine) in the form determined by the Directors. All certificates shall specify the Share or Shares held by that person and the amount paid up thereon, provided that in respect of a Share or Shares held jointly by several persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a Share to one of several joint holders shall be sufficient delivery to all. All certificates for Shares shall be delivered personally or sent through the post addressed to the member entitled thereto at the Member’s registered address as appearing in the Register.
30.	Every share certificate of the Company shall bear legends required under the applicable laws, including the Securities Act.
31.	Any two or more certificates representing Shares of any one Class held by any Member may at the Member’s request be cancelled and a single new certificate for such Shares issued in lieu on payment (if the Directors shall so require) of US$1 or such smaller sum as the Directors shall determine.
32.	If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same Shares may be issued to the relevant Member upon request subject to delivery up of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.
33.	In the event that Shares are held jointly by several persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

FRACTIONAL SHARES

34.	The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

LIEN

35.	The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share (whether or not fully paid) registered in the name of a Person indebted or under liability to the Company (whether he is the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by him or his estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it.
36.	The Company may sell, in such manner as the Directors may determine, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his death or bankruptcy.
37.	For giving effect to any such sale the Directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.
38.	The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES

39.	The Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares.
40.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.
41.	If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.
42.	The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.
43.	The Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.
44.	The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors.

FORFEITURE OF SHARES

45.	If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

46.	The notice shall name a further day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.
47.	If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.
48.	A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.
49.	A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares forfeited, but his liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.
50.	A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.
51.	The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.
52.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

53.	Subject to these Articles, the rules or regulations of the Designated Stock Exchange or any relevant securities laws (including, but not limited to the Exchange Act) and any agreements entered into by Shareholders containing restrictions and limitations for transfer of certain Shares, a Shareholder may transfer all or any of his or her Shares.
54.	The instrument of transfer of any Share shall be in (i) any usual or common form; (ii) such form as is prescribed by the Designated Stock Exchange; or (iii) in any other form as the Directors may determine and may be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.
55.	Subject to the terms of issue thereof and the rules or regulations of the Designated Stock Exchange or any relevant securities laws (including, but not limited to the Exchange Act), the Directors may determine to decline to register any transfer of Shares without assigning any reason therefor.
56.	The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine.
57.	All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

TRANSMISSION OF SHARES

58.	The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.
59.	Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.
60.	A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Shareholder, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

ALTERATION OF SHARE CAPITAL

61.	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.
62.	The Company may by Ordinary Resolution:
(a)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;
(b)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;
(c)	subdivide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and
(d)	cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.
63.	The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES

64.	Subject to the Companies Law, the rules or regulations of the Designated Stock Exchange or any relevant securities laws (including, but not limited to the Exchange Act), the Company may:
(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may determine;
(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder;
(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Law, including out of its capital; and
(d)	accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

65.	The redemption of such Shares, except Offering Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:
(a)	Members who hold Offering Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;
(b)	Founder Shares held by the Initial Shareholders shall be surrendered by the Initial Shareholders for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full so that the number of Class B Shares will equal 20 per cent of the Company’s issued Shares after the Offering; and
(c)	Offering Shares shall be repurchased by the Company in the circumstances set out in the Business Combination Article hereof.
66.	Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.
67.	The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.
68.	The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

TREASURY SHARES

69.	Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Law. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.
70.	No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) may be declared or paid in respect of a Treasury Share.
71.	The Company shall be entered in the Register as the holder of the Treasury Shares provided that:
(a)	the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;
(b)	a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Law, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.
72.	Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

GENERAL MEETINGS

73.	The Directors may, whenever they think fit, convene a general meeting of the Company.
74.	Subject to these Articles, for so long as the Company’s Shares are traded on a Designated Stock Exchange, the Company may, but shall not (unless required by the Companies Law) be obliged to, in each year hold a general meeting as its annual general meeting at such time and place as may be determined by the Directors in accordance with the rules of the Designated Stock Exchange.
75.	The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Directors shall give Shareholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.
76.	If at any time there are no Directors, any two Shareholders (or if there is only one Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

NOTICE OF GENERAL MEETINGS

77.	At least seven calendar days’ notice in writing counting from the date service is deemed to take place as provided in these Articles specifying the place, the day and the hour of the meeting and the general nature of the business, and shall be given in the manner hereinafter mentioned or as may be prescribed by the rules of the Designated Stock Exchange or in such other manner, if any, as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:
(a)	in the case of an annual general meeting, by all the Members (or their proxies) entitled to attend and vote thereat; and
(b)	in the case of an extraordinary general meeting, by a majority in number of the Members (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than ninety-five per cent in par value of the Shares giving that right.
78.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.
79.	No business may be transacted at an annual general meeting, other than business that is either (i) specified in the notice of the annual general meeting (or any supplement thereto) given by or at the direction of the Directors, (ii) otherwise properly brought before the annual general meeting by or at the direction of the Directors. Notwithstanding anything in this Article to the contrary, only persons nominated for election as a Director to fill any term of a Directorship that expires on the date of the annual general meeting pursuant to these Articles will be considered for election at such meeting.

PROCEEDINGS AT GENERAL MEETINGS

80.	All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Directors or of the Company’s auditors, and the fixing of the remuneration of the Company’s auditors. No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.
81.	No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding at least a majority of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum.
82.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.
83.	If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of a telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.
84.	The chairman, if any, of the Directors shall preside as chairman at every general meeting of the Company.

85.	If there is no such chairman, or if at any general meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, any Director or Person nominated by the Directors shall preside as chairman, failing which the Shareholders present in person or by proxy shall choose any Person present to be chairman of that meeting.
86.	The chairman may adjourn a meeting from time to time and from place to place either:
(a)	with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting); or
(b)	without the consent of such meeting if, in his sole opinion, he considers it necessary to do so to:
(i)	secure the orderly conduct or proceedings of the meeting; or
(ii)	give all persons present in person or by proxy and having the right to speak and / or vote at such meeting, the ability to do so,

but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

87.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman or one or more Shareholders present in person or by proxy entitled to vote, and unless a poll is so demanded, a declaration by the chairman that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.
88.	If a poll is duly demanded it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.
89.	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.
90.	A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

VOTES OF SHAREHOLDERS

91.	Subject to any rights and restrictions for the time being attached to any Share, on a show of hands every Shareholder present in person and every Person representing a Shareholder by proxy shall, at a general meeting of the Company, each have one vote and on a poll every Shareholder and every Person representing a Shareholder by proxy shall have one vote for each Share of which he or the Person represented by proxy is the holder.
92.	In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.
93.	A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by him, whether on a show of hands or on a poll, by his committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.
94.	No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him in respect of Shares carrying the right to vote held by him have been paid.

95.	On a poll votes may be given either personally or by proxy.
96.	The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an Officer or attorney duly authorised. A proxy need not be a Shareholder.
97.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.
98.	The instrument appointing a proxy shall be deposited at the Office or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.
99.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.
100.	A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

101.	Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Shareholder or Director.

CLEARING HOUSES

102.	If a clearing house (or its nominee) is a Member of the Company it may, by resolution of its directors or other governing body or by power of attorney, authorise such person or persons as it thinks fit to act as its representative or representatives at any general meeting of the Company or at any general meeting of any class of Members of the Company provided that, if more than one person is so authorised, the authorisation shall specify the number and class of Shares in respect of which each such person is so authorised. A person so authorised pursuant to this Article shall be entitled to exercise the same powers on behalf of the clearing house (or its nominee) which he represents as that clearing house (or its nominee) could exercise if it were an individual Member holding the number and Class of Shares specified in such authorisation.

DIRECTORS

103.	Subject to Article 107, the Company may by Ordinary Resolution appoint any Person to be a Director or may by Ordinary Resolution remove any Director.
104.	The Company may by Ordinary Resolution from time to time fix the maximum and minimum number of Directors to be appointed but unless such numbers are fixed as aforesaid the minimum number of Directors shall be one and the maximum number of Directors shall be unlimited.
105.	There shall be no shareholding qualification for Directors unless determined otherwise by Ordinary Resolution.
106.	The Directors shall have power at any time and from time to time to appoint any Person to be a Director, either as a result of a casual vacancy or as an additional Director, subject to the maximum number (if any) imposed by Ordinary Resolution.
107.	For so long as the Company’s Shares are traded on a Designated Stock Exchange, any and all vacancies in the board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the board of Directors, and not by the Members. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. When the number of Directors is increased or decreased, the board of Directors shall, subject to Article Error! Reference source not found. above, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full board of Directors until the vacancy is filled.

DIRECTOR’S FEES AND EXPENSES

108.	The ordinary remuneration of the Directors shall from time to time be determined by the Company in a general meeting or by the board of Directors (as the case may be) and shall (unless otherwise directed by the resolution by which it is voted) be divided amongst the board of Directors in such proportions and in such manner as the board of Directors may agree such remuneration shall be in addition to any other remuneration to which a Director who holds any salaried employment or office in the Company may be entitled by reason of such employment or office.
109.	Each Director shall be entitled to be repaid or prepaid all necessary travelling, hotel and incidental expenses incurred by him in attending meetings of the Directors or committees of the Directors or general meetings or separate meetings of any class of shares or of debentures of the Company or otherwise in connection with the discharge of his duties as a Director.

ALTERNATE DIRECTOR

110.	Any Director may in writing appoint another Person to be his alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors. Every such alternate shall be entitled to attend and vote at meetings of the Directors as the alternate of the Director appointing him and where he is a Director to have a separate vote in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall not be an Officer solely as a result of his appointment as an alternate other than in respect of such times as the alternate acts as a Director. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

POWERS AND DUTIES OF DIRECTORS

111.	Subject to the Companies Law, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.
112.	The Directors may from time to time appoint any Person, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company (including, for the avoidance of doubt and without limitation, any chairman (or co-chairman) of the board of Directors, vice chairman of the board of Directors, one or more chief executive officers, presidents, a chief financial officer, a secretary, a treasurer, vice-presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries or any other officers as may be determined by the Directors), for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any Person so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.
113.	The Directors may appoint any Person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.
114.	The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

115.	The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him.
116.	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.
117.	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Person to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such Person.
118.	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.
119.	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.
120.	The Directors may agree with a Shareholder to waive or modify the terms applicable to such Shareholder’s subscription for Shares without obtaining the consent of any other Shareholder; provided that such waiver or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Shareholders.

BORROWING POWERS OF DIRECTORS

121.	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

122.	The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.
123.	The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

124.	Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS

125.	The office of Director shall be vacated, if the Director:
(a)	becomes bankrupt or makes any arrangement or composition with his creditors;
(b)	dies or is found to be or becomes of unsound mind;
(c)	resigns his office by notice in writing to the Company;
(d)	is removed from office by Ordinary Resolution;
(e)	is removed from office by notice addressed to him at his last known address and signed by all of his co-Directors (not being less than two in number); or
(f)	is removed from office pursuant to any other provision of these Articles.

PROCEEDINGS OF DIRECTORS

126.	The Directors may meet together (either within or outside the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the chairman shall have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.
127.	A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.
128.	The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed, if there be two or more Directors the quorum shall be two, and if there be one Director the quorum shall be one. A Director represented by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.
129.	A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.
130.	A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

131.	Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.
132.	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:
(a)	all appointments of Officers made by the Directors;
(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and
(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.
133.	When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.
134.	A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or his duly appointed alternate.
135.	The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.
136.	The Directors may elect a chairman of their meetings and determine the period for which he is to hold office but if no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting.
137.	Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.
138.	A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.
139.	All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

DIVIDENDS

140.	Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Law and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.
141.	Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.
142.	The Directors may determine, before recommending or declaring any dividend, to set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the determination of the Directors, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.
143.	Any dividend may be paid in any manner as the Directors may determine. If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.
144.	The Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Shareholder (or the Company, as a result of any action or inaction of the Shareholder) is liable).
145.	Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.
146.	If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.
147.	No dividend shall bear interest against the Company.

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION

148.	The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.
149.	The books of account shall be kept at the Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.
150.	The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by Ordinary Resolution.
151.	The accounts relating to the Company’s affairs shall only be audited if the Directors so determine, in which case the accounting principles will be determined by the Directors. The financial year of the Company shall end on 31 December of each year or such other date as the Directors may determine.
152.	Without prejudice to the freedom of the Directors to establish any other committee, if the Shares are listed or quoted on the Designated Stock Exchange, and if required by the Designated Stock Exchange, the Directors shall establish and maintain an audit committee as a committee of the board of Directors and shall adopt a formal written audit committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the audit committee shall comply with the rules and regulations of the Commission, the Designated Stock Exchange, any competent regulatory authority and/or under applicable law.
153.	The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Law and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

CAPITALISATION OF RESERVES

154.	Subject to the Companies Law and these Articles, the Directors may:
(a)	resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;
(b)	appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)	make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;
(d)	authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:
(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or
(ii)

the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to any of the actions contemplated by this Article.

SHARE PREMIUM ACCOUNT

155.	The Directors shall in accordance with the Companies Law establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.
156.	There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the determination of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Law, out of capital.

NOTICES

157.	Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it airmail or air courier service in a prepaid letter addressed to such Shareholder at his address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.
158.	Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

159.	Any notice or other document, if served by:
(a)	post, shall be deemed to have been served five clear days after the time when the letter containing the same is posted;
(b)	facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;
(c)	recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or
(d)	electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

160.

Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

161.	Notice of every general meeting of the Company shall be given to:
(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and
(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

INDEMNITY

162.

To the fullest extent permitted by law, every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other Officer (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions or proceedings whether threatened, pending or completed (a “Proceeding”), costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own actual fraud, wilful default or wilful neglect as determined by a court of competent jurisdiction, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment), in the execution or discharge of his duties, powers, authorities or discretions, or in respect of any actions or activities undertaken by an Indemnified Person provided for and in accordance with these Articles, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending or otherwise being involved in, (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere. Each Member shall waive any claim or right of action he or she might have, whether individually or by or in the right of the Company, against any Indemnified Person on account of any action taken by such Indemnified Person, or the failure of such Indemnified Person to take any action in the performance of his duties with or for the Company; provided that such waiver shall not extend to any matter in respect of any actual fraud, wilful default or wilful neglect, which may attach to such Indemnified Person.

163.	No Indemnified Person shall be liable:
(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company; or
(b)	for any loss on account of defect of title to any property of the Company; or

(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or
(d)	for any loss incurred through any bank, broker or other similar Person; or
(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or
(f)	for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction.

164.

The Company shall pay the expenses (including attorneys’ fees) incurred by a Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article or otherwise.

165.

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

166.

Neither any amendment nor repeal of these Articles set forth under this heading of “Indemnity” (the “Indemnification Articles”), nor the adoption of any provision of the Memorandum of Association or Articles inconsistent with the Indemnification Articles, shall eliminate or reduce the effect of the Indemnification Articles, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for these Indemnification Articles, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

167.

The rights to indemnification and advancement of expenses conferred on any indemnitee by this Article shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire. The rights to indemnification and advancement of expenses conferred by this Article shall be contract rights and such rights shall continue as to an Indemnified Person who has ceased to be a Director or officer and shall inure to the benefit of his or her heirs, executors and administrators.

NON-RECOGNITION OF TRUSTS

168.

Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Law requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

WINDING UP

169.	If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as he thinks fit in satisfaction of creditors’ claims.
170.

If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

AMENDMENT OF ARTICLES OF ASSOCIATION

171.	Subject to the Companies Law and the rights attaching to the various Classes, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

CLOSING OF REGISTER OR FIXING RECORD DATE

172.

For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may by any means in accordance with the requirements of any Designated Stock Exchange provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case 40 days. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

173.

In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

174.

If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION

175.

The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

MERGERS AND CONSOLIDATION

176.	The Company may merge or consolidate in accordance with the Companies Law.
177.	To the extent required by the Companies Law, the Company may by Special Resolution resolve to merge or consolidate the Company.

DISCLOSURE

178.

The Directors, or any authorised service providers (including the Officers, the Secretary and the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any Designated Stock Exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

CLASS B SHARE CONVERSION

179.

The rights attaching to all Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to Articles 27 and 108) with the exception that the holder of a Class B Share shall have the conversion rights referred to in this Article.

180.

Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”): (a) at any time and from time to time at the option of the holders thereof, and (b) automatically on the day of the closing of a Business Combination.

181.

Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued or deemed issued in connection with a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, in the aggregate, on an as-converted basis, 20 per cent of the sum of all Class A Shares outstanding after such conversion (after giving effect to any redemptions of Class A Shares pursuant to the Business Combination Article),including the total number of Class A Shares issued or deemed issued or issuable upon conversion or exercise of any Equity-linked Securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the Business Combination, excluding any Class A Shares or Equity-linked Securities exercisable for or convertible into Class A Shares issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor, Officers or Directors upon conversion of working capital loans.

182.

Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Modification of Rights Article hereof.

183.

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

184.

Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

185.

References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

186.	Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

BUSINESS OPPORTUNITIES

187.

To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

188.

Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

189.

To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

Annex J

CERTIFICATE OF INCORPORATION

OF

TEMPO AUTOMATION HOLDINGS, INC.

ARTICLE I

NAME

The name of the corporation is Tempo Automation Holdings, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 919 North Market Street, Suite 950, in the City of Wilmington, County of New Castle, 19808, and the name of its registered agent at such address is InCorp Services, Inc.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

CAPITAL STOCK

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation shall have authority to issue is [ • ]. The total number of shares of Common Stock that the Corporation is authorized to issue is [ • ], having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is [ • ], having a par value of $0.0001 per share.

The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A.COMMON STOCK.

1.   General.   The voting, dividend, liquidation, and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

2.   Voting.

a.	Except as otherwise provided herein (including any Certificate of Designation) or otherwise required by law, the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.
b.	Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one (1) vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter.

c.	Except as otherwise provided herein (including any Certificate of Designation) or otherwise required by law, at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.
d.	Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Certificate of Designation) or pursuant to the DGCL.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3.   Dividends.   Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

4.   Liquidation.   Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

B.PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate (including any Certificate of Designation).

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V

BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A.   Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible and designated as Class I, Class II and Class III. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the date of this Certificate; the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the date of this Certificate; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the date of this Certificate. At each annual meeting of the stockholders of the Corporation beginning with the first annual meeting of the stockholders following the date of this Certificate, subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of the stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II and Class III.

B.   Except as otherwise expressly provided by the DGCL or this Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors. Directors shall be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

C.   Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

D.   Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

E.   Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article V, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article V, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F.   In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”). In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate (including any

Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

G.   The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VI

SOLE INCORPORATOR

The name and address of the sole incorporator of the Company (the “Sole Incorporator”) is as follows:

[ • ]

ARTICLE VII

STOCKHOLDERS

A.   Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B.   Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or the President, and shall not be called by any other person or persons.

C.   Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VIII

LIABILITY

No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of the Certificate inconsistent with this Article VIII, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE IX

INDEMNIFICATION

A.   To the fullest extent permitted by the DGCL or any other applicable law, as it presently exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she or a person for whom he or she is the legal representative is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding; provided that such indemnitee acted in good faith and in a manner such indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such indemnitee’s conduct was unlawful. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Article IX or otherwise. The rights to indemnification and advancement of expenses conferred by this Article IX shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Article IX, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

B.   The rights to indemnification and advancement of expenses conferred on any indemnitee by this Article IX shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

C.   Any repeal or amendment of this Article IX by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Article IX, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

D.   This Article IX shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE X

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws of the Corporation or this Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article X, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article X. Notwithstanding the foregoing, the provisions of this Article X shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

ARTICLE XI

AMENDMENTS

A.   Notwithstanding anything contained in this Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Part B of Article IV, Article V, Article VII, Article VIII, Article IX, Article X, and this Article XI.

B.   If any provision or provisions of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate (including, without limitation, each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate (including, without limitation, each such portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

[Signature Page Follows]

I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this                 day of                , 20 .

[Name]
Sole Incorporator

[Signature Page to Certificate of Incorporation]

Annex K

Bylaws of

Tempo Automation Holdings, Inc.

(a Delaware corporation)

K-i

K-ii

Bylaws of

Tempo Automation Holdings, Inc.

Article I — Corporate Offices

1.1   Registered Office.

The address of the registered office of Tempo Automation Holdings, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2   Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business and affairs of the Corporation may require.

Article II — Meetings of Stockholders

2.1   Place of Meetings.

Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office, whether within or outside of the State of Delaware.

2.2   Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting in accordance with Section 2.4. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

2.3   Special Meeting.

Special meetings of the stockholders may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. The Board may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.

2.4   Notice of Business to be Brought before a Meeting.

(a)   At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by or at the direction of the Board or the Chairman of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 2.3, and stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5, and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5.

(b)   For business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation; provided, further, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(c)   To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary of the Corporation shall set forth:

(i)   As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(ii)   As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) a representation that such Proposing Person intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (G) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(iii)   As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws, the language of the proposed amendment), and (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(c)(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(d)   A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(e)   Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(f)   This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the

Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(g)   For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

2.5   Notice of Nominations for Election to the Board.

(a)   Nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws, or (ii) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (ii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting.

(b)   (i)   Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5.

(ii)   Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (i) provide Timely Notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.

(iii)   In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(iv)   In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by shareholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.5(b)(ii) or (iii) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.

(c)   To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary of the Corporation shall set forth:

(i)   As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(c)(i), except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(i));

(ii)   As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(c)(ii), except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(ii) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(c)(ii) shall be made with respect to the election of directors at the meeting); and

(iii)   As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(f).

For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.

(d)   A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(e)   In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(f)   To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary of the Corporation at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the

Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed to the Corporation and (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(g)   The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s corporate governance guidelines.

(h)   A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.5, if necessary, so that the information provided or required to be provided pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(i)   No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(j)   Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5.

2.6   Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.7   Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.8 until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.8   Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

2.9   Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.10   Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.11   Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.12   Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

2.13   List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.13 or to vote in person or by proxy at any meeting of stockholders.

2.14   Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.

Such inspectors shall:

(i)   determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii)   count all votes or ballots;

(iii) count and tabulate all votes;

(iv)   determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v)   certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.

2.15   Delivery to the Corporation.

Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

Article III — Directors

3.1   Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2   Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3   Election, Qualification and Term of Office of Directors.

Except as provided in Section 3.4, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal.

Directors need not be stockholders or residents of the State of Delaware. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4   Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.

Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

3.5   Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6   Regular Meetings.

Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.

3.7   Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the Chief Executive Officer, the President or the Secretary of the Corporation or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i)	delivered personally by hand, by courier or by telephone;
(ii)	sent by United States first-class mail, postage prepaid;
(iii)	sent by facsimile or electronic mail; or
(iv)	sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twenty-four (24) hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four (4) days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8   Quorum.

At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9   Board Action without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

3.10   Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Article IV — Committees

4.1   Committees of Directors.

The Board may designate one (1) or more committees, each committee to consist, of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2   Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3   Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i)   Section 3.5 (place of meetings; meetings by telephone);

(ii)   Section 3.6 (regular meetings);

(iii)  Section 3.7 (special meetings; notice);

(iv)  Section 3.9 (board action without a meeting); and

(v)  Section 7.13 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members; provided, however, that:

(i)   the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii)   special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii)   the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

4.4   Subcommittees.

Unless otherwise provided in the Certificate of Incorporation, these bylaws or the resolutions of the Board designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Article V — Officers

5.1   Officers.

The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Chief Operating Officer, a Treasurer, one (1) or more Vice Presidents, one (1) or more Assistant Vice Presidents, one (1) or more Assistant Treasurers, one (1) or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.

5.2   Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3.

5.3   Subordinate Officers.

The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4   Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5   Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Section 5.2.

5.6   Representation of Shares of Other Corporations.

The Chairperson of the Board, the Chief Executive Officer, or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7   Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

5.8   Compensation.

The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

Article VI — Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

Article VII — General Matters

7.1   Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

7.2   Stock Certificates.

The shares of the Corporation shall be represented by certificates or shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, the Chief Executive Officer, the President, Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

7.3   Special Designation of Certificates.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.4   Lost Certificates.

Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.5   Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.6   Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.7   Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.8   Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.9   Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.10   Transfer of Stock.

Shares of the stock of the Corporation shall be transferable in the manner prescribed by law and in these bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

7.11   Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.12   Registered Stockholders.

The Corporation:

(i)   shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii)   shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.13   Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII — Notice

8.1   Delivery of Notice; Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the

Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)   if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)   if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii)   if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an Assistant Secretary of the Corporation or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Article IX — Indemnification

9.1   Indemnification of Directors and Officers.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL or any other applicable law, as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or non-profit entity, including service with respect to employee benefit plans (hereinafter, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as director, officer, employee, or agent, or in any other capacity while serving as director, officer, employee or agent, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with any such Proceeding; provided that such indemnitee acted in good faith and in a manner such indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such indemnitee’s conduct was unlawful. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.4, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such indemnitee only if the Proceeding was authorized in the specific case by the Board.

9.2   Indemnification of Others.

The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by the DGCL or any other applicable law, as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

9.3   Prepayment of Expenses.

In addition to the obligation to indemnify conferred in Section 9.1, the Corporation shall to the fullest extent not prohibited by the DGCL or any other applicable law pay the expenses (including attorneys’ fees) incurred by any indemnitee, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by or on behalf of the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX — or otherwise.

9.4   Determination; Claim.

If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX — is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article IX — is not paid in full within twenty (20) days, after a written claim therefor has been received by the Corporation the indemnitee may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

9.5   Non-Exclusivity of Rights.

The rights conferred on any person by this Article IX — shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

9.6   Insurance.

The Corporation shall purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

9.7   Other Indemnification.

The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

9.8   Continuation of Indemnification.

The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX — shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

9.9   Amendment or Repeal; Interpretation.

The provisions of this Article IX — shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these bylaws), in consideration of such person’s performance of such services, and pursuant to this Article IX — the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article IX — are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses bylaws. With respect to any directors or officers of the Corporation who commence service following adoption of these bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article IX — shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

Any reference to an officer of the Corporation in this Article IX — shall be deemed to refer exclusively to the Chief Executive Officer, the President and the Secretary of the Corporation, or other officer of the Corporation appointed by (x) the Board pursuant to Article V — or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V — , and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX — .

Article X — Amendments

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.

Article XI — Forum Selection

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative Proceeding brought on behalf of the Corporation, (ii) any Proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any Proceeding arising pursuant to any provision of the DGCL or the Certificate of Incorporation or these bylaws (as either may be amended from time to time) or (iv) any Proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article XI — , the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI — . Notwithstanding the foregoing, the provisions of this Article XI — shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any paragraph of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

Article XII — Definitions

As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

Tempo Automation Holdings, Inc.

Certificate of Bylaws

The undersigned hereby certifies that [he][she] is the duly elected, qualified, and acting Secretary of Tempo Automation Holdings, Inc., a Delaware corporation (the “Corporation”), and that the foregoing bylaws were approved on                     , 2021, effective as of                      , 2021, by the Corporation’s board of directors.

IN WITNESS WHEREOF, the undersigned has hereunto set [his][her] hand this                       day of                      , 2021.

[Name]
[Full Title of Secretary]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.   Indemnification of directors and officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. ACE’s amended and restated memorandum and articles of association provided for indemnification of ACE’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

ACE has entered into agreements with ACE’s officers and directors to provide contractual indemnification in addition to the indemnification provided for in ACE’s amended and restated memorandum and articles of association. ACE has purchased a policy of directors’ and officers’ liability insurance that insures ACE’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against ACE’s obligations to indemnify ACE’s officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, ACE has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.   Exhibits and Financial Statements Schedules.

(a)   Exhibits.

Exhibit	Description
2.1+

Agreement and Plan of Merger, dated as of October 13, 2021, by and among the Registrant, ACE Convergence Subsidiary Corp. and Tempo Automation, Inc., as amended from time to time (included as Annex A to the proxy statement/prospectus).

2.2+*	Plan of Domestication, dated as of, 2021.
3.1	Amended and Restated Memorandum and Articles of Association of the Registrant (included as Annex I to the proxy statement/prospectus).
3.2	Form of Certificate of Incorporation of Tempo Automation Holdings, Inc., to become effective upon completion of the Domestication (included as Annex J to the proxy statement/prospectus).
3.3	Form of By-Laws of Tempo Automation Holdings, Inc., to become effective upon completion of the Domestication (included as Annex K to the proxy statement/prospectus).
4.1(2)	Specimen Warrant Certificate of ACE Convergence Acquisition Corp.
4.2(1)	Warrant Agreement, dated July 27, 2020, between the Registrant and Continental Stock Transfer & Trust Company, as warrant agent.
4.3*	Specimen Common Stock Certificate of Tempo Automation, Inc.
4.4*	Form of Certificate of Corporate Domestication of Tempo Automation Holdings, Inc.
5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
10.1(3)	Promissory Note, dated May 28, 2020, issued to ACE Convergence Acquisition LLC.
10.2(1)	Letter Agreement, dated July 27, 2020, among the Registrant, the Registrant’s directors and officers and ACE Convergence Acquisition LLC.
10.3(1)	Investment Management Trust Agreement, dated July 27, 2020, between Continental Stock Transfer & Trust Company, as trustee, and the Registrant.

Exhibit	Description
10.4(1)	Registration Rights Agreement, dated July 27, 2020, among the Registrant, ACE Convergence Acquisition LLC and certain security holders.
10.5(1)	Sponsor Warrants Purchase Agreement, dated July 27, 2020, between the Registrant and ACE Convergence Acquisition LLC.
10.6(1)	Administrative Services Agreement, dated July 27, 2020, between the Registrant and ACE Convergence Acquisition LLC.
10.7

Sponsor Support Agreement, dated October 13, 2021, by and among ACE Convergence Acquisition LLC, the Registrant, certain of ACE’s directors, officers and initial shareholders and Tempo Automation, Inc. (included as Annex B to the proxy statement/prospectus).

10.8

Tempo Holders Support Agreement, dated October 13, 2021, by and among the Registrant, Tempo Automation, Inc. and certain stockholders of Tempo Automation, Inc. (included as Annex C to the proxy statement/prospectus).

10.9	Form of PIPE Common Stock Subscription Agreement, by and between the Registrant and the undersigned subscriber party thereto (included as Annex E to the proxy statement/prospectus).
10.10	Form of PIPE Convertible Note Subscription Agreement, by and between the Registrant and the undersigned subscriber party thereto (included as Annex F to the proxy statement/prospectus).
10.11	Form of Backstop Subscription Agreement, by and between the Registrant and the undersigned subscriber party thereto (included as Annex G to the proxy statement/prospectus).
10.12

Form of Amended and Restated Registration Rights Agreement by and among the Registrant, ACE Convergence Acquisition LLC, the other parties to the Sponsor Support Agreement and certain former stockholders of Tempo Automation, Inc. (included as Annex D to the proxy statement/prospectus).

10.13

Form of Lock-Up Agreement by and between the Registrant, ACE Convergence Acquisition LLC and certain former stockholders of Tempo Automation, Inc. and Compass AC Holdings, Inc. party thereto (included as Annex H to the proxy statement/prospectus).

10.14*	Form of Tempo Automation Holdings, Inc. 2022 Incentive Award Plan.
10.15*	Form of Tempo Automation Holdings, Inc. 2022 Employee Stock Purchase Plan.
10.16*	Form of Indemnification Agreement of Tempo Automation Holdings, Inc.
10.17*	Indemnity Agreement, dated, between the Registrant and.
10.18*	Employment Agreement, dated , between Tempo Automation Holdings, Inc. and .
21.1*	List of Subsidiaries of Registrant.
23.1	Consent of WithumSmith+Brown, PC.
23.2	Consent of BDO USA, LLP.
23.3	Consent of Grant Thornton LLP.
23.4	Consent of Holthouse Carlin & Vant Trigt LLP.
23.5*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this Registration Statement)
99.1*	Form of Proxy Card for the Registrant’s Extraordinary General Meeting.
99.2	Consent of Joy Weiss to be named as a director.
99.3	Consent of Behrooz Abdi to be named as a director.

*     To be filed by amendment.

+     Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

(1)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on July 31, 2020.
(2)	Incorporated by reference to Exhibit 4.3 filed with the Form S-1 filed by the Registrant on July 10, 2020.
(3)	Incorporated by reference to Exhibit 10.1 filed with the Amendment to the Form S-1 filed by the Registrant on July 6, 2020.

Item 22.   Undertakings.

1.    The undersigned Registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
B.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.
C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
D.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
E.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3.    The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.    The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

5.    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

6.    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on the 12th day of November, 2021.

ACE CONVERGENCE ACQUISITION CORP.

By:	/s/ Behrooz Abdi

Name: Behrooz Abdi
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Behrooz Abdi and Denis Tse as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign one or more Registration Statements on Form S-4, or other appropriate form, and all amendments thereto, including post-effective amendments, of ACE Convergence Acquisition Corp. and to file the same, with any exhibits thereto, with the Securities and Exchange Commission, or any state securities department or any other federal or state agency or governmental authority granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Behrooz Abdi	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	November 12, 2021
Behrooz Abdi

/s/ Minyoung Park	Chief Financial Officer (Principal Financial and Accounting Officer)	November 12, 2021
Minyoung Park

/s/ Denis Tse	Secretary and Director	November 12, 2021
Denis Tse

/s/ Kenneth Klein	Director	November 12, 2021
Kenneth Klein

/s/ Omid Tahernia	Director	November 12, 2021
Omid Tahernia

/s/ Ryan Benton	Director	November 12, 2021
Ryan Benton

/s/ Raquel Chmielewski	Director	November 12, 2021
Raquel Chmielewski